UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 2)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SOCIAL LEVERAGE ACQUISITION CORP I

(Name of Registrant as Specified in its Charter)

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PRELIMINARY PROXY STATEMENT, DATED JANUARY 20, 2023, SUBJECT TO COMPLETION

Dear Stockholder:

On July 31, 2022, Social Leverage Acquisition Corp I, a Delaware corporation (“SLAC”), entered into a Business Combination Agreement (as may be amended from time to time, the “Business Combination Agreement”), by and among SLAC, SLAC Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SLAC (“Merger Sub”), and W3BCLOUD Holdings Inc., a Delaware corporation (the “Company”). The transactions contemplated by the Business Combination Agreement will constitute a “business combination” as contemplated by SLAC’s current charter. For purposes of this proxy statement, “New W3BCLOUD” means W3BCLOUD, Inc. (f/k/a Social Leverage Acquisition Corp I) and its consolidated subsidiaries, after giving effect to the Business Combination (as defined below).

In accordance with the Business Combination Agreement, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving corporation (such merger, the “Merger,” and together with the other transactions contemplated by the Business Combination Agreement and the ancillary agreements thereto, the “Business Combination”). As a result of the Business Combination, the Company will become a direct, wholly-owned subsidiary of SLAC.

Concurrently with the entry into the Business Combination Agreement, Social Leverage Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), SLAC’s officers and directors (together with the Sponsor, the “Insiders”), SLAC and the Company entered into an amended and restated letter agreement (the “Sponsor Letter Agreement”), pursuant to which the Insiders agreed to, among other things, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (i) vote in favor of the transaction proposals set forth in this proxy statement (including the proposal to approve the Business Combination Agreement and the related transactions contemplated therein) at the Special Meeting (as defined below), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of SLAC or any other anti-dilution or similar protection with respect to the SLAC common stock (whether resulting from the transactions contemplated by the Business Combination Agreement, Subscription Agreements (as defined in the Business Combination Agreement) or otherwise), (iii) not redeem or otherwise exercise any right to redeem any of his, her or its SLAC equity securities; (iv) be bound by certain transfer restrictions with respect to his, her or its SLAC equity securities prior to the closing of the Business Combination (the “Closing,”) provided that such transfer restrictions shall apply to 50% of Restricted Sponsor Shares (as defined in the Sponsor Letter Agreement) from the Closing and through the date that is five years after the date on which the closing of the transactions contemplated by the Business Combination Agreement occurs, unless and until the volume weighted average price (“VWAP”) of the SLAC Class A common stock equals or exceeds $12.50 for any twenty (20) trading days out of a period of thirty (30) consecutive trading days, and such transfer restrictions shall apply to the remaining 50% of Restricted Sponsor Shares unless and until the VWAP of the SLAC Class A common stock equals or exceeds $15.00 for any twenty (20) trading days out of a period of thirty (30) consecutive trading days. The Sponsor has also agreed, subject to and conditioned upon the Closing, immediately prior to the Effective Time of the Merger, to exchange two million (2,000,000) of the warrants purchased by it concurrently with SLAC’s initial public offering (“SLAC’s IPO”) (the “Private Placement Warrants”), each to purchase one share of SLAC Class A common stock, for two million (2,000,000) new private placement warrants (“Exchange Private Placement Warrants”) with substantially the same terms as the original Private Placement Warrants, except that such Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share, subject to conditions set forth in a new Exchange Warrant Agreement to be entered into at the Effective Time of the Merger, as contemplated by the Business Combination Agreement and the Sponsor Letter Agreement.

Each share of (a) Company Class A common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive a number of shares of New W3BCLOUD Class A common stock equal to (i) the product of (x) the Aggregate Company Consideration (as defined below) multiplied by (y) a fraction, the numerator of which is the number of shares of Company Class A common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the

Effective Time, divided by (ii) the number of shares of Company common stock issued and outstanding at the Effective Time (the “Company Class A Per Share Merger Consideration”) and (b) Company Class B common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, will be cancelled and automatically converted into and become the right to receive a number of shares of New W3BCLOUD Class B common stock equal to (i) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class B common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by (ii) the number of shares of Company common stock issued and outstanding at the Effective Time (the “Company Class B Per Share Merger Consideration” and, together with the Company Class A Per Share Merger Consideration, the “Merger Consideration”) by virtue of the Merger and without any action on the part of the parties to the Business Combination Agreement or any of their respective stockholders. “Aggregate Company Consideration” means the aggregate number of shares of New W3BCLOUD Class A common stock and shares of New W3BCLOUD Class B common stock equal to $1,100,631,349 divided by $10.00 and rounded down to the nearest whole number of shares of New W3BCLOUD Class A common stock and New W3BCLOUD Class B common stock, to be issued and allotted among the Company stockholders in the manner provided for in the Business Combination Agreement and as to be set out in the allocation schedule contemplated by the Business Combination Agreement. Each share of New W3BCLOUD Class B common stock will entitle the holder to 10 votes per share.

As a consequence of the Business Combination, at the Effective Time, each option to purchase B ordinary shares, nominal value $0.001 (“B Ordinary Shares”), in the capital of W3BCLOUD Limited, a subsidiary of the Company, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time (each, a “Company Subsidiary Option”) will automatically lapse, and the holder thereof will be granted a substantial equivalent option (vested or unvested, as applicable) to subscribe for a number of shares of New W3BCLOUD Class A common stock, in each case, subject to substantially the same terms and conditions as were applicable to the corresponding former Company Subsidiary Option. The number of shares of New W3BCLOUD Class A common stock underlying such converted option shall be equal to the product obtained by multiplying the number of B Ordinary Shares subject to such Company Subsidiary Option immediately prior to the Effective Time by the Company Class A Per Share Merger Consideration, at an exercise price per share equal to the quotient obtained by dividing the exercise price per B Ordinary Share subject to such Company Subsidiary Option immediately prior to the Effective Time by the Company Class A Per Share Merger Consideration. To the extent applicable, the number of shares of New W3BCLOUD Class A common stock and the exercise price of such converted options will be determined in a manner that is consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Following the Closing and for five years thereafter (the “Earn Out Period”), as additional consideration for the Business Combination and the transactions contemplated by the Business Combination Agreement, New W3BCLOUD shall issue or cause to be issued to the stockholders of the Company as of immediately prior to the consummation of the Merger, the following shares of New W3BCLOUD (the “Earn Out Shares”) upon the terms and subject to the conditions set forth in the Business Combination Agreement and the other agreements contemplated thereby:

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in the event the VWAP is greater than $12.50 for at least 20 days out of a period of 30 consecutive trading days ending on the trading day immediately prior to the date of determination, there shall be a one-time issuance of 8,330,000 shares of New W3BCLOUD Class A common stock;

•

in the event the VWAP is greater than $15.00 for at least 20 days out of a period of 30 consecutive trading days ending on the trading day immediately prior to the date of determination, there shall be a one-time issuance of 8,330,000 shares of New W3BCLOUD Class A common stock; and

•

in the event the VWAP is greater than $17.50 for at least 20 days out of a period of 30 consecutive trading days ending on the trading day immediately prior to the date of determination, there shall be a one-time issuance of 8,330,000 shares of New W3BCLOUD Class A common stock.

If, during the Earn Out Period, there is a change of control that will result in the holders of New W3BCLOUD common stock receiving a per share price in excess of the applicable common stock price required in connection with any of the above earn out triggering events, then immediately prior to the consummation of such change of control: (i) any such triggering event that has not previously occurred shall be deemed to have occurred; and (ii) New W3BCLOUD shall issue the applicable Earn Out Shares to the stockholders of the Company as of the date of the Business Combination Agreement, and the recipients of such issued Earn Out Shares shall be eligible to participate in such change of control.

Public stockholders may elect to redeem their public shares (as defined below) whether they vote for or against, or whether they abstain from voting on, the Business Combination. A SLAC public stockholder (as defined below), together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares (as defined below). The Insiders have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of SLAC common stock they may hold. Currently, the Insiders own approximately 83.9% of SLAC common stock, consisting of SLAC Class B common stock (the “Founder Shares”), which shares will automatically convert into shares of SLAC Class A common stock in connection with the transactions. Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Insiders have agreed to vote any shares of SLAC common stock owned by them in favor of each of the proposals set forth in this proxy statement.

As of the signing of the Business Combination Agreement, the Company has received commitments for $40 million from certain of the Company’s existing securityholders for new investments in connection with the transaction and has an agreement with a Company existing securityholder for an additional equity investment of $10 million, each of which is subject to certain conditions, and each of which is expected to be funded at the Closing. The parties intend to raise additional capital of at least $100 million, though there is no guarantee that such funds will be able to be raised on favorable terms or at all.

The Business Combination Agreement requires that SLAC have at least $150 million in available cash immediately prior to the consummation of the Business Combination after taking into account such investments together with cash in the trust account net of stockholder redemptions and certain expenses. SLAC Class A common stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SLAC.” SLAC’s public warrants are listed on the Nasdaq under the symbol “SLACW” SLAC Units that have not separated are listed on the Nasdaq under the symbol “SLACU.” Following the Business Combination, New W3BCLOUD Class A common stock (including common stock issued in the Business Combination) will be listed on the Nasdaq under the symbol “WBCL” and New W3BCLOUD public warrants will trade under the symbol “WBCLW.”

SLAC will hold a virtual special meeting in lieu of the 2023 annual meeting of stockholders (the “Special Meeting”) to consider matters relating to the proposed Business Combination. The Company and SLAC cannot complete the Business Combination unless the SLAC stockholders consent to the approval of the Business Combination, including the issuance of New W3BCLOUD Class A common stock and New W3BCLOUD Class B common stock as the Merger consideration in the Business Combination, and the Company stockholders consent to adoption and approval of the Business Combination Agreement and the transactions contemplated thereby. SLAC is sending you this proxy statement to ask you to vote in favor of the Business Combination and the other matters described in this proxy statement.

The Special Meeting will be held exclusively via a live webcast at https://www.cstproxy.com/slac/2023, on                 2023, at                Eastern Time. To participate in the virtual Special Meeting, a SLAC stockholder of record will need the 16-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Special Meeting webcast will begin promptly at                . SLAC stockholders are encouraged to access the Special Meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF SLAC COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote virtually at the Special Meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The SLAC Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that SLAC stockholders vote “FOR” the approval of the Business Combination Agreement, “FOR” the issuance of New W3BCLOUD Class A common stock and New W3BCLOUD Class B common stock to be issued as the Merger consideration and “FOR” the other matters to be considered at the Special Meeting.

This proxy statement provides you with detailed information about the proposed Business Combination. It also contains or references information about SLAC, the Company and certain related matters. You are encouraged to read this proxy statement carefully. In particular, you should read the “Risk Factors” section beginning on page 53 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.

If you have any questions regarding the accompanying proxy statement, you may contact Morrow Sodali LLC, SLAC’s proxy solicitor, toll-free at (800) 662-5200 or collect at (203) 658-9400 or email at SLAC.info@investor.morrowsodali.com.

Sincerely,

Howard Lindzon

Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement is dated                , 2023, and is first being mailed to stockholders of SLAC on or about                , 2023.

Social Leverage Acquisition Corp I

NOTICE OF THE SPECIAL MEETING IN LIEU OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                , 2023

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2023 annual meeting of stockholders (the “Special Meeting”) of Social Leverage Acquisition Corp I, a Delaware corporation (which is referred to as “SLAC”), will be held exclusively via a live webcast at www.cstproxy.com/slac/2023, on                , 2023 at                Eastern Time. You are cordially invited to attend the Special Meeting for the following purposes:

1.

The Business Combination Proposal—To consider and vote upon a proposal to approve the Business Combination Agreement, dated as of July 31, 2022 (as amended from time to time, the “Business Combination Agreement”), by and among SLAC, SLAC Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SLAC (“Merger Sub”), and W3BCLOUD Holdings Inc., a Delaware corporation (the “Company”), and the transactions contemplated thereby (the “Business Combination”), pursuant to which the Company shall become a direct, wholly-owned subsidiary of SLAC upon consummation of the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A (Proposal No. 1);

2.

The Nasdaq Issuance Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Stock Market LLC (the “Nasdaq”), the issuance of shares of common stock pursuant to the Business Combination Agreement and the Subscription Agreements (Proposal No. 2);

3.

The Charter Amendment Proposal—To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation of SLAC (the “Proposed Charter”) in the form attached to this proxy statement as Annex F (Proposal No. 3);

4.

The Governance Proposal—To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in accordance with United States Securities and Exchange Commission (“SEC”) requirements (Proposal No. 4);

5.

The Director Election Proposal—To consider and vote upon a proposal to elect seven (7) directors to serve on the board of directors of SLAC (the “SLAC Board”) until the earlier of the closing and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal (Proposal No. 5);

6.

The Equity Incentive Plan Proposal—To consider and vote upon a proposal to approve the Equity Incentive Plan (as defined in this proxy statement), in the form attached to this proxy statement as Annex H (Proposal No. 6);

7.

The Employee Stock Purchase Plan Proposal —To consider and vote upon a proposal to approve the Employee Stock Purchase Plan (as defined in this proxy statement), in the form attached to this proxy statement as Annex I (Proposal No. 7); and

8.

The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or for any other reason permitted by the Business Combination Agreement in connection with, the approval of one or more of the other proposals at the Special Meeting (Proposal No. 8).

Only holders of record of SLAC common stock at the close of business on                , 2023 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of SLAC stockholders of record entitled to vote at the Special Meeting will be available for inspection by stockholders ten days before the Special Meeting at our principal executive officers during ordinary business hours for any purpose germane to the Special Meeting.

In accordance with SLAC’s current charter, SLAC will provide holders (“public stockholders”) of its SLAC Class A common stock (“public shares”) with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount on deposit in SLAC’s trust account (the “Trust Account”), which holds the proceeds of SLAC’s IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to SLAC to pay taxes) upon the Closing. For illustrative purposes, based on funds in the Trust Account of approximately $16,691,604 on January 18, 2023, the estimated per share redemption price would have been approximately $10.10, excluding additional interest earned on the funds held in the Trust Account and not previously released to SLAC to pay taxes. Public stockholders may elect to redeem their public shares whether they vote for or against, or whether they abstain from voting on, the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares. The Insiders have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of SLAC common stock they may hold. Currently, the Insiders own approximately 83.9% of SLAC common stock, consisting of the Founder Shares. Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Insiders have agreed to vote any shares of SLAC common stock owned by them in favor of each of the proposals set forth in this proxy statement.

Approval of each of the Business Combination Proposal, the Nasdaq Issuance Proposal, the Governance Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires the affirmative vote (virtually or by proxy) of a majority of the votes cast by holders of outstanding shares of SLAC common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. Approval of the Charter Amendment Proposal requires the affirmative vote (virtually or by proxy) of a majority of the issued and outstanding shares of each of the SLAC Class A common stock and SLAC Class B common stock, voting separately, as well as the vote of a majority of the issued and outstanding shares of SLAC common stock, voting together as a single class. Approval of the Director Election Proposal requires the affirmative vote of (virtually or by proxy) of holders of a plurality of the votes cast by holders of outstanding shares of SLAC Class B common stock entitled to vote thereon at the Special Meeting. The SLAC Board has already unanimously approved each of the proposals.

As of January 18, 2023, there was $16,691,604 in the Trust Account, which SLAC intends to use for the purposes of consummating the Business Combination and to pay SPAC related taxes, approximately $5.5 million in deferred underwriting commissions to the underwriters of SLAC’s IPO and $152,000 in deferred legal fees in connection with SLAC’s IPO. Each redemption of public shares by its public stockholders will decrease the amount in the Trust Account. The Business Combination Agreement also contains a condition to the Company’s obligations contemplated by the Business Combination Agreement, which may be waived by the Company, requiring that SLAC have at least $150,000,000 in available cash immediately prior to the consummation of the Business Combination after taking into account (i) payments required to satisfy SLAC’s stockholder redemptions and the payment of any expenses by SLAC pursuant to the Business Combination Agreement, if any, (ii) the net proceeds from certain investors who will enter into Subscription Agreements with SLAC (together with any permitted assigns) in connection with the Business Combination, (iii) the Transaction Financing (as defined in the Business Combination Agreement), and (iv) any private capital funded to the Company (the “Minimum Cash Condition”). SLAC is required to cooperate reasonably with the Company to obtain financing in order to meet the Minimum Cash Condition.

If SLAC stockholders fail to approve the Business Combination Proposal, the Nasdaq Issuance Proposal, and the Charter Amendment Proposal, the Business Combination will not occur. The proxy statement accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Special Meeting. Please review the proxy statement carefully.

The SLAC Board has set                , 2023 as the record date for the Special Meeting. Only holders of record of shares of SLAC common stock at the close of business on                , 2023 will be entitled to notice of and to

vote at the Special Meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Special Meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of SLAC common stock.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF SLAC COMMON STOCK YOU OWN. Whether or not you plan to attend the Special Meeting virtually, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The SLAC Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Issuance Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal.

If you have any questions regarding the accompanying proxy statement, you may contact Morrow Sodali LLC, our proxy solicitor, toll-free at (800) 662-5200 or collect at (203) 658-9400 or email at SLAC.info@investor.morrowsodali.com.

If you plan to attend the Special Meeting virtually, you will be required to take certain actions ahead of the meeting so that you can participate. Please carefully read the sections in the proxy statement regarding attending and voting at the annual meeting to ensure that you comply with these requirements.

BY ORDER OF THE BOARD OF DIRECTORS

Howard Lindzon

Chief Executive Officer and Director

i

ANNEXES

ii

MARKET, RANKING AND OTHER INDUSTRY DATA

We are responsible for the disclosure contained in this proxy statement. However, certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources, and SLAC’s and the Company’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement, we have not independently verified the market and industry data contained in this proxy statement or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. The market and industry data used in this proxy statement involve a number of assumptions and limitations, and any estimates underlying such market information and other factors, including those described in the section titled “Risk Factors,” could cause actual results to differ materially from those expressed in the third-party estimates and in our estimates.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This proxy statement may contain trademarks, service marks and trade names of the Company or of third parties. Each one of these trademarks, service marks or trade names of the Company is either (1) the Company’s registered trademark, (2) a trademark for which the Company has a pending application, or (3) a trade name or service mark for which the Company claims common law rights. All other trademarks, trade names or service marks of any other company appearing in this proxy statement belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this proxy statement are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that the Company or the applicable licensor will not assert, to the fullest extent under applicable law, its respective rights to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SUMMARY TERM SHEET

This summary term sheet, together with the sections titled “Questions and Answers About the Proposals for Our Stockholders and the Special Meeting” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read this proxy statement, including the attached Annexes and the accompanying financial statements of SLAC and the Company, carefully and in its entirety for a more complete understanding of the matters to be considered at the Special Meeting.

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Social Leverage Acquisition Corp I, a Delaware corporation, which is referred to as “SLAC,” is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

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On February 17, 2021, SLAC consummated SLAC’s IPO of 34,500,000 units, generating gross proceeds of $345,000,000. Each unit consisted of one share of SLAC Class A common stock and one-fourth of one warrant where each whole warrant entitles the holder to purchase one share of SLAC common stock. Simultaneously with the closing of SLAC’s IPO, SLAC consummated the sale of 6,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of $9,000,000. Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. Each Private Placement Warrant sold in SLAC’s IPO and the private placement will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of SLAC’s IPO, and will expire five years after the completion of SLAC’s initial business combination or earlier upon redemption or liquidation, subject to the terms and conditions contained in the warrant agreement governing the warrants. For more information regarding the warrants, please see the section titled “Description of Securities.” The Sponsor and each member of SLAC’s management team (the “Initial Stockholders”) hold an aggregate of 8,625,000 shares of SLAC’s pre-transaction Class B common stock, all of which were issued in private placements prior to SLAC’s IPO.

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The Company is a leading storage and compute infrastructure provider. The Company builds and deploys the underlying physical infrastructure necessary to support decentralized protocols and networks, collectively known as Web3, and enables Web3 developers and innovators to build and scale decentralized applications. (“dApps”) The Company’s flexible architecture scales with Web3’s explosive growth, supported by leading-edge hardware and software expertise from the Company’s early shareholders AMD and ConsenSys. The Company captures Web3’s value created by its growing use cases across Web3-enabled gaming, non-fungible tokens (“NFTs”), decentralized finance (“DeFi”), the Metaverse and more. The Company brings the value generated by Web3 protocols and networks to Wall Street through a single investment vehicle. For more information about the Company, please see the sections titled “Information about the Company,” “W3BCLOUD Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management of New W3BCLOUD After the Business Combination.”

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On July 31, 2022, SLAC, Merger Sub and the Company entered into a Business Combination Agreement (as defined below). In accordance with the terms and subject to the conditions of the Business Combination Agreement:

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The Business Combination Agreement provides for, among other things, the following:(i) the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into the Company at the Effective Time, with the Company as the surviving corporation in the Business Combination and, after giving effect to the Business Combination, the Company will be a wholly-owned subsidiary of SLAC; (ii) (a) at the Effective Time, SLAC’s amended and restated certificate of incorporation shall be amended and restated substantially in the form of the Proposed Charter (as defined below) and SLAC’s bylaws shall be amended and restated substantially in the form contemplated by the Business Combination Agreement, in each case, with such changes as may be agreed in writing by SLAC and the Company, and such shall be the certificate of incorporation and bylaws of SLAC until thereafter amended in accordance with their respective terms and as provided by applicable law and (b) as a consequence of adopting the Proposed Charter, at the Effective Time, SLAC’s name will be changed to “W3BCLOUD, Inc.”; (iii) as a consequence of the Business Combination, at the Effective Time, (a) the board of directors of SLAC (the “SLAC Board”) will be composed of the seven (7) directors identified in the section titled “Management of New W3BCLOUD After the Business Combination” of this proxy statement and (b) the officers of the Company as of immediately prior to the Effective Time shall become the officers of New W3BCLOUD following the Effective Time, in each case to hold office in accordance with the Proposed Charter; (iv) as a consequence of the Business Combination, at the Effective Time, the governing documents of the Company will be the governing documents of the surviving company; (v) as a consequence of the Business Combination, at the Effective Time, the directors and officers of the Company as of immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation, each to hold office in accordance with the governing documents of the surviving company, until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal; and (vi) as a consequence of adopting the Proposed Charter, New W3BCLOUD will adopt a dual class structure, composed of New W3BCLOUD Class A common stock, which will carry one vote per share, and New W3BCLOUD Class B common stock, held only by the two founders of the Company, which will carry ten (10) votes per share. Other than the foregoing voting structure, the New W3BCLOUD Class B common stock will have the same economic terms as the New W3BCLOUD Class A common stock.

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Effect of the Business Combination on Existing SLAC Equity As a consequence of the Business Combination, each of the holders of Founder Shares will automatically receive, on a one-for-one basis, shares of New W3BCLOUD Class A common stock in accordance with the terms of the current charter. Aside from as provided in the Sponsor Letter Agreement, the Business Combination will have no effect on the SLAC Class A common stock that is issued and outstanding as of immediately prior to the Effective Time, which will continue to remain outstanding. In addition, each warrant to purchase one share of SLAC Class A common stock at an exercise price of $11.50 per share that is outstanding immediately prior to the Effective Time shall remain outstanding pursuant to the terms of the original warrant agreement, except that effective as of and conditioned on the closing of the Business Combination (the “Closing”), two million (2,000,000) of the Private Placement Warrants, each to purchase one share of SLAC Class A common stock, will be exchanged for two million (2,000,000) new Exchange Private Placement Warrants with substantially the same terms as the original Private Placement Warrants, except that such new Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share, subject to conditions set forth in a new Exchange Warrant Agreement (as defined below) to be entered into in connection with the Closing.

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Consideration to Company Equityholders in the Business Combination. As a consequence of the Business Combination, at the Effective Time, the consideration to be paid in respect of each share of Company common stock issued and outstanding as of immediately prior to the Effective Time, will be:

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each share of Company Class A common stock will be converted into the right to receive a number of shares of newly issued New W3BCLOUD Class A common stock (with each share valued at $10.00) equal to the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class A common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by the number of shares of Company common stock issued and outstanding at the Effective Time (such amount, the “Company Class A Per Share Consideration”), and

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each share of Company Class B common stock will be converted into the right to receive a number of shares of newly issued New W3BCLOUD Class B common stock (with each share valued at $10.00) equal to the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class B common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by the number of shares of Company common stock issued and outstanding at the Effective Time.

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As a consequence of the Business Combination, at the Effective Time, each option to purchase B ordinary shares, nominal value $0.001 (“B Ordinary Shares”), in the capital of W3BCLOUD Limited, a subsidiary of the Company, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time (each, a “Company Subsidiary Option”) will automatically lapse, and the holder thereof will be granted a substantially equivalent option (vested or unvested, as applicable) to subscribe for a number of shares of New W3BCLOUD Class A common stock, in each case, subject to substantially the same terms and conditions as were applicable to the corresponding former Company Subsidiary Option. The number of shares of New W3BCLOUD Class A common stock underlying such converted option shall be equal to the product obtained by multiplying the number of B Ordinary Shares subject to such Company Subsidiary Option immediately prior to the Effective Time by the Company Class A Per Share Consideration, at an exercise price per share equal to the quotient obtained by dividing the exercise price per B Ordinary Share subject to such Company Subsidiary Option immediately prior to the Effective Time by the Company Class A Per Share Consideration. To the extent applicable, the number of shares of New W3BCLOUD Class A common stock and the exercise price of such converted options will be determined in a manner that is consistent with the requirements of Section 409A of the Code.

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Following the Closing and for five years thereafter (the “Earn Out Period”), as additional consideration for the Business Combination and the transactions contemplated by the Business Combination Agreement, New W3BCLOUD shall issue or cause to be issued to the stockholders of the Company as of the date of the Business Combination Agreement, the following shares of New W3BCLOUD (the “Earn Out Shares”) upon the terms and subject to the conditions set forth in the Business Combination Agreement and the other agreements contemplated thereby:

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in the event the volume weighted average closing sale price of one share of New W3BCLOUD Class A common stock as reported on the stock exchange on which such shares are traded (“VWAP”) is greater than $12.50 for at least 20 days out of a period of 30 consecutive trading days ending on the trading day immediately prior to the date of determination, there shall be a one-time issuance of 8,330,000 shares of New W3BCLOUD Class A common stock;

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in the event the VWAP is greater than $15.00 for at least 20 days out of a period of 30 consecutive trading days ending on the trading day immediately prior to the date of determination, there shall be a one-time issuance of 8,330,000 shares of New W3BCLOUD Class A common stock; and

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in the event the VWAP is greater than $17.50 for at least 20 days out of a period of 30 consecutive trading days ending on the trading day immediately prior to the date of determination, there shall be a one-time issuance of 8,330,000 shares of New W3BCLOUD Class A common stock.

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If, during the Earn Out Period, there is a change of control that will result in the holders of New W3BCLOUD common stock receiving a per share price in excess of the applicable common stock price required in connection with any of the above earn out triggering events, then immediately prior to the consummation of such change of control: (i) any such triggering event that has not previously occurred shall be deemed to have occurred; and (ii) New W3BCLOUD shall issue the applicable Earn Out Shares to the stockholders of the Company as of the date of the Business Combination Agreement, and the recipients of such issued Earn Out Shares shall be eligible to participate in such change of control.

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The number of shares of SLAC Class A common stock that will be owned by the Sponsor, and therefore the percentage ownership of New W3BCLOUD by the Company, is not currently known, and will depend on, among other things, the level of redemptions of shares of Class A common stock by SLAC’s public stockholders. For further details, see “The Business Combination and The Business Combination Agreement.”

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As of the signing of the Business Combination Agreement, the Company has received commitments for $40 million from certain of the Company’s existing securityholders for new investments in connection with the transaction and has an agreement with a Company existing securityholder for an additional equity investment of $10 million, each of which is subject to certain conditions, and each of which is expected to be funded at the Closing. The parties intend to raise additional capital of at least $100 million, though there is no guarantee that such funds will be able to be raised on favorable terms or at all. The Business Combination Agreement requires that SLAC have at least $150 million in available cash immediately prior to the consummation of the Business Combination after taking into account such investments together with cash in the trust account net of stockholder redemptions and certain expenses.

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It is anticipated that, upon completion of the Business Combination, based upon the As Exchanged Class A Share Ownership Assumptions (as defined below): (1) the Company’s public stockholders would own approximately     % of New W3BCLOUD’s outstanding common stock; (2) the PIPE Investors (as defined below) would own approximately     % of New W3BCLOUD’s outstanding common stock; and (3) the Sponsor and other Initial Stockholders would own     % of New W3BCLOUD’s outstanding common stock; and (4) the Company rollover holders will hold approximately     % of New W3BCLOUD’s outstanding common stock. If the actual facts are different from the As Exchanged Class A Share Ownership Assumptions, the above levels of ownership interest will be different. These levels of ownership interest assume that no shares are elected to be redeemed in connection with the Business Combination, in addition, the ownership percentage with respect to the post-business combination company (x) does not take into account (i) warrants to purchase Class A common stock that will remain outstanding immediately following the Business Combination, (ii) the issuance of any shares upon completion of the Business Combination under the Equity Incentive Plan (as defined below) and (iii) the issuance of any Earn Out Shares, but (y) does include the Founder Shares, which will automatically be converted into, on a one-for-one basis, shares of New W3BCLOUD Class A common stock in accordance with the terms of the current charter (such shares of New W3BCLOUD Class A common stock will be subject to transfer restrictions) (such assumptions collectively, the “As Exchanged Class A Share Ownership Assumptions”). If the actual facts are different from these As Exchanged Class A Share Ownership Assumptions, the above levels of ownership interest will be different.

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The SLAC Board approved a proposal for purposes of complying with applicable provisions of Rule 5635 of the Nasdaq Stock Market Listing Rules, to approve (i) the issuance of more than 20% of SLAC’s currently issued and outstanding SLAC common stock in connection with the Business Combination, (ii) the issuance of a number of shares of SLAC Class B common stock that will result in a change of control of SLAC (pursuant to Rule 5635(b) of the Nasdaq Stock Market Listing Rules) in connection with the Business Combination and (iii) a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock under Rules 5635(d) of the Nasdaq Stock Market Listing Rules in connection with the Business Combination;

•	In evaluating the Business Combination, the SLAC Board considered a number of factors, including revenue growth and cash flow generation, a strong management team with vision and proven operational excellence, opportunities for significant growth with attractive unit economics, a defensible and differentiated business niche, readiness to be a public company, and a diversified customer base and supplier base. For more information about SLAC’s decision-making process, as well as other factors, uncertainties and risks considered, see the section titled “The Business Combination and The Business Combination Agreement—Recommendation of the SLAC Board and Reasons for the Business Combination.”

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Pursuant to the current charter, a holder of SLAC’s public shares (a “public stockholder”) may request that we redeem all or a portion of such public stockholder’s public shares for cash if the Business Combination is consummated. Holders of SLAC Units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units through a broker, bank or other nominee, holders must notify their broker, bank or other nominee that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, SLAC’s transfer agent, directly and instruct it to do so. Public stockholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal or any other proposal. If the Business Combination is not consummated, the public shares will be returned to the respective public stockholder, broker, bank or other nominee. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares that it holds, including by timely delivering its shares to SLAC’s transfer agent, we will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of SLAC’s trust account (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable). For illustrative purposes, as of January 18, 2023, this would have amounted to approximately $10.10 per outstanding public share. If a public stockholder properly exercises its redemption rights in full, then it will be electing to exchange all of its public shares for cash and will not own any public shares of the post-business combination company. See “Special Meeting of SLAC Stockholders—Redemption Rights and Procedures” in this proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash. Holders of SLAC’s outstanding warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of SLAC’s public stockholders exercise their redemption rights with respect to their shares of Class A common stock.

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In addition to voting on the proposal to approve and adopt the Business Combination Agreement and approve the Business Combination (SLAC refers to this proposal as the “Business Combination Proposal”), at the Special Meeting, SLAC’s stockholders will be asked to vote upon (i) a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq, the issuance of shares of common stock pursuant to the Business Combination Agreement and the Subscription Agreements (the “Nasdaq Issuance Proposal”), (ii) a proposal to replace SLAC’s current charter with the Proposed Charter attached in this proxy statement as Annex F (the “Charter Amendment Proposal”), (iii) a separate proposal with respect to certain governance provisions in the Proposed Charter, which is being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis (the “Governance Proposal”), (iv) a proposal to elect seven (7) directors to serve on the SLAC Board until the earlier of the Closing and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal (the “Director Election Proposal”), (v) a proposal to approve the Equity Incentive Plan (the “Equity Incentive Plan Proposal”), (vi) a proposal to approve the Employee Stock Purchase Plan Proposal (the “Employee Stock Purchase Plan Proposal”) and (vii) a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or for any other reason permitted by the Business Combination Agreement in connection with, the approval of the foregoing proposals. See “Proposal No. 1—The Business Combination Proposal,” “Proposal No. 2—The Nasdaq Issuance Proposal,” “Proposal No. 3—The Charter Amendment Proposal,” “Proposal No. 4—The Governance

Proposal,” “Proposal No. 5—The Director Election Proposal,” “Proposal No. 6—The Equity Incentive Plan Proposal,” “Proposal No. 7—The Employee Stock Purchase Plan Proposal,” and “Proposal No. 8—The Adjournment Proposal.” The Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Nasdaq Issuance Proposal and the Charter Amendment Proposal (collectively, the “Condition Precedent Proposals” and, together with the Governance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the “Proposals”) at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Governance Proposal and the Adjournment Proposal are not conditioned upon the approval of any other Proposal. Each of these Proposals is more fully described in this proxy statement, which each stockholder is encouraged to read carefully and in its entirety.

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When you consider the recommendation of the SLAC Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor and SLAC’s directors have interests in such Proposals that are different from, or in addition to, those of SLAC’s stockholders and warrant holders generally. The SLAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement and ancillary agreements contemplated thereby and in recommending to SLAC’s stockholders that they vote in favor of the Proposals, including the Business Combination Proposal. SLAC stockholders should take these interests into account in deciding whether to approve the Proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

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The obligations of SLAC and the Company to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) (if applicable), (ii) the approval of SLAC’s stockholders, (iii) the approval of the Company’s stockholders, (iv) approval by the relevant stock exchange of SLAC’s initial listing application in connection with the Business Combination, and (v) after giving effect to the transactions contemplated by the Business Combination Agreement, SLAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended) remaining immediately after the Effective Time.

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In addition, the obligation of the Company to consummate the Business Combination is subject to the fulfillment of other closing conditions, including, but not limited to, (i) the aggregate cash proceeds available for release from the Trust Account (after giving effect to any redemptions of public shares, if any, and the payment of any expenses to be paid by SLAC pursuant to the Business Combination Agreement), together with the proceeds from the Subscription Agreements (as defined in the Business Combination Agreement), Transaction Financing (as defined below) and any private capital funded to the Company equaling no less than $150,000,000 and (ii) the delivery by SLAC of duly executed letters of resignation from certain directors and officers of SLAC.

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The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, but not limited to, (i) by the mutual written consent of SLAC and the Company, (ii) by SLAC, subject to certain exceptions, if any of the representations or warranties of the Company are not true and correct or if the Company fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in each case, such that certain conditions to the obligations of SLAC could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (a) thirty (30) days after written notice thereof, and (b) July 31, 2023 (the “Termination Date”); (iii) by the Company, subject to certain exceptions, if any of the representations or warranties made by SLAC and Merger Sub (together, the “SLAC Parties”) are not true and correct or if any SLAC Parties fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in each case, such that certain conditions to the obligations of the Company could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (a) thirty (30) days after written notice thereof, and (b) the Termination Date; (iv) by either SLAC or the Company, if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement; (v) by either SLAC or the Company, if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action has become final and nonappealable; (vi) by either SLAC or the Company, if the approval of the required Condition Precedent Proposals is not obtained at the Special Meeting (including any adjournment thereof); (vii) by the Company, if the available cash immediately prior to Closing would be less than $150,000,000; and (viii) by the Company, if the SLAC Board does not recommend in favor of the Business Combination in the proxy statement or makes any change in its recommendation.

•	The Business Combination, including SLAC’s business following the Business Combination, involves numerous risks. For more information about these risks, please see the section titled “Risk Factors.”

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On December 20, 2022, SLAC held a special meeting (the “Extension Meeting”) of stockholders. At the Extension Meeting, SLAC’s stockholders voted on and approved the following items: (i) a proposal to amend SLAC’s charter to extend the date by which SLAC has to consummate a business combination for an additional three months, from February 17, 2023 to May 17, 2023 (the “Extension Amendment”) and (ii) a proposal to amend SLAC’s charter to eliminate from the charter the limitation that SLAC may not redeem public shares to the extent that such redemption would result in SLAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001 (the “Redemption Limitation”) in order to allow SLAC to redeem public shares irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment”). Following the Extension Meeting, on December 21, 2022, SLAC filed with the Secretary of State of the State of Delaware an amendment to its charter to reflect the Extension Amendment and Redemption Limitation Amendment. In connection with the Extension Meeting, SLAC’s stockholders elected to redeem 32,847,714 shares of Class A common stock, which represented approximately 95.2% of the shares included as part of the units that were sold in SLAC’s IPO. Following such redemptions, as of January 18, 2023, approximately $16,691,604 remains in the Trust Account and 1,652,286 shares of Class A common stock remain issued and outstanding.

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If SLAC does not consummate a business combination by May 17, 2023 (or if such date is extended at a duly called meeting of SLAC’s stockholders, such later date), SLAC will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject in each case to the approval of SLAC’s remaining stockholders and the SLAC Board, liquidate and dissolve, subject in each case to SLAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, the 7,870,000 shares of pre-transaction Class B common stock owned by SLAC’s Initial Stockholders, including the Sponsor, would be worthless because following the redemption of the public shares, SLAC would likely have few, if any, net assets and because the Sponsor and each of SLAC’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if SLAC fails to complete a business combination within the required period. Additionally, in such event, the 6,000,000 Private Placement Warrants that the Sponsor purchased will expire worthless. Each of SLAC’s directors have a direct or indirect economic interest in such shares and Private Placement Warrants. The 4,312,500 shares of Class A common stock that the Sponsor will hold following the Business Combination (after giving effect to the surrender by the Sponsor, without consideration therefor, of up to 2,587,500 shares of SLAC Class B common stock, with 1,725,000 shares subject to certain transfer restrictions) if unrestricted and freely tradable, would have had an aggregate market value of approximately $        million based upon the closing price of $        per share of Class A common stock on the Nasdaq on                , 2023, the most recent practicable date prior to the date of this proxy statement. Given such shares of SLAC common stock will be subject to certain restrictions, SLAC believes such shares have less value. The 6,000,000 Private Placement Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $        based upon the closing price of $        per warrant on the Nasdaq on                , 2023 the most recent practicable date prior to the date of this proxy statement. Upon the Closing, the Sponsor will exchange two million (2,000,000) of the Private Placement Warrants, each to purchase one share of SLAC Class A common stock for two million (2,000,000) new Exchange Private Placement Warrants with substantially the same terms as the original Private Placement Warrants, except that such new Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share, subject to conditions set forth in the new Exchange Warrant Agreement.

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SLAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to SLAC if and to the extent any claims by a third party (other than SLAC’s independent registered public accounting firm) for services rendered or products sold to SLAC, or a prospective target business with which SLAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (1) $10.00 per public share; or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under SLAC indemnity of the underwriters of SLAC’s IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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BofA Securities, Inc. (“BofA”), as representative of the several underwriters in SLAC’s IPO, is entitled to a deferred fee of approximately $5.4 million. The deferred fee will become payable to BofA from the amounts held in the Trust Account solely in the event that the company completes an initial business combination, subject to the terms of the underwriting agreement. As of January 18, 2023, Barclays has resigned from its position as representative of the several underwriters, placement agent and M&A advisor and waived its portion of its deferred fee. However, Barclays will be entitled to reimbursement of certain documented expenses incurred in connection with the PIPE Investment and Business Combination in an amount no greater than $500,000.

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In order to finance transaction costs in connection with an initial business combination, the Sponsor, members of SLAC’s management team or any of their respective affiliates or other third parties may, but are not obligated to, loan SLAC funds as may be required (“Working Capital Loans”), which will be repaid only upon the consummation of an initial business combination. If SLAC does not consummate an initial business combination, SLAC may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into units at a price of $10.00 per unit at the option of the holder. The units would be identical to the private placement units. In March 2022, the Sponsor and SLAC executed a Working Capital Loan (the “March 2022 Working Capital Loan”), bearing interest of 10% annually, providing SLAC the ability to borrow up to $1.5 million. As of September 30, 2022, SLAC had $300,000 in borrowings and approximately $16,000 in interest under the March 2022 Working Capital Loan. In June 2022, the Sponsor and SLAC executed another Working Capital Loan (the “June 2022 Working Capital Loan”), bearing interest of 10% annually, providing SLAC the ability to borrow up to $400,000. As of September 30, 2022, SLAC had $400,000 in borrowings and approximately $8,000 in interest under the June 2022 Working Capital Loan.

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As of the signing of the Business Combination Agreement, the Company received commitments for $40 million from certain of the Company’s existing securityholders for new investments in connection with the Business Combination and has an agreement with a Company existing securityholder for an additional equity investment of $10 million, each of which is subject to certain conditions, and each of which is expected to be funded at the Closing. The parties intend to raise additional capital of at least $100 million, though there is no guarantee that such funds will be able to be raised on favorable terms or at all. The Business Combination Agreement requires that SLAC have at least $150 million in available cash immediately prior to the consummation of the Business Combination after taking into account such investments together with cash in the trust account net of stockholder redemptions and certain expenses.

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Pursuant to the Amended and Restated Registration Rights Agreement (as defined below), the A&R RRA Parties (as defined below) will have customary registration rights, including demand and piggy-back rights, subject to cooperation, cut-back provisions and suspension periods with respect to the shares of New W3BCLOUD’s Class A common stock and certain other equity securities held by such parties.

FREQUENTLY USED TERMS

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“Aggregate Company Consideration” means the aggregate number of shares of New W3BCLOUD Class A common stock and shares of New W3BCLOUD Class B common stock equal to $1,100,631,349 divided by $10.00 and rounded down to the nearest whole number of shares of New W3BCLOUD Class A common stock and New W3BCLOUD Class B common stock, to be issued and allotted among the Company stockholders in the manner provided for in the Business Combination Agreement and as to be set out in the allocation schedule contemplated by the Business Combination Agreement.

•	“AMD” means Advanced Micro Devices, Inc., a Delaware corporation.

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“Amended and Restated Registration Rights Agreement” or “A&R RRA” means that certain Amended and Restated Registration Rights Agreement, substantially in the form attached hereto as Annex B, to be entered into at the Closing, by and among New W3BCLOUD, the Sponsor, certain existing shareholders of the Company (the “Legacy Shareholders”) and certain other investors that will be signatory thereto.

•	“A&R RRA Parties” means the Sponsor, the Legacy Shareholders and certain other investors that will be entitled to certain registration rights under the A&R RRA.

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“Amended and Restated Bylaws” means those certain Amended and Restated Bylaws of New W3BCLOUD, substantially in the form attached hereto as Annex G, to be adopted at the closing of the business combination.

•	“Barclays” means Barclays Capital Inc.

•	“BofA” means BofA Securities, Inc.

•	“Business Combination” or “Merger” refers to the transactions contemplated by the Business Combination Agreement.

•	“Business Combination Agreement” or “BCA” means that certain Business Combination Agreement, dated July 31, 2022, by and among SLAC, Merger Sub and the Company (as may be amended from time to time).

•	“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

•	“Closing Date” means the date on which the closing of the transactions contemplated by the Business Combination Agreement occurs.

•	“Commitment Letters” means the Commitment Letters as defined in the Business Combination Agreement.

•	“Company” means W3BCLOUD Holdings Inc., a Delaware corporation.

•	“Company Subsidiary Equity Plan” means the W3BCLOUD Limited 2021 Share Option Plan adopted September 3, 2021 and as amended November 1, 2021.

•	“ConsenSys” means ConsenSys AG, a Swiss company limited by shares.

•	“current charter” means the current amended and restated certificate of incorporation of SLAC.

•	“Effective Time” means the effective time of the Business Combination.

•	“Employee Stock Purchase Plan” means the proposed Employee Stock Purchase Plan, in the form attached hereto as Annex I.

•	“Equity Incentive Plan” means the proposed Equity Incentive Plan, in the form attached hereto as Annex H.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•

“Exchange Private Placement Warrants” means the 2,000,000 new private placement warrants received upon exchange of the original Private Placement Warrants, with substantially the same terms as the original Private Placement Warrants, except such new private placement warrants will be subject to redemption at a reference price of $18.00 per share, subject to conditions set forth in a new warrant agreement to be entered into in connection with the Closing.

•	“Exchange Warrant Agreement” means the new warrant agreement governing such terms of the Exchange Private Placement Warrants to be entered into in connection with the Closing.

•

“Extension Meeting” means the special meeting of SLAC’s stockholders held on December 20, 2022, at which such stockholders voted on and approved (i) a proposal to amend SLAC’s charter to extend the date by which SLAC has to consummate a business combination for an additional three months, from February 17, 2023 to May 17, 2023 and (ii) a proposal to amend SLAC’s charter to eliminate from the charter the Redemption Limitation.

•	“Founder Shares” means shares of SLAC Class B common stock, par value $0.0001 per share, initially purchased by the Insiders whether or not converted into shares of SLAC Class A common stock.

•	“Halo” means Halo Holdings Limited, a United Arab Emirates private company limited by shares.

•	“Insiders” means holders of Founder Shares prior to SLAC’s IPO, including the Sponsor and SLAC’s officers and directors.

•	“Jupiter” means Jupiter V LP, CO Services Cayman Limited, an affiliate of ConsenSys AG.

•	“Merger Sub” means SLAC Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SLAC.

•	“Nasdaq” means the Nasdaq Stock Market LLC.

•	“New W3BCLOUD” means W3BCLOUD, Inc. (f/k/a Social Leverage Acquisition Corp I) and its consolidated subsidiaries, after giving effect to the Business Combination.

•	“New W3BCLOUD Board” means the board of directors of New W3BCLOUD.

•	“NYSE” means the New York Stock Exchange.

•	“PIPE Investors” means those certain investors who will enter into Subscription Agreements with the Company or SLAC (together with any permitted assigns) in connection with the Business Combination.

•

“Proposed Charter” means the proposed second amended and restated certificate of incorporation of SLAC, which is attached hereto as Annex F, which will become New W3BCLOUD’s certificate of incorporation subject to the approval of the Charter Amendment Proposal, assuming the consummation of the Business Combination.

•	“public warrants” means the warrants included in the public units issued in SLAC’s IPO, each of which is exercisable for one share of SLAC Class A common stock, in accordance with its terms.

•

“Required SLAC Stockholder Approval” means, for purposes of all Condition Precedent Proposals other than the Charter Amendment Proposal, the affirmative vote (virtually or by proxy) of a majority of the votes cast by holders of the outstanding shares of SLAC common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon; and for purposes of the Charter Amendment Proposal, the affirmative vote (virtually or by proxy) of a majority of the issued and outstanding shares of each of the SLAC Class A common stock and SLAC Class B common stock, voting separately, as well as the vote of a majority of the issued and outstanding shares of SLAC common stock, voting together as a single class.

•	“SLAC,” or “we,” means Social Leverage Acquisition Corp I, a Delaware corporation.

•	“SLAC Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of SLAC.

•	“SLAC Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of SLAC.

•	“SLAC common stock” means the shares of common stock, par value $0.0001 per share, of SLAC, consisting of SLAC Class A common stock and SLAC Class B common stock.

•	“Special Meeting” means the virtual special meeting in lieu of the 2023 annual meeting of SLAC’s stockholders that is the subject of this proxy statement.

•	“SLAC’s IPO” means SLAC’s initial public offering, consummated on February 17, 2021.

•

“SLAC Units” means the units sold in SLAC’s IPO, each consisting of one share of SLAC Class A common stock and one-fourth of one redeemable public warrant of SLAC, whereby each public warrant entitles the holder thereof to purchase one share of SLAC Class A common stock at an exercise price of $11.50 per share of SLAC’s Class A common stock.

•	“SEC” means the United States Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“Sponsor” means Social Leverage Acquisition Sponsor I, a Delaware limited liability company.

•	“Sponsor Letter Agreement” means that certain Sponsor Letter Agreement, dated as of July 31, 2022, by and among the Company, SLAC, and Sponsor and certain stockholders of the Company.

•

“Voting Agreement” means that certain Voting Agreement to be entered into at the Closing by and among New W3BCLOUD, ConsenSys and Halo (together with any permitted assigns), in the form attached hereto as Annex J.

•	“W3BCLOUD Nominees Limited” mean W3BCLOUD Nominees Limited, a company incorporated under the law of Ireland.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR OUR STOCKHOLDERS AND THE SPECIAL MEETING

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge our stockholders to read this proxy statement, including the Annexes and the accompanying financial statements of SLAC and the Company carefully and in their entirety to fully understand the Business Combination and the voting procedures for the Special Meeting, which will be held on                , 2023 at         , Eastern Time, virtually, accessible at                 , or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Q:	Why am I receiving this proxy statement?

A:

Our stockholders are being asked to consider and vote upon, among other Proposals, to approve and adopt the Business Combination Agreement and approve the Business Combination. The Business Combination contemplates that, among other things, Merger Sub will merge into the Company, with the Company surviving the Business Combination as a wholly-owned subsidiary of SLAC, which will be renamed W3BCLOUD, Inc. at the Effective Time.

The number of shares of our Class A common stock that will be owned by our Sponsor, and therefore the percentage ownership of New W3BCLOUD by the Company, is not currently known, and will depend on, among other things, the level of redemptions of shares of Class A common stock by our public stockholders. For further details, see “The Business Combination and The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement as Annex A and you are encouraged to read it carefully and in its entirety.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER READING THIS PROXY STATEMENT, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF SLAC AND THE COMPANY, CAREFULLY AND IN ITS ENTIRETY.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held virtually on                , 2023 at                 , Eastern Time, accessible at                , or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Q:	What are the specific Proposals on which I am being asked to vote at the Special Meeting?

A:	In addition to voting on the Business Combination Proposal, SLAC is asking holders of its common stock to consider and vote upon the following Proposals:

1.	the Nasdaq Issuance Proposal;

2.	the Charter Amendment Proposal;

3.	the Governance Proposal;

4.	the Director Election Proposal;

5.	the Equity Incentive Plan Proposal;

6.	the Employee Stock Purchase Plan Proposal; and

7.	the Adjournment Proposal.

If our stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. See “Proposal No. 1—The Business Combination Proposal,” “Proposal No. 2— The Nasdaq Issuance Proposal,” “Proposal No. 3—The Charter Amendment Proposal,” “Proposal No. 4—The Governance Proposal,” “Proposal No. 5—The Director Election Proposal,” “Proposal No. 6—The Equity Incentive Plan Proposal,” “Proposal No. 7—The Employee Stock Purchase Plan Proposal,” and “Proposal No. 8—The Adjournment Proposal.”

We will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Our stockholders should read it carefully and in its entirety.

After careful consideration, the SLAC Board has determined that the Business Combination Proposal, the Nasdaq Issuance Proposal, the Charter Amendment Proposal, the Governance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are in the best interests of SLAC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the Proposals.

The existence of financial and personal interests of one or more of SLAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of SLAC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the Proposals. See “The Business Combination and The Business Combination Agreement—Interests of SLAC Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q:	Are the Proposals conditioned on one another?

A:

Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and Adjournment Proposal are not conditioned upon the approval of any other Proposal.

Q:	Why is SLAC proposing the Business Combination?

A:

SLAC was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. On February 17, 2021, SLAC completed its initial public offering, generating gross proceeds of $345,000,000. Since SLAC’s IPO, SLAC’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of the Company and the industry in which it operates, including the financial and other information provided by the Company in the course of our due diligence investigations, our board of directors believes that the Business Combination with the Company is in the best interests of us and our stockholders and presents an opportunity to increase stockholder value. However, there is no assurance of this. See “The Business Combination and The Business Combination Agreement—Recommendation of the SLAC Board and Reasons for the Business Combination” for additional information.

Although our board of directors believes that the Business Combination with the Company presents a unique business combination opportunity and is in the best interests of us and our stockholders, our board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section titled “The Business Combination and The Business Combination Agreement—Recommendation of the SLAC Board and Reasons for the Business Combination,” as well as in the sections titled “Risk Factors—Risks Related to Our Business and Industry.”

In approving the Business Combination, the SLAC Board determined not to obtain a fairness opinion. The SLAC Board and management have extensive experience in the financial services technology (“fintech”)

industry, operation management, and investment and financial analysis. Furthermore, the members of the SLAC Board have made significant investments in the Web3 space. As such, the members of the SLAC Board and management team believe that they are qualified to conduct and analyze the due diligence required for us to identify a business combination partner. See the section titled “Information About SLAC—Management” for additional information regarding the experience of the SLAC Board and management team.

Q:	What consideration is being provided for the Business Combination?

A:

Our stockholders are being asked to consider and vote upon, among other Proposals, to approve and adopt the Business Combination Agreement and approve the Business Combination. The Business Combination contemplates that, among other things, Merger Sub will merge into the Company, with the Company surviving the Business Combination as a wholly-owned subsidiary of SLAC, which will be renamed W3BCLOUD, Inc.

•	In accordance with the terms and subject to the conditions of the Business Combination Agreement:

•

Each share of SLAC Class B common stock that is issued and outstanding as of immediately prior to the Effective Time, but following the forfeiture of certain shares of SLAC Class B common stock pursuant to the Sponsor Letter Agreement, shall automatically convert in accordance with the terms of the current charter into one (1) share of SLAC Class A common stock. All of the shares of SLAC Class B common stock converted into shares of SLAC Class A common stock shall no longer be outstanding and shall cease to exist, and each holder of shares of SLAC Class B common stock shall thereafter cease to have any rights with respect to such securities.

•

Each share of (a) Company Class A common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive a number of shares of New W3BCLOUD Class A common stock equal to (i) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class A common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by (ii) the number of shares of Company common stock issued and outstanding at the Effective Time (the “Company Class A Per Share Merger Consideration”) and (b) Company Class B common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, will be cancelled and automatically converted into and become the right to receive a number of shares of New W3BCLOUD Class B common stock equal to (i) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class B common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by (ii) the number of shares of company common stock issued and outstanding at the Effective Time (the “Company Class B Per Share Merger Consideration” and, together with the Company Class A per share merger consideration, the “Merger Consideration”) by virtue of the Merger and without any action on the part of the parties to the Business Combination Agreement or any of their respective stockholders.

•

We will issue to holders of Company Subsidiary Options, as defined under the Company Subsidiary Equity Plan, the option to subscribe for a number of shares of our Class A common stock equal to the number of B Ordinary Shares multiplied by the Company Class A Per Share Consideration.

•

The number of shares of our Class A common stock that will be owned by our Sponsor, and therefore the percentage ownership of New W3BCLOUD by SLAC, is not currently known, and will depend on, among other things, the level of redemptions of shares of Class A common stock by our public stockholders. For further details, see “The Business Combination and The Business Combination Agreement.”

Q:	What equity stake will current stockholders of SLAC, PIPE Investors, and the Company hold in us after the Closing?

A:

As of the date of this proxy statement, there are 10,277,286 shares of our common stock outstanding, which includes the 8,625,000 Founder Shares held by the Initial Stockholders and the 1,652,286 public shares. As of the date of this proxy statement, there is outstanding an aggregate of 14,625,000 warrants, which includes 6,000,000 Private Placement Warrants held by the Sponsor and approximately 8,625,000 public warrants. Each whole warrant entitles the holder thereof to purchase one share of our Class A common stock. Therefore, as of the date of this proxy statement (without giving effect to the Business Combination), our fully diluted share capital would be approximately 24.9 million.

It is anticipated that, upon completion of the Business Combination, based upon the As Exchanged Class A Share Ownership Assumptions: (1) SLAC’s public stockholders would own approximately        % of New W3BCLOUD’s outstanding Class A common stock; (2) the PIPE Investors would own approximately         % of New W3BCLOUD’s outstanding Class A common stock; (3) the Sponsor and other Initial Stockholder would own        % of New W3BCLOUD’s outstanding Class A common stock; and (4) the Company rollover holders will hold approximately        % of New W3BCLOUD’s outstanding Class A common stock. If the actual facts are different from the As Exchanged Class A Share Ownership Assumptions, the above levels of ownership interest will be different.

The following table illustrates varying ownership levels in New W3BCLOUD immediately following the consummation of the Business Combination based on the assumptions above, except for varying levels of additional redemptions by the public stockholders. If the actual facts are different from these assumptions, the above levels of ownership interest will be different.

	Assuming No Redemptions of Public Shares		Assuming 50% Redemptions of Public Shares (1)		Assuming 100% Redemptions of Public Shares (2)
SLAC Public Stockholders		%		%		%
SLAC Sponsor		%		%		%
PIPE Investors		%		%		%
Company Rollover Holders		%		%		%

(1)	Assumes that holders of 826,143 public shares exercise their redemption rights in connection with the Business Combination.
(2)	Assumes that holders of 1,652,286 public shares exercise their redemption rights in connection with the Business Combination.

The ownership percentages set forth above do not take into account (a) public warrants, Private Placement Warrants and Exchange Private Placement Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the Closing), (b) the Earn Out Shares to be held in escrow and subject to release to the Company Holders in accordance with the terms of the Business Combination Agreement or (c) the issuance of any shares upon completion of the Business Combination under the Equity Incentive Plan, a copy of which is attached to this proxy statement as Annex H, but does include 8,625,000 Founder Shares, which, on the effective date of the Business Combination, will be exchanged, on a one-for-one basis, for shares of New W3BCLOUD Class A common stock. If the actual facts are different than the assumptions set forth above, the percentage ownership numbers set forth above will be different.

For more information, please see the sections titled “Summary of the Proxy Statement—Beneficial Ownership of New W3BCLOUD Following the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Furthermore, subject to approval by SLAC stockholders of the Business Combination Proposal, the Charter Amendment Proposal and the Nasdaq Issuance Proposal, in connection with the Closing, New W3BCLOUD will adopt a dual class stock structure and the W3BCLOUD Founders will receive shares of New W3BCLOUD Class B common stock which will have 10 to 1 voting rights as compared to the shares of New W3BCLOUD Class A common stock, such that as of immediately following the completion of the Business Combination, the W3BCLOUD Founders will have approximately     % of the voting power of the capital stock of New W3BCLOUD on a fully diluted basis.

Q:	What will happen in the Business Combination?

A:

The Business Combination contemplates that, among other things and subject to the terms and conditions contained in the Business Combination Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Business Combination as a wholly-owned subsidiary of New W3BCLOUD. In addition, upon the effectiveness of the Proposed Charter, SLAC will be renamed W3BCLOUD, Inc. and is referred to herein as “New W3BCLOUD” following the consummation of the transactions described below. For further details, see “The Business Combination and The Business Combination Agreement.”

A copy of the Business Combination Agreement is attached to this proxy statement as Annex A and you are encouraged to read it carefully and in its entirety.

Q:	Following the Business Combination, will SLAC’s securities continue to trade on a stock exchange?

A:

Yes. We intend to apply to continue the listing of our Class A common stock and warrants on the Nasdaq under the symbols “WBCL” and “WBCLW,” respectively, upon the Closing, though such securities may not be listed, for instance, if there is not a sufficient number of round lot holders.

Q:	How has the announcement of the Business Combination affected the trading price of SLAC’s Class A common stock?

A:

On July 29, 2022, the trading date before the public announcement of the Business Combination, SLAC’s public units, Class A common stock and warrants closed at $9.86, $9.87, and $0.18, respectively. On                , 2023, the most recent practicable date prior to the date of this proxy statement, SLAC’s public units, Class A common stock and warrants closed at $        , $        , and $        , respectively.

Q:	How will the Business Combination affect the shares of SLAC outstanding after the Business Combination?

A:

As a result of the Business Combination, including the PIPE Investment, the amount of shares of common stock outstanding will increase from 10,277,286 to approximately                (assuming that no public shares are redeemed). Additional shares of common stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including: (1) issuance of shares of Class A common stock upon exercise of the public warrants and Private Placement Warrants after the Business Combination, (2) pursuant to the Equity Incentive Plan, a copy of which is attached to this proxy statement as Annex H. The issuance and sale of such shares could adversely impact the market price of our common stock, even if our business is doing well.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:

No. SLAC does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for the Company to access the U.S. public markets.

Q:	Will the management of SLAC change in the Business Combination?

A:

We anticipate that all of the executive officers of the Company will remain with New W3BCLOUD. Additionally, Sami Issa, Wael Aburida, Joseph Lubin, Paul Grinberg,                ,                and                 have each been nominated to serve as directors of New W3BCLOUD upon completion of the Business Combination. Please see the section titled “Management of New W3BCLOUD After the Business Combination” for additional information.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The Business Combination Agreement is subject to the satisfaction or waiver of certain closing conditions, including, among others, the obligations of SLAC and the Company to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of any applicable waiting periods under the HSR Act (if applicable), (ii) the approval of SLAC’s stockholders, (iii) the approval of the Company’s stockholders, (iv) approval by the relevant stock exchange of SLAC’s initial listing application in connection with the Business Combination, and (v) after giving effect to the transactions contemplated by the Business Combination Agreement, SLAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Effective Time.

In addition, the obligation of the Company to consummate the Business Combination is subject to the fulfillment of other closing conditions, including, but not limited to, (i) the aggregate cash proceeds available for release from the Trust Account (after giving effect to any redemptions of public shares, if any), together with the proceeds from the Subscription Agreements (as defined in the Business Combination Agreement), Transaction Financing and any private capital funded to the Company, equaling no less than $150,000,000 and (ii) the delivery by SLAC of duly executed letters of resignation from certain directors and officers of SLAC.

For more information about conditions to the consummation of the Business Combination, see “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the first quarter of 2023. This date depends, among other things, on the approval of the Proposals to be put to SLAC’s stockholders at the Special Meeting and certain regulatory approvals. However, such meeting could be adjourned if the Adjournment Proposal is adopted by SLAC’s stockholders at the Special Meeting and SLAC elects to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or for any other reason in connection with, the approval of one or more of the other Proposals at the Special Meeting. For a description of the conditions for the completion of the Business Combination, see “The Business Combination and The Business Combination Agreement.”

Q:	What happens if the Business Combination is not consummated?

A:

If SLAC is not able to complete the Business Combination with the Company by May 17, 2023 (or if such date is extended at a duly called meeting of stockholders, such later date) and is not able to complete another business combination by such date, SLAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest but less taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SLAC’s remaining stockholders and the SLAC Board, dissolve and liquidate, subject in each case to SLAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Q:	How many votes do I have at the Special Meeting?

A:

Our Class A stockholders and Class B stockholders are entitled to one vote on each Proposal, presented at the Special Meeting for each share of our common stock held of record as of                , 2023 the record date for the Special Meeting. As of the close of business on the record date, there were                outstanding shares of our common stock (including                shares of our Class B common stock).

Q:	Did the SLAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. Neither the SLAC Board of directors nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that we are paying for the Company is fair to us from a financial point of view. Neither the SLAC Board of directors nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the SLAC Board of directors conducted due diligence on the Company, reviewed comparisons of selected financial data of the Company with certain of its peers in the industry, reviewed the financial terms set forth in the Business Combination Agreement, and consulted with financial advisors on at least three occasions. Based on the foregoing, the SLAC Board of directors concluded that the Business Combination was in the best interest of SLAC’s stockholders.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement. Public stockholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal or any other Proposal set forth herein. If you wish to exercise your redemption rights, see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to waive its redemption rights in connection with the consummation of the Business Combination with respect to all of the shares of our common stock held by them in connection with the consummation of the Business Combination.

A SLAC stockholder holding both shares of SLAC Class A common stock and public warrants may redeem its shares of SLAC Class A common stock but retain the public warrants, which, if the Business Combination closes, will become New W3BCLOUD public warrants. Assuming a maximum redemption scenario consistent with satisfying the Minimum Cash Condition, if redemption occurs at $10.10 per share in which 1,652,286 shares of SLAC Class A common stock are redeemed, such redeeming public stockholders will retain an aggregate of          detachable redeemable public warrants, which have an aggregate value of $         based on the closing price of the public warrants on the Nasdaq of $         on                 , 2023. As a result of the redemption, the redeeming SLAC stockholders would recoup their entire investment and continue to hold

public warrants with a value of approximately $         (based on the closing price of the public warrants on the Nasdaq of $         on                     , 2023), while non-redeeming SLAC stockholders would suffer additional dilution in their percentage ownership and voting interest of New W3BCLOUD to the extent such warrants are exercised and additional shares of New W3BCLOUD Class A common stock are issued.

The table below sets forth information regarding the value of non-redeemed shares of SLAC common stock assuming no redemption, 50% redemption and 100% redemption scenarios.

	No Redemptions	50% Redemptions	100% Redemptions
Per share value	$	$	$
Value of one-fourth of one redeemable warrant held by SLAC public stockholders (1)	$	$	$

Total value of non-redeemed share	$	$	$

(1)	Based on a price of $ , the closing trading price on the Nasdaq as of , 2023 of public warrants.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on                , 2023 (two business days before the Special Meeting), (x) submit a written request, which includes the name of the beneficial owner of the shares to be redeemed, to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through the Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the date of the Special Meeting. After the date of the Special Meeting, a demand for redemption may only be withdrawn with the Company’s written consent. If you deliver your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares to you (physically or electronically). You may make such request by contacting our transfer agent at the address listed under the question “Who can help answer my questions?” below.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of outstanding units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If you hold your units through a broker, bank or other nominee, you must notify your broker, bank or other nominee that you elect to separate the units into the underlying public shares and warrants, or if you hold units registered in your own name, you must contact our transfer agent directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to our transfer agent, by 5:00 p.m., Eastern Time, on                , 2023 (two business days before the Special Meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants or any shares of our common stock underlying our warrants.

Q:	Can the Sponsor redeem its Founder Shares in connection with the consummation of the Business Combination?

A:

No. The Sponsor has agreed to waive its redemption rights in connection with the consummation of the Business Combination with respect to all of the Founder Shares in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. However, in no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 15% of the shares sold in SLAC’s IPO) for or against our Business Combination restricted.

Q:	Is there a limit on the total number of shares that may be redeemed?

A:

The Business Combination Agreement sets forth a condition to the Company’s obligations under the Business Combination Agreement providing for minimum available cash of the Company of $150,000,000, thereby limiting the maximum number of public shares that could be redeemed in connection with the Business Combination. If such condition is not met, and such condition is not waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could terminate and the Business Combination may not be consummated. Based on the amount of $16,961,286 in the Trust Account as of January 18, 2023, and taking into account the anticipated gross proceeds of approximately $50 million from the PIPE Investors, the Company will need to raise approximately $83 million plus the amount of any further redemptions in additional funding to satisfy the Minimum Cash Condition included in the Business Combination Agreement.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. Stockholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal or any other Proposal set forth herein. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the Nasdaq.

Q:	Do I have appraisal rights in connection with the Business Combination?

A:	No. Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the Delaware General Corporation Law (the “DGCL”).

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The tax consequences of a redemption will depend on each stockholder’s particular facts and circumstances, and each stockholder is urged to consult its tax advisor with respect to such consequences. We expect that a stockholder that exercises its redemption rights to receive cash in exchange for its SLAC common stock will generally be treated as selling such shares, resulting in the recognition of capital gain or capital loss. However, depending on the amount of stock of SLAC that a shareholder owns or is deemed to own

(including through the ownership of SLAC warrants), there may be certain circumstances in which the redemption is treated as a distribution for U.S. federal income tax purposes, which would result in different tax consequences. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section titled “Certain Material U.S. Federal Income Tax Considerations.”

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

Following the closing of SLAC’s IPO, an amount equal to $345,000,000 ($10.00 per unit) of the net proceeds from SLAC’s IPO and the sale of the Private Placement Warrants was placed in the Trust Account. As of January 18, 2023, funds in the Trust Account totaled $16,691,604. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the current charter to modify the substance or timing of SLAC’s obligation to redeem 100% of its public shares if it does not complete its initial business combination by May 17, 2023; and (3) the redemption of all of the public shares if SLAC is unable to complete its initial business combination by May 17, 2023 (or if such date is extended at a duly called meeting of stockholders, such later date), subject to applicable law.

Upon consummation of the Business Combination, we intend to pay certain expenses incurred in connection with the Business Combination and related transactions using cash held in the Trust Account. If any of the funds released from the Trust Account are not used to fund the fees and expenses relating to the Business Combination and other transactions contemplated by the Business Combination Agreement, or to fund redemptions of our common stock, they will be used for general corporate purposes of the combined company, which may include repayment of indebtedness.

Q:	What do I need to do now?

A:

Whether or not you plan to participate in the virtual Special Meeting, we urge you to read this proxy statement (including the Annexes) carefully, including the section titled “Risk Factors,” and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q:	How do I vote?

A:

If you were a holder of record of our common stock on                 , 2023, the record date for the Special Meeting, you may vote online during the Special Meeting or any adjournment thereof by accessing https://www.cstproxy.com/slac/2023, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided in accordance with the instructions set forth on the enclosed proxy card. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the Special Meeting. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to participate in the virtual Special Meeting and vote online during the Special Meeting, obtain a legal proxy from your broker, bank or other nominee and email a copy (a legible photograph is sufficient) of your legal proxy to proxy@continentalstock.com.

Q:	If my shares are held in “street name,” will my broker, bank or other nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement may have been forwarded to you by your broker, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. We believe all of the Proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or other nominee will not vote your shares without your instruction. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker, bank or other nominee on a particular Proposal on which your broker, bank or other nominee does not have discretionary authority to vote, your shares will not be voted on that Proposal. This is called a “broker non-vote.” An abstention will be counted towards the quorum requirement for each of the Proposals presented at the Special Meeting but a broker non-vote will not. In connection with the Business Combination Proposal, the Nasdaq Issuance Proposal, the Governance Proposal, the Director Election Proposal, the Equity Incentive Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, broker non-votes, abstentions or the failure to vote will have no effect on the outcome of the vote. If you are a SLAC stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Charter Amendment Proposal. Such broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:

SLAC has fixed                , 2023 as the record date for the Special Meeting. If you were a stockholder of SLAC at the close of business on the record date, you are entitled to vote on matters that come before the Special Meeting. However, a stockholder may only vote his, her or its shares if he, she or it is present in person virtually or is represented by proxy at the Special Meeting.

Q:	What happens if I sell my shares of common stock before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of common stock after the applicable record date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting with respect to such shares but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	How do I register to participate in the virtual Special Meeting?

A:	To register for the virtual Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock.

If your shares are registered in your name with our transfer agent and you wish to participate in the online-only virtual meeting, go to https://www.cstproxy.com/slac/2023, enter the control number you received on your proxy card and click on “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting our transfer agent, a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact our transfer agent at least five business days prior to the meeting date.

Q:	How do I access the virtual Special Meeting website?

A:

You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or email address below. Beneficial stockholders who hold shares through a bank, broker or other nominee will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated. Continental Stock Transfer & Trust Company’s contact information is as follows: 917-262-2373, or email proxv@continentalstock.com.

Q:	What constitutes a quorum at the Special Meeting?

A:

A quorum will be present at the Special Meeting if a majority of the shares of our common stock outstanding and entitled to vote at the Special Meeting is represented at the meeting in person or represented proxy. If a stockholder fails to vote his, her or its shares online during the Special Meeting or by proxy, such shares will not be counted for the purposes of establishing a quorum. If a stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee fails to give voting instructions to such bank, broker or other nominee (a “broker non-vote”) on all of the Proposals set forth in this proxy statement, such shares will not be counted for the purposes of establishing a quorum. An abstention from voting shares represented at the Special Meeting in person or by proxy but not voted on one or more Proposals, or a broker non-vote, so long as the stockholder has given the bank, broker or other nominee voting instructions on at least one of the Proposals in this proxy statement, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting may adjourn the Special Meeting. As of the record date for the Special Meeting, the presence by virtual attendance or by proxy of shares of our common stock is required to achieve a quorum.

Q:	What vote is required to approve each Proposal at the Special Meeting?

A:

The approval of each of the Business Combination Proposal, the Nasdaq Issuance Proposal, the Governance Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires the affirmative vote (virtually or by proxy) of holders of a majority of our outstanding shares of common stock present in person virtually or represented by proxy and entitled to vote thereon at the Special Meeting. Broker non-votes, abstentions or the failure to vote will have no effect on the outcome of the vote.

Approval of the Charter Amendment Proposal requires the affirmative vote (virtually or by proxy) of a majority of the issued and outstanding shares of each of the SLAC Class A common stock and SLAC Class B common stock, voting separately, as well as the vote of a majority of the issued and outstanding shares of SLAC common stock, voting together as a single class. Broker non-votes, abstentions or the failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The approval of the Director Election Proposal requires the affirmative vote (virtually or by proxy) of holders of a plurality of the votes cast by holders of outstanding shares of SLAC Class B common stock entitled to vote thereon at the Special Meeting. Broker non-votes, abstentions or the failure to vote will have no effect on the outcome of the vote.

Q:	What are the recommendations of the SLAC Board?

A:

The SLAC Board believes that the Business Combination Proposal and the other Proposals to be presented at the Special Meeting are in the best interest of SLAC’s stockholders and unanimously recommends that its stockholders vote “FOR” Proposal No. 1—The Business Combination Proposal, “FOR” Proposal No. 2 —The Nasdaq Issuance Proposal, “FOR” Proposal No. 3—The Charter Amendment Proposal, “FOR” Proposal No. 4—The Governance Proposal, “FOR” Proposal No. 5—The Director Election Proposal, “FOR” Proposal No. 6—The Equity Incentive Plan Proposal, “FOR” Proposal No. 7—The Employee Stock Purchase Plan Proposal, and “FOR” Proposal No. 8—The Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of SLAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SLAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. See the section titled “The Business Combination and The Business Combination Agreement Interests of SLAC Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q:	How will the Initial Stockholders and SLAC’s directors and officers vote?

A:

In connection with SLAC’s IPO, we entered into an agreement with each of our Initial Stockholders, our executive officers and our directors, pursuant to which they agreed to vote any shares of our common stock owned by them in favor of a proposed initial business combination. As of the date of this proxy statement, our Initial Stockholders own approximately 83.9% of our issued and outstanding shares of common stock, including all of the Founder Shares. None of our Initial Stockholders, have entered into agreements, and are not currently in negotiations, to purchase or sell shares prior to the record date.

In addition, in connection with the execution and delivery of the Business Combination Agreement, on July 31, 2022, the Sponsor entered into a Transaction Support Agreement (the “Transaction Support Agreement”) with (i) us, (ii) a number of persons, noted as Company holders (the “Company Holders”), and (iii) the Company, pursuant to which the parties thereto agreed to vote any shares of our common stock owned by them (representing as of the date hereof approximately 83.9% of the outstanding shares of our common stock) in favor of the Business Combination Proposal and other Proposals described in this proxy statement and presented at the Special Meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to our transfer agent at the address listed under “Who can help answer my questions?” below so that it is received by the transfer agent prior to the Special Meeting, or participate in the virtual Special Meeting and vote online during the Special Meeting. You also may revoke your proxy by sending a notice of revocation to                by email at                or in writing to Social Leverage Acquisition Corp I, 8390 E. Via De Ventura Suite F110-207 Scottsdale, Arizona 85258, or by telephone at (302) 492-7522, which must be received by                prior to the Special Meeting.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a Proposal will be voted “FOR” each Proposal presented at the Special Meeting or any adjournment thereof.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:

At the Special Meeting, if you abstain from voting with respect to a particular Proposal, your shares will be counted as present for purposes of establishing a quorum. For purposes of approving the Proposals, failure to vote or an abstention will have no effect on the vote to approve each of the Business Combination Proposal, the Nasdaq Issuance Proposal, the Governance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. Broker non-votes, abstentions or the failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

Q:	If I am not going to participate in the virtual Special Meeting, should I return my proxy card instead?

A:

Yes. Whether you plan to participate in the virtual Special Meeting or not, please read this proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided in accordance with the instructions set forth on the enclosed proxy card.

Q:	What should I do with my stock certificates, warrant certificates or unit certificates?

A:	Our stockholders who exercise their redemption rights must deliver (either physically or electronically) their stock certificates to our transfer agent prior to the Special Meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2023 (two business days before the Special Meeting) in order for their shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public stockholders who do not elect to have their public shares redeemed for the pro rata share of the Trust Account should not submit the stock certificates relating to their public shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

SLAC stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of our common stock.

Q:	Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:

We will pay the cost of soliciting proxies for the Special Meeting. SLAC has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the Special Meeting. SLAC has agreed to pay Morrow Sodali a fee of $37,500, plus disbursements. SLAC will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. SLAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. SLAC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person virtually. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Howard Lindzon, Chief Executive Officer

Social Leverage Acquisition Corp I

390 E. Via De Ventura Suite F110-207

Scottsdale, Arizona 85258

Tel: (302) 492-7522

You may also contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: SLAC.info@investor.morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) prior to 5:00 p.m., Eastern Time, on                , 2023 (two business days before the Special Meeting) in order for your shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention: Mark Zimkand

Email: mzimkind@continentalstock.com

If you have other questions please contact:

Howard Lindzon, Chief Executive Officer

Social Leverage Acquisition Corp I

390 E. Via De Ventura Suite F110-207

Scottsdale, Arizona 85258

Tel: (302) 492-7522

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information included in this proxy statement and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

Parties to the Business Combination

SLAC

SLAC is a blank check company incorporated in Delaware on December 1, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a company, with a primary focus on innovative and mission-driven businesses in the financial technology, enterprise software, or consumer technology sectors. SLAC’s Class A common stock, units and warrants are currently listed on the Nasdaq under the symbols “SLAC,” “SLACU” and “SLACW,” respectively. The mailing address of SLAC’s principal executive office is 8390 E. Via De Ventura, Suite F110-207, Scottsdale, Arizona 85258 and the telephone number of SLAC’s principal executive office is (302) 492-7522.

Merger Sub

Merger Sub is a Delaware corporation, incorporated on June 28, 2022, and a direct, wholly-owned subsidiary of SLAC. Merger Sub was formed solely for the purpose of engaging in the Business Combination and does not own any material assets or operate any business.

Company

The Company, founded in 2018, is a leading storage and compute infrastructure provider. The Company builds and deploys the underlying physical infrastructure necessary to support decentralized protocols and networks, collectively known as Web3, and enables Web3 developers and innovators to build and scale dApps. The Company’s flexible architecture scales with Web3’s explosive growth, supported by leading-edge hardware and software expertise from the Company’s early shareholders AMD and ConsenSys. The Company brings the value generated by Web3 protocols and networks to Wall Street through a single investment vehicle.

The Business Combination and the Business Combination Agreement

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

If the Business Combination Agreement is approved and the Business Combination is approved and subsequently completed, the Company will become a direct, wholly-owned subsidiary of SLAC.

Consideration to the Company’s Stockholders in the Business Combination

Each share of (a) Company Class A common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive a number of shares of New W3BCLOUD Class A common stock equal to (i) the product of (x) the Aggregate Company Consideration multiplied by (y) a fraction, the numerator of which is the number of shares of Company Class A common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by (ii) the number of shares of Company common stock issued and outstanding at the Effective Time and (b) Company Class B common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, will be cancelled and automatically converted into and become the right to receive a number of shares of New W3BCLOUD Class B common stock equal to (i) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class B common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by (ii) the number of shares of company common stock issued and outstanding at the Effective Time by virtue of the Merger and without any action on the part of the parties to the Business Combination Agreement or any of their respective stockholders.

As a consequence of the Business Combination, at the Effective Time, each Company Subsidiary Option will automatically lapse, and the holder thereof will be granted a substantially equivalent option (vested or unvested, as applicable) to subscribe for a number of shares of New W3BCLOUD Class A common stock, in each case, subject to substantially the same terms and conditions as were applicable to the corresponding former Company Subsidiary Option. The number of shares of New W3BCLOUD Class A common stock underlying such converted option shall be equal to the product obtained by multiplying the number of B Ordinary Shares subject to such Company Subsidiary Option immediately prior to the Effective Time by the Company Class A Per Share Consideration, at an exercise price per share equal to the quotient obtained by dividing the exercise price per B Ordinary Share subject to such Company Subsidiary Option immediately prior to the Effective Time by the Company Class A Per Share Consideration. To the extent applicable, the number of shares of New W3BCLOUD Class A common stock and the exercise price of such converted options will be determined in a manner that is consistent with the requirements of Section 409A of the Code.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. Each of the Amended and Restated Registration Rights Agreement, Sponsor Letter Agreement, Company Warrant Agreement, and Transaction Support Agreement (or forms thereof) are attached hereto as Annex B, Annex C, Annex D and Annex E, respectively. You are urged to read such agreements in their entirety prior to voting on the Proposals presented at the Special Meeting.

Amended and Restated Registration Rights Agreement

At the Closing, New W3BCLOUD will enter into the Amended and Restated Registration Rights Agreement with the A&R RRA Parties, pursuant to which the A&R RRA Parties will be entitled to registration rights in respect of certain shares of New W3BCLOUD’s Class A common stock and certain other equity securities of New W3BCLOUD that are held by the A&R RRA Parties from time to time.

The Amended and Restated Registration Rights Agreement provides that New W3BCLOUD will as soon as practicable but no later than 30 calendar days following the Closing, file with the SEC a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”) registering the resale of certain shares of New W3BCLOUD Class A common stock and certain other equity securities of New

W3BCLOUD held by the A&R RRA Parties and will use its commercially reasonable efforts to have the Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the actual filing date if the SEC notifies SLAC that it will “review” the Shelf Registration Statement and (ii) the tenth (10th) Business Day (as defined in the Amended and Restated Registration Rights Agreement) after the date New W3BCLOUD is notified (orally or in writing, whichever is earlier) by the SEC that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review.

Each of the Sponsor, certain Legacy Shareholders, certain investors and their respective transferees will be entitled to certain demand registration rights in connection with an underwritten shelf takedown offering, in each case subject to certain offering thresholds, applicable lock-up restrictions, issuer suspension periods and certain other conditions. If the shelf registration statement becomes unavailable once it is declared effective, the A&R RRA Parties will have certain demand registration rights. In addition, such A&R RRA Parties have certain “piggy-back” registration rights, subject to customary underwriter cutbacks, issuer suspension periods and certain other conditions. The Amended and Restated Registration Rights Agreement includes customary indemnification provisions. New W3BCLOUD will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Amended and Restated Registration Rights Agreement.

For a more detailed discussion, please see “Related Agreements — Amended and Restated Registration Rights Agreement” of this proxy statement.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, SLAC, the Company, and the Insiders entered into a sponsor letter agreement, dated as of July 31, 2022, pursuant to which the Sponsor and each other holder of SLAC Class B common stock has agreed to, among other things:

•	vote in favor of the Proposals (including the Business Combination Proposal) at the Special Meeting;

•

waive any adjustment to the conversion ratio set forth in the governing documents of SLAC or any other anti-dilution or similar protection with respect to the SLAC common stock (whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise);

•	not redeem or otherwise exercise any right to redeem any of his, her or its SLAC equity securities;

•	be bound by certain transfer restrictions with respect to his, her or its SLAC equity securities prior to the Closing; provided that such transfer restrictions shall apply to:

•

50% of Restricted Sponsor Shares (as defined in the Sponsor Letter Agreement) (862,500) from the Closing and through the date that is five years after the Closing Date (the “Vesting Period”), unless and until the VWAP of the SLAC Class A common stock equals or exceeds $12.50 for any twenty (20) trading days out of a period of thirty (30) consecutive trading days; and

•

such transfer restrictions shall apply to the remaining 50% of Restricted Sponsor Shares (862,500) unless and until the VWAP of the SLAC Class A common stock equals or exceeds $15.00 for any twenty (20) trading days out of a period of thirty (30) consecutive trading days; and

•

exchange two million (2,000,000) Private Placement Warrants, each to purchase one share of SLAC Class A common stock, for two million (2,000,000) new Exchange Private Placement Warrants with substantially the same terms as the original Private Placement Warrants, except that such new Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share, subject to conditions set forth in the Warrant Agreement (as defined below).

For a more detailed discussion, please see “Related Agreements –Sponsor Letter Agreement.”

Warrant Agreement

Concurrently with the consummation of the Business Combination, New W3BCLOUD will enter into the Warrant Agreement, pursuant to which the parties will agree to exchange two million (2,000,000) of the Private Placement Warrants for new Exchange Private Placement Warrants, with substantially the same terms as the original Private Placement Warrants, except that such new Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share.

For a more detailed discussion, please see “Related Agreements—Warrant Agreement.”

Transaction Support Agreement

In connection with the execution of the Business Combination Agreement, the stockholders of the Company entered into the Transaction Support Agreement. Under the Transaction Support Agreement, each stockholder of the Company has agreed to, among other things:

•

vote to approve and adopt, following the filing of the definitive version of this proxy statement, the Business Combination Agreement and the ancillary agreements and the transactions contemplated thereby;

•	enter into at the Closing certain of the transaction documents contemplated by the Business Combination Agreement;

•	not to effect any sale, distribution or disposal of shares held by such stockholder, subject to the terms described therein; and

•	take, or cause to be taken, any actions necessary or advisable to support the termination of certain agreements to be terminated effective as of the Closing.

Additionally, W3BCLOUD Nominees Limited (as holder of the B Ordinary Shares) has agreed to exchange the B Ordinary Shares held by it for shares of Company Class A common stock prior to the Closing. The shares of Company common stock that are owned by the supporting Company stockholders and subject to the Transaction Support Agreement represent 100% of the outstanding voting power of Company common stock (on an as-converted basis) issued and outstanding as of the execution of the Transaction Support Agreement.

For a more detailed discussion, please see “Related Agreements—Transaction Support Agreement.”

Voting Agreement

In connection with the completion of the Business Combination, New W3BCLOUD and certain holders of New W3BCLOUD stock will enter into the Voting Agreement, pursuant to which, for so long as ConsenSys, together with any of its controlled affiliates (as defined in the Voting Agreement), collectively maintain ownership of at least 20% of the shares of New W3BCLOUD Class A common stock held by ConsenSys upon entry into the Voting Agreement (the “20% Condition”), certain parties to the Voting Agreement will take all reasonable actions within their respective control to provide that any time during which the 20% Condition is satisfied, one director of the New W3BCloud Board to be an individual designated by ConsenSys. The Voting Agreement will terminate once the 20% Condition is no longer satisfied.

For a more detailed discussion, please see “Related Agreements—Voting Agreement.”

Organizational Structure of the Company

The following diagram depicts, in a simplified form, the current ownership structure of the Company as of the date of this proxy statement:

The following diagram depicts, in a simplified form, the ownership structure of the Company as of immediately prior to giving effect to the Business Combination:

Organizational Structure of SLAC

The following diagram depicts, in a simplified form, the current ownership structure of SLAC as of the date of this proxy statement:

The following diagram depicts, in a simplified form, the ownership structure of New W3BCLOUD immediately following consummation of the Business Combination assuming no redemptions (excluding the potential dilutive effect of the exercise of New W3BCLOUD’s public warrants and the Restricted Sponsor Shares).

SLAC Public Stockholders
Sponsor
PIPE Investors
W3BCLOUD Founders
Other Existing Company Equityholders
Economic: %
Voting: %
Economic: %
Voting: %
Economic: %
Voting: %
Economic: %
Voting: %
Economic: %
Voting: %
New W3BCLOUD
W3BCLOUD Holdings Inc. (US - DE)
100%
100%
W3BCLOUD Inc. (US - NV)
W3BCLOUD Limited (Ireland)
100%
W3BCLOUD Capital Inc. (US - DE)

Redemption Rights

Pursuant to our current charter, holders of our public shares may elect to have their shares redeemed for cash at a redemption price per share calculated in accordance with our current charter. As of January 18, 2023, this would have amounted to approximately $10.10 per share. If a holder of public shares properly exercises his, her or its redemption rights, then such holder will be exchanging his, her or its shares of our common stock for cash and will no longer own such shares. See the section titled “Special Meeting of SLAC Stockholders—Redemption Rights and Procedures” for the procedures to be followed if you wish to redeem your shares for cash and not continue to own our common stock following consummation of the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Any redemptions by our public stockholders will decrease the funds in the Trust Account available to us to consummate the Business Combination and related transactions.

Management of New W3BCLOUD After the Business Combination

In connection with the Business Combination, SLAC will amend and restate its current charter to, among other things, (A) change its name to “W3BCLOUD, Inc.” and (B) provide for a board of directors that will initially consist of seven (7) directors. See “Management of New W3BCLOUD After the Business Combination.”

The Proposals

At the Special Meeting, SLAC stockholders will vote on the following Proposals:

•	The Business Combination Proposal—To consider and vote upon a Proposal to approve the Business Combination Agreement, and the transactions and ancillary agreements contemplated thereby.

•

The Nasdaq Issuance Proposal—To consider and vote upon a Proposal for purposes of complying with applicable provisions of Rule 5635 of the Nasdaq Stock Market Listing Rules, to approve (i) the issuance of more than 20% of SLAC’s currently issued and outstanding SLAC common stock in connection with the Business Combination, (ii) the issuance of a number of shares of SLAC Class B common stock that will result in a change of control of SLAC (pursuant to Rule 5635(b) of the Nasdaq Stock Market Listing Rules) in connection with the Business Combination and (iii) a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock under Rules 5635(d) of the Nasdaq Stock Market Listing Rules in connection with the Business Combination.

•	The Charter Amendment Proposal—to consider and act upon a Proposal to adopt the Proposed Charter.

•

The Governance Proposal—to consider and act upon, on a non-binding advisory basis, a separate Proposal with respect to certain governance provisions in the Proposed Charter in accordance with SEC requirements. Notwithstanding the approval of the Governance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Governance Proposal will not be effected.

•

The Director Election Proposal—For the holders of outstanding shares of SLAC Class B common stock to consider and vote upon a Proposal to elect seven (7) directors to serve on the SLAC Board until the earlier of the closing and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal.

•	The Equity Incentive Plan Proposal—To consider and vote upon a Proposal to approve the Equity Incentive Plan.

•	The Employee Stock Purchase Plan Proposal—To consider and vote upon a Proposal to approve the Employee Stock Purchase Plan.

•

The Adjournment Proposal—To consider and vote upon a Proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or for any other reason permitted by the Business Combination Agreement in connection with, the approval of one or more of the other Proposals at the Special Meeting.

Voting Power, Record Date for Special Meeting

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of SLAC common stock at the close of business on                , 2023, which is the record date for the Special Meeting. You are entitled to one vote for each share of SLAC Class A common stock and SLAC Class B common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions. On the record date, there were                  shares of SLAC Class A common stock and                 shares of SLAC Class B common stock issued and outstanding, of which                 shares are public shares, are                placement shares held by the Sponsor, and are                 Founder Shares held by the Initial Stockholders.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, SLAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and the Company will be treated as the accounting acquirer. This determination was primarily based on the Company expecting to have a majority of the voting power of the post-combination company, the Company’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of the Company compared to SLAC, and the Company’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the financial statements of the post-combination entity will represent a continuation of the financial statements of the Company with the acquisition being treated as the equivalent of the Company issuing stock for the net assets of SLAC, accompanied by a recapitalization. The net assets of SLAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Appraisal Rights

Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Conditions to the Business Combination

The consummation of the Business Combination contemplated by the Business Combination Agreement is subject to certain conditions including, among others: (a) approval by SLAC’s stockholders and the Company’s stockholders; (b) SLAC having at least $5,000,001 of net tangible assets as of the Effective Time; (c) the approval for listing of the shares of SLAC Class A common stock to be issued in connection with the Closing on the Nasdaq; (d) the satisfaction of the Minimum Cash Condition (as defined below); and (e) the filing of the Proposed Charter with the Secretary of State of the State of Delaware.

See “The Business Combination and the Business Combination Agreement—Conditions to the Business Combination.”

Regulatory Approvals Required for the Business Combination

SLAC and the Company have agreed to use their respective reasonable best efforts to obtain all required regulatory approvals. Following the execution of the Business Combination Agreement, SLAC and the Company determined that no HSR filing is required by SLAC or the Company in connection with the transactions contemplated by the Business Combination Agreement.

The regulatory approvals to which completion of the Business Combination are subject are described in more detail in “Regulatory Approvals Required for the Business Combination.”

No Solicitation

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement in accordance with its terms, the Company has agreed not to, and shall cause its subsidiaries and its and their respective representatives not to, directly or indirectly,

•

enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or encourage (including by way of furnishing non-public information) or respond to or facilitate any inquiries, offers or proposals (written or oral) by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of the Company or any of its subsidiaries or any shares, capital stock or other equity securities of the Company or any of its subsidiaries, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities, liquidation, dissolution, initial public offering, tender offer or other similar transaction involving the Company or any of its subsidiaries (an “Alternative Transaction”), other than with the other parties to the Business Combination Agreement and their respective representatives;

•

enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction;

•	enter into any contract or other arrangement or understanding regarding an Alternative Transaction;

•	commence, continue or renew any due diligence investigation regarding any Alternative Transaction;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend an Alternative Transaction;

•	prepare or take any steps in connection with a public offering of any equity interests of the Company or any of its subsidiaries; or

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of the Company or any of its subsidiaries.

The Company has agreed to, and shall cause its subsidiaries and its and their respective affiliates and representatives to, cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction.

The Company has also agreed that it will promptly request each person (other than the parties to the Business Combination Agreement and their respective representatives) that has prior to July 31, 2022 executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date of the Business Combination Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement).

If the Company or any of its subsidiaries or any of its or their respective representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, the Company has agreed to promptly (and in no event later than two (2) business days after the Company becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Business Combination that prohibits such party from considering such inquiry or proposal and notify SLAC of the receipt of an Alternative Transaction including a summary of the material terms and conditions of such Alternative Transaction, unless the Company is bound by a previously executed confidentiality agreement that prohibits such disclosure (in which case, the Company has agreed to use commercially reasonable efforts to seek a waiver of any applicable confidentiality restrictions).

From and after July 31, 2022 until the Effective Time or, if earlier, the valid termination of the Business Combination Agreement in accordance with its terms,

(a) SLAC has agreed not to, and shall direct its representatives acting on its behalf not to, directly or indirectly,

•

initiate, seek, solicit, knowingly facilitate or encourage or submit an indication of interest for, any inquiries, proposals or offer to a person (including any financial investor or group of financial investors) concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of SLAC or any capital stock or other equity securities of SLAC, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities or other similar transaction (“SLAC Acquisition Proposal”); or

•	participate in any negotiations relating to a SLAC Acquisition Proposal; and

(b) SLAC has agreed to, and shall cause its representatives to, (i) terminate immediately any negotiations with any person relating to a SLAC Acquisition Proposal and (ii) promptly advise the Company in writing of any proposal regarding a SLAC Acquisition Proposal that it has received (it being understood that SLAC shall not be required to inform the Company of the identity of the person making such proposal or the material terms thereof).

See “The Business Combination and the Business Combination Agreement —Covenants and Agreements.”

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the consummation of the Business Combination, including:

•	by mutual written consent of the Company and SLAC;

•

by either SLAC or the Company if the Business Combination has not been consummated on or before July 31, 2023 (the Termination Date); provided, however, that this right to terminate the Business Combination Agreement shall not be available to a party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation shall have proximately caused the failure to consummate the Business Combination on or prior to the Outside Date;

•

by either SLAC or the Company if any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Business Combination, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination;

•	by either SLAC or the Company if any of the Condition Precedent Proposals fail to receive the Required SLAC Stockholder Approval at the Special Meeting;

•

by either SLAC or the Company if any law or injunction enacted, issued, promulgated, enforced or entered by a relevant governmental authority has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such law or injunction has become final and non-appealable; provided that this right to terminate the Business Combination Agreement will not be available to a party whose breach of any provision of this Agreement caused such injunction;

•

by the Company if any of the representations or warranties made by SLAC in the Business Combination Agreement are not true and correct or if SLAC fails to perform any covenant or agreement on the part of SLAC set forth in the Business Combination Agreement such that certain conditions for the Company’s obligations under the Business Combination Agreement would not be satisfied (a “Terminating SLAC Breach”); provided that the Company is not then in breach of its respective representations, warranties, covenants or agreements in the Business Combination Agreement so as to prevent such conditions from being satisfied; provided, further, that, if such Terminating SLAC Breach is curable by SLAC, the Company may not terminate the Business Combination Agreement for so long as SLAC continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (a) thirty (30) days after written notice of such breach is provided by the Company to SLAC and (b) the Outside Date;

•

by the Company if SLAC does not have at least $150,000,000 in available cash immediately prior to the consummation of the Business Combination after taking into account (i) payments required to satisfy SLAC’s stockholder redemptions and the payment of any expenses by SLAC pursuant to the Business Combination Agreement, if any, (ii) the net proceeds from certain investors who will enter into Subscription Agreements with SLAC (together with any permitted assigns) in connection with the Business Combination, (iii) the Transaction Financing, and (iv) any private capital funded to the Company;

•

by the Company prior to obtaining the Required SLAC Stockholder Approval if the SLAC Board (a) has made a Change in Recommendation or (b) failed to include the SLAC Board Recommendation in this proxy statement; or

•

by SLAC if any of the representations or warranties made by the Company in the Business Combination Agreement are not true and correct or if the Company fails to perform any covenant or agreement on the part of the Company, set forth in the Business Combination Agreement, such that certain conditions for SLAC’s obligations under the Business Combination Agreement would not be satisfied (“Terminating Company Breach”); provided that SLAC is not then in breach of its representations, warranties, covenants or agreements in the Business Combination Agreement so as to prevent such conditions from being satisfied; provided, further, that, if such Terminating Company Breach is curable by the Company, SLAC may not terminate the Business Combination Agreement for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (a) thirty (30) days after written notice of such breach is provided by SLAC to the Company and (b) the Outside Date.

See “The Business Combination and the Business Combination Agreement—Termination.”

Nasdaq Listing

SLAC Class A common stock is listed on the Nasdaq under the symbol “SLAC.” SLAC’s public warrants are listed on the Nasdaq under the symbol “SLACW.” SLAC’s units that have not separated are listed on the Nasdaq under the symbol “SLACU.” Following the Business Combination, SLAC Class A common stock (including common stock issuable in connection with the consummation of the Business Combination) will be listed on the Nasdaq under the symbol “WBCL.”

Quorum and Required Vote for Proposals for the Special Meeting

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of SLAC’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if holders of a majority in voting power of SLAC common stock issued and outstanding and entitled to vote at the Special Meeting is present virtually or represented by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum at the Special Meeting.

The approval of each of the Business Combination Proposal, the Nasdaq Issuance Proposal, the Governance Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires the affirmative vote (virtually or by proxy) of majority of the votes cast by holders of the outstanding shares of SLAC common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon. If a valid quorum is established, a stockholder’s failure to vote by proxy or virtually at the Special Meeting will have no effect on the outcome of any vote on any of the foregoing Proposals. Abstentions will be counted in connection with determination of whether a valid quorum is established but will have no effect on the vote with respect to such Proposals. Broker non-votes will also have no effect on the vote with respect to such Proposals. The Insiders have agreed to vote their Founder Shares and any public shares they may hold in favor of each of the Business Combination Proposal, the Nasdaq Issuance Proposal, the Charter Amendment Proposal, the Governance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal. Currently, the Insiders own approximately 83.9% of the issued and outstanding SLAC common stock, including all of the outstanding Founder Shares.

Approval of the Charter Amendment Proposal requires the affirmative vote (virtually or by proxy) of a majority of the issued and outstanding shares of each of the SLAC Class A common stock and SLAC Class B common stock, voting separately, as well as the vote of a majority of the issued and outstanding shares of SLAC common stock, voting together as a single class. Failure to vote by proxy or virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Amendment Proposal, will each have the same effect as a vote “AGAINST” the Charter Amendment Proposal. As of the date of this proxy statement, the Insiders have agreed to vote their Founder Shares and any public shares they may hold in favor of this Proposal.

Approval of the Director Election Proposal requires the affirmative vote (virtually or by proxy) of holders of a plurality of the votes cast by holders of outstanding shares of SLAC Class B common stock entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote virtually at the Special Meeting, abstentions and broker non-votes will have no effect on the vote for the Director Election Proposal. The Insiders have agreed to vote their Founder Shares, which constitutes all of the outstanding shares of SLAC Class B common stock, in favor of the Director Election Proposal. Consequently, the passage of the Director Election Proposal is assured.

The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the Nasdaq Issuance Proposal and the Charter Amendment Proposal are approved at the Special Meeting. It is important for you to note that in the event that the Business Combination Proposal, the Nasdaq Issuance Proposal and the Charter Amendment Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination.

Recommendation of the SLAC Board and Reasons for the Business Combination

The SLAC Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of SLAC and its stockholders and has directed that the Proposals set forth in this proxy statement be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement.

After careful consideration, the SLAC Board unanimously recommends voting “FOR” the Business Combination Proposal, “FOR” the Nasdaq Issuance Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal. See “The Business Combination and the Business Combination Agreement—Recommendation of the SLAC Board and Reasons for the Business Combination.”

Risk Factors Summary

You should consider all the information contained in this proxy statement in deciding how to vote for the proposals presented in the proxy statement. In particular, you should consider the factors described under “Risk Factors” of this proxy statement.

The occurrence of one or more of the events or circumstances described in “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on (A) the ability of the Company and SLAC to complete the Business Combination and (B) the business, cash flows, financial condition and results of operations of New W3BCLOUD following consummation of the Business Combination.

Some of the risks related to the Company, SLAC and the Business Combination are summarized below.

Risks Related to Our Business and Industry

•

We have a limited operating history in an evolving and highly volatile industry, which makes it difficult to evaluate our current business and future prospects, and we may not be able to realize our business plan or manage our growth.

•

If we fail to successfully execute on our business plan or if digital assets and blockchain do not become widely used on a mass scale through Web3 as we anticipate, our results of operations could be adversely affected.

•

We have a business plan which is primarily dependent on our ability to deploy our storage and compute infrastructure to support a broad range of Web3 protocols. An inability to do so could result in us not being able to realize our business plan or operate a profitable business.

•

We have a business plan that relies on our strategic relationship with AMD and ConsenSys. A disruption of either or both of these strategic relationships could have a material adverse effect on our business and prospects.

•

To the extent that the profit margins of digital assets are not high, validators are more likely to immediately sell token rewards earned by validating in the market, thereby constraining the growth of the price of the digital assets that could adversely impact us.

•

If the token reward for solving blocks and transaction fees are not sufficiently high or the transaction fees become too high, operators may not have an adequate incentive to continue operations or it may decrease the demand for the blockchains on which we provide services and we may not be able to realize our business plan.

•	Our operations and profitability may be adversely affected by competition.

•	There is a lack of liquid markets and a risk of possible manipulation of digital assets.

•	Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital asset.

•	Concerns about the environmental impacts of blockchain technology could adversely impact usage and perceptions of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work, other digital assets or us.

•

Our revenue for storage and compute infrastructure services relies heavily on payment from protocol smart contracts and/or third-party pool operators and may be negatively impacted by cyber-attacks against protocol smart contracts or pool operators and/or our limited recourse against protocol smart contracts or pool operators with respect to rewards payable to us.

Digital Asset, Equipment and Technology Related Risks

•

The future development and growth of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets for which we may provide services are subject to a variety of factors that are difficult to predict and evaluate and may be in the hands of third parties to a substantial extent. If these digital assets do not grow as we expect, our business, financial condition and results of operations could be adversely affected.

•

The transition of Ethereum to Proof-of-Stake consensus as part of the implementation of “the Merge” could make our Ethereum-related activities less competitive and ultimately adversely affect our business, financial condition and results of operations.

•

The cost of obtaining new and replacement hardware and parts has historically been and is likely to continue to be capital intensive and may increase along with the market price of and demand for digital assets, which may have a material and adverse effect on our business, financial condition and results of operations.

•	The decentralized nature of blockchain systems may lead to slow or inadequate responses to crises, which may negatively affect our business.

•

The loss or destruction of private keys required to access any digital assets held for our account may be irreversible. If we are unable to access our private keys or if we or any third-party holding private keys for accounts holding our digital assets experiences a hack or other data loss relating to our ability to access any digital assets, it could cause regulatory scrutiny, reputational harm and other losses.

Risks Related to the Company’s Financial Condition

•	There is substantial doubt about our ability to continue as a going concern if we are unable to raise additional working capital.

•	There is no assurance that we will achieve profitability or that our revenue and business models will be successful.

•	The prices of digital assets are extremely volatile, and price fluctuations may adversely impact the value of digital assets that we hold.

Risks Related to the Company’s Employees and Other Service Providers

•

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, financial condition and results of operations.

•	Our current and historical use of independent contractors could result in certain liabilities.

Risks Related to Government Regulation

•

We are subject to an extensive and rapidly evolving regulatory landscape. An assertion of jurisdiction by the United States or foreign regulators, or other government entities over digital assets, or any adverse changes to, or our failure to comply with, any laws and regulations on digital assets could adversely affect our brand, reputation, business, operating results and financial condition.

•

The cryptoeconomy is relatively new and its access to policymakers or lobbying organizations is evolving, which may harm our ability to effectively react to proposed legislation and regulation of digital assets or digital asset platforms adverse to our business.

•

If a digital asset is deemed to be a “security” or a “regulated financial instrument” in any relevant jurisdiction, that may have an adverse impact on the transferability of and market demand for the digital asset, may expose us to regulatory scrutiny, investigations, fines and requirements, including registration and licensure, which may adversely affect our business, financial condition and results of operations.

•

Companies in which we make a minority investment could become subject to judicial or administrative sanctions for failing to offer or sell digital assets in compliance with securities or other registration requirements or for acting as a broker or dealer without appropriate registration.

Risks Related to Intellectual Property

•	Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, financial condition and results of operations.

•

Our services, including the blockchain where the Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other protocols for which we provide storage and compute services are built, contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.

Risks Related to Operating as a Public Company

•

The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, make us incur increased costs, and affect our ability to attract and retain executive management and qualified board members.

Risks Related to SLAC and the Business Combination

•	We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interest in us and may depress the market price of our common stock.

•	If the combined company’s performance following the Business Combination does not meet market expectations, the price of our securities may decline.

Risks Related to the Redemption

•

SLAC public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to more than 15% of the public shares.

Interests of SLAC Directors and Officers in the Business Combination

Certain of SLAC’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of SLAC’s stockholders. The members of the SLAC Board were aware of and considered these interests, among other matters, when they approved the Business Combination Agreement and recommended that SLAC stockholders approve the Proposals required to effect the Business Combination. See “The Business Combination and the Business Combination Agreement—Interests of SLAC Directors and Officers in the Business Combination.”

Interests of the Company’s Directors and Officers in the Business Combination

Certain of the Company’s executive officers and directors have interests in in the Business Combination that may be different from, or in addition to, the interests of SLAC’s stockholders. The members of the SLAC Board were aware of and considered these interests, among other matters, when they approved the Business Combination Agreement and recommended that SLAC stockholders approve the Proposals required to effect the Business Combination. See “The Business Combination and the Business Combination Agreement—Interests of the Company’s Directors and Officers in the Business Combination.”

Summary of the Transactions

Conversion of Equity Interests

Each of the holders of Founder Shares will automatically receive, on a one-for-one basis, shares of New W3BCLOUD Class A common stock in accordance with the terms of the current charter. Aside from as provided in the Sponsor Letter Agreement, the Business Combination will have no effect on the SLAC Class A common stock that is issued and outstanding as of immediately prior to the Effective Time, which will continue to remain outstanding. In addition, each warrant to purchase one share of SLAC Class A common stock at an exercise price of $11.50 per share that is outstanding immediately prior to the Effective Time shall remain outstanding pursuant to the terms of the original warrant agreement, except that effective as of and conditioned on the Closing, two million (2,000,000) of the Private Placement Warrants, each to purchase one share of SLAC Class A common stock, will be exchanged for two million (2,000,000) new Exchange Private Placement Warrants with substantially the same terms as the original Private Placement Warrants, except that such new Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share, subject to conditions set forth in a new Exchange Warrant Agreement to be entered into in connection with the Closing. For more information, see “Related Agreements—Sponsor Letter Agreement.”

Warrant Agreement

Concurrently with Closing, New W3BCLOUD will enter into an agreement with Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, pursuant to which the parties agreed to exchange two million (2,000,000) of the Private Placement Warrants for new Exchange Private Placement Warrants, with substantially the same terms as the original Private Placement Warrants, except that such new Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share.

PIPE Investment

As of the signing of the Business Combination Agreement, the Company has received commitments for $40 million from certain of the Company’s existing securityholders for new investments in connection with the transaction and has an agreement with a Company existing securityholder for an additional equity investment of $10 million, each of which is subject to certain conditions, and each of which is expected to be funded at the Closing. The parties intend to raise additional capital of at least $100 million, though there is no guarantee that such funds will be able to be raised on favorable terms or at all. The Business Combination Agreement requires that SLAC have at least $150 million in available cash immediately prior to the consummation of the Business Combination after taking into account such investments together with cash in the trust account net of stockholder redemptions and certain expenses.

Beneficial Ownership of New W3BCLOUD Following the Business Combination

As of the date of this proxy statement, there were (a) 34,500,000 shares of SLAC Class A common stock outstanding, (b) 8,625,000 shares of SLAC Class B common stock outstanding (c) no shares of preferred stock outstanding, (d) 6,000,000 Private Placement Warrants outstanding, and (e) 8,625,000 SLAC public warrants outstanding, that were originally sold as part of the 34,500,000 units issued in SLAC’s IPO.

It is anticipated that, upon consummation of the Business Combination: (1) the Company’s public stockholders would own approximately     % of New W3BCLOUD’s outstanding Class A common stock; (2) the PIPE Investors would own approximately     % of New W3BCLOUD’s outstanding Class A common stock; (3) the Sponsor and other Initial Stockholders would own     % of New W3BCLOUD’s outstanding Class A common stock; and (4) the Company rollover holders will hold approximately     % of New W3BCLOUD’s outstanding Class A common stock. The ownership percentages of New W3BCLOUD’s following the Business Combination assume no redemptions by the existing New W3BCLOUD’s public stockholders and assume that approximately                million shares of New W3BCLOUD’s Class A common stock and                million shares of New W3BCLOUD’s Class B common stock will be outstanding after the consummation of the Business Combination (excluding the vesting of any shares).

See “Security Ownership of Certain Beneficial Owners and Management.”

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, SLAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Company issuing stock for the net assets of SLAC, accompanied by a recapitalization. The net assets of SLAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2022 gives pro forma effect to the Business Combination and related transactions as if they had occurred on September 30, 2022. The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2022 combines the unaudited condensed statement of operations of SLAC for the nine months ended September 30, 2022 with the unaudited condensed consolidated statement of operations of the Company for the nine months ended September 30, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the audited statement of operations of SLAC for the year ended December 31, 2021 with the audited consolidated statement of operations of W3BCLOUD Limited Partners for the year ended December 31, 2021, and gives pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2021, the beginning of the earliest period presented.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of SLAC, the Company, and W3BCLOUD Limited Partners and the accompanying notes included in this proxy statement. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming the following redemption scenarios:

•

Assuming No Redemptions—no shares of SLAC Class A common stock are redeemed; in this scenario, SLAC shareholders comprise 1.7 million shares of Class A Common Stock and contribute $16.7 million to the post-combination entity; and

•	Assuming 100% Redemptions—1.7 million shares of SLAC Class A common stock are redeemed for an aggregate payment of approximately $16.7 million from the Trust Account.

The Business Combination Agreement includes a minimum cash condition. This is a contractual condition defined as the cash in the Trust Account at Closing plus 1) proceeds from the Subscription Agreements, 2) Transaction Financing, and 3) any private capital funded to W3BCLOUD. Pro forma combined cash does not approximate and is not an appropriate stand in for this amount.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 100% Redemptions)
	(in thousands, except share and per share data)
Statement of Operations Data for the Nine Months Ended September 30, 2022
Revenue	$30,538	$30,538
Net income	$39,027	$39,027
Net income per share attributable to common stockholders—basic and diluted	$0.29	$0.30
Weighted average common shares outstanding—basic and diluted	132,715,421	131,063,135

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 100% Redemptions)
	(in thousands, except share and per share data)
Statement of Operations Data for the Year Ended December 31, 2021
Revenue	$39,740	$39,740
Net loss	$(52,680)	$(52,680)
Net loss per share attributable to common stockholders—basic and diluted	$(0.40)	$(0.40)
Weighted average common shares outstanding—basic and diluted	132,715,421	131,063,135

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth selected historical comparative share information for SLAC and the Company and unaudited pro forma condensed combined per share information of the combined company after giving effect to the Business Combination and related transactions, assuming the following redemption scenarios:

•

Assuming No Redemptions—no shares of SLAC Class A common stock are redeemed; in this scenario, SLAC shareholders comprise 1.7 million shares of Class A Common Stock and contribute $16.7 million to the post-combination entity; and

•	Assuming 100% Redemptions—1.7 million shares of SLAC Class A common stock are redeemed for an aggregate payment of approximately $16.7 million from the Trust Account.

The Business Combination Agreement includes a minimum cash condition. This is a contractual condition defined as the cash in the Trust Account at Closing plus 1) proceeds from the Subscription Agreements, 2) Transaction Financing, and 3) any private capital funded to W3BCLOUD. Pro forma combined cash does not approximate and is not an appropriate stand in for this amount.

The pro forma shareholders’ equity information reflects the Business Combination and related transactions as if they had been consummated on September 30, 2022. The weighted average shares outstanding and net income per share information give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2021.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement, and the historical financial statements of SLAC, the Company, and W3BCLOUD Partners Limited and related notes that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of SLAC and the Company is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of SLAC and the Company would have been had the companies been combined during the periods presented.

			Combined Pro Forma
	W3BCLOUD Holdings Inc. (Historical)	SLAC (Historical)	(Assuming No Redemption)	(Assuming 100% Redemption)
As of and for the Nine Months Ended September 30, 2022
Shareholders’ equity (deficit) attributable to shareholders	$(22,296)	$(18,935)	$122,867	$106,191
Net income attributable to shareholders	$34,615	$6,220	$39,027	$39,027
Common stock shares outstanding as of September 30, 2022—basic and diluted (1)	950,000	34,500,000	132,715,421	131,063,135
Weighted average common shares outstanding of common stock—basic (1)	950,000	34,500,000	132,715,421	131,063,135
Weighted average common shares outstanding of common stock—diluted (1)	950,000	34,500,000	132,715,421	131,063,135
Shareholders’ equity (deficit) per share—basic and diluted	$(23.47)	$(0.55)	$0.93	$0.81
Net income per share attributable to common shareholders—basic	$36.44	$0.14	$0.29	$0.30
Net income per share attributable to common shareholders—diluted	$34.73	$0.14	$0.29	$0.30

	W3BCLOUD Partners Limited (Historical)	SLAC (Historical)
As of and for the Year Ended December 31, 2021
Net income (loss)	$(54,202)	$2,545	$(52,680)	$(52,680)
Weighted average common shares outstanding of common stock—basic and diluted (1)	950,000	30,057,534	132,715,421	131,063,135
Net income (loss) per share attributable to common stockholders—basic and diluted	$(0.06)	$0.07	$(0.40)	$(0.40)

(1)	SLAC historical share counts include shares subject to possible redemption.

Treatment of the Company’s Equity Awards

As a consequence of the Business Combination, at the Effective Time, each Company Subsidiary Option will be assumed by New W3BCLOUD and will automatically become an option (vested or unvested, as applicable) to subscribe for a number of shares of New W3BCLOUD Class A common stock equal to the product obtained by multiplying the number of B Ordinary Shares subject to such Company Subsidiary Option immediately prior to the Effective Time by the Company Class A Per Share Consideration, at an exercise price per share equal to the quotient obtained by dividing the exercise price per B Ordinary Share subject to such Company Subsidiary Option immediately prior to the Effective Time by the Company Class A Per Share Consideration.

If determined by the Company to be efficient, appropriate and desirable in connection with certain pre-closing restructurings, the Company may exchange the Company Subsidiary Options for substantially equivalent options to purchase shares of Company Class A common stock (each, a “Company Option”), in which case, the treatment of the Company Subsidiary Options described in the preceding paragraph will apply instead to such Company Options.

Market Price and Dividend Information

SLAC

SLAC Class A common stock is listed on the Nasdaq under the symbol “SLAC.” SLAC’s public warrants are listed on the Nasdaq under the symbol “SLACW.” SLAC Units that have not separated are listed on the Nasdaq under the symbol “SLACU.”

On July 29, 2022, the trading date before the public announcement of the Business Combination, SLAC’s public units, Class A common stock and warrants closed at $9.86, $9.87, and $0.18, respectively. On                , 2023, the most recent practicable date prior to the date of this proxy statement, SLAC’s public units, Class A common stock and warrants closed at $        , $        , and $        , respectively.

Holders of the SLAC public units, Class A common stock and warrants should obtain current market quotations for their securities. The market price of SLAC’s securities could vary at any time before the consummation of the Business Combination.

The Company

Historical market price information for the Company’s stock is not provided because there is no public market for the Company’s stock. See “W3BCLOUD Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Proxy Solicitation

Proxies may be solicited by mail. SLAC has engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares virtually if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in “The SLAC Board Recommends That You Vote “FOR” Each of These Proposals—Revoking Your Proxy.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of the words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity and market share, the satisfaction of closing conditions to the Business Combination, the level of redemptions by SLAC’s public stockholders, SLAC’s ability to obtain any incremental PIPE Investment or Transaction Financing, the Company’s ability to obtain any private capital financing, and the timing of the completion of the Business Combination, including the anticipated Closing Date and the use of the cash proceeds therefrom. These statements are based on various assumptions, whether or not identified in this proxy statement, and on the current expectations of the Company’s and SLAC’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of the Company and SLAC.

These forward-looking statements are subject to a number of risks and uncertainties, including:

•	changes in domestic and foreign business, market, financial, political and legal conditions;

•

the inability of the parties to successfully or timely consummate the Business Combination and the PIPE Investment or the Transaction Financing, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Company or the expected benefits of the Business Combination or that the approval of SLAC stockholders is not obtained;

•	the inability to complete any private placement financing or the completion of any private placement financing with terms unfavorable to an investor;

•	our ability to continue as a going concern;

•	the risk that the proposed Business Combination disrupts current plans and operations of SLAC or the Company as a result of the announcement and consummation of the transactions described herein;

•	the risk that any of the conditions to closing are not satisfied or waived in the anticipated manner or on the anticipated timeline;

•	the failure to realize the anticipated benefits of the Business Combination;

•	risks relating to the uncertainty of the projected financial information with respect to the Company and costs related to the Business Combination;

•

the outcome of any legal proceedings that may be instituted against SLAC, the Company or any of their respective directors or officers, following the announcement of the potential Business Combination;

•	the amount of redemption requests made by SLAC’s public stockholders

•

those factors discussed in SLAC’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, in each case under the heading “Risk Factors,” and other documents of SLAC to be filed with the SEC; and

•	those factors discussed under the heading “Risk Factors” and elsewhere in this proxy statement.

In addition, the following important factors could affect the future results of New W3BCLOUD following the Business Combination and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement:

•	New W3BCLOUD’s ability to successfully execute on its business plan;

•	New W3BCLOUD’s ability to maintain its strategic relationship with AMD and ConsenSys;

•	New W3BCLOUD’s ability to achieve profitability;

•	New W3BCLOUD’s ability to compete effectively in a competitive industry subject to rapid technological change;

•	risks related to digital assets, technology and our industry;

•	risks related to the global COVID-19 pandemic, including any supply chain disruptions;

•	risks related to domestic and international political and macroeconomic uncertainty and unfavorable general economic conditions, such as a recession or economic slowdown;

•	New W3BCLOUD’s ability to retain key personnel and to attract and retain other highly qualified personnel;

•	New W3BCLOUD’s operations are subject to extensive regulation;

•	risks associated with future acquisitions, which may use significant resources, may be unsuccessful and could expose New W3BCLOUD to unforeseen liabilities;

•	risks relating to New W3BCLOUD operating as a public company; and

•	Those factors discussed under the heading “Risk Factors” and elsewhere in this proxy statement.

Other sections of this proxy statement describe additional factors that could adversely affect the business, financial condition or results of operations of SLAC and the Company prior to the Business Combination, and New W3BCLOUD following the Business Combination. If any of these risks materialize or SLAC’s or the Company’s assumptions prove incorrect, actual results of SLAC and the Company prior to the Business Combination, and New W3BCLOUD following the Business Combination, could differ materially from the results implied by these forward-looking statements.

There may be additional risks that neither SLAC nor the Company presently know or that SLAC and the Company currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can SLAC or the Company assess the impact of all such risk factors on the business of SLAC and the Company prior to the Business Combination, and New W3BCLOUD following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. In addition, forward-looking statements reflect SLAC’s and the Company’s expectations, plans or forecasts of future events and views as of the date of this proxy statement. These statements are based upon information available to SLAC or the Company, as applicable, as of the date of this proxy statement, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that SLAC or the Company, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. SLAC and the Company anticipate that subsequent events and developments will cause SLAC’s and the Company’s assessments to change. However, while SLAC and the Company prior to the Business Combination, and New W3BCLOUD following the Business Combination, may elect to update these forward-looking statements at some point in the future, SLAC and the Company prior to the Business Combination, and New W3BCLOUD following the Business Combination, specifically disclaim any obligation to do so, unless required by applicable law. These forward-looking statements should not be relied upon as representing SLAC’s and the Company’s assessments as of any date subsequent to the date of this proxy statement.

RISK FACTORS

In addition to the other information contained in this proxy statement, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the Proposals presented in this proxy statement. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial, or which are not identified because they are generally common to businesses, also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods. You are encouraged to perform your own investigation with respect to our business, financial condition and prospects.

Unless the context otherwise requires, all references in this section to the “Company,” “W3BCLOUD,” “we,” “us,” or “our” refer to W3BCLOUD Holdings Inc. and its subsidiaries prior to the consummation of the Business Combination, and to W3BCLOUD, Inc. and its subsidiaries following the consummation of the Business Combination.

Risks Related to Our Business and Industry

We have a limited operating history in an evolving and highly volatile industry, which makes it difficult to evaluate our current business and future prospects, and we may not be able to realize our business plan or manage our growth.

We were established in 2018 and began our operations in 2019 as a joint venture between AMD and ConsenSys. We began generating revenue in 2021 from our operations. While we currently utilize storage and compute infrastructure to support the Ethereum Classic, Filecoin, Pocket and Zilliqa Proof-of-Work blockchains, over the long-term, we plan to deploy our compute and storage resources to serve a variety of Web3 protocols and their dApps’ ecosystems, such as Web3-enabled gaming, NFTs, DeFi, and the Metaverse. Over time, we plan to offer products and services to enterprises seeking access to Web3 products and services (B2B) and eventually consumers seeking the same (B2C). Our limited operating history, the rapidly evolving nature of the blockchain and digital asset markets in which we operate, substantial uncertainty concerning how these markets may develop, and other economic factors beyond our control, reduce our ability to accurately forecast quarterly or annual revenue, to evaluate our current business and future prospects, and to plan for and model future growth.

To effectively manage and capitalize on our growth, we must continue to expand our information technology and financial, operating, and administrative systems and controls, and continue to manage headcount, capital, and processes efficiently. Our continued growth could strain our existing resources, and we could experience ongoing operating difficulties in managing our business as it expands across numerous jurisdictions, including difficulties in hiring, training, and managing a diffuse and growing employee base. If we do not adapt to meet these evolving challenges, or if our management team does not effectively scale with our growth, our business may be harmed. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely, and reliable reports on our financial and operating results, and could impact the effectiveness of our internal controls over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions, or fraud. Any of the foregoing operational failures could lead to noncompliance with laws, and loss of any operating licenses or other authorizations that may be required in the future, or loss of partnership relationships that could substantially impair or even suspend company operations. Failure to manage our current and future growth effectively could have an adverse effect on our business, financial condition and results of operations. Successful implementation of our growth strategy may also require significant expenditures and we cannot guarantee that these increased expenditures will result in corresponding and offsetting revenue growth.

If we fail to successfully execute on our business plan or if digital assets and blockchain do not become widely used on a mass scale through Web3 as we anticipate, our results of operations could be adversely affected.

We currently provide storage and compute infrastructure for some of the most impactful Web3 protocols such as Ethereum Classic, Filecoin, Pocket and Zilliqa Proof-of-Work. We have made business to protocol (B2P) the focus of our initial growth and are expanding into business to business (B2B), with significant resources allocated to the effort. Expanding from business to consumer (B2C) will follow our B2B build-out.

Our ability to achieve our financial projections and the diversification of revenue streams that those projections anticipate depends on the success of our continued expansion from B2P to B2B and then to B2C. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in benefits at the levels that we anticipate.

We have an evolving business model that is subject to various uncertainties. Our model is predicated on digital assets and blockchain becoming more widely used on a mass scale through Web3. As this occurs, we anticipate that the services and products arising from digital assets and blockchain will continue to evolve. Our historical focus has been on our Ethereum and Filecoin protocols and building out our footprint of storage and compute servers. Since “the Merge” (as defined below), we have shifted those servers to support uses other than Ethereum, such as Ethereum Classic, while significantly ramping our Filecoin storage protocol operations. There is no assurance that Web3 will develop as we anticipate or develop on a mass scale at all, or that our business model will achieve the expected results. To be successful over time, we may need to change our business model to respond to the evolution of Web3 and the results we have achieved. Any such efforts may not be successful.

The success of our business model also depends on our reputation as a provider of storage and compute infrastructure for Web3 protocols. During 2022, a number of companies in the digital asset industry have declared bankruptcy, including Core Scientific, Inc., Celsius Network LLC, Voyager Digital Ltd., Three Arrows Capital Ltd. and BlockFi. Further, in November 2022, FTX Trading Ltd. (“FTX”), one of the major cryptocurrency exchanges, also filed for Chapter 11 bankruptcy. Such bankruptcies have contributed, at least in part, to further price decreases in digital assets, a loss of confidence in the participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly, and other participants and entities in the digital asset industry have been, and may continue to be, negatively affected. These events have also negatively impacted the liquidity of the digital asset markets as certain entities affiliated with FTX engaged in significant trading activity.

We do not act as an issuer, broker, dealer, exchange or custodian of any digital assets. Our business is akin to a typical Web2 cloud business but focused on Web3. Similar to Web2, Web3 cannot scale without the storage and compute physical infrastructure of the type that we provide. We believe that the recent disruptions in the digital asset markets and the generally negative light they have cast on the industry as a whole have not affected the perception of our business as a Web3 storage and compute physical infrastructure provider and have not had a material impact on our business financial condition and results of operations. However, we are dependent on the overall digital assets industry, and such recent events have contributed, at least in part, to the prices of digital assets that we provide compute and storage infrastructure for. If the liquidity of the digital asset markets continues to be negatively impacted, digital asset prices may continue to experience significant volatility and confidence in the digital asset markets may be further undermined. A perceived lack of stability in the digital asset exchange market and the closure or temporary shutdown of digital asset exchanges due to business failure, hackers or malware, government-mandated regulation, or fraud, may reduce confidence in digital asset networks and result in greater volatility in digital asset values. Further disruptions in the digital asset markets could have an adverse effect on our reputation and our business, financial condition and results of operations.

Our intentions and expectations with regard to the execution of our business plan, and the timing of any related initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to successfully execute our business plan, whether due to failure to realize the anticipated benefits from our various business initiatives in the anticipated time frame or otherwise, we may be unable to achieve our financial targets.

We have a business plan which is primarily dependent on our ability to deploy our storage and compute infrastructure to support a broad range of Web3 protocols. An inability to do so could result in us not being able to realize our business plan or operate a profitable business.

We have utilized our storage and compute resources to support the Ethereum Classic, Filecoin, Pocket and Zilliqa Proof-of-Work protocols, which we believe has been the most efficient use of our capital expenditures in our early stages of growth. Changes and updates to protocols such as implementation of “the Merge” may disrupt our business plan. We also are deploying our storage and compute resources to support other Web3 use cases, such as Web3-enabled gaming, NFTs, DeFi, and the Metaverse. There can be no assurance that we will succeed in our effort to support the Ethereum Classic, Filecoin, Pocket or Zilliqa Proof-of-Work protocols and to support other Web3 use cases.

We have a business plan that relies on our strategic relationship with AMD and ConsenSys. A disruption of either or both of these strategic relationships could have a material adverse effect on our business and prospects.

We believe our strategic relationship with AMD provides us access to best-in-class servers, central processing units (“CPUs”), graphics processing units (“GPUs”) and field-programmable gate arrays (“FPGAs”), as well as access to the expertise to optimize our hardware. Our strategic relationship with ConsenSys further provides us access to optimized software and valuable protocol insights as we deploy our hardware to other protocols. There can be no assurance that either the AMD or ConsenSys relationship will continue or continue in its current form, and any disruption of either or both of these strategic relationships could have a material adverse effect on our business and prospects.

We have a business plan which is affected by the prices of the digital assets that we may hold. A decline in the prices of such digital assets could result in significant losses to us.

Web3 blockchain protocols use digital assets to reward developers, creators and infrastructure providers. As a Web3 infrastructure provider, our revenues are primarily based upon the number of digital assets we receive for providing storage and compute resources and the value of those digital assets at the time of receipt. Price declines or price volatility of digital assets due to disruptions in the digital asset markets may negatively impact our digital assets denominated revenues.

We have historically held digital assets that we do not otherwise sell to fund our operating expenses. As a result, our operating results will be affected by the value of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets that we may hold. See “Information About the Company—Introduction” for the other digital assets that we may hold in the future. In addition, our operating results are directly impacted by changes in the value of those digital assets that we hold. On a monthly basis, we will assess our digital asset holdings for impairment and record any impairment. A decline in the prices of those digital assets could result in significant losses to us. Digital assets, including Ethereum Classic, Filecoin, Pocket and Zilliqa Proof-of-Work, have historically experienced high levels of volatility far in excess of that experienced in other financial assets. See “—Risks Related to the Company’s Financial Condition—The prices of digital assets are extremely volatile, and price fluctuations may adversely impact the value of digital assets that we hold.”

From time to time we may provide a certain amount of digital assets as collateral under certain loan agreements. Currently, there are no such digital assets loans outstanding. See “Description of Certain Company Indebtedness—Digital Currency Loan Agreements.” If the price of digital assets declines, we may need to provide additional collateral in the form of digital assets, from time to time, to comply with certain loan to collateral ratios.

To the extent that the profit margins of digital assets are not high, validators are more likely to immediately sell token rewards earned by validating in the market, thereby constraining the growth of the price of the digital assets that could adversely impact us.

Professional infrastructure operations may use proprietary hardware or specialized machines. Acquiring specialized hardware at scale requires the investment of significant up-front capital, and infrastructure providers incur significant expenses related to the operation of this hardware at scale, such as the leasing of operating space (often in data centers or warehousing facilities), incurring of electricity costs to run the infrastructure equipment and the employment of technicians to operate the data centers. As a result, professional infrastructure operations are of a greater scale and have more defined and regular expenses and liabilities. These regular expenses and liabilities require professional infrastructure operations to maintain profit margins on the sale of digital assets. To the extent the price of a digital asset declines and such profit margin is constrained, professional infrastructure operators are incentivized to more immediately sell digital assets earned from operations, whereas it is believed that these operators in past years were more likely to hold newly earned digital asset for more extended periods. The immediate selling of a newly earned digital asset greatly increases the trading volume of the digital asset, creating downward pressure on the market price of digital asset rewards. Lower prices of digital assets could result in further tightening of profit margins for professional infrastructure operations, creating a network effect that may further reduce the price of the digital assets until infrastructure operations with higher operating costs become unprofitable, thus forcing them to reduce or cease operations temporarily. For example, Ethereum blockchain’s transition to a Proof-of-Stake consensus mechanism has resulted in, and may further result in, lower prices of Ethereum. Such circumstances could have a material adverse effect on our business, financial condition and results of operations, and potentially the value of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and any other digital assets we hold.

If the token reward for solving blocks and transaction fees are not sufficiently high or the transaction fees become too high, operators may not have an adequate incentive to continue operations or it may decrease the demand for the blockchains on which we provide services and we may not be able to realize our business plan.

A decrease in the number of tokens awarded (decreased issuance) in a blockchain may adversely affect operators’ incentive to expand their infrastructure. Operators reducing or ceasing operations would reduce the collective storage and/or compute power supporting said blockchain in a manner that adversely affects our activities. Such events could have a material adverse effect on our business, financial condition and results of operations, and potentially the value of any digital asset we hold.

If blockchain transaction fees paid for executing transactions become too high, the market’s adoption of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital assets may be adversely affected and existing users may be motivated to switch from Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets to another digital asset or to fiat currencies. For example, a software upgrade that automatically charges fees for all transactions may decrease demand for Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital assets and prevent the expansion of these blockchain networks to retail merchants and/or commercial businesses, resulting in a reduction in the price of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets that could adversely affect our business, financial condition and results of operations.

Profitability may be adversely affected by competition.

We compete with companies that focus on some or all of the same aspects of providing storage and compute infrastructure to Web3 protocols, including, but not limited to, identifying commercially promising Web3 protocols, building relationships with Web3 developers and communities, supporting Web3 developers and creators, optimizing hardware, developing custom hardware and purchasing hardware for Web3 uses, optimizing software and developing custom software for Web3 uses, leasing facilities to host hardware and software, accessing low-cost clean power, developing Web3-related software/tools and efficiently managing a treasury that includes Web3 protocols’ tokens.

We operate in a highly competitive industry in which the current Web2 incumbents have significant resources and operational reach which they can bring to bear if they choose to expand into Web3 in any meaningful way. We believe the Web3 market opportunity will expand at a rapid pace which will afford us the opportunity to capture market share as an early leader in the space. The sectors in which we currently operate and those we may enter in the future can become attractive to potential competitors with the requisite commercial and technical know-how. In addition to competing for market share, we must compete for access to the capital equipment needed to serve high-performance compute workloads, datacenter leases to house our equipment and the talent and staff to run datacenter operations and extend our technical innovation in the space. Competition may be exacerbated if the growth of Web3 use cases were to slow or stop. If we are unable to effectively respond to these risks, our business, financial condition and results of operations could be materially and adversely affected.

There is a lack of liquid markets and a risk of possible manipulation of digital assets.

Digital assets may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers, requiring them to be subjected to rigorous listing standards and rules, and monitor investors transacting on such exchanges for fraud and other improprieties. These conditions may not necessarily be replicated on a centralized or decentralized market for digital assets, depending on the platform’s controls and other policies. The laxer a digital asset market is about vetting issuers of digital assets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of the digital assets. These factors may decrease liquidity or volume or may otherwise increase volatility of investment securities or other assets trading on a digital asset market, which may have a material adverse effect on our business, financial condition and results of operations, and potentially the value of any Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital assets we hold.

Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital asset.

Certain persons or entities might control multiple wallets that collectively hold a significant amount of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital assets, even if they individually only hold a small amount, and it is possible that some of these wallets are controlled by the same person or entity. Similar or greater levels of concentrated ownership may exist for other digital assets as well. As a result of this concentration of ownership, large sales or distributions by such holders could have an adverse effect on the market price of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets and therefore affect the value of the Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital asset inventory we hold. Such events could have a material adverse effect on our business, financial condition and results of operations, and potentially the value of any digital asset we hold.

Digital assets that we hold may be subject to loss, theft, or restriction on access. Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital asset transactions are irrevocable and stolen or incorrectly transferred digital assets may be irretrievable. As a result, any incorrectly executed transactions in such digital assets could adversely affect an investment in us.

There is an inherent risk that some or all of the digital assets we hold could be lost or stolen. We have identified the manner in which we hold our long-term digital assets in trading accounts with Kraken Bank, a special purpose depository institution regulated by the State of Wyoming (“Kraken Bank”), as a gap in our risk management processes and policies. The Kraken Bank terms of service further state that while we are the owner of the digital assets in our accounts, Kraken Bank does not warrant that those assets are held free and clear of any security interest or other lien or encumbrance by Kraken Bank, its creditors or others. The Kraken Bank terms of service also do not obligate Kraken Bank to take specific security precautions in respect of trading accounts or to have insurance for the loss or theft of digital assets held in trading accounts. In addition, the Kraken Bank terms of service with respect to our digital assets trading accounts do not limit the ability of Kraken Bank to halt or suspend withdrawals of digital assets in the case of a force majeure event or any other event that Kraken Bank determines would make provision of services commercially unreasonable. In light of these concerns, we have decided to retain one of more banks or trust companies, to hold our long-term digital assets as custodians. While we believe holding our long-term digital assets in custody reduces the risk of loss of theft of such assets, it may not eliminate that risk entirely.

In addition, given the broader market conditions, there can be no assurance that other digital asset market participants, including Kraken Bank or any custodian we may use in the future, will not ultimately be impacted by recent market events. If Kraken Bank were to limit or halt services, we would need to find another counterparty or custodian to hold our long-term digital assets. If Kraken Bank or any of our future custodians file for bankruptcy, digital assets held in their custody could be determined to be property of a bankruptcy estate and we could be considered a general unsecured creditor thereof. See “—Risks Related to Government Regulation—The limited rights of legal recourse available to us expose us and our investors to the risk that any digital assets we hold may become missing, lost or stolen.”

Additionally, Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital asset transactions are not reversible. Once a transaction has been verified and recorded in a block that is added to the digital asset’s blockchain, an incorrect transfer of digital asset, such as Ethereum Classic, Filecoin, Pocket or Zilliqa Proof-of-Work, or theft of Ethereum Classic, Filecoin, Pocket or Zilliqa Proof-of-Work generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft. To the extent that we or Kraken Bank are unable to successfully seek redress for such error or theft, such loss could adversely affect our business, financial condition and results of operations.

Concerns about the environmental impacts of blockchain technology could adversely impact usage and perceptions of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work, other digital assets or us.

The energy usage and environmental impact of certain blockchain technologies, particularly in relation to Proof-of-Work blockchains, has attracted considerable recent attention. Government scrutiny related to restrictions on Proof-of-Work facilities and their energy consumption may increase, resulting in additional regulation that could adversely impact usage of digital assets relying on Proof-of-Work consensus mechanisms and harm our business. For example, in June and July of 2021, the Chinese government prohibited the operation of mining machines and supply of energy to mining businesses, citing concerns regarding high levels of energy consumption. United States legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Specifically, imposition of a carbon tax or other regulatory fee in a jurisdiction where we operate or on electricity that we purchase could result in substantially higher energy costs. Any future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations.

Because we are unable to influence or predict future regulatory actions taken by federal, state, local or foreign governments, we may have little opportunity or ability to respond to rapidly evolving regulatory positions which may have a materially adverse effect on our industry and, therefore, our business and results of operations. If further extreme regulatory action is taken by various government entities, our business may be negatively affected. The considerable consumption of electricity by Proof-of-Work operators may also have a negative environmental impact, including contribution to climate change, which could create a negative perception of digital assets generally and adversely affect our business, financial condition and results of operations.

As of the date of this proxy statement, the Ethereum Classic and Zilliqa Proof-of-Work blockchains rely on Proof-of-Work mechanisms and the Pocket blockchain utilizes a Proof-of-Stake consensus mechanism. The Filecoin blockchain relies on a Proof-of-Spacetime consensus mechanism.

As a remote-first company, we may be subject to heightened operational and cybersecurity risks.

We are a remote-first company, meaning that for all existing roles our employees work from their homes or other non-company locations. This may subject us to heightened operational risks. For example, technologies in our employees’ and service providers’ homes may not be as robust as those used in corporate offices and could cause the networks, information systems, applications, and other tools available to employees and service providers to be more limited or less reliable. Further, the security systems in place at our employees’ and service providers’ homes may be less secure than those used in corporate offices, and while we have implemented technical and administrative safeguards to help protect our systems as our employees and service providers work from home, we may be subject to increased cybersecurity risk which could expose us to risks of data or financial loss, and could disrupt our business operations. There is no guarantee that the data security and privacy safeguards we have put in place will be completely effective or that we will not encounter risks associated with employees and service providers accessing company data and systems remotely.

Our revenue for storage and compute infrastructure services relies heavily on payment from protocol smart contracts and/or third-party pool operators and may be negatively impacted by cyber-attacks against protocol smart contracts or pool operators and/or our limited recourse against protocol smart contracts or pool operators with respect to rewards payable to us.

We receive digital asset rewards from providing our storage and compute resources to protocol smart contracts and/or third-party pools. Protocol smart contracts pay rewards directly to providers of storage and/or processing power. Pools allow participants to combine their storage/processing power, increasing their chances of solving a block and getting paid by a protocol. The rewards are distributed by a pool operator, proportionally to a participant’s contribution to a pool’s overall power, used to generate each block. See “Information About the Company—Blockchain Consensus Mechanisms” for details of the basis on which we earn rewards from a protocols. Our proportion of the rewards are temporarily held by a operator of the pool for approximately 24 to 48 hours until they are distributed to our digital asset trading account at Kraken Bank.

For example, the Ethereum pool operator to which we provide infrastructure services transmits digital assets payable to us for our services whenever the amount payable is equal or greater than 5 ETH, and this pool operator does not presently maintain insurance for loss or theft of digital assets. During this time, digital assets held by a pool operator pending payment to us may be subject to risk of loss due to theft or loss of private keys, among other things, and distributions of such digital assets from a pool operator to its custodian or other wallets may be intercepted by malicious actors.

In addition, for Proof-of-Work protocols, we earn rewards in proportion to the hash rate we contribute to a successful validating transaction, therefore if a protocol smart contract or a pool operator’s system suffer downtime due to a cyber-attack, software malfunction or other similar issues, it will negatively impact the ability of a pool to successfully generate a block and to yield returns, in which case our ability to receive revenue from providing our storage and compute infrastructure to a protocol or a pool will be negatively affected. Furthermore, we are dependent on the accuracy of a protocol smart contract in recording solved blocks and the ability of a pool operator to accurately record the total storage/processing power provided to a pool for a given digital asset application in order to assess the proportion of that total storage/processing power we provided. While we have internal methods of tracking both our contribution to a protocol smart contract and to a pool, as well as the total used by a pool, a protocol smart contract makes its own record and a pool operator uses its own recordkeeping to determine our proportion of a given reward. We have little means of recourse against the smart contract or a pool operator if we determine the reward paid out to us by a protocol smart contract or a pool operator, as the case may be, is incorrect, other than leaving a pool and/or a protocol. If we are unable to consistently obtain accurate proportionate rewards from our protocol smart contracts or pool operators, we may experience reduced reward for our efforts, which would have an adverse effect on our business and operations.

Finally, protocol smart contracts are controlled by a community of developers who can elect to change the smart contract’s rewards schema which could impact our revenues negatively.

Digital Asset, Equipment and Technology Related Risks

The future development and growth of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets for which we may provide services are subject to a variety of factors that are difficult to predict and evaluate and may be in the hands of third parties to a substantial extent. If these digital assets do not grow as we expect, our business, financial condition and results of operations could be adversely affected.

The further growth and development of any digital asset and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer, and usage of such digital assets represent a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:

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The markets for digital assets have varying degrees of liquidity. There is no assurance that there will continue to be an active market for one to sell or buy Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets for which we may provide services.

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Many blockchains on which digital assets are programed, such as Ethereum Classic, Filecoin, Pocket and Zilliqa Proof-of-Work, have limited operating histories and are still in the process of developing and making significant decisions that will affect the underlying blockchain, any of which could adversely affect the digital assets whose protocols are built on top of such blockchains.

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The governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any particular blockchain network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie such network’s utility and ability to respond to challenges and grow.

These risks are fundamentally beyond our control and could materially and adversely affect Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital assets and our business, financial condition and results of operations.

The transition of Ethereum to Proof-of-Stake consensus as part of the implementation of “the Merge” could make our Ethereum-related activities less competitive and ultimately adversely affect our business, financial condition and results of operations.

In the second half of 2020, Ethereum began the first of several stages of an upgrade called Serenity, or Ethereum 2.0. In January 2022, the upgrades that comprised Ethereum 2.0 were officially reprioritized and the update was renamed as “the Merge,” which was completed on September 15, 2022. Among other things, the Merge amended the Ethereum network’s consensus mechanism to Proof-of-Stake, but delayed the addition of other features originally included in Ethereum 2.0, such as “sharding,” to a later date. As a result of the Merge, the Ethereum protocol shifted from a Proof-of-Work validation method to a Proof-of-Stake method. After the Merge, validating Ethereum transactions now requires vastly less energy (according to the Ethereum Foundation, the Ethereum network’s energy consumption was reduced by ~99.95%) and may render any company that maintained advantages in the pre-Merge climate (for example, from lower priced electricity, processing, real estate, or hosting) less competitive. We consider our ability to bolster the storage and compute power of blockchain network by combining customized hardware and proprietary software to be a competitive advantage. While we currently do not support Ethereum Proof-of-Stake, we plan to use Ethereum accumulated in our treasury for staking and to derive additional revenue from making our computing capabilities available to businesses that provide staking as a service. Ethereum Proof-of-Stake staking revenue is driven by the quantity, price, and rewards rate of staked digital assets, instead of the capacity of hardware. As a result, the switch to Proof-of-Stake could have a negative impact on our competitive advantage and our revenues from Ethereum, our business, financial condition and results of operations.

Technological risks associated with updating the Ethereum blockchain may cause the value of Ethereum to decline. If the Ethereum blockchain is unable to identify, troubleshoot and resolve any such issues successfully, we may no longer be able to support such digital assets. In addition, the Merge, as well as other future developments to the Ethereum protocol, are highly experimental, and as a result, could lead to failures in implementation or in the code itself, and could result in a permanent fork. The Merge may also cause the centralization of staking power in a relatively small number of validators which could occur, for example, as a result of validators ceasing operations or if staked Ethereum is otherwise concentrated in a small number of validators. As a result, it may adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to a blockchain until the next scheduled adjustment in difficulty for block solutions) or otherwise be possible for a bad actor to manipulate a blockchain and hinder transactions. To the extent we provide infrastructure services to the Ethereum blockchain, technological issues associated with updating the Ethereum blockchain and reduction in confidence in the confirmation process or processing power of the Ethereum blockchain may adversely affect an investment in us.

Due to unfamiliarity and some negative publicity associated with digital asset and blockchain technology, the general public may lose confidence in digital asset or blockchain technology.

Products and services that are based on Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets are relatively new. Many players in the industry are unlicensed, unregulated, operate without supervision by any governmental authorities, or do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. As a result, the general public may lose confidence in digital asset and blockchain technology, including associated data center operations like ours.

Since the inception of the cryptoeconomy, numerous digital asset and digital asset businesses and platforms have been sued, investigated, or shut down due to fraud, illegal activities, the sale or issuance of unregistered securities, manipulative practices, business failure, and security breaches.

In addition, there have been reports that a significant amount of digital asset trading volume is fabricated and false in nature, with a specific focus on unregulated platforms, products and services located outside the United States. Such reports may indicate that the market for products and services utilizing digital assets and other digital assets is significantly smaller than otherwise understood.

Negative perception, a lack of stability and standardized regulation in the cryptoeconomy, and the closure or temporary shutdown of platforms utilizing digital assets due to fraud, business failure, hackers or malware, or government mandated regulation may reduce confidence in the cryptoeconomy and result in greater volatility of the prices of assets, including significant depreciation in value. Any of these events could have a material and adverse impact on our business, financial condition and results of operations.

The cost of obtaining new and replacement hardware and parts has historically been and is likely to continue to be capital intensive and may increase along with the market price of and demand for digital assets, which may have a material and adverse effect on our business, financial condition and results of operations.

Our operations can only be successful and ultimately profitable if the costs, including software, hardware and electricity costs, associated with the operations of our data centers are lower than the price of the digital assets we accumulate. Our hardware experiences ordinary wear and tear from the operation of our data centers and may also face more significant malfunctions caused by factors that may be beyond our control. Additionally, as the technology evolves, we may acquire newer models to remain competitive in the market. This upgrading process requires substantial capital investment, and we may face challenges in doing so on a timely and cost-effective basis based on the availability of new hardware and our access to adequate capital resources. We may face challenges obtaining new and replacement hardware and parts on a timely and cost-effective basis based on the availability of new hardware and our access to adequate capital resources. We have observed a significant increase in the demand for hardware as digital asset prices increase. As a result, the cost of new machines could also be significantly higher than the historical cost for our older equipment. At times, we may have to obtain hardware at significantly higher prices, to the extent it is available. If we are unable to obtain adequate numbers of new and replacement hardware at scale in a cost-effective manner, we may be unable to remain competitive in our highly competitive and evolving industry. If this occurs, our business, financial condition and results of operations could be materially and adversely affected. On the other hand, we incur significant up-front capital costs each time we acquire new equipment, and, if future prices of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital assets we hold are not sufficiently high, we may not realize the benefit of these capital expenditures.

We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.

We operate in a rapidly changing and highly competitive industry, and we expect our competition to continue to increase. The Web3 industry is nascent, fast growing and constantly evolving with new companies and technologies that could impact the way we do business. We expect that new and existing competitors may look to build and/or increase the scope of the storage and compute infrastructure resources that they offer to Web3 use cases as the market grows. We compete with companies that focus on some or all of the same aspects of providing storage and compute infrastructure to Web3 protocols, including, but not limited to, identifying commercially promising Web3 protocols, building relationships with Web3 developers and communities, supporting Web3 developers and creators, optimizing hardware, developing custom hardware and purchasing hardware for Web3 uses, optimizing software and developing custom software for Web3 uses, leasing facilities to host hardware and software, accessing low-cost clean power, developing Web3-related software/tools and efficiently managing a treasury that includes Web3 protocols’ tokens. Several public companies may be considered to compete with us. These include, but are not limited to, Equinix and Digital Realty in the data center sector, Circle and Coinbase in the crypto and digital assets sector and Core Scientific and Marathon Digital in the mining sector. Moreover, the Web3 industry is growing quickly and we expect that we will face competition from new entrants in the future that may increase competition in the markets we operate. In addition to established enterprises, we may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as we are.

Some of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources. Competition from existing and future competitors could result in our inability to secure acquisitions and partnerships that we may need to expand our business in the future. This competition from other entities with greater resources, experience and reputations may result in our failure to maintain or expand our business, as we may never be able to successfully execute our business plan. Our current and future business prospects demand that we act to meet these competitive challenges but, in doing so, our revenue and results of operations could be adversely affected if we, for example, increase marketing expenditures or make other expenditures. All of the foregoing factors and events could adversely affect our business, financial condition, results of operations, cash flows and future prospects.

Delays or difficulty in us obtaining new hardware or price increases of hardware due to increased demand or global supply chain constrains could materially and adversely affect our business and results of operations.

Many of the competitors in our industry have been purchasing hardware at scale, which has caused a worldwide shortage of hardware and extended the corresponding delivery schedules for new hardware purchases. It is uncertain how manufacturers will respond to this increased global demand and whether they can deliver on the schedules promised to all of their customers.

The global supply chain for hardware is presently constrained due to unprecedented demand coupled with a global semiconductor shortage. China, a major supplier of digital asset hardware, has seen a production slowdown as a result of COVID-19. In response to China-based supply chain disruptions, many companies in our industry have shifted manufacturing outside of China, which usually results in longer shipping delays and unit cost increases. For example, we shifted manufacturing from China to Taiwan in 2021 and this shift resulted in a 10% increase in the cost of our equipment during 2021. Should similar outbreaks or other disruptions to the China-based global supply chain for hardware occur, we may not be able to obtain adequate replacement parts for our existing hardware or to obtain additional hardware on a timely basis, if at all, or we may only be able to acquire hardware at premium prices. Such events could have a material adverse effect on our ability to pursue our strategy, which could have a material adverse effect on our business.

Flaws in the source code of blockchain networks may be unknown to us and may negatively affect our business in multiple ways.

In the past, flaws in the source code for digital asset networks have been exposed and exploited, including flaws that disabled some functionality for users and/or resulted in the theft of users’ digital assets. For example, in 2016, The Decentralized Autonomous Organization (the “DAO”) raised $150 million worth of Ethereum in one of the earliest crowdfunding efforts and high-profile projects built on the Ethereum blockchain. Less than three months after its launch, the DAO was hacked and $60 million of Ethereum was stolen. The Ethereum blockchain, on which the DAO was built, was later controversially forked to restore the stolen funds. The hard network fork split the Ethereum blockchain into two. The original chain continued as Ethereum Classic, while the new one was called Ethereum Proof-of-Stake. In addition, in July 2017, a vulnerability in a smart contract for a multi-signature wallet software developed by Parity led to a $30 million theft of Ethereum, and in November 2017, a new vulnerability in Parity’s wallet software led to roughly $160 million worth of Ethereum being indefinitely frozen in an account. The cryptography underlying a digital asset network could prove to be flawed, ineffective or potentially insufficiently tested, or developments in mathematics and/or technology, such as advances in digital computing, algebraic geometry, and quantum computing, could result in such cryptography becoming ineffective. In any of these circumstances, a malicious actor may be able to steal the digital assets held by others, which could adversely affect the demand for such digital assets and therefore adversely impact their price and the results of our operations. Even if a digital asset other than Ethereum Classic, Filecoin, Pocket or Zilliqa Proof-of-Work were affected by similar circumstances, any reduction in confidence in the robustness of the source code or cryptography underlying digital assets generally could negatively affect the demand for all digital assets, including Ethereum Classic, Filecoin, Pocket and Zilliqa Proof-of-Work, and therefore adversely affect our business, financial condition and results of operations.

We may not be able to realize the benefits of forks.

To the extent that a significant majority of users, validators and/or mining operators on a digital asset network install software that changes the digital asset network or properties of a digital asset, including the irreversibility of transactions and limitations on the mining of new digital asset, the digital asset network would be subject to new protocols. However, if less than a significant majority of users, validators and/or mining operators on the digital asset network consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” of the network, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two distinct versions of the digital asset existing in parallel, yet lacking interchangeability. Additionally, it may be unclear following a fork which fork represents the original asset and which is the new asset. Different metrics adopted by industry participants to determine which is the original asset include: referring to the wishes of the core developers of a digital asset, blockchains with the greatest amount of hashing power contributed by mining equipment or validators; or blockchains with the longest chain.

If we hold a digital asset at the time of a hard fork into two digital assets, industry standards would dictate that we would be expected to hold an equivalent amount of the old and new assets following the fork. However, we may not be able, or it may not be practical, to secure or realize the economic benefit of the new asset for various reasons. For instance, we may determine that there is no safe or practical way to custody the new asset, that trying to do so may pose an unacceptable risk to our holdings in the old asset, or that the costs of taking possession and/or maintaining ownership of the new digital asset exceed the benefits of owning the new digital asset. Additionally, laws, regulations, or other factors may prevent us from benefitting from the new asset even if there is a safe and practical way to custody and secure the new asset. The implementation of new forks could also introduce bugs or flaws into the software for any digital asset we service, or have unintended and unforeseen consequences, each of which may adversely affect the value of such digital asset.

The COVID-19 pandemic has disrupted and may continue to disrupt international shipping and we may not be able to obtain new hardware or replacement parts for our existing hardware in a timely or cost-effective manner, which could materially and adversely affect our business, financial condition and results of operations.

The novel strain of the coronavirus (“COVID-19”) has spread as a global pandemic throughout the world and has resulted in authorities imposing, and businesses and individuals implementing, numerous unprecedented measures to try to contain the virus. Although the United States and countries around the world have been releasing a vaccine, there are no assurances that the vaccine will be effective, including with respect to the new variants, and what impact it will have on reducing the spread or containment of COVID-19. In addition to vaccinations, these efforts include travel bans and restrictions, quarantines, shelter-in-place/stay-at-home and social distancing orders, and shutdowns. These measures have impacted and may further impact our workforce and operations, and the operations of our vendors, suppliers, and hardware and software partners. Although in the United States work-from-home and shelter-in-place recommendations and requirements are being removed, any future variant of COVID-19, or another epidemic, could cause such measures to be reinstated. The extent to which the COVID-19 pandemic will continue to affect our business, results of operations and financial condition is difficult to predict and depends on numerous evolving factors, including: the duration and scope of the pandemic and its impact on overall global uncertainty; government, social, business and other actions that have been and will be taken in response to the pandemic; and the effect of the pandemic on short- and long-term general economic conditions, including as a result of the potential for resurgences or the emergence of new variants to set back the global economic recovery or trigger future economic slowdowns or recessions. Current and future restrictions or disruptions of transportation, such as reduced availability of air and ground transport, port closures or congestion and increased costs, and increased border controls or closures, can also impact our ability to meet demand and could materially adversely affect us. These increased costs could have a material adverse effect on our business, financial condition and results of operations, particularly if the effects of COVID-19 are prolonged.

The COVID-19 global pandemic has been unprecedented and unpredictable and may continue to result in significant national and global economic disruption, which may adversely affect our business. Based on our current assessment, however, we do not expect any material impact on our long-term strategic plans, operations, or liquidity due to the worldwide spread of COVID-19. Our management and employees are operating remotely, and our facilities are operating as normal. We have not furloughed any of our employees and have not participated in any of the other COVID-19 related government assistance programs for which we may have been eligible. We have not sought or obtained any other funding as a result of the COVID-19 pandemic.

Digital asset networks are subject to cyber-security risks, which could adversely affect our business and operations, and therefore affect an investment in us.

Digital asset networks that are secured by a Proof-of-Work algorithm depend on the strength of the processing power of participants to protect the network. If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on a digital asset network, it may be able to alter the blockchain on which the network and most transactions rely by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all. To the extent that such malicious actor or botnet did not yield its control of the processing power on the digital asset network or the network community did not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Further, a malicious actor or botnet could create a flood of transactions in order to slow down confirmations of transactions on the relevant digital asset network.

A malicious actor may also obtain control over a digital asset network through its influence over core or influential developers. For example, this could allow the malicious actor to stymie legitimate network development efforts or attempt to introduce malicious code to the network under the guise of a software improvement proposal by such a developer.

An increasing number of organizations, including large businesses, technology companies and financial institutions, as well as government institutions, have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks, including on their websites, mobile applications, and infrastructure. Attacks upon systems across a variety of industries, including the digital asset industry, are increasing in their frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information, disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. Certain types of cyberattacks could harm us even if our systems are left undisturbed. Any actual or perceived breach or cybersecurity attack directed at other digital asset or blockchain companies, whether or not we are directly impacted, could lead to a general loss of confidence in the digital asset economy or in the use of technology to conduct financial transactions, which could negatively impact us, including the market perception of the effectiveness of our security measures and technology infrastructure.

There can be no assurance that our security measures will provide absolute security or prevent or detect breaches or attacks. As of the date of this proxy statement, we have not to our knowledge experienced any security breaches. We may experience in the future breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities, or other irregularities. Unauthorized parties may attempt to gain access to our systems and facilities, through various means, including hacking, social engineering, phishing, and attempting to fraudulently induce individuals into disclosing usernames, passwords or other sensitive information, which may in turn be attempted to be used to access our information technology systems. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Certain threat actors may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may continue to increase over time.

Although we maintain insurance coverage that we believe is adequate for our business, it may not be sufficient to protect us against all losses and costs stemming from security breaches, cyberattacks, and other types of unlawful activity, or any resulting disruptions from such events. Outages and disruptions of our systems, including any caused by cyberattacks, may harm our reputation and our business, financial condition and results of operations.

The open source structure of the digital asset network protocols means that the core developers and other contributors are generally not directly compensated for their contributions in maintaining and developing such network protocols. A failure to properly monitor and upgrade the Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital assets blockchain network protocol could damage such blockchain network and our business.

The Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets blockchain networks operate based on an open-source protocol maintained by the core developers and other contributors. As the Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets blockchain network protocols are not sold or made available subject to licensing or subscription fees and their use does not generate revenues for the development team, developers are generally not guaranteed compensation for maintaining and updating such network protocols. Consequently, there could be a lack of financial incentive for developers to maintain or develop the Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets blockchain networks and developers may lack the resources to adequately address emerging issues with such network protocols. However, many “core developers” hold a significant amount of the digital assets native to the networks on which they work and are compensated by non-profit foundations formed to support the ongoing development and maintenance of those networks. Although the Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets blockchain networks are currently supported by core developers, there can be no guarantee that such support will continue or be sufficient in the future. Alternatively, some developers may be funded by entities whose interests are at odds with other participants in the Ethereum Classic, Filecoin, Pocket,

Zilliqa Proof-of-Work and other digital assets blockchain networks. In addition, the foregoing risks associated with Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets blockchain networks could be applicable to other digital asset networks, whether existing now or introduced in the future. To the extent that material issues arise with the Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital asset network protocols and the core developers and open-source contributors are unable to address the issues adequately or in a timely manner, the Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital asset network protocols and our business may be adversely affected.

Our use of open source software code may subject our software to general release or require us to re-engineer our software, which could harm our business.

Our technology platform uses open source software code. Companies that incorporate open source software into their products have, from time to time, faced claims challenging the ownership of open source software. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. In addition, some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code in their software and make any derivative works of the open source code available on unfavorable terms or at no cost. Open source license terms may be ambiguous, and many of the risks associated with usage of open source software cannot be eliminated. We believe that our use of open source software is in compliance with the relevant open source software licenses and does not require disclosure of any of our source code. However, if we were found to have inappropriately used open source software, we may be required to release our proprietary source code, re-engineer or discontinue use of our software or take other remedial action any or all of which could cause disruptions in, or impose significant costs on, our business.

Any significant disruption in our technology could adversely impact our business, financial condition and results of operations.

Our systems, the systems of our third-party service providers and partners, and certain digital asset and blockchain networks, have experienced from time to time and may experience in the future interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, acts of war, terrorist attacks, computer viruses or other malware, or other events.

To discourage malicious validator behavior and to incentivize network participation, as well as node security and availability, some blockchain protocols implement a mechanism that subjects bad behaviors, inactivity and dishonest validations to a penalty called slashing. The particularities of slashing vary from one protocol to another. In many cases, a predefined percentage of a validator’s tokens are lost when it does not behave consistently or as expected on the network. Some protocols even apply a complete slashing of the stake or remove the validator from the group either for the current epoch or permanently. As a result, if we experience downtimes and are unable to sign transactions on a blockchain for a certain time, we may not be able to earn token rewards and may be subject to other slashing penalties.

In addition, we are continually improving and upgrading our information systems and technologies. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), financial condition and results of operations.

Our partners’ data centers where we host our operations, including the facilities in which our hardware is operated, may experience damages, including damages that are not covered by insurance.

Current data center operations are, and any future data center operation we establish will be, subject to a variety of risks relating to physical condition and operation, including, but not limited to:

•	the presence of construction or repair defects or other structural or building damage;

•	any noncompliance with or liabilities under applicable environmental, health, or safety regulations or requirements or building permit requirements;

•	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods, and windstorms; and

•	claims by employees and others for injuries sustained at such properties.

For example, data center sites could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on such sites. The security and other measures we take to protect against these risks may not be sufficient. Our insurance covers the replacement cost of any lost or damaged hardware, as well as any interruption of our operating activities. In the event of an uninsured loss, including a loss in excess of insured limits, at any of the data center sites in our network, such sites may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such data center.

We are subject to risks associated with our need for significant electrical power and stable, high-speed internet connections.

Our operations have required significant amounts of electrical power and access to high-speed internet to be successful. As we continue to expand our operations, we anticipate our demand for electrical power will continue to grow. If we are unable to continue to obtain sufficient electrical power to operate our hardware on a cost-effective basis, we may not realize the anticipated benefits of our significant capital expenditures.

Additionally, our data center operations could be materially adversely affected by prolonged power or internet outages. Although our equipment may be powered by backup generators on a temporary basis, it would not be feasible or cost-effective to run such equipment on backup power generators for extended periods of time. Therefore, we may have to reduce or cease our operations in the event of an extended power or internet outage, or as a result of the unavailability or increased cost of electrical power or internet access. If this were to occur, our business, financial condition and results of operations could be materially and adversely affected.

The decentralized nature of blockchain may lead to slow or inadequate responses to crises, which may negatively affect our business.

The decentralized nature of the governance of blockchain systems may lead to ineffective decision making that slows development or prevents a network from overcoming emergent obstacles. Governance of many blockchain systems is by voluntary consensus and open competition with no clear leadership structure or authority. To the extent lack of clarity in corporate governance of the Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital asset system leads to ineffective decision making that slows development and growth of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital assets, the value of our securities may be adversely affected.

The loss or destruction of private keys required to access any digital assets held for our account may be irreversible. If we are unable to access our private keys or if we or any third-party holding private keys for accounts holding our digital assets experiences a hack or other data loss relating to our ability to access any digital assets, it could cause regulatory scrutiny, reputational harm, and other losses.

Digital assets are generally controllable only by the possessor of the unique private key relating to the digital wallet in which the digital assets are held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the digital assets held in such a wallet. Kraken Bank holds the private keys for the accounts that hold our digital assets. The Kraken Bank terms of service do not disclose how Kraken Bank stores the private keys which it uses in connection with the accounts that hold our digital assets. To the extent that any of the private keys held by Kraken Bank relating to our digital assets is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we will be unable to access the digital assets held by Kraken Bank.

Further, the wallet used to store our digital assets may be hacked or compromised. Digital assets and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss, or hack or other compromise, of private keys relating to digital wallets used to store our digital assets could adversely affect our ability to access or sell our digital assets, and subject us to significant financial losses. The Kraken Bank terms of service state that we bear all risk of loss of the digital assets held in our accounts. As such, any loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our brand and reputation, result in significant losses, and adversely impact our business. We do not carry insurance for the loss or theft of digital assets held in our digital assets trading accounts. In addition, we may not be able to retrieve our deposited digital assets if Kraken Bank fails or goes bankrupt and does not carry insurance for such event.

Digital assets face significant scaling obstacles that can lead to high fees or slow transaction settlement times.

Digital assets face significant scaling obstacles that can lead to high fees or slow transaction settlement times, and attempts to increase the volume of transactions may not be effective. Scaling digital assets is essential to the widespread acceptance of digital assets, which widespread acceptance is necessary for the continued growth and development of our business.

The prices of digital assets generally may be distorted by developments related to stablecoins.

Although we do not currently intend to hold stablecoins, we may be exposed to risks that stablecoins pose to the cryptoeconomy. Stablecoins are digital assets designed to have a stable value over time as compared to typically volatile digital assets and are typically marketed as being pegged to a fiat currency, such as the U.S. dollar. Although the prices of stablecoins are intended to be stable, in many cases their prices fluctuate, sometimes significantly. This volatility has in the past impacted the price of other digital assets. The majority of transactions in the digital asset ecosystem are pairs of stablecoins with other tokens. Because stablecoins are systemically important to the digital asset ecosystem, volatility in the price of stablecoins has in the past and could foreseeably have an outsized impact on the market that is difficult to predict.

Stablecoins are a relatively new phenomenon, and it is impossible to know all of the risks that they could pose to participants in the digital asset markets. Volatility in stablecoins, operational issues with stablecoins (for example, technical issues that prevent settlement), concerns about the sufficiency of any reserves that support stablecoins, or regulatory concerns about stablecoin issuers or intermediaries, such as exchanges, that support stablecoins, could impact individuals’ willingness to trade on exchanges that rely on stablecoins and could impact the price of digital assets in general, and in turn, the value of the Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and any other digital assets we hold.

Our transactions, or those of our partners, vendors or other third-parties on which we rely, may expose us to countries, territories, regimes, entities, organizations and individuals that are subject to sanctions and other restrictive laws and regulations.

The Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State administer and enforce economic and financial sanctions programs based on foreign policy and national security goals against targeted countries, territories, regimes, entities, organizations and individuals. In the United Kingdom, whereas of the date of this proxy statement we do not conduct business, the Foreign, Commonwealth and Development Office is responsible for the United Kingdom’s international sanctions policy, including all international sanctions regimes and designations; the Office of Financial Sanctions Implementation (“OFSI”), which is a part of HM Treasury, is responsible for ensuring that financial sanctions are properly understood, implemented and enforced (as well as maintaining OFSI’s Consolidated List of Financial Sanctions

Targets); the Department for International Trade is responsible for implementing trade sanctions and embargoes, HM Revenue & Customs is responsible for enforcing breaches of trade sanctions; and the National Crime Agency is responsible for investigating and enforcing breaches of financial sanctions. In Canada, Global Affairs Canada, Public Safety Canada and the Department of Justice administer and enforce Canada’s sanctions regime. EU sanctions are administered and enforced by individual member states. These laws and regulations may be implicated by a number of activities, including investing or trading. Because of the pseudonymous nature of blockchain transactions, we may not be able to determine the ultimate identity of the individuals with whom we transact with respect to buying or selling digital assets or of other members in mining pools in which we participate. Additionally, we may be the target of random or other unwanted “dusting” or similar attacks originating from digital wallets affiliated with sanctions targets such as Tornado Cash, which may result in our wallets being restricted or flagged as suspicious by third parties.

Moreover, U.S. federal law prohibits any U.S. person from knowingly or unknowingly possessing any visual depiction commonly known as child pornography. Recent media reports have suggested that persons have imbedded such depictions on one or more blockchains. Because our business requires us to download and retain one or more blockchains to effectuate our ongoing business, it is possible that such blockchains contain prohibited depictions without our knowledge or consent. To the extent government enforcement authorities enforce these and other laws and regulations that are impacted by blockchain technology, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm our reputation and affect the value of our securities.

Any failure by us or our partners, vendors or other third-parties acting on our behalf to comply with applicable anti-corruption and anti-money laundering laws, including the Foreign Corrupt Practices Act (the “FCPA”) and similar applicable laws associated with our or their activities outside of the United States could subject us to penalties and other adverse consequences.

We operate an international business and may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We are subject to the FCPA and other applicable anti-corruption and anti-money laundering laws in those countries in which we conduct activities. The FCPA prohibits us and our officers, directors, employees and business partners acting on our behalf, including joint venture partners and agents, from corruptly providing, offering, promising, or authorizing, directly or indirectly, anything of value to government officials, political parties, or political candidates for the purpose of influencing official decisions or obtaining or retaining business or securing any improper business advantage. If we were to conduct business in the United Kingdom in the future, we would also be subject to the UK Bribery Act 2010 (the “UK Bribery Act”). The provisions of the UK Bribery Act extend beyond bribery of government officials and create offenses in relation to commercial bribery including private sector recipients. The provisions of the UK Bribery Act also create offenses for accepting bribes in addition to bribing another person. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls.

In many foreign countries, including countries in which we may conduct business, it may be a local custom that businesses engage in practices that are prohibited by the FCPA, UK Bribery Act, or other applicable laws and regulations. We face significant risks if we or any of our directors, officers, employees, contractors, agents or other partners or representatives acting on our behalf fail to comply with these laws, and governmental authorities in the United States, United Kingdom and elsewhere could seek to impose substantial civil and/or criminal fines and penalties, including, imprisonment, disgorgement of profits, and injunctions, which could have a material adverse effect on our business, reputation, operating results, prospects and financial condition.

Any alleged violation of the FCPA, UK Bribery Act, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results, prospects and financial condition. In addition, responding to any enforcement action or internal investigation related to alleged misconduct may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Risks Related to the Company’s Financial Condition

There is substantial doubt about our ability to continue as a going concern if we are unable to raise additional working capital.

We will require substantial additional funds to execute our business plan, and, if additional funds are not available, we may need to significantly scale back or cease our business. As of September 30, 2022, we held approximately $6.3 million in cash and cash equivalents. Our current available funds alone are not sufficient to maintain ongoing operations and as a result, there is substantial doubt about our ability to continue as a going concern in the event that additional funds are not raised.

Based on our history of losses, we do not expect that we will be able to fund our longer-term capital and liquidity needs through our cash balances and operating cash flow alone. To fund our longer-term capital and liquidity needs, we expect to use the proceeds of the Business Combination and will need to secure additional capital. The amount of capital we will need will be subject to change depending on, among other things, the success of our efforts to grow revenue and our efforts to continue to effectively manage expenses.

When we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all.

Our ability to raise funds will depend upon many factors, including conditions in the debt and equity capital markets, as well as investor perception of our creditworthiness and prospects. If we are unable to raise funds on acceptable terms or in a timely manner, we may not be able to execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations. If we are not able to continue operations, investors may suffer a complete loss of their investments in our securities.

There is no assurance that we will achieve profitability or that our revenue and business models will be successful.

We have incurred net losses in our past and we may incur net losses in the future. While we had net income of $14.6 million in the nine months ended September 30, 2022, we had a net loss of $54.2 million and $2.9 million in the years ended December 31, 2021 and 2020, respectively. Our ability to achieve and maintain profitability is based on numerous factors, many of which are beyond our control. We may not be able to generate sufficient revenue or diversify sources of revenue to achieve or maintain profitability in the short or long-term. Our revenue growth may slow, or our revenue may decline for a number of other reasons, including reduced prices of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital assets, increased competition, a decrease in the growth or size of the digital asset economy, or any failure to capitalize on growth opportunities. We are continually refining our revenue and business model, and there is no assurance that these efforts will be successful or that we will generate revenues commensurate with our efforts and expectations or become or stay profitable. We may be forced to make significant changes to our revenue and business model to compete with our competitors or adapt to market conditions, and even if such changes are undertaken, there is no guarantee that they will be successful or profitable. Failure to successfully implement revenue and business models or manage related expenses could cause us to be unprofitable and have an adverse effect on our business, financial condition and results of operations.

We may experience fluctuations in our quarterly operating results.

We could experience significant fluctuations in our quarterly operating results due to a number of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our operating results as an indication of our future performance. Factors that may cause fluctuations in our quarterly operating results include, but are not limited to, the following:

•	a change in the payment volume and market cap of Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital asset we hold;

•	the level of our expenses;

•	the degree to which we encounter competition in our markets;

•	general economic conditions;

•	the amount of capital available for investing in the market;

•	legal or regulatory developments;

•	legislative or policy changes; and

•	changes in the prospects of the economy generally, which could alter current or perspective.

Our operating results may fall below the expectations of market analysts and investors in some future periods, which could cause the market price of our securities to decline substantially.

We might require additional capital to support business growth, and this capital might not be available on favorable terms or at all, or may require shareholder approval to obtain.

We have funded our operations since inception primarily through loan facilities, convertible notes, Ethereum loans, loan notes and revenue generated by sales of Ethereum and other digital assets we hold. We have also invested our digital assets into DeFi liquidity pools to generate a return on investment. We intend to continue to make investments in our business to respond to business challenges, including enhancing our operating infrastructure, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. Disruptions in the digital asset markets may create a more challenging environment for raising equity and debt financing. If we incur additional debt, the debt holders would have rights senior to holders of our shares to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our shares. If we issue additional shares, holders of our common stock will experience dilution and the new shares could have rights senior to those of our common stock. The trading prices for our common stock may be highly volatile, which may reduce our ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or digital asset and digital asset markets could adversely affect our business and the value of our common stock. Because our decision to raise capital in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of shares. As a result, holders of our common stock bear the risk of future issuances of debt or shares reducing the value of our common stock and diluting their interests. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges.

Our operations require substantial investment, and our expenses are likely to increase in the future as we scale our operations. To effectively manage and capitalize on our growth, we must continue to expand our information technology and financial, operating, and administrative systems and controls, and continue to manage headcount, capital, and processes efficiently. Our continued growth could strain our existing resources, and we could experience ongoing operating difficulties in managing our business as it expands across numerous jurisdictions, including difficulties in hiring, training, and managing a diffused and growing employee base. If we do not adapt to meet these evolving challenges, or if our management team does not effectively scale with our growth, our business may be harmed.

We may hold certain investments in DeFi protocols and may suffer losses if they do not function as expected.

We may hold investments in various DeFi protocols. These protocols achieve their investment purposes through self-executing smart contracts that allow users to invest crypto assets in a pool from which other users can borrow without requiring an intermediate party to facilitate these transactions. These investments earn interest to the investor based on the rates at which borrowers repay the loan, and can generally be withdrawn with no restrictions. However, these DeFi protocols are subject to various risks, including the risk that the underlying smart contract is insecure, the risk that borrowers may default and the investor will not be able to recover its investment, the risk that any underlying collateral may experience significant volatility, and the risk that certain core developers with protocol administration rights may make unauthorized or harmful changes to the underlying smart contract or conduct other fraudulent or illegal activities. For example, In January 2022, we lost approximately $0.1 million or 20% of our DeFi investment as a result of an illicit cryptocurrency scam. We had approximately 1.53 Bitcoin and 38.69 Ethereum in a yield farming protocol. Although we confirmed the DeFi protocol was audited and approved by a security audit firm, the developers subsequently abandoned the project after receiving substantial investments and absconded with a total of $10 million in user funds. In November 2022, we liquidated our DeFi investment to focus our attention and resources on our core business.

Our digital assets holdings in interest-bearing deposit accounts and our digital assets granted as collateral are subject to various risks.

We have digital asset deposit accounts with Kraken Bank, a Special Purpose Depository Institution regulated by the State of Wyoming. Kraken Bank provides interest-bearing deposit accounts for digital assets as well as digital asset-based lending solutions. Interest income is paid in the native digital asset on the last day of the month. As of September 30, 2022, -0- of our Ethereum were deposited with interest-bearing accounts. For the nine months ended September 30, 2022 and the year ended December 31, 2021, we earned interest income of $0.05 million and $0.4 million, respectively. Companies offering interest-bearing accounts for digital assets do not provide investors with the same protections as banks or credit unions do, and digital assets sent to those companies are not protected by a government-sponsored insurance scheme. Digital assets held in an interest-bearing account may be used to invest in various digital asset-related products, schemes or other activities, including lending programs in which the digital assets are loaned to borrowers. The interest being paid to us is based on these investment activities. In addition, while we currently do not have any digital asset loans outstanding, we may from time to time borrow certain digital currency, dollars or alternative currency, and provide a lien on certain amounts of digital currency, dollars or alternative currency as collateral. We do not have access to the collateral during the term of the loan and do not have the right to transact in such digital assets. Such collateral may be used by the lender for certain investing, lending or rehypothecation activities, such as those described above. These activities by our counterparties, including Kraken Bank, are subject to various risks, including volatility and illiquidity in the digital asset markets; the risk that such counterparty holding our digital assets might fail or go bankrupt, in which case we may not retrieve our deposited digital assets or digital assets granted as collateral; unpredictability, including that the market for a particular digital asset may disappear altogether or the digital asset may no longer be tradable anywhere; changes in regulation by federal, state or foreign governments that may restrict the use and exchange of digital assets; the inability to be made whole should fraud, default or a mistake occur; and potential fraud, technical glitches, hackers or malware. Should any of these risks be realized, our holdings of digital assets may be adversely affected which may have a material adverse impact on our financial condition as digital assets account for the majority of our assets. It is also possible that the SEC and its staff take the position that these digital asset loans fall within the definition of a

“security” under the U.S. federal securities laws. See “—Risks Related to Government Regulation—If a digital asset is deemed to be a “security” or a “regulated financial instrument” in any relevant jurisdiction, that may have an adverse impact on the transferability of and market demand for the digital asset, may expose us to regulatory scrutiny, investigations, fines and requirements, including registration and licensure, which may adversely affect our business, financial condition and results of operations.” In addition, in the event that digital or other assets held by us are considered “investment securities” under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and exceed 40% of our total assets (exclusive of government securities and cash items) on an unconsolidated basis, we would inadvertently become an investment company. See also “—Risks Related to Government Regulation—Our status under the Investment Company Act of 1940 could be challenged.”

Our financial forecasts that were presented to the SLAC Board and are included in this proxy statement, may not prove accurate.

In connection with the Business Combination, SLAC management presented certain forecasted financial information for us to its board of directors, which information was internally prepared and provided by us. The forecasts were based on numerous variables and assumptions known to us at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond our control or the control of SLAC. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to our business, industry performance, the competitive environment, changes in technology, and general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

Future developments regarding the treatment of digital assets for U.S. federal, state, local and foreign tax purposes could adversely impact our business.

Due to the new and evolving nature of digital assets, their tax treatment under U.S. federal, state and foreign law remains unclear in many respects. In 2014, the IRS released a notice, or IRS Notice, discussing certain aspects of “convertible virtual currency” (that is, a digital asset that has an equivalent value in fiat currency or that acts as a substitute for fiat currency) for U.S. federal income tax purposes and, in particular, stating that such digital asset (i) is “property” (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss and (iii) may be held as a capital asset. In 2019, the IRS released a revenue ruling and a set of “Frequently Asked Questions,” or the Ruling & FAQs, that provide some additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital assets are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of digital asset. The Irish Tax authority (“Revenue”) released guidance about taxation of cryptocurrency in 2021, titled “Taxation of cryptocurrency transactions.” Revenue concluded that no special tax rules for cryptocurrency transactions are required.

There can be no assurance that the IRS or other foreign tax authority will not alter or clarify its position with respect to digital assets in the future. It is also unclear what additional guidance may be issued in the future on the treatment of existing digital asset and other digital asset transactions and future innovations for purposes of U.S. federal income tax or other foreign tax regulations. Any such alteration of existing IRS and foreign tax authority positions or additional guidance regarding digital asset products and transactions could result in adverse tax consequences for holders and issuers of digital assets and could have an adverse effect on the value of digital assets and the broader digital asset markets. Future technological and operational developments that may arise with respect to digital assets may increase the uncertainty with respect to the treatment of digital assets for U.S. federal income and foreign tax purposes. The uncertainty regarding tax treatment of digital asset and other digital asset transactions could impact our business, both domestically and abroad.

We believe we are in compliance with U.S. federal income tax reporting and withholding requirements with respect to Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other operational transactions. The Infrastructure Investment and Jobs Act (the “Bill”) is a U.S. federal statute enacted by Congress and signed into law by President Biden on November 15, 2021. The Bill imposes new reporting requirements on persons that effectuate transfers of digital assets. The exact scope and application of such reporting and withholding requirements, including, but not limited to, U.S. onboarding requirements through Form W, backup withholding, and Form 1099 reporting obligations, is not specifically addressed for our business transactions. The IRS could introduce new rules related to tax reporting and withholding obligations. Changes to the tax law surrounding this issue may require revisions to our current compliance protocols. The IRS may issue additional regulations related to tax reporting and withholding obligations. We will refine compliance procedures surrounding withholding and reporting for U.S. federal income tax reporting purposes as needed to ensure compliance.

Our ability to use any current or future net operating loss to offset future taxable income may be subject to certain limitations under U.S. or foreign law.

As of December 31, 2021, we had net operating loss carryforwards (“NOLs”) for U.S. federal and foreign purposes of $3.7 million and $132,000, respectively, which may be available to offset taxable income in the future, and portions of which expire in various years beginning in 2034. Our net operating losses in the U.S. and Ireland do not expire and can be carried forward indefinitely to the extent they are unused. A lack of future taxable income would adversely affect our ability to utilize these NOLs. Under the Tax Cuts and Jobs Act of 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), federal NOLs incurred in tax years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs in tax years beginning after December 31, 2020, is limited to 80% of taxable income.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” (as defined under Sections 382 and 383 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset post-change taxable income or taxes. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.

We may experience a future ownership change under Section 382 of the Code, including in connection with the Business Combination or other transactions, that could affect our ability to utilize our NOLs to offset our income. Similar rules may apply under state tax laws. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected.

The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the PCAOB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. Recent actions and public comments from the PCAOB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subject to heightened scrutiny by regulators and the public. Further, there has been limited precedents for the financial accounting of Ethereum, other digital assets and other digital assets and related valuation and revenue recognition considerations. As such, there remains significant uncertainty on how companies can account for Ethereum, other digital assets and other digital asset transactions, value, and related revenue. Uncertainties in or changes to in regulatory or financial accounting standards could result in the need to changing our accounting methods and restate our financial statements and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.

If our estimates or judgment relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “W3BCLOUD Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification of performance obligations in revenue recognition, evaluation of tax positions, inter-company transactions, and the valuation of share-based awards and the digital assets we hold, among others. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of our securities.

The prices of digital assets are extremely volatile, and price fluctuations may adversely impact the value of digital assets that we hold.

Our operating results currently depend in large part upon the value of Ethereum, Filecoin and other digital assets. Prices of digital assets can be volatile and pricing trends can be subject to reversal. Management cannot predict whether, or to what extent, the value of any digital asset will increase or decrease in value. Declines in digital asset prices could cause us to incur losses and those losses could be significant.

Digital assets have historically experienced high levels of volatility far in excess of that experienced in other financial assets. For instance, there were steep increases in the value of certain digital assets, including Ethereum, over the course of 2017, and multiple market observers asserted that digital assets were experiencing a “bubble.” These increases were followed by steep drawdowns throughout 2018 in digital asset trading prices, including for Ethereum. These drawdowns notwithstanding, digital asset prices, including Ethereum, increased significantly again during 2019, decreased significantly again in the first quarter of 2020 amidst broader market declines as a result of the coronavirus outbreak and increased significantly again over the remainder of 2020 and the first quarter of 2021. Digital asset prices continued to experience significant and sudden changes throughout 2021 followed by steep drawdowns in the fourth quarter of 2021 and to date in 2022. For example, Ethereum’s price broke $1 at the beginning of 2016, and reached a new all-time high of about $1,396 in early 2018, before declining all throughout 2018 and closed the year at around $141. Ethereum price fluctuated between $150 and $730 between 2019 and 2020, and significantly increased from around $730 in late 2020 to $4,000 by May of 2021, followed by another all-time high at around $4,800 in November 2021. Since 2022, Ethereum’s price dropped back below $3,000, and has been trading between $1,000 and $2,000 for the recent months. Similarly, Filecoin’s price experienced extreme volatility since mid-2020. On December 31, 2022, Filecoin’s price was more than 98% below the all-time high of $237.24 in April 2021. Extreme volatility may persist and the value of digital assets may significantly decline in the future without recovery. The digital asset markets may still be experiencing a bubble or may experience a bubble again in the future.

A number of factors contribute to changes in digital asset prices and volatility, including changes in the supply and demand for a particular digital asset, market sentiment, macroeconomic factors, utility of a particular digital asset, regulatory or legislative activity, and idiosyncratic events such as fraudulent activities by market participants, bankruptcies or liquidity issues of market participants, exchange outages or commentary on social media. While we plan to weather price volatility by optimally allocating resources across protocols, we make not be able to do so successfully. A decline in price may require us to take an impairment charge on our digital assets, and a decline in the value of the digital assets we hold in higher concentrations may have a material adverse impact on our operating results in any given period. Volatility in the value of digital assets or other market factors may limit our ability to convert digital assets into fiat currency at attractive prices or at all. In addition, such volatility may limit our ability to sell digital assets at attractive prices or at all.

Changes in general economic conditions may adversely affect our financial performance.

Our business is subject to risks arising from adverse changes in domestic and global macroeconomic conditions. Macroeconomic changes such as rising interest rates, tightening credit markets and inflation may adversely impact our business or results of operations. Inflationary pressures and rising interest rates have negatively affected the price of digital assets as rising interest rates have reduced the demand for speculative investment assets and slowed down overall investor activity by suppressing liquidity. Inflation and capital constraints may also accelerate the selling of digital assets for cash, resulting in further decreases in the price of digital assets. Rising inflation and interest rates and the conflict between Russia and Ukraine have also resulted in, and may continue to result in, significant disruption and volatility in the global financial markets, which affects our ability to obtain financing on favorable terms or at all. If we are unable to raise additional funds when or on the terms desired, our business, financial condition and results of operations could be adversely affected. The rate of inflation has also increased our expenses, including electricity costs, communications and information processing and data center space and support costs. Uncertainty about future economic conditions may make it difficult for us to forecast operating results and to make decisions about future investments. Our success in periods of economic uncertainty may also be dependent, in part, on our ability to reduce costs in response to such changes.

Geopolitical instability due to the ongoing military conflict between Russia and Ukraine has contributed to economic uncertainty and capital markets disruption. Our business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

On February 24, 2022, Russia began its invasion of Ukraine, leading to geopolitical instability, resulting in economic uncertainty and capital markets disruption. Our business, financial condition, and results of operations may be materially adversely affected by the conflict in Ukraine, particularly the high inflation and thus higher energy costs incurred during compute infrastructure services. Moreover, cryptocurrency activity is restricted in Russia and there are heightened cybersecurity risks.

Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine has led to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions for some of our mining equipment components. Our operations would be particularly vulnerable to potential interruptions in the supply of certain critical materials and metals, such as neon gas and palladium, which are used in semiconductor manufacturing. Any interruption to semiconductor chip supply could significantly impact our ability to receive the mining equipment and timely roll-out of our operations. Furthermore, any potential increase in geopolitical tensions in Asia, particularly in the Taiwan Strait, could also significantly disrupt existing semiconductor chip manufacturing and increase the prospect of an interruption to the semiconductor chip supply across the world. The world’s largest semiconductor chip manufacturer is located in Taiwan and a large part of equipment and materials for our cryptocurrency miners, including ASIC chips, is manufactured in, and imported from, Taiwan. A setback to the current state of relative peace and stability in the region could compromise existing semiconductor chip production and have downstream implications for our company.

In response to the military action by Russia, various countries, including the United States, the United Kingdom, and European Union imposed broad-ranging economic and financial sanctions against Russia. Such sanctions included, among other things, a prohibition on doing business with certain Russian companies, large financial institutions, officials and oligarchs; the removal of certain Russian banks from the Society for

Worldwide Interbank Financial Telecommunications (“SWIFT”), the electronic banking that connects banks globally; and restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. Additional sanctions may be imposed in the future. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this proxy statement.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, financial condition and results of operations.

We operate in a relatively new industry that is not widely understood and requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, including Sami Issa, our Co-Founder & Chief Executive Officer, and Wael Aburida, our Co-Founder & Chief Financial Officer, members of our executive leadership team, and other key employees across finance, business development, information technology, decentralized storage and DeFi.

Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. A depreciation in our stock price due to disruptions in the digital asset markets may negatively impact our ability to attract and retain key talent. Due to the nascent nature of the cryptoeconomy, the pool of qualified talent is extremely limited, particularly with respect to executive talent, engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business, could adversely impact our operating results and impair our ability to grow.

Our officers, directors, employees and large shareholders may encounter potential conflicts of interests with respect to their positions or interests in certain entities, and other initiatives, which could adversely affect our business and reputation.

We frequently engage with a wide variety of crypto and blockchain industry participants, as well as startups and growth companies, and maintain relationships with a significant number of crypto projects, their developers, members of their ecosystem, and investors. Certain of our officers, directors, and employees may be active investors in digital asset and other growth companies themselves, and may make decisions that favor projects that they have personally invested in. These transactions and relationships could create potential conflicts of interests in management decisions that we make.

Our current and historical use of independent contractors could result in certain liabilities.

We have engaged, and continue to engage, independent contractors to perform work for our business. To the extent that independent contractors were or are misclassified, we could incur certain liabilities, including penalties and fines, along with the potential for unpaid overtime and wages, unpaid employment insurance premiums, and premiums for missed meal breaks and rest breaks, as well as employee benefits such as healthcare costs. Misclassified independent contractors may also be able to recover attorney’s fees and court costs and enrollment.

Risks Related to Government Regulation

We are subject to an extensive and rapidly evolving regulatory landscape. An assertion of jurisdiction by the United States or foreign regulators, or other government entities over digital assets, or any adverse changes to, or our failure to comply with, any laws and regulations on digital assets could adversely affect our brand, reputation, business, operating results and financial condition.

Laws, regulations, and policies surrounding digital assets are subject to significant uncertainty and differ across U.S. federal, state and local and international jurisdictions. They evolve frequently and may be applied inconsistently from one jurisdiction to another. Considering this, we exercise significant judgment as to what specific laws, regulations, and rules apply to us and our customers, and the relevant governmental bodies and regulators may disagree with our conclusions and applications. To the extent that we are considered non-compliant, we could be subject to significant penalties and other regulatory consequences, which could adversely affect our financial performance.

Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, including those governing financial services and banking, securities, broker-dealers, commodities, credit, cross-border and domestic money and digital asset transmission, commercial lending, usury, foreign currency exchange, privacy, data governance, data protection, cybersecurity, intellectual property, fraud detection, payment services, escheatment, antitrust and competition, bankruptcy, tax, anti-bribery, economic and financial sanctions, trade embargoes, anti-money laundering, and counter-terrorist financing.

Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, digital assets, and related technologies. As a result, they do not contemplate or address unique issues associated with the cryptoeconomy, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local, and international, jurisdictions. These legal and regulatory regimes, including the laws, rules, regulations, guidelines, and guidance thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another.

As digital assets have grown in popularity and in market size, the Federal Reserve Board, United States Congress and certain United States agencies (e.g., the Commodity Futures Trading Commission (“CFTC”), the SEC, the United States Department of the Treasury, and the United States Department of Justice) have begun to examine the operations of digital asset networks, digital asset users and digital asset exchange markets. Other countries around the world are likewise reviewing and, in some cases, increasing regulation of the digital asset industry. For example, while the United States Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) has clarified that a party engaged in digital asset mining for the party’s own use is not considered a money services business (“MSB”) under FinCEN’s regulations, without more, certain related activities may constitute money transmission subjecting a party engaged in such services to treatment as an MSB, and a change in law or guidance could extend the scope of activities regulated under the United States Bank Secrecy Act (“BSA”) and FinCEN’s regulations.

Our activities are not currently regulated in the United Kingdom under the United Kingdom Financial Services and Markets Act 2000 or under United Kingdom regulations governing payment services or e-money. Furthermore, we are not subject to any registration requirement with the United Kingdom Financial Conduct Authority (“FCA”) in relation to anti-money laundering rules under The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, as amended (“MLRs”), as we are not a digital asset exchange or custodian wallet provider. We do not offer digital asset derivatives nor do we engage with or advertise to retail consumers. Our business is to provide storage and compute infrastructure ofr Web3 protocols, and we bear the risks and rewards of such endeavors. We have no current plans to engage in the offering of digital asset derivatives, to engage with retail consumers, or to conduct business in the United Kingdom.

Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the cryptoeconomy requires us to exercise our judgement as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

In addition to existing laws and regulations, various governmental and regulatory bodies, including legislative and executive bodies in the United States and in other countries, may assert jurisdiction over digital assets and the digital asset markets and adopt new laws and regulations, or new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of the cryptoeconomy as a whole and our legal and regulatory status in particular by changing how we operate our business, how our services are regulated, and what we and our competitors can offer and to whom, requiring changes to our compliance and risk mitigation measures, imposing new licensing requirements, or imposing a total ban on certain digital asset transactions, as has occurred in certain jurisdictions in the past.

For example, certain regulators have been discussing whether to require companies engaged in digital assets businesses as intermediaries in the digital asset markets to segregate customer and proprietary assets. In the European Union, new legislation in the form of the “Markets in Crypto-assets regulation” (“MiCA”) is expected go into effect in 2024 which will, among other aspects, regulate providers of crypto-asset services such as: (i) the custody and administration of crypto-assets on behalf of third parties; (ii) the operation of a trading platform for crypto-assets; (iii) the exchange of crypto-assets for funds; (iv) the exchange of crypto-assets for other crypto-assets; (v) the execution of orders for crypto-assets on behalf of third parties; (vi) placing of crypto-assets; (vii) providing transfer services for crypto-assets on behalf of third parties; (viii) the reception and transmission of orders for crypto-assets on behalf of third parties; (ix) providing advice on crypto-assets; and (x) providing portfolio management on crypto-assets. While as a provider of Web3 storage and compute physical infrastructure, we are not presently aware of any governmental regulation of digital assets that may have a material adverse effect on our business, an assertion of jurisdiction by United States or foreign regulators, or other governmental entities over digital assets may impose regulatory requirements, and potentially have a material adverse effect on our operations.

We process certain customer and employee data and may obtain and process additional customer data in the future. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.

We currently process certain personal data relating to the individuals that use our website, as well as our employees (and employees of other businesses we work with). We also engage service providers and partners who also process such personal data either for us or on our behalf. Our future operations may involve the collection, processing, storage and/or transmission of additional personal customer data regarding our customers and employees. Consequently, we may be subject to and are working to comply with complex and evolving U.S., U.K., European, and other jurisdictions’ laws, rules, regulations, orders and directives (referred to as “data privacy laws”) relating to the collection, use, retention, security, processing and transfer (referred to as “process”) of personal data in the countries where we operate, including in the U.S., certain prescriptive state and federal data privacy laws, and in the European Union, the E.U. General Data Protection Regulation 2016/679. Much of the personal data that we may process, especially financial information, is regulated by multiple data privacy laws and, in some cases, the data privacy laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among us and our subsidiaries. Any new data privacy laws, regulations, other legal obligations or industry standards or any changed interpretation of existing laws, regulations or other standards may require us to incur additional costs and restrict our business operations. If the current trend in the development of such laws continues in relevant jurisdictions, such costs may increase further and may result in business practices changing in a manner that adversely impacts our business. Also, because data privacy laws are constantly changing and there are new laws in different jurisdictions constantly being implemented, it is difficult for us to understand which laws may be applicable at any given time, and we may not be able to accurately anticipate the ways in which regulators and the courts will apply or interpret such laws. For example, the California Privacy Rights Act (“CPRA”), which becomes effective in 2023, creates a new California data protection agency authorized to issue substantive regulations and enforce the CPRA, which makes it difficult to anticipate how the CPRA will be enforced. Also, four U.S. states have introduced data privacy laws, to be effective in 2023, all of which contain certain similarities to the CPRA, but all contain differences from one another. Similar laws have been proposed, and likely will be proposed, in other states and at the federal level, which further makes compliance challenging and enforcement uncertain.

Any failure, or perceived failure, by us , our service providers or partners, to comply with our privacy policies or with any applicable data privacy laws in one or more jurisdictions could result in proceedings or actions against us by governmental entities or others, including class action privacy litigation in certain jurisdictions, significant fines (which run several million dollars), penalties, judgments and reputational damages to us, requiring us to change our business practices and divert resources, increasing the costs and complexity of compliance, any of which could materially and adversely affect its business, financial condition, results of operations and prospects. If the current trend in the development of such laws continues in relevant jurisdictions, such costs may increase further and may result in business practices changing in a manner that adversely impacts our business.

Data protection, data privacy and information security have become the subject of increasing public, media and legislative concern. If customers were to reduce their use of our products and services as a result of these concerns, our business could be materially impacted or harmed. In addition, we are also subject to the possibility of security breaches, which themselves may result in a violation of these data privacy laws. In addition, any such attacks may trigger notification obligations under data privacy laws, in multiple jurisdictions. Any failure of us or our partners or others who use our services to adequately protect sensitive data could have a material and adverse effect on its reputation, business, financial condition, results of operations and prospects.

The cryptoeconomy is relatively new and its access to policymakers or lobbying organizations is evolving, which may harm our ability to effectively react to proposed legislation and regulation of digital assets or digital asset platforms adverse to our business.

The cryptoeconomy is relatively new and its access to policymakers or lobbying organizations is evolving. Competitors from other, more established industries, including traditional financial services, may have greater access to lobbyists or governmental officials, and regulators that are concerned about the potential that digital assets are being used for illicit purposes may effect statutory and regulatory changes with minimal or discounted inputs from participants in the cryptoeconomy. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that harm the cryptoeconomy or digital asset platforms, which could adversely impact our business.

The limited rights of legal recourse available to us expose us and our investors to the risk that any digital assets we hold may become missing, lost or stolen.

At this time, there is no specifically enumerated U.S. or foreign governmental, regulatory, investigative or prosecutorial authority or mechanism through which to bring an action or complaint regarding any missing or stolen digital assets. In the same vein, bankruptcy and insolvency legislation in many jurisdictions remains ill-suited to handle claims by creditors of companies in the cryptoeconomy principally due to uncertainty regarding the treatment of digital assets under applicable law and the volatility in the value of digital assets, potentially leading to perverse outcomes whereby creditors can be treated less favorably than shareholders. We may also face difficulties in identifying the party to bring an action or complaint against, or holding any party responsible for a software error that causes losses to us, particularly where an organization is decentralized. To the extent that we are unable to recover our losses from such action, error or theft, such events could have a material adverse effect on our business, prospects or operations and potentially the value of any Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or other digital assets we may hold or otherwise acquire or hold for our own account.

It may be illegal now, or in the future, to acquire, own, hold, sell or use digital assets in one or more countries, and ownership of, holding, or trading in our securities may also be considered illegal and subject to sanction.

Although currently digital assets generally are not regulated or are lightly regulated in most countries, one or more countries such as China, India, and Russia may take regulatory actions in the future that severely restricts the right to acquire, own, hold, sell, or use digital assets or to exchange digital assets for fiat currency, or to engage in blockchain validation activities. In the People’s Republic of China, for instance, regulators declared all virtual currency-related activities to be illegal financial activities in September 2021. Further, the PRC previously issued bans on mining digital assets, and required banks and payment platforms to stop facilitating transactions. Other jurisdictions including India are currently considering legislation that could include a complete ban on private digital assets in favor of an official national digital currency. Such an action may also result in the restriction of ownership, holding, or trading in our securities. Such restrictions may adversely affect an investment in us. See also “—If a digital asset is deemed to be a “security” or a “regulated financial instrument” in any relevant jurisdiction, that may have an adverse impact on the transferability of and market demand for the digital asset, may expose us to regulatory scrutiny, investigations, fines and requirements, including registration and licensure, which may adversely affect our business, financial condition and results of operations” for details of the regulatory landscape in the United States.

Our compliance and risk management programs and methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, regulatory status and financial condition. We may outsource some of our Know Your Customer and other compliance obligations to third parties.

Our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of our compliance, audit, and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we have devoted significant resources to develop policies and procedures to identify, monitor, and manage our risks, and expect to continue to do so in the future, we cannot assure you that our policies and procedures will always be effective or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Our risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure.

Some of our methods for managing risk are discretionary by nature and are based on internally developed controls, observed historical market behavior, and standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements which may be significantly greater than historical fluctuations in the market. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increased risk tolerance, which could expose us to the risk of greater losses.

Our businesses currently are not subject to periodic review by regulators of our compliance with our own policies and procedures and with a variety of laws and regulations. As a result of changes in laws or regulation, we could become subject to such regulatory oversight. In that event, we could receive examination reports from regulators citing violations of rules and regulations and inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including due diligence, training, monitoring, reporting, and recordkeeping. If we were to fail to comply with these, or do not adequately remediate certain findings, regulators could take a variety of actions that could impair our ability to conduct our business, including delaying, denying, withdrawing, or conditioning approval of our licenses, or certain products and services. In addition, regulators have broad enforcement powers to censure, fine, require remedial activities or restitution, issue cease-and-desist orders or prohibit companies subject to their jurisdiction from engaging in some of their business activities. In the case of noncompliance or alleged non-compliance with applicable laws or regulations, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits for damages which can be significant. Any of these outcomes would adversely affect our reputation and brand and our business, operating results and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

We are subject to risks associated with our need for significant electrical power. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to compute infrastructure providers, such as ours.

Our operations require significant amounts of electrical power and access to high-speed internet to be successful. As we expand our operations, we anticipate our demand for electrical power will continue to grow. If we are unable to obtain sufficient electrical power to operate our hardware on a cost-effective basis, we may not realize the anticipated benefits of our significant capital expenditures. Our datacenter operations could also be materially adversely affected by prolonged power or internet outages. Although our equipment may be powered by backup generators on a temporary basis, it would not be feasible or cost-effective to run such equipment on backup power generators for extended periods of time. Although we operate datacenters in multiple locations, our datacenters in other locations may not have the excess capacity needed to take on workloads from affected datacenters. Therefore, we may have to reduce or cease our operations in the event of an extended power or internet outage or the unavailability or increased cost of electrical power or internet access.

Our data center operations can only be successful if we can obtain sufficient electrical power for such data center on a cost-effective basis, and our establishment of new data centers requires us to find locations where that is the case. For more detail on our electrical power requirements, see also “—We are subject to risks associated with our need for significant electrical power and stable, high-speed internet connections.” There may be significant competition for suitable mine locations, and government regulators may potentially restrict or limit the ability of electricity suppliers to provide electricity to data center operations, or may otherwise potentially restrict or prohibit the provision or electricity to mining operations.

Regulators may move to ban or otherwise restrict digital asset mining operations on account of environmental reasons. For example, the People’s Republic of China banned digital asset mining on a national scale due to the industry’s intense electrical power demands and its negative environmental impacts (both in terms of the waste produced by mining the rare earth metals used to manufacture miners and the production of electrical power used in digital asset mining). If further regulation follows, it is possible that our industry may not be able to cope with the sudden and extreme loss of mining power.

If a digital asset is deemed to be a “security” or a “regulated financial instrument” in any relevant jurisdiction, that may have an adverse impact on the transferability of and market demand for the digital asset, may expose us to regulatory scrutiny, investigations, fines and requirements, including registration and licensure, which may adversely affect our business, financial condition and results of operations.

The SEC and its staff have taken the position that certain digital assets fall within the definition of a “security” under the U.S. federal securities laws. Although public statements by one former senior official at the SEC suggested that Ethereum is not a security (in its then current form), the SEC’s views in this area have evolved over time, and it is difficult to predict the direction or timing of any continuing evolution. In fact, shortly after the Merge, Gary Gensler, Chairman of the SEC, stated that staking may be an indicia that, under applicable U.S. law, a digital asset is a security because it may demonstrate that investors expect to earn a return from the work of third parties. With respect to all other digital assets, including Filecoin, Pocket and Zilliqa Proof-of-Work, there is currently no regulatory certainty that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular digital asset could be deemed a

“security” under applicable laws. The SEC may also take the view that the “staking” service falls within the definition of a “security” under the U.S. federal securities laws. In May 2022, the SEC disclosed that it will focus on investigating securities laws violations relating to, among other things, staking products.

The legal test for determining whether any given digital asset is a security is a highly complex and fact-driven analysis, and the outcome is difficult to predict. Furthermore, it is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. Similarly, though the SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given digital asset is a security in April 2019, this framework is not a rule, regulation or statement of the SEC and is not binding on the SEC, nor is it clear how it would be applied by the SEC. In addition, more recent enforcement actions by the SEC and statements by the current SEC Chair have all pointed to the SEC being more assertive in regulating digital asset markets and participants, but the SEC has not provided additional guidance or clarification to help markets and participants determine if a particular digital asset is a security, creating greater uncertainty about the interplay between digital assets and U.S. securities regulations, as well as compliance with such regulations.

Several foreign jurisdictions have taken a broad-based approach to classifying digital assets as “securities” or regulated instruments while other foreign jurisdictions, such as Switzerland, Malta, and Singapore, have adopted a narrower approach. As a result, certain digital assets may be deemed to be a “security” under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations, or directives that affect the characterization of digital assets as “securities.” If Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work or any other digital asset for which we provide infrastructure services, is deemed to be a security under the laws or regulations of any U.S. federal, state, or foreign jurisdiction, or in a proceeding in a court of law or otherwise, it may have adverse consequences for such digital asset. For instance, the digital asset would have to be registered with the SEC or other foreign authority, or sold in accordance with an exemption from registration, which could severely limit its liquidity, usability and transactability. Moreover, the networks on which such digital assets are utilized may be required to be regulated as broker-dealers or national securities exchanges, and subject to applicable rules, which could effectively render the network impracticable for its existing purposes. Further, a regulatory finding that a digital asset is a security could draw negative publicity and a decline in the general acceptance of the digital asset. Also, it may make it difficult for the digital asset to be traded, cleared, and custodied as compared to other digital assets that are not considered to be securities.

Prior to the transition of the Ethereum protocol to Proof-of-Stake, Ethereum was the only digital asset that we received from a Web3 protocol. Since the Merge, the digital assets we have received are Ethereum Classic and Filecoin. As of the date of this Amendment, we have not analyzed whether the digital assets we receive are securities and have not finalized a process for making this determination. There can be no assurances that we will properly characterize any given digital asset as a security or non-security for purposes of determining the digital assets to which we provide storage or compute infrastructure services or which we, hold and trade, or that the SEC, foreign regulatory authority, or a court, if the question was presented to it, would agree with our assessment. In the future there may be additional state and federal regulatory authorities that regulate digital assets and they may take positions or impose requirements that may result in material costs and expenses.

Companies in which we make a minority investment could become subject to judicial or administrative sanctions for failing to offer or sell digital assets in compliance with securities or other registration requirements or for acting as a broker or dealer without appropriate registration.

The classification of a digital asset as a security under the federal securities laws has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, clearing and holding of such asset. If a digital asset is determined to be a security and a company in which we make a minority investment offered or sold that digital asset to its customers without a valid exemption from SEC registration requirements, it could incur liability to purchasers as well as SEC monetary fines and other penalties, including restrictions on its ability to conduct its business. In addition, a person in the business of effecting transactions in securities in the

United States is generally subject to registration with the SEC as a “broker” or “dealer.” A platform that brings together purchasers and sellers to trade securities in the United States is generally subject to registration as a national securities exchange, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system. Liability for acting as an unregistered broker-dealer, national securities exchange or clearing agency include civil monetary penalties and disgorgement, injunctive relief and cease and desist orders requiring such company to cease from engaging in certain activities, and/or undertakings requiring the retention of compliance consultants or monitors. Such regulatory actions could also damage the company’s reputation or otherwise result in a material adverse impact on its business, including restrictions on its ability to conduct business. The consequences for us of having invested in such a company could range from reputational harm to potential securities law liability. See “—If a digital asset is deemed to be a “security” or a “regulated financial instrument” in any relevant jurisdiction, that may have an adverse impact on the transferability of and market demand for the digital asset, may expose us to regulatory scrutiny, investigations, fines, and requirements, including registration and licensure, which may adversely affect our business, financial condition and results of operations” and “—Our status under the Investment Company Act of 1940 could be challenged.”

Our status under the Investment Company Act of 1940 could be challenged.

An investment company is a company that is engaged in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act, deems a company an investment company if the value of investment securities it owns is more than 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis.

We are engaged in the business of providing customized enterprise-grade storage and compute infrastructure to power Web3. However, we cannot guarantee that the cryptocurrencies or digital assets we receive for providing infrastructure services will not be considered “securities” and thus “investment securities” for purposes of the Investment Company Act. See “—If a digital asset is deemed to be a “security” or a “regulated financial instrument” in any relevant jurisdiction, that may have an adverse impact on the transferability of and market demand for the digital asset, may expose us to regulatory scrutiny, investigations, fines, and requirements, including registration and licensure, which may adversely affect our business, financial condition and results of operations” and “—Companies in which we make a minority investment could become subject to judicial or administrative sanctions for failing to offer or sell digital assets in compliance with securities or other registration requirements or for acting as a broker or dealer without appropriate registration.” Transactions in which we may engage involving digital assets (such as digital asset lending), could involve us receiving or disposing of securities. In the event that digital or other assets held by us are considered “investment securities” under the Investment Company Act and exceed 40% of our total assets (exclusive of government securities and cash items) on an unconsolidated basis, we would inadvertently become an investment company.

We intend to manage this risk by either not holding cryptocurrencies or digital and other assets that we believe are securities, limiting the value of the cryptocurrencies or digital and other assets we hold that we believe are securities to less than 40% of our total assets (exclusive of government securities and cash items) on an unconsolidated basis, or a combination of the foregoing. Therefore, we do not believe that we will be an investment company under the Investment Company Act; however, we cannot guarantee that the SEC will agree with this position in the future. Classification as an investment company under the Investment Company Act would require registration with the SEC. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time-consuming and restrictive and would require a restructuring of our operations, and we would be very constrained in the kind of business we could do as a registered investment company. Further, we would become subject to substantial regulation concerning management, operations, transactions with affiliated persons, and portfolio composition, and would need to file reports under the Investment Company Act regime. The cost of such compliance would result in our incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact on our operations.

Our failure to comply with U.S. and foreign economic and financial sanctions, export controls, and other trade laws and regulations could adversely affect our reputation and have a material adverse effect on our business.

We are subject to, and must comply with, rules and regulations maintained by the United States and other relevant authorities relating to economic and financial sanctions, trade embargoes and export controls, including sanctions administered by OFAC and export controls administered by the Department of Commerce. Our global operations expose us to the risk of violating, or being accused of violating, these laws and regulations, which limit our ability to transact or deal with certain countries, territories, governments, and persons. Our failure to comply with these laws and regulations may expose us to significant penalties—including criminal fines, imprisonment, civil fines, disgorgement of profits, injunctions and debarment from government contracts, and other remedial measures—as well as reputational harm, adverse media coverage, and other collateral consequences. Investigations of alleged violations can be expensive and disruptive. Despite our compliance efforts, we cannot assure compliance with applicable rules, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

A new 1% U.S. federal excise tax may be imposed upon SLAC in connection with the redemptions by SLAC of SLAC Class A common stock.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IRA”), which, among other things, imposes a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic corporations and certain domestic subsidiaries of publicly traded foreign corporations. This excise tax is imposed on the repurchasing corporation, not its stockholders from which shares are repurchased. Generally, the amount of the excise tax is 1% of the fair market value of the shares repurchased at the time of the repurchase. For the purposes of calculating the excise tax, the repurchasing corporation is permitted to net the fair market value of certain new stock issuances against the fair market value of the stock repurchases that occur in the same taxable year. The IRA excise tax applies to repurchases that occur after December 31, 2022. On December 27, 2022, the U.S. Department of the Treasury and the IRS published initial guidance in Notice 2023-2 regarding the application of the excise tax. Under the interim rules set forth in the notice, the fair market value of the issuances of stock to the former shareholders of SLAC is expected to net against any redemptions of public shares of SLAC in connection with a business combination with a private company (such as the Company). Further, it appears under the notice that any redemptions that occur in the same taxable year in which a company completely liquidates generally will be exempt from the excise tax, however, the notice is not clearly drafted. The scope of the excise tax remains uncertain and subject to further guidance by the United States Department of the Treasury, the IRS, or any other applicable standard-setting body.

Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.

United States federal, state and local and non-U.S. tax laws and regulations are complex and subject to varying interpretations. Tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on our financial condition and results of operations. Further, future changes to applicable tax laws and regulations could increase our tax obligations in jurisdictions where we do business or require us to change the manner in which we conduct some aspects of our business.

Risks Related to Intellectual Property

Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, financial condition and results of operations.

Our business depends in large part on our proprietary technology and our brand. We rely on, and expect to continue to rely on, a combination of trademark, copyright, and trade secret laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. As of August 2022, we held two registered trademarks in the United States, including W3BCLOUD and the logo and also held four registered trademarks in foreign jurisdictions. We also had three pending trademark applications in the United States, as well as six pending trademark applications in foreign jurisdictions.

Our efforts to protect our intellectual property rights may not be sufficient or effective. Our proprietary technology and trade secrets could be lost through independent development by another party, misappropriation or breach of our confidentiality and license agreements, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business. Intellectual property protection may not be available to us in every country in which our services are available.

In the future we may be sued by third parties for alleged infringement of their proprietary rights.

Individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from providing our services or using certain technologies, force us to implement expensive work-arounds, or impose other unfavorable terms.

We expect that the occurrence of infringement claims is likely to grow as the digital asset markets grow and mature. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Further, during the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of our securities may decline. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, financial condition and results of operations.

Our services, including the blockchain where the Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other protocols for which we provide storage and compute services are built, contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.

Our services contain software modules licensed by third-party authors under “open source” licenses. Also, the blockchains on which the Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and certain other digital asset protocols are built and our other ecosystem partners materially rely on open source licenses to operate.

Some open source licenses contain requirements that we make source code available for modifications or derivative works, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our services to conditions we do not intend, we have not recently conducted an extensive audit of our use of open source software and, as a result, we cannot assure you that our processes for controlling our use of open source software in our services are, or will be, effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face litigation, infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our services, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

Moreover, the terms of many open source licenses have not been interpreted by U.S. or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our services. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software.

Risks Related to Operating as a Public Company

The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, make us incur increased costs, and affect our ability to attract and retain executive management and qualified board members.

As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of the Nasdaq and other applicable securities rules and regulations. Stockholder activism, the current political and social environment, and the current high level of government intervention and regulatory reform, may lead to substantial new regulations and disclosure obligations, which will likely result in additional compliance costs and could impact the manner in which we operate our business in ways we cannot currently anticipate.

Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations. Although we have already hired additional employees to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses. We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

Compliance with these rules and regulations may strain our financial and management systems, internal controls, and employees. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we encounter material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

As a public company listed in the United States, we will incur significant additional legal, accounting and other costs. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the Nasdaq, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We expect our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our common stock could be negatively affected, and we could become subject to investigations by the Nasdaq, the SEC or other regulatory authorities, which could require additional financial and management resources.

Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following February 16, 2026, the fifth anniversary of SLAC’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Accordingly, until we cease being an “emerging growth company” stockholders will not have the benefit of an independent assessment of the effectiveness of our internal control environment.

The trading price of our common stock may be volatile, and purchasers of our common stock could incur substantial losses.

The trading price of our common stock may be volatile. The stock market in general and the market for technology companies and digital asset technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for our common stock may be influenced by many factors, including:

•	actual or anticipated variations in our operating results;

•	changes in financial estimates by us or by any securities analysts who might cover our shares;

•	conditions or trends in our industry;

•	changes as a result of the COVID-19 pandemic, international hostilities or similar macroeconomic events;

•	unfavorable general economic conditions, such as a recession or economic slowdown;

•	stock market price and volume fluctuations of comparable companies and in particular those that operate in the digital asset and digital asset industry;

•	announcements by us or our competitors of new product or service offerings, significant acquisitions, strategic partnerships, or divestitures;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•	capital commitments;

•	investors’ general perception of us and our business;

•	recruitment or departure of key personnel; and

•	sales of our common stock, including sales by our directors and officers or specific stockholders.

In addition, in the past, stockholders have initiated class action lawsuits against technology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

The dual class structure of our common stock has the effect of concentrating voting control with the W3BCLOUD Founders (as defined below). This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.

Each share of our Class B common stock entitles the holder to 10 votes per share, and our Class A common stock, has one vote per share. Upon the Closing, the W3BCLOUD Founders will together own and/or have voting control with respect to all of the issued and outstanding shares of our Class B common stock, representing     % of the voting control of our Company (assuming no redemptions by SLAC’s shareholders). Therefore, the W3BCLOUD Founders, individually or together, will be able to significantly influence matters submitted to our shareholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. The W3BCLOUD Founders, individually or together, may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.

Future transfers by the holders of our Class B common stock will generally result in those shares converting into our Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. In addition, each share of our Class B common stock will convert automatically into one share of our Class A common stock on the date on which the record holders of a share or shares of New W3BCLOUD Class B common stock as of the Effective Time and their permitted transferees under the Proposed Charter (collectively, the “W3BCLOUD Founders”) collectively hold forty five percent (45%) or less of the shares of our Class B common stock issued to the W3BCLOUD Founders as of the Effective Time (as adjusted to reflect appropriately the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares or other like change), subject to a ten (10)-day cure period, as provided in the Proposed Charter. For information about our dual class structure, see “Description of Securities.”

We cannot predict the impact our dual class structure may have on our share price.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our shares. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

Because we will be a “controlled company” within the meaning of the Nasdaq rules, our shareholders may not have certain corporate governance protections that are available to shareholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of our directors is held by an individual, a group, or another company, we will qualify as a “controlled company” within the meaning of the Nasdaq corporate governance standards. Following the completion of the Business Combination, the W3BCLOUD Founders will control approximately     % of the voting power of our common stock assuming no redemption of SLAC’s public shares (or     % of the voting power of our common stock assuming 100% redemptions of SLAC’s public shares). As a result, we will be a “controlled company” within the meaning of the Nasdaq corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) independent director oversight of director nominations; and (iii) a compensation committee comprised solely of independent directors. To the extent we rely on any of these exemptions, holders of our Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq. The W3BCLOUD Founders may have their interests in us diluted due to future equity issuances or their own actions in selling shares of our common stock, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing rules. We would then be required to comply with those provisions of the Nasdaq listing requirements, as applicable.

The price of our common stock could decline if securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock could be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model or the performance of our common stock, or if our results of operations fail to meet the expectations of analysts, the price of our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Future sales of our common stock, or the perception that such sales may occur, could depress our share price.

Following completion of the Business Combination, there will be approximately                shares of our common stock outstanding (assuming no redemptions). Sales by us or our shareholders, particularly our executives, of a substantial number of our common stock in the public market, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Following the expiration of the lock-up periods set forth in the Amended and Restated Registration Rights Agreement, Sponsor Letter Agreement and Transaction Support Agreement, as described in the section titled “Description of Securities—Capital Stock Upon Completion of the Business Combination—Registration Rights,” all of SLAC’s common stock issued in connection with this transaction will be freely transferable, except for any shares held by our “affiliates,” without restriction or further registration under the Securities Act.

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; we will be exempt from any rules that could be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements; we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and we will not be required to hold non-binding advisory votes on executive compensation or shareholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following February 16, 2026, the fifth anniversary of SLAC’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

The exact implications of the JOBS Act are subject to interpretation and guidance by the SEC and other regulatory agencies, and we cannot assure that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our common stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may decline or become more volatile.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of the Proposed Charter and Amended and Restated Bylaws to become effective upon the consummation of the Business Combination may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

•	there is no cumulative voting with respect to the election of our Board;

•	the ability of our Board to issue one or more series of preferred stock;

•	the holders of our Class B common stock will, until the Automatic Conversion (as defined below), possess a majority of the voting power on all matters to be voted on by stockholders;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings;

•	limiting the ability of stockholders to act by written consent;

•	the ability of our Board to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances;

•	providing that our Board is expressly authorized to adopt, amend, alter or repeal our bylaws; and

•	the Company will be subject to the provisions of Section 203 of the DGCL.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Securities—Capital Stock Upon Completion of the Business Combination—Certain Anti-Takeover Provisions of Delaware Law, the Proposed Charter and Amended and Restated Bylaws.”

The Proposed Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Proposed Charter will provide that, subject to limited exceptions, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of us, (ii) action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Company to us or our stockholders, (iii) action asserting out of or relating to any provision of the DGCL, the Proposed Charter or the Amended and Restated Bylaws or (iv) action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall, to the fullest extent permitted by law. The Proposed Charter will also provide that, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of the provisions of the Proposed Charter described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find these provisions of the Proposed Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Risks Related to SLAC and the Business Combination

SLAC’s Sponsor, Initial Stockholders, directors and officers may have a conflict of interest in determining to pursue the Business Combination, since certain of their interests are different from or in addition to (and may conflict with) the interests of SLAC’s public stockholders, and such interests may have influenced their decisions to approve the Business Combination and recommend that SLAC’s stockholders approve the Business Combination Proposal.

SLAC’s Sponsor, Initial Stockholders, officers and directors have interests in and arising from the Business Combination that are different from or in addition to, and which may conflict with, the interests of SLAC’s public stockholders, which may result in a conflict of interest, including the following:

•	each of SLAC’s officers and directors, have a direct or indirect economic interest in the Sponsor and each of SLAC’s officers and directors have directly or indirectly loaned funds to the Sponsor;

•	the Sponsor will hold New W3BCLOUD’s common stock following the Business Combination, subject to lock-up agreements;

•	the Sponsor will hold placement warrants to purchase shares of New W3BCLOUD’s common stock following the Business Combination, subject to lock-up agreements;

•

pursuant to the Amended and Restated Registration Rights Agreement, the A&R RRA Parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation, cut-back provisions and suspension periods with respect to the shares of New W3BCLOUD’s common stock and certain other equity securities of W3BCLOUD held by such parties;

•

Mr. Grinberg is expected to become a member of the New W3BCLOUD Board upon consummation of the Business Combination. As such, in the future, Mr. Grinberg may receive cash fees, stock options or stock awards that the New W3BCLOUD Board determines to pay its non-executive directors;

•	following the consummation of a business combination, directors or members of SLAC’s management team who remain with New W3BCLOUD may be paid consulting, management or other fees from New W3BCLOUD;

•

the Sponsor paid an aggregate of $9,025,000 for its founder shares, placement shares and placement warrants and such securities are expected to have a significantly higher value at the time of the Business Combination and will have little or no value if SLAC does not complete an initial business combination;

•

the Sponsor has waived its redemption rights with respect to its founder shares, placement shares and public shares in connection with the Business Combination, and has waived its redemption and liquidation rights with respect to its founder shares and placement shares if SLAC is unable to complete a business combination by the Business Combination Outside Date;

•

if SLAC is unable to complete a business combination by the Business Combination Outside Date, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities to which SLAC owes money for services rendered or contracted for or products sold to SLAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account, and excluding any claims under SLAC’s indemnity of the underwriters of SLAC’s IPO against certain liabilities, including liabilities under the Securities Act;

•

the Sponsor has loaned SLAC $300,000 for working capital requirements and to finance transaction costs in connection with an initial business combination pursuant to the March 2022 Working Capital Loan and has agreed to loan SLAC funds in an amount up to an additional $400,000 pursuant to the June 2022 Working Capital Loan, of which approximately $61,540 has been borrowed as of the date of this proxy statement, and any amounts outstanding under this loan will not be repaid if SLAC is unable to complete a business combination by the Business Combination Outside Date;

•

the Insiders have agreed to waive their right to a conversion price adjustment with respect to their Founder Shares in connection with the consummation of the Business Combination, to not redeem or otherwise exercise any right to redeem of their SLAC equity securities and also their rights to liquidating distributions from the Trust Account with respect to their Founder Shares;

•

if the Business Combination is not consummated, SLAC will have to pay certain expenses related to the Business Combination, which may impede its ability to consummate a transaction with another acquisition target;

•	following the consummation of a business combination, directors or members of SLAC’s management team who remain with us may be paid consulting, management or other fees from New W3BCLOUD; and

•	the continued indemnification of SLAC’s current directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may have influenced SLAC’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other Proposals in this proxy statement. In addition, the Sponsor and it affiliates will benefit from the completion of a business combination as described above and may be incentivized to complete an acquisition of a less favorable target or on terms less favorable to public stockholders rather than liquidate.

In light of the foregoing, the Sponsor, SLAC’s Initial Stockholders, directors and officers, and their respective affiliates will receive material benefits from the completion of the Business Combination in a manner that may not be aligned with SLAC’s public stockholders.

The Sponsor and SLAC’s Initial Stockholders, directors and officers who hold Founder Shares, Private Placement Warrants and/or SLAC’s pre-transaction Class B common stock may receive a positive return on their investment even if SLAC’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

If SLAC is able to complete a business combination within the required time period, the Sponsor and SLAC’s Initial Stockholders, directors and officers who hold Founder Shares, Private Placement Warrants and/or SLAC’s pre-transaction Class B common stock, which were acquired prior to the SLAC IPO, or concurrently with the completion of the SLAC IPO, may receive a positive return on their investment even if SLAC’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

You may not have the same benefits as an investor in an underwritten public offering and may be subject to material risks present when a company is taken public through a merger including, but not limited to, the absence of due diligence conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement.

We will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement are not an underwritten initial public offering of New W3BCLOUD’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following.

Like other business combinations, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, SLAC and the Company have each engaged financial advisors (rather than underwriters) in connection with the Business Combination. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and therefore are not subject to the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of due diligence investigation of the issuer as is typically undertaken by underwriters.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades of New W3BCLOUD Class A common stock. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the New W3BCLOUD Class A common stock on the stock exchange will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the New W3BCLOUD Class A common stock or helping to stabilize, maintain or affect the public price of the New W3BCLOUD Class A common stock following the closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New W3BCLOUD Class A common stock that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of the Company’s securities could result in a more volatile price for the New W3BCLOUD Class A common stock.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the New W3BCLOUD Class A common stock on the stock exchange. There can be no guarantee that any information made available in this proxy statement and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the New W3BCLOUD Class A common stock or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for the New W3BCLOUD Class A common stock.

In addition, SLAC’s Initial Stockholders, including the Sponsor, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to SLAC’s public stockholders and that would not be present in an underwritten public offering of the Company’s securities. Such interests may have influenced the SLAC Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other Proposals in this proxy statement.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New W3BCLOUD became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

Barclays has resigned from its financial advisory role in connection with the Business Combination, and investors should not put any reliance on the fact that it was involved with any aspect of the Business Combination.

On January 18, 2023, Barclays resigned from its role as financial advisor to SLAC. Barclays did not provide a reason for its resignation and neither SLAC nor the Company will speculate as to its motivations for resigning its roles. Barclays did not communicate to SLAC or the Company, and neither SLAC nor the Company are aware, that the resignation was the result of any dispute or disagreement with SLAC or the Company, including any disagreement relating to the disclosure in this proxy statement, the scope of its engagement or its ability to complete such engagement, or any matter relating to SLAC or the Company’s operations, prospects, policies, procedures or practices. The primary services rendered by Barclays in connection with the Business Combination included serving as an M&A advisor to SLAC’s board of directors, a PIPE placement agent and providing capital markets advisory services.

In connection with the resignation, Barclays waived its entitlement to certain fees which would be owed upon completion of the Business Combination, which include approximately $6.6 million for Barclays as a deferred underwriting fee. Barclays did not waive the up to $500,000 expense reimbursement provided for in its engagement letter with SLAC and such amounts will still be payable to Barclays. Barclays claims no remaining role in the Business Combination, and, effective as of the date of the resignation letter, has resigned from, and ceased or refused to act in, every capacity and relationship in which Barclays may be described in this proxy statement as acting or agreeing to act with respect to the Business Combination. Barclays has disclaimed any responsibility for any portion of this proxy statement.

It is the understanding of both SLAC and the Company that the SEC has received similar resignation letters from investment banks in connection with other business combination transactions involving special purpose acquisition companies. When a financial institution is named in a proxy statement such as this, it typically presumes a level of due diligence and independent analysis on the part of such financial institution ordinarily associated with a professional engagement. The withdrawal of Barclays may indicate that they do not want to be associated with the disclosure or the underlying business analysis related to this transaction, and the resignation of these banks from other business combination transactions involving special purpose acquisition companies may indicate that they do not want to be associated with such disclosure or business analysis for any companies undergoing such transactions. Investors should not place any reliance upon the fact that Barclays was previously involved with the Business Combination. It is possible that Barclays’ resignation may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of SLAC shareholders may vote against the proposed Business Combination or seek to redeem their shares for cash.

SLAC’s directors and officers have discretion in agreeing to changes or waivers to the terms of the Business Combination Agreement and related transactions, which may result in a conflict of interest when determining whether such changes or waivers are appropriate and in SLAC’s public stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require SLAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by the Company or to waive rights to which SLAC is entitled to under the Business Combination Agreement. These events could arise because of changes in the Company’s business, a request by the Company to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the Company’s business and would entitle SLAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at SLAC’s discretion, acting through the SLAC Board, to consent to such a request or action or waive such rights. The existence of the financial and personal interests of the directors described elsewhere in these risk factors may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the public stockholders and what he or she may believe is best for himself or herself in determining whether or not to take the requested action or waive SLAC’s rights. As of the date of this proxy statement, SLAC does not believe there will be any requests, actions or waivers that SLAC’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, SLAC will circulate a new or amended proxy statement and resolicit SLAC’s stockholders if changes to the terms of the Business Combination and related transactions that would have a material impact on SLAC’s stockholders are required prior to the vote on the Business Combination Proposal.

SLAC’s Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how SLAC’s public stockholders vote.

Unlike other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, SLAC’s Initial Stockholders have agreed to vote any shares of SLAC’s common stock owned by them in favor of SLAC’s proposed initial business combination. As of the date hereof, SLAC’s Initial Stockholders own approximately 83.9% of SLAC’s issued and outstanding shares of common stock. Accordingly, the requisite stockholder approval will be received for the Business Combination, which might not have been the case if SLAC’s Initial Stockholders agreed to vote any shares of SLAC’s common stock owned by them in accordance with the majority of the votes cast by SLAC’s public stockholders.

Neither the SLAC Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the SLAC Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that SLAC is paying for the Company is fair to SLAC from a financial point of view. Neither the SLAC Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the SLAC Board conducted due diligence on the Company and reviewed comparisons of selected financial data of the Company with certain of its peers in the industry and the financial terms set forth in the Business Combination Agreement. The SLAC Board also consulted with the Company’s management and its legal counsel, financial advisor and other advisors and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination and The Business Combination Agreement—Recommendation of the SLAC Board and Reasons for the Business Combination,” and concluded that the Business Combination was in the best interest of SLAC stockholders. Accordingly, investors will be relying solely on the judgment of the SLAC Board in valuing the Company, and the SLAC Board may not have properly valued such businesses. The lack of a third-party valuation may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact SLAC’s ability to consummate the Business Combination.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if it develops, it may not be sustained.

The Nasdaq may not list our securities on its exchange, and if they are listed we may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.

As a result of the Business Combination, the Nasdaq rules require that we apply to continue the listing of our Class A common stock and warrants. While we will apply to have our common stock and warrants listed on the Nasdaq upon consummation of the Business Combination, we will be required to meet the Nasdaq’s initial listing requirements. We may be unable to meet those requirements. Even if our securities continue to be listed on the Nasdaq immediately following the Business Combination, we may be unable to maintain the listing of our securities in the future.

If we fail to meet the initial listing requirements and the Nasdaq does not list our securities on its exchange, or if we are delisted, there could be significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a limited amount of news and analyst coverage for New W3BCLOUD; and

•	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a United States publicly traded company in a timely and reliable manner.

As the Company is a privately held company, it has not been required to adopt all of the financial reporting and disclosure procedures and controls required of a United States publicly traded company. We expect that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase the operating costs of New W3BCLOUD and could require the management of New W3BCLOUD to devote significant time and resources to such implementation. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that are timely and reliable. Any such delays or deficiencies could harm us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and damaging our reputation, which in either case could impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our common stock and warrants on the Nasdaq.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interest in us and may depress the market price of our common stock.

We may issue additional shares of common stock or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under the Equity Incentive Plan without stockholder approval in a number of circumstances.

Our issuance of additional common stock or other equity securities could have one or more of the following effects:

•	our existing stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of common stock may be diminished; and

•	the market price of our common stock and New W3BCLOUD’s warrants may decline.

If our performance following the Business Combination does not meet market expectations, the price of our securities may decline.

If our performance following the Business Combination does not meet market expectations, the price of our common stock may decline from the price of SLAC’s common stock prior to the Closing. The market value of our common stock at the time of the Business Combination may vary significantly from the price on the date the Business Combination Agreement was executed, the date of this proxy statement, or the date on which SLAC’s stockholders vote on the Business Combination. Because the number of shares of SLAC’s common stock issued as consideration in the Business Combination will not be adjusted to reflect any changes in the market price of SLAC’s common stock, the value of the shares of SLAC’s common stock issued in the Business Combination may be higher or lower than the value of the same number of shares of SLAC’s common stock on earlier dates.

In addition, following the Business Combination, fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for our common stock, and trading in our common stock has not been active. Accordingly, the valuation ascribed to us and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our common stock develops and continues, the trading price of our common stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of our common stock following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet market expectations in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or our industry and market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any significant change in our board or management;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our common stock irrespective of our operating performance. The stock market in general and the Nasdaq has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in our market or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The Company is a private company and as such little information is publicly available regarding the Company. This may result in the Business Combination not being as profitable as we expect, or at all.

While SLAC has conducted due diligence on the Company, very little public information exists about private companies. As a result, the Business Combination could be less profitable than SLAC expects, or at all. Furthermore, the relative lack of information about a private company may hinder SLAC’s ability to properly assess the value of the Company which could result in SLAC’s overpaying.

Even if SLAC consummates the Business Combination, the public warrants may never be in the money, and they may expire worthless.

The exercise price for SLAC’s warrants is $11.50 per share. There can be no assurance that the public warrants will be in the money prior to their expiration and, as such, the warrants may expire worthless.

The terms of SLAC’s warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and SLAC provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, SLAC may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. SLAC’s ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of SLAC’s common stock purchasable upon exercise of a warrant.

SLAC may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

SLAC has the ability to redeem outstanding warrants (excluding any Private Placement Warrants held by the Sponsor or their permitted transferees other than those two million (2,000,000) Private Placement Warrants which will be exchanged at Closing as a condition of the Business Combination) for cash at any time after they become exercisable and prior to their expiration, at $0.01, provided that the last reported sales price (or the closing bid price of SLAC common stock in the event the shares of SLAC common stock are not traded on any specific trading day) of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which SLAC send proper notice of such redemption; provided that on the date SLAC gives notice of redemption and during the entire period thereafter until the time SLAC redeems the warrants, SLAC has an effective registration statement under the Securities Act covering the shares of SLAC common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. SLAC has the ability to redeem outstanding warrants (excluding any placement warrants held by the Sponsor or their permitted transferees other than those two million (2,000,000) Private Placement Warrants which will be exchanged at Closing as a condition of the Business Combination) for shares of SLAC common stock at any time after they become exercisable and prior to their expiration, at $0.10; provided that the last reported sales price (or the closing bid price of SLAC common stock in the event the shares of SLAC common stock are not traded on any specific trading day) of the SLAC common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which SLAC sends proper notice of such redemption; provided that on the date SLAC gives notice of redemption and during the entire period thereafter until the time SLAC redeems the warrants, SLAC has an effective registration statement under the Securities Act covering the shares of SLAC common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by SLAC, SLAC may exercise its redemption right even if SLAC is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise its warrants and pay the exercise price therefore at a time when it may be disadvantageous for it to do so, (ii) to sell its warrants at the then-current market price when it might otherwise wish to hold its warrants or (ill) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its warrants.

Warrants to purchase SLAC common stock will become exercisable following the Business Combination, which could increase the number of shares eligible for future resale in the public market and result in dilution to SLAC stockholders.

Outstanding warrants to purchase an aggregate of 10,625,000 shares of SLAC common stock will become exercisable on the 30th day following the Closing in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 8,625,000 warrants originally included in the units issued in SLAC’s IPO and 6,000,0000 warrants included in the placement units. Each warrant entitles its holder to purchase one share of SLAC common stock at an exercise price of $11.50 per share and will expire at 5:00 p.m., New York time, five years after the Closing or earlier upon redemption of SLAC common stock or SLAC’s liquidation. To the extent warrants are exercised, additional shares of SLAC common stock will be issued, which will result in dilution to SLAC’s then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of SLAC common stock.

Additionally, effective as of and conditioned on the Closing, two million (2,000,000) of the Private Placement Warrants, each to purchase one share of SLAC Class A common stock, will be exchanged for two million (2,000,000) new Exchange Private Placement Warrants with substantially the same terms as the original Private Placement Warrants, except that such new Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share, subject to conditions set forth in a new Exchange Warrant Agreement to be entered into in connection with the Closing.

The Warrant Agreement provides that the courts of the State of New York or the United States District Court for the Southern District of New York are the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with SLAC.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that SLAC irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. SLAC will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with SLAC, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, SLAC may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of SLAC’s management and board of directors.

SLAC’s stockholders will experience immediate dilution due to the issuance of common stock to the Company stockholders as consideration in the Business Combination. Having a minority share position likely reduces the influence that SLAC’s current stockholders have on the management of New W3BCLOUD.

Based on SLAC’s current capitalization, SLAC anticipates issuing an aggregate of approximately                  shares of SLAC Class A common stock and                shares of SLAC Class B common stock to the Company’s stockholders as consideration in the Business Combination. It is anticipated that, upon completion of the Business Combination, based upon the As Exchanged Class A Share Ownership Assumptions: (1) the Company’s public stockholders would own approximately     % of New W3BCLOUD’s outstanding Class A common stock; (2) the PIPE Investors would own approximately     % of New W3BCLOUD’s outstanding Class A common stock; (3) the Sponsor and other SLAC Initial Stockholders would own     % of New W3BCLOUD’s outstanding Class A common stock; and (4) Company rollover holders will hold approximately     % of New W3BCLOUD’s outstanding Class A common stock.

If any shares of SLAC’s common stock are redeemed in connection with the Business Combination, the percentage of New W3BCLOUD’s outstanding common stock held by SLAC’s public stockholders will decrease and the percentages of New W3BCLOUD’s outstanding common stock held immediately following the Closing by each of SLAC’s Initial Stockholders and the Company stockholders will increase. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options are exercised for shares of New W3BCLOUD’s common stock, or awards are issued under the proposed Equity Incentive Plan, SLAC’s existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of SLAC’s current stockholders to influence New W3BCLOUD’s management through the election of directors following the Business Combination.

Following the completion of the Business Combination, SLAC public stockholders will beneficially own                shares of New W3BCLOUD’s Class A common stock, representing approximately     % of our total voting power.

Our stockholders may be diluted by the future issuance of common stock, preferred stock or securities convertible or exchangeable into common or preferred stock, in connection with our incentive plans, acquisitions, capital raises or otherwise.

After the Closing, we would have approximately                million shares of Class A common stock authorized but unissued in the No Redemptions Scenario or approximately                million shares of Class A common stock authorized but unissued assuming 100% redemptions; and approximately                 million shares of Class B common stock authorized but unissued in the No Redemptions Scenario or approximately                 million shares of Class B common stock authorized but unissued assuming 100% redemptions. Our Proposed Charter to become effective upon the Closing authorizes us to issue these shares of common stock and options, rights, warrants, and appreciation rights relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Class A common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Class A common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of our Class A common stock bear the risk that our future offerings may reduce the market price of our Class A common stock and dilute their percentage ownership.

SLAC expects to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.

SLAC expects to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions. SLAC will pay all fees, expenses and costs SLAC incurs or incurred on SLAC’s behalf in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). Additionally, the Business Combination Agreement provides that if the Business Combination is consummated, SLAC will pay all fees, expenses and costs incurred by the Company’s or on the Company’s behalf, subject to certain limited exceptions, in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). SLAC currently estimates that transaction expenses will be approximately $32.7 million (excluding transaction-related bonuses), including post-closing expenses that will be paid by New W3BCLOUD.

If SLAC is unable to complete the Business Combination or another initial business combination by SLAC’s Outside Date, SLAC will cease all operations except for the purpose of winding up SLAC’s affairs, redeem SLAC’s outstanding public shares and dissolve and liquidate. In such event, third parties may bring claims against SLAC and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by SLAC’s stockholders could be less than $10.00 per share.

SLAC’s current charter provides that it must complete the Business Combination or another initial business combination by SLAC’s Business Combination Outside Date, or SLAC must cease all operations except for the purposes of winding up, redeem SLAC’s outstanding public shares and, subject to approval by SLAC’s remaining stockholders and the SLAC Board, dissolve and liquidate. In such event, third parties may bring claims against SLAC for monies SLAC owes for products or services provided to SLAC. Although SLAC has obtained waiver agreements from the Company and from certain vendors and service providers that SLAC has engaged and to which SLAC owes money pursuant to which such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims, which could take priority over those of SLAC’s public stockholders. If SLAC is unable to complete the Business Combination or another business combination within the required time period, the Sponsor has agreed it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities to which SLAC owes money for services rendered or contracted for or products sold to SLAC, but only if such a vendor or prospective target business does not execute such a waiver. However, he may not be able to meet such obligation. Therefore, the per share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if SLAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against SLAC which is not dismissed, or if SLAC otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share distribution from the Trust Account may be less than $10.00.

SLAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to SLAC’s public stockholders.

If proceeds in the Trust Account are reduced below $10.00 per public share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, SLAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SLAC currently expects that its independent directors would take legal action on SLAC’s behalf against the Sponsor to enforce its indemnification obligations to SLAC, it is possible that SLAC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If SLAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to SLAC’s public stockholders may be reduced below $10.00 per share.

SLAC may not have sufficient funds to satisfy indemnification claims of SLAC’s directors and executive officers.

SLAC has agreed to indemnify SLAC’s officers and directors to the fullest extent permitted by law. However, SLAC’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by SLAC only if (i) SLAC has sufficient funds outside of the Trust Account or (ii) SLAC consummates the Business Combination. SLAC’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against SLAC’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against SLAC’s officers and directors, even though such an action, if successful, might otherwise benefit SLAC and SLAC’s stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against SLAC’s officers and directors pursuant to these indemnification provisions.

SLAC’s stockholders may be held liable for claims by third parties against SLAC to the extent of distributions received by them.

If SLAC is unable to complete the Business Combination or another initial business combination within the required time period, SLAC must dissolve and liquidate, subject in each case to SLAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. SLAC cannot assure you that SLAC will properly assess all claims that may be potentially brought against SLAC, nor can SLAC assure you that third parties will not seek to recover from SLAC’s stockholders amounts owed to them by SLAC. As such, SLAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of SLAC’s stockholders may extend well beyond the third anniversary of the date of distribution.

If SLAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against SLAC which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by SLAC’s stockholders. Furthermore, because SLAC intends to distribute the proceeds held in the Trust Account to SLAC’s public stockholders promptly after SLAC’s Outside Date, if SLAC does not consummate the Business Combination, this may be viewed or interpreted as giving preference to SLAC’s public stockholders over any potential creditors with respect to access to or distributions from SLAC’s assets. Moreover, the SLAC Board may be viewed as having breached its fiduciary duties to SLAC’s creditors and/or having acted in bad faith, and thereby exposing the board and SLAC to claims for punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against SLAC or you for those reasons.

Actions taken by SLAC’s Initial Stockholders, SLAC’s officers and directors to increase the likelihood of approval of the Business Combination Proposal and the other Proposals presented in this proxy statement could have a depressive effect on the price of SLAC’s common stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding SLAC or SLAC’s securities, SLAC’s Initial Stockholders, SLAC’s directors, officers and their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire shares of SLAC’s common stock or vote their shares in favor of the Business Combination Proposal. While the exact nature of any other incentive arrangements that may be entered into in the future has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Initial Stockholders for nominal value. See, for example, “Certain Relationships and Related Party Transactions—SLAC Related Party Transactions—Founder Shares” and “Certain Relationships and Related Party Transactions—SLAC Related Party Transactions—Sponsor Letter Agreement.” The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and to decrease the likelihood that holders request redemption of public shares. Entering into any such arrangements may have a depressive effect on the price of SLAC’s common stock. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the Closing for a price below market value.

Our ability to successfully effect the Business Combination and the successful operation of the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of the Company, all of whom we expect to stay with New W3BCLOUD following the Business Combination. The loss of such key personnel could adversely affect the operations and profitability of the post-combination business.

Our ability to recognize certain benefits of the Business Combination and the successful operation of New W3BCLOUD’s business following the Business Combination will depend upon the efforts of certain key personnel of New W3BCLOUD. Although we expect all of such key personnel to remain with New W3BCLOUD following the Business Combination, the unexpected loss of key personnel may adversely affect the operations and profitability of New W3BCLOUD. In addition, our future success depends in part on our ability to identify and retain key personnel to succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of the key New W3BCLOUD personnel that will be employed by New W3BCLOUD, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of New W3BCLOUD’s business may be negatively impacted.

Future sales of SLAC’s common stock issued to Company stockholders or to the Initial Stockholders may reduce the market price of SLAC’s common stock that you might otherwise obtain.

In accordance with the terms and subject to the conditions of the Business Combination Agreement:

•

Each share of SLAC Class B common stock that is issued and outstanding as of immediately prior to the Effective Time, but following the forfeiture of certain shares of SLAC Class B common stock pursuant to the Sponsor Letter Agreement, shall automatically convert in accordance with the terms of the current charter into one (1) share of SLAC Class A common stock.

•

Each share of (a) Company Class A common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive a number of shares of New W3BCLOUD Class A common stock equal to (i) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class A common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by (ii) the number of shares of Company common stock issued and outstanding at the Effective Time and (b) Company Class B common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, will be cancelled and automatically converted into and become the right to receive a number of shares of New W3BCLOUD Class B common stock equal to (i) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class B common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by (ii) the number of shares of company common stock issued and outstanding at the Effective Time by virtue of the Merger and without any action on the part of the parties to the Business Combination Agreement or any of their respective stockholders; and

•

We will issue to holders of Company Subsidiary Options, as defined under the Company Subsidiary Equity Plan, the option to subscribe for a number of shares of our Class A common stock equal to the number of B Ordinary Shares multiplied by the Company Class A Per Share Consideration.

In connection with the execution of the Business Combination Agreement, SLAC and the Company entered into a Transaction Support Agreement providing for certain restrictions on transfer applicable to the shares issued to the Company in connection with the Business Combination. For additional information regarding the Transaction Support Agreement, see “The Business Combination and The Business Combination Agreement—Related Agreements—Transaction Support Agreement.”

The Sponsor is a party to the Sponsor Letter Agreement, pursuant to which the Sponsor is prohibited from, except in limited circumstances, from transferring or selling the shares except to permitted transferees, as defined in the Sponsor Letter Agreement. See “the Business Combination and The Business Combination Agreement—Related Agreements—Sponsor Letter Agreement.”

New W3BCLOUD will, in connection with the Closing, amend and restate the existing registration rights agreement with the Sponsor by entering into the Amended and Restated Registration Rights Agreement with the A&R RRA Parties with respect to the shares of New W3BCLOUD’s Class A common stock and certain other equity securities of New W3BCLOUD held by the A&R RRA Parties. The Amended and Restated Registration Rights Agreement will require New W3BCLOUD to, among other things, file with the SEC a resale shelf registration statement pursuant to Rule 415 under the Securities Act on behalf of the A&R RRA Parties within 30 calendar days after the Closing. If the shelf registration statement becomes unavailable once it is declared effective, the A&R RRA Parties will have certain demand registration rights.

Upon expiration of the lock-up periods set forth in the Amended and Restated Registration Rights Agreement and Sponsor Letter Agreement, applicable to shares of New W3BCLOUD’s common stock and certain other equity securities held by the A&R RRA Parties and the effectiveness of the Shelf Registration Statement, these parties may sell large amounts of our stock in the open market or in privately negotiated transactions. The registration and availability of such a significant number of shares of common stock for trading in the public market may increase the volatility in the price of our common stock or put significant downward pressure on the price of our common stock. In addition, the combined company may use shares of our common stock as consideration for future acquisitions, which could further dilute our stockholders.

Subsequent to the consummation of the Business Combination, New W3BCLOUD may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although SLAC has conducted a due diligence examination of the Company, SLAC cannot assure you that this examination revealed all material issues that may be present in the Company’s business, or that factors outside of SLAC’s and the Company’s control will not later arise. As a result, we may be forced to later write down or write off assets, restructure New W3BCLOUD’s operations, or incur impairment or other charges that could result in losses. Even if SLAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SLAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about New W3BCLOUD or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

New W3BCLOUD may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New W3BCLOUD may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject New W3BCLOUD to significant liabilities.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including in particular, reporting and other requirements under the Exchange Act. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could result in fines, injunctive relief or similar remedies which could be costly to us or limit our ability to operate post-Business Combination.

The historical consolidated and unaudited pro forma financial information in this proxy statement is not representative of the results New W3BCLOUD would have achieved as a stand-alone public company and may not permit you to predict its future results.

The historical consolidated and unaudited pro forma financial information in this proxy statement does not reflect the financial condition, results of operations or cash flows that New W3BCLOUD would have achieved as a stand-alone public company during the periods presented or those it will achieve in the future as a result of added costs New W3BCLOUD expects to incur as a public company, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act of 2002. As a result of these matters, among others, it may be difficult for investors to compare New W3BCLOUD’s future results to historical results or to evaluate its relative performance or trends in its business.

Risks Related to the Redemption

SLAC public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to more than 15% of the public shares.

A public stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to more than 15% of the public shares. Accordingly, if you hold more than 15% of the public shares and the Business Combination Proposal is approved, you will not be able to exercise redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. If the Business Combination is consummated, the value of such excess shares may not appreciate over time and the market price of SLAC’s common stock may not exceed the per share redemption price paid in connection with the Business Combination.

A SLAC stockholder’s decision as to whether to redeem his, her or its shares for a pro rata portion of the Trust Account may not put the stockholder in a better future economic position.

SLAC can give no assurance as to the price at which a stockholder may be able to sell his, her or its public shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, such as the Business Combination, may cause an increase in SLAC’s share price, and may result in a lower value realized upon redemption than a stockholder might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem his, her or its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Business Combination, and the risk that the stockholder may not be able, in the future to sell his, her or its shares, for a greater amount than the redemption price described in this proxy statement. A stockholder should consult his, her or its tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If SLAC’s stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of SLAC common stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise redemption rights, holders of SLAC public shares are required to, among other requirements, submit a request in writing and deliver their stock (either physically or electronically) to SLAC’s transfer agent at least two business days prior to the Special Meeting. Stockholders electing to redeem their public shares will receive their pro rata portion of the amount on deposit in the Trust Account as of two business days prior to the anticipated consummation of the Business Combination. See “Special Meeting of SLAC Stockholders—Redemption Rights and Procedures” for additional information on how to exercise your redemption rights. If you do not timely submit your redemption request and deliver your common stock and comply with the other redemption requirements, you will not be entitled to redeem your common stock.

SLAC stockholders who redeem their shares of SLAC Class A common stock may continue to hold any public warrants they own, which will result in additional dilution to non-redeeming holders upon exercise of the public warrants.

SLAC stockholders who redeem their shares of SLAC Class A common stock may continue to hold any public warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such public warrants. Assuming (i) all redeeming SLAC stockholders acquired SLAC Units in SLAC’s IPO and continue to hold the public warrants that were included in the SLAC Units, and (ii) maximum redemption of shares of SLAC Class A common stock held by the redeeming SLAC stockholders,              public warrants would be retained by redeeming SLAC stockholders with a value of approximately $             based on the market price of $             per warrant based on the closing price of the public warrants on the Nasdaq on                 , 2023. As a result of the redemption, the redeeming SLAC stockholders would recoup their entire investment and continue to hold public warrants with an aggregate market value of approximately $            , while non-redeeming SLAC stockholders would suffer additional dilution in their percentage ownership and voting interest of New W3BCLOUD to the extent such warrants are exercised and additional shares of New W3BCLOUD Class A common stock are issued.

General Risk Factors

Adverse economic conditions may adversely affect our business.

Our performance is subject to general economic conditions, and their impact on the digital assets, payments and capital raise markets. The United States and other key international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. The impact of general economic conditions, including a recession or economic slowdown, on the cryptoeconomy is highly uncertain and dependent on a variety of factors, including market adoption of digital assets and other digital assets, global trends in the crypto and blockchain economy, central bank monetary policies, and other events beyond our control. Geopolitical developments, such as international hostilities, trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial and digital asset markets. To the extent that conditions in the general economic and digital asset markets materially deteriorate, our ability to attract and retain customers may suffer.

We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as terrorism and international hostilities, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters or other catastrophic events may also cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, operating results and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control.

In addition, our global operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. For example, the ongoing effects of the COVID-19 pandemic and/or the precautionary measures that we have adopted have resulted, and could continue to result, in difficulties or changes to our customer support, or create operational or other challenges, any of which could adversely impact our business and operating results.

Further, acts of terrorism, labor activism or unrest, and other geo-political unrest or international hostilities could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our services, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results.

We do not maintain insurance sufficient to compensate us for the potentially significant losses that could result from disruptions to our services. Additionally, all the aforementioned risks may be further increased if we do not implement a disaster recovery plan or our business partners’ disaster recovery plans prove to be inadequate.

Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect our business, financial condition or results of operations.

Acquisitions, partnerships and joint ventures are part of our growth strategy. We evaluate and expect in the future to evaluate potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. We may not be successful in identifying acquisition, partnership and joint venture targets. In addition, we may not be able to successfully finance or integrate any businesses, services or technologies that we acquire or with which we form a partnership or joint venture.

We may not be able to identify suitable acquisition candidates or complete acquisitions in the future, which could adversely affect our future growth; or businesses that we acquire may not perform as well as expected or may be more difficult or expensive to integrate and manage than expected, which could adversely affect our business and results of operations. In addition, the process of integrating these acquisitions may disrupt our business and divert our resources.

In addition, acquisitions outside of the United States often involve additional or increased risks including, for example:

•	managing geographically separated organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	complying with foreign regulatory requirements;

•	fluctuations in fiat and digital asset exchange rates;

•	enforcement and protection of intellectual property in some foreign countries;

•	difficulty entering new foreign markets due to, among other things, customer acceptance and business knowledge of these new markets; and

•	general economic and political conditions.

These risks may arise for a number of reasons: we may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms; we may face competition for acquisitions from other potential acquirers; we may need to borrow money or sell equity or debt securities to the public to finance acquisitions and the terms of these financings may be adverse to us; changes in accounting, tax, securities or other regulations could increase the difficulty or cost for us to complete acquisitions; we may incur unforeseen obligations or liabilities in connection with acquisitions; we may need to devote unanticipated financial and management resources to an acquired business; we may not realize expected operating efficiencies or product integration benefits from an acquisition; we could enter markets where we have minimal prior experience; and we may experience decreases in earnings as a result of non-cash impairment charges.

We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

SLAC and the Company are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the unaudited condensed balance sheet of SLAC as of September 30, 2022 with the unaudited condensed consolidated balance sheet of the Company as of September 30, 2022, giving effect to the Business Combination as if it had been consummated on September 30, 2022.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 combines the unaudited condensed statement of operations of SLAC for the nine months ended September 30, 2022 with the unaudited condensed consolidated statement of operations of the Company for the nine months ended June 30, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the audited statement of operations of SLAC for the year ended December 31, 2021 with the audited consolidated statement of operations of W3BCLOUD Partners Limited for the year ended December 31, 2021, giving effect to the Business Combination as if it had been consummated on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement:

•

The historical unaudited condensed financial statements of SLAC as of and for the nine months ended September 30, 2022, and the historical audited financials of SLAC as of and for the year ended December 31, 2021; and

•

The historical unaudited condensed consolidated financial statement of the Company as of and for the nine months ended September 30, 2022 and the historical audited consolidated financial statements of W3BCLOUD Partners Limited as of and for the year ended December 31, 2021.

On July 1, 2022, W3BCLOUD Partners Limited, the predecessor of W3BCLOUD Holdings Inc., implemented a holding company reorganization via a forward stock split, which resulted in W3BCLOUD Holdings Inc. becoming the parent company of, and the successor to, W3BCLOUD Partners Limited, and effected a forward stock split. All share and per share amounts have been retroactively adjusted for all periods presented to give effect to this forward stock split. Further details related to this restructuring event can be found within the Company’s historical financial statements as of and for the nine months ended September 30, 2022.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent SLAC’s consolidated results of operations or consolidated financial position that would actually have occurred had the Business Combination been consummated on the dates assumed or to project SLAC’s consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SLAC” and

“Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company,” and other financial information included elsewhere in this proxy statement.

Description of the Business Combination

On July 31, 2022, SLAC, the Company, and Merger Sub entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, and assuming a favorable vote of SLAC shareholders, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. Upon Closing, the Company will become a direct, wholly-owned subsidiary of SLAC.

Upon Closing, the ownership distribution of the post-combination entity, assuming a $10.00 value per share, will be as follows:

Total Capitalization (in thousands)	Assuming No Redemptions			Assuming 100% Redemptions(1)
	$	Shares	%	$	Shares	%
Company shareholders	1,100,631	110,063	82.9	1,100,631	110,063	84.0
Public Shareholders	16,523	1,652	1.3	—	—	0.0
PIPE	150,000	15,000	11.3	150,000	15,000	11.4
Sponsor	60,000	6,000	4.5	60,000	6,000	4.6

Total Shares	1,327,154	132,715	100.0	1,310,631	131,063	100.0

(1)	Assumes that all holders of public shareholders exercise their redemption rights in connection with the Business Combination.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SLAC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Company’s shareholders having a relative majority of the voting power of the post-combination entity; senior management of the Company comprising the majority of the senior management of the post-combination entity; and the Company having three of the four initial directors listed in the Business Combination Agreement on the Board of Directors, having agreed to the other initial director listed in the Business Combination Agreement, and having the right to dually elect another three directors along with the SPAC. Accordingly, for accounting purposes, the financial statements of the post-combination entity will represent a continuation of the financial statements of the Company with the acquisition being treated as the equivalent of the Company issuing stock for the net assets of SLAC, accompanied by a recapitalization. The net assets of SLAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Accounting for the Earn Out Shares

The post-combination entity is reserving 25.0 million Earn Out Shares for issuance to the Company’s existing shareholders during the Earn Out Period pursuant to the terms and conditions set forth in the Business Combination Agreement. One third of the Earn Out Shares will be issued when the VWAP of the post-combination entity’s common stock price equals or exceeds $12.50 per share for at least 20 trading days during any 30 trading-day period, one third of the Earn Out Shares will be issued when the VWAP of the post-combination entity’s common stock price equals or exceeds $15.00 for at least 20 trading days during any 30 trading-day period, and the remaining one third will be issued when the VWAP equals or exceeds $17.50 for at least 20 trading days during any 30 trading-day period. As the Business Combination will be accounted for as a reverse recapitalization, the issuance of the Earn Out Shares to the Company’s existing shareholders is anticipated to be accounted for as an equity transaction.

The accounting for the Earn Out Shares was evaluated under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity, (“ASC 480”) and ASC Subtopic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, (“ASC 815-40”) to determine if the Earn Out Shares should be classified as a liability or within equity. As part of that preliminary analysis, it was determined that the Earn Out Shares are freestanding from the related shares of common stock, do not meet the criteria within ASC 480 to be classified as a liability, and meet the criteria in ASC 815-40 to be considered indexed to the post-combination entity’s common stock and classified within equity. Therefore, an adjustment to recognize the Earn Out Shares would have no net impact on any financial statement line item as it would simultaneously increase and decrease additional paid-in capital. Thus, no adjustment has been applied to the unaudited pro forma combined financial information related to the Earn Out Shares.

Accounting for the Sponsor Shares

The post-combination entity shall restructure 8.6 million shares of SLAC Class B common stock currently outstanding and held by the Sponsor (the “Sponsor Shares”), with such Sponsor Shares convertible into shares of the post-combination entity’s Class A common stock, par value $0.0001 per share. Fifty percent, or 4.3 million shares, of the Sponsor Shares shall be delivered to the Sponsor upon the Closing; an additional up to 30%, or 2.6 million shares, shall be transferred to non-redeeming shareholders of the post-combination entity and certain investors in a potential PIPE financing upon the Closing or, to the extent not transferred, forfeited by the Sponsor; and the remaining 20%, or 1.7 million shares, are convertible beginning after the Closing and ending five years after the Closing, subject to the occurrence of certain triggering events (the “Restricted Sponsor Shares”). One half of the Restricted Sponsor Shares will be converted when the VWAP of the post-combination entity’s common stock price equals or exceeds $12.50 per share for at least 20 trading days during any 30 trading-day period, and the remaining one half will be converted when the VWAP of the post-combination entity’s common stock price equals or exceeds $15.00 for at least 20 trading days during any 30 trading-day period. As the Business Combination will be accounted for as a reverse recapitalization, the issuance of the shares subject to the Restricted Sponsor Shares to the Sponsor’s existing shareholders is anticipated to be accounted for as an equity transaction.

The accounting for the Restricted Sponsor Shares was evaluated under ASC 480, and ASC 815-40 to determine if the Restricted Sponsor Shares should be classified as a liability or within equity. As part of that preliminary analysis, it was determined that the Restricted Sponsor Shares subject to vesting are freestanding from other shares of common stock held by the Sponsor, do not meet the criteria within ASC 480 to be classified as a liability, and meet the criteria in ASC 815-40 to be considered indexed to the post-combination entity’s common stock and classified within equity. Therefore, an adjustment to recognize the Restricted Sponsor Shares would have no net impact on any financial statement line item as it would simultaneously increase and decrease additional paid-in capital. Thus, no adjustment has been applied to the unaudited pro forma combined financial information related to the Restricted Sponsor Shares.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination entity upon the Closing.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the post-combination entity will experience. SLAC and the Company have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming various alternative levels of redemptions of Class A common stock into cash:

•

Assuming No Redemptions - no shares of SLAC Class A common stock are redeemed; in this scenario, SLAC shareholders comprise 1.7 million shares of Class A Common Stock and contribute $16.7 million to the post-combination entity; and

•	Assuming 100% Redemptions - 1.7 million shares of SLAC Class A common stock are redeemed for an aggregate payment of approximately $16.7 million from the Trust Account.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different. The Business Combination Agreement includes a condition to closing that, at the Closing, SLAC will have a minimum of $150.0 million in cash, which shall include the aggregate cash proceeds available for release from the Trust Account (after giving effect to any redemptions of public shares and the payment of any expenses to be paid by SLAC pursuant to the Business Combination Agreement), together with the proceeds from the Subscription Agreements (as defined in the Business Combination Agreement), Transaction Financing and any private capital funded to the Company. In connection with the Extension Proposal, SLAC stockholders elected to redeem 32,847,714 shares of SLAC Class A common stock. As a result, approximately $16,691,604 currently remains in the Trust Account. See “Information About SLAC—General.” As of the signing of the Business Combination Agreement, the Company received commitments for $40.0 million from certain of the Company’s existing securityholders for new investments in connection with the Business Combination and has an agreement with a Company existing securityholder for an additional equity investment of $10.0 million, each of which is subject to certain conditions, and each of which is expected to be funded at the Closing. See “Summary of the Transactions—PIPE Investment.”

The amount of funds currently in the Trust Account, combined with the proceeds from the commitments (assuming the commitments are fully funded), are below the $150.0 million of minimum available cash required for the Closing of the Business Combination. The parties intend to raise additional capital prior to Closing to meet the minimum available cash condition in the Business Combination Agreement, although there is no guarantee that such funds will be able to be raised on favorable terms or at all. In the event that SLAC obtains additional financing, SLAC would communicate the terms of any such additional financing pursuant to the disclosure requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, including as applicable filing an amendment to this proxy statement and filing a Current Report on Form 8-K. SLAC would also issue a press release.

Unless the parties are able to obtain at least $83,308,396 of net proceeds from additional financing if there is no further redemption by SLAC shareholders or $100,000,000 if there is full redemption by SLAC shareholders (in each case assuming the $50.0 million of commitments are fully funded), or the Company agrees to modify or waive the minimum available cash condition, SLAC will be unable to satisfy the conditions to the Closing of the Business Combination, and the Business Combination will not occur. There can be no assurance that SLAC will be able to obtain sufficient additional financing to satisfy the minimum available condition, that such financing will be available on acceptable terms or that the Company will agree to modify or waive such condition.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2022

(in thousands)

	W3BCLOUD Holdings Inc. Historical	SLAC Historical	SLAC Redemptions		SLAC Subtotal	Transaction Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Transaction Adjustments Assuming 100% Redemptions		Pro Forma Combined Assuming 100% Redemptions
Assets
Current assets
Cash and cash equivalents	6,274	527			527	16,676	(B)	136,633	(16,676)	(M)	119,957
						150,000	(D)
						(32,658)	(E)
						(3,462)	(I)
						(724)	(K)
Restricted digital assets	606				—			606			606
Deposit on equipment	473				—			473			473
Investments	368				—			368			368
Prepaid expenses	2,579	—			—			2,579			2,579
Other current assets	1,700	198			198	(1,500)	(E)	398			398

Total current assets	12,000	725	—		725	128,332		141,057	(16,676)		124,381
Digital assets	1,014	—			—			1,014			1,014
Property and equipment, net	38,352	—			—			38,352			38,352
Deferred tax asset	6,741	—			—			6,741			6,741
Due from related parties	—	15			15			15			15
Investments held in Trust Account		346,726	(330,050)	(A)	16,676	(16,676)	(B)	—			—

Total assets	58,107	347,466	(330,050)		17,416	111,656		187,179	(16,676)		170,503

Liabilities, commitments and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	5,447	412			412			5,859			5,859
Accrued expenses	4,270	3,008			3,008	(1,500)	(E)	5,778			5,778
Accrued interest	4,652	—			—	(294)	(I)	4,358			4,358
Income tax payable	—	426			426			426			426
Franchise tax payable	—	28			28			28			28
Current portion of long-term debt	23,310	—			—	(3,168)	(I)	1,775			1,775
					—	(18,367)	(J)
Current portion of digital asset borrowing	26,858	—			—			26,858			26,858
Current portion of deferred rent	118	—			—			118			118

Total current liabilities	64,655	3,874	—		3,874	(23,329)		45,200	—		45,200
Deferred rent	711	—			—			711			711
Long-term debt	897	—			—			897			897
Digital asset borrowings	14,140	—			—			14,140			14,140
Deferred tax liability	—	—			—			—			—
Deferred legal fees	—	152			152	(152)	(E)	—			—
Derivative warrant liabilities	—	3,364			3,364			3,364			3,364
Working capital loan		724			724	(724)	(K)	—			—
Deferred underwriting commissions	—	12,075			12,075	(12,075)	(E)	—			—

Total liabilities	80,403	20,189	—		20,189	(36,280)		64,312	—		64,312

Commitments
Class A common stock subject to possible redemption	—	346,212	(330,050)	(A)	16,162	(16,162)	(C)	—			—

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2022

(in thousands)

	W3BCLOUD Holdings Inc. Historical	SLAC Historical	SLAC Redemptions	SLAC Subtotal	Transaction Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Transaction Adjustments Assuming 100% Redemptions		Pro Forma Combined Assuming 100% Redemptions
Shareholders’ equity (deficit)
Ordinary shares	—	—		—			—			—
Preferred stock	—	—		—			—			—
Class A common stock	1	—		—	—	(C)	16	—	(M)	16
					2	(D)
					11	(F)
					1	(G)
					1	(J)
Class B common stock	—	1		1	(1)	(G)	—			—
Additional paid-in capital	51	—		—	16,162	(C)	146,592	(16,676)	(M)	129,916
					149,998	(D)
					(19,182)	(E)
					(11)	(F)
					(18,936)	(H)
					18,366	(J)
					144	(L)
Retained earnings/(Accumulated Deficit)	(22,492)	(18,936)		(18,936)	18,936	(H)	(23,741)			(23,741)
					(1,249)	(E)

Total shareholders’ equity (deficit)	(22,440)	(18,935)	—	(18,935)	164,242		122,867	(16,676)		106,191

Noncontrolling interest	144	—		—	(144)	(L)	—			—

Total shareholders’ equity (deficit) / Total shareholders’ equity (deficit) attributable to W3BCLOUD Holdings Inc.	(22,296)	(18,935)	—	(18,935)	164,098		122,867	(16,676)		106,191

Total liabilities, commitments and shareholders’ equity (deficit)	58,107	347,466	(330,050)	17,416	111,656		187,179	(16,676)		170,503

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2022

(in thousands)

	W3BCLOUD Holdings Inc. Historical	SLAC Historical	Transaction Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Transaction Adjustments Assuming 100% Redemptions	Pro Forma Combined Assuming 100% Redemptions
Revenue	30,538	—			30,538	—	30,538
Operating expenses:
Cost of revenue	22,408	—			22,408	—	22,408
Selling, general and administrative	6,525	4,006			10,531	—	10,531
Franchise tax expense	—	156			156	—	156
Impairment of property and equipment	16,413	—			16,413	—	16,413
Impairment of digital assets	16,720	—			16,720	—	16,720
Realized gain on sale of digital assets	(4,098)	—			(4,098)	—	(4,098)

Total operating expenses	57,968	4,162	—		62,130	—	62,130

Operating loss	(27,430)	(4,162)	—		(31,592)	—	(31,592)
Other income (expense):
Unrealized gain on digital asset borrowing	78,953	—			78,953	—	78,953
Change in fair value of derivative liability within convertible note	(15,867)	—			(15,867)	—	(15,867)
Change in fair value of warrant liabilities	—	8,775			8,775	—	8,775
Interest on working capital loan - related party	—	(24)			(24)		(24)
Income from investments held in Trust Account	—	2,057	(2,057)	(AA)	—	—	—
Interest income	50	—			50	—	50
Interest expense	(6,333)	—	195	(BB)	(6,138)	—	(6,138)
Other expense	(556)	—			(556)	—	(556)

Total other income	56,247	10,808	(1,862)		65,193	—	65,193

Income before income taxes	28,817	6,646	(1,862)		33,601	—	33,601
Income tax (benefit) expense	(5,852)	426			(5,426)	—	(5,426)

Net income (loss)	34,669	6,220	(1,862)		39,027	—	39,027
Net income attributable to noncontrolling interest	(54)	—	54	(CC)	—	—	—

Net income (loss) attributable to W3BCLOUD Holdings Inc.	34,615	6,220	(1,808)		39,027	—	39,027

Net earnings:
Weighted average shares outstanding - redeemable common stock, basic and diluted		34,500,000
Earnings per share - redeemable common stock, basic and diluted		0.14
Weighted average shares outstanding - Class B common stock, basic and diluted		8,625,000
Earnings per share - Class B common stock, basic and diluted		0.14
Weighted average shares outstanding - common stock, basic	950,000				132,715,421		131,063,135
Earnings per share - common stock, basic	36.44				0.29		0.30
Weighted average shares outstanding - common stock, diluted	950,000				132,715,421		131,063,135
Earnings per share - common stock, diluted	34.73				0.29		0.30

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2021

(in thousands)

	W3BCLOUD Historical	SLAC Historical	Pro Forma Adjustments Assuming No Redemptions			Pro Forma Combined Assuming No Redemptions	Pro Forma Adjustments Assuming 100% Redemptions	Pro Forma Combined Assuming 100% Redemptions
Revenue	39,740	—				39,740		39,740
Operating expenses:
Cost of revenue	7,394	—				7,394		7,394
Selling, general and administrative	5,801	879				6,680		6,680
General and administrative expenses - related party	—	93				93		93
Franchise tax expense		197				197		197
Impairment of digital assets	23,162					23,162		23,162
Realized gain on sale of digital assets	(3,323)					(3,323)		(3,323)

Total operating expenses	33,034	1,169	—			34,203	—	34,203

Operating income (loss)	6,706	(1,169)	—			5,537	—	5,537
Other income (expense):
Unrealized loss on digital asset borrowing	(54,366)	—				(54,366)		(54,366)
Change in fair value of warrant liabilities	—	4,241				4,241		4,241
Offering costs associated with derivative warrant liabilities	—	(561)				(561)		(561)
Income from investments held in Trust Account	—	34	(34)	(DD	)	—		—
Interest income	404	—				404		404
Interest expense	(7,262)	—	260	(EE	)	(7,002)		(7,002)
Other expense	(60)		(1,249)	(FF	)	(1,309)		(1,309)

Total other income (expense)	(61,284)	3,714	(1,023)			(58,593)	—	(58,593)

Income (loss) before income taxes	(54,578)	2,545	(1,023)			(53,056)	—	(53,056)
Income tax benefit	(376)	—				(376)	—	(376)

Net income (loss)	(54,202)	2,545	(1,023)			(52,680)	—	(52,680)

Net earnings:
Weighted average shares outstanding - redeemable common stock, basic and diluted		30,057,534
Earnings per share - redeemable common stock, basic and diluted		0.07
Weighted average shares outstanding - Class B common stock, basic		8,480,137
Earnings per share - Class B common stock, basic		0.07
Weighted average shares outstanding - Class B common stock, diluted		8,625,000
Earnings per share - Class B common stock, diluted		0.07
Weighted average shares outstanding - Class A common stock, basic and diluted	950,000					132,715,421		131,063,135
Earnings (loss) per share - Class A common stock, basic and diluted	(0.06)					(0.40)		(0.40)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on September 30, 2022, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statement of operations, as if the Business Combination had been consummated on January 1, 2021, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with U.S. GAAP.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Accordingly, for accounting purposes, the financial statements of the post-combination entity will represent a continuation of the financial statements of the Company with the acquisition being treated as the equivalent of the Company issuing stock for the net assets of SLAC, accompanied by a recapitalization. The net assets of SLAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any income tax benefit associated with the pro forma adjustments as such pro forma adjustments are expected to result in permanent differences between book and taxable income.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the post-combination entity’s additional paid-in capital and are assumed to be cash settled.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2022

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:

(A)

On December 20, 2022, SLAC held a shareholder vote to extend the date by which they must consummate a business combination, and SLAC shareholders were able to redeem their shares at this time. The shareholders voted to approve the extension; concurrent with the vote, 32.8 million shareholders opted to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, $330.1 million was removed from the Trust Account and transferred to redeem such redeeming holders, at approximately $10.09 per share. Following redemptions, there was $16.7 million remaining in the Trust Account and 1.7 million shares of Class A common stock subject to possible redemption at SLAC.

(B)	Represents the reclassification of cash and investments held in Trust Account that become available in conjunction with the Business Combination.

(C)	Reflects the reclassification of $16.2 million of SLAC Class A common stock subject to possible redemption into permanent equity and the issuance of shares to SLAC public shareholders.

(D)

Represents the pro forma adjustment to record the net proceeds of $150.0 million PIPE investment and the issuance of 15.0 million shares of Class A common stock to the PIPE Investors. Of this amount, SLAC and the Company currently have executed commitments related to $50.0 million and are continuing to seek out additional funding.

(E)

Represents transaction costs of $32.7 million. SLAC’s deferred legal fees of $0.2 million were incurred and accrued for on the balance sheet of SLAC as of September 30, 2022. The Company had legal fees in the amount of $1.5 million incurred and accrued for on the Company’s balance sheet as of September 30, 2022. Transaction costs were comprised of investment banking and other financial advisor fees of $15.9 million, legal fees of $10.5 million, accounting advisor fees of $2.9 million, audit fees of $0.3 million, and other fees of $3.0 million. Of the total transaction costs, $1.2 million is expected to be expensed as incurred; the income statement impact of this amount is reflected at adjustment (FF). All other amounts were direct and incremental to the equity raise and, as such, were netted against the proceeds of the Business Combination. On January 17, 2023, one of SLAC’s underwriters communicated their intention to withdraw their involvement from the transaction, forfeiting $13.1 million in fees that would otherwise be due upon Closing, of which $6.6 million related to deferred underwriting fees accrued on SLAC’s balance sheet as of September 30, 2022.

(F)	Represents the issuance of 110.1 million shares of Class A common stock to existing shareholders of the Company as consideration for the reverse recapitalization.

(G)	Represents the issuance by the Company of 6.0 million shares of Class A common stock to the Sponsor.

(H)	Reflects the elimination of SLAC’s historical accumulated deficit.

(I)	Represents the repayment of the AMD convertible note and elimination of the related accrued interest as of September 30, 2022.

(J)	Represents the conversion of the Jupiter convertible note into Class A common stock upon Closing of the Business Combination.

(K)	Reflects the settlement of SLAC’s working capital loans at Closing.

(L)

Represents the elimination of the Company’s historical non-controlling interest. Prior to Closing, the Company will own 100% of W3BCLOUD Limited as a result of the conversion of the shares representing the non-controlling interest in W3BCLOUD Limited into shares in the Company. This conversion will occur prior to Closing and will not result in the issuance of incremental shares in the post-combination entity.

(M)

Represents the pro forma adjustment to record the redemption of 1.7 million shares of SLAC Class A common stock subject to possible redemption, inclusive of related interest earned on funds held in the Trust Account.

The Business Combination Agreement includes a minimum cash condition. This is a contractual condition defined as the cash in the Trust Account at Closing plus 1) proceeds from the Subscription Agreements, 2) Transaction Financing, and 3) any private capital funded to W3BCLOUD. Pro forma combined cash does not approximate and is not an appropriate stand in for this amount.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2022

The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 are as follows:

(AA)	Reflects the elimination of interest earned on investments held in the Trust Account.

(BB)

Reflects the elimination of interest expense associated with the AMD and Jupiter convertible notes, which will be settled prior to Closing of the Business Combination, for the nine months ended September 30, 2022. The related balance sheet impact is discussed further at adjustments (I) and (J).

(CC)

Represents the elimination of the Company’s historical net loss attributable to non-controlling interest. Prior to Closing, the Company will own 100% of W3BCLOUD Limited as a result of the conversion of the shares representing the non-controlling interest in W3BCLOUD Limited into shares in the Company.

4. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year ended December 31, 2021

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

(DD)	Reflects the elimination of interest earned on investments held in the Trust Account.

(EE)

Reflects the elimination of interest expenses associated with the AMD and Jupiter convertible notes, which will be settled prior to Closing of the Business Combination, for the year ended December 31, 2021. The related balance sheet impact is discussed further at adjustments (I) and (J).

(FF)	Reflects the portion of transaction costs expected to be expensed as incurred based on the nature of the costs, as noted at adjustment (E).

5. Earnings per Share Information

The pro forma weighted average shares calculations have been performed for the nine months ended September 30, 2022 and the year ended December 31, 2021 using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the transaction occurred on January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average share outstanding for both basic and diluted earnings per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If 100% of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

During the Earn Out Period, SLAC may issue up to 25.0 million Earn Out Shares to the shareholders of the Company. The Earn Out Shares are not considered outstanding from an accounting perspective. Accordingly, due to the fact that the Earn Out Shares are contingently issuable for accounting purposes based upon the common share price reaching specified thresholds that have not yet been achieved, the Earn Out Shares have been excluded from basic and diluted pro forma net profit per share.

	For the Nine Months Ended		For the Year Ended
(In thousands, except per share data)	September 30, 2022		December 31, 2021
	No Redemption Scenario	100% Redemption Scenario	No Redemption Scenario	100% Redemption Scenario
Numerator
Pro forma net profit (loss)—basic and diluted	39,027	39,027	(52,680)	(52,680)
Denominator
Pro forma weighted average shares of Class A common stock outstanding—basic and diluted	132,715,421	131,063,135	132,715,421	131,063,135
Pro forma basic and diluted earnings (loss) per share	0.29	0.30	(0.40)	(0.40)

The above calculation excludes the effects of potentially dilutive shares from the computation of diluted net income per share as the effect would have an antidilutive impact under the treasury stock method. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net profit per share attributable to common shareholders of the combined entity is the same. The above excludes the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net profit per share attributable to common shareholders for the periods indicated because including them would have had an antidilutive effect:

As of September 30, 2022
Private Placement Warrants	6,000,000
Public Warrants	8,625,000

SPECIAL MEETING OF SLAC STOCKHOLDERS

This proxy statement is being provided to SLAC stockholders as part of a solicitation of proxies by the SLAC Board for use at the Special Meeting to be held on                , 2023, and at any adjournment or postponement thereof. This proxy statement contains important information regarding the Special Meeting, the Proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement is being first mailed on or about                , 2023 to all stockholders of record of SLAC as of                , 2023, the record date for the Special Meeting. Stockholders of record who owned shares of SLAC common stock at the close of business on the SLAC record date are entitled to receive notice of, attend and vote at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held exclusively via a live webcast at https://www.cstproxy.com/slac/2023, on                , 2023 at            , Eastern Time. To participate in the virtual Special Meeting, a SLAC stockholder of record will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or to obtain a proxy form from their broker, bank or other nominee. The Special Meeting webcast will begin promptly at            , Eastern Time. SLAC stockholders are encouraged to access the Special Meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Voting Power; Record Date

As a SLAC stockholder, you have a right to vote on the matters presented at the Special Meeting, which are summarized above and fully set forth in this proxy statement. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned SLAC common stock at the close of business on                , 2023, which is the record date for the Special Meeting. You are entitled to one vote for each share of SLAC common stock that you owned as of the close of business on the SLAC record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on January 18, 2023 there were 10,277,286 shares of SLAC common stock outstanding, of which 8,625,000 are shares of SLAC Class B common stock and 1,652,286 are shares of SLAC Class A common stock held by the Insiders.

Proposals at the Special Meeting

At the Special Meeting, SLAC stockholders will vote on the following Proposals:

•	Proposal No. 1—The Business Combination Proposal: To consider and vote upon a Proposal to approve the Business Combination Agreement and approve the transactions contemplated thereby;

•

Proposal No. 2—The Nasdaq Issuance Proposal: To consider and vote upon a Proposal for purposes of complying with applicable provisions of Rule 5635 of the Nasdaq Stock Market Listing Rules, to approve (i) the issuance of more than 20% of SLAC’s currently issued and outstanding SLAC common stock in connection with the Business Combination, (ii) the issuance of a number of shares of SLAC Class B common stock that will result in a change of control of SLAC (pursuant to Rule 5635(b) of the Nasdaq Stock Market Listing Rules) in connection with the Business Combination and (iii) a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock under Rules 5635(d) of the Nasdaq Stock Market Listing Rules in connection with the Business Combination;

•	Proposal No. 3—The Charter Amendment Proposal: To consider and act upon a Proposal to adopt the Proposed Charter;

•

Proposal No. 4—The Governance Proposal: A separate Proposal with respect to certain governance provisions in the Proposed Charter, which is being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis;

•

Proposal No. 5—The Director Election Proposal: For the holders of outstanding shares of SLAC Class B common stock to consider and vote upon a Proposal to elect seven (7) directors to serve on the SLAC Board until the earlier of the closing and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal;

•

Proposal No. 6—The Equity Incentive Plan Proposal: To consider and vote upon a Proposal to approve the Equity Incentive Plan and the material terms thereunder, which we refer to as the “Equity Incentive Plan Proposal.” A copy of the Equity Incentive Plan is attached to the accompanying proxy statement as Annex H;

•

Proposal No. 7—The Employee Stock Purchase Plan Proposal: To consider and vote upon a Proposal to approve the Employee Stock Purchase Plan and the material terms thereunder, which we refer to as the “Employee Stock Purchase Plan Proposal.” A copy of the Employee Stock Purchase Plan is attached to the accompanying proxy statement as Annex I; and

•

Proposal No. 8—The Adjournment Proposal: To consider and vote upon a Proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or for any other reason permitted by the Business Combination Agreement in connection with, the approval of one or more of the other Proposals at the Special Meeting.

THE SLAC BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS

Vote of SLAC’s Sponsor, Directors and Officers

The Insiders, including the Sponsor, have agreed to vote their Founder Shares and any public shares held by them in favor of the Business Combination Proposal and all other Proposals presented to SLAC stockholders in this proxy statement. Currently, the Insiders own approximately 83.9% of the issued and outstanding SLAC common stock, including all of the outstanding Founder Shares.

The Insiders have waived any redemption rights, including with respect to any shares of SLAC Class A common stock purchased in SLAC’s IPO or in the aftermarket, in connection with the Business Combination. The Insiders did not receive any consideration in exchange for the waiver.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of SLAC’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if holders of a majority in voting power of SLAC common stock issued and outstanding and entitled to vote at the Special Meeting is present virtually or represented by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum at the Special Meeting.

The approval of each of the Business Combination Proposal, the Nasdaq Issuance Proposal, the Governance Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires the affirmative vote (virtually or by proxy) of a majority of the votes cast by holders of the outstanding shares of SLAC common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon. The approval of the Director Election Proposal requires the affirmative vote (virtually or by proxy) of holders of a plurality of the votes cast by holders of outstanding shares of SLAC Class B common stock entitled to vote thereon at the Special Meeting, voting as a single class. Abstentions will be counted in connection with determination of whether a valid quorum is established but will have no effect on the vote with respect to such Proposals. Broker non-votes will also have no effect on the vote with respect to such Proposals.

Approval of the Charter Amendment Proposal requires the affirmative vote (virtually or by proxy) of a majority of the issued and outstanding shares of each of the SLAC Class A common stock and SLAC Class B common stock, voting separately, as well as the vote of a majority of the issued and outstanding shares of SLAC common stock, voting together as a single class. Broker non-votes, abstentions or the failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The Insiders have agreed to vote their Founder Shares and any public shares they may hold in favor of each of the Business Combination Proposal, the Nasdaq Issuance Proposal, the Charter Amendment Proposal, the Governance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. Currently, the Insiders own approximately 83.9% of the issued and outstanding SLAC common stock, including all of the outstanding Founder Shares.

The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the Nasdaq Issuance Proposal and the Charter Amendment Proposal are approved at the Special Meeting. It is important for you to note that in the event that the Business Combination Proposal, the Nasdaq Issuance Proposal and the Charter Amendment Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination.

Recommendation to SLAC’s Stockholders

The SLAC Board believes that each of the Business Combination Proposal, the Nasdaq Issuance Proposal, the Charter Amendment Proposal, the Governance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of SLAC and SLAC stockholders and recommends that its stockholders vote “FOR” each of the Proposals.

When you consider the recommendation of the SLAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and certain members of the SLAC Board and officers have interests in the Business Combination that may be different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the Proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•

The obligations of SLAC and the Company to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of any applicable waiting periods under the HSR Act (if applicable), (ii) the approval of SLAC’s stockholders, (iii) the approval of the Company’s stockholders, (iv) approval by the relevant stock exchange of SLAC’s initial listing application in connection with the Business Combination, and (v) after giving effect to the transactions contemplated by the Business Combination Agreement, SLAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Effective Time.

•

In addition, the obligation of the Company to consummate the Business Combination is subject to the fulfillment of other closing conditions, including, but not limited to, (i) the aggregate cash proceeds available for release from the Trust Account (after giving effect to any redemptions of public shares, if any, and the payment of any expenses to be paid by SLAC pursuant to the Business Combination Agreement), together with the proceeds from the Subscription Agreements (as defined in the Business Combination Agreement), Transaction Financing and any private capital funded to the Company equaling no less than $150,000,000 and (ii) the delivery by SLAC of duly executed letters of resignation from certain directors and officers of SLAC.

•	The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, but not limited to, (i) by the mutual written consent of

SLAC and the Company, (ii) by SLAC, subject to certain exceptions, if any of the representations or warranties of the Company are not true and correct or if the Company fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in each case, such that certain conditions to the obligations of SLAC could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (a) thirty (30) days after written notice thereof, and (b) the Termination Date; (iii) by the SLAC Parties are not true and correct or if any SLAC Parties fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in each case, such that certain conditions to the obligations of the Company could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (a) thirty (30) days after written notice thereof, and (b) the Termination Date; (iv) by either SLAC or the Company, if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement; (v) by either SLAC or the Company, if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action has become final and nonappealable; (vi) by either SLAC or the Company, if the approval of the Condition Precedent Proposals is not obtained at the Special Meeting (including any adjournment thereof); (vii) by the Company, if the available cash immediately prior to Closing would be less than $150,000,000; and (viii) by the Company, if the SLAC Board does not recommend in favor of the Business Combination in the proxy statement or makes any change in its recommendation.

•	The Business Combination, including our business following the Business Combination, involves numerous risks. For more information about these risks, please see the section titled “Risk Factors.”

•

If we do not consummate a business combination by May 17, 2023 (or if such date is extended at a duly called meeting of our stockholders, such later date), we will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject in each case to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, the 7,870,000 shares of pre-transaction Class B common stock owned by our Initial Stockholders, including the Sponsor, would be worthless because following the redemption of the public shares, we would likely have few, if any, net assets and because the Sponsor and each of our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 6,000,000 Private Placement Warrants contained in the placement warrants that the Sponsor purchased will expire worthless. Each of our directors have a direct or indirect economic interest in such shares and Private Placement Warrants. The 4,312,500 shares of Class A common stock that the Sponsor will hold following the Business Combination (after giving effect to the surrender by the Sponsor, without consideration therefor, of up to 2,587,500 shares of our Class B common stock, with 1,725,000 shares subject to certain transfer restrictions) if unrestricted and freely tradable, would have had an aggregate market value of approximately $        million based upon the closing price of $        per share of Class A common stock on the Nasdaq on                , 2023, the most

recent practicable date prior to the date of this proxy statement. Given such shares of our common stock will be subject to certain restrictions, we believe such shares have less value. The 6,000,000 Private Placement Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $        based upon the closing price of $        per warrant on the Nasdaq on                , 2023 the most recent practicable date prior to the date of this proxy statement. Upon the Closing, the Sponsor will exchange two million (2,000,000) of the Private Placement Warrants, each to purchase one share of SLAC Class A common stock for two million (2,000,000) new Exchange Private Placement Warrants with substantially the same terms as the original Private Placement Warrants, except that such new Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share, subject to conditions set forth in the new Exchange Warrant Agreement.

•

Our existing officers and directors will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (1) $10.00 per public share; or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of SLAC’s IPO against certain liabilities, including liabilities under the Securities Act.

•

BofA, as representative of the several underwriters in SLAC’s IPO, is entitled to a deferred fee of approximately $5.4 million. The deferred fee will become payable to BofA from the amounts held in the Trust Account solely in the event that the company completes an initial business combination, subject to the terms of the underwriting agreement. As of January 18, 2023, Barclays has resigned from its position as representative of the several underwriters, placement agent and M&A advisor and waived its portion of its deferred fee. However, Barclays will be entitled to reimbursement of certain documented expenses incurred in connection with the PIPE Investment and Business Combination in an amount no greater than $500,000, which may be increased subject to prior approval.

•

In order to finance transaction costs in connection with an initial business combination, the Sponsor, members of SLAC’s management team or any of their respective affiliates or other third parties may, but are not obligated to, make Working Capital Loans, which will be repaid only upon the consummation of an initial business combination. If SLAC does not consummate an initial business combination, SLAC may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into units at a price of $10.00 per unit at the option of the holder. The units would be identical to the private placement units. In March 2022, the Sponsor and SLAC executed the March 2022 Working Capital Loan, bearing interest of 10% annually, providing SLAC the ability to borrow up to $1.5 million. As of September 30, 2022, SLAC had $300,000 in borrowings and approximately $16,000 in interest under the March 2022 Working Capital Loan. In June 2022, the Sponsor and SLAC executed the June 2022 Working Capital Loan, bearing interest of 10% annually, providing SLAC the ability to borrow up to $400,000. As of September 30, 2022, SLAC had $400,000 in borrowings and approximately $8,000 in interest under the June 2022 Working Capital Loan.

•	As of the signing of the Business Combination Agreement, the Company received commitments for $40 million from certain of the Company’s existing securityholders for new investments in connection with the Business Combination and has an agreement with a Company existing securityholder for an additional equity investment of $10 million, each of which is subject to certain conditions, and each of which is expected to be funded at the Closing. The parties intend to raise additional capital of at least $100 million, though there is no guarantee that such funds will be able to be raised on favorable terms or at all. The Business Combination Agreement requires that SLAC have at least $150 million in available cash immediately prior to the consummation of the Business Combination after taking into account such investments together with cash in the trust account net of stockholder redemptions and certain expenses.

•

Pursuant to the Amended and Restated Registration Rights Agreement, the A&R RRA Parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation, cut-back provisions and suspension periods with respect to the shares of New W3BCLOUD’s Class A common stock and certain other equity securities of New W3BCLOUD held by such parties.

Abstentions and Broker Non-Votes

Abstentions are considered present for purposes of establishing a quorum. Abstentions will have no effect on the Business Combination Proposal, the Nasdaq Issuance Proposal, the Governance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal.

Broker non-votes, abstentions or the failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

The Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are considered non-routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any of the foregoing Proposals to be voted on at the Special Meeting without your instruction.

Attending the Special Meeting; Voting Virtually at the Meeting

In light of on-going developments related to COVID-19 and after careful consideration, the SLAC Board has determined to hold the Special Meeting virtually in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.

To participate in the virtual special meeting, which we refer to as the “Special Meeting,” the SLAC stockholder will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or to obtain a proxy form from their broker, bank or other nominee. The Special Meeting webcast will begin promptly at                , Eastern Time. SLAC stockholders are encouraged to access the Special Meeting prior to the start time. Online check-in will begin at                , and SLAC stockholders should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

SLAC stockholders will be able to attend the Special Meeting online, vote their shares electronically and submit questions during the Special Meeting by visiting https://www.cstproxy.com/slac/2023. To submit questions, you will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or to obtain a proxy form from their broker, bank or other nominee. The SLAC Board will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, the SLAC Board reserves the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to Special Meeting matters or that are otherwise inappropriate. If substantially similar questions are received, they will be grouped together, and a single response will be provided to avoid repetition.

Voting Your Shares

Each share of SLAC common stock that you own in your name entitles you to one vote on each of the Proposals for the Special Meeting. Your proxy card or cards show the number of shares of SLAC common stock that you own. There are several ways to vote your shares of SLAC common stock:

•

You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. The SLAC Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Nasdaq Issuance Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal.

•

You can participate in the virtual Special Meeting and vote during the Special Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify by email at , before the Special Meeting that you have revoked your proxy; or

•	you may participate in the virtual Special Meeting, revoke your proxy, and vote during the Special Meeting, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Issuance Proposal, the Charter Amendment Proposal, Governance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your shares of SLAC common stock, you may call Morrow Sodali, our proxy solicitor, at (800) 662-5200. Banks and Brokerage Firms may call collect at: (203) 658-9400.

Redemption Rights and Procedures

Pursuant to the current charter, any holders of SLAC’s public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of SLAC’s IPO (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on funds in the Trust Account of $16,691,604 on January 18, 2023, the estimated per share redemption price would have been approximately $10.10.

In order to exercise your redemption rights, you must:

•	check the box on the enclosed proxy card to elect redemption;

•

submit a request in writing that SLAC redeem your public shares for cash. The request must identify the beneficial owner of the shares to be redeemed and must be sent to SLAC’s transfer agent at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

; and

•

deliver your public shares either physically or electronically through DTC to SLAC’s transfer agent at least two business days before the Special Meeting. Stockholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is SLAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, SLAC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

If you have other questions please contact:

Howard Lindzon, Chief Executive Officer

Social Leverage Acquisition Corp I

390 E. Via De Ventura Suite F110-207

Scottsdale, Arizona 85258

Tel: (302) 492-7522

If you do not properly comply with the procedures and requirements to redeem your public shares described above, your shares will not be redeemed. Any demand for redemption, once made, may be withdrawn at any time until the date of the Special Meeting. After the date of the Special Meeting, a demand for redemption may only be withdrawn with SLAC’s written consent. If you delivered your shares for redemption to SLAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that SLAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting SLAC’s transfer agent at the phone number or address listed above prior to the date of the Special Meeting.

Any redemptions by SLAC’s public stockholders will decrease the funds in the Trust Account available to us to consummate the Business Combination and related transactions.

Prior to exercising redemption rights, stockholders should verify the market price of SLAC common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights. SLAC cannot assure you that you will be able to sell your shares of SLAC common stock in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of SLAC common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the combined company following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

A SLAC stockholder holding both shares of SLAC Class A common stock and public warrants may redeem its shares of SLAC Class A common stock but retain the public warrants, which, if the Business Combination closes, will become New W3BCLOUD public warrants. Assuming a maximum redemption scenario consistent with satisfying the Minimum Cash Condition, if redemption occurs at $10.10 per share in which 1,652,286 shares of SLAC Class A common stock are redeemed, such redeeming public stockholders will retain an aggregate of              detachable redeemable public warrants, which have an aggregate value of $             based on the closing price of the public warrants on the Nasdaq of $             on                 , 2023. As a result of the redemption, the redeeming SLAC stockholders would recoup their entire investment and continue to hold public warrants with a value of approximately $             (based on the closing price of the public warrants on the Nasdaq of $             on                 , 2023), while non-redeeming SLAC stockholders would suffer additional dilution in their percentage ownership and voting interest of New W3BCLOUD to the extent such warrants are exercised and additional shares of New W3BCLOUD Class A common stock are issued.

If the Business Combination is not approved and SLAC does not consummate an initial business combination by the Outside Date, SLAC will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders and SLAC’s warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of SLAC common stock in connection with the Business Combination.

INFORMATION ABOUT SLAC

General

SLAC is a blank check company formed in December 2020 that will seek to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, with one or more businesses or assets. To date, SLAC’s efforts have been limited to organizational activities as well as activities related to this offering. SLAC has generated no operating revenues to date and SLAC does not expect that it will generate operating revenues until it consummates its initial business combination.

The registration statement for SLAC’s IPO was declared effective on February 11, 2021. On February 17, 2021, it consummated SLAC’s IPO of 34,500,000 units generating gross proceeds of $345,000,000. Each unit consisted of one share of SLAC common stock and one-fourth of one warrant where each whole warrant entitles the holder to purchase one share of SLAC common stock. Simultaneously with the closing of SLAC’s IPO, SLAC consummated the sale of 6,000,000 placement units at a price of $1.50 per unit in a private placement to the Sponsor, generating gross proceeds of $9,000,000. The Initial Stockholders hold an aggregate of 8,625,000 shares of SLAC Class B common stock, all of which were issued in private placements prior to SLAC’s IPO.

Following the closing of SLAC’s IPO on February 17, 2021, an amount of $345,000,000 ($10.00 per unit) from the net proceeds of the sale of the units in SLAC’s IPO and the placement units was placed in a Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by SLAC meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by SLAC, until the earlier of: (i) the consummation of a business combination, (ii) the redemption of any public shares in connection with a stockholder vote to amend the current charter to modify the substance or timing of our obligation to redeem 100% of SLAC’s public shares if SLAC does not complete a business combination by the Outside Date; or (iii) the distribution of the Trust Account, if SLAC is unable to complete a business combination within the combination period or upon any earlier liquidation of us.

On December 13, 2022, SLAC issued a press release announcing that it would transfer its listing to the Nasdaq Global Market on the Nasdaq, where the Company has been approved for listing. The Company transferred its listing to the Nasdaq on December 27, 2022 and in connection therewith voluntarily delisted from The New York Stock Exchange. The Company intends to continue to file the same periodic reports and other information with the SEC as it did prior to the transfer of its listing.

On December 20, 2022 SLAC held the Extension Meeting, at which the SLAC stockholders approved the Extension Amendment and the Redemption Limitation Amendment. Following the Extension Meeting, on December 21, 2022, SLAC filed with the Secretary of State of the State of Delaware an amendment to its charter to reflect the Extension Amendment and Redemption Limitation Amendment. In connection with the Extension Meeting, SLAC’s stockholders elected to redeem 32,847,714 shares of Class A common stock, which represented approximately 95.2% of the shares included as part of the units that were sold in SLAC’s IPO. Following such redemptions, as of January 18, 2023, approximately $16,691,604 remains in the Trust Account and 1,652,286 shares of Class A common stock remain issued and outstanding.

Effecting SLAC’s Initial Business Combination

SLAC is not presently engaged in, and SLAC will not engage in, any operations prior to the Business Combination. SLAC intends to pay certain expenses incurred in connection with the Business Combination and related transactions using cash held in the Trust Account, and issue authorized but unissued shares of SLAC common stock in respect of the consideration for the Business Combination. If any of the funds released from the Trust Account are not used to fund the fees and expenses relating to the Business Combination and other transactions contemplated by the Business Combination Agreement, or to fund redemptions of SLAC common stock, they will be used for general corporate purposes of the combined company, which may include repayment of indebtedness.

Redemption Rights for Holders of Public Shares

SLAC is providing the SLAC public stockholders with the opportunity to redeem all or a portion of their shares of SLAC Class A common stock upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any amounts representing deferred underwriting commissions and interest earned on the Trust Account (net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is approximately $10.10 per public share (based on the Trust Account balance as of January 18, 2023). There will be no redemption rights upon the consummation of our initial business combination with respect to SLAC’s warrants. The Initial Stockholders, the Sponsors, have agreed to waive their redemption rights with respect to their Founder Shares and placement shares, as applicable, (i) in connection with the consummation of a business combination, (ii) in connection with a stockholder vote to amend the current charter to modify the substance or timing of SLAC’s obligation to redeem 100% of SLAC’s public shares if SLAC does not complete its initial business combination by the Outside Date and (iii) if SLAC fails to consummate a business combination by the Outside Date or if SLAC liquidates prior to the Outside Date. The Initial Stockholders and SLAC’s directors and officers have also agreed to waive their redemption rights with respect to public shares in connection with the consummation of a business combination and in connection with a stockholder vote to amend the current charter to modify the substance or timing of SLAC’s obligation to redeem 100% of SLAC’s public shares if SLAC does not complete its initial business combination by the Outside Date. However, the Initial Stockholders and SLAC’s directors and officers will be entitled to redemption rights with respect to any public shares held by them if SLAC fails to consummate a business combination or liquidate by the Outside Date.

A SLAC stockholder holding both shares of SLAC Class A common stock and public warrants may redeem its shares of SLAC Class A common stock but retain the public warrants, which, if the Business Combination closes, will become New W3BCLOUD public warrants. Assuming a maximum redemption scenario consistent with satisfying the Minimum Cash Condition, if redemption occurs at $10.10 per share in which 1,652,286 shares of SLAC Class A common stock are redeemed, such redeeming public stockholders will retain an aggregate of              detachable redeemable public warrants, which have an aggregate value of $             based on the closing price of the public warrants on the Nasdaq of $             on                 , 2023. As a result of the redemption, the redeeming SLAC stockholders would recoup their entire investment and continue to hold public warrants with a value of approximately $             (based on the closing price of the public warrants on the Nasdaq of $             on                 , 2023), while non-redeeming SLAC stockholders would suffer additional dilution in their percentage ownership and voting interest of New W3BCLOUD to the extent such warrants are exercised and additional shares of New W3BCLOUD Class A common stock are issued.

Submission of SLAC’s Initial Business Combination to a Stockholder Vote

SLAC is providing SLAC’s public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement under “Special Meeting of SLAC Stockholders—Redemption Rights and Procedures.” Unlike many other blank check companies, SLAC’s public stockholders are not required to vote against the Business Combination in order to exercise redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise redemption rights will not be entitled to redeem the shares of common stock and will not receive payment for any shares they elected to redeem.

The Initial Stockholders have agreed to vote any shares of SLAC common stock owned by them in favor of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Employees

SLAC currently has no full time employees and does not intend to have any full time employees prior to consummation of the Business Combination. Each of SLAC’s executive officers and directors is engaged in other business endeavors and is not obligated to contribute any specific number of hours per week to SLAC’s affairs, but they intend to devote as much of their time as they deem necessary to SLAC’s affairs until we have completed the Business Combination.

Management

Directors and Executive Officers

SLAC’s directors and executive officers, their positions and their ages as of the date of this proxy statement are set forth below:

Name	Age	Title
Howard Lindzon	57	Chief Executive Officer and Director
Douglas Horlick	50	President and Chief Operating Officer
Paul Grinberg	61	Chairman of the Board of Directors
Michael Lazerow	48	Director
Michael Marquez	49	Director
Ross Mason	47	Director
Brian Norgard	42	Director
Katherine Rosa	52	Director

SLAC’s Executive Officers

Howard Lindzon has been a director and SLAC’s Chief Executive Officer since SLAC’s inception. As a founder and managing partner of Social Leverage since 2009, Mr. Lindzon has made numerous early-stage investments in the fintech sector including investments in Robinhood, Rally Road, eToro and Alpaca. He has invested in over 125 companies and has collaborated and built deep relationships with hundreds of co-investors and entrepreneurs. Prior to founding Social Leverage in 2009, his early-stage investment exits included sales to Comcast, Google, Pandora, Salesforce, Twitter and several other public listings. Mr. Lindzon co-founded StockTwits, a social media platform with over four million registered users where investors and traders share investment ideas, in 2008 and served as its Chief Executive Officer from 2008 to 2013. Prior to StockTwits, Mr. Lindzon founded WallStrip, a daily news video podcast which attracted investments from Roger Ehrenberg, Brad Feld and Mark Pincus and was later purchased by CBS after airing over 300 episodes. With over 20 years of experience, he is regarded as an astute deal maker based on his track record of starting, managing and identifying promising opportunities and further nurturing their growth to become established players. He is a public figure with over 275,000 Twitter followers, 230,000 Stocktwits followers and 8,000 e-mail subscribers as of December 31, 2021, a daily blog and a weekly podcast. He graduated with a Master of Business Administration degree from Arizona State University and a Master of Arts degree in International Management from the Thunderbird School of Global Management. SLAC believes that Mr. Lindzon’s extensive investment experience and network in the technology sector make him well qualified to serve as a member of the SLAC Board.

Douglas Horlick has served as SLAC’s President and Chief Operating Officer since SLAC’s inception. Mr. Horlick is the founder of Estancia LLC, a strategy and advisory consulting firm based in Arizona established in 2015. Leveraging his industry expertise, he works closely with C-suite executives on both strategy and global sales initiatives. He has over 20 years of experience in the securities industry, specifically within sales and trading. Prior to Estancia LLC, Mr. Horlick held senior securities positions at Goldman Sachs (Managing Director, Securities Division, from 2009 to 2014), Bank of America (Managing Director, Securities Division, from 2005 to 2009) and Citigroup (Vice President, Securities Division, from 2002 to 2005). In these roles, Mr. Horlick’s responsibilities all within the Foreign Exchange Division included Managing Director in charge of Foreign Exchange Global Client Coverage, Global Prime Brokerage, Institutional Sales in the Americas, Consumer Sales and Hedge Fund Sales. He graduated from the University of Michigan with a degree in Organizational Studies. Mr. Horlick holds Series 7, 79, and 63 Investment Banking Licenses, held at BCW Securities.

Paul Grinberg has served as Executive Chairman of the SLAC Board since SLAC’s inception in 2021, Chairman of the Board of Axos Financial, Inc. (“Axos”) since 2017 and a Director of Axos since 2004. Mr. Grinberg also provides advisory services to private equity, credit funds and venture capital firms and their related businesses with a focus on financial services and financial technology. He also serves as a director to several credit funds and private companies. Prior to Axos, Mr. Grinberg served as President, Executive Vice President and Chief Financial Officer of Encore Capital Group and Chief Financial Officer of Telespectrum Worldwide, Inc. Mr. Grinberg also served as partner and a senior member of the M&A services group at Deloitte, where he was employed for 14 years. He graduated from Columbia Business School with a Master of Business Administration degree and from Yeshiva University with a Bachelor of Arts degree in accounting.

SLAC’s Board of Directors

Michael Lazerow has been a director since February 2021. Mr. Lazerow is a co-founder and general partner of Velvet Sea Ventures, a multi-stage venture capital firm established in 2019. Prior to Velvet Sea Ventures, he has been a serial entrepreneur and has founded numerous companies including University Wire, GOLF.com and Buddy Media which was sold to Salesforce in 2012 for approximately $700 million. Mr. Lazerow served as the Chief Strategy Officer at Salesforce from 2012 to 2015 and played a leadership role in the creation and growth of its Marketing Cloud business, which represents approximately 15% of Salesforce’s $20 billion annual subscription and services revenue as of the quarter ending October 31, 2020. Mr. Lazerow has made various investments and was in the initial investor groups of Scopely (valuation of $3.3 billion as of October 2020), Liquid Death and Map Anything (acquired by Salesforce in 2019) and was a pre-IPO investor in Facebook. His network includes 10 venture funds where he is a limited partner (eight of which have invested in one of Mr. Lazerow’s companies), numerous co-investors and hundreds of fellow entrepreneurs. He graduated from Northwestern University with Bachelor of Science and Master of Science degrees in Journalism. SLAC believes that Mr. Lazerow’s significant investment experience, contacts and relationships make him well qualified to serve as a member of the SLAC Board.

Michael Marquez has been a director since February 2021. Mr. Marquez has over 25 years of experience operating, investing, acquiring and advising throughout the high-tech sector. He is a co-founder of Code Advisors LLC, a technology and media-focused boutique investment bank headquartered in San Francisco,

California, established in 2010. Code Advisors has completed numerous M&A transactions and financings including late-stage growth equity financings in Spotify and Twitter, IPO processes for Twitter, Angie’s List and Survey Monkey, and the sale of Supercell to SoftBank, Buddy Media to Salesforce and Playtika to Giant. Mr. Marquez is also the co-founder of Morado Ventures, an early-stage venture capital fund established in 2010 that is focused in artificial intelligence, data infrastructure, robotics & autonomy, computer vision and health. Mr. Marquez has served as Morado Venture’s general partner since inception. During his career, Mr. Marquez has made more than 140 direct investments and built a broad network across technology company executives, entrepreneurs, founders and corporate development groups throughout the world and has an extensive network in each stage of the venture capital industry. Mr. Marquez has invested in and advised on venture exits to a large number of sophisticated acquirers including sales to Adobe, Amazon, Apple, Comcast, Twitter, Citrix, US Bank, First Data, Facebook, Google, Samsung, Salesforce, Roche, Intel, Walmart, Rakuten, eBay, IBM, Intuit, Microsoft and McDonald’s and has led the acquisitions of numerous companies through his roles in the corporate development groups at Yahoo! and CBS, including the $1.8 billion acquisition of CNET. He graduated with a Master of Business Administration degree from the University of North Carolina at Chapel Hill and a Bachelor of Science degree in Managerial Economics from the University of California at Davis. SLAC believes Mr. Marquez’s significant experience in corporate transactions makes him well qualified to serve on the SLAC Board.

Ross Mason has been a non-executive director since February 2021. Mr. Mason is a top technology entrepreneur based in Switzerland. He founded MuleSoft in 2006, took it public on the NYSE in 2017 and sold it to Salesforce for $6.5 billion in 2018. Mr. Mason launched Dig Ventures in Europe in 2019, his personal investment vehicle. This venture has been partnering with leading venture capital firms in the United States and backing exceptional founders in enterprise software and fintech, with numerous investments in early-stage technology companies. These range from next generation SaaS platforms to innovative developer platforms to fintech. Mr. Mason is also an author and has been regularly invited as keynote speaker to technology conferences like WebSummit and Dreamforce. He has been repeatedly featured in the Wall Street Journal, Forbes, Business Insider, Entrepreneur, TechCrunch and CIO.com. Mr. Mason was named a Henry Crown Fellow by the Aspen Institute in 2020 and was deemed one of the Most Important People in Cloud Computing by Business Insider and one of the world’s ‘Top 10 Innovators & Influencers’ by Information Week. Mr. Mason graduated with a Bachelor of Science degree in Computer Science from University of the West of England. SLAC believes that Mr. Mason’s substantial expertise and track record as a private investor makes him well qualified to be part of the SLAC Board.

Brian Norgard has been a director since February 2021. Mr. Norgard served as the Chief Product Officer at Tinder, Inc., owner of the Tinder global dating app, from 2016 to 2018. He helped lead Tinder from $0 to over $1 billion in revenue, in part driven by the creation of blockbuster features such as Tinder Gold, Tinder Boost and Tinder Super Like. Under his product leadership, Tinder became one of the top revenue-generating apps across the globe. Prior to being Tinder’s Chief Product Officer, Mr. Norgard served as Head of Revenue at Tinder from 2015 to 2016. Since 2018, he has been a board member at AngelList. With over 15 years in the technology industry, Mr. Norgard has successfully participated as an investor in many companies including SpaceX, Lyft, Notion, AngelList and Airtable. Mr. Norgard graduated from Brown University with a Public Private Sector Organizational Management degree. SLAC believes that Mr. Norgard’s track record in entrepreneurship, investment and business development makes him well qualified to serve on the SLAC Board.

Katherine Rosa has been a director since February 2021. Ms. Rosa previously served as Managing Director and Global Head of Alternative Investments for Wealth Management Solutions at JPMorgan Chase & Co. from 2017 to 2020. Ms. Rosa also serves as a partner with Velvet Sea Ventures. She led an over $80 billion platform and a global team of over 100 people with extensive relationships with a number of financial sponsors including private equity, growth equity, venture and hedge fund managers. From 2000 to 2017, Ms. Rosa served as Managing Director and Portfolio Manager for J.P. Morgan Asset Management’s Private Equity Group, a more than $20 billion business providing access to private equity, venture capital funds and direct investments. In this role, she was a member of the Management and Investment Committees and acted as fiduciary for over 100 global institutional investors. She also led the group’s establishment of a joint venture private equity business in China and played an instrumental role in its growth. Ms. Rosa graduated from Franklin and Marshall College with a Bachelor of Arts degree, majoring in Government with a minor in Economics. SLAC believes that Ms. Rosa’s significant experience and track record in deal making and capital markets makes her well qualified to serve on the SLAC Board.

Director Independence

The Nasdaq listing rules require that a majority of the SLAC Board be independent within one year of SLAC’s IPO. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). SLAC has five “independent directors” as defined in the Nasdaq rules and applicable SEC rules. The SLAC Board has determined that each of Michael Lazerow, Michael Marquez, Ross Mason, Brian Norgard and Katherine Rosa is an independent director under applicable SEC and Nasdaq rules. SLAC’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Number, Terms of Office and Election of Directors and Officers

The SLAC Board consists of seven (7) members.

Prior to SLAC’s initial business combination, holders of Founder Shares will have the right to elect all of SLAC’s directors and remove members of the SLAC Board for any reason, and holders of SLAC’s public shares will not have the right to vote on the election of directors during such time. SLAC’s directors are appointed for a term of two years. These provisions of the current charter may only be amended if approved by holders of a majority of at least 90% of the issued and outstanding shares of SLAC common stock voting at a stockholder meeting. Approval of SLAC’s initial business combination will require the affirmative vote (virtually or by proxy) of a majority of the SLAC Board, which must include a majority of SLAC’s independent directors. Subject to any other special rights applicable to the stockholders, prior to SLAC’s initial business combination, any vacancies on the SLAC Board may be filled by the affirmative vote (virtually or by proxy) of a majority of the directors present and voting at the meeting of the SLAC Board, or by holders of a majority of the issued and outstanding shares of SLAC Class B common stock.

SLAC’s officers are appointed by the SLAC Board and serve at the discretion of the SLAC Board, rather than for specific terms of office. The SLAC Board is authorized to appoint persons to the offices set forth in SLAC’s bylaws as it deems appropriate. SLAC’s bylaws provide that SLAC’s officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the SLAC Board.

Board of Directors and Committees

The SLAC Board has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of SLAC’s audit committee, compensation committee and nominating and corporate governance committee are composed solely of independent directors. Each committee operates under a charter that was approved by the SLAC Board and has the composition and responsibilities described below. The charter of each committee is available on SLAC’s website.

During the fiscal year ended December 31, 2021, the SLAC Board held eleven (11) meetings, the SLAC audit committee held three (3) meetings, the SLAC compensation committee held zero meetings and the SLAC corporate governance committee held zero meetings. Each of SLAC’s directors attended at least 75% of their respective board and committee meetings. SLAC does not have a policy regarding director attendance at annual meetings but encourages the directors to attend if possible.

Audit Committee

The members of SLAC’s audit committee are Michael Marquez, Michael Lazerow and Ross Mason. Mr. Marquez serves as chairman of the audit committee.

Each member of the audit committee is financially literate and the SLAC Board has determined that Mr. Marquez qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

SLAC has adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of SLAC’s financial statements, (2) SLAC’s compliance with legal and regulatory requirements, (3) SLAC’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of SLAC’s internal audit function and independent registered public accounting firm;

•

the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by SLAC;

•

pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by SLAC, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with SLAC in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss SLAC’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing SLAC’s specific disclosures under “SLAC Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to SLAC entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and SLAC’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding SLAC’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by FASB, the SEC or other regulatory authorities.

Compensation Committee

The members of SLAC’s compensation committee are Michael Lazerow, Ross Mason and Katherine Rosa. Mr. Lazerow serves as chairman of the compensation committee. SLAC has adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to SLAC’s Chief Executive Officer’s compensation, evaluating SLAC’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of SLAC’s Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of SLAC’s other officers;

•	reviewing SLAC’s executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with SLAC’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for SLAC’s officers and employees;

•	producing a report on executive compensation to be included in SLAC’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The members of SLAC’s nominating and corporate governance committee are Michael Lazerow, Michael Marquez and Katherine Rosa. Ms. Rosa serves as chair of the nominating and corporate governance committee. SLAC has adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the SLAC Board, and recommending to the SLAC Board candidates for nomination for election at the annual stockholder meeting or to fill vacancies on the SLAC Board;

•	developing and recommending to the SLAC Board and overseeing implementation of SLAC’s corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the SLAC Board, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis SLAC’s overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

SLAC has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the SLAC Board considers educational background, diversity of professional experience, knowledge of SLAC’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of SLAC’s stockholders. Prior to SLAC’s initial business combination, holders of SLAC public shares will not have the right to recommend director candidates for nomination to the SLAC Board.

Code of Ethics

SLAC has adopted a code of ethics and business conduct (the “Code of Ethics”) applicable to SLAC’s directors, officers and employees or persons performing similar functions that complies with the rules and regulations of the Nasdaq. SLAC has posted a copy of the Code of Ethics and the charters of SLAC’s audit committee, compensation committee and nominating and corporate governance committee on SLAC’s website. You will be able to review this document by accessing SLAC’s public filings at the SEC’s website at www.sec.gov and on SLAC’s website at socialleverageholdings.com “SEC Filings—Code of Ethics or Specific Committee Charter Pages.” SLAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement. You are able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from SLAC. SLAC intends to disclose any amendments to or waivers of certain provisions of the Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Each of SLAC’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of SLAC’s directors or officers becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity. The current charter provides that SLAC renounce its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of SLAC and it is an opportunity that SLAC is able to complete on a reasonable basis. SLAC’s directors and officers are also not required to commit any specified amount of time to our affairs, and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential Business Combinations and monitoring the related due diligence.

In addition, SLAC’s officers or directors may be investors, or have other direct or indirect interests, in a business with which SLAC may enter into a business combination agreement and/or in certain funds or other persons that may purchase shares in SLAC’s IPO or that may otherwise purchase shares of SLAC Class A common stock in the public market.

SLAC does not believe, however, that the fiduciary duties or contractual obligations of our directors or officers will materially affect SLAC’s ability to identify and pursue business combination opportunities or complete SLAC’s initial business combination.

SLAC’s directors and officers may become involved with subsequent special purpose acquisition companies similar to SLAC. Potential investors should also be aware of the following potential conflicts of interest:

•

None of SLAC’s directors or officers is required to commit his or her full time to SLAC’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•

In the course of their other business activities, SLAC’s directors and officers may become aware of investment and business opportunities that may be appropriate for presentation to SLAC as well as the other entities with which they are affiliated. SLAC’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of SLAC’s management’s other affiliations, see below.

•

SLAC’s Initial Stockholders, directors and officers have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with the consummation of SLAC’s initial business combination. Additionally, SLAC’s Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares if SLAC fails to consummate its initial business combination by May 17, 2023 or during any extension period. However, if SLAC’s Initial Stockholders (or any of our directors, officers or affiliates) acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if SLAC fails to consummate its initial business combination within the prescribed time frame. If SLAC does not complete its initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of SLAC’s public shares, and the Private Placement Warrants will expire worthless. Pursuant to a letter agreement that SLAC’s Initial Stockholders, directors and officers have entered into with SLAC, with certain limited exceptions, the Founder Shares will not be transferable, assignable or salable by SLAC’s Initial Stockholders until the earlier of: (1) one year after the completion of SLAC’s initial business combination; and (2) subsequent to SLAC’s initial business combination (x) if the last reported sale price of SLAC Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after SLAC’s initial business combination or (y) the date on which SLAC completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of SLAC’s public stockholders having the right to exchange their shares of SLAC Class A common stock for cash, securities or other property. With certain limited exceptions, the Private Placement Warrants and the shares of SLAC Class A common stock underlying such warrants, will not be transferable, assignable or salable by SLAC’s sponsor until 30 days after the completion of SLAC’s initial business combination. Since the Sponsor and directors and officers may directly or indirectly own SLAC’s securities following SLAC’s IPO, SLAC’s directors and officers may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate SLAC’s initial business combination.

•

SLAC’s directors and officers may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following SLAC’s initial business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.

•

SLAC’s directors and officers may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such directors and officers was included by a target business as a condition to any agreement with respect to SLAC’s initial business combination.

The conflicts described above may not be resolved in SLAC’s favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, SLAC’s directors and officers have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities.

Furthermore, the current charter provides that the doctrine of corporate opportunity will not apply with respect to any of SLAC’s directors or officers in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, and there will not be any expectancy that any of SLAC’s directors or officers will offer any such corporate opportunity of which he or she may become aware to us. Below is a table summarizing the entities to which SLAC’s directors and officers currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Howard Lindzon	Social Leverage	Investment fund	Founding Partner
Douglas Horlick	Estancia Consulting	Consulting	Founder
Paul Grinberg	Axos Financial	Banking	Chairman
	PG Mountain Capital	Consulting	President
Michael Lazerow	Velvet Sea Ventures	Venture Capital	Co-Founder and General Partner
Michael Marquez	Code Advisors	Investment Bank	Co-Founder
	Morado Ventures	Venture Capital	Co-Founder and General Partner
Ross Mason	Dig Ventures	Venture Capital	Founder
Brian Norgard	AngelList	Technology	Director
Katherine Rosa	Velvet Sea Ventures	Venture Capital	Partner

Accordingly, if any of the above directors or officers become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to SLAC if such entity rejects the opportunity. The current charter provides that SLAC renounce its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of SLAC and it is an opportunity that SLAC is able to complete on a reasonable basis. SLAC does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect SLAC’s ability to identify and pursue business combination opportunities or complete its initial business combination.

SLAC is not prohibited from pursuing an initial business combination with a company that is affiliated with its Sponsor, directors or officers. In the event SLAC seeks to complete its initial business combination with a business that is affiliated with its Sponsor, officers or directors, SLAC, or a committee of independent and disinterested directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to SLAC from a financial point of view.

In addition, the Sponsor or any of its affiliates may make additional investments in SLAC in connection with the initial business combination, although the Sponsor and its affiliates have no obligation or current intention to do so. If the Sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence the Sponsor’s motivation to complete an initial business combination.

In the event that SLAC submits its initial business combination to its public stockholders for a vote, SLAC’s Initial Stockholders, directors and officers have agreed, pursuant to the terms of a letter agreement entered into with SLAC, to vote any founder shares (and their permitted transferees will agree) and public shares held by them in favor of SLAC’s initial business combination.

Executive Compensation

Compensation Discussion and Analysis

None of SLAC’s directors or officers has received directly from us any cash compensation for services rendered to SLAC. Pursuant to an administrative support agreement, commencing on the date that SLAC’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and SLAC’s liquidation, SLAC agreed to pay the Sponsor a total of $10,000 per month for office space, support and administrative services. In April 2022, the Sponsor terminated this agreement. In addition, SLAC’s Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SLAC’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. SLAC’s audit committee will review on a quarterly basis all payments that were made by SLAC to its Sponsor, directors, officers or any of their respective affiliates. For more information about the interests of the Sponsor in the Business Combination, see “The Business Combination Proposal and The Business Combination Agreement.”

After the completion of SLAC’s initial Business Combination, directors or members of SLAC’s management team who remain with SLAC may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to stockholders. The amount of such compensation is not known at this time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation.

SLAC is not party to any agreements with SLAC’s directors and officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence SLAC’s management’s motivation in identifying or selecting a target business, and SLAC does not believe that the ability of SLAC’s management to remain with SLAC after the consummation of its initial Business Combination should be a determining factor in SLAC’s decision to proceed with any potential Business Combination.

Independent Auditors’ Fees

The firm of Marcum LLP acts as SLAC’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum LLP for services rendered. Marcum LLP will not act as the independent registered public accounting firm for the combined company after Closing.

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of SLAC’s year-end financial statements and services that are normally provided by Marcum LLP in connection with regulatory filings. The aggregate fees billed by Marcum LLP for professional services rendered for the audit of SLAC’s annual financial statements, review of the financial information included in our Form 10-Qs and other required filings with the SEC for the year ended December 31, 2021 and the period from December 1, 2020 (inception) through December 31, 2020 totaled $78,764 and $15,450, respectively. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of SLAC’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. SLAC did not pay Marcum LLP for consultations concerning financial accounting and reporting standards during the year ended December 31, 2021 or the period from December 1, 2020 (inception) through December 31, 2020.

Tax Fees

The aggregate fees billed by Marcum LLP for tax compliance services for the year ended December 31, 2021 and the period from December 1, 2020 (inception) through December 31, 2020 totaled $13,383 and $9,263, respectively.

All Other Fees

SLAC did not pay Marcum LLP for other services for the year ended December 31, 2021 or the period ended December 31, 2020.

Audit Committee Pre-Approval Policies and Procedures

SLAC’s Audit Committee was formed upon the consummation of SLAC’s IPO. As a result, the Audit Committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our Audit Committee were approved by the SLAC Board. Since the formation of our Audit Committee, and on a going-forward basis, the Audit Committee has and will pre-approve all auditing services and permitted non-audit services to be performed for SLAC by its auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit).

Legal Proceedings

To the knowledge of SLAC’s management, there is no material litigation, arbitration or governmental proceeding currently pending against SLAC or any members of our management team in their capacity as such. In addition, in the ordinary course of SLAC’s business, SLAC is also subject to lawsuits, investigations and claims. Regardless of the outcome of these matters, litigation can have an adverse impact on SLAC because of defense and settlement costs, diversion of management resources and other factors.

Periodic Reporting and Audited Financial Statements

SLAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, SLAC’s annual reports contain financial statements audited and reported on by SLAC’s independent registered public accounting firm. SLAC has filed with the SEC its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SLAC

The following table sets forth selected historical financial information derived from SLAC’s audited financial statements included elsewhere in this proxy statement as of December 31, 2021 and for the period from December 1, 2020 (inception) through December 31, 2020, and from SLAC’s unaudited financial statements included elsewhere in this proxy statement as of September 30, 2022 and for the three and nine months ended September 30, 2022. You should read the following selected financial information in conjunction with the section titled “SLAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and SLAC’s financial statements and related notes appearing elsewhere in this proxy statement.

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through September 30, 2022 were organizational activities and those necessary to complete SLAC’s IPO and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the completion of the Business Combination. Financial information below is in whole dollars unless otherwise stated.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,		For the Year Ended December 31, 2021	For the period from December 1, 2020 (inception) through December 31, 2020
	2022	2021	2022	2021
General and administrative expenses	$1,490,810	$214,317	$4,005,811	$553,855	$879,440	$332
General and administrative expenses—related party	—	25,041	—	68,402	93,443	—
Franchise tax expenses	50,000	49,863	155,565	147,447	197,310	175

Loss from operations	(1,540,810)	(289,221)	(4,161,376)	(769,704)	(1,170,193)	(507)
Other income (expenses):
Change in fair value of derivative warrant liabilities	(1,170,000)	3,802,500	8,775,000	4,241,250	4,241,250	—
Offering costs associated with derivative warrant liabilities	—	—	—	(560,750)	(560,750)	—
Interest on working capital loan—related party	(15,701)	—	(24,430)	—
Income from investments held in Trust Account	1,567,021	4,440	2.057,158	26,773	34,062	—

Net income (loss) before income taxes	(1,159,490)	3,517,719	6,646,352	2,937,569	—	—
Income tax expense	(381,616)	—	(426,224)	—	—	—

Net income (loss)	$(1,541,106)	$3,517,719	$6,220,128	$2,937,569	$2,544,369	$(507)

Weighted average shares outstanding of Class A common stock, basic and diluted	34,500,000	34,500,000	34,500,000	34,500,000	30,057,534	—

Basic and diluted net income (loss) per share, Class A common stock	$(0.04)	$0.08	$0.14	$0.07	$0.07	$—

Weighted average shares outstanding of Class B common stock, basic and diluted	8,625,000	8,625,000	8,625,000	8,431,319	—	—

Basic and diluted net income (loss) per share, Class B common stock	$(0.04)	$0.08	$0.14	$0.07	—	—

Weighted average shares outstanding of Class B common stock, basic	—	—	—	—	8,480,137	7,500,000

Basic net income (loss) per share, Class B common stock	—	—	—	—	$0.07	$(0.00)

Weighted average shares outstanding of Class B common stock, diluted	—	—	—	—	8,625,000	7,500,000

Diluted net income (loss) per share, Class B common stock	—	—	—	—	$0.07	$(0.00)

	As of September 30, 2022 (Unaudited)	As of December 31, 2021
Balance Sheet Data:
Current assets	$724,939	$—
Total assets	$347,466,025	$345,810,296
Total liabilities	$20,189,274	$24,753,673
Class A common stock subject to possible redemption, $0.0001 par value; 34,500,000 shares	$346,211,945	$345,000,000
Total stockholders’ deficit	$(18,935,194)	$(23,943,377)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$347,466,025	$345,810,296

	Nine Months Ended September 30, 2022 (unaudited)	Nine Months Ended September 30, 2021 (unaudited)	For the Year Ended December 31, 2021	For the Period from December 1, 2020 (inception) Through December 31, 2020
Statements of Cash Flows:
Net cash used in operating activities	$(788,706)	$(1,147,890)	$(1,425,296)	$—
Net cash used in investing activities	$365,450	$(345,000,000)	$(345,000,000)	$—
Net cash provided by financing activities	$699,732	$346,625,768	$346,675,686	$—

SLAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “SLAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “us,” “our” or “we” refer to SLAC.

Overview

We are a blank check company incorporated in Delaware on December 1, 2020. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our sponsor is Social Leverage Acquisition Sponsor I LLC, a Delaware limited liability company. The registration statement for SLAC’s IPO was declared effective on February 11, 2021. On February 17, 2021, we consummated SLAC’s IPO of 34,500,000 units, including the exercise of the underwriters’ option to purchase 4,500,000 additional units, at $10.00 per unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $13.1 million, of which approximately $5.4 million and approximately $152,000 was for deferred underwriting commissions and deferred legal fees, respectively.

Simultaneously with the closing of SLAC’s IPO, we consummated the private placement of 6,000,000 warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $9.0 million.

Upon the closing of SLAC’s IPO and the private placement, $345.0 million ($10.00 per unit) of the net proceeds of SLAC’s IPO and certain of the proceeds of the private placement was placed in the Trust Account, and invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of SLAC’s IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that we will be able to complete a Business Combination successfully. We must complete our initial Business Combination with one or more operating businesses or assets having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, we will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

If we are unable to complete a Business Combination by May 17, 2023, (as such period may be extended by our stockholders in accordance with the certificate of incorporation, the “Combination Period”), we will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Liquidity and Going Concern

As of September 30, 2022, we had approximately $527,000 in our operating bank account and working capital deficit of approximately $2.7 million (not taking into account approximately $454,000 of taxes that may be paid using interest income from the Trust Account).

In connection with SLAC’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity, the mandatory liquidation and the subsequent dissolution raises substantial doubt about SLAC’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should SLAC be required to liquidate after May 17, 2023. The condensed financial statements do not include any adjustment that might be necessary if SLAC is unable to continue as a going concern. Management plans to consummate a Business Combination prior to the mandatory liquidation date.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

Our entire activity since inception up to September 30, 2022 was in preparation for our formation and SLAC’s IPO. We will not be generating any operating revenues until the closing and completion of our initial Business Combination.

For the three months ended September 30, 2022, we had net loss of approximately $1,541,000, which consisted of approximately $382,000 in income tax expenses, interest expense on working capital loan of approximately $16,000, and an operating loss of approximately $1,541,000. The loss from operations comprised of approximately $1,491,000 general and administrative expenses and approximately $50,000 in franchise tax expenses, which was offset by a non-operating loss of $1,170,000 resulting from the change in fair value of derivative warrant liabilities, and approximately $1,567,000 of income from investments held in Trust Account.

For the three months ended September 30, 2021, we had net income of approximately $3,500,000, which consisted of non-operating gain of approximately $3,800,000 million resulting from the change in fair value of derivative warrant liabilities, and approximately $4,000 of income from investments held in Trust Account, offset by an operating loss of approximately $289,000. The loss from operations comprised of approximately $214,000 general and administrative expenses, approximately $25,000 in general and administrative expenses - related party and approximately $50,000 in franchise tax expenses.

For the nine months ended September 30, 2022, we had net income of approximately $6,220,000, which consisted of a non-operating gain of $8,775,000 resulting from the change in fair value of derivative warrant liabilities, and approximately $2,057,000 of income from investments held in Trust Account, which was offset by approximately $426,000 in income tax expenses, interest expense on working capital loan of approximately $24,000, and an operating loss of approximately $4,161,000. The loss from operations comprised of approximately $4,006,000 general and administrative expenses and approximately $156,000 in franchise tax expenses.

For the nine months ended September 30, 2021, we had a net income of approximately $2.9 million, which consisted of an operating loss of approximately $770,000, a non-operating loss of approximately $561,000 for offering costs associated with derivative warrant liabilities, offset by a non-operating gain of approximately $4.2 million resulting from the change in fair value of derivative warrant liabilities, and approximately $27,000 of income from investments held in Trust Account. The loss from operations comprised of approximately $554,000 general and administrative expenses, approximately $68,000 in general and administrative expenses - related party and approximately $147,000 in franchise tax expenses.

For the year ended December 31, 2021, we had net income of approximately $2.5 million, which consisted of an operating loss of approximately $1.2 million, offset by a non-operating gain of approximately $4.2 million resulting from the change in fair value of derivative warrant liabilities, and approximately $34,000 of income from investments held in Trust Account. The loss from operations comprised of approximately $0.9 million general and administrative expenses, approximately $93,000 in general and administrative expenses-related party and approximately $197,000 in franchise tax expenses.

For the period from December 1, 2020 (inception) through December 31, 2020, we had a net loss of approximately $500, which consisted of general and administration expenses of approximately $300 and franchise tax expenses of approximately $200.

Contractual Obligations

Administrative Support Agreement and Certain Other Payments

Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of the initial business combination and our liquidation, we agreed to pay the Sponsor a total of $10,000 per month for office space, support and administrative services.

The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our executive officers or directors, or their affiliates.

For the three months ended September 30, 2022 and 2021, we incurred expenses of approximately $0 and $25,000 under this agreement, included as general and administrative expenses, related party in the unaudited condensed statements of operations, respectively. For the nine months ended September 30, 2022 and 2021, we incurred expenses of approximately $0 and $68,000 under this agreement, included as general and administrative expenses, related party in the unaudited condensed statements of operations, respectively. As of September 30, 2022 and December 31, 2021, we had accrued approximately $60,000, for services in connection with such agreement on the accompanying condensed balance sheets. In April 2022, the Sponsor terminated this agreement.

We incurred approximately $93,000 and $0 in general and administrative expenses, related to these services, in the accompanying statement of operations for the year ended December 31, 2021, and for the period from December 1, 2020 (inception) through December 31, 2020, respectively. As of December 31, 2021 and December 31, 2020, the Company had accrued approximately $60,000 and $0, respectively, for services in connection with such agreement on the accompanying condensed balance sheets.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we may repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

In March 2022, we executed the March 2022 Working Capital Loan, bearing interest of 10% annually, providing us the ability to borrow up to $1.5 million. As of September 30, 2022 and December 31, 2021, we had $300,000 and $0 in borrowings under the March 2022 Working Capital Loan. As of September 30, 2022 and December 31, 2021, we had approximately $16,000 and $0 in interest earned on the March 2022 Working Capital Loan. The March 2022 Working Capital Loan has a conversion feature that is considered an embedded derivative, but the value is de minimis, as such, the March 2022 Working Capital Loan is presented at fair value on the accompanying condensed balance sheets.

In June 2022, the Sponsor and we executed another Working Capital Loan, bearing interest of 10% annually, providing us the ability to borrow up to $400,000. As of September 30, 2022 and December 31, 2021, we had $400,000 and $0 in borrowings under the June 2022 Working Capital Loan. As of September 30, 2022 and December 31, 2021, we have approximately $8,000 and $0 in interest earned on the June 2022 Working Capital Loan.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of SLAC Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement. These holders were entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriters a 45-day option from the date of the final prospectus relating to SLAC’s IPO to purchase up to 4,500,000 additional units to cover over-allotments, if any, at SLAC’s IPO price, less underwriting discounts and commissions. On February 17, 2021, the underwriter fully exercised its option to purchase additional units.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of SLAC’s IPO. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 8,625,000 public warrants and the 6,000,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. For periods where no observable traded price is available, SLAC utilized a Monte-Carlo simulation to estimate the fair value of the public warrants and used the Black-Scholes option pricing model to estimate the fair value of the Private Placement Warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A common shares subject to possible redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in ASC480. Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. Our Class A common stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, 34,500,000 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our unaudited condensed balance sheets.

We recognize changes in redemption value immediately as they occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. Effective with the closing of SLAC’s IPO (including exercise of the over-allotment option), we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Common Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the units sold in SLAC’s IPO (including the consummation of the over-allotment) and the private placement warrants to purchase an aggregate of 14,625,000 Class A common stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2022 and 2021. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions.” The ASU amends FASB ASC 820, Fair Value Measurements (“ASC 820”) to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for us in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. We are still evaluating the impact of this pronouncement on the condensed financial statements.

Our management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on our unaudited condensed financial statements.

Off-Balance Sheet Arrangements

As of September 30, 2022 and December 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the condensed financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of SLAC’s IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT THE COMPANY

Introduction

Founded in 2018, W3BCLOUD’s mission is to accelerate the shift from Web2 to Web3. Web3 is a decentralized blockchain-based network as compared to the internet we know today, popularly called Web2, that is characterized by centralized platforms and intermediaries.

W3BCLOUD provides customized enterprise-grade storage and compute infrastructure to power Web3. We operate a network of datacenters providing storage and compute infrastructure for several of the leading Web3 protocols, which result in digital asset rewards. Through our strategic relationships with ConsenSys, a leading blockchain technology company, and AMD, a leader in high-performance compute semiconductor chips, we aim to enable innovative developers to build and scale disruptive new blockchain-based services.

W3BCLOUD aspires to be the leading storage and compute infrastructure provider for a broad range of Web3 protocols. Our goal is to provide the “picks and shovels” for all the leading protocols in need of compute and storage infrastructure. We are protocol agnostic and carefully analyze and select Web3 protocols to support. Our passion is to support innovative Web3 developers and to offer our investors the opportunity to participate in the explosive growth that we expect across the Web3 segment. Our support of the blockchain ecosystem means that we not only provide storage and compute infrastructure to Web3 protocols, which in turn earns us the native protocols tokens, but we are also long-term holders of the tokens of protocols we support. Today, our revenue is generated in digital assets, which we either convert into fiat currency or retain on our balance sheet. The digital assets that we currently hold are primarily Ethereum and Filecoin. We have begun to, and will continue to seek to, diversify our sources of revenue beyond Ethereum and Filecoin by deploying our customized storage and compute infrastructure to support other Web3 protocols, which we refer to as our business to protocol (B2P) business, as further discussed below. We currently provide storage and compute infrastructure to Ethereum Classic, Filecoin, Pocket and Zilliqa Proof-of-Work. For these B2P services, we earn ETC tokens and FIL tokens. We do not currently provide storage or compute infrastructure for Ethereum Proof-of-Stake. We expect that the Web3 protocols we support, and the tokens we earn, will both increase in number and change over time, based on anticipated profitability and price stability, estimated costs, potential risks and applicable laws and regulatory guidance relating to different types of Web3 protocols, among other factors. Further, we intend to offer products and services to enterprises seeking access to Web3 products and services, which we refer to as our business to business (B2B) business and, eventually, consumers seeking the same, which we refer to as our business to consumer (B2C) business. We expect to generate revenues from our B2B and B2C products and services in fiat currency.

Introduced over a decade ago, blockchain technologies enable the disintermediation of the closed ecosystems that underpin today’s internet. Payments and rewards are made in the native protocol, as compared to Web2 companies where they are not. This substantially improves take rates for developers and creators, offers better economics for users, and eliminates censorship. The new internet, or Web3, is defined by a collection of decentralized blockchain based protocols run by a global community of participants incentivized by the protocols’ digital tokens. This innovation has ushered in groundbreaking new use cases like digital assets, stable coins, NFTs, DeFi, decentralized autonomous organizations (“DAOs”), decentralized storage, decentralized identity, the metaverse and more. Over time, we believe Web3 protocols will evolve to provide the same products and services provided by technology companies today, but built on decentralized networks.

Our Business

Web3 requires a massive global footprint of purposely built storage and compute physical infrastructure to support its growth. We proactively and methodically evaluate every Web3 protocol, its utility, applications ecosystem, developers’ community, governance and tokenomics and work closely with the selected protocols’ developer community, our joint venture partners (AMD and ConsenSys), our hardware supply chain and our data center partners to customize and rapidly deploy the most efficient hardware for each protocol we serve. Our team develops a propriety software stack for each such protocol to: (1) run the protocol seamlessly on our hardware and (2) monitor thousands of hardware elements real time to guarantee the highest quality of service for our customers and maximize revenues for us. Our monitoring platform collects performance data across all our data centers every few minutes every hour of every day, continuously autotunes our hardware to maximize revenues and alerts our team to attend to any loss in performance. Our flexible infrastructure allows us to support dozens of protocols efficiently and dynamically.

We have developed certain proprietary software to enhance the efficiency of our data center operations. Our proprietary software stack includes applications that perform multiple automation actions to remotely monitor, configure, update and optimize individual machines; concentrate and optimize compute power; automate the deployment of certain digital asset servers; aggregate network and compute performance data and statistics; and manage router settings.

Today, we operate within seven hosted data center facilities in the United States. We have also recently added a hosted data center in Germany and another hosted data center in Singapore. In the United States, we occupy four data centers in Washington, one data center in Texas, one data center in Virginia, and one data center in Ohio. We believe the geographic diversification of our data center locations provides us the flexibility to leverage on the favorable power prices in different states in order to maintain competitiveness in a dynamic market. Under the terms of our hosting arrangements, our hosting providers supply electric power and connectivity.

We are committed to conducting our business in an environmentally conscious manner. In October 2022, clean energy, comprised of hydropower, wind power, solar power and natural gas, accounted for 85% of the power available for use by our infrastructure, which percentage varies for each geographic location in which our data centers operate.

We have been operational and generating revenue since May 2020. We currently provide storage and compute infrastructure for Web3 protocols with the highest total addressable market (“TAM)” (as of September 30, 2022) such as Ethereum Classic, Filecoin, Pocket and Zilliqa Proof-of-Work. We have historically generated revenue by providing compute infrastructure to the Ethereum protocol. Since the fourth quarter of 2021, we have generated incremental revenue by providing storage and compute infrastructure to the Filecoin protocol. At the end of the third quarter of 2022, we began to further diversify our revenue by expanding the protocols which we provide storage and compute infrastructure for to include Ethereum Classic, Filecoin, Pocket and Zilliqa Proof-of-Work. The Ethereum Classic protocol was created in 2016 after a contentious hard fork of the Ethereum blockchain took place. The Ethereum Classic protocol maintains the Proof-of-Work consensus mechanism despite Ethereum’s shift to Proof-of-Stake. We currently do not provide storage or compute infrastructure for Ethereum Proof-of-Stake. We expect to utilize proceeds from the Business Combination to significantly scale our storage and compute infrastructure globally serving Filecoin, Pocket and other Web3 protocols. We also expect to utilize proceeds from the Business Combination to launch our B2B business by providing products and services to enterprises seeking access to Web3 products and services and, eventually, to launch our B2C business by providing products and services to consumers seeking the same.

Our revenue was $39.7 million and $3.3 million for the years ended December 31, 2021 and 2020 respectively. We had a net loss of $54.2 million and $2.9 million for the years ended December 31, 2021 and 2020, respectively, and EBITDA of $(45.1) million and $(2.0) million for the years ended December 31, 2021 and 2020, respectively. For the nine months ended September 30, 2022, our revenue was $30.5 million, our net income was $14.6 million and our EBITDA was 22.3 million. Prices of digital assets have been extremely volatile. See “Risks Factors—Risks Related to the Company’s Financial Condition—The prices of digital assets are extremely volatile, and price fluctuations may adversely impact the value of digital assets that we hold.” Significant price changes of the digital assets we hold have historically resulted in fluctuations in our revenue as digital asset prices directly affect the reward per megahash we earn and indirectly the network hash rate and the difficulty to earn one block. Declines in digital asset prices have also resulted in higher impairment costs, as well as higher unrealized gain on our digital asset borrowings, both of which have resulted in significant volatility in our earnings. See “W3BCLOUD Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

Our Customers

We categorize our potential customers into three distinct sectors/revenue streams: business to protocol (B2P), business to business (B2B) and business to consumer (B2C), as shown in table below.

Revenue Stream	Expected Time Periods	Who	Revenues In
B2P	2020 to 2023 and beyond	Web3 protocols (ETH, FIL, PKT etc.) and their dApps ecosystem (DeFi, NFT, DAO, Metaverse etc.)	Digital Assets

B2B	Anticipated 2023 and beyond	Enterprise (Storage, Transactions, Staking, etc.)	Fiat

B2C	Anticipated 2024 and beyond	Consumer (Staking, Decentralized Identity, etc.)	Fiat

Business to Protocol (B2P)

We have made B2P the focus of our initial growth. Our B2P business generally works with decentralized Web3 protocols that are run and owned by a global community of participants. Several centralized aggregators have also emerged in the Web3 space functioning as a gateway between developers, dApps, smart contracts, consumers and the target blockchain. The Web3 protocols and the aggregators need storage and compute infrastructure to run and scale, which we provide. As of September 30, 2022, since inception, we have generated all of our revenue from our B2P business. Payments made to us by each protocol for the provision of compute or storage are determined by the protocol’s rules, which are defined in a published white paper, and coded into the protocol at launch. Based on those rules, the protocol automatically pays us rewards in the form of digital assets. See “—Blockchain Consensus Mechanisms” for details of the basis on which we generate revenues from the protocols. Digital asset rewards may be paid in whole or in fractions and may fluctuate based on market conditions, the activities of other network participants and the optimization of our hardware. We receive digital asset rewards from protocols within 24 to 48 hours after we earn such digital assets. Protocols do not make payments to us in the form of fiat currency or as transaction fees. For the nine months ended September 30, 2022 and 2021, we generated $30.3 million and $25.5 million of revenue by providing compute infrastructure for Ethereum, and $0.2 million and $0.1 million of revenue by providing storage infrastructure for Filecoin, respectively. For the years ended December 31, 2021 and 2020, we generated $39.5 million and $3.3 million of revenue by providing compute infrastructure for Ethereum, and $0.2 million and $0 of revenue by providing compute infrastructure for Filecoin, respectively.

We have divided our B2P business into four categories: Compute, Storage, Access and Staking, as shown below.

Compute

This category includes protocols like POW, Zero-Knowledge (ZK) rollups, Livepeer, Render Token (RNDR), in addition to the metaverse and more. Bitcoin and Ethereum represented approximately $500 billion in value as of September 30, 2022, and trillions of dollars in transactions have been settled annually since 2021. Bitcoin and Ethereum blockchains are underpinned by tens of billions of dollars in purposely deployed custom compute infrastructure. We expect that ZK rollups, decentralized AI, video transcoding, rendering, gaming and the metaverse will drive the next wave of substantial growth in compute and storage infrastructure customized to the needs of Web3.

Storage

Since 2020 and coinciding with the rise of the mainstream NFT market and surging interest in Web3, blockchain-enabled decentralized storage has gained interest and adoption at a substantial rate. Developers are rapidly becoming aware of the new way to store and process data that doesn’t rely on a centralized service. The new generation of blockchain-enabled cooperative storage clouds not only fit the decentralization ethos of Web3, but also offer potential technological advantages over their centralized counterparts. Filecoin is the most prominent protocol in this emerging market in terms of storage usage and capacity.

Access

A Remote Procedure Call (“RPC”) is an application programming interface (“API”) that allows applications to communicate with servers on a shared blockchain, like Ethereum. RPC nodes enable dApps to communicate with blockchains, which is essential for querying information and performing transactions. RPCs can be used to retrieve wallet balances, smart contract event logs, or interact with DeFi liquidity pools. Relays (calls) to RPC nodes are also required by exchanges, wallets, and analytical tools. Node infrastructure can be complex, requiring high-end hardware that is too expensive for most users.

Therefore, centralized aggregators and decentralized protocols require the types of storage and compute infrastructure we provide to facilitate billions of calls a day. We expect this category to expand significantly as mass adoption takes place.

Staking

Staking is a way of earning rewards for holding certain crypto tokens. If the blockchain underpinning crypto tokens allows staking, any holdings which are staked earn a percentage-rate reward over time. This usually happens directly or via a staking pool. Crypto that is staked earns rewards because the blockchain uses this crypto in its consensus mechanism. Blockchains that allow staking use a consensus mechanism called Proof-of-Stake, which is how they ensure that all transactions are verified and secured without the need for a centralized entity. Staking requires an assortment of storage and compute infrastructure that include specialized node(s) and require specialized expertise.

Billions of dollars are paid annually to stakers today and we expect this to grow significantly given Ethereum’s transition to Proof-of-Stake, which we expect to expand the overall market for staking as a service, and as a regulation framework emerges, drive mass adoption among institutional and retail customers of businesses providing staking as a service.

Blockchain Consensus Mechanisms

The protocols to which we provide compute and storage infrastructure are governed and secured by computational consensus mechanisms. Proof-of-Work, Proof-of-Spacetime and Proof-of-Stake are the principal blockchain consensus mechanisms. For each blockchain network, participants must commit capital for the opportunity to participate in its consensus mechanism. For Proof-of-Work, capital is in the form of hardware and electricity; for Proof-of-Spacetime, capital is in the form of dedicated storage; for Proof-of-Stake, capital is in the form of digital assets. Proof-of-Work applies to the compute category mentioned above and specifically the compute infrastructure we provide to Ethereum Classic and Zilliqa Proof-of-Work. Proof-of-Spacetime applies to the storage category mentioned above and specifically the file storage we provide to Filecoin. Proof-of-Stake applies to the access category mentioned above and specifically to the compute infrastructure we provide to Pocket. Proof-of-Stake also applies to the staking category for which we anticipate providing staking services starting in 2024.

For Proof-of-Work protocols, we earn token rewards for our successful proportional efforts in adding storage and compute infrastructure for the Web3 protocols that we host. For Proof-of-Spacetime and Proof-of-Stake protocols, we earn token rewards without regard to block validation. Our focus is to minimize the use of resources in general through software and hardware innovation. At the same time, we have no control over the design or operation of the Web3 protocols that we host in our data centers. This is similar to a typical Web2 cloud business where the cloud company controls the hardware and the software underpinning the storage and compute physical infrastructure but does not control the software owned by the enterprise customer it hosts.

Business to Business (B2B)

We are planning to launch our B2B business and are allocating significant resources to this effort. Our B2B business intends to address the needs of enterprises attempting to leverage Web3, such as businesses with large archival needs that are seeking to leverage decentralized storage, metaverse businesses needing the compute for 3D and storage, and other such uses. Each B2B offering will be based on a protocol that addresses a specific use case. For example, Filecoin is a decentralized storage protocol that offers enterprises the ability to store their archival data. In 2023, we intend to primarily focus our B2B business on Filecoin, in which we expect to generate recurring revenues in fiat currency. We also intend to expand our B2B business to provide storage and compute infrastructure for staking as a service and node validation. Our B2B business will not include transactions in or the holding of digital assets on behalf of customers.

Business to Consumer (B2C)

Our B2C business intends to address the needs of consumers seeking to store their decentralized identity where they own the keys and therefore have full agency over their data. We expect to focus on the B2C market, with revenues received in fiat currencies, following our build out of our B2B business. Our B2C business will not include transactions in or the holding of digital assets on behalf of customers.

Growth Opportunity

We envision significant growth in our global, physical infrastructure as digital assets/Web3 are adopted more universally and as more and more developers, creators and entrepreneurs opt to launch their ventures on Web3 infrastructure. We also envision existing businesses and financial institutions transitioning to leverage Web3 infrastructure, products and services. As a United States. company listed on the Nasdaq, we aspire to become a trusted partner for developers, creators, consumers, businesses and financial institutions globally.

At the center of our growth strategy is our plan to significantly scale our storage and compute infrastructure globally. As of September 30, 2022, the TAM for the Web3 protocols we serve today was up to approximately $10B and our market share was less than 0.5%. We also intend to expand our United States and European sales and marketing teams to focus on helping Web2/SaaS businesses transition to Web3 and serving them within our hosted data centers. As of September 30, 2022, the TAM of Web2 cloud business was more than $2T, representing a massive growth opportunity as Web2 business transitions to Web3. Additionally, we intend to materially scale our investments in the Web3 ecosystem to help developers and creators accelerate launching and scaling new Web3 protocols, products and services. We believe that Web3 will touch every aspect of the global economy and usher groundbreaking use cases we cannot imagine today, driving a TAM greater than Web2.

Alongside this growth, we plan to expand our supporting functions for legal, regulatory, compliance, treasury, finance, and customer operations. We also plan to make significant investments in marketing programs intended to generate awareness and interest in us and our products and services. Additionally, we will continue to invest in developing new product capabilities designed to enhance the value of our services and increase our competitive position in the marketplace.

Acquisition Strategy

To support our global growth plans and leverage our extensive knowledge of the Web3 space and deep relationships within the industry, we expect to explore opportunities to acquire talent, intellectual property, customers, and revenue streams that can accelerate our growth, expand the suite of solutions we can provide our customers, and strengthen our competitive position in the marketplace.

Treasury Function

We have an active treasury function which manages our digital asset holdings, as well as our financing activities.

As a Web3 infrastructure provider, we receive native tokens from Web3 protocols that use their native digital token to reward developers, creators and infrastructure providers. See “—Blockchain Consensus Mechanisms” above. We have historically held digital assets that we do not otherwise sell to fund our operating expenses. On September 30, 2022, we held $1.6 million in digital assets, consisting of approximately $0 million in Bitcoin, $0.6 million in Ethereum and $0.1 million in Filecoin.

We determine whether to hold digital assets for a longer term or to convert digital assets to fiat currency based on the type of digital assets and our current funding needs. Since May 2022, we have sold new Ethereum and Ethereum Classic rewards we have earned on the day of receipt. We also have sold previously received Ethereum, Ethereum Classic or Bitcoin based on weekly-updated cash requirements. However, we do not sell Filecoin, which we use to collateralize file storage obligations. We have historically converted digital assets into fiat currency by selling such digital assets on certain digital asset trading venues that are registered as MSB’s, such as Kraken Bank, upon customary conversion terms of such trading venues, with a fee of 0.16% of the fiat value of the transaction incurred for each conversion.

We currently hold our long-term digital assets in our digital assets trading account at Kraken Bank, which receives our token rewards directly from the protocols once earned by us. We do not hold the keys for our digital assets trading account at Kraken Bank. The Kraken Bank terms of service do not permit Kraken Bank to loan, pledge or rehypothecate the digital assets that it holds on our behalf without our consent and we have not provided such consent, however, the Kraken Bank terms of service do not warrant that those assets held on our behalf are held free and clear of any security interest or other lien or encumbrance by Kraken Bank, its creditors or others. The Kraken Bank terms of service also do not obligate Kraken Bank to take specific security precautions in respect of trading accounts or to have insurance for the loss or theft of digital assets held in trading accounts. The Kraken Bank terms of service state that we bear all risk of loss of the digital assets held in our accounts. We do not carry insurance for the loss or theft of digital assets held in our digital assets trading accounts. In addition, the Kraken Bank terms of service with respect to our digital assets trading accounts do not limit the ability of Kraken Bank to halt or suspend withdrawals of digital assets in the case of a force majeure event or any other event that Kraken Bank determines would make provision of services commercially unreasonable. Our auditors are responsible for verifying the existence of the digital assets held in our Kraken Bank account as part of the annual audit process. We do not otherwise have audit or inspection rights. See “Risk Factors—Risks Related to Our Business and Industry—Digital assets that we hold may be subject to loss, theft, or restriction on access. Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital asset transactions are irrevocable and stolen or incorrectly transferred digital assets may be irretrievable. As a result, any incorrectly executed transactions in such digital assets could adversely affect an investment in us.” and “—Digital Assets, Equipment and Technology Related Risks—The loss or destruction of private keys required to access any digital assets held for our account may be irreversible. If we are unable to access our private keys or if we or any third-party holding private keys for accounts holding our digital assets experiences a hack or other data loss relating to our ability to access any digital assets, it could cause regulatory scrutiny, reputational harm, and other losses.”

In the future, we may hold portions of our long-term digital assets in our accounts at other digital asset trading venues from time to time. Such accounts are generally subject to less stringent regulatory supervision than custodians regulated as banks or trust companies and may be subject to more security and operational risks than assets held by regulated custodians. After the Closing, we intend to establish a custody account at one or more banks or trust companies to hold our long-term digital assets. See “Risk Factors—Risks Related to Our Business and Industry—Digital assets that we hold may be subject to loss, theft, or restriction on access. Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital asset transactions are irrevocable and stolen or incorrectly transferred digital assets may be irretrievable. As a result, any incorrectly executed transactions in such digital assets could adversely affect an investment in us.”

We may borrow certain digital assets, digital currencies and/or United States dollars from time to time to fund our operating and/or capital expenditures. These loans may be secured by a first priority lien on certain digital assets that we hold. See “Description of Certain Company Indebtedness—FIL Loan Agreements,” “—ETH Loan Agreements” and “—Digital Currency Loan Agreements” for a description of our digital asset-related loan instruments.

We also may invest our digital assets in certain DeFi protocols from time to time. We believe such investments enable us to gain an advanced understanding and stay up to date with new developments and innovations within the blockchain space. In 2021 and January 2022, we allocated a small portion of our capital to DeFi protocols in the amount of approximately BTC 9.53, USDC 53,617.46, ETH 21.17, TBTC 2.0 and WBTC 7.0. In November 2022, we liquidated our DeFi investment to focus our attention on our core business. Investment in DeFi protocols are subject to various risks. See “Risk Factors—Risks Related to the Company’s Financial Conditions—We may hold certain investments in DeFi protocols and may suffer losses if they do not function as expected.”

Our Team; Employees and Consultants

We are a remote-first company and, as a result, we believe we are able to attract and recruit the best talent located in any geography where we would have not traditionally sought or advertised for. As a direct result, we have hired talented individuals from many different backgrounds and made W3BCLOUD a more inclusive and diverse workplace. Our employees and consultants are generally subject matter experts in their respective areas and all have the ability to receive equity ownership in us through our stock option plan. None of our employees and consultants are represented by a labor union. We have not experienced any work stoppages and we believe that our employee and consultants relations are strong.

As of December 31, 2022, we had 19 full-time employees and consultants across the United States, United Arab Emirates, Ireland, Portugal, Hungary and Canada. We also had approximately 13 outsourced workers at our hosted data centers, accounting for approximately 40% of our workforce. These outsourced workers are primarily responsible for the maintenance and operation of our storage and compute infrastructure.

Marketing and Research and Development

We have developed and intend to continue to research and develop certain proprietary technologies for purposes of optimizing and enhancing our operations. For example, we are working with Web3 developers and AMD on optimizing new AMD architecture-based hardware for potential new protocols. Marketing has not been a significant component of our business and has been immaterial to our results of operations. However, such activities may become more significant in the future. Specifically, we intend to invest in improving our platform’s user experience for developers and sponsor developers’ conferences.

Intellectual Property

Our team develops a propriety software stack for each protocol we deploy to (1) run the protocol most efficiently on our optimized hardware and (2) monitor hundreds of thousands of hardware elements in real time to guarantee the highest quality of service for our customers and to optimize revenues for us. We intend to expand our technological and intellectual property as we grow our storage and compute infrastructure and expand our B2B and B2C sectors. The protection of our technology and intellectual property is an important aspect of our business. We rely upon a combination of trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into agreements with our employees and consultants that maintain confidentiality provisions to control access to, and invention or work product assignment provisions to clarify ownership of our proprietary information.

Data Center Facilities

We operate within seven hosted data center facilities in the United States. We also recently added a hosted data center in Germany and another hosted data center in Singapore. In the United States, we occupy one data center in Quincy, Washington provided by Zoomhash, two data centers in Quincy, Washington leased from H5 Data Centers – Quincy LLC, one data center in Entiat, Washington provided by Zoomhash, one data center in Garland, Texas provided by NTT Global Data Centers Americas, Inc. (“NTT”), one data center in Ashburn, Virginia provided by NTT, and one data center in Cincinnati, Ohio leased from 925 Lease, LLC. Our Germany and Singapore data centers are both provided by NTT. We are in the process of terminating our data center in Entiat, as we are looking to consolidate our data centers in the state of Washington. We are also in the process of terminating our data center in Garland, Texas, as power costs have made it uneconomical to operate there.

Our hosting agreements or leases for the data center facilities generally have a term ranging from two to four years, and the majority of these agreements or leases are automatically renewed unless terminated by either party. The hosted data center facility providers or landlords may generally terminate their hosting agreements or leases with us for payment defaults or material covenant breaches that remain uncured. The hosting agreements or leases may generally be terminated by us for certain covenant breaches, such as interruption of service due to continuous power outages. While each of our facilities, whether by the provider or by us, maintains reasonable and customary insurance, covering for example against data center facilities equipment loss due to fire, vandalism, and malicious mischief, our insurance coverage does not cover all possible occurrences which may interrupt services or damage equipment. In addition, all of our agreements with data center providers cap the liability of such providers to us.

Under the terms of our hosting arrangements, our hosting providers supply electric power and connectivity. During 2022, our pass-through cost of electricity per KwH ranged from $0.032 to $0.15, with our Washington State data center being the least costly. Our blended average cost of electricity per KwH was $0.065 in September 2022. We believe the geographic diversification of our data center locations provides us the flexibility to leverage on the favorable power prices in different states in order to maintain competitiveness in a dynamic market. In October 2022, clean energy accounted for 85% of the power available for use by our infrastructure.

Competitive Environment; Competition

The Web3 industry is in its early stages, is fast growing and constantly evolving requiring customized physical infrastructure to scale similar to the growth trajectory of Web2. We believe the Web3 market opportunity will expand at a rapid pace which will afford us the opportunity to capture market share. It also makes the sectors in which we currently operate, and may operate in the future, attractive to potential competitors with the requisite commercial and technical know-how.

There are a small number of Web2 infrastructure players underpinning today’s internet that have trillions of dollars in market capitalization and cater to a multi-trillion-dollar TAM built on mostly standardized physical infrastructure and an advertisement-based business model. We operate in a highly competitive industry in which the current Web2 incumbents have significant resources and operational reach which they can bring to bear if they choose to expand into Web3 in any meaningful way.

We see a substantial revenue opportunity in working closely with Web3 developers to develop the new physical infrastructure and business model standards needed for the new internet. Further, through our joint venture partner AMD, we have access to state-of-the-art semiconductor chips, R&D, customized compute systems and, potentially, customized semiconductor chips especially designed for Web3 workloads. Through our relationship with ConsenSys, we have access to optimized software and valuable protocol insights as we deploy our hardware to host multiple protocols. Our relationships with AMD and ConsenSys, which we consider a significant competitive advantage, may help us mitigate any competitive challenges that we may face.

We have significant experience identifying commercially promising Web3 protocols, building relationships with Web3 developers and communities, supporting Web3 developers and creators, optimizing hardware, developing custom hardware and purchasing hardware for Web3 uses, optimizing software and developing custom software for Web3 uses, leasing facilities to host hardware and software, accessing low-cost renewable power, developing Web3-related software/tools and efficiently managing a treasury that includes Web3 protocols’ tokens.

We compete with companies that focus on some or all of the same aspects of providing storage and compute infrastructure to Web3 protocols. In addition to competing for market share, we must compete for, among other things, identifying commercially promising Web3 protocols, building relationships with Web3 developers and communities, supporting Web3 developers and creators, optimizing hardware for Web3 uses, developing custom hardware, purchasing hardware, optimizing software for Web3 uses, developing custom software, leasing facilities to host hardware and software, accessing low-cost renewable power, developing Web3 related software/tools and efficiently managing a treasury that includes Web3 protocols’ tokens. If we are unable to effectively respond to these risks, our business, financial condition and results of operations could be materially and adversely affected.

Strategic Relationship

W3BCLOUD has a strategic relationship with AMD and ConsenSys. We believe our relationship with AMD provides us access to best-in-class semiconductor chips (CPUs, GPUs and FPGAs) as well as access to the expertise to optimize and customize our hardware. CPUs, GPUs and FPGAs can be used in a variety of Web3 workloads, including “Proof-of-Work” and “Proof-of-Stake,” node hosting, high performance computing workloads and video rendering / transcoding. The enhanced supply chain access provided by our relationship with AMD (described below) assists our goal of building an optimal hardware solution for onboarded protocols.

Our relationship with ConsenSys provides us access to optimized software and valuable protocol insights as we deploy our hardware to host multiple protocols.

The Company’s relationships with AMD and ConsenSys are governed by stockholder agreements that will terminate pursuant to their terms upon the consummation of the Business Combination. However, certain obligations of the Company, AMD and ConsenSys under these agreements will survive termination for certain specified durations as long as AMD and ConsenSys, respectively, hold shares of New W3BCLOUD common stock. For so long as AMD holds 50% of the shares held as of July 31, 2022, (i) the Company will use reasonable efforts to purchase AMD architecture to support Web3 cloud infrastructure and compute or storage infrastructure for blockchain mining applications and (ii) AMD will use commercially reasonable efforts to provide the Company with a reliable supply of its next-generation, most-efficient blockchain offerings and assist the Company in sourcing favorable pricing for memory, components and contract manufacturers. For so long as ConsenSys holds shares and for six months thereafter, (i) ConsenSys will not conduct significant cloud computing operations or otherwise compete with the Company in providing decentralized blockchain computing infrastructure and (ii) ConsenSys will continue to collaborate with the Company on hardware development and identifying business opportunities. For more information on the stockholders agreements between the Company, AMD, and ConsenSys, see “Certain Relationships and Related Party Transactions – Company Related Party Transactions – Agreements with Stockholders.”

The Company also entered into a loan note instrument with AMD under which the Company issued a series of unsecured convertible loan notes to AMD in an aggregate principal amount of $2.7 million from March 2020 to December 2020. See “Description of Certain Company Indebtedness—Loan Note Instruments—AMD Notes.”

In addition, the Company entered into agreements with certain related parties of ConsenSys for loans denominated in ETH and FIL. On October 14, 2020 and March 16, 2021, the Company entered into loan agreements with Joseph Lubin as lender for term loans in the amounts of ETH 10,000 and ETH 20,000 respectively for general corporate purposes. See “Description of Certain Company Indebtedness—ETH Loan Agreements.” On August 10, 2021, the Company entered into a loan agreement with ConsenSys Software Inc. as lender for a term loan in the amount of up to FIL 200,000 for general corporate purposes. See “Description of Certain Company Indebtedness—FIL Loan Agreement.

Web3 Overview

The new internet, or Web3, encompasses an ecosystem of decentralized blockchain-based protocols, applications and networks collectively owned and operated by a global community of participants, aligned through incentives and economic mechanisms based on the protocols’ crypto tokens.

Web3 leverages blockchains, smart contracts, and tokens (both non-fungible and fungible) with the intention to return power and control back to builders, creators and users in the form of ownership. Web3 stakeholders own their data, identity, and creations as well as financial stakes in protocols via tokenized ownership. Network participants are incentivized, aligned, and rewarded for maintaining and developing Web3’s core infrastructure through their ownership.

Web3 enables new coordination mechanisms that restructure business and social models across every industry to accrue value to network participants, making the internet of Web3 attractive to developers, creators, entrepreneurs and users.

Differentiation from Web2 and Continuation of Evolution of the Internet

We believe Web3 is the next major paradigm shift in computing, following prior step-function changes in computational ubiquity with the advent of mainframe computing, PCs, the internet, and mobile device adoption. As a global information sharing medium, the internet evolved from static websites built on open protocols (“read-only”) to dynamic websites built on API’s (“read/write”). This process has increased the openness and interconnectedness of information exchange.

Web3 adds another transformational axis to the evolution of the internet: the exchange, storage, and tokenization of value. It is an open, decentralized internet that offers a medium for value exchange as a default feature (“read/write/own”).

•	Web1: read

•	Web2: read/write

•	Web3: read/write/own

Whereas Web1 consisted of open protocols, Web2 consisted of a small number of internet companies that built proprietary and centralized platforms. Centralization enabled these companies to scale and onboard billions of users to their platforms mostly for free and to accrue most of the value for themselves.

Web3 is a movement to redistribute control and ownership over the Internet from corporations to communities. Through blockchains, smart contracts, and tokens (both non-fungible and fungible), Web3 intends to give ownership, control and power back to participants in Web3. This collection of technologies restructures the Internet so value may accrue to the community rather than a small number of companies. Web3 also enables a trust layer for peer-to-peer interactions and enables community owned networks to operate without intermediaries.

Web3 includes defining properties that make it a new, better version of the Internet.

Value exchange: Web3 is fundamentally built upon the exchange of value, often baking the purchase of computational power into blockchains themselves. Because it is built on open standards and robust networks, individuals and organizations are free to transact globally with low cost, verifiable finality, and no counterparty or intermediary risk.

Value storage: Web3 is built on immutable ledgers agreed upon through decentralized consensus, securing digital value outside of the control of centralized entities and nation-states. Value is programmable via the use of smart contracts–software code that can execute deterministically based on sets of pre-programmed conditions, removing the necessity for costly and unreliable intermediaries and custodians.

Value capture: Web3 encourages the co-creation and mutual enforcement of blockchain security possible via tokenomic incentives. Network stakeholders are incentivized by tokenized value sharing to maintain open software, infrastructure and standards.

Growth of Web3 to Date

When we were founded in 2018, Ethereum had just launched and Bitcoin had a market capitalization of $64 billion (as of December 31, 2018) and had existed for 10 years. Since then, the Web3 broad adoption that we envisioned has come to fruition. As of August 2022, there were over 320 million holders of cryptocurrency worldwide, with $83 billion in daily volume across a vast array of Web3 networks. The market capitalization of all crypto assets worldwide has surpassed $945 billion, and the global DeFi ecosystem encompasses over $18 billion in total assets as of August 2022.

Beyond raw growth in value committed to blockchain networks, Web3 has expanded its scope beyond financial applications. The rise of blockchains over the last decade was originally driven by the adoption of Bitcoin and other monetary cryptocurrencies as digital replacements for fiat instruments. However, the rise of a programmable trust layer has convinced participants that blockchains have a far larger role to play in transforming nearly every industry. Web3 has shown promise in transforming verticals from banking and financial services to internet services like data storage and distributed compute to music publishing, privacy, identity and gaming. Financial use-cases alone represent nearly a quadrillion-dollar market, with $554.8 trillion in annual trading volume for the year ended December 31, 2021 in US equities and debt alone, and $678.5 trillion dollars of global derivatives outstanding as of December 31, 2021. We envision a large-scale transformation of Web2 companies into Web3-enabled players as part of this trend, with Web2 companies enabling their users to access Web3 assets and integrations.

Need for Infrastructure to Serve Web3—The Opportunity for W3BCLOUD

Our founders have been watching the acceleration of digital assets into broad adoption for the better part of the last decade. While Bitcoin was the original cryptocurrency, the advent of Ethereum convinced us that we were on the precipice of a new internet built on the premise of programmable and decentralized trust layer. We recognized that this new internet would require new stakeholders and actors analogous to, but completely different from, Web2 service providers.

We envisioned a new kind of institutional infrastructure provider uniquely suited to the needs of the new internet. Web3 demands organizations that natively understand the fundamentally differentiated nature of Web3, while offering the excellence in execution that can only be afforded by experienced operators. In order to fulfill its promise, Web3 physical infrastructure has to evolve beyond the domain of early-adopter hobbyists and into the realm of global-scale services companies ensuring that participating in the internet of value will be seamless, reliable, and cost-effective. This is the void that we believe we address.

We believe that W3BCLOUD will become a vehicle for investors to gain exposure to the entire Web3 industry, a trusted gateway for the enterprise to access Web3 products and services and developers’ platform dedicated to helping innovators across the globe bring their Web3 ideas to life.

Digital Asset Market Developments; Bankruptcies

We provide storage and compute physical infrastructure for Web3 protocols and do not act as an issuer, broker, dealer, exchange or custodian of any digital assets. Short-term digital asset price volatility impacts our revenues dominated in digital assets (B2P) but does not impact revenues denominated in fiat (B2B). As a result, we believe the fiat-dominated revenues (B2B) we receive will reduce the impact of crypto asset price volatility on our revenues. If digital asset prices remain low over the long term, Web3 protocols typically increase their digital asset rewards to compensate for lower digital asset prices.

Recent bankruptcies and financial distress among digital asset market participants have caused widespread disruption in those markets. For example, in the first half of 2022, each of Celsius Network LLC, Voyager Digital Ltd. and Three Arrows Capital Ltd. Declared bankruptcy, and in the second half of 2022, Core Scientific, Inc. and BlockFi filed for bankruptcy, resulting in a loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. Specifically, in November 2022, FTX, the third largest digital asset exchange by volume at the time, halted customer withdrawals and shortly thereafter, FTX and its subsidiaries filed for bankruptcy. As a result of these events, the digital asset markets have experienced extreme price volatility and several other entities in the digital asset industry have been, and may continue to be, negatively affected, further undermining confidence in the digital asset markets. These events have also negatively impacted the liquidity of the digital asset markets as certain entities affiliated with FTX engaged in significant trading activity. If the liquidity of the digital asset markets continues to be negatively impacted by these events, digital asset prices may continue to experience significant volatility and confidence in the digital asset markets may be further undermined.

As of the date of this proxy statement, the bankruptcies of participants in the digital asset markets, including BlockFi, and the downstream effects of those bankruptcies have not materially impacted and we are not aware of any events that are expected to materially impact the business or financial condition of our company or our counterparties. We are compensated in digital assets for the compute and infrastructure services we provide to protocols (B2P) but do not have material assets that may not be recovered or that may otherwise be lost or misappropriated due to the recent bankruptcy events discussed above. During the months of May and June 2022, we fully repaid all BlockFi loans, received all Ethereum tokens previously delivered as collateral in return and moved all digital assets holdings to Kraken Bank. As a result, we currently do not have any outstanding borrowings collateralized by digital assets. In addition, in November 2022, we liquidated all of our DeFi investment to focus our attention on our core business.

However, the recent events that have led to digital asset market distress are continuing to develop and it is not possible to predict at this time all of the risks that they may pose to us, our counterparties or on the digital asset industry as a whole. In particular, there can be no assurance that other digital asset market participants, including our custodian such as Kraken Bank, will not ultimately be affected by recent market distress. See “Risk Factors—Risks Related to Our Business and Industry—Digital assets that we hold may be subject to loss, theft, or restriction on access. Ethereum Classic, Filecoin, Pocket, Zilliqa Proof-of-Work and other digital asset transactions are irrevocable and stolen or incorrectly transferred digital assets may be irretrievable. As a result, any incorrectly executed transactions in such digital assets could adversely affect an investment in us.”

Environmental, Health and Safety Matters

Our operations and properties are subject to extensive laws and regulations governing occupational health and safety, the discharge of pollutants into the environment or otherwise relating to health, safety and environmental protection requirements in the United States and every other country and locality in which we may operate. These laws and regulations may impose numerous obligations that are applicable to our operations, including acquisition of a permit or other approval before conducting construction or regulated activities; restrictions on the types, quantities and concentration of materials that can be released into the environment; limitation or prohibition of construction and operating activities in environmentally sensitive areas, such as wetlands; imposing specific health and safety standards addressing worker protection; and imposition of significant liabilities for pollution resulting from our operations, including investigation, remedial and clean-up costs. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could have a material adverse effect on our financial position, results of operations and cash flows. Certain environmental laws may impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released into the environment, even under circumstances where the hazardous substances were released by prior owners or operators or the activities conducted and from which a release emanated complied with applicable law. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by noise or the release of hazardous substances into the environment.

Concerns have been raised about the electricity required to secure and maintain digital asset networks. Although measuring the electricity consumed by this process is difficult because these operations are performed by various machines with varying levels of efficiency, the process consumes a significant amount of power.

Further, in addition to the direct power costs of performing these calculations, there are indirect costs that impact a digital asset network’s total power consumption, including the costs of cooling the machines that perform these calculations. Due to these concerns around power consumption, particularly as such concerns relate to public utilities companies, various jurisdictions (including certain cities) have implemented, or are considering implementing, moratoriums on digital asset mining in their jurisdictions. A significant reduction in digital assets activity as a result of such actions could adversely affect network security by making it easier for a malicious actor or botnet to manipulate digital asset prices, which may in turn adversely affect our ability to provide storage and compute infrastructure services and could have a negative impact on our results of operations.

We believe our operations are in material compliance with existing environmental, health and safety laws and regulations and that our compliance with such regulations will not have a material adverse effect on our financial position, results of operations and cash flows. However, environmental and safety laws and regulations are subject to change. The trend in environmental regulation has been to place more restrictions and limitations on activities that may be perceived to impact the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation. New or revised regulations that result in increased compliance costs or additional operating restrictions could have a material adverse effect on our financial position, results of operations and cash flows.

Regulation

The laws and regulations applicable to digital assets are evolving and subject to interpretation and change. Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as in the United States, digital assets are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. As digital assets have grown in both popularity and market value, the United States Congress and a number of United States federal and state agencies, including FinCEN, the SEC, the CTFC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, OFAC, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of networks that issue digital assets, digital asset users and digital asset trading and lending platforms, with particular focus on ensuring that investors are protected through disclosure and registration requirements, as well as on the extent to which digital assets can be used to further fraudulent schemes, launder the proceeds of illegal activities or fund criminal or terrorist enterprises or evade economic, financial or trade sanctions, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies as well as regulatory bodies in other countries have issued rules or guidance about the treatment of digital asset transactions or requirements for businesses engaged in activities related to digital assets. Depending on the regulatory characterization of the digital assets we accumulate, the markets for those digital assets in general, and our activities in particular, we may be subject to one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, perhaps to a materially adverse extent, the nature of digital asset markets and our digital asset operations. Additionally, United States state and federal, and foreign regulators and legislatures have taken action against digital asset businesses or enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital asset activity. There is also increasing attention being paid by United States federal and state energy regulatory authorities as the total load of crypto-mining grows and potentially alters the supply and dispatch functionality of the wholesale energy grid and retail distribution systems. Many state legislative bodies are also actively reviewing the impact of crypto-mining in their respective states.

We are unable to predict the effect that any future regulatory change, or any overlapping or unclear regulations, may have on us, but such change, overlap or lack of clarity could be substantial and make it difficult for us to operate our business or materially impact the market for digital assets that we accumulate or may accumulate in the future. FinCEN has issued guidance stating its position that it does not differentiate between fiat currency (which FinCEN calls “real currency”) and digital assets that are convertible into fiat currency or other forms of convertible virtual currencies (which FinCEN calls “virtual currency”) for purposes of determining whether a person or entity is engaging in “money transmission services.” FinCEN’s position with respect to “value that substitutes for currency” was codified in the Anti-Money Laundering Act of 2020, which was enacted on January 1, 2021 as part of the National Defense Authorization Act for Fiscal Year 2021. Persons and entities engaging in virtual currency activities that amount to “money transmission services,” or otherwise cause them to be deemed an MSB under FinCEN’s regulations, must register as an MSB, implement an “effective” anti-money laundering program and comply with FinCEN’s reporting and recordkeeping requirements.

In May 2019, FinCEN issued guidance relating to how the BSA and its implementing regulations relating to MSBs apply to certain businesses that transact in convertible virtual currencies. Although the guidance generally indicates that certain mining and mining pool operations will not be treated as money transmission, the guidance also addresses when certain activities, including certain services offered in connection with operating mining pools such as hosting convertible virtual currency wallets on behalf of pool members or purchasers of computer mining power, may be subject to regulation. Although we believe that our Web3 storage and compute infrastructure business does not presently trigger FinCEN registration requirements under the BSA, if our activities cause us to be deemed a “money transmitter,” MSB or equivalent designation, under federal law, we may be required to register at the federal level and comply with laws that may include the implementation of anti-money laundering programs, reporting and recordkeeping regimes, and other operational requirements. In such an event, to the extent we decide to proceed with some or all of our operations, the required registration and regulatory compliance steps may result in extraordinary, non-recurring expenses to us, as well as ongoing recurring compliance costs, possibly affecting operating results or financial condition in a material and adverse manner. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could have a material adverse effect on our financial position, results of operations and cash flows.

United States regulators have consistently noted that a digital asset may be both a security and a commodity. A digital asset that falls within the definition of a “commodity” under the United States Commodities Exchange Act of 1936, as amended (the “CEA”), would be subject to regulatory oversight by the CFTC in addition to any oversight and regulation by other regulators such as the SEC. To date, the CFTC’s jurisdiction in the digital asset space has been to enforce the antifraud and anti-manipulation provisions of the CEA, reflecting the CFTC’s jurisdiction for physical commodities, though, as noted, the law in this space is evolving. Accordingly, under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot cryptocurrency markets in which we may transact. More broadly, the CFTC’s regulations, oversight, and enforcement authority apply with respect to futures, swaps, other derivative products, and certain retail leveraged commodity transactions involving digital assets, including the markets on which these products trade. In addition to CFTC, the National Futures Association (“NFA”) is the self-regulatory agency for the United States futures industry, and as such has jurisdiction over futures contracts and certain other derivatives associated with digital assets that are commodities. However, the NFA does not have regulatory oversight authority for the cash or spot market for digital asset trading or transactions.

The SEC has taken the position that many digital assets may be securities under United States federal securities laws. Some senior members of the staff of the SEC have expressed the view that BTC is not a security under United States federal securities laws, and a previous Director of Corporation Finance has expressed the view that offers and sales of Ethereum (in its current form) are not securities transactions. However, such statements were not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital asset. In addition, views of regulators can change over time in light of market or other developments. For example, shortly after “the Merge”, Gary Gensler, Chairman of the SEC, stated that staking may be an indicia that, under applicable United States law, a digital asset is a security because it may demonstrate that investors expect to earn a return from the work of third parties. The SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given digital asset is a security in April 2019, however this framework is not a rule, regulation or statement of the SEC and is similarly not binding on the SEC. In addition, more recent enforcement actions by the SEC and statements by the current SEC Chairman have all pointed to the SEC being more assertive in asserting jurisdiction over digital asset markets and participants, but the SEC has not provided additional guidance or clarification to help markets and participants determine if a particular digital asset is a security, creating greater uncertainty about interplay between digital asset and United States securities regulations as well as compliance with such regulations.

In addition to the SEC, United States state securities regulators and several foreign governments have also issued warnings that certain digital assets may be classified as securities in their jurisdictions, and that transactions in such digital assets may be subject to applicable securities regulations. Furthermore, certain state securities regulators have taken the position that certain digital asset mining operations may involve the offer of securities. For example, the Texas State Securities Board has taken enforcement action against the operator of a cloud mining company, whereby customers could purchase hash rate managed by the cloud mining company in exchange for a share of the mining reward, for offering unregistered securities.

We currently provide storage and compute infrastructure for Web3 protocols. We do not act as an issuer, broker, dealer, exchange or custodian of any digital assets. We receive compensation from protocols in digital assets format in exchange for the compute and storage infrastructure services that we provide (B2P).

We are developing the process for analyzing whether a digital asset that we receive from a Web3 protocol may be deemed a “security,” and we expect to finish the development of such process prior to Closing. We expect the process will include seeking the advice of outside counsel to conduct a securities law analysis with respect to each such digital asset, which will be performed in close consultation with our subject matter experts from functional areas. We expect outside counsel’s analysis will include research, review and analysis of the current federal securities laws and regulations regarding digital assets, including judicial interpretations and administrative guidance, available information and facts relating to a digital asset and our technical understanding of digital asset technologies.

Once the process is developed, we intend to first conduct the analysis with respect to the digital assets that we have received for the storage and compute infrastructure services we provide to protocols (i.e., Ethereum Classic and Filecoin) and then to conduct the analysis with respect to each additional digital asset we will receive before we provide storage or compute infrastructure for a new protocol in the future. We expect our assessment process to continuously evolve to take into account case law, facts and developments in technology as well as the digital asset industry in general. If we were to conclude that certain digital assets were “securities” for purposes of the federal securities laws, we either would not provide storage and compute infrastructure for that digital asset or would only provide such services if we determined that we could do so in a form and manner that complies with the federal securities laws.

Specifically, Ethereum’s recently completed transition from a Proof-of-Work consensus mechanism to a Proof-of-Stake consensus mechanism may increase the likelihood of Ethereum being deemed a “security” under federal securities laws, as suggested by public statements of the Chairman of the SEC after “the Merge.” While such statements were not official policy statements by the SEC, the SEC’s views in this area have evolved over time, and it is difficult to predict the direction or timing of any continuing evolution. While we currently do not provide compute and storage infrastructure for Ethereum Proof-of-Stake, if we were to conclude that Ethereum Proof-of-Stake or any other Proof-of-Stake protocols were “securities,” we would either not provide storage and compute infrastructure for that protocol or provide such storage and compute infrastructure in a form and manner that we determined complies with the federal securities laws.

We recognize that the application of securities laws to the specific facts and circumstances of digital assets may be complex and subject to change, and that the processes employed for determining whether particular digital assets are “securities” within the meaning of federal securities laws are risk-based assessments and are not a legal standard or binding on the SEC, other regulators or the courts. If our compliance procedures and legal reviews prove to be incorrect, we may be subject to prohibitive SEC penalties and/or private lawsuit defense costs and adverse rulings. See “Risk Factors—Risks Related to Government Regulation—If a digital asset is deemed to be a “security” or a “regulated financial instrument” in any relevant jurisdiction, that may have an adverse impact on the transferability of and market demand for the digital asset, may expose us to regulatory scrutiny, investigations, fines and requirements, including registration and licensure, which may adversely affect our business, financial condition and results of operations.” As of the date of this proxy statement, we have not analyzed whether the digital assets we receive are securities and have not finalized a process for making this determination. Prior to “the Merge,” Ethereum was the only digital asset that we received from a Web3 protocol. Since “the Merge,” the digital assets we have received are Ethereum Classic and Filecoin.

At the state financial level, regulators such as the New York State Department of Financial Services (“NYDFS”), have also implemented licensure regimes, or repurposed pre-existing fiat money transmission licensure regimes, for the supervision, examination and regulation companies that engage in certain digital asset activities. The NYDFS, for example, requires that businesses apply for and receive a license, known as the “BitLicense,” to participate in a “virtual currency business activity” in New York or with New York customers, and prohibits any person or entity involved in such activity from conducting activities without a license. Louisiana also has enacted a licensure regime for companies engaging in a “virtual currency business activity,” and other states are considering proposed laws to establish licensure regimes for certain digital asset businesses as well. Some state legislatures have amended their money transmitter statutes to require businesses engaging in certain digital asset activities to seek licensure as a money transmitter, and some state financial regulators have issued guidance applying existing money transmitter licensure requirements to certain digital asset businesses. The Conference of State Bank Supervisors also has proposed a model statute for state-level digital asset regulation. Although we believe that our storage and compute infrastructure services do not presently trigger these state licensing requirements in any state in which we operate or plan to operate, if our activities cause us to be deemed a “money transmitter,” MSB or equivalent designation under the law of any state in which we operate or plan to operate, we may be required to seek a license or register at the state level and comply with laws that may include the implementation of anti-money laundering programs, reporting and recordkeeping regimes, consumer protective safeguards, and other operational requirements. In such an event, to the extent we decide to proceed with some or all of our operations, the required registrations, licensure and regulatory compliance steps may result in extraordinary, non-recurring expenses to us, as well as ongoing recurring compliance costs, possibly affecting our net income in a material and adverse manner. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could have a material adverse effect on our financial position, results of operations and cash flows. Moreover, to the extent that regulatory uncertainty related to securities, commodities, licensure, financial services, and other laws increase the negative impact or compliance and regulatory burdens on other participants in the digital asset markets such as banks, financial institutions, exchanges, etc., the popularity and value of digital asset may be negatively impacted and could have a material adverse effect on our financial position, results of operations and cash flows.

Examples of overlapping, unclear and evolving regulatory requirements outside the United States include the following:

In Europe, at a European Union level and in a number of European Union member states (as well as the United Kingdom), other than in respect of anti-money laundering (as discussed below), digital assets taking the form of assets designed for the exchange of value (such as Ethereum) generally remain outside of the financial services regulatory perimeter. Nonetheless, the regulatory treatment of any particular digital asset is highly fact specific, and the regulatory environment of digital asset activities generally is changing at a rapid pace. For example, from January 10, 2021, firms carrying out certain digital asset activities in the United Kingdom (including recognized digital asset exchanges, investment managers, advisers, and professionals) that have a market product or presence in the United Kingdom, or that provide services to United Kingdom-resident clients must register with the FCA (in its capacity as the anti-money laundering and counter terrorist financing supervisor for digital asset firms). Furthermore, the United Kingdom Financial Services and Markets Bill proposes legislation to provide for the delegation of rule-making power to HM Treasury to introduce regulations governing payments that include digital settlement assets, recognized payment systems that include arrangements using digital settlement assets, recognized digital settlement asset service providers, and service providers connected with the forgoing. At present, however, digital asset mining activities are not subject to any express regulatory requirements with any United Kingdom financial services regulator.

Multiple regulators have highlighted the need for more stringent regulatory scrutiny for all types of digital assets and have taken legislative action directed at certain digital assets. In general, where regulatory action has been taken in Europe, it has typically been in response to concerns arising in relation to anti-money laundering (AML) and consumer protection. In particular, concern regarding the environmental impact of digital asset mining activities is particularly relevant due to the focus of European Union institutions on sustainable finance and sustainability generally, including as outlined in the European Commission’s Sustainable Finance Action Plan.

Under the European Union’s Fifth Money Laundering Directive (MLD5), custodian wallet providers and providers engaged in exchange services between cryptoassets (otherwise known as virtual currencies, virtual assets, cryptocurrencies or digital currencies) and fiat currencies are subject to registration with the relevant supervisory authority in their jurisdiction and must comply with day-to-day AML and counterterrorism financing measures, including client due diligence obligations. Certain European Union member states have implemented further measures in addition to the requirements of MLD5 including (i) an order introduced by several French ministries in December 2020, which aims to ban anonymous crypto accounts and regulate crypto-related transactions in light of concerns for terrorism financing and money laundering; and (ii) strengthened anti-money laundering protections introduced by the Dutch regulator in November 2020, which were perceived to be addressing privacy coins as the protections imposed client information and verification requirements. The European Union’s Fifth Money Laundering Directive was incorporated into United Kingdom law (subject to certain amendments including the broadening of the definition of ‘cryptoasset exchange provider’ to include crypto-to-crypto exchanges in addition to crypto-to-fiat exchanges) by way of amendment to the MLRs and its requirements apply to in-scope firms that conduct business in the United Kingdom. However, taking account of relevant guidance as to the scope of the United Kingdom’s AML regime published by the United Kingdom Joint Money Laundering Steering Group (“JMLSG”), we do not believe that the activities in which we currently engage fall within scope of the United Kingdom’s anti-money laundering regime as either a custodian wallet provider or a cryptoasset exchange provider.

From an investor protection perspective, in January 2021 the FCA imposed a ban on the sale of crypto-derivatives and exchange traded notes to retail investors in light of concerns for investor harm, criminal activity and value fluctuations, following a number of warnings to consumers about the risks of investing in digital assets. In March 2021, the European Supervisory Authorities reissued earlier warnings reminding users of digital assets the need to be alert to their “high risks,” “including the possibility of losing all their money.”

In regards to the classification of mining, the JMLSG in its guidance published in July 2020 noted that, while mining “does not as such fall within the definition of a cryptoasset some mining may be deemed to constitute exchanges, such as when they are conducted through cloud mining or initial coin offerings.” Guidance issued by the JMLSG, whilst not law, is taken into account in determining whether a firm has complied with the MLRs. We do not currently conduct cloud mining and therefore we do not believe that our activities would come into conflict with the statements of the JMLSG.

Further, the United Kingdom Law Commission published an Interim Update on November 24, 2021, wherein it was considered whether it would be most appropriate for the law of England and Wales to recognize that certain digital assets, including cryptoassets that we hold, could fall within a new “third category” of personal property that is neither a thing in action or a thing in possession. We cannot determine how a change of property categorization of cryptoassets under English law may affect our business, including recognition and protection of cryptoassets that we hold.

Digital assets remain a key focus for European regulators and future measures could be introduced that have an impact on firms engaging in crypto-asset related businesses. In September 2020, the European Commission proposed the “Markets in Crypto-Assets Regulation” (“MiCA”), which creates a harmonised legal framework for crypto-asset related activities across the European Union. The final draft text of MiCA was published in September 2022, and the Council of the European Union announced its intention to approve the legislation in October 2022. The European Parliament is expected to cast a final vote on MiCA in 2023 and, if approved, MiCA’s provisions will take effect no earlier than mid-2024.

Once enacted, MiCA will bring substantially all crypto-assets within the European Union regulatory perimeter. MiCA will impose requirements on issuers and offerors of crypto-assets (including stablecoins, fungible tokens and all crypto-assets which can potentially have a financial use) and a licensing regime for the providers of the following crypto-asset related services: (i) the custody and administration of crypto-assets on behalf of third parties; (ii) the operation of a trading platform for crypto-assets; (iii) the exchange of crypto-assets for funds; (iv) the exchange of crypto-assets for other crypto-assets; (v) the execution of orders for crypto-assets on behalf of third parties; (vi) placing of crypto-assets; (vii) providing transfer services for crypto-assets on behalf of third parties; (viii) the reception and transmission of orders for crypto-assets on behalf of third parties; (ix) providing advice on crypto-assets; and (x) providing portfolio management on crypto-assets. The MiCA regime subjects providers of such crypto-asset services to several regulatory measures, including in relation to prudential requirements, safekeeping standards, governance arrangements and environmental disclosures, among other requirements. MiCA is not expected to apply to such providers of crypto-asset services when these services are provided in a fully decentralised manner.

In addition, as part of its Digital Finance Strategy, the European Union is developing other regulations which, alongside MiCA, might be relevant to businesses engaging with crypto-assets. In November 2022, the European Parliament adopted a regulation on the digital operational resilience for the financial sector (DORA), which requires financial institutions (including crypto-asset service providers once MiCA is in effect) to implement robust information and communications technology systems. Furthermore, a proposal for a regulation on information on payers and beneficiaries relating to transfers of funds, which will apply on the transfer and exchange of crypto-assets, is also reaching the end of its legislative process, and is expected to be enacted in the course of 2023.

The Financial Action Task Force (“FATF”), an independent inter-governmental standard-setting body of which the United States, the UK, Ireland and the European Commission are members, develops and promotes policies to protect the global financial system against money laundering, terrorist financing and the financing of proliferation of weapons of mass destruction. The FATF generally refers to digital asset as a form of “virtual currency,” a digital representation of value that does not have legal tender status. FATF has become increasingly active in publishing and amending standards applicable to virtual currency. While FATF standards do not have the force of law, they are frequently implemented by FATF member states through their respective national laws. On October 28, 2021, the FATF updated its guidance on the risk-based approach to virtual assets and virtual asset service providers. The revised document reflects input from responses to the March 2021 consultation on updating the guidance. The FATF guidance does not currently address crypto mining activities.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims that arise in the ordinary course of business. We are not currently subject to any material pending legal proceedings or claims.

MANAGEMENT OF THE COMPANY

The Company’s pre-Closing directors and executive officers, their positions and their ages as of the date of this proxy statement are set forth below:

Name	Age	Position
Sami Issa	54	Chief Executive Officer; Director
Wael Aburida	55	Chief Financial Officer; Director
Balázs Tóth	45	Treasurer
Andrew Feldman	64	Secretary
Joseph Lubin	58	Director
Jeremy Millar	47	Director

Sami Issa. Mr. Issa has served as Chief Executive Officer of W3BCLOUD since cofounding the company in June 2018. Prior to cofounding W3BCLOUD, Mr. Issa served in executive roles at International Business Machines Corporation and Mubadala Development Company, an investment firm. Prior to Mubadala Development Company, Mr. Issa spent over fifteen (15) years in the semiconductor industry with Intel Corporation, Broadcom Inc., Texas Instruments Incorporated and National Semiconductor. Mr. Issa holds thirty (30) patents. Mr. Issa holds a Master of Science in Electrical Engineering, with a focus on semiconductor device physics, from Arizona State University and a Bachelor of Science in Electrical Engineering, with a focus on electronics, from Cairo University.

Wael Aburida. Mr. Aburida has served as Chief Financial Officer and Chief Investment Officer of W3BCLOUD since cofounding the company in June 2018. Prior to cofounding W3BCLOUD, Mr. Aburida was Chief Investment Officer for the Middle East, North Africa & Turkey for PineBridge Investments where he led the private equity and real estate investment teams. Prior to PineBridge, Mr. Aburida held executive investment roles at Waha Capital, a publicly traded diversified investment company, and Intel Corporation, a publicly traded global technology company. Mr. Aburida has over twenty (20) years of experience in finance, private equity, M&A, and board-level leadership experience across companies and investment funds in North America, Europe, Africa and Asia. Mr. Aburida holds a Master of Business Administration from the Kellogg School of Management at Northwestern University and a Bachelor of Arts in Business from Lake Forest College.

Balázs Tóth. Mr. Tóth is one of the cofounders of W3BCLOUD and has served as Director, Strategic Finance since November 2018. Prior to W3BCLOUD, from January 2017 to November 2018, Mr. Tóth was Senior Advisor and Finance Manager at R&M Consultancy Ltd in Hungary. From January 2015 to December 2016, Mr. Tóth was Manager, Strategic Finance at Injazat Data System in the United Arab Emirates. Mr. Tóth has over 22 years of experience in corporate finance and business development across companies in North America, Europe and the Middle East. Mr. Tóth holds a Master of Business Administration from Manchester Business School and a Master of Science in Finance from University of Pécs.

Andrew Feldman. Mr. Feldman has served as Secretary of W3BCLOUD since July 2022 and has been Director, Legal of the Company since November 2021. Prior to W3BCLOUD, from January 2020 to October 2021, Mr. Feldman was managing member of his own consultancy and a corporate lawyer in private practice. From November 2014 to June 2019, Mr. Feldman was Chief Legal Officer of BroadRiver Asset Management, L.P. Mr. Feldman previously was a commodity fund chief operating officer, a hedge fund general counsel and an attorney with Citigroup Inc., Paul, Weiss, Rifkind, Wharton & Garrison and the SEC. Mr. Feldman holds a Juris Doctor from the University of North Carolina School of Law and a Bachelor of Arts from Cornell University. Mr. Feldman was a Fulbright Professional Research Fellow.

Joseph Lubin. Mr. Lubin has served as a Director of W3BCLOUD since its inception in June 2018. Mr. Lubin is a co-creator of the Ethereum network and the founder of ConsenSys. Mr. Lubin has been the CEO of ConsenSys since its founding in 2014 and the CEO of ConsenSys Software Inc. since it was spun-out of

ConsenSys in 2020. Since 2014 Mr. Lubin and the ConsenSys team have been working on the foundational software for Web3, the next evolution of the internet for a decentralized future. Mr. Lubin serves on the boards of directors of ConsenSys, ConsenSys Software Inc. and numerous other privately held companies in the crypto industry. Mr. Lubin graduated from Princeton University with a Bachelor of Science in Electrical Engineering and Computer Science.

Jeremy Millar. Mr. Millar has served as a Director of W3BCLOUD since its inception in June 2018. Mr. Millar is Chief Development Officer of ConsenSys Software Inc., where he is responsible for overseeing mergers and acquisitions, fundraising and business development. ConsenSys Software Inc., which was spun out of ConsenSys in 2020, is building the foundational software for Web3 and houses projects such as Metamask, Infura, Quorum and Truffle. Mr. Millar has held various roles at ConsenSys and ConsenSys Software Inc. since 2016. Prior to ConsenSys, Mr. Millar was employed by Magister Advisors, Goldman Sachs and Oracle. Mr. Millar holds an MBA from the University of Oxford and a Bachelor of Science in Computer Science and Economics from King’s College.

W3BCLOUD MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “W3BCLOUD Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “us,” “our” or “we” refer to W3BCLOUD Holdings Inc. and its subsidiaries.

Overview

Founded in 2018, W3BCLOUD’s mission is to accelerate the shift from Web2 to Web3. Web3 is a decentralized blockchain-based network as compared to the internet we know today, popularly called Web2, that is characterized by centralized platforms and intermediaries.

W3BCLOUD provides customized enterprise-grade storage and compute infrastructure to power Web3. We operate a network of datacenters providing storage and compute infrastructure for several of the leading Web3 protocols, which result in digital asset rewards. As a joint venture with ConsenSys, a leading blockchain technology company, and Advanced Micro Devices (AMD), a leader in high-performance compute semiconductor chips, we aim to enable innovative developers to build and scale disruptive new blockchain-based services.

W3BCLOUD aspires to be the leading storage and compute infrastructure provider for a broad range of Web3 protocols. Our goal is to provide the “picks and shovels” for all the leading protocols in need of compute and storage infrastructure. We are protocol agnostic and carefully analyze and select Web3 protocols to support. Our passion is to support innovative Web3 developers and to offer our investors the opportunity to participate in the explosive growth that we expect across the Web3 segment. Our support of the blockchain ecosystem means that we not only provide storage and compute infrastructure to Web3 protocols, which in turn earns us the native protocol’s tokens, but we are also long-term holders of the tokens of protocols we support. Today, our revenue is generated in digital assets, which we either convert into fiat currency or retain on our balance sheet. The digital assets that we hold are primarily Ethereum (“ETH”) and Filecoin (“FIL”). We will seek to diversify our sources of revenue by deploying our customized storage and compute infrastructure to support other Web3 protocols. Further, we plan to expand our business to enterprises seeking access to Web3 products and services (B2B) and eventually consumers seeking the same (B2C).

Our current focus is on building out our footprint of storage and compute servers. We have operations in both Ireland and the United States, with servers deployed in leased datacenter facilities in Washington, Ohio, Virginia and Texas. During the nine months ended September 30, 2022 and 2021 and years ended December 31, 2021 and 2020, our operation resulted in minted ETH of 13,652 ETH, 11,216 ETH, 14,663 ETH and 8,031 ETH, respectively, and total revenues were $30.5 million, $25.7 million, $39.7 million and $3.3 million, respectively. For the years ended December 31, 2021 and 2020, our net loss was $54.2 million and $2.9 million, respectively, driven primarily by the unrealized fair value loss of our digital asset borrowings. For the nine months ended September 30, 2022, our net income was $34.7 million, driven primarily by the unrealized fair value gain of our digital asset borrowings, and for the nine months ended September 30, 2021, our net loss was $36.9 million, driven primarily by the unrealized fair value loss of our digital borrowings. During the nine months ended September 30, 2022 and 2021 and years ended December 31, 2021 and 2020, our EBITDA was $42.4 million, $(32.1) million, $(45.1) million and $(2.0) million, respectively.

Recent Developments

W3BCLOUD Holdings Inc., a Delaware corporation, was incorporated by management on June 29, 2022 to hold the equity interests of the Group. On July 1, 2022, in connection with the Business Combination Agreement, the equity holders of W3BCLOUD Partners Limited contributed 100% of the ownership interest in W3BCLOUD Partners Limited to W3BCLOUD Holdings Inc., and subscribed for newly issued common stock of W3BCLOUD Holdings Inc. in a common control transaction. W3BCLOUD Holdings Inc. subscribed for newly issued ordinary shares of W3BCLOUD Partners Limited, while the existing ordinary shares of W3BCLOUD Partners Limited were redesignated as redeemable ordinary shares and redeemed. As a result, W3BCLOUD Partners Limited became a direct, wholly-owned subsidiary of W3BCLOUD Holdings Inc..

On July 29, 2022, W3BCLOUD Holdings Inc. effected a forward stock split pursuant to which the Company’s authorized share capital was increased to 1,325,000 shares of common stock, consisting of 875,000 shares of Class A common stock and 450,000 shares of Class B common stock. At September 30, 2022, there were 522,500 shares of Class A common stock outstanding and 427,500 shares of Class B common stock outstanding, with an additional 352,500 authorized shares of Class A common stock and 22,500 authorized shares of Class B common stock reserved for future issuance. All share and per share amounts in the Company’s condensed consolidated financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to this forward stock split.

On July 31, 2022, we entered into the Business Combination Agreement with SLAC and Merger Sub, pursuant to which W3BCLOUD Holdings Inc. and Merger Sub will merge. W3BCLOUD Holdings Inc. will survive the merger as a wholly owned subsidiary of SLAC and SLAC will change its name to W3BCLOUD, Inc. See the section titled “The Business Combination and The Business Combination Agreement” for a description of the Business Combination. The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SLAC will be treated as the “acquired” company for financial reporting purposes.

On December 20, 2022, SLAC held a proxy vote to extend the maturity of the SPAC by three months to May 17, 2023 (from February 17, 2023). The SLAC shareholders approved the extension and along with the vote, 32,847,714 shares were redeemed resulting in a net balance in the trust of $16.7 million after redemptions.

COVID-19 Business Update

The COVID-19 global pandemic has been unprecedented and unpredictable and may continue to result in significant national and global economic disruption, which may adversely affect our business. Our management and employees and consultants are operating remotely, and our facilities are operating as normal. We have not furloughed any of our employees or consultants and have not participated in any COVID-19 related government assistance programs for which we may have been eligible. We have not sought or obtained any other funding as a result of the COVID-19 pandemic.

High performance storage and compute services are crucial to competitiveness and leadership in the 21st century global economy. The required hardware components are currently produced primarily in China and Taiwan. Due to COVID-19 and the reaction by the global markets, acute shortages impacted a broad range of industries including our own. In addition to the component shortage, shipping delays and increased shipping costs have also impacted the global supply chain. In response to China-based supply chain disruptions, many companies in our industry have shifted manufacturing outside of China, which usually results in longer shipping delays and unit cost increases. For example, we shifted manufacturing from China to Taiwan in 2021 and this shift resulted in a 10% increase in the cost of our equipment during 2021. Based on our current assessments, we do not expect such cost increase to have a material impact on our operations, capital expenditures or liquidity. However, the global supply chain environment remains uncertain and an extended period of global supply chain and economic disruption may cause hardware prices to further increase. See “Risk Factors—Digital Asset,

Equipment and Technology Related Risks—Delays or difficulty in us obtaining new hardware or prices increases of hardware due to increased demand or global supply chain constrains could materially and adversely affect our business and results of operations.”

While we do believe COVID-19 may continue to have an ongoing impact to various supply chains, shipping availability, and intermittent impacts on labor/staff, we are actively monitoring the situation and the possible effects on our business, financial condition, results of operations, liquidity, suppliers, and the industry in general. However, it is not possible to predict the full duration and impact of the COVID-19 pandemic or any subsequent pandemic impact.

Factors Affecting Our Performance

Known Trends or Uncertainties. We have an evolving business model that is subject to various uncertainties. Our model is predicated on digital assets and blockchain becoming more widely used on a mass scale through Web3. As this occurs, we anticipate that the services and products arising from digital assets and blockchain will continue to evolve. Our historical focus has been on our Ethereum and Filecoin protocols and building out our footprint of storage and compute servers. Given “the Merge,” we have shifted those servers to support other uses, such as Ethereum Classic, while significantly ramping our storage protocol operations. There is no assurance that Web3 will develop as we anticipate or develop on a mass scale at all. There also is no assurance that our business model will achieve the expected results. To be successful over time, we may need to change our business model to respond to the evolution of Web3 and the results we have achieved. Any such efforts may not be successful.

Ethereum Classic (ETC) experienced similar trends in expected profitability as Ethereum during 2022 with decreases through June 30, 2022 of approximately 75% and 62%, respectively. The Merge triggered significant volatility in August and September as many ETH miners switched to supporting that protocol. Global compute power allocated to ETC increased from 30TH/s in August 2022 to 200 TH/s at the end of September 2022 which contributed to a $16 USD decrease in the price of ETC over the same time period. The impact of this activity resulted in expected daily profit for ETC mining to drop from approximately $24 USD/day per GHash to $2.5 USD/day. Subsequent to “the Merge,” ETC’s profitability has continued to be volatile but to a lesser extent as the subsequent decrease in profitability through December 31, 2022 was approximately 10%. The Group uses the same equipment to provide compute resources for mining ETC, and the sources of significant direct costs including the rent for data centers, electricity, software and support for providing compute resources for mining are similar between mining operations. Our operations have historically been focused on providing compute resources for mining ETH with 99% of our revenues generated by those activities, all of which are impacted by “the Merge” and our shift in mining approach.

Competition. We operate in a highly competitive industry. The current Web2 incumbents have significant resources and operational reach that they can bring to bear if they choose to enter Web3 in any meaningful way. We believe the Web3 market opportunity will expand at a rapid pace which will afford us the opportunity to capture market share as an early leader in the space. However, this rapid expansion would also make the sectors in which we currently operate, and those we may enter in the future, attractive to potential competitors with the requisite commercial and technical know-how. In addition to competing for market share, we must compete for access to capital equipment needed to serve high-performance compute workloads, datacenter leases to house our equipment and the talent and staff to run datacenter operations and extend our technical innovation in the space. Competition may be exacerbated if the growth of Web3 use cases were to slow or stop. We believe that our strategic relationships with AMD (which we believe will allow us to scale to best-in-class servers, central processing units (“CPUs”), graphics processing units (“GPUs”) and field-programmable gate arrays (“FPGAs”) and expertise to optimize our hardware) and ConsenSys (which provides us access to optimized software and valuable protocol insights) provide a significant competitive advantage, which may help us mitigate these and other competitive challenges. If we are unable to effectively respond to these risks, our business, financial condition and results of operations could be materially and adversely affected.

Diversification of Business. We will seek to diversify our sources of revenue by deploying our generalized storage and compute infrastructure to support other Web3 uses such as high-performance computing workload management, storage, decentralized finance and decentralized video streaming. Further we intend to launch products and services to enterprises seeking access to Web3 products and services (B2B) and, eventually, to consumers seeking the same (B2C). We may also diversify our sources of payment by receiving fiat payments by supporting B2B and B2C revenue streams. In this regard, expanding our Filecoin decentralized storage business is a strategic priority for 2022 and beyond. By diversifying our sources of revenue and payment, we may reduce our revenue concentration in the B2P sector of Web3 and the sensitivity of our operating results to the value of Ethereum, Filecoin, and other digital assets. However, we cannot assess with any degree of certainty whether or to what extent we will be successful in diversifying our business or achieving these objectives.

Market Value of Ethereum and Other Digital Assets. Our operating results currently depend in large part upon the value of Ethereum, Filecoin and other digital assets. Prices of digital assets can be volatile and pricing trends can be subject to reversal. Digital assets retained by us are subject to a monthly impairment test. Impairment of digital assets exists when the carrying amount exceeds the fair value, which is measured using the quoted price of the digital assets at the time its fair value is being measured. Our policy is to assess digital assets for impairment on a monthly basis, impairing the asset to the lowest intraday value in the month of review. Unrealized impairments of our digital assets may result in significant volatility in our earnings. Furthermore, we cannot predict whether, or to what extent, the value of any digital asset will increase or decrease in value. Declines in digital asset prices could cause us to incur losses and those losses could be significant.

Impact of Ethereum moving to Proof of Stake. We consider our ability to bolster the storage and compute power of the blockchain network by combining customized hardware and proprietary software, which we have developed through our own development and our relationships with AMD and ConsenSys, to be a competitive advantage. Ethereum’s transition to the “Proof-of-Stake” method for validating Ethereum transactions could negatively impact our B2P ETH revenues. However, we expect this move to significantly expand the overall market for staking which we intend to expand into.

Investment in Growth and Expansion. Our operations require substantial investment, and our expenses are likely to increase in the future as we scale our operations. To effectively manage and capitalize on our growth, we must continue to expand our information technology and financial, operating, and administrative systems and controls, and continue to manage headcount, capital, and processes efficiently. Our continued growth could strain our existing resources, and we could experience ongoing operating difficulties in managing our business as it expands across numerous jurisdictions, including difficulties in hiring, training, and managing a diffused and growing employee base. If we do not adapt to meet these evolving challenges, or if our management team does not effectively scale with our growth, our business may be harmed.

Availability and Price of Hardware. Acquiring new and replacement hardware and parts has historically been, and will likely continue to be, capital intensive. We may face challenges obtaining new and replacement hardware and parts on a timely and cost-effective basis based on the availability of new hardware and our access to adequate capital resources. The cost of new machines could also be significantly higher than the historical cost for our older equipment. At times, we may have to obtain hardware at significantly higher prices, to the extent it is available. If we are unable to obtain adequate numbers of new and replacement hardware at scale in a cost- effective manner, we may be unable to remain competitive in our highly competitive and evolving industry.

Cost and Source of Power. Our operations require access to significant amounts of electrical power and access to high-speed internet to be successful. As we physically expand our operations, we anticipate our demand for electrical power and high-speed internet will continue to grow. If we are unable to obtain sufficient electrical power and high-speed internet to operate our hardware on a cost-effective basis, we may not realize the anticipated benefits of our significant capital expenditures. Our datacenter operations could also be materially adversely affected by prolonged power or internet outages. Although our equipment may be powered by backup generators on a temporary basis, it would not be feasible or cost-effective to run such equipment on backup power generators for extended periods of time. Although we operate datacenters in multiple locations, our datacenters in other locations may not have the excess capacity needed to take on workloads from affected datacenters. Therefore, we may have to reduce or cease our operations in the event of an extended power or internet outage or the unavailability or increased cost of electrical power or internet access.

Regulatory Matters. Laws, regulations, and policies surrounding digital assets are subject to significant uncertainty and differ across U.S. federal, state and local and international jurisdictions. They evolve frequently and may be applied inconsistently from one jurisdiction to another. Considering this, we exercise significant judgment as to what specific laws, regulations, and rules apply to us and our customers, and the relevant governmental bodies and regulators may disagree with our conclusions and applications. To the extent that we are considered non-compliant, we could be subject to significant penalties and other regulatory consequences, which could adversely affect our financial performance.

As digital assets have grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, the United States Department of the Treasury, and the United States Department of Justice) have begun to examine the operations of digital asset networks, digital asset users and digital asset exchange markets. Other countries around the world are likewise reviewing and, in some cases, increasing regulation of the digital asset industry.

Key Indicators of Performance

We regularly review several key operating and non-GAAP financial indicators to evaluate our performance and trends and to monitor management’s budgets, financial projections, and strategic decisions. As our business evolves, we will continue to evaluate the key operating and non-GAAP financial indicators that are most relevant to our business, and we anticipate that our key operating and non-GAAP financial indicators may change over time.

The following table presents our key operating and financial indicators, as well as the relevant non-GAAP measures, for the periods indicated (in thousands, except for nonfinancial measures):

	Nine months ended September 30,		Year Ended December 31,
	2022	2021	2021	2020*
Revenue per GPU (1)	$1.02	$2.53	$2.41	$1.05
Revenue per Tebibyte (2)	$0.06	$0	$0	$0
Net Income (Loss)	$34,669	$(36,932)	$(54,202)	$(2,895)
EBITDA (3)	$42,410	$(32,075)	$(45,059)	$(1,970)
(Decrease) increase in USD value of ETH (4)	$(2,390)	$2,252	$3001	$533
Daily average GPUs (5)	108,753	36,833	44,959	14,300
Daily average Ethereum network hash rate (6)	987.96	522.64	601.95	233.21
Daily average mining difficulty (7)	12.86	6.67	7.70	2.95

(1)

Revenue per graphic processing unit (“GPU”) is measured as the total gross USD value of the digital assets received divided by the sum of the average daily number of GPUs in use over the fiscal period presented.

(2)

Revenue per Tebibyte (“TiB”) is measured as the total gross USD value of the digital asset unit received for storage services divided by the total Tebibytes provided by our owned and managed storage servers over the fiscal period presented. A TiB is a unit of digital information storage used to denote the size of data.

(3)

EBITDA is calculated as net income (loss) adjusted for depreciation, interest (income and expense) and income tax expense (benefit). See the section titled “Non-GAAP Financial Measures” for a reconciliation of net income (loss) to EBITDA and an explanation for why we consider EBITDA to be a helpful metric for investors.

(4)	Increase in USD value of ETH is measured as the change in price of ETH at the end of the fiscal period, compared to the beginning of the fiscal period.
(5)	Daily average GPU is measured as total graphic processing units in use each day divided by the number of days in each fiscal period presented.
(6)

Daily average Ethereum network hash rate is measured as the total Ethereum network hash rate during the fiscal period presented divided by the days in the same period. Due to “the Merge,” no data is available after September 15, 2022, hence the 2022 data includes market information between January 1, 2022 and September 15, 2022.

(7)

Daily average mining difficulty represents the average number of calculations required to mine one block of ETH over a 24-hour period. Lower figures reflect a more favorable mining environment. The metric is measured as the average of daily difficulty levels during the fiscal period presented. Due to “the Merge,” no data is available after September 15, 2022, hence the 2022 data includes market information between January 1, 2022 and September 15, 2022.

*	2020 data reflects activity from May 23, 2020, the date on which W3BCLOUD initiated operations of its GPUs.

Components of Our Results of Operations

Revenue

We deploy and operate business to protocol storage and compute infrastructure to support a particular protocol and in return the protocol rewards us with its native token. Every protocol has its own infrastructure requirements and associated rewards structure. For example, in the case of Proof-of-Work protocols, we provide the computing power to help a third-party pool win the right to issue a new block and insert transactions inside said new block. The protocol rewards the pool and the pool distributes these rewards to us and others. However, in the case of Proof-of-Spacetime protocols like Filecoin, we deploy and maintain digital storage capacity and the protocol rewards accordingly.

Fair value of the digital asset rewards we receive is determined using the average USD daily exchange rate at the time of receipt. Fair value is the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date in our principal market for such transactions. We consider only digital currency exchanges that have sufficient volume and liquidity, have a U.S. presence, have an online platform, and publish transaction price and volume data continuously as the “principal market,” which is currently Kraken. The principal market must also be compliant with U.S. federal and state licensing requirements and practices regarding anti-money laundering procedures.

Cost of revenue

Our cost of revenue consists primarily of direct costs related to computing and digital storage operations, depreciation of equipment, lease agreements, electricity and cooling costs, labor, and license fees.

Selling, general and administrative

Selling, general and administrative expenses include costs incurred to support our business, including legal, finance, compliance, human resources, management fees, marketing, business development, customer support and other administrative services. Selling, general and administrative expenses also include software subscriptions for support services, personnel related expenses, facilities and equipment costs, sales and property taxes and other general overhead. In the future, we expect our administrative fees to increase substantially as we incur the costs of operating as a public company.

Impairment

Digital Assets. On a monthly basis, these intangible assets are assessed for impairment. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital assets at the time its fair value is being measured. In testing for impairment, we have the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If we conclude otherwise, we are required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Impairment expense is recognized in operating expenses in the consolidated statement of operations. Subsequent reversal of impairment losses is not permitted.

During the nine months ended September 30, 2022 and 2021, we recorded $16.7 million and $20.2 million, respectively, and for the year ended December 31, 2021, we recorded $23.2 million of impairment, involving both unrestricted and restricted digital assets. We did not record any impairment in 2020.

Investments. On a quarterly basis, the values of the underlying digital assets are re-measured, and we record an impairment on the intangible assets if the fair value decreases.

Property and Equipment. Impairment charges related to server hardware for the nine months ended September 30, 2022 and 2021 were $16.4 million and $0, respectively. There were no impairment charges for the years ended December 31, 2021 and 2020. These items are adjusted to fair value when an impairment charge is recognized.

Realized gain (loss) on sale of digital assets

From time to time we will sell digital assets, convert one digital asset to another digital asset, or pay a vendor, employee or consultant with digital assets. All of these transactions are considered to be a disposal of digital assets and a gain or loss on disposal is recorded in the income statement for these sales. The realized gain or loss is calculated as the difference between the cost of the digital asset and the USD equivalent at the time of disposal. We account for gains or losses in accordance with the first in first out (FIFO) method and use a daily weighted average transaction price to calculate the underlying cost basis, using rates taken from our principal exchange, Kraken.

Unrealized gain (loss) on digital asset borrowing

We have entered into loan agreements with related parties for ETH and FIL. The loans are expected to be repaid with receipts from ETH and FIL denominated earnings, respectively, and require interest-only payments at each calendar quarter-end date. The terms of these borrowings are fixed and bear a fee payable to the lender at 8.0% and 12.0%, respectively, per annum.

An embedded derivative is recognized relating to the differences between the fair value of the amount borrowed, which is recognized on the borrowing effective date, and the fair value of the amount that will ultimately be repaid, based on changes in the spot price of either ETH or FIL over the term of the borrowing. This embedded derivative is accounted for as a forward contract to exchange at maturity the fixed amount of the digital asset to be repaid. The change in fair value of the accrued interest related to the ETH and FIL borrowings are also recognized in unrealized gain/loss on digital asset borrowing.

Change in fair value of derivative liability within convertible note

We have a convertible note which contains embedded derivative features. The embedded instrument is accounted for as a derivative liability and remeasured to fair value as of each balance sheet date and the related remeasurement adjustments are recognized in our consolidated statement of operations.

Interest income

We have digital asset deposit accounts with a regulated counterparty that provides interest-bearing deposit accounts for digital assets as well as digital asset-based lending solutions. Interest income is paid in the native digital asset on the last day of the month.

Interest expense

We have multiple loans with various counterparties that provide both USD based loans as well as digital asset loans denominated in ETH or FIL to fund the growth of the business and to acquire capital equipment. All loans bear interest at a stated rate and we record interest on an accrual basis when owed.

Other income (expense)

Other income (expense) mainly reflects write-offs related to property and equipment, as well as ad hoc consulting projects.

Income tax expense

Income tax expense (benefit for income taxes) includes income taxes related to Ireland and U.S. Federal and state income taxes. As we conduct business activities in multiple countries, any changes in the U.S. and Irish taxation of such activities may increase our overall provision for income taxes in the future.

Results of Operations

The following table sets forth our results of operations for the nine months ended September 30, 2022 and 2021 (in thousands):

	Nine months ended September 30,		Change
	2022	2021	$	%
Revenue	$30,538	$25,696	$4,842	19%
Operating expenses:
Cost of revenue	22,408	3,853	18,555	482%
Selling, general and administrative	6,525	3,363	3,162	94%
Impairment of property and equipment	16,413	—	16,413	NM
Impairment of digital assets	16,720	20,220	(3,500)	(17)%
Realized gain on sale of digital assets	(4,098)	(2,550)	(1,548)	61%

Total operating expenses	57,698	24,886	33,082	133%

Operating income (loss)	(27,430)	810	(28,240)	(3486)%
Other income (expense):
Unrealized gain (loss) on digital asset borrowing	78,953	(34,027)	112,980	NM
(332)% Change in fair value of derivative liability within convertible note	(15,867)	—	(15,867)	NM
Interest income	50	259	(209)	(81)%
Interest expense	(6,333)	(3,790)	(2,543)	67%
Other expense	(556)	(25)	(531)	2124%

Total other income (expense)	56,247	(37,583)	93,830	(250)%

	Nine months ended September 30,		Change
	2022	2021	$	%
Income (loss) before income taxes	28,817	(36,773)	65,590	(178)%
Income tax (benefit) expense	(5,852)	159	(6,011)	(3781)%

Net income (loss)	34,669	(36,932)	71,601	(194)%

Net income attributable to noncontrolling interest	(54)	—	(54)	NM

Net income (loss) attributable to W3BCLOUD Holdings Inc.	$34,615	$(36,932)	$71,547	(194)%

NM – Not Meaningful

The table below represents the minimum digital asset value needed to breakeven with direct costs for each presented period:

	September 30,		December 31,
	2022	2021	2021	2020
Ethereum	$1,105.69	$239.49	$317.68	$90.99

Revenue from Filecoin represents less than 0.5% of total revenues for the reflected periods. Accordingly, we did not track breakeven operating costs for Filecoin during the historical periods.

Comparison of the nine months ended September 30, 2022 and 2021

Revenue

Revenue increased by $4.8 million to $30.5 million for the nine months ended September 30, 2022, representing an increase from $25.7 million for the nine months ended September 30, 2021. This increase was primarily driven by a 195% increase of the daily average GPUs in use from 36,833 GPUs to 108,753 GPUs. We operate AMD GPUs that are in service on a continuous basis and have the following performance characteristics:

GPU Series	MH/s Rate
RX-470/480	30-31.5
RX-570/580	30-31.5
BC-250	50-54

The increase in available computing power was further impacted by multiple external factors that influence the revenue generation rate of our equipment. These factors include:

•	A 4% decrease in the average daily ETH price.

•

An 89% increase in total global computing power provided to the Ethereum network. The increase in total network power reduces our relative contribution to the network, offsetting some of the gains from additional GPUs and reducing the frequency of earned rewards. Due to “the Merge,” no data is available after September 15, 2022, hence the 2022 data includes market information between January 1, 2022 and September 15, 2022.

•

An increase of 93% in mining difficulty of ETH. Increases in mining difficulty result in a reduced frequency of earned rewards. Due to “the Merge,” no data is available after September 15, 2022, hence the 2022 data includes market information between January 1, 2022 and September 15, 2022.

The increase in available computing power and average ETH price was fully offset by increases in the total network power and mining difficulty resulting in a 66% reduction of daily profit per MH/s from $0.0946 to $0.0322. Due to “the Merge,” no data is available after September 15, 2022, hence the 2022 data includes market information between January 1, 2022 and September 15, 2022.

Cost of revenue

Cost of revenue increased by $18.6 million to $22.4 million for the nine months ended September 30, 2022 from $3.9 million for the nine months ended September 30, 2021. This increase was primarily driven by direct costs related to operating costs and depreciation of equipment. Operating costs primarily consist of datacenter utilization and support expenses. Our direct datacenter support team grew from 14 outsourced individuals as of September 30, 2021 to 22 outsourced individuals as of September 30, 2022. In the nine months ended September 30, 2021 we had a presence in four datacenter sites and used 36,833 GPUs (daily average), but in the nine months ended September 30, 2022 we expanded our footprint to six datacenters and had 108,753 GPUs (daily average) in use. Aligned with this growth, the depreciation of the capitalized hardware also grew by more than 6.3 times between the two periods.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $3.2 million to $6.5 million for the nine months ended September 30, 2022 from $3.4 million for the nine months ended September 30, 2021. This increase was driven by the growth of our team (from 11 employees and consultants as of September 30, 2021 to 19 employees and consultants as of September 30, 2022), which accounted for $1.6 million of the increase, and increased audit, accounting and professional service expenses, which accounted for $1.6 million of the increase.

Impairment of property and equipment

Impairment of property and equipment expense increased to $16.4 million for the nine months ended September 30, 2022 from $0 for the nine months ended September 30, 2021. This increase was primarily driven by “the Merge” which was executed on September 15, 2022 and completed Ethereum’s transition from a “Proof-of-Work” to a “Proof-of-Stake” consensus. This has meant that validating Ethereum transactions now requires significantly less energy and as a result the recoverability test identified an impairment of $16.4 million.

Impairment of digital assets

Impairment of digital assets expense decreased by $3.5 million to $16.7 million for the nine months ended September 30, 2022 from $20.2 million for the nine months ended September 30, 2021. This decrease was primarily driven by the decrease of fair market value of ETH and FIL in the nine months ended September 30, 2022, as well as lower digital asset holdings in 2022 as we liquidated digital assets. The overall volatility of the digital asset market led to larger impairments in both periods.

Realized gain on sale of digital assets

Realized gain on sale of digital assets increased by $1.5 million to $4.1 million for the nine months ended September 30, 2022 from a gain of $2.6 million for the nine months ended September 30, 2021. This increase was primarily driven by a higher disposal price above cost for digital assets during the nine months ended September 30, 2022 when compared to the nine months ended September 30, 2021.

Unrealized gain (loss) on digital asset borrowings

Unrealized gain on digital asset borrowings increased by $113.0 million to $79.0 million for the nine months ended September 30, 2022 from a unrealized loss of $34.0 million for the nine months ended September 30, 2021. This increase was primarily driven by a 64.0% decline in the price of ETH and an 83.5% decline in the price of FIL in the first nine months of 2022, which increased the value of the embedded derivatives related to our digital asset borrowings.

Change in fair value of derivative liability on convertible note

The change in fair value of derivative liability on convertible note increased by $15.9 million for the nine months ended September 30, 2022 due to the change in the fair value of the embedded derivative feature. We use a with and without method to derive the value of the embedded derivative feature, which initially valued the bifurcated embedded derivative at $0 at inception of the note and remained at $0 for the nine months ended September 30, 2021. Key inputs into this valuation model include the equity value of our proposed Business Combination, our estimate of the probability to complete the Business Combination or repay the noteholders upon maturity of the convertible note, discount rate and credit rating.

Interest income

Interest income decreased by $209 thousand to $50 thousand for the nine months ended September 30, 2022 from $259 thousand for the nine months ended September 30, 2021. This decrease was primarily driven by two factors: (i) a decrease in interest rates on our digital assets, and (ii) a lower number of digital assets held in our interest-bearing deposit accounts.

Interest expense

Interest expense increased by $2.5 million to $6.3 million for the nine months ended September 30, 2022 from $3.8 million for the nine months ended September 30, 2021. This increase was primarily driven by the interest incurred on digital asset loans, including a new loan of 20,000 ETH initiated in May 2021 and a new loan of 200,000 FIL, of which the first drawdown of 50,000 FIL occurred in August 2021, the second drawdown of 100,000 FIL took place in January 2022 and the final drawdown of 50,000 FIL happened in September 2022. In addition, the value of the digital asset loans increased from $28.0 million as of September 30, 2021 to $60.5 million as of December 31, 2021, which resulted in a further increase in interest expense during the nine months ended September 30, 2022. The digital asset loans were fully repaid during the three months ended June 30, 2022.

Other expense

Other expense increased by $531 thousand to $556 thousand for the nine months ended September 30, 2022 from $25 thousand for the nine months ended September 30, 2021. This increase was primarily driven by the loss on extinguishment of debt of $450 thousand as a result of the loan note amendments.

Income tax (benefit)/expense

Income tax changed from an income tax expense of $0.2 million for the nine months ended September 30, 2021 to an income tax benefit of $5.9 million for nine months ended September 30, 2022. This increase was primarily driven by significant permanent tax differences and discrete tax benefits recognized during the nine month period ended September 30, 2022.

Net loss attributable to noncontrolling interest

Noncontrolling interest represents the share of the consolidated entities owned by third parties. Noncontrolling interest has arisen in the nine months ended September 30, 2022 due to the employee options that were converted to 29,477 Class B Ordinary Shares that were issued and outstanding in W3BCLOUD Limited.

The following table sets forth our results of operations for the years ended December 31, 2021 and 2020 (in thousands):

	Year Ended
	December 31,		Change
	2021	2020	$	%
Revenue	$39,740	$3,328	$36,412	1094%
Operating expenses:
Cost of revenue	7,394	1,097	6,297	574%
Selling, general and administrative	5,801	1,278	4,523	354%
Impairment of digital assets	23,162	—	23,162	NM
Realized gain on sale of digital assets	(3,323)	(121)	(3,202)	2646%

Total operating expenses	33,034	2,254	30,780	1366%

Operating income	6,706	1,074	5,632	524%
Other income (expense):
Unrealized loss on digital asset borrowing	(54,366)	(3,517)	(50,849)	1446%
Interest income	404	—	404	NM
Interest expense	(7,262)	(315)	(6,947)	2205%
Other income (expense), net	(60)	110	(170)	(155)%

Total other expense	(61,284)	(3,722)	(57,562)	1547%

Loss before income taxes	(54,578)	(2,648)	(51,930)	1961%
Income tax (benefit)/expense	(376)	247	(623)	NM

Net loss	$(54,202)	$(2,895)	$(51,307)	1772%

NM – Not Meaningful

Comparison of the years ended December 31, 2021 and 2020

We started our revenue generating activities in May 2020 therefore unlike the 2021 annual financials, the 2020 figures do not reflect the results of twelve months of operation.

Revenue

Revenue increased by $36.4 million to $39.7 million for the year ended December 31, 2021, from $3.3 million for the year ended December 31, 2020. This increase was primarily driven by a 214% increase of the daily average GPUs in use from 14,300 GPUs to 44,959 GPUs. We operate AMD GPUs that are in service on a continuous basis and have the following performance characteristics:

GPU Series	MH/s Rate
RX-470/480	30-31.5
RX-570/580	30-31.5
BC-250	50-54

The increase in available computing power was further impacted by multiple external factors that influence the revenue generate rate of our equipment. These factors include:

•	A 620% increase in the average daily ETH price.

•

A 158% increase in total global computing power provided to the network. The increase in total network power reduces our relative contribution to the network, offsetting some of the gains from additional GPUs and reducing the frequency of earned rewards.

•	An increase of 161% in the mining difficulty. Increases in mining difficulty result in a reduced frequency of earned rewards.

The increase in available computing power and average ETH price was partially offset by increases in the total network power and mining difficulty resulting in a 172% increase of daily profit per MH/s from $0.0328 to $0.0892.

Cost of revenue

Cost of revenue increased by $6.3 million to $7.4 million for the year ended December 31, 2021 from $1.1 million for the year ended December 31, 2020. This increase was primarily driven by direct operating costs and depreciation of equipment. Operating costs primarily consist of datacenter power, space and support expenses. Our direct datacenter support team grew from 11 outsourced individuals as of December 31, 2020 to 15 outsourced individuals as of December 31, 2021. Our datacenter presence increased to five datacenters with 44,959 GPUs (daily average) in use as of December 31, 2021 from one datacenter with 14,300 GPUs (daily average) as of December 31, 2020. We also purchased $41.9 million of property and equipment during the year ended December 31, 2021, as compared to $8.6 million purchased during the year ended December 31, 2020, resulting in an increase of depreciation expense of $2.2 million from $0.4 million for the year ended December 31, 2020 to $2.6 million for the year ended December 31, 2021.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $4.5 million to $5.8 million for the year ended December 31, 2021 from $1.3 million for the year ended December 31, 2020. This increase was primarily driven by the growth of our team from six to thirteen employees and consultants from December 31, 2020 to December 31, 2021, which contributed to an increase of $1.6 million, and the increased audit, accounting and consultancy expenses as our tax and accounting support team provided by third parties grew from one to five persons, which contributed to an increase of $1.7 million.

Impairment of digital assets

Impairment of digital assets expense increased to $23.2 million for the year ended December 31, 2021 from $0 for the year ended December 31, 2020. This increase was driven by fluctuations in digital asset prices.

Realized gain on sale of digital assets

Realized gain on sale of digital assets increased by $3.2 million to $3.3 million for the year ended December 31, 2021 from a gain of $0.1 million for the year ended December 31, 2020. This increase was primarily driven by increase in overall prices in digital assets as well as the decision to dispose of more digital assets in 2021 compared to 2020.

Unrealized loss on digital asset borrowing

Unrealized loss on digital asset borrowing increased by $50.8 million to $54.3 million for the year ended December 31, 2021 from $3.5 million for the year ended December 31, 2020. This increase was primarily driven by the 405.1% increase in the price of ETH during 2021, which decreased the value of the embedded derivatives related to our digital asset borrowings, as well as additional digital asset borrowings drawdowns of 20,000 ETH in May 2021 and 50,000 FIL in August 2021, partly offset by the 54.3% decrease in the price of FIL from the initial drawdown on August 25, 2021 to December 31, 2021.

Interest income

Interest income increased to $0.4 million for the year ended December 31, 2021 from $0 for the year ended December 31, 2020. This increase was primarily driven by the interest earned on the digital assets held in the interest-bearing deposit account. While in 2020 we sold most of our digital asset holdings for USD, in 2021 we retained various digital assets on our digital asset interest-bearing deposit account, which earned interest.

Interest expense

Interest expense increased by $6.9 million to $7.3 million for the year ended December 31, 2021 from $0.3 million for the year ended December 31, 2020. This increase was primarily driven by the interest incurred on digital asset loans, including two new digital asset loans: 1) a 20,000 ETH drawn down in May 2021; and 2) a 50,000 FIL loan drawn down in August 2021. The increased interest expense was also driven by the higher USD value of ETH which increased by more than four times between December 31, 2020 and December 31, 2021. Furthermore, we entered into a series of ETH collateralized loan agreements with a regulated counterparty that provides digital asset-based lending solutions. The digital asset collateralized loans represented a total principal value of $60.5 million as of December 31, 2021 which contributed towards the interest expense increase.

Other income (expense), net

Other expense increased by $170 thousand to $60 thousand for the year ended December 31, 2021 from $110 thousand of income for the year ended December 31, 2020. This increase was primarily driven by write- offs on equipment.

Income tax (benefit)/expense

Income tax changed from an income tax expense of $0.2 million for the year ended December 31, 2020 to an income tax benefit of $0.4 million for the year ended December 31, 2021. This increase was primarily driven by temporary differences between book and tax treatment primarily for impairment of digital assets and depreciation of fixed assets.

Non-GAAP Financial Measures

In addition to our financial measures in accordance with U.S. GAAP, we believe the non-GAAP measure EBITDA is also a useful financial measure in evaluating our operating performance. We believe that EBITDA is not only a helpful financial measure for management and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period but also to investors and analysts because it provides consistency and comparability with past financial performance. However, EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Additionally, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures for comparison purposes.

The following table provides a reconciliation of the most directly comparable U.S. GAAP financial measure, net loss, to EBITDA (in thousands) for the historical periods presented:

	Nine months ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
Net income (loss)	$34,669	$(36,932)	$(54,202)	$(2,895)
Adjusted to exclude the following:
Income tax (benefit) expense	(5,852)	159	(376)	247
Interest expense	6,333	3,790	7,262	315
Interest income	(50)	(259)	(404)	—
Depreciation	7,310	1,167	2,661	363

EBITDA	$42,410	$(32,075)	$(45,059)	$(1,970)

Liquidity and Capital Resources

Overview

Since inception, we have relied primarily on debt financings to fund our operations. Our primary requirements for liquidity and capital are to finance working capital, capital expenditures and general corporate purposes. We believe that our current cash on hand, available debt financing, including potential sales of current digital assets and expected earnings from operations will be sufficient to meet our operating and capital requirements for at least the next 12 months.

In November 2019, we issued a $1.0 million unsecured promissory note with a three-year term, bearing interest at 8.0% per annum. We make quarterly interest-only payments with the principal owed at the end of the three-year term. As of September 30, 2022, the $1.0 million was still outstanding.

At various dates between March 2020 and December 2020, we issued contingent convertible notes totaling $5.2 million, each with a two-year term and payable at the request of the lenders, bearing interest at 5% per annum.

Each note is automatically convertible prior to the maturity date into shares issued in our next qualified financing at a price equal to the lesser of (i) 75-80% of the price of a share sold in the financing and (ii) the price determined by dividing a market-value quotient cap ranging from $60.0 million to $64.0 million by our fully diluted capitalization. As of September 30, 2022, the notes had not been converted.

On February 26, 2022, we agreed to extend the maturity date of one of these contingent convertible notes (entered into on March 23, 2020 with a principal value of $2.5 million) to automatically convert on the closing date of the Business Combination into common equity securities of New W3BCLOUD. On July 13, 2022, the holder of the remaining $2.7 million contingent convertible notes signed an amendment which acknowledges that the contingent convertible notes would be paid at maturity and not subject to conversion in addition to extending the maturity to the earlier of April 30, 2023 or the closing of the Business Combination. The Group has determined that the amendment was a debt extinguishment during the nine months ended September 30, 2022, however there were no deferred financing fees that needed to be written off. The Company recorded the note at fair value of $3.2 million as of August 15, 2022.

In October 2020, we entered into an unsecured loan agreement with a related party for 10,000 ETH. The loan is expected to be repaid with receipts from ETH denominated earnings and requires interest-only payments at each calendar quarter-end date. The loan has a three-year maturity from the drawdown date, which was November 3, 2020. The term of this borrowing is fixed and bears a fee payable of 8.0% per annum. As of September 30, 2022, 10,000 ETH remained outstanding. We intend to pay off the loan with ETH reserves that we maintain on our balance sheet after the Merge with related Proof-of-Work tokens such as ETC which we continue to support. We also have the option to supplement our ETH reserves with ETH purchased in the market if necessary.

In March 2021, we entered into an unsecured loan agreement with a related party for 20,000 ETH. The loan requires interest-only quarterly payments and has a two-year maturity from the drawdown date, which was May 24, 2021. The loan has an annual interest rate of 8.0% and both principal and interest are due in ETH. As of September 30, 2022, 20,000 ETH remained outstanding. We intend to pay off the loan with ETH reserves that we maintain on our balance sheet after the Merge with related Proof-of-Work tokens such as ETC which we continue to support. We also have the option to supplement our ETH reserves with ETH purchased in the market if necessary.

In July 2021, we entered into an unsecured loan agreement with a shareholder affiliate for up to 200,000 FIL. The loan requires interest-only quarterly payments and has a two-year maturity from the drawdown date, which was August 25, 2021, for the first 50,000 FIL drawdown. The loan as an annual interest rate of 12.0% and both principal and interest are due in FIL. We made other drawdowns of 100,000 FIL and 50,000 FIL on January 18, 2022 and September 9, 2022, respectively. As of September 30, 2022, 200,000 FIL was outstanding.

Between February and December 2021, we entered into various loan agreements with a regulated counterparty that provides digital asset-based lending solutions. These loan agreements totaled 60,500,000 USD

Coin (“USDC”), each with a one-year term, bearing interest rates ranging from 5.25% to 9.5%, with interest payable monthly, and with digital assets used as collateral at a loan-to-value of 50%. The weighted average interest rate for the USDC borrowings was 7.97% at December 31, 2021. We initially collateralized the loans with ETH at 50% of the borrowed value and were required to maintain a loan to value ratio where the outstanding principal balance of the loan cannot be greater than 70% of the market value of the collateral. During the months of May and June 2022, we fully repaid all digital asset loans totaling 60,500,000 USDC. As of September 30, 2022, no USDC loans are outstanding.

In connection with the datacenter lease for the facility located in Texas, commencing in November 2021, we entered into a financing arrangement with the lessor to complete the buildout of the newly leased space. We financed a total of $1.6 million, bearing a 4.5% annual interest rate, which is payable monthly over three years. Interest expense on the financing has been recognized based on an effective interest rate of 5%. As of September 30, 2022, $1.2 million remained outstanding.

As reflected in the consolidated financial statements, we had an accumulated deficit of approximately $22.5 million, $57.1 million and $2.9 million at September 30, 2022, December 31, 2021 and December 31, 2020, respectively, a net income of approximately $34.7 million for the nine months ended September 30, 2022 and a net loss of approximately $36.9 million, $54.2 million and $2.9 million, for the nine months ended September 30, 2021 and for the years ended December 31, 2021 and December 31, 2020, respectively, and approximately $20.9 million, $4.1 million, $9.0 million and $2.0 million net cash used in operating activities for the nine months ended September 30, 2022 and 2021 and for the years ended December 31, 2021 and December 31, 2020, respectively.

At September 30, 2022, December 31, 2021 and December 31, 2020 our cash and cash equivalents balances totaled $6.3 million, $1.1 million and $0.6 million, respectively.

Funding Requirements

We have experienced net income in the nine months ended September 30, 2022. Our operating profit is dependent on our ability to provide highly efficient and cost-effective solutions to the blockchain economy including storage and compute infrastructure for Web3 protocols. To secure our continued growth, we will need to continue to purchase and install more compute and storage infrastructure across more datacenter facilities.

We expect that our general and administrative expenses will continue to increase as we further expand our operations. In addition to increased costs linked to our growth, we expect our general and administrative costs will increase due to the public company requirements linked to financial reporting, insurance, legal and other related costs.

We expect that our revenues and operating expenses will increase as we continue to expand our datacenter footprint both in the United States and internationally. In order to fund this growth, we will need additional capital which we may obtain through one or more equity offerings, debt financings or other third-party funding. Because of the numerous risks and uncertainties associated with the Web3 digital infrastructure sector, we may need to raise more capital than projected or we may need to raise funds for deployment sooner than currently expect in the event the closing of the Business Combination takes longer than anticipated.

The Company expects that its existing cash and cash equivalents of approximately $6.3 million as of September 30, 2022 alone will not be sufficient to fund its operating and capital requirements for the next twelve months. The ability of the Company to survive is dependent upon, among other things, obtaining additional financing to continue operations. As a result, there is substantial doubt about the ability of the Company to continue as a going concern in the event these funds are not raised as discussed in Note 2, of the notes to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2022, and 2021, included elsewhere in this proxy statement. We have based our estimates as to how long we expect we will be able to fund our operations on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect, in which case, we would be required to obtain additional financing sooner than currently projected, which may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

Cash Flows

The table below summarizes our cash flows for the periods presented:

	Nine months ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
Net cash (used in) operating activities	$(20,918)	$(4,094)	$(9,041)	$(1,997)
Net cash provided by (used in) investing activities	26,096	(23,702)	(51,072)	(3,342)
Net cash provided by financing activities	—	28,000	60,588	5,200

Net (decrease) increase in cash and cash equivalents	5,178	204	475	(139)

Operating Activities

Net cash used in operating activities of $20.9 million in the nine months ended September 30, 2022 was comprised of net income of $34.7 million, less non-cash adjustments of $63.2 million, consisting primarily of $30.5 million from digital assets received as revenue, an unrealized gain on digital asset borrowings of $79.0 million, a realized gain on sale of digital assets of $4.1 million and deferred taxes of $6.6 million, partially offset by the impairment of digital assets of $16.7 million, impairment of property and equipment of $16.4 million, change in fair value of derivative liability on convertible note of $15.9 million, depreciation of $7.3 million, loss on extinguishment of debt of $0.5 million and interest paid with digital assets of $0.2 million. The change in assets and liabilities of $7.6 million consisted primarily of a $3.9 million increase in accrued interest, a $2.8 million decrease in USDC and a $5.0 million increase in accounts payable and accrued expenses partially offset by a $4.1 million increase in prepaid expenses and other current assets.

Net cash used in operating activities of $4.1 million in the nine months ended September 30, 2021 was comprised of net loss of $36.9 million, less non-cash adjustments of $28.5 million, consisting mainly of an unrealized loss on digital asset borrowings of $34.0 million, impairment of digital assets of $20.2 million, $1.2 million of depreciation, $1.1 million of interest paid with digital assets and $0.2 million in deferred taxes partially offset by $25.7 million from digital assets received as revenue and a realized gain on sale of digital assets of $2.6 million. The change in assets and liabilities of $4.4 million consisted primarily of $0.6 million decrease in USDC, a $1.8 million increase of accounts payable and accrued expenses and a $2.1 million increase in accrued interest.

Net cash used in operating activities of $9.0 million in the year ended December 31, 2021 was comprised of net loss of $54.2 million, less non-cash adjustments of $37.9 million, consisting primarily of an unrealized loss on digital asset borrowings of $54.4 million, the impairment of digital assets of $23.2 million, interest paid with digital assets of $1.1 million and depreciation of $2.7 million, and partially offset by $39.7 million from digital assets received as revenue, realized gain on sale of digital assets of $3.3 million and deferred taxes of $0.4 million. The change in assets and liabilities of $7.2 million consisted primarily of $4.8 million increase of accrued interest, $3.9 million increase of accounts payable and accrued expenses, $0.8 million increase of deferred rent, primarily offset by $2.1 million increase in USDC, and $0.2 million increase in prepaid expenses and other current assets.

Net cash used in operating activities of $2.0 million in the year ended December 31, 2020 was comprised of net loss of $2.9 million, less non-cash adjustments of $0.7 million, consisting primarily of unrealized loss on digital asset borrowings of $3.5 million, depreciation of $0.4 million, and deferred taxes of $0.2 million, partially offset by $3.3 million from digital assets received as revenue and realized gain on sale of digital assets of $0.1 million. The change in assets and liabilities of $0.2 million consisted primarily of $0.2 million increase of accrued interest, $0.8 million increase of accounts payable and accrued expenses, primarily offset by $0.7 million increase in USDC.

Investing Activities

Net cash provided by investing activities in the nine months ended September 30, 2022 was $26.1 million which was comprised principally of proceeds of $28.7 million received for the sale of digital assets and $0.3 million for the disposal of investments partially offset by $2.9 million for purchases of property and equipment.

Net cash used in investing activities in the nine months ended September 30, 2021 was $23.7 million which mainly comprised $19.5 million for purchases of property and equipment, $5.0 million for deposits on equipment and $0.6 million for the purchase of investments, partially offset by proceeds of $1.4 million received for the sale of digital assets.

Net cash used in investing activities in the year ended December 31, 2021 was $51.1 million which was comprised principally of $41.9 million for purchases of property and equipment, $10.1 million for deposits on equipment, $0.6 million for our investments in DeFi, partially offset by $1.6 million for proceeds received from the sale of digital assets.

Net cash used in investing activities in the year ended December 31, 2020 was $3.3 million, which was comprised principally of $8.6 million for purchases of property and equipment, and $0.1 million for deposits on equipment, partially offset by $5.4 million for proceeds received from the sale of digital assets.

Financing Activities

Net cash used in financing activities in the nine months ended September 30, 2022 was $0.

Net cash provided by financing activities in the nine months ended September 30, 2021 was $28.0 million, which related to proceeds from USDC borrowings.

Net cash provided by financing activities in the year ended December 31, 2021 was $60.6 million which was comprised principally of $60.5 million for proceeds from USDC borrowings.

Net cash provided by financing activities in the year ended December 31, 2020 was $5.2 million, comprised of proceeds from the issuance of long-term debt.

Contractual Obligations and Commitments

The following table sets forth certain information concerning our obligations to make contractual future payments towards our agreements as of September 30, 2022 (in thousands):

	September 30, 2022
	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total
Contractual obligations
Operating lease obligations, including imputed interest	8,747	15,276	—	—	24,023
Digital asset borrowings	26,858	14,140	—	—	40,998
Long-term debt	7,443	897	—	—	8,340

Total (estimated)	43,048	30,313	—	—	73,361

Capital Resources

Capital expenditures generally consist of server hardware, leasehold improvements, computer equipment and work in progress. Capital expenditures for the nine months ended September 30, 2022 and 2021 and years ended December 31, 2021 and 2020 were $12.4 million, $19.5 million, $43.5 million and $8.2 million, respectively. These expenditures primarily related to costs associated with the continued development and support of our technology platform.

Our future capital requirements will depend on several factors, including our revenue growth, working capital requirements, and our capital expenditures. In the future, we expect our capital expenditures related to enhancing our technology platform to increase as we support the growth of our business. We expect to utilize proceeds from the Business Combination to significantly scale our storage and compute infrastructure serving Filecoin, Pocket and other Web3 protocols.

Critical Accounting Estimates

Our consolidated financial statements and the related notes included elsewhere in this proxy statement are prepared in conformity with U.S. GAAP. The preparation of the consolidated financial statements requires us to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from our estimates, and such differences between our estimates and actual results, are likely to affect our future financial statement presentation, financial condition, operating results, and cash flows.

Our significant accounting policies are disclosed in Note 3 of our consolidated financial statements for the nine months ended September 30, 2022 and the year ended December 31, 2021.

Revenue Recognition

In the B2P sector and supporting the Ethereum protocol, our main service is to provide compute to third- party pools, which represent a single performance obligation that we offer to pool operators. Because the transactions are automated and managed by protocols, we do not have an explicit contract with the pool operators. However, the electronic setup of the account with the pool serves as a binding agreement, as per industry practice. The contracts are terminable at any time by either party and the Group’s enforceable right to compensation begins once the Group starts providing computing power to the pool operator. Additionally, due to the nature of the underlying blockchain algorithm and ecosystem, there is a common and binding understanding between the transaction initiator and the validators that a validator that successfully adds the next block to the blockchain is unconditionally entitled to the token rewards of that transaction. The consideration is calculated at fair value when the digital asset is received. We determine the fair value for revenue received based on an aggregated daily average trading price between the digital asset and USD from the digital currency exchange, Kraken. Revenue is recognized when the proceeds are deposited into our wallet based on the reward. There is no significant financing component in these transactions.

Since the fourth quarter of 2020, we have added incremental revenue from providing storage and compute infrastructure for the Filecoin protocol. Starting from the third quarter of 2022, we expect to generate revenue from Pocket (POKT), an access protocol. As of September 30, 2022, the majority of our revenue continues to come from providing compute infrastructure for the Ethereum protocol.

Fair Value Measurements

We account for financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements (“ASC 820”). We define fair value as the exchange price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. To enhance consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1—quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

Level 2—observable inputs other than the quoted prices included within Level 1 that are observable for asset or liability, either directly or indirectly, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3—assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on our market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. As of September 30, 2022 we had digital asset borrowings and a convertible note containing embedded derivative features measured at fair value on a recurring basis. We used the with and without method to derive the value of the embedded derivative feature of the convertible note, with key inputs including the equity value of our proposed Business Combination, our estimate of the probability to complete the Business Combination or repay the noteholders upon maturity of the convertible note, discount rate, and credit rating. The estimate of the probability to complete the Business Combination is considered an unobservable input and thus requires management’s judgment and is considered to be a Level 3 input. As of December 31, 2021, only digital asset borrowings were measured at fair value on a recurring basis. Our non-financial assets, such as property and equipment, and digital assets are adjusted to fair value when an impairment charge is recognized.

Digital Assets

An intangible asset with an indefinite useful life is not amortized but assessed for impairment quarterly, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital assets at the time its fair value is being measured. Our policy is to assess digital assets for impairment on a monthly basis, impairing the asset to the lowest intraday value in the month of review. The principal market is Kraken, which is one of the markets with the highest volumes and levels of activity. We have elected to review impairment more frequently than annually given the fluctuating nature of the digital assets held. Subsequent reversal of impairment losses is not permitted.

Digital assets awarded through compute infrastructure services are included within operating activities on the consolidated statements of cash flows. The sales of digital assets are included within investing activities in the consolidated statements of cash flows and any realized gains or losses from such sales are included in realized (gain) loss on sale of digital assets in the consolidated statements of operations. Gains or losses are accounted for using the first in first out (FIFO) method, with a daily weighted average transaction price used to calculate the underlying cost basis.

At September 30, 2022, we carried $1.6 million of digital assets, consisting of approximately $0.6 million in ETH and $1.0 million in FIL, and held $6.3 million in cash and cash equivalents. At December 31, 2021, we carried $69.9 million of digital assets, consisting of approximately $1.6 million in BTC, $66.5 million in ETH and $1.8 million in FIL, and held $1.1 million in cash and cash equivalents, compared to $1.8 million of digital assets and $0.6 million in cash and cash equivalents at December 31, 2020. We expect to purchase additional digital assets in future periods, though we may also sell digital assets in future periods as needed to generate cash assets for treasury management purposes.

Stock-Based Compensation

We recognize stock-based compensation expense using a fair-value based method for costs related to stock- based payments issued under W3BCLOUD Limited’s equity incentive plan, including options granted to employees, directors and consultants.

We estimate the fair value of stock options with only service-based conditions on the date of grant using the Black-Scholes-Merton options pricing model. The fair value of the stock option is expensed over the requisite service period which is typically the vesting period and the graded vesting attribution method is used to calculate expense recognition. Exercise price of the stock options issued under W3BCLOUD Limited’s share option plan are granted at equal to no less than the market price of our stock at the date of grant and expire up to ten years from the date of grant.

The model required management to make a number of assumptions which represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment, including the fair value and expected volatility of the W3BCLOUD Limited’s underlying share price, expected life of the option, risk-free interest rate, expected dividend yield, and discount for lack of marketability.

Expected volatility—The expected volatility assumptions are based upon an analysis of the historical volatility of guideline public companies and factors specific to W3BCLOUD Limited, including but not limited to size, expected growth and relative risk as no trading history for W3BCLOUD Limited is available.

Expected term—W3BCLOUD Limited uses the simplified method, which estimates the expected term using the mid-point of the contractual life of the option and the vesting period for each grant.

Risk-free interest rate—The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury bond with a maturity that closely approximates the estimated expected term.

Expected dividend yield—The expected dividend yield assumption is based on W3BCLOUD Limited’s history and expectation of no dividend payouts.

Discount for lack of marketability—The discount for lack of marketability is selected from a range of results from selected put options models.

Forfeitures are accounted for as they occur, as elected and permitted by ASU 2016-09. Ultimately, the actual expenses recognized over the vesting period will be for those shares that vested.

Off-Balance Sheet Arrangements

As of September 30, 2022, and December 31, 2021, we do not have any off-balance sheet arrangements or commitments.

Recently Issued Accounting Pronouncements

We continually assess any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects our financial reporting, we undertake a review to determine the consequences of the change to its financial statements and believes that there are proper controls in place to ascertain that our financial statements properly reflect the change. See Note 3. Significant Accounting Policies, of the notes to the consolidated financial statements for the nine months ended September 30, 2022 and the year ended December 31, 2021, for a discussion about new accounting pronouncements adopted and not yet adopted.

Quantitative and Qualitative Disclosure about Market Risk

Market Volatility and Other Risks Associated with Derivatives

We have exposure to derivatives measured at fair value. Market risk on derivatives is the exposure created by potential fluctuations in market prices and other factors and is a function of the type of derivative product, the volume of transactions, the tenor and terms of the agreement and the underlying volatility.

As of September 30, 2022, and December 31, 2021, we have embedded derivative assets of $30.1 million and $2.1 million, as well as embedded derivative liabilities of $45.4 million and $60.0 million, respectively, as a result of entering into transactions to borrow digital assets and having a convertible loan note, which are recorded on the consolidated balance sheets. A decrease of the fair value of the derivative positions, would decrease the value of the derivative liabilities and the related interest expense.

Market Value Risk of Digital Assets

All of our current business is focused on providing storage and compute infrastructure to Web3 protocols like Ethereum Classic, Filecoin, Pocket and Zilliqa Proof-of-Work. As such, our operating results and financial condition are substantially affected by fluctuations and long-term trends in the value of Ethereum Classic, Filecoin, Pocket and Zilliqa Proof-of-Work. As of September 30, 2022, the majority of our revenue came from providing compute infrastructure for the Ethereum protocol. Revenue generated from providing storage for the Filecoin protocol is deemed as immaterial. As such, a hypothetical ETH price fluctuation of 10% would impact our revenue and intangible assets we recognize on a daily basis by approximately 5-15%, dependent on the reaction to the change of the Ethereum network. A decline is likely to trigger an impairment charge.

Each cryptocurrency has its own unique dynamic in terms of valuation, reward rates and similar factors. Any of these factors could lead to material adverse changes in the market for cryptocurrencies, which could in turn result in a substantial loss or in a significant gain. The USD value of ETH earned is not only driven by the ETH price, but by the size of the computing power on the Ethereum network (hash rate), the difficulty, and the mining rewards and fees.

Interest Rate Risk

Our interest rates vary from 5.0% to 12.0% and includes USD, ETH and FIL denominated loans. An interest rate increase of 10% would affect our net loss by $300,000 - $500,000 on a monthly basis. Loan agreements denominated in ETH and FIL require interest payments in digital currency.

Foreign Currency Risk

We conduct our business mainly in USD or in Digital Assets, with limited exposure to EUR. The EUR exposure was less than 2.6% of total expenses for the nine months ended September 30, 2022. Fiat currency foreign exchange risk has a minimal impact on our profitability.

Sensitivity Analysis

The following table sets out the potential loss in future earnings or fair values, including associated embedded derivatives, resulting from hypothetical changes in relevant market rates or prices (in thousands):

Risk categories	Hypothetical change (3)	September 30, 2022 ($)	Impact
ETH – Revenue (1) (2)	65% decrease in ETH price	(905)	Decrease in earnings
ETH – Impairment (1)	65% decrease in ETH price	(395)	Increase in impairment
ETH - Unrealized gain / (loss) on digital asset borrowing (1)	65% decrease in ETH price	28,889	Increase in earnings
ETH - Digital asset borrowings (1)	65% decrease in ETH price	(28,889)	Decrease in fair value

(1)	The ETH price at September 30, 2022 was used aside from impairment where the lowest cost basis was used and revenue where the average price from September 1 to September 15, 2022 was taken.

(2)	This shows the impact on ETH revenue in September.
(3)	A 65% decrease in ETH price has been used as the hypothetical change based on the approximate decline of the price of ETH from January 1, 2022 to September 30, 2022.

For this purpose given that the most material digital asset is ETH, it has been deemed appropriate to set out the impact price fluctuations ETH would have on the risk categories outlined above. Following “the Merge” in September 2022, we now provide compute services for the Proof-of-Work protocol Ethereum Classic, however the impact of Ethereum Classic was not material to the historical financial statements included. Given the limited foreign currency exposure and minimal impact it has on our profitability, and the fact that none of the borrowings are floating rate, both interest rate risk and foreign currency risk have been excluded from the table above.

We provide storage and compute physical infrastructure for Web3 protocols. Our business to protocol (B2P) revenues segment is divided into four buckets (compute, storage, access and staking). Ethereum Proof-of-Work is a subset of the compute bucket. The transition of the Ethereum protocol to Proof-of-Stake—“the Merge”— eliminated our ETH Proof-of-Work revenues. We expect that revenue growth from other compute, storage, access and staking protocols, including but not limited to other Ethereum protocols, will more than compensate for the reduction in revenues due to the Merge. Our business to business (B2B) fiat-denominated revenues will also serve to expand and diversify our revenue streams. Similar to a typical Web2 cloud business, we diversify our revenues across multiple protocols (B2P) and across multiple enterprise customers (B2B). See “Risk Factors—Risks Related to Our Business and Industry—If we fail to successfully execute on our business plan or if digital assets and blockchain do not become widely used on a mass scale through Web3 as we anticipate, our results of operations could be adversely affected.”

As a result of The Merge, validating Ethereum transactions requires vastly less energy (according to the Ethereum Foundation, the Ethereum network’s energy consumption was reduced by ~99.95%) and may render any company that maintained advantages in the pre-Merge climate (for example, from lower priced electricity, processing, real estate, or hosting) less competitive. See “Risk Factors—Digital Asset, Equipment and Technology Related Risks—The transition of Ethereum to Proof-of-Stake consensus as part of the implementation of “the Merge” could make our Ethereum-related activities less competitive and ultimately adversely affect our business, financial condition and results of operations.”

JOBS Act Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. SLAC previously elected to avail itself of the extended transition period and following the consummation of the Business Combination the Combined Company will be an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare W3BCLOUD’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

The Combined Company will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2026, (b) the last date of the Combined Company’s fiscal year in which the Combined Company has total annual gross revenue of at least $1.235 billion, (c) the date on which the Combined Company is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates as of the last day of its second fiscal quarter or (d) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

EXECUTIVE COMPENSATION

This section describes the pre-Business Combination executive compensation of the Company’s named executive officers and directors for the last completed fiscal year based on the reduced executive compensation disclosure requirements applicable to emerging growth companies. None of SLAC’s directors or executive officers have received any compensation for services rendered to SLAC. For additional information about SLAC’s approach to compensation, please see the section titled “Information about SLAC—Executive Compensation.” For additional information regarding SLAC’s directors and executive officers, please see the sections titled “Information about SLAC—Management” and “Certain Relationships and Related Party Transactions—SLAC Related Party Transactions.”

Our named executive officers for the fiscal year ended December 31, 2021, which consist of our Chief Executive Officer and Chief Financial Officer/Chief Investment Officer who were serving as our executive officers as of December 31, 2021, are as follows:

Sami Issa, Chief Executive Officer; and

Wael Aburida, Chief Financial Officer and Chief Investment Officer

Summary Compensation Table for 2021

The following table summarizes the total compensation paid to or earned by each of our named executive officers in 2021.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Sami Issa, Chief Executive Officer	2021	600,000	50,000	0	0	12,000	662,000

Wael Aburida, Chief Financial Officer and Chief Investment Officer	2021	600,000	50,000	0	0	12,000	662,000

(1)	Amounts shown reflect base compensation earned during 2021.
(2)	Amounts shown reflect discretionary cash bonuses paid to each of W3BCLOUD’s named executive officers in respect of performance during the applicable calendar year.
(3)	Amounts shown in this column represent reimbursements paid to our named executive officers for private third-party health insurance coverage.

2021 Executive Compensation Elements

Each of our named executive officers was provided with the following material elements of compensation in 2021:

Base Compensation

We provide base compensation of $50,000 per month to each of our named executive officers, for a total of $600,000 per year. We did not increase the annual base compensation paid to our named executive officers in 2021.

Annual Cash Incentive Bonus

We paid each of our named executive officers a discretionary cash bonus of $50,000 based on Company performance for 2021.

Outstanding Equity Awards

Our named executive officers do not hold any outstanding equity awards. As such, no information relating thereto has been included in this proxy statement.

Current Arrangements

We entered into agreements with each of our named executive officers in fiscal year 2020, as amended from time to time. Under their consulting agreements, our named executive officers are eligible to receive reimbursements of up to $1,000 per month for private third-party health insurance coverage. In 2021, Mr. Aburida was eligible to make use of secure corporate housing while providing services at our corporate headquarters in Dublin, Ireland, but Mr. Aburida did not make use of such benefit.

Pursuant to an amendment to each of the agreements dated July 21, 2022, the term of the agreements was extended to the earlier of July 31, 2023, and the Closing. As described immediately below under the section titled “Post-Business Combination Employment Agreements,” we entered into employment agreements with each of our named executive officers that will become effective as of the Closing.

Balázs Tóth became an executive officer on June 29, 2022 when Mr. Tóth was appointed to the role of Treasurer. We entered into a new consulting agreement with Mr. Tóth under his company, Block & Node, in fiscal year 2022, replacing the fiscal year 2020 consulting agreement. Under the terms of the consulting agreement, Mr. Tóth receives a monthly consulting fee of $20,250 per month and $1,000 per month to cover any out-of-pocket costs for private third-party health insurance coverage. We may enter into an employment agreement with Mr. Tóth prior to the Closing.

Post-Business Combination Employment Agreements

We entered into employment agreements with each of our named executive officers that will become effective as of the Closing, pursuant to which they will each continue to serve as our executive officers in their current positions following the Closing. The employment agreements provide that each of our named executive officers will receive an annual base salary of $635,000, and be eligible to (i) receive an annual target bonus of 96% of their annual base salary in accordance with the Company’s annual bonus program as in effect from time to time, and (ii) participate in the Company’s equity-based incentive programs as in effect from time to time, and, at the Board’s sole discretion, receive periodic grants of equity-based awards with a target value equal to 500% of their annual base salary. The employment agreements further provide that our named executive officers will each receive a one-time cash bonus of $2,030,000 in connection with the Closing. Additionally, under Mr. Aburida’s employment agreement, the Company will make corporate housing available to Mr. Aburida, at the Company’s sole expense, for so long as Mr. Aburida’s principal place of residence is located outside of the United States while providing services to the Company under his employment agreement. Our named executive officers may terminate the employment agreement without Good Reason (as defined in the employment agreements) at any time by providing 90 days’ advance written notice. The employment agreements include customary restrictive covenants, including perpetual confidentiality obligations, as well as a non-compete, and non-solicitation of customers, employees, and independent contractors, in each case, during the term of employment and for eighteen (18) months thereafter.

Potential Payments Upon Termination

The new employment agreements provide that upon a termination of employment by the Company without Cause or by the named executive officers for Good Reason (each, as defined in the employment agreements, a “Qualifying Termination”), our named executive officer will receive eighteen (18) months of base salary. In addition, our named executive officers will each receive any previously unpaid annual bonus from any prior completed fiscal year, a prorated annual bonus for the year of termination based on actual performance, eighteen

(18) months of continued medical benefits coverage, and vesting of all outstanding unvested equity-based awards consistent with the vesting terms applicable to similarly situated officers and directors of the Company. In the event of a Qualifying Termination within six (6) months prior to, and in connection with, a change in control, provided that the change in control is consummated, or within twenty-four (24) months following a change in control, our named executive officers will each receive a lump sum amount equal to one and a half (1.5) times their then-current annual base salary plus target annual bonus, any previously unpaid annual bonus from any prior completed fiscal year, a prorated annual bonus for the year of termination based on actual performance, eighteen (18) months of continued medical benefits coverage, and accelerated vesting of all outstanding unvested equity-based awards on the date of termination. In the event of a termination of our named executive officers due to death or Disability (as defined in the employment agreements), they will each receive a prorated annual bonus for the year of termination based on actual performance, and accelerated vesting of all outstanding unvested equity-based awards on the date of termination. The foregoing severance entitlements are subject to the execution of a general release of claims in favor of the Company.

Director Compensation for 2021

The Company did not have any independent directors during 2021. As such, no information relating to director compensation has been included in this proxy statement.

Following the completion of this Business Combination, we will implement a director compensation program for our independent directors. The final terms of such program and any director compensation that may be granted thereunder have not yet been determined.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding (i) the beneficial ownership of SLAC common stock as of the record date and (ii) the expected beneficial ownership of New W3BCLOUD common stock immediately following consummation of the Business Combination assuming no redemption and assuming 100% redemption for:

•	each person known who is, or is expected to be upon consummation of the Business Combination, the beneficial owner of more than 5% of the outstanding shares of New W3BCLOUD common stock;

•	each member of the SLAC Board and each of SLAC’s named executive officers;

•	each person who will become a member of the New W3BCLOUD Board or a named executive officer of New W3BCLOUD upon the consummation of the Business Combination; and

•

all of the members of the SLAC Board and the executive officers of SLAC as a group, and all members of the New W3BCLOUD Board and the executive officers of New W3BCLOUD following consummation of the Business Combination as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the record date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the record date or subject to restricted stock units that vest within 60 days of the record date are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable pursuant to restricted stock units or underlying options of New W3BCLOUD listed in the table below are represented in shares of New W3BCLOUD common stock, after giving effect to the Business Combination. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to SLAC, SLAC believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Prior to Business Combination (2)			After Business Combination
				Assuming No Redemptions (3)					Assuming 100% Redemptions (4)
Name and Address of Beneficial Owners (1)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	% of Voting Power	Number of Shares of New W3BCLOUD Common Stock	% of Total Class A Common Stock	% of Total Class B Common Stock	% of Total Common Stock	% of Voting Power	Number of Shares of New W3BCLOUD Common Stock	% of Total Class A Common Stock	% of Total Class B Common Stock	% of Total Common Stock	% of Voting Power
Directors and named executive officers prior to the Business Combination:
Howard Lindzon	—	—	—	—	—	—	—	—	—	—	—	—	—
Douglas Horlick	—	—	—	—	—	—	—	—	—	—	—	—	—
Paul Grinberg	—	—	—	—	—	—	—	—	—	—	—	—	—
Michael Lazerow	—	—	—	—	—	—	—	—	—	—	—	—	—
Ross Mason	—	—	—	—	—	—	—	—	—	—	—	—	—
Brian Norgard	—	—	—	—	—	—	—	—	—	—	—	—	—
Katherine Rosa	—	—	—	—	—	—	—	—	—	—	—	—	—
All directors and officers prior to the Business Combination (8 persons)	—	—	—	—	—	—	—	—	—	—	—	—	—

	Prior to Business Combination (2)			After Business Combination
				Assuming No Redemptions (3)					Assuming 100% Redemptions (4)
Name and Address of Beneficial Owners (1)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	% of Voting Power	Number of Shares of New W3BCLOUD Common Stock	% of Total Class A Common Stock	% of Total Class B Common Stock	% of Total Common Stock	% of Voting Power	Number of Shares of New W3BCLOUD Common Stock	% of Total Class A Common Stock	% of Total Class B Common Stock	% of Total Common Stock	% of Voting Power
Directors and named executive officers after the Business Combination:			%		%	%	%	%		%	%	%	%
Sami Issa			%		%	%	%	%		%	%	%	%
Wael Aburida			%		%	%	%	%		%	%	%	%
Balázs Tóth			%		%	%	%	%		%	%	%	%
Andrew Feldman			%		%	%	%	%		%	%	%	%
Joseph Lubin			%		%	%	%	%		%	%	%	%
Paul Grinberg			%		%	%	%	%		%	%	%	%
All directors and officers after the Business Combination as a group ( persons)			%		%	%	%	%		%	%	%	%
Five Percent Holders:			%		%	%	%	%		%	%	%	%
Social Leverage Acquisition Sponsor I LLC (5)	—	8,625,000	20.0%		%	%	%	%		%	%	%	%
W3BCLOUD Nominees Limited	—	—	—		%	%	%	%		%	%	%	%
Halo Holdings Limited	—	—	—		%	%	%	%		%	%	%	%
Advanced Micro Devices Inc.	—	—	—		%	%	%	%		%	%	%	%
ConsenSys AG	—	—	—		%	%	%	%		%	%	%	%
SK Inc. and its affiliates	—	—	—		%	%	%	%		%	%	%	%

*	Less than 1%.
(1)

Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination for SLAC is c/o Social Leverage Acquisition Corp I, 8390 E. Via de Ventura, Suite F110-207, Scottsdale, Arizona 85258.

(2)

Prior to the Business Combination, the percentage of beneficial ownership of SLAC on the record date is calculated based on (i) 1,652,286 shares of SLAC Class A common stock and (ii) 8,625,000 shares of SLAC Class B common stock, in each case, outstanding as of such date.

(3)

The expected beneficial ownership of New W3BCLOUD immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing occurs, is based on                shares of New W3BCLOUD common stock outstanding as of such date, and consists of (i)                shares of SLAC Class A common stock that will convert into a like number of shares of New W3BCLOUD common stock, (ii)                shares of SLAC Class B common stock that will convert into a like number of shares of New W3BCLOUD common stock, (iii)                shares of New W3BCLOUD common stock that may be issued to the New W3BCLOUD Holders in connection with the Business Combination, (iv)                New W3BCLOUD common stock that will be issued in connection with the investment by the PIPE Investors, and (v)                New W3BCLOUD common stock that will be issued in connection with the conversion of the Jupiter Note.

(4)

The expected beneficial ownership of New W3BCLOUD immediately upon consummation of the Business Combination, assuming the holders of                public shares exercise their redemption rights in connection therewith and the Closing occurs, is based on                shares New W3BCLOUD common stock outstanding as of such date, and consists of (i)                shares of SLAC Class A common stock that will convert into a like number of shares of New W3BCLOUD common stock, (ii)                shares of SLAC Class B common stock that will convert into a like number of shares of New W3BCLOUD common stock, (iii)                shares of New W3BCLOUD common stock that may be issued to the New W3BCLOUD Holders in connection with the Business Combination, (iv)                New W3BCLOUD common stock that will be issued in connection with the investment by the PIPE Investors, and (v)                New W3BCLOUD common stock that will be issued in connection with the conversion of the Jupiter Note.

(5)

Social Leverage Acquisition Sponsor I LLC, the Sponsor, is the record holder of 8,625,000 shares of Class B common stock. The Sponsor is managed by a board of managers consisting of Howard Lindzon, Douglas Horlick and Paul Grinberg. Any action by the Sponsor with respect to SLAC or the Founder Shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers. Accordingly, none of SLAC directors or officers is deemed to have or share beneficial ownership of the Founder Shares held by the Sponsor.

After the consummation of the Business Combination, the Sponsor and its affiliates are also expected to own warrants to purchase an additional 6,000,000 shares of New W3BCLOUD Class A common stock. The warrants will not be exercisable until 30 days following the consummation of the Business Combination. Assuming the exercise of all of the Sponsor’s warrants (and none of the public warrants), the Sponsor and its affiliates would be deemed to own                shares of New W3BCLOUD common stock, which constitutes     % of the New W3BCLOUD Class A common stock outstanding assuming no redemptions, or     % of the New W3BCLOUD Class A common stock outstanding assuming 100% redemption, in each case on a fully diluted basis.

MANAGEMENT OF NEW W3BCLOUD AFTER THE BUSINESS COMBINATION

The following persons are expected to serve as New W3BCLOUD’s executive officers and directors following the Business Combination. For biographical information concerning current executive officers and directors of the Company, see “Management of the Company.” Biographical information for Mr. Paul Grinberg, who is a director of SLAC, is set forth in “Information About SLAC—Management—Directors and Executive Officers.”

Name	Age	Position(s)
Sami Issa	54	Chief Executive Officer; Director
Wael Aburida	55	Chief Financial Officer; Director
Balázs Tóth	45	Treasurer
Andrew Feldman	64	Secretary
Joseph Lubin	58	Director
Paul Grinberg	61	Director

Corporate Governance Guidelines and Code of Business Conduct

The New W3BCLOUD Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the New W3BCLOUD Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer and other executive and senior financial officers. The full text of New W3BCLOUD’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of New W3BCLOUD’s website. New W3BCLOUD will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website.

Board Composition

The New W3BCLOUD Board will consist of seven (7) directors immediately following the Closing. Each of the directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of the New W3BCLOUD Board. Vacancies on the board of directors can be filled by resolution of the New W3BCLOUD Board.

In connection with the completion of the Business Combination, New W3BCLOUD and certain holders of New W3BCLOUD stock will enter into the Voting Agreement, pursuant to which, for so long as ConsenSys, together with any of its qualifying transferees (as defined in the Voting Agreement), collectively satisfy the 20% Condition, the parties to the Voting Agreement will take all reasonable actions within their respective control to provide that one (1) director of the New W3BCloud Board be an individual designated by ConsenSys. The Voting Agreement will terminate once the 20% Condition is no longer satisfied. For more information about the Voting Agreement, please see “Related Agreements—Voting Agreement.”

Following the completion of the Business Combination, the W3BCLOUD Founders will control approximately     % of the voting power of our common stock assuming no redemption of SLAC’s public shares (or     % of the voting power of our common stock assuming 100% redemption). As a result, New W3BCLOUD will be a “controlled company” within the meaning of the Nasdaq corporate governance standards and may elect not to comply with certain corporate governance standards, including requirements that would otherwise require New W3BCLOUD to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for its board selection, by the nominating committee.

Director Independence

In connection with the Business Combination, New W3BCLOUD common stock will be listed on the Nasdaq. Under the rules of the Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. As discussed above, we intend to avail ourselves of the “controlled company” exception and, as a result, we will not be required to have a majority of independent directors on our board, although we expect we will have a majority of independent directors on our board. Under the rules of the Nasdaq, a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such person does not have a material relationship with the listed company. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of the Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the Nasdaq, the board of directors must affirmatively determine that a member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The SLAC Board has undertaken a review of the independence of each director and considered whether each of the directors has a material relationship with New W3BCLOUD that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Company anticipates that                will be considered “independent directors” as defined under the listing requirements and rules of the Nasdaq and the applicable rules of the Exchange Act.

Committees of the New W3BCLOUD Board of Directors

The New W3BCLOUD Board will have an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of the New W3BCLOUD Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the New W3BCLOUD Board.

Audit Committee

            will serve as members of our Audit Committee. Under the Nasdaq listing standards and applicable SEC rules, all the directors on the Audit Committee must be independent; our board of directors has determined that each of                are independent under the Nasdaq listing standards and applicable SEC rules.                 will serve as the Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and our board of directors has determined that                 qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee will be responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit New W3BCLOUD’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, New W3BCLOUD’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing and overseeing New W3BCLOUD’s policies on risk assessment and risk management, including enterprise risk management;

•	reviewing the adequacy and effectiveness of internal control policies and procedures and New W3BCLOUD’s disclosure controls and procedures; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The board of directors of the Company (the “Company Board”) will adopt a written charter for the Audit Committee which will be available on New W3BCLOUD’s website upon the completion of the Business Combination.

Compensation Committee

            will serve as members of our Compensation Committee. Under the Nasdaq listing standards, we are required to have a Compensation Committee composed entirely of independent directors; our Board of Directors has determined that each of                are independent.                 will serve as Chairman of the Compensation Committee. New W3BCLOUD’s Compensation Committee will be responsible for, among other things:

•	reviewing, approving and determining the compensation of New W3BCLOUD’s executive officers;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the New W3BCLOUD Board or any committee thereof;

•	administering New W3BCLOUD’s equity compensation plans;

•	reviewing, approving and, in certain situations, making recommendations to the New W3BCLOUD Board regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of New W3BCLOUD’s employees.

The Company Board will adopt a written charter for the Compensation Committee, which will be available on New W3BCLOUD’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

            will serve as members of our Nominating and Corporate Governance Committee. Under the Nasdaq listing standards, we are required to have a nominating and corporate governance committee composed entirely of independent directors; our Board of Directors has determined that each of                are independent.                 will serve as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the New W3BCLOUD Board regarding, nominees for election to the New W3BCLOUD Board and its committees;

•	evaluating the performance of the New W3BCLOUD Board and of individual directors;

•	considering, and making recommendations to the New W3BCLOUD Board regarding the composition of the New W3BCLOUD Board and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of the corporate governance practices and reporting;

•	reviewing related party transactions; and

•	developing, and making recommendations to the New W3BCLOUD Board regarding, corporate governance guidelines and matters.

The Company Board will adopt a written charter for the Nominating and Corporate Governance Committee, which will be available on New W3BCLOUD’s website upon the completion of the Business Combination.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.

Related Party Policy

New W3BCLOUD will adopt a formal written policy that will be effective upon the Business Combination that sets forth the following policies and procedures for the review and approval or ratification of related party transactions. A “Related Party Transaction” is a transaction, arrangement or relationship in which New W3BCLOUD or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. A “Related Party” means:

•	any person who is, or at any time during the applicable period was, one of New W3BCLOUD’s officers or one of New W3BCLOUD’s directors;

•	any person who is known by New W3BCLOUD to be the beneficial owner of more than five percent (5%) of its voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, son-in-law, sister-in-law or brother-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

New W3BCLOUD will enact policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the Audit Committee will have the responsibility to review related party transactions.

THE BUSINESS COMBINATION AND THE BUSINESS COMBINATION AGREEMENT

This section describes the material terms of the Business Combination Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Business Combination Agreement that is important to you. You are encouraged to read the Business Combination Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about SLAC or the Company. Such information can be found elsewhere in this proxy statement.

Terms of the Business Combination

Transaction Structure

The Business Combination Agreement provides, among other matters, for the merger of Merger Sub with and into the Company on the terms and subject to the conditions in the Business Combination Agreement and in accordance with the DGCL. The Company will survive the Merger as the surviving company and a direct, wholly-owned subsidiary of SLAC. From and after the Effective Time, all of the property, rights, privileges, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company, the surviving company.

At the Effective Time, the certificate of incorporation and the bylaws of the surviving company shall remain the same as the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with their terms and the DGCL. At the Effective Time, the directors of the Company immediately prior to the Effective Time will continue to be the directors of the surviving company and the officers of the Company immediately prior to the Effective Time will continue to be the officers and of the surviving company.

Merger Consideration

Each share of (a) Company Class A common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive a number of shares of New W3BCLOUD Class A common stock equal to (i) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class A common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by (ii) the number of shares of Company common stock issued and outstanding at the Effective Time and (b) Company Class B common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, will be cancelled and automatically converted into and become the right to receive a number of shares of New W3BCLOUD Class B common stock equal to (i) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class B common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by (ii) the Company number of shares of Company common stock issued and outstanding at the Effective Time by virtue of the Merger and without any action on the part of the parties to the Business Combination Agreement or any of their respective stockholders.

As a consequence of the Business Combination, at the Effective Time, each Company Subsidiary Option will automatically lapse, and the holder thereof will be granted a substantially equivalent option (vested or unvested, as applicable) to subscribe for a number of shares of New W3BCLOUD Class A common stock, in each case, subject to substantially the same terms and conditions as were applicable to the corresponding former

Company Subsidiary Option. The number of shares of New W3BCLOUD Class A common stock underlying such converted option shall be equal to the product obtained by multiplying the number of B Ordinary Shares subject to such Company Subsidiary Option immediately prior to the Effective Time by the Company Class A Per Share Consideration, at an exercise price per share equal to the quotient obtained by dividing the exercise price per B Ordinary Share subject to such Company Subsidiary Option immediately prior to the Effective Time by the Company Class A Per Share Consideration. To the extent applicable, the number of shares of New W3BCLOUD Class A common stock and the exercise price of such converted options will be determined in a manner that is consistent with the requirements of Section 409A of the Code.

See “The Business Combination and the Business Combination Agreement—Terms of the Business Combination—Merger Consideration.”

Conversion of Shares; Exchange Procedures

The conversion of Company common stock into the right to receive the applicable Merger Consideration will occur automatically at the Effective Time.

Letters of Transmittal

Concurrently with the mailing of this proxy statement, SLAC will cause the exchange agent to mail a letter of transmittal to each holder of record of Company common stock. This mailing will also include instructions on how to surrender shares of Company common stock in exchange for the applicable Merger Consideration the holder is entitled to receive under the Business Combination Agreement. From and after the Effective Time, Company stockholders who properly surrender their shares to the Company, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of Company common stock, the applicable Merger Consideration.

Certain Projected Financial Information of the Company

The Company prepared certain unaudited projected financial information that was made available to SLAC in connection with its evaluation of the Business Combination. The unaudited projected financial information of the Company was prepared by the management of the Company based on assumptions that management believed were reasonable and that reflected management’s best available estimates of the future financial performance of the Company.

The inclusion of this unaudited projected financial information should not be regarded as an indication that any of SLAC, the SLAC Board, the Company, the Company Board, their respective affiliates, financial advisors or any other recipient of this information considered, or now considers, such unaudited projected financial information to be necessarily predictive of actual future results, and this unaudited projected financial information should not be relied upon as such.

The unaudited projected financial information was based on numerous variables, qualitative estimates and assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors. Such estimates and assumptions are inherently uncertain and may be beyond the control of the Company. The unaudited projected financial information are forward-looking statements, and important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to the Company’s ability to deploy its storage and compute infrastructure to support Web3 protocols, its strategic relationship with AMD and ConsenSys, the market for digital assets, the amount of capital available to the Company as a result of the Business Combination and related transactions and other factors described under the captions “Risk Factors—Risks Related to Our Business and Industry” and “Cautionary Note Regarding Forward-Looking Statements.” You are encouraged to review the risks and uncertainties described under these captions in this proxy statement. The projected results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited projected financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In addition, the unaudited projected financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Company does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. SLAC and/or New W3BCLOUD will not refer back to the unaudited projected financial information in its future periodic reports filed under the Exchange Act. The unaudited projected financial information was prepared solely for internal use and not with a view toward public disclosure, compliance with US GAAP, IFRS or Irish GAAP, the published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board for preparation and presentation of projected financial information. Neither the Company’s nor SLAC’s independent registered public accounting firm has audited, reviewed, compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability. The projected financial information included in this proxy statement has been prepared by the Company’s management. The report of the Company’s independent registered public accounting firm included in this document relates to the Company’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so.

On July 29, 2022, the Company provided SLAC with unaudited projected financial information relating to the Company’s revenue, compute revenue pricing, storage revenue pricing, access revenue pricing, Adjusted EBITDA and capital expenditures for the years ending December 31, 2022 through December 31, 2023. The unaudited projected financial information is summarized in the table below and does not take into account any circumstances or events occurring after the date they were provided. See “Cautionary Note Regarding Forward-Looking Statements.”

	Annual Summary Projections
	2020A	2021A	2022E	2023E
Average Annual Pricing
Compute Revenue Pricing	$308	$2,774	$1,927	$2,142
Storage Revenue Pricing	$15	$70	$12	$9
Access Revenue Pricing	NA	NA	$0.46	$0.19
Revenue
Compute Infra (ETH, etc.)	$3	$40	$37	$133
Storage Infra (FIL, etc.)	0	0	1	97
Access Infra (POKT, etc.)	—	—	1	60
Staking Infra	—	—	—	24

Total Revenue	$3	$40	$39	$314

YoY Revenue Growth	—	1,094%	(1%)	696%
Adjusted EBITDA (1)	$1	$29	$10	$203

EBITDA Margin (2)	43%	73%	24%	65%
Capex	$8	$47	$74	$250

(1)

EBITDA is calculated as net loss adjusted for depreciation, interest (income and expense) and income tax expense (benefit). To calculate Adjusted EBITDA, the Company then eliminates the effects of certain non-cash and / or non-recurring items, that the Company believes do not reflect its ongoing strategic business operations. The adjustments include unrealized (gain) loss on digital asset borrowing, change in fair value of derivative liability, realized gain on sale of digital assets and impairment of digital assets.

(2)	Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of total revenue.

In arriving at the projected financial information, the material assumptions considered included the following:

•	the Business Combination is assumed to close in the fourth quarter of 2022;

•	deployment of approximately $250 million of equipment capital expenditure would be initiated immediately following closing to drive 2023 revenue growth;

•

an increase in equipment capital expenditure is expected to result in continued deployment of additional protocols and expansion of current protocols. We anticipated that, as a result, revenue related to Compute will grow from $40 million in 2021 to $133 million by end of year 2023 and revenue from storage, access, and staking will grow from $0 million in 2021 to $181 million by end of year 2023. In summary, we assumed that 2023 capital spend on new equipment will be more than 5x the total capital spend in 2021, resulting in 2023 revenues of approximately 8x 2021 revenues. This increase in revenue relative to capital spend is supported by a more efficient hardware spend in 2023 relative to 2021 as the Company will be able to source equipment at lower prices relative to 2021 due to recent changes resulting in favorable demand/supply market dynamics. For example, in 2021, equipment manufacturers experienced supply chain challenges that have since reduced and have continued to do so. Increased equipment cost or fluctuations in demand leading to updated protocol prioritization and changes to the relative profitability of revenue streams may result in lower 2023 revenues from what is described above;

•

the Ethereum Merge was assumed to occur in the fourth quarter of 2022. The Ethereum Merge occurred in mid-September 2022. The Company’s assumptions concerning its ability to achieve the forecasted results following the Merge are subject to numerous risks and uncertainties, including as they relate to the Company’s shift in compute resources to support uses other than Ethereum. See “Risk Factors—Digital Asset, Equipment and Technology Related Risks—The transition of Ethereum to Proof-of-Stake consensus as part of the implementation of “the Merge” could make our Ethereum-related activities less competitive and ultimately adversely affect our business, financial condition and results of operations”;

•

pricing for Compute, Storage and Access revenues using ETH, FIL and POKT as proxies; we assumed average monthly prices of $1,150 for Compute, $5.00 for Storage and $0.10 for Access for July 2022, growing to $3,000, $13.04 and $0.26, respectively, by December 2023, leading to a forecasted EBITDA margin in 2023 of 65%, versus 73% in 2021. Over the course of 2023, we assumed the average prices will be $2,142 for Compute, $9.31 for Storage and $0.19 for Access. These average prices are 4% lower for ETH, 31% lower for FIL and 64% lower for POKT relative to the average YTD 2022 pricing (as of September 2022). Following the Ethereum Merge, the Company no longer supports Ethereum POW; however, as described above, the Company intends to derive Compute revenues from Zero-Knowledge (ZK) rollups, Livepeer, Render Token (RNDR), in addition to the metaverse and more. Further, the Company supports other POW protocols such as ETC and Zilliqa. The Company assumed that profitability from the foregoing alternative compute revenue streams in 2023 will equal 80% pre-merge ETH profitability, and multiplied this by the larger capital expenditure budget that the Company intends to deploy in 2023. In 2023, average pricing being lower than assumed may result in lower 2023 revenues from what is described above; and

•

a hashrate growth assumption of +16% growth from June 2022 through end of year 2023 which assumes a 0.5% monthly hashrate growth through year-end 2022 and 1% monthly hashrate growth thereafter. In 2023, the assumption for hashrate growth is slightly greater than 12% and is generally in-line with the assumption for the assumed average price increases from 2022 to 2023 of approximately 11%. Management views this assumption to be reasonable as historically, pricing growth has exceeded hashrate growth. For example, in 2021, pricing increased 5x and hashrate increased 3x. Similarly, in 2022, pricing increased from its low-point in June 2022 to August 31, 2022 by 56% whereas hashrate increased from its low-point in July 2022 to August 31, 2022 by 6% (the high-point for the year was in May 2022 and was 27% higher compared to the low-point in July 2022). In 2023, hashrate growth being higher than assumed may result in lower 2023 revenues from what is described above.

The Company believes that the material assumptions described above were reasonable at the time the prospective financial information was prepared.

The assumptions that management of the Company made in preparing the foregoing unaudited projected financial information may not reflect actual future conditions. The estimates and assumptions underlying the unaudited projected financial information involve judgments with respect to, among other things, risks and uncertainties relating to our business, industry performance, protocol pricing, crypto market conditions, the competitive environment, changes in technology, and general business and economic conditions. Various assumptions underlying the foregoing unaudited projected financial information may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

Additionally, although presented with numerical specificity, the unaudited projected financial information with respect to the Company reflects numerous assumptions and estimates as to future events made by the management of the Company. You are cautioned not to place undue reliance on the unaudited projected financial information set forth above. No representation is made by the Company, SLAC or any other person to any stockholder regarding the ultimate performance of New W3BCLOUD compared to the information included in the above unaudited projected financial information.

Except as may be required in order to comply with applicable securities laws, none of the Company or any of its representatives intend to update, or otherwise revise, the unaudited projected financial information, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error or change. In addition, the unaudited projected financial information does not reflect the impact of the Business Combination, nor does it take into account the effect of any failure of the Business Combination to occur.

The financial projections include Adjusted EBITDA and Adjusted EBITDA Margin, both of which are non-GAAP financial measures. The Company included such measures in the financial projections because it believed that such measures may be useful in evaluating, on a prospective basis, the potential operating performance of its business. These non-GAAP measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the financial projections may not be comparable to similarly titled amounts used by other companies or persons. In the view of the Company’s management, the financial projections were prepared on a reasonable basis reflecting such management’s currently available estimates and judgments at the time of such preparation. For a historical reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure of net income and of Adjusted EBITDA Margin to the most directly comparable GAAP measure of net income margin, please see the section titled “W3BCLOUD Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF THE FINANCIAL PROJECTIONS FOR THE COMPANY, NEITHER SLAC NOR THE COMPANY UNDERTAKES ANY OBLIGATION AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Effects of the Business Combination

As a result of the Business Combination, the Company will become a direct, wholly-owned subsidiary of SLAC. The Proposed Charter set forth as Annex F to this proxy statement and the Amended and Restated Bylaws as set forth as Annex G to this proxy statement will be the certificate of incorporation and bylaws (respectively) of New W3BCLOUD following the Business Combination.

Merger Consideration

Conversion of SLAC Common stock

Each share of SLAC Class B common stock that is issued and outstanding as of immediately prior to the Effective Time, but following the forfeiture of certain shares of SLAC Class B common stock pursuant to the Sponsor Letter Agreement, shall automatically convert in accordance with the terms of the current charter into one (1) share of SLAC Class A common stock. All of the shares of SLAC Class B common stock converted into shares of SLAC Class A common stock shall no longer be outstanding and shall cease to exist, and each holder of shares of SLAC Class B common stock shall thereafter cease to have any rights with respect to such securities.

Conversion of Company Common Stock

Each share of (a) Company Class A common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive a number of shares of New W3BCLOUD Class A common stock equal to (i) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class A common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by (ii) the number of shares of Company common stock issued and outstanding at the Effective Time and (b) Company Class B common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, will be cancelled and automatically converted into and become the right to receive a number of shares of New W3BCLOUD Class B common stock equal to (i) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class B common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company common stock issued and outstanding at the Effective Time, divided by (ii) the number of shares of company common stock issued and outstanding at the Effective Time by virtue of the Merger and without any action on the part of the parties to the Business Combination Agreement or any of their respective stockholders.

Company Subsidiary Options

As a consequence of the Business Combination, at the Effective Time, each Company Subsidiary Option will automatically lapse, and the holder thereof will be granted a substantially equivalent option (vested or unvested, as applicable) to subscribe for a number of shares of New W3BCLOUD Class A common stock, in each case, subject to substantially the same terms and conditions as were applicable to the corresponding former Company Subsidiary Option. The number of shares of New W3BCLOUD Class A common stock underlying such converted option shall be equal to the product obtained by multiplying the number of B Ordinary Shares subject to such Company Subsidiary Option immediately prior to the Effective Time by the Company Class A Per Share Consideration, at an exercise price per share equal to the quotient obtained by dividing the exercise price per B Ordinary Share subject to such Company Subsidiary Option immediately prior to the Effective Time by the Company Class A Per Share Consideration. To the extent applicable, the number of shares of New W3BCLOUD Class A common stock and the exercise price of such converted options will be determined in a manner that is consistent with the requirements of Section 409A of the Code.

If determined by the Company to be efficient, appropriate and desirable in connection with certain pre-closing restructurings, the Company may exchange the Company Subsidiary Options for Company Options, in which case, the treatment of the Company Subsidiary Options described in the preceding paragraph will apply instead to such Company Options.

Earn Out Consideration

After the consummation of the Business Combination, the Company stockholders will have the contingent right to receive Earn Out Shares upon the terms and subject to the conditions set forth in the Business Combination Agreement and the agreements contemplated thereunder in the amounts set forth below if the price targets set forth below are achieved any time between the Closing and the date that is five (5) years after the consummation of the Business Combination:

•

in the event the VWAP is greater than $12.50 for at least twenty (20) days out of a period of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination, there will be a one-time issuance of 8,330,000 shares of New W3BCLOUD Class A common stock;

•

in the event the VWAP is greater than $15.00 for at least twenty (20) days out of a period of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination, there will be a one-time issuance of 8,330,000 shares of New W3BCLOUD Class A common stock; and

•

in the event the VWAP is greater than $17.50 for at least twenty (20) days out of a period of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination, there will be a one-time issuance of 8,330,000 shares of New W3BCLOUD Class A common stock.

In the event that there is an agreement with respect to the sale or other change of control of the Company entered into after the Closing and prior to the date that is five (5) years after the consummation of the Business Combination, that will result in the holders of New W3BCLOUD Class A common stock receiving a per share price in excess of the applicable VWAP set forth above, then the applicable Earn Out Shares that have not been issued prior to the Closing of such sale or change of control will be issued by New W3BCLOUD on the day prior to such sale or change of control and the recipients of such Earn Out Shares will be eligible to participate in the sale or change of control.

If, after the Closing and on or before the date that is five (5) years after the consummation of the Business Combination, the outstanding shares of New W3BCLOUD Class A common stock are changed into a different number or class of shares by reason of any merger, stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, then the number of Earn Out Shares to be issued pursuant to the Business Combination Agreement will be adjusted to the extent appropriate to provide the same economic effect as contemplated by the Business Combination Agreement prior to such action.

If, after the Closing and on or before the date that is five (5) years after the consummation of the Business Combination, New W3BCLOUD or any of its successors or assigns consolidates with or mergers into any other person (including in connection with the sale or change of control of New W3BCLOUD entered into after the Closing) and New W3BCLOUD will not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person, then New W3BCLOUD will ensure that proper provision shall be made so that the successors and assigns of New W3BCLOUD shall succeed to the obligations regarding the earn out provided for in the Business Combination Agreement.

Closing and Effective Time of the Business Combination

Unless the parties otherwise mutually agree, the Closing will take place on the Closing Date, which is to be on a date to be agreed by the parties, being not more than three (3) business days (or such shorter period of time as remains before 11:59 p.m., New York City time, on the Outside Date) after the date on which all of the closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof). See “—Conditions to the Business Combination” for a more complete description of the conditions that must be satisfied prior to the Closing.

On the Closing Date, Merger Sub and the Company will effect the Business Combination by filing a certificate of merger with the Secretary of State of the State of Delaware, and the Business Combination will become effective at the time at which the certificate of merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by the parties and expressly specified in the certificate of merger.

As of the date of this proxy statement, the parties expect the Business Combination will be completed during the fourth quarter of 2022. However, there can be no assurance as to when or if the Business Combination will occur.

If the Business Combination is not completed by the Outside Date, the Business Combination Agreement may be terminated by either SLAC or the Company. A party may not terminate the Business Combination Agreement pursuant to the provision described in this paragraph if such party’s action or failure to act has proximately caused the failure of the Business Combination to occur on or before the Outside Date and such action or failure to act constitutes a breach of the Business Combination Agreement. See “—Termination.”

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Business Combination

The Company has agreed that, prior to the Closing, subject to specified exceptions, it and its subsidiaries will (a) conduct their businesses in the ordinary course of business and (b) use their reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and its subsidiaries and to preserve the current material relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations, except to the extent as expressly contemplated by the Business Combination Agreement, and except as required by applicable law or other directive by a governmental authority (including the implementation of any COVID-19 measures), unless SLAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if SLAC fails to respond to a request from the Company for consent required pursuant to the Business Combination Agreement within five (5) business days after receipt of such request, SLAC’s approval shall be deemed granted.

In addition to the general covenant above, the Company has agreed that prior to the Closing, subject to specified exceptions, it and its subsidiaries will not, directly or indirectly, without the written consent of SLAC (which may not be unreasonably withheld, conditioned or delayed); provided that, if SLAC fails to respond to a request from the Company for consent required pursuant to the Business Combination Agreement within five (5) business days after receipt of such request, SLAC’s approval shall be deemed granted:

•	make any change in or amendment to its constitution, certificate of incorporation or bylaws or equivalent organizational documents that would be adverse to SLAC;

•

issue, sell, pledge, dispose of, grant or encumber, create a lien upon or authorize the issuance, sale, pledge, disposition or grant of, any equity interests of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests (including any phantom interest), of the Company or any of its subsidiary other than certain enumerated exceptions;

•

form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity other than the acquisition of B Ordinary Shares as described in the Business Combination Agreement;

•

except for transactions solely among the Company and its subsidiaries, (a) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares (including a bonus issue), property or otherwise, with respect to any of its equity interests or (b) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

•

acquire or authorize the acquisition of (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any assets or any corporation, partnership, other business organization or any division thereof;

•

incur any specified debt or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, except for certain exceptions enumerated in the Business Combination Agreement;

•	merge, consolidate, combine or amalgamate with any person;

•

except in the ordinary course of business consistent with past practice (measured by the applicable jurisdiction) or as otherwise required by any employee benefit plan set forth on the Company’s disclosure schedule to the Business Combination Agreement (the “Company Disclosure Schedule”) as in effect on July 31, 2022 or as required by applicable Law: (a) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer or employee of the Company or any of its subsidiaries; provided that the Company (or a subsidiary of the Company, as applicable) may grant increases in compensation to current employees not to exceed (x) $250,000 for any individual employee and (y) $2,500,000 in the aggregate for all employees, (b) enter into any new, modify, terminate or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or consultant of the Company or any of its subsidiaries, (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant of the Company or any of its subsidiaries, (d) negotiate, enter into, amend, establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a union or (e) waive or fail to enforce any restrictive covenant;

•

adopt, modify, amend, enter into, and/or terminate any material employee benefit plan or any material benefit or compensation plan, policy, program or agreement that would be an employee benefit plan in effect as of the date of the Business Combination Agreement, except as may be required by applicable law, is necessary in order to consummate the Business Combination, is deemed by the Company to be in the best interest of the Company or any of its subsidiaries, or for health and welfare plan renewals in the ordinary course of business;

•	materially amend, the accounting policies or procedures, other than as required by US GAAP, IFRS or Irish GAAP;

•

(a) amend any existing material tax return, (b) change any material method of tax accounting, (c) except as otherwise expressly contemplated by any other provision of the Business Combination Agreement or any ancillary agreement, make (inconsistent with past practice), change or rescind any material election relating to taxes or (d) settle or compromise any material U.S. federal, state or local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•

enter into any contract or agreement which would have constituted a material contract (as defined in the Business Combination Agreement) had such contract or agreement been in effect on the date of the Business Combination Agreement or amend, modify or consent to the termination of any material contract or amend, waive, modify or consent to the termination of the Company’s or any of its subsidiary’s material rights thereunder, except for certain enumerated exceptions provided for in the Business Combination Agreement;

•

sell, pledge or encumber, or permit to lapse or to be abandoned, invalidated, dedicated to the public, disclaimed, or otherwise dispose of, any material item of intellectual property owned by the Company or any of its subsidiaries, other than in the ordinary course of business and the release, publication or licensing of source code as open source software;

•

waive, release, assign, settle or compromise any proceeding or action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $500,000 in the aggregate;

•

create or incur any lien material to the Company or any of its subsidiaries other than permitted liens (as defined in the Business Combination Agreement) or liens incurred in the ordinary course of business;

•

make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any of its subsidiaries) that exceed $1,000,000 in the aggregate at any time outstanding;

•	make or authorize any unbudgeted capital expenditures, except for expenditures needed to maintain, repair or replace any tangible assets to continue to operate in the ordinary course of business;

•	take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any of its subsidiaries;

•	discontinue any line of business or any material portion thereof; or

•	enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Each of SLAC and Merger Sub has agreed that, prior to the Closing, subject to specified exceptions, each of SLAC and Merger Sub will conduct their businesses in the ordinary course of business except to the extent as expressly contemplated by the Business Combination Agreement and except as required by applicable Law or other directive by a governmental authority (including the implementation of any COVID-19 measures).

In addition to the general covenant above, each of SLAC and Merger Sub has agreed that prior to the Closing, subject to specified exceptions, it will not, directly or indirectly, without the written consent of the Company (which may not be unreasonably withheld, conditioned or delayed):

•	make any change in or amendment to any of SLAC’s organizational documents or form any new subsidiary of SLAC;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to SLAC’s organizational documents;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any equity interests, except for redemptions from the Trust Account that are required pursuant to SLAC’s organizational documents;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SLAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SLAC, except for the issuance of the Exchange Private Placement Warrants;

•

acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SLAC, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business and in an aggregate amount not to exceed $100,000 or except a loan from Sponsor or an affiliate thereof or certain of SLAC’s officers and directors to finance SLAC’s transaction costs in connection with the Business Combination in an aggregate amount not to exceed $1,500,000;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in US GAAP or applicable law made subsequent to July 31, 2022, as agreed to by its independent accountants;

•

(a) amend any material tax return, (b) change any material method of tax accounting, (c) make (inconsistent with past practice), change or rescind any material election relating to taxes, or (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of SLAC;

•

engage in any activities or business, other than activities or business (a) in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (b) contemplated by, or incident or related to, the Business Combination Agreement, any ancillary agreement, the performance of covenants or agreements under the Business Combination Agreement or the ancillary agreements or (c) those that are administrative or ministerial, in each case, which are immaterial in nature;

•

enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Business Combination;

•	amend the Trust Agreement, the SLAC warrants or any other agreement related to the Trust Account;

•	hire or engage any employee or consultant, or, except as expressly provided in the Business Combination Agreement, adopt any employee benefit plan; or

•	enter into any contract or otherwise make a binding commitment to take any of the foregoing actions.

Proxy Solicitation

SLAC has agreed to, promptly following the SEC’s completion of its review of this proxy statement (the “SEC Clearance Date”), (a) take all action necessary under applicable law and the SLAC organizational documents to set a record date for, call, give notice of, convene and hold the Special Meeting to seek approval of the Condition Precedent Proposals, which Special Meeting shall be held as promptly as reasonably practicable following the SEC Clearance Date; and (b) submit the Condition Precedent Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Condition Precedent Proposals from, such holders at the Special Meeting. SLAC has agreed to, through the SLAC Board, by unanimous approval, recommend to its stockholders that they approve the Condition Precedent Proposals (the “SLAC Board Recommendation”) and has agreed to include the SLAC Board Recommendation in this proxy statement. SLAC has agreed that none of the SLAC Board nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of the SLAC Board to withdraw or modify, in a manner adverse to the Company, the SLAC Board Recommendation or any other recommendation by the SLAC Board of the Condition Precedent Proposals (any such action a “Change in Recommendation”).

As promptly as reasonably practicable (and in any event within two (2) business days) following the SEC Clearance Date, the Company shall obtain and deliver to SLAC a true and correct copy of a written consent (in form and substance reasonably satisfactory to SLAC) approving the Business Combination Agreement, the other transaction documents contemplated by the Business Combination Agreement (to which the Company is or will be a party), the Business Combination (including the Merger) that is duly executed by all of the Company Holders required to approve and adopt such matters in accordance with the law and the Company organizational documents. The Company, through its board of directors, has agreed to recommend to the Company Holders the approval and adoption of the Business Combination Agreement and the Business Combination (including the Merger).

No Solicitation

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement in accordance with its terms, the Company has agreed not to, and shall cause its subsidiaries and its and their respective representatives not to, directly or indirectly,

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enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or encourage (including by way of furnishing non-public information) or respond to or facilitate any inquiries, offers or proposals (written or oral) by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any Alternative Transaction, other than with the other parties to the Business Combination Agreement and their respective representatives,

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enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction,

•	enter into any contract or other arrangement or understanding regarding an Alternative Transaction,

•	commence, continue or renew any due diligence investigation regarding any Alternative Transaction,

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend an Alternative Transaction,

•	prepare or take any steps in connection with a public offering of any equity interests of the Company or any of its subsidiaries or

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of the Company or any of its subsidiaries.

The Company has agreed to, and shall cause its subsidiaries and its and their respective affiliates and representatives to, cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction.

The Company has also agreed that it will promptly request each person (other than the parties to the Business Combination Agreement and their respective representatives) that has prior to July 31, 2022 executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date of the Business Combination Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement).

If the Company or any of its subsidiaries or any of its or their respective representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, the Company has agreed to promptly (and in no event later than two (2) business days after the Company becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Business Combination that prohibits such party from considering such inquiry or proposal and notify SLAC of the receipt of an Alternative Transaction including a summary of the material terms and conditions of such Alternative Transaction, unless the Company is bound by a previously executed confidentiality agreement that prohibits such disclosure (in which case, the Company has agreed to use commercially reasonable efforts to seek a waiver of any applicable confidentiality restrictions).

From and after July 31, 2022 until the Effective Time or, if earlier, the valid termination of the Business Combination Agreement in accordance with its terms, (a) SLAC has agreed not to, and shall direct its representatives acting on its behalf not to, directly or indirectly, (i) initiate, seek, solicit, knowingly facilitate or encourage or submit an indication of interest for, any inquiries, proposals or offer to a person (including any financial investor or group of financial investors) concerning any SLAC Acquisition Proposal, or (ii) participate in any negotiations relating to a SLAC Acquisition Proposal and (b) SLAC has agreed to, and shall cause its representative to, (i) terminate immediately any negotiations with any person relating to a SLAC Acquisition Proposal and (ii) promptly advise the Company in writing of any proposal regarding a SLAC Acquisition Proposal that it has received (it being understood that SLAC shall not be required to inform the Company of the identity of the person making such proposal or the material terms thereof).

Directors’ and Officers’ Indemnification

To the fullest extent permitted under applicable law, SLAC and the Company have agreed that the New W3BCLOUD organizational documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company organizational documents and the SLAC organizational documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the date of the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, members, managers, employees, fiduciaries or agents of the Company or SLAC (each such individual, a “D&O Indemnified Person”), unless such modification shall be required by applicable law.

At or prior to the Closing, the Company has agreed to obtain and maintain fully paid non-cancellable directors’ and officers’ liability “tail” insurance for a term of six (6) years from the Effective Time (the “D&O Tail”) covering the persons insured under the Company’s directors’ and officers’ liability insurance in effect as of the Closing (such persons, “Insured Persons” and such insurance, the “Current Insurance”) from insurance carriers with the same or better A.M. Best financial strength rating as the insurance carriers of the Current Insurance and with terms and conditions (including with respect to limits, retentions and scope of coverage) at least as favorable as the Current Insurance, with respect to any actual or alleged error, misstatement, misleading statement, act, omission, circumstance, event, neglect, breach of duty or any matter claimed against an Insured Person by reason of him or her serving in such capacity, in each case, that actually or allegedly existed or occurred at or prior to the Closing. The Company has agreed to, and SLAC shall cause the Company to, maintain the D&O Tail in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

At or prior to the Closing, SLAC may purchase “tail” insurance (a “SLAC Tail”) with respect to SLAC’s directors’ and officers’ liability insurance in effect as of the Closing covering those persons who are covered thereby. If SLAC elects to purchase such SLAC Tail, SLAC shall maintain such SLAC Tail in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder. SLAC shall pay the cost of such SLAC Tail at the Closing.

Prior to or in connection with the Closing, SLAC has agreed to purchase, subject to the Company’s consent, “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of New W3BCLOUD. From and after the date of the Business Combination Agreement, SLAC and the Company shall cooperate in good faith with respect to any efforts to obtain such insurance, including, but not limited to, the terms, conditions and limits of such insurance and providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

Concurrently with the Closing, SLAC has agreed to enter into customary indemnification agreements reasonably satisfactory to each of the Company and SLAC with any post-Closing directors and officers of New W3BCLOUD, which indemnification agreements shall continue to be effective following the Closing.

Further Action; Reasonable Best Efforts

Upon the terms and subject to the conditions of the Business Combination Agreement, aside from the requirements set forth in “—Regulatory Approvals Required for the Business Combination,” each of the parties to the Business Combination Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable laws or otherwise, and each shall cooperate with the others, to consummate and make effective the Business Combination, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, governmental authorities and parties to contracts with the Company and its subsidiaries as necessary for the consummation of the Business Combination and to fulfill the conditions thereto. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Business Combination Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

Each of the parties to the Business Combination Agreement has agreed to keep each other apprised of the status of matters relating to the Business Combination, including promptly notifying the other parties of any communication it or any of its affiliates receives from any governmental authority relating to the matters that are the subject of the Business Combination Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any governmental authority in connection with the Business Combination. The parties to the Business Combination Agreement have agreed not to agree to participate in any meeting, or video or telephone conference, with any governmental authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate at such meeting or conference. The parties to the Business Combination Agreement have agreed to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. The parties have agreed to provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their representatives, on the one hand, and any governmental authority or members of its staff, on the other hand, with respect to the Business Combination Agreement and the Business Combination. No party shall take or cause to be taken any action before any governmental authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Business Combination.

Following the execution of the Business Combination Agreement and prior to the Closing, SLAC has agreed to enter into Subscription Agreements with any PIPE Investor mutually agreed to by SLAC and the Company, the form and substance of such Subscription Agreement to be agreed to between SLAC and the Company, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors shall agree, in connection with the transactions contemplated hereby and thereby, to subscribe for and accept the securities purchase in such private placements (the “Private Placement Securities”). If the Company shall, acting unreasonably, not consent to SLAC entering into a Subscription Agreement with a potential PIPE Investor on terms previously agreed to between SLAC and the Company, then the potential amount that would have been received in such investment (the “PIPE Investment”) will be considered “available cash” for purposes of the Minimum Cash Condition; provided that, if SLAC withholds its consent with respect to an Excluded Investor (as defined below), the potential amount that would have been received from such investor in the PIPE Investment shall not be considered “available cash” for purposes of the Minimum Cash Condition. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), SLAC shall not permit any amendment or modification to any economic term or other material covenant, agreement or condition to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any such provision or to any remedy under, or any replacements of, or any assignment or transfer of, any of the Subscription Agreements; provided that any modification, amendment or waiver that (x) is solely ministerial in nature or (y) would not increase conditionality or impose any new obligation on the Company or SLAC, reduce the subscription amount under any Subscription Agreement or reduce or impair the rights of SLAC under any Subscription Agreement, will not require the prior written consent of the Company. Without limiting the foregoing, SLAC has agreed to use reasonable best efforts to (a) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements; (b) satisfy in all material respects on a timely basis all conditions and covenants applicable to them in the Subscription Agreements and otherwise comply with their obligations thereunder; (c) in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the parties or their affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at the time contemplated hereby; (d) confer with each other regarding timing of the closing of the private placements of the PIPE Investment (the “Private Placements”); (e) deliver notices to counterparties to the Subscription Agreements at least five (5) business days prior to the closing to cause them to fund their obligations at least two (2) business days prior to the closing of the Private Placements; and (f) enforce their rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the parties or any of their affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause each PIPE Investor to pay the subscription price set forth in its Subscription Agreement. Following the execution of the Business Combination Agreement and prior to the Closing, SLAC has agreed to use commercially reasonable efforts to obtain Transaction Financing in order to cause the Minimum Cash Condition to be satisfied. If the Company’s prior written consent to an equity or equity-linked financing that would have otherwise constituted a “Transaction Financing” is unreasonably withheld, the amount of such financing shall be considered “available cash” for purposes of the Minimum Cash Condition. The Company has agreed to, and will cause its affiliates and direct its other representatives to, reasonably cooperate with SLAC in connection with SLAC’s efforts to obtain a Transaction Financing. Without limiting the foregoing, if requested by SLAC, the Company has agreed to, and will cause its affiliates and direct its other representatives to, reasonably cooperate with SLAC in connection with discussion, negotiation and entry into the applicable definitive agreements in connection with any Transaction Financing (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SLAC). With the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), SLAC has agreed to issue additional Private Placement Securities or the securities to be issued in a Transaction Financing in exchange for any convertible notes issued by the Company between the date of the Business Combination Agreement and the Closing pursuant to the terms thereof.

Without limiting the generality of the foregoing, SLAC has agreed to give the Company prompt (and, in any event within one (1) business day) written notice of: (a) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (b) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such party; (c) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (d) if SLAC does not expect to receive all or any portion of the proceeds from the Private Placement on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements.

From the date of the announcement of the Business Combination Agreement or the Business Combination, until the Closing, SLAC has agreed to use its reasonable best efforts to, and will instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the Private Placement and any Transaction Financing, including by (a) providing regular updates, if requested by the Company and (b) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that each of SLAC and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the Private Placement and such Transaction Financing unless otherwise mutually agreed by each of SLAC and the Company in writing.

For purposes of this subsection, (a) “Excluded Investor” means a competitor of the Company (as determined by the Company in good faith) or an investor whose investment in a PIPE Investment or a Transaction Financing could reasonably be expected to increase the risk of not obtaining, or the risk of materially impeding or delaying the obtaining of, any approvals from a governmental authority with respect to the transactions, and (b) “Transaction Financing” means any equity or equity-linked financing of SLAC that is the product of an arm’s-length transaction with a third-party investor entered into between the date of the Business Combination Agreement and the Closing or any non-redemption agreements from existing stockholders of SLAC which may include non-redemption agreements from existing stockholders of SLAC or other actions to minimize redemptions from the trust account (other than structures that require the Company to make any payment out of the funds held in the trust account at any time, including after the Closing), provided that (a) any such financing results in cash proceeds to SLAC at or prior to the Closing, (b) such financing does not constitute expenses of SLAC and will not be repaid in whole or in part prior to or at the Closing, (c) any such financing is necessary to cause the Minimum Cash Condition to be satisfied, (d) any investor in such financing is not an Excluded Investor, and (e) SLAC has obtained the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Antitrust

The Company and SLAC have agreed to act promptly, but in any event within forty-five (45) days after the date of the Business Combination Agreement, to file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice (“the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”) a Notification and Report Form as required by the HSR Act. Following the execution of the Business Combination Agreement, SLAC and the Company determined that HSR filing is not required based on certain exemptions to the filing requirements in the HSR Act.

The Company and SLAC have agreed to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to antitrust laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under antitrust laws as soon as practicable, including by requesting early termination of the waiting period (to the extent that early termination is available under the HSR Act at such time) provided for under the HSR Act.

The Company and SLAC have agreed to each use its reasonable best efforts to:

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cooperate in all respects with each other or their respective affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person;

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keep the other reasonably informed of any communication received by such party from, or given by such party to, any governmental authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Business Combination, and promptly furnish the other with copies of all such written communications;

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permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any governmental authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such governmental authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences;

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in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and

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use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Business Combination, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Business Combination.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants relating to:

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the Company and SLAC cooperating on the preparation and efforts to make definitive or effective this proxy statement and other required public filings, including providing the other party with all such information as may be reasonably necessary;

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the Company and SLAC (a) providing reasonable access, subject to certain specified restrictions and conditions, to the other party and its respective representatives, to their officers, employees, agents, properties, offices and other facilities and to their books and records, and (b) furnishing promptly upon reasonable request information concerning the business, properties, contracts, assets, liabilities, personnel and other properties of such party that the other party may reasonably request;

•	confidentiality and publicity relating to the Business Combination Agreement and the Business Combination;

•	changing the method or structure of effecting the Business Combination if mutually agreed upon in writing by the parties;

•	SLAC taking action to terminate the Trust Account pursuant to the Trust Agreement at least forty-eight (48) hours prior to the Effective Time;

•	the parties causing the Merger to qualify for the intended tax treatment of the Business Combination;

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the Company delivering to SLAC a certification that shares of Company common stock are not “United States real property interests” in accordance with Treasury Regulation Section 1. 1445-2(c)(3), together with a notice to the U.S. Internal Revenue Service (the “IRS”) in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

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SLAC agreeing to adopt a customary omnibus equity incentive plan with an aggregate share reserve equal to 10% of the shares of New W3BCLOUD Class A common stock issued and outstanding immediately following the Closing plus the number of shares of New W3BCLOUD Class A common stock needed to effectuate the Company Subsidiary Option exchange and an annual “evergreen” increase restoring the unallocated share reserve to     % of the shares of New W3BCLOUD Class A common stock issued and outstanding on a fully diluted basis as of the December 31 of the prior year. A copy of the plan is attached as Annex H to this proxy;

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SLAC agreeing to adopt a customary employee stock purchase plan with an aggregate share reserve equal to     % of the shares of New W3BCLOUD Class A common stock issued and outstanding immediately following the Closing and an annual “evergreen” increase restoring the unallocated share reserve to     % of the shares of New W3BCLOUD Class A common stock issued and outstanding immediately following the Closing. A copy of the plan is attached as Annex I to this proxy;

•	SLAC taking steps to exempt the acquisition of SLAC Class A common stock and SLAC Class B common stock from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•	the Company and SLAC providing notice of and cooperating with respect to any stockholder litigation related to the Business Combination Agreement;

•	SLAC enforcing the terms of the Sponsor Letter Agreement;

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the Company agreeing to cause each current employee and current executive of the Company or any of its subsidiaries to execute an agreement that (a) assigns to the Company such person’s right, title and interest in and to any intellectual property created during the course of such person’s employment or engagement by the Company or any of its subsidiaries which relates to the Company’s business or its actual or demonstrably anticipated research or development and (b) requires such person to protect the Company’s confidential information and trade secrets; and

•	the Company agreeing to deliver evidence that certain domain names have been validly assigned and transferred to the Company and identify the Company as the registrant of such domain names.

Representations and Warranties

The Business Combination Agreement contains representations and warranties made by the Company to SLAC relating to a number of matters, including the following:

•	corporate organization and qualification to do business of the Company and its subsidiaries;

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absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Business Combination Agreement or consummating the Business Combination;

•	capitalization and indebtedness;

•	requisite corporate authority to enter into the Business Combination Agreement and to complete the Business Combination;

•	required governmental and regulatory consents necessary in connection with the Business Combination;

•	compliance with applicable law;

•	financial statements of the Company;

•	absence of certain changes or events to the businesses;

•	litigation and legal proceedings;

•	employee compensation and benefits matters;

•	labor matters and status of employment contracts;

•	real property;

•	intellectual property and information technology systems;

•	tax matters;

•	environmental matters;

•	material contracts;

•	insurance matters;

•	Company Board approval;

•	interested party transactions;

•	broker’s and third-party fees related to the Business Combination;

•	material payor and material supplier relations;

•	accuracy of the Company’s information provided in this proxy statement; and

•	matters relating to the Commitment Letters.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Business Combination Agreement, a “Company Material Adverse Effect” means any event, circumstance, condition, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after July 31, 2022); (b) any Effect generally affecting the industries or markets in which the Company and its subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any U.S. or Irish governmental activity (including any COVID-19 measures) or any defaults by the U.S. or Irish government or delays or failure to act by any governmental authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or its subsidiaries as required by the Business Combination Agreement or any ancillary agreement or which SLAC has approved, consented to or requested (or any action not taken as a result of SLAC’s failure to consent to any action requiring SLAC’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Agreement or the Business Combination, including the impact thereof on the relationships, contractual or otherwise, of the Company or its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; (g) any failure by the Company or its subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period, or any changes in credit rating of or with respect to the Company or any of its subsidiaries, as applicable, or any of their indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect); (h) matters to the extent disclosed in the Company Disclosure Schedule and (i) the effect of any COVID-19 measure; provided, however, that, in case of foregoing clauses (a) through (d),to the extent that the Company and its subsidiaries, taken as a whole, are materially and disproportionately affected by such Effect as compared with other participants in the industries or markets in which the Company and its subsidiaries operate, the extent (and only the extent) of such adverse Effect, relative to such other participants, on the Company or any of its subsidiaries may be taken into account in determining whether there has been a Company Material Adverse Effect or whether a Company Material Adverse Effect is reasonably likely to occur. A Company Material Adverse Effect shall be measured only against past performance of the Company or any of its subsidiaries, and not against any forward-looking statements, financial projections or forecasts of the Company or any of its subsidiaries.

The Business Combination Agreement also contains representations and warranties made by SLAC to the Company relating to a number of matters, including the following:

•	corporate organization and qualification to do business;

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absence of conflicts with governing documents, applicable laws or certain agreements and instruments as a result of entering into the Business Combination Agreement or consummate the Business Combination;

•	capitalization;

•	requisite corporate authority to enter into the Business Combination Agreement and to complete the Business Combination;

•	required governmental and regulatory consents necessary in connection with the Business Combination;

•	proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley Act certifications;

•	business activities;

•	absence of a material adverse effect;

•	litigation and legal proceedings;

•	material contracts;

•	SLAC Board approval;

•	broker’s and finder’s fees related to the Business Combination;

•	financial information of SLAC and the Trust Account;

•	employees and benefit plans;

•	tax matters;

•	the listing on the Nasdaq;

•	the Sponsor Letter Agreement; and

•	investigation and reliance.

For purposes of the Business Combination Agreement, a “SLAC Material Adverse Effect” means any Effect that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of SLAC; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SLAC Material Adverse Effect: (a) any changes in applicable law or US GAAP (after July 31, 2022); (b) any Effect generally affecting the industries or markets in which SLAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any U.S. or Irish governmental activity (including any COVID-19 measures) or any defaults by the U.S. or Irish government or delays or failure to act by any governmental authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by SLAC as required by the Business Combination Agreement or any ancillary agreement or which the Company has approved, consented to or requested (or any action not taken as a result of the Company’s failure to consent to any action requiring the Company’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination Agreement or the Business Combination; (g) any failure by SLAC to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, or any changes in credit rating of or with respect to SLAC or any of its indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a SLAC Material Adverse Effect); (h) matters to the extent disclosed in the SLAC Disclosure Schedule and (i) the effect of any COVID-19 measure; provided, however, that, in case of foregoing clauses (a) through (d) to the extent that SLAC is materially and disproportionately affected by such Effect as compared with other “SPACs” or participants in the industries in which SLAC operates, the extent (and only the extent) of such adverse Effect, relative to such other participants, on SLAC may be taken into account in determining whether there has been a SLAC Material Adverse Effect or whether a SLAC Material Adverse Effect is reasonably likely to occur.

The representations and warranties in the Business Combination Agreement will not survive the Closing and, as described below under “—Termination,” if the Business Combination Agreement is terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Business Combination Agreement, other than liability of any party for fraud or willful breach of the Business Combination Agreement by such party occurring prior to such termination.

Conditions to the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each of the Company and SLAC to complete the Business Combination are subject to the satisfaction of the following conditions:

•	the Required SLAC Stockholder Approval and the Company requisite approval has been obtained;

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination;

•	after giving effect to the SLAC stock redemption, if any, SLAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•	the Proposed Charter has been filed with the Secretary of State of the State of Delaware in accordance with the Business Combination Agreement and the Amended and Restated Bylaws has been adopted; and

•

the shares of New W3BCLOUD Class A common stock to be issued in connection with the Business Combination has been approved for listing on the Nasdaq and, immediately following the Effective Time, SLAC shall satisfy any applicable initial and continuing listing requirements of the Nasdaq, and SLAC shall not have received any notice of non-compliance therewith.

Conditions to Obligations of SLAC

The obligation of SLAC to complete the Business Combination is also subject to the satisfaction, or waiver by SLAC, of the following conditions:

•

the accuracy of the representations and warranties of the Company as of the date of the Business Combination Agreement and as of the Closing Date, other than, except in enumerated cases, those failures to be true and correct that would not be material or without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties reasonably be expected to result in a Company Material Adverse Effect;

•

the Company shall have performed or complied (or any non-performance or non-compliance has been cured) in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date; and

•	the Company shall have delivered to SLAC the closing deliverables set forth in the Business Combination Agreement.

Conditions to Obligations of the Company

The obligations of the Company to complete the Business Combination is also subject to the satisfaction or waiver by the Company of the following conditions:

•

the accuracy of the representations and warranties of SLAC as of the date of the Business Combination Agreement and as of the Closing Date, other than, except in enumerated cases, those failures to be true and correct that would not be material or (without giving effect to any “materiality,” “SLAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) reasonably be expected to result in a SLAC Material Adverse Effect;

•

SLAC shall have performed or complied (or any non-performance or non-compliance has been cured) in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

•	SLAC shall have delivered to the Company the closing deliverables set forth in the Business Combination Agreement;

•

the Trust Account, less amounts paid or to be paid pursuant to the SLAC stock redemption and the payment of any expenses by SLAC pursuant to the Business Combination Agreement, if any, and plus any amounts funded pursuant to the Subscription Agreements, the Transaction Financing and any private capital funded to the Company will be at least $150,000,000 and will be released to SLAC at Closing; and

•	SLAC shall have delivered, or cause to be delivered, duly executed letters of resignation from certain enumerated directors and officers of SLAC.

Termination

Mutual Termination Rights

The Business Combination Agreement may be terminated at any time prior to the Closing:

•	by mutual written consent of the Company and SLAC;

•

by either SLAC or the Company if the Business Combination has not been consummated on or before the Outside Date; provided, however, that this right to terminate the Business Combination Agreement shall not be available to a party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation shall have proximately caused the failure to consummate the Business Combination on or prior to the Outside Date;

•

by either SLAC or the Company if any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Business Combination, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination;

•	by either SLAC or the Company if any of the Condition Precedent Proposals fail to receive the Required SLAC Stockholder Approval at the Special Meeting; or

•

by either SLAC or the Company if any law or injunction enacted, issued, promulgated, enforced or entered by a relevant governmental authority has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such law or injunction has become final and non-appealable; provided that this right to terminate the Business Combination Agreement shall not be available to a party whose breach of any provision of this Agreement has caused such injunction.

The Company’s Termination Rights

The Business Combination Agreement may be terminated at any time prior to the Closing:

•

by the Company if any Terminating SLAC Breach has occurred; provided that the Company is not then in breach of its respective representations, warranties, covenants or agreements in the Business Combination Agreement so as to prevent such conditions from being satisfied; provided, further, that, if such Terminating SLAC Breach is curable by SLAC, the Company may not terminate the Business Combination Agreement for so long as SLAC continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (a) thirty (30) days after written notice of such breach is provided by the Company to SLAC and (b) the Outside Date;

•

by the Company if SLAC does not have at least $150,000,000 in available cash immediately prior to the consummation of the Business Combination after taking into account (i) payments required to satisfy SLAC’s stockholder redemptions and the payment of any expenses by SLAC pursuant to the

Business Combination Agreement, if any, (ii) the net proceeds from certain investors who will enter into Subscription Agreements with SLAC (together with any permitted assigns) in connection with the Business Combination, (iii) the Transaction Financing, and (iv) any private capital funded to the Company; or

•

by the Company prior to obtaining the Required SLAC Stockholder Approval if the SLAC Board (a) has made a Change in Recommendation or (b) has failed to include the SLAC Board Recommendation in this proxy statement.

SLAC Termination Rights

The Business Combination Agreement may be terminated at any time prior to the Closing: by SLAC if any Terminating Company Breach has occurred; provided that SLAC is not then in breach of its representations, warranties, covenants or agreements in the Business Combination Agreement so as to prevent such conditions from being satisfied; provided, further, that, if such Terminating Company Breach is curable by the Company, SLAC may not terminate the Business Combination Agreement for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (a) thirty (30) days after written notice of such breach is provided by SLAC to the Company and (b) the Outside Date.

Effect of Termination

In the event of the termination of the Business Combination Agreement in accordance with its terms, the Business Combination Agreement shall forthwith become void, and there shall be no liability or obligation under the Business Combination Agreement on the part of any party thereto, except for the (a) confidentiality and access to information, (b) notices, (c) non-survival of representations, warranties and covenants, (d) severability, (e) successors and assigns, (f) third-party beneficiaries, (g) governing law and waiver of jury trial, (h) fees and expenses, (i) specific performance, (j) no recourse, (k) legal representation and (l) release provisions, together with any corresponding definitions set forth in the Business Combination Agreement, which shall survive such termination and remain valid and binding obligations of the parties. Notwithstanding the foregoing or anything to the contrary in the Business Combination Agreement, the termination of the Business Combination Agreement shall not affect (a) any liability on the part of any party for any willful material breach of any covenant or agreement set forth in the Business Combination Agreement prior to such termination or fraud or (b) any person’s liability under any Subscription Agreement, any confidentiality agreement or any Transaction Support Agreement to which he, she or it is a party to the extent arising from a claim against such person by another person party to such agreement on the terms and subject to the conditions thereunder.

Amendments

The Business Combination Agreement may be amended in writing by the parties thereto at any time prior to the Effective Time. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

Specific Performance

The parties to the Business Combination Agreement agreed that they will be entitled an injunction, specific performance and other equitable relief to prevent breaches of the Business Combination Agreement and to enforce specifically the terms and provisions thereof prior to termination of the Business Combination Agreement.

Stock Market Listing

Application will be made by SLAC to have the shares of New W3BCLOUD Class A common stock to be issued in the Merger approved for listing on the Nasdaq, which is the principal trading market for existing shares of SLAC Class A common stock.

Fees and Expenses

Except as otherwise provided in the Business Combination Agreement, each party thereto shall bear its own expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, whether or not the transactions contemplated thereby are consummated, including all fees of its legal counsel, financial advisers and accountant; provided, however, that if the Closing shall occur, SLAC shall pay or cause to be paid, certain Company expenses and SLAC expenses, as provided in and subject to the provisions of the Business Combination Agreement. Any payments to be made (or to cause to be made) by SLAC shall be paid upon the consummation of the Merger and release of proceeds from the Trust Account, subject to the provisions of the Business Combination Agreement.

Ownership of New W3BCLOUD Immediately Following the Business Combination

Upon consummation of the Business Combination, the post-Closing ownership of New W3BCLOUD Class A common stock assuming various levels of redemption by the public stockholders will be as follows. The below table presents the public warrants, Private Placement Warrants and Exchange Private Placement Warrants on an as-converted basis to New W3BCLOUD Class A common stock because the public warrants, Private Placement Warrants and Exchange Private Placement Warrants are convertible to New W3BCLOUD Class A common stock at any time at the option of the holder. See the section titled “Comparative Historical and Unaudited Pro Forma Combined Per Share Financial Information” for further information on the various levels of redemption presented below.

Share Ownership in New W3BCLOUD Class A common stock
	No Redemptions			50% Redemptions			Maximum Redemptions
	Number of Shares	% Ownership		Number of Shares	% Ownership		Number of Shares	% Ownership
Equityholders of the Company prior to the Business Combination (2)			%			%		%
PIPE Investors			%			%		%
SLAC public stockholders			%			%	—	—%
Shares held by Sponsor and other Founder Shares			%			%		%

Total		100%			100%			100%

(1)

Immediately following the Closing, (i)                shares of New W3BCLOUD Class A common stock will be issued and outstanding, (ii)                public warrants will be issued and outstanding, (iii)                Private Placement Warrants will be issued and outstanding, and (iv) 2,000,000 Exchange Private Placement Warrants will be issued and outstanding (with (i) through (iv) collectively referred to as the “Additional Securities”). If all of these Additional Securities are exercised for or converted into shares of New W3BCLOUD Class A common stock, as applicable, an additional                shares of New W3BCLOUD Class A common stock will become issued and outstanding. The table below shows the post-closing ownership of New W3BCLOUD assuming that all Additional Securities are exercised for or converted into New W3BCLOUD Class A common stock at the various levels of redemption by the SLAC public stockholders presented below. See the section titled “Comparative Historical and Unaudited Pro Forma Combined Per Share Financial Information” for further information on the various levels of redemption presented below.

Share Ownership in New W3BCLOUD Class A common stock
	No Redemptions			50% Redemptions			Maximum Redemptions
	Number of Shares	% Ownership		Number of Shares	% Ownership		Number of Shares	% Ownership
Equityholders of the Company prior to the Business Combination			%			%		%
PIPE Investors			%			%		%
SLAC public stockholders			%			%	—	—%
Shares held by Sponsor and other Founder Shares			%			%		%

Total		100%			100%			100%

(1)

Deferred Underwriting Fees

The underwriters from SLAC’s IPO are entitled to deferred underwriting fees of $5.4 million at the Closing. The deferred underwriting fees are not subject to adjustment based on the number of shares of SLAC Class A common stock which exercise their redemption rights in connection with the Business Combination. The below table expresses the deferred underwriting fees as a percentage of the outstanding shares of SLAC Class A common stock based on the varying levels of redemptions of SLAC Class A common stock.

(Thousands)	No Redemptions Scenario	50% Redemptions Scenario	75% Redemptions Scenario	100% Redemptions Scenario
Deferred underwriting fees	$5,445	$5,445	$5,445	$5,445
Total SLAC Class A common stock	1,652,286	826,143	413,072	0
Deferred underwriting fees as a percentage of shares of SLAC Class A common stock	32.6%	65.2%	130.5%	—%

Background of the Business Combination

The terms of the Business Combination Agreement are the result of negotiations between SLAC’s representatives and representatives of the Company. The following is a brief description of the background of these negotiations and related transactions.

In February 2021, SLAC consummated SLAC’s IPO and concurrent private placement. Of the proceeds from SLAC’s IPO and private placement, $345,000,000 was placed in the Trust Account established for the benefit of SLAC’s public stockholders at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except for the withdrawal of interest to pay taxes (or dissolution expenses if a business combination is not consummated), none of the funds held in the Trust Account will be released until the earlier of (1) SLAC’s completion of an initial business combination; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the current charter (A) to modify the substance or timing of SLAC’s obligation to allow redemption in connection with SLAC’s initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by May 17, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of SLAC’s public shares if SLAC has not completed an initial business combination by May 17, 2023, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of SLAC’s creditors, if any, which could have priority over the claims of our public stockholders. The trust proceeds are invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations.

After SLAC’s IPO, SLAC’s management team commenced an active search for prospective businesses and/or assets to acquire in its initial business combination. The SLAC Board and SLAC’s management team have extensive experience in the fintech, enterprise software and consumer technology industries, as well as with operational management, and investment and financial analysis. Collectively, they have made several investments across Web3 and data center industries. As such, the members of the SLAC Board and SLAC’s management team believe that they are qualified to conduct and analyze the due diligence required for it to identify a business combination partner. See the section titled “Information About SLAC—Management” for additional information regarding the experience of the SLAC Board and SLAC’s management team.

SLAC initially focused its efforts on fintech, with particular emphasis on businesses that provide personal investments, financial infrastructure and wealth management services, enterprise software companies, with a focus on software development and IT operations, commercial open source and vertical platforms and consumer technology, with a focus on Direct-to-Consumer eCommerce, mobile gaming and social media, although SLAC was not required to limit its activities to any particular industry. In the evaluation of business combination partners, the SLAC Board and SLAC’s management team considered a wide variety of complex factors, including, but not limited to, the factors discussed below. The SLAC Board did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. Important criteria we used in evaluating prospective business transaction opportunities included:

•	revenue growth and cash flow generation;

•	strong management team with vision and proven operational excellence;

•	large market, with significant growth and attractive unit economics;

•	defensible and differentiated business niche;

•	readiness to be a public company; and

•	diversified customer and supplier base.

SLAC’s management team employed various strategies in an effort to identify an appropriate target company, including, but not limited to:

•	contacting investment banks that might be working with companies looking for exits or funding;

•	contacting private equity and venture capital investment firms that might have portfolio companies they are looking to exit;

•	caucusing SLAC’s officers and directors, as well as their affiliates, for target business candidates of which they become aware through their contacts;

•	contacting SLAC’s officer and directors’ founder network, limited partners in funds SLAC has raised and general partners and co-investors in funds SLAC has invested in; and

•	conducting internet research and following specific industries and businesses to find companies that might be looking for funding or a sale.

Prior to the consummation of SLAC’s IPO, neither SLAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with SLAC.

From the date of SLAC’s IPO through the signing of the Business Combination Agreement with the Company, Paul Grinberg, Executive Chairman, Michael Lazerow, non-Executive Vice-Chairman, Howard Lindzon, CEO, and Doug Horlick, Chief Operating Officer, and certain advisors to SLAC reviewed target companies identified by representatives of SLAC and SLAC’s financial advisors. Additionally, other members of the SLAC Board provided commentary on companies where such director(s) had expertise. Representatives of SLAC also contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities. As part of this process, representatives of SLAC met with, considered and evaluated over forty-four (44) potential acquisition targets, primarily in the financial technology, enterprise software and consumer technology sectors, signed fourteen (14) non-disclosure agreements, and evaluated illustrative transaction structures to effect a potential business combination with seven (7) of these potential acquisition targets. In connection with such evaluation, representatives of SLAC had discussions regarding potential transaction structures with the members of management and/or the boards of directors of certain of these potential acquisition targets. Representatives of SLAC submitted non-binding letters of intent to four acquisition targets (including the Company).

On September 21, 2021, SLAC was contacted by the Company’s investment bankers, Perella Weinberg Partners (“PWP”) regarding a potential combination with a target in the blockchain/Web3 sector. PWP offered a call between SLAC and PWP to provide further details on the opportunity.

On September 24, 2021, representatives of SLAC met with the Company’s bankers to discuss the Company’s business and make an initial assessment as to whether the Company met SLAC’s criteria for a business combination.

On September 25, 2021, SLAC executed a non-disclosure agreement with the Company.

On October 1, 2021, representatives of SLAC met with senior members of the Company’s management team to discuss the business and market in detail.

On October 4, 2021, representatives of SLAC met with SLAC’s M&A advisors, Barclays, to discuss the potential transaction and the diligence that was needed to be completed in order to submit a non-binding term sheet.

On October 5, 2021, SLAC was granted access to the Company’s virtual data room and began its diligence review of the finances, technology and organization of the Company.

On October 14, 2021, SLAC management met with the SLAC Board to discuss the potential transaction and the discussions and activity which had taken place to date with the Company team and representatives of Barclays.

On October 15, 2021, the SLAC Board met with the Company’s management team to discuss the Company’s business and market.

On October 18, 2021, SLAC’s executive team, certain members of the SLAC Board and representatives of SLAC’s M&A advisors, met in person with the Company’s executive team to continue its diligence review and discuss the Company’s business and market in more detail.

On October 28, 2021, SLAC management met with the SLAC Board to provide an update on its diligence review.

On November 3, 2021, SLAC received a draft, non-binding draft term sheet from the Company, which provided for, among other things, (i) the right of holders of outstanding Company Subsidiary Options to receive an option relating to shares of New W3BCLOUD Class A common stock on substantially the same terms following the consummation of the Business Combination, (ii) no “fiduciary out” for the SLAC Board in connection with the Business Combination and (iii) an exclusivity period extending for 30 days from the date of the term sheet.

On November 11, 2021, the SLAC Board met to discuss results of SLAC’s diligence review and approve a revised draft, non-binding term sheet that would be submitted to the Company.

On November 12, 2021, SLAC submitted a revised non-binding term sheet to the Company, which accepted the material terms of the November 3, 2021 draft, and provided for the following specific amounts, among other things: (i) a valuation of $2.5 billion, (ii) a $150 million equity financing achieved through private investments in New W3BCLOUD shares, (iii) a minimum cash condition to the obligations of the Company to consummate the Business Combination in an amount of $250 million and (iv) that the post-closing board of directors would include one to two members nominated by SLAC.

On November 17, 2021, SLAC received a revised non-binding term sheet from the Company which accepted the terms of the draft submitted by SLAC on November 12, 2021, but also included a provision whereby SLAC and the Company agreed to discuss a potential seller earnout if the transaction value was lowered from the anticipated $2.5 billion.

On November 22, 2021, SLAC and the Company executed the non-binding term sheet (the “First Term Sheet”) in the form previously shared on November 17, 2021 and entered into exclusivity.

On November 29, 2021, SLAC, together with its legal counsel, Ropes & Gray LLP (“Ropes & Gray”), and representatives of Barclays met the Company management team, PWP and the Company’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to discuss the due diligence process. This discussion included the various diligence streams, timing and responsible parties.

From November 29, 2021 through July 31, 2022, SLAC, representatives of Barclays, Ropes & Gray and SLAC’s other advisors and representatives conducted further due diligence including extensive meetings and calls with the Company’s management team regarding operations and projections, review of the Company’s material contracts, intellectual property matters, labor matters, financing and accounting due diligence, tax due diligence, and other legal due diligence with assistance from SLAC’s legal counsel. During this time period, SLAC’s representatives provided regular updates to SLAC. Representatives of SLAC had meetings with representatives of the Company at a minimum of a weekly basis during this time.

On December 6, 2021, Ropes & Gray had a call with Skadden, to discuss transaction documentation. Also on December 6, 2021, members of SLAC’s management team and representatives of Barclays visited the Company’s Quincy, WA data center in order to confirm various elements of the Company’s business model and technology.

On December 7, 2021, members of SLAC’s management team and representatives of Barclays visited the Company’s Dallas, TX data center in order to confirm various elements of the Company’s business model and technology.

On December 9, 2021, representatives of SLAC provided an update on its diligence review to the SLAC Board. Between December 9, 2021 and July 5, 2022, representatives of SLAC provided numerous formal and informal updates to the SLAC Board.

On December 19, 2021, representatives of Skadden distributed an initial draft of the Business Combination Agreement to representatives of Ropes & Gray which included the terms and conditions set forth in the First Term Sheet.

On December 28, 2021, SLAC and the Company agreed to extend exclusivity for an additional fifteen (15) days, in accordance with the terms of the First Term Sheet.

On January 5, 2022, SLAC retained Ernst & Young LLP (“EY”) to conduct financial and tax due diligence. Between January 5, 2021 and July 31, 2022, representatives of EY met with representatives of the Company, Skadden, and the Company’s tax advisors and accounting advisors on numerous occasions as part of their due diligence process. During this time period, EY provided regular updates to SLAC.

On January 11, 2022, representatives of Ropes & Gray distributed a revised draft of the Business Combination Agreement to representatives of Skadden, which proposed, among other things: (i) an ability for the SLAC Board to modify its recommendation to the SLAC stockholders with respect to the Business Combination and (ii) a closing condition for SLAC’s benefit as to the absence of a material adverse effect on the Company.

On January 14, 2022, SLAC and the Company agreed to extend exclusivity for an additional fifteen (15) days, in accordance with the terms of the First Term Sheet.

On January 31, 2022, the Company and SLAC agreed to enter into an additional exclusivity period until February 7, 2022.

On February 2, 2022, due to structuring considerations and market conditions, SLAC met with the Company and PWP to discuss certain potential changes to the previously executed First Term Sheet.

On February 5, 2022, SLAC distributed a draft of a revised non-binding term sheet (the “Second Term Sheet”) to PWP, which provided for the following revised terms, among other things: (i) a valuation of $1.25 billion, (ii) an earnout of up to 25 million shares of New W3BCLOUD Class A common stock to be issued to the Company’s shareholders after the Closing if certain New W3BCLOUD Class A common stock share price thresholds were met and (iii) certain changes to the transaction structure intended to provide for a tax efficient combination.

On February 7, 2022, PWP shared a revised draft of the Second Term Sheet with SLAC, which proposed, among other things: (i) a specified earnout period of seven (7) years and (ii) an acceleration of the earnout in the event of a change of control. Later that day, SLAC shared additional comments to the draft, which proposed, among other things, an earnout period of five (5) years.

On February 8, 2022, PWP shared a further revised draft of the Second Term Sheet with SLAC which proposed, among other things, threshold acquisition prices of $12.50 and $15.00, respectively (the “Sponsor Targets”), then the portion of Sponsor Shares that meets the Sponsor Targets would become unrestricted in the event of an acquisition of New W3BCLOUD following Closing.

On February 9, 2022, representatives of Ropes & Gray had a legal due diligence call with the Company and Skadden, including, among other things, with respect to financial and audit matters, public company readiness, regulatory and other legal and business diligence topics.

On February 13, 2022, PWP, the Company and SLAC agreed to enter into an additional exclusivity period until February 21, 2022.

On February 15, 2022, representatives of SLAC met with representatives of the Company and PWP to discuss the changes to Second Term Sheet.

On February 18, 2022, the Company and SLAC entered into the Second Term Sheet in the form previously shared on February 8, 2022.

Between February 18, 2022 and May 5, 2022, SLAC and the Company focused on ongoing business, financial, accounting and legal due diligence. SLAC and the Company also prepared for their investor outreach for capital commitments as part of the announcement. SLAC closely monitored the broader equity, SPAC and crypto market conditions during this time.

On February 21, 2022, amending its agreement on July 27, 2022, SLAC engaged Barclays to serve as placement agent in connection with the PIPE Investment and M&A financial and capital markets advisor in connection with the business combination.

Starting on February 28, 2022 through May 10, 2022, SLAC held over 20 meetings with investors, to discuss potential capital commitments in connection with the Business Combination.

On March 3, 2022, SLAC and the Company agreed to extend exclusivity until May 3, 2022, in accordance with the terms of the Second Term Sheet.

On April 25, 2022, SLAC and the Company agreed to extend exclusivity until May 23, 2022, in accordance with the terms of the Second Term Sheet.

On April 28, 2022, representatives of Skadden distributed a draft transaction structure outline to Ropes & Gray reflecting the creation of the Company as a U.S. holding company above the Irish holding company through which the Company’s subsidiaries had historically been held.

On May 12, 2022 management of SLAC met with management of the Company to discuss the possibility of including a second special purpose acquisition company (“SPAC 2” and, together with SLAC, the “SPACs”) as a party to the business combination. SPAC 2 was part of initial outreach by the Company and had reached out to the Company regarding a potential transaction.

On May 13, 2022, representatives of SLAC and Ropes & Gray met with representatives of the Company, Skadden and PWP and discussed the considerations of SPAC 2 participating in the business combination.

On May 17, 2022, representatives of Skadden distributed a revised draft of the Business Combination Agreement to Ropes & Gray which, among other things, reflected the revised transaction structure, including reflecting the creation of the Company as a U.S. holding company above the Irish holding company through which the Company’s subsidiaries had historically been held.

Also on May 17, 2022, management of SLAC and management of the Company met with management of SPAC 2 to discuss the possibility of entering into a three-party business combination, pursuant to which, among other key terms, (i) SPAC 2 would merge with and into a direct, wholly owned subsidiary of SLAC and (ii) immediately following such merger, SLAC and the Company would consummate a business combination.

On May 22, 2022, representatives of Skadden distributed an initial draft of the Company disclosure schedules to Ropes & Gray.

On May 24, 2022, representatives of SLAC and Ropes & Gray discussed the new potential transaction framework with the Company, PWP and Skadden.

On May 28, 2022, representatives of Skadden distributed a draft of a revised non-binding term sheet (the “Third Term Sheet”) to Ropes & Gray and SPAC 2’s legal counsel which provided for the following terms, among other things: (i) a business combination among SLAC, SPAC 2 and the Company, (ii) a valuation of

$1.25 billion, (iii) an intended equity financing achieved through a private capital raise and from the PIPE Investment, (iv) a minimum cash condition to the obligations of the Company to consummate the Business Combination in an amount of $375 million, (iv) that the post-closing board of directors would include two to three members nominated by the SPACs (v) no “fiduciary out” for the SLAC Board in connection with the Business Combination and (vi) an exclusivity period extending to June 10, 2022.

On May 30, 2022, representatives of Skadden distributed a copy of the draft Business Combination Agreement previously circulated to Ropes & Gray on May 17, 2022 to SPAC 2’s legal counsel.

On June 4, 2022, representatives of Ropes & Gray and SPAC 2’s legal counsel shared a revised draft of the Third Term Sheet with Skadden, which proposed, among other things: (i) the number of warrants forfeited by SPAC 2’s sponsor would be decreased and the number of warrants forfeited by the Sponsor would be increased so as to compensate for potential tax leakage with respect to the warrants to be received by SPAC 2’s sponsor, (ii) a closing condition for SLAC’s benefit as to the absence of a material adverse effect on the Company, (iii) a closing condition for the Company’s benefit as to the absence of a material adverse effect on either SLAC or SPAC 2.

On June 6, 2022, representatives of Skadden shared a revised draft of the Third Term Sheet with Ropes & Gray and SPAC 2’s legal counsel, which proposed, among other things, (i) a minimum cash condition to the obligations of the Company to consummate the Business Combination in an amount of $275 million and (ii) an annual “evergreen” increase of up to 10% of the total number of shares issued and outstanding on a fully diluted basis of the combined company resulting from the proposed business combination subject to review by an independent compensation consultant.

On June 9, 2022, SLAC, the Company and SPAC 2 entered into the Third Term Sheet in the form previously shared on June 6, 2022.

On June 14, 2022, SLAC, the Company and SPAC 2 agreed to extend exclusivity to July 6, 2022, in accordance with the Third Term Sheet.

On June 16, 2022, SPAC 2 notified the Company that SPAC 2 had decided not to proceed with the transaction due to different views than the Company and SLAC with respect to the timing of the announcement of the Business Combination and immediately stopped all diligence and structuring communications.

On June 22, 2022, representatives of Skadden distributed a revised draft of the Business Combination Agreement and the Company Disclosure Schedules to Ropes & Gray, which proposed, among other things, changes to the definition of the PIPE Investment.

On June 24, 2022, representatives of Skadden distributed an initial draft of the Transaction Support Agreement to Ropes & Gray.

On June 27, 2022, representatives of Ropes & Gray distributed an initial draft of the Registration Rights Agreement to Skadden.

On June 28, 2022, representatives of Skadden and Ropes & Gray discussed certain ancillary documents and steps needed for closing.

On June 29, 2022, representatives of Ropes & Gray distributed comments to the Company disclosure schedules to Skadden.

On June 30, 2022, representatives of Skadden distributed a revised draft of the Registration Rights Agreement to Ropes & Gray.

During the month of July 2022, SLAC and the Company agreed that Sami Issa, Wael Aburida, Joseph Lubin and Paul Grinberg will be named as director nominees in the Business Combination Director Election Proposal and, if the Business Combination Director Election Proposal is approved, will serve on the combined company’s board of directors. For additional information, including the biographies of Sami Issa, Wael Aburida, Joseph Lubin and Paul Grinberg, see the section titled “Management of New W3BCLOUD After the Business Combination.”

On July 1, 2022, representatives of Ropes & Gray distributed an initial draft of the Sponsor Letter Agreement and a revised draft of the Business Combination Agreement to Skadden, which indicated that, to the extent the minimum cash condition was higher than the cash committed at the signing of the Business Combination Agreement, additional covenants would need to be added to provide SLAC with the ability to raise additional capital prior to Closing.

On July 2, 2022, representatives of Skadden distributed revised drafts of the Transaction Support Agreement and Sponsor Letter Agreement and initial drafts of the Proposed Charter and Amended and Restated Bylaws to Ropes & Gray.

On July 3, 2022, representatives of Ropes & Gray distributed a revised draft of the Registration Rights Agreement to Skadden.

On July 4, 2022, representatives of Skadden distributed a revised draft of the Registration Rights to representatives of Ropes & Gray. Representatives of Ropes & Gray subsequently distributed a further revised draft to Skadden.

On July 5, 2022, the SLAC Board met with representatives from Ropes & Gray, Barclays and EY to discuss the status of the potential business combination with the Company, including discussing timing, outstanding items and documentation. Each of the representatives provided an update of their respective due diligence efforts. The minimum cash condition and outside committed capital was also discussed.

On July 6, 2022, representatives of Ropes & Gray distributed revised drafts of the Registration Rights Agreement, Sponsor Letter Agreement, Proposed Charter and Amended and Restated Bylaws to Skadden. Subsequently, representatives of Skadden distributed a revised draft of the Registration Rights Agreement and Sponsor Letter Agreement to Ropes & Gray, both of which were agreed to as final. Ropes & Gray also agreed that the draft Transaction Support Agreement was final.

On July 7, 2022, representatives of Ropes & Gray distributed an initial draft of the SLAC disclosure schedules to Skadden. Later that day, representatives of Skadden shared comments to the SLAC disclosure schedules with Ropes & Gray.

Also on July 7, 2022, representatives of Skadden distributed revised drafts of the Proposed Charter, Amended and Restated Bylaws and the Business Combination Agreement to Ropes & Gray, which proposed, among other things, (i) a minimum cash condition to the obligations of the Company to consummate the Business Combination of $150 million and (ii) certain covenants and agreements to allow SLAC to raise Transaction Financing prior to Closing. Representatives of SLAC agreed that the drafts of the Proposed Charter and Amended and Restated Bylaws were final. Subsequently, representatives of Ropes & Gray distributed a revised draft of the Sponsor Letter Agreement, and an initial draft of the form of warrant agreement to Skadden. Representatives of Ropes & Gray also distributed a revised draft of the Business Combination Agreement, which proposed, among other things (i) a condition to the benefit of SLAC that the Company would cause certain individuals to enter into agreements to assign to the Company intellectual property created during the course of their employment by the Company and (ii) a condition to the benefit of SLAC that the Company provide evidence that certain domain names were transferred to the Company.

On July 8, 2022, representatives of Skadden distributed revised drafts of the Transaction Support Agreement, Company disclosure schedules, form of warrant agreement to Ropes & Gray and agreed that the draft of the Sponsor Letter Agreement was final. Also on July 8, 2022, representatives of Skadden distributed a revised draft of the Business Combination Agreement to Ropes & Gray, which proposed, among other things, revised definitions of what amounts constituted (i) available cash for the purposes of the minimum cash condition and (ii) Transaction Financing. Representatives Ropes & Gray confirmed that the draft of the SLAC disclosure schedules was final and agreed that the revised draft of the Transaction Support Agreement was final.

Also on July 8, 2022, the SLAC Board of directors met to approve the Business Combination Agreement. Present at the meeting were all directors and representatives from Ropes & Gray, Barclays and EY. SLAC’s advisors provided an updated status of the potential business combination with the Company, indicating that their respective work was largely complete and, to their knowledge, there were no material open items which would preclude executing the Business Combination Agreement. Representatives of Ropes & Gray reviewed the proposed transaction documentation and answered questions from the board of directors. Following review and discussion, the Business Combination Agreement and related documents and agreements were unanimously approved by the Company’s board of directors, subject to final negotiations and modifications, and the Company’s board of directors determined to recommend the approval of the Business Combination Agreement to the stockholders of the Company.

Between July 8, 2022 and July 31, 2022, Ropes & Gray provided regular updates to SLAC on all subsequent changes to the proposed transaction documents.

On July 9, 2022, representatives of Ropes & Gray shared comments to the Company Disclosure Schedules and distributed a revised draft of the form of warrant agreement to Skadden.

On July 11, 2022, representatives of Skadden and representatives of Ropes & Gray exchanged drafts of the form of warrant agreement and agreed the draft was final. Representatives of Skadden distributed revised drafts of the Company Disclosure Schedules and Business Combination Agreement to Ropes & Gray.

On July 11, 2022, representatives of Ropes & Gray distributed a revised draft of the form of warrant agreement to Skadden.

On July 12, 2022, representatives of Ropes & Gray distributed a revised draft of the Business Combination Agreement, which proposed, among other things (i) that the planned PIPE Investment would be evidenced by commitment letters and (ii) revised definitions of what amounts constituted (A) available cash for the purposes of the minimum cash condition and (B) Transaction Financing. Also on July 12, 2022, representatives of Ropes & Gray also shared comments to the Company disclosure schedules with representatives of Skadden.

On July 14, 2022, representatives of Skadden distributed a revised draft of the Registration Rights Agreement to Ropes & Gray, and representatives of Ropes & Gray agreed the draft of the Registration Rights Agreement was final.

On July 15, 2022, representatives of Skadden distributed a revised draft of the Company disclosure Schedules to Ropes & Gray.

On July 15, 2022, as a result of moving forward without SPAC 2, representatives of the Company and SLAC agreed to reduce the minimum cash condition to the obligations of the Company to consummate the Business Combination to $150 million.

On July 18, 2022, representatives of Skadden distributed a revised draft of the Business Combination Agreement to Ropes & Gray, which proposed, among other things, (i) a representation that the PIPE Investment commitment letters are in effect and (ii) revised definitions of what amounts constituted (A) available cash for the purposes of the minimum cash condition and (B) Transaction Financing. Also on July 18, 2022, representatives of Ropes & Gray shared comments to the Company Disclosure Schedules to Skadden.

On July 20, 2022, representatives of Skadden distributed revised drafts of the Business Combination Agreement and the Company Disclosure Schedules to Ropes & Gray with minor edits, but no material changes to the terms.

On July 21, 2022, representatives of Skadden distributed a further revised draft of the Company Disclosure Schedules to Ropes & Gray.

On July 22, 2022, representatives of Ropes & Gray shared comments to the Company Disclosure Schedules with Skadden.

On July 23, 2022, representatives of Skadden distributed a revised draft of the Company Disclosure Schedules to Ropes & Gray.

On July 25, 2022, representatives of Ropes & Gray shared comments to the Company Disclosure Schedules to Skadden.

On July 26, 2022, representatives of Skadden distributed revised drafts of the Company Disclosure Schedules and Transaction Support Agreement to Ropes & Gray.

On July 27, 2022, representatives of Skadden distributed a revised draft of the Business Combination Agreement to Ropes & Gray with minor edits, but no material changes to the terms.

On July 28, 2022, representatives of Ropes & Gray shared comments to the Company Disclosure Schedules with Skadden and representatives of Skadden distributed revised drafts of the Company Disclosure Schedules and the Transaction Support Agreement to Ropes & Gray. Representatives of Ropes & Gray agreed the draft Transaction Support Agreement was final. Also on July 28, 2022, SLAC, representatives of Barclays and Ropes & Gray met with the Company, Skadden and PWP for a bring-down due diligence discussion.

On July 29, 2022, representatives of Skadden distributed revised drafts of the Proposed Charter and Amended and Restated Bylaws to Ropes & Gray and representatives of Ropes & Gray agreed the drafts were final.

On July 31, 2022, SLAC, the Sponsor and the Company finalized and executed the Business Combination Agreement.

On August 1, 2022, SLAC and the Company issued a press release publicly announcing the transaction.

On December 13, 2022, SLAC issued a press release announcing that it would transfer its listing from to the Nasdaq Global Market on the Nasdaq Stock Market (“Nasdaq”), where the Company has been approved for listing. The Company transferred its listing to the Nasdaq on December 27, 2022 and in connection therewith voluntarily delisted from The New York Stock Exchange.

On December 20, 2022 SLAC held the Extension Meeting, at which the SLAC stockholders approved the Extension Amendment and the Redemption Limitation Amendment.

On December 21, 2022, SLAC filed with the Secretary of State of the State of Delaware an amendment to its charter to reflect the Extension Amendment and Redemption Limitation Amendment.

On January 18, 2023, Barclays resigned from its position as M&A advisor, placement agent and representative of the underwriters.

Recommendation of the SLAC Board and Reasons for the Business Combination

The SLAC Board met on July 8, 2022 to, among other things, discuss a potential business combination with the Company, and determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, were in the best interest of SLAC and its stockholders. The SLAC Board unanimously approved the Business Combination Agreement, the related documents and agreements and the transactions contemplated thereby, subject to final negotiations and modifications, and resolved to recommend that SLAC’s stockholders vote to adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated thereby. Present at the meeting were all directors, representatives from Ropes & Gray who reviewed the proposed transaction documentation and answered questions from the SLAC Board prior to the vote to approve the Business Combination Agreement, and representatives from Barclays, who advised on due diligence, and EY, who advised on financial, accounting and tax due diligence, and transaction structuring.

In addition, before determining that the Business Combination was in the best interests of SLAC and its stockholders, the SLAC Board reviewed various industry and financial data, including, but not limited to, the Company’s existing business model, the Company’s historical and projected financials, and various valuation analyses, and reviewed the results of management’s due diligence review of the Company which took place over two separate periods. Preliminary business due diligence was completed over a five week period beginning on October 5, 2021 and continuing through the first proposed letter of intent on November 12, 2021. Further due diligence was then completed over a seven month period beginning on December 12, 2021 and continuing through the signing of the Business Combination Agreement on July 31, 2022, including extensive meetings and calls with the Company’s management team regarding operations and projections, review of the Company’s material contracts, intellectual property matters, labor matters, financing and accounting due diligence, tax due diligence, and other legal due diligence with assistance from our legal counsel.

In approving the Business Combination, the SLAC Board considered the potential benefits of, but ultimately determined not to obtain, a fairness opinion. The SLAC Board and SLAC’s management have extensive experience in the fintech industry, operational management, and investment and financial analysis. Furthermore, members of the SLAC Board have made significant investments in the Web3 space. As such, the members of the SLAC Board and management team believe that they are qualified to conduct and analyze the due diligence required to identify a business combination partner. See the section titled “Information About SLAC—Management” for additional information regarding the experience of the SLAC Board and management team.

SLAC primarily focused its efforts on identifying businesses which provide disruptive technological innovation to the fintech, enterprise software or consumer technology industries. SLAC was not, however, required to complete its initial business combination with a fintech, enterprise software or consumer technology business.

In the evaluation of business combination partners, the SLAC Board and SLAC’s management team considered a wide variety of complex factors, including the factors discussed below. The SLAC Board did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision:

•	revenue growth and cash flow generation;

•	strong management team with vision and proven operational excellence;

•	large market, with significant growth and attractive unit economics;

•	defensible and differentiated business niche;

•	readiness to be a public company; and

•	diversified customer and supplier base.

The SLAC Board determined that the Company met all of the above criteria. In particular, the SLAC Board considered the following positive material factors, among others, although not weighted or in any order of significance:

•

Revenue Growth and Cash Flow Generation: The Company started generating revenue within five (5) months of commencing operations. Revenue grew over 10x from 2020 to 2021. The Company generated positive Operating Income in both 2020 and 2021;

•

Experienced and Proven Management Team: Led by Sami Issa, its Founder and CEO, with a strong track record of success at the Company and at International Business Machines Corporation, a publicly traded multinational technology corporation, and Mubadala Development Company, an investment firm, as well as Wael Aburida, its Founder and CFO, with a strong record of success at the Company, Waha Capital, a publicly traded global diversified investment company and Intel Capital, the investment arm of Intel Corporation, a publicly traded multinational semiconductor company, the Company is staffed with seasoned and respected individuals with substantial management and operational experience within the technology sector. SLAC expects that the Company’s executives will remain employed at New W3BCLOUD following the consummation of the business combination. For additional information on the Company’s executive officers, see “Management of New W3BCLOUD After the Business Combination.” Together with the management team, the Company’s joint venture partners, AMD and ConsenSys bring deep knowledge and expertise in hardware and software necessary to serve the growing Web3 use cases;

•

Large Market with Opportunities for Growth: The Company has an offering that is ready to be scaled to meet the growing Web3 demand and infrastructure, and we believe that the Company has a significant opportunity to grow. The current addressable market in the segments it operates is in excess of $10 billion and the Company has only a small share of this market. There are no direct competitors in the market with a similar offering to the Company, which positions a well-managed, well-capitalized business like the Company to experience significant growth. There are also many Web3 use cases, like NFTs, the metaverse, DeFi, CeFI and others which are expecting significant growth and which could be revenue generating opportunities for the Company;

•

Defensible / Differentiated Business Niche: The Company has built an infrastructure needed to support the growth of the Web3 ecosystem, driven by the trust bestowed upon it by the Web3 development community, the high-caliber professionals who have joined the Company, and the continued growth in demand for Web3 storage and compute infrastructure. The Company’s agreements with ConsenSys and AMD provide access to best-in-class hardware and the ability to optimize (as well as future prospects to customize) hardware. SLAC believes the momentum driving demand for infrastructure to support the growth of the Web3 ecosystem remains strong, and the Company is well positioned to capitalize on that growing demand;

•

Readiness to be Public: The Company is prepared to be a public company and will benefit from having a public currency in order to enhance its ability to pursue accretive acquisitions, engage in high-return capital projects, and/or strengthen its balance sheet;

•

Diversified Revenue Opportunities: The Company builds and deploys the underlying physical infrastructure necessary to support decentralized protocols and networks, collectively known as Web3, and enables Web3 developers and innovators to build and scale dApps. The Company currently provides storage and compute infrastructure for Web3 blockchain protocols including Ethereum, Filecoin and Pocket, and plans to deploy compute and storage resources to support the emerging Web3 use cases, such as Web3-enabled gaming, NFTs, DeFi, the Metaverse and more;

•

Other Alternatives: The SLAC Board believes, after a thorough review of other business combination opportunities reasonably available to SLAC, that the proposed Business Combination represents the best potential business combination for SLAC and the most attractive opportunity for SLAC’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the SLAC Board’s belief that such process has not presented a better alternative; and

•

Negotiated Transaction: The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between SLAC and the Company.

In considering the potential business combination with the Company, the SLAC Board gave consideration to a variety of uncertainties, risks and other potentially negative factors, including (not weighted or in any order of significance):

•	SLAC’s public stockholders will hold a minority share position in the post-business combination company;

•

SLAC’s stockholders may object to and challenge the Business Combination and take actions that may prevent or delay the consummation of the Business Combination, including, but not limited to, voting down the proposals at the special meeting or exercising their redemption rights;

•

The potential for diversion of management and employee attention during the period prior to completion of the Business Combination, and the potential negative effects on the Company’s business and the risks associated with the Company’s long-term growth strategy;

•

The risk that, despite the efforts of the Company and SLAC prior to the consummation of the Business Combination, the New W3BCLOUD may lose key personnel, which could potentially result in negative effects on the New W3BCLOUD’s business;

•	The possibility that New W3BCLOUD might not achieve its projected financial results;

•	The risk associated with macroeconomic uncertainty, including inflation, supply chain constraints, COVID-19, and the effects they could have on the Company’s revenues;

•

The risk that SLAC may not obtain the proceeds of private capital funded to SLAC prior to Closing resulting in SLAC being unable to retain sufficient cash in the Trust Account to meet the requirements of the Business Combination Agreement;

•	The Business Combination Agreement prohibits SLAC from soliciting or engaging in discussions regarding alternative transactions during the pendency of the Business Combination;

•	Risks and costs to SLAC if the Business Combination is not completed, including the risk of liquidation;

•	The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SLAC’s control;

•

The risk that SLAC will not have any surviving remedies against the Company’s existing stockholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the Company’s representations, warranties or covenants set forth in the Business Combination Agreement, including the Minimum Cash Condition;

•	The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•	SLAC did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•

Members of management of the Company may have interests that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “ –Interests of the Company’s Directors and Officers in the Business Combination;”

•	Potential changes in the regulatory landscape or new industry developments could adversely affect the business benefits anticipated to result from the Business Combination;

•	The fees and expenses associated with completing the Business Combination;

•	The volatility in the crypto market; and

•	Risks of the type and nature described under the section titled “Risk Factors” beginning on page 53.

The foregoing discussion of material factors considered by the SLAC Board is not intended to be exhaustive but does sets forth the principal factors considered.

The SLAC Board also considered whether members of SLAC’s management and the SLAC Board may have interests in the Business Combination that are different from, or are in addition to, the interests of SLAC’s stockholders generally, including the matters described under the subsection titled “—Interests of SLAC Directors and Officers in the Business Combination” below. However, the SLAC Board concluded that (i) these interests were disclosed in SLAC’s IPO prospectus and are included in this proxy statement, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) SLAC’s stockholders will have the opportunity to redeem their public shares in connection with the Business Combination.

Satisfaction of 80% Test

The Nasdaq rules require that SLAC’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of SLAC’s signing a definitive agreement in connection with its initial business combination. As of July 31, 2022, the date of the execution of the Business Combination Agreement, the value of the net assets held in the Trust Account was approximately $345,524,198 and 80% thereof represents approximately $276,419,358. In reaching its conclusion that the Business Combination meets the 80% asset test, the SLAC Board used as a fair market value the enterprise value of approximately $1,250,000,000, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement. In determining whether the enterprise value described above represents the fair market value of the Company, the SLAC Board considered all of the factors described in this section and the section of this proxy statement titled “The Business Combination and The Business Combination Agreement” and the fact that the purchase price for the Company was the result of an arm’s-length negotiation. As a result, the SLAC Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).

Interests of SLAC Directors and Officers in the Business Combination

In considering the recommendation of the SLAC Board to vote in favor of approval of the Business Combination Proposal, the Nasdaq Issuance Proposal, the Charter Amendment Proposal and the other Proposals, SLAC stockholders should keep in mind that certain members of the board of directors and executive officers of SLAC and the Sponsor, including the Insiders, have interests in such proposals that may be different from, or in addition to, those of SLAC stockholders generally. In particular:

•	each of SLAC’s officers and directors, have a direct or indirect economic interest in the Sponsor and each of SLAC’s officers and directors have directly or indirectly loaned funds to the Sponsor;

•	the Sponsor will hold SLAC’s common stock following the Business Combination, subject to lock-up agreements;

•	the Sponsor will hold placement warrants to purchase shares of SLAC common stock following the Business Combination, subject to lock-up agreements;

•

pursuant to the Amended and Restated Registration Rights Agreement, the A&R RRA Parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation, cut-back provisions and suspension periods with respect to the shares of New W3BCLOUD’s Class A common stock and certain other equity securities of New W3BCLOUD held by such parties;

•

Mr. Grinberg is expected to become a member of the New W3BCLOUD Board upon consummation of the Business Combination. As such, in the future, Mr. Grinberg may receive cash fees, stock options or stock awards that the New W3BCLOUD Board determines to pay its non-executive directors;

•	following the consummation of a business combination, directors or members of SLAC’s management team who remain with SLAC may be paid consulting, management or other fees from the combined company;

•

the Sponsor paid an aggregate of $9,025,000 for its Founder Shares, placement shares and placement warrants and that such securities are expected to have a significantly higher value at the time of the Business Combination and will have little or no value if SLAC does not complete the Business Combination;

•

the Sponsor has waived its redemption rights with respect to their Founder Shares, placement shares and public shares in connection with the Business Combination, and has waived its redemption and liquidation rights with respect to its Founder Shares and placement shares if we are unable to complete a business combination by the Outside Date;

•

if SLAC is unable to complete a business combination by the Outside Date, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account, and excluding any claims under SLAC’s indemnity of the underwriters of SLAC’s IPO against certain liabilities, including liabilities under the Securities Act;

•

the Sponsor has loaned SLAC $300,000 for working capital requirements and to finance transaction costs in connection with an initial business combination pursuant to the March 2022 Working Capital Loan and has agreed to loan SLAC funds in an amount up to an additional $400,000 pursuant to the June 2022 Working Capital Loan, of which approximately $400,000 has been borrowed as of the date of this proxy statement, and any amounts outstanding under this loan will not be repaid if SLAC is unable to complete a business combination by the Business Combination Outside Date;

•

the Insiders have agreed to waive their right to a conversion price adjustment with respect to their Founder Shares in connection with the consummation of the Business Combination, to not redeem or otherwise exercise any right to redeem of their SLAC equity securities and also their rights to liquidating distributions from the Trust Account with respect to their Founder Shares;

•

if the Business Combination is not consummated, SLAC will have to pay certain expenses related to the Business Combination, which may impede its ability to consummate a transaction with another acquisition target;

•	following the consummation of a business combination, directors or members of SLAC’s management team who remain with us may be paid consulting, management or other fees from the combined company; and

•	the continued indemnification of SLAC’s current directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Interests of the Company’s Directors and Officers in the Business Combination

In considering the recommendation of the SLAC Board to vote in favor of approval of the Business Combination Proposal and the other Proposals, SLAC stockholders should keep in mind that certain members of the board of directors and executive officers of the Company have interests in such Proposals that may be different from, or in addition to, those of SLAC stockholders generally.

Specifically, as described in “Executive Compensation—Post-Business Combination Employment Agreements” below, SLAC entered into employment agreements with the two founders of the Company that will become effective as of the Effective Time, pursuant to which they will each continue to serve as executive officers in their current positions following the Closing. The employment agreements provide that each of the executive officers will receive an annual base salary of $635,000, and be eligible to (i) receive an annual target bonus of 96% of their annual base salary in accordance with the Company’s annual bonus program as in effect from time to time, and (ii) participate in the Company’s equity-based incentive programs as in effect from time to time, and, at the Board’s sole discretion, receive periodic grants of equity-based awards with a target value equal to 500% of their annual base salary. The employment agreements further provide that each of the executive officers will receive a one-time cash bonus of $2,030,000 in connection with the Closing. The executive officers may terminate the employment agreement without “good reason” (as defined in the employment agreements) at any time by providing 90 days’ advance written notice. The employment agreements include customary restrictive covenants, including perpetual confidentiality obligations, as well as a non-compete, and non-solicitation of customers, employees, and independent contractors, in each case, during the term of employment and for 18 months thereafter.

The employment agreements further provide that upon a termination of employment by the Company without “cause” (as defined in the employment agreements) or by the executive officers for good reason (each, a “Qualifying Termination”), the executive officers will receive 18 months of base salary. In addition, the executive officers will each receive any previously unpaid annual bonus from any prior completed fiscal year, a prorated annual bonus for the year of termination based on actual performance, 18 months of continued medical benefits coverage, and vesting of all outstanding unvested equity-based awards consistent with the vesting terms applicable to similarly situated officers and directors of the Company. In the event of Qualifying Termination within six (6) months prior to, and in connection with, a change in control, provided that the change in control is consummated, or within twenty four (24) months following a change in control, the executive officers will each receive a lump sum amount equal to 1.5 times their then-current annual base salary plus target annual bonus, any previously unpaid annual bonus from any prior completed fiscal year, a prorated annual bonus for the year of termination based on actual performance, 18 months of continued medical benefits coverage, and accelerated vesting of all outstanding unvested equity-based awards on the date of termination. In the event of termination of the founders due to death or Disability (as defined in the employment agreements), they will each receive a prorated annual bonus for the year of termination based on actual performance, and accelerated vesting of all outstanding unvested equity-based awards on the date of termination. The foregoing severance entitlements are subject to the execution of a general release of claims in favor of the Company.

Additionally, as a result of the Business Combination and pursuant to the terms of the Business Combination Agreement, the two founders will receive New W3BCLOUD Class B common stock, which will carry increased voting rights in the form of ten (10) votes per share as provided in the Proposed Charter. For more information regarding the voting power of New W3BCLOUD capital stock, please see the section titled “Description of Securities.”

In addition, as permitted by the Business Combination Agreement, we may enter into an employment agreement with an executive officer of the Company prior to the Closing.

Resignation of Financial Advisor

On January 18, 2023, Barclays resigned from its role as financial advisor to SLAC. Barclays did not provide a reason for its resignation and neither SLAC nor the Company will speculate as to its motivations for resigning its roles. Barclays did not communicate to SLAC or the Company, and neither SLAC nor the Company are aware, that the resignation was the result of any dispute or disagreement with SLAC or the Company, including any disagreement relating to the disclosure in this proxy statement, the scope of its engagement or its ability to complete such engagement, or any matter relating to SLAC or the Company’s operations, prospects, policies, procedures or practices.

Barclays claims no remaining role in the Business Combination, and, effective as of the date of the resignation letter, has resigned from, and ceased or refused to act in, every capacity and relationship in which Barclays may be described in this proxy statement as acting or agreeing to act with respect to the Business Combination. Barclays has disclaimed any responsibility for any portion of this proxy statement. It is possible that Barclays’ resignation may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of SLAC shareholders may vote against the proposed Business Combination or seek to redeem their shares for cash.

See “Risk Factors — Risks related to SLAC and the Business Combination —Barclays has resigned from its financial advisory role in connection with the Business Combination, and investors should not put any reliance on the fact that it was involved with any aspect of the Business Combination.”

REGULATORY APPROVALS REQUIRED FOR THE BUSINESS COMBINATION

Completion of the Business Combination is subject to regulatory approval including under the HSR Act. SLAC and the Company have agreed to use their respective reasonable best efforts to obtain all required regulatory approvals.

HSR Act

Under the HSR Act and the related rules that have been promulgated thereunder by the FTC, certain transactions may not be completed until each party files a pre-merger notification with the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. The Business Combination is subject to these conditions and may not be completed until the expiration of a thirty-day (30-day) waiting period following the filing of the parties’ HSR Act notification and report forms with the Antitrust Division and the FTC. If the FTC or Antitrust Division issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second thirty day (30-day) waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier. Under the Business Combination Agreement, completion of the Business Combination is conditioned on the expiration or termination of all applicable waiting periods under the HSR Act.

Following the execution of the Business Combination Agreement, SLAC and the Company determined that an HSR filing is not required based on certain exemptions to the filing requirements in the HSR Act.

At any time before or after the completion of the Business Combination, notwithstanding the termination or expiration of the waiting period under the HSR Act, the Antitrust Division or the FTC could take action under the U.S. antitrust laws, including seeking to prevent the Business Combination, to rescind the Business Combination or to clear the Business Combination subject to the divestiture of assets of SLAC or the Company or subject the Business Combination to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Business Combination or permitting completion subject to the divestiture of assets of SLAC or the Company or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither SLAC nor the Company is aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of SLAC or the Company to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

ACCOUNTING TREATMENT

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SLAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and the Company will be treated as the accounting acquirer. This determination was primarily based on the Company expecting to have a majority of the voting power of the post-combination company, the Company’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of the Company compared to SLAC, and the Company’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the financial statements of the post-combination entity will represent a continuation of the financial statements of the Company with the acquisition being treated as the equivalent of the Company issuing stock for the net assets of SLAC, accompanied by a recapitalization. The net assets of SLAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

RELATED AGREEMENTS

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. Each of the Amended and Restated Registration Rights Agreement, Sponsor Letter Agreement, Company Warrant Agreement, and Transaction Support Agreement (or forms thereof) are attached hereto as Annex B, Annex C, Annex D, and Annex E, respectively. You are urged to read such agreements in their entirety prior to voting on the Proposals presented at the Special Meeting.

Amended and Restated Registration Rights Agreement

At the Closing, New W3BCLOUD will enter into the Amended and Restated Registration Rights Agreement with the A&R RRA Parties, pursuant to which the A&R RRA Parties will be entitled to registration rights in respect of certain shares of New W3BCLOUD’s Class A common stock and certain other equity securities of New W3BCLOUD that are held by the A&R RRA Parties from time to time.

The Amended and Restated Registration Rights Agreement provides that New W3BCLOUD will as soon as practicable but no later than 30 calendar days following the Closing, file with the SEC a shelf registration statement pursuant to Rule 415 under the Securities Act registering the resale of certain shares of New W3BCLOUD Class A common stock and certain other equity securities of New W3BCLOUD held by the A&R RRA Parties and will use its commercially reasonable efforts to have the Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the actual filing date if the SEC notifies SLAC that it will “review” the Shelf Registration Statement and (ii) the tenth (10th) Business Day (as defined in the Amended and Restated Registration Rights Agreement) after the date New W3BCLOUD is notified (orally or in writing, whichever is earlier) by the SEC that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review.

Each of the Sponsor, certain Legacy Shareholders, certain investors and their respective transferees will be entitled to certain demand registration rights in connection with an underwritten shelf takedown offering, in each case subject to certain offering thresholds, applicable lock-up restrictions, issuer suspension periods and certain other conditions. If the Shelf Registration Statement becomes unavailable once it is declared effective, the A&R RRA Parties will have certain demand registration rights. In addition, such A&R RRA Parties have certain “piggy-back” registration rights, subject to customary underwriter cutbacks, issuer suspension periods and certain other conditions. The Amended and Restated Registration Rights Agreement includes customary indemnification provisions. New W3BCLOUD will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Amended and Restated Registration Rights Agreement.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, SLAC, the Company, and the Insiders entered into a sponsor letter agreement, dated as of July 31, 2022, pursuant to which the Sponsor and each other holder of SLAC Class B common stock has agreed to, among other things:

•	vote in favor of the Proposals (including the Business Combination Proposal) at the Special Meeting;

•

waive any adjustment to the conversion ratio set forth in the governing documents of SLAC or any other anti-dilution or similar protection with respect to the SLAC common stock (whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise);

•	not redeem or otherwise exercise any right to redeem any of his, her or its SLAC equity securities;

•	be bound by certain transfer restrictions with respect to his, her or its SLAC equity securities prior to the Closing; provided that such transfer restrictions shall apply to:

•

50% of Restricted Sponsor Shares (as defined in the Sponsor Letter Agreement) (862,500) from the Closing and through the date that is five years after the Closing Date, unless and until VWAP of the SLAC Class A common stock equals or exceeds $12.50 for any twenty (20) trading days out of a period of thirty (30) consecutive trading days; and

•

such transfer restrictions shall apply to the remaining 50% of Restricted Sponsor Shares (862,500) unless and until the VWAP of the SLAC Class A common stock equals or exceeds $15.00 for any twenty (20) trading days out of a period of thirty (30) consecutive trading days; and

•

exchange two million (2,000,000) Private Placement Warrants, each to purchase one share of SLAC Class A common stock, for two million (2,000,000) new Exchange Private Placement Warrants with substantially the same terms as the original Private Placement Warrants, except that such new Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share, subject to conditions set forth in the Warrant Agreement.

Warrant Agreement

Concurrently with the consummation of the Business Combination, New W3BCLOUD will enter into an agreement with Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”), pursuant to which the parties will agree to exchange two million (2,000,000) of the Private Placement Warrants for new Exchange Private Placement Warrants, with substantially the same terms as the original Private Placement Warrants, except that such new Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share.

Transaction Support Agreement

In connection with the execution of the Business Combination Agreement, the stockholders of the Company entered into the Transaction Support Agreement. Under the Transaction Support Agreement, each stockholder of the Company has agreed to, among other things:

•

vote to approve and adopt, following the filing of the definitive version of this proxy statement, the Business Combination Agreement and the ancillary agreements and the transactions contemplated thereby;

•	enter into at the Closing certain of the transaction documents contemplated by the Business Combination Agreement;

•	not to effect any sale, distribution or disposal of shares held by such stockholder, subject to the terms described therein; and

•	take, or cause to be taken, any actions necessary or advisable to support the termination of certain agreements to be terminated effective as of the Closing.

Additionally, W3BCLOUD Nominees Limited (as holder of the B Ordinary Shares) has agreed to exchange the B Ordinary Shares held by it for shares of Company Class A common stock prior to the Closing. The shares of Company common stock that are owned by the supporting Company stockholders and subject to the Transaction Support Agreement represent 100% of the outstanding voting power of Company common stock (on an as-converted basis) issued and outstanding as of the execution of the Transaction Support Agreement.

Voting Agreement

In connection with the completion of the Business Combination, New W3BCLOUD and certain holders of New W3BCLOUD stock will enter into the Voting Agreement, pursuant to which, for so long as ConsenSys,

together with any of its controlled affiliates (as defined in the Voting Agreement), collectively satisfy the 20% Condition, certain parties to the Voting Agreement will take all reasonable actions within their respective control to provide that one (1) director of the New W3BCloud Board be an individual designated by ConsenSys. The Voting Agreement will terminate once the 20% Condition is no longer satisfied.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations of the Business Combination applicable to U.S. holders and Non-U.S. Holders (each as defined below, and together, “holders”) of shares of SLAC Class A common stock (i) that hold New W3BCLOUD common stock following the adoption of the Proposed Charter in connection with the Business Combination or (ii) that elect to have their SLAC Class A common stock redeemed for cash if the Business Combination is completed. This discussion applies only to SLAC Class A common stock or New W3BCLOUD common stock, as applicable, that is held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift tax or other federal tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income, and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	insurance companies;

•	pension plans;

•	dealers or traders subject to a mark-to-market method of accounting with respect to shares of SLAC Class A common stock or New W3BCLOUD common stock;

•	persons holding SLAC Class A common stock or New W3BCLOUD common stock, as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	holders (as defined below) whose functional currency is not the U.S. dollar;

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates or former long-term residents of the United States;

•	The Sponsor or its affiliates, officers or directors;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies or real estate investment trusts;

•	persons that directly, indirectly or constructively own five percent or more (by vote or value) of SLAC Class A common stock or New W3BCLOUD common stock;

•	persons who acquired their shares of SLAC Class A common stock or New W3BCLOUD common stock pursuant to the exercise of warrants or conversion rights under such convertible instruments;

•

persons who acquired their shares of SLAC Class A common stock or New W3BCLOUD common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•

pass-through entities, including (but not limited to) partnerships or limited liability companies treated as partnerships for U.S. federal income tax purposes (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes);

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of SLAC Class A common stock or New W3BCLOUD common stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partnerships and their partners should consult their tax advisors with respect to the consequences to them of holding shares of the New W3BCLOUD common stock following the adoption of the Proposed Charter in connection with the Business Combination or electing to have their SLAC Class A common stock redeemed for cash if the Business Combination is completed.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of SLAC Class A common stock or New W3BCLOUD common stock, as applicable, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” means any beneficial owner of SLAC Class A common stock or New W3BCLOUD common stock, as applicable, that is an individual, corporation, estate or trust that is not a U.S. holder.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Adoption of the Proposed Charter

Holders of SLAC Class A common stock are not expected to recognize any income, gain or loss under U.S. federal income tax laws as a result of the adoption of the Proposed Charter in connection with the Business Combination. It is expected that each such holder would have the same basis in its New W3BCLOUD common stock after the adoption of the Proposed Charter as that holder has in the corresponding SLAC Class A common stock immediately prior to the adoption of the Proposed Charter and such holder’s holding period in the New W3BCLOUD common stock would include the holder’s holding period in the corresponding SLAC Class A common stock. Although the matter is not entirely clear, these consequences to the holders assume, and we intend to take the position, that the adoption of the Proposed Charter does not result in an exchange by the holders of SLAC Class A common stock for New W3BCLOUD common stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Proposed Charter does result in an exchange, it is expected that such exchange would be treated as a recapitalization for U.S. federal income tax purposes. The consequences to holders of a recapitalization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Proposed Charter in connection with the Business Combination.

The remainder of this discussion assumes that the adoption of the Proposed Charter will not result in an exchange for U.S. federal income tax purposes.

Redemption of SLAC Class A common stock

In the event that a holder’s shares of SLAC Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section titled “Special Meeting of SLAC Stockholders—Redemption Rights and Procedures,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of SLAC Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of SLAC Class A common stock, a U.S. holder will be treated as described below under the section titled “—Redemption of SLAC Class A common stock applicable to U.S. Holders—Taxation of Redemption Treated as a Sale of SLAC Class A common stock,” and a Non-U.S. Holder will be treated as described under the section titled “—Redemption of SLAC Class A common stock applicable to Non-U.S. Holders—Taxation of Redemption Treated as a Sale of SLAC Class A common stock.” If the redemption does not qualify as a sale of shares of SLAC Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “—Redemption of SLAC Class A common stock applicable to U.S. Holders—Taxation of Redemption Treated as a Distribution,” and the tax consequences to a Non-U.S. Holder described below under the section titled “—Redemption of SLAC Class A common stock applicable to Non-U.S. Holders—Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of SLAC Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning Private Placement Warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the transactions contemplated by the Business Combination Agreement) relative to all of our shares outstanding both before and after the redemption. The redemption of SLAC Class A common stock generally will be treated as a sale of SLAC Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include SLAC Class A common stock which could be acquired pursuant to the exercise of the Private Placement Warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the transactions contemplated by the Business Combination Agreement generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of SLAC Class A common stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of SLAC Class A common stock and the SLAC Class A common stock to be issued pursuant to the transactions contemplated by the Business Combination Agreement). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of SLAC Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of SLAC Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section titled “—Redemption of SLAC Class A common stock applicable to U.S. Holders—Taxation of Redemption Treated as a Distribution,” and the tax effects to such a Non-U.S. Holder will be as described below under the section titled “—Redemption of SLAC Class A common stock applicable to Non-U.S. Holders—Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed SLAC Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Each holder should consult with its own tax advisors as to the tax consequences of a redemption.

Redemption of SLAC Class A common stock applicable to U.S. Holders

This section applies to you if you are a U.S. holder of SLAC Class A common stock.

Taxation of Redemption Treated as a Distribution. If SLAC’s redemption of a U.S. holder’s shares of SLAC Class A common stock is treated as a corporate distribution, as discussed above under the section titled “—Redemption of SLAC Class A common stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of SLAC Class A common stock. Any remaining excess will be treated as gain realized on the sale of shares of SLAC Class A common stock and will be treated as described below under the section titled “—Taxation of Redemption Treated as a Sale of SLAC Class A common stock.”

Dividends SLAC pays to a U.S. holder that is classified as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the SLAC Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Taxation of Redemption Treated as a Sale of SLAC Class A common stock. If SLAC’s redemption of a U.S. holder’s shares of SLAC Class A common stock is treated as a sale, as discussed above under the section titled

“—Redemption of SLAC Class A common stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of SLAC Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of SLAC Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the SLAC Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the SLAC Class A common stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. Long-term capital gain of certain non-corporate U.S. holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates at a maximum rate of 20%. The deductibility of capital losses is subject to limitations. U.S. holders that realize a loss should consult their tax advisors regarding the allowance of this loss.

U.S. holders who hold different blocks of SLAC Class A common stock (shares of SLAC Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Redemption of SLAC Class A common stock applicable to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder of SLAC Class A common stock.

Taxation of Redemption Treated as a Distribution. If SLAC’s redemption of a Non-U.S. Holder’s shares of SLAC Class A common stock is treated as a corporate distribution, as discussed above under the section titled “—Redemption of SLAC Class A common stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of SLAC Class A common stock redeemed and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized on the sale of the SLAC Class A common stock, which will be treated as described below under the section titled “—Taxation of Redemption Treated as a Sale of SLAC Class A common stock.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, SLAC or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s SLAC Class A common stock, unless (i) SLAC or the applicable withholding agent have established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section titled “- Redemption of SLAC Class A common stock”). However, there can be no assurance that SLAC or any applicable withholding agent will establish such special certification procedures. If SLAC or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

The withholding tax described above does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).

Taxation of Redemption Treated as a Sale of SLAC Class A common stock. If SLAC’s redemption of a Non-U.S. Holder’s shares of SLAC Class A common stock is treated as a sale of SLAC Class A common stock, as discussed above under the section titled “—Redemption of SLAC Class A common stock,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•

SLAC is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. Holder held SLAC Class A common stock and, in the case where shares of SLAC Class A common stock are regularly traded on an established securities market, within the meaning of applicable Treasury regulations, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of SLAC Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. Holder’s holding period for the shares of SLAC Class A common stock. There can be no assurance that SLAC Class A common stock is or has been treated as regularly traded on an established securities market within the meaning of applicable Treasury regulations.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption.

SLAC believes that it is not, and have not been at any time during the five-year period preceding the date of Business Combination, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.

Information Reporting and Backup Withholding

Payments resulting from our redemption of SLAC Class A common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8. Backup withholding is not an additional tax, but an advance payment, which may be refunded or credited against a holder’s U.S. federal income tax liability. A holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends including amounts treated as dividends received pursuant to a redemption on SLAC Class A common stock. On December 13, 2018, the IRS released proposed Treasury regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds from a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued.

In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders should consult their tax advisors regarding the effects of FATCA on a redemption of SLAC Class A common stock.

DESCRIPTION OF CERTAIN COMPANY INDEBTEDNESS

Loan Note Instruments

AMD Notes

In March 2020, W3BCLOUD Limited ( the “Issuer” or “Borrower”) entered into the AMD Loan Note Instrument with AMD under which the Issuer issued a series of unsecured convertible loan notes to AMD in an aggregate principal amount of $2.7 million from March 2020 to December 2020 (the “AMD Notes”). The AMD Notes accrue payment-in-kind interest at 5.0% per annum and mature on the date that is two years from the date of issuance upon the demand of the noteholder. In July, 2022, the Issuer entered into the AMD Note Amendment with AMD (the “AMD Note Amendment”). Pursuant to the AMD Note Amendment, all AMD Notes will mature on the earlier of (i) April 30, 2023, (ii) the Closing Date of the Business Combination, and (iii) the date on which the Issuer or W3BCLOUD Partners Limited notifies AMD in writing that W3BCLOUD Partners Limited no longer intends to pursue the Business Combination; provided that if such date specified in clause (iii) is earlier than the original maturity date of any AMD Note, such AMD Note will mature on the original maturity date. As of September 30, 2022, an aggregate of $2.7 million of principal amount (excluding accrued payment-in-kind interest) of the AMD Notes remains outstanding.

Al Masar Note and Al Masar Warrant

In November 2019, the Issuer entered into a Loan Note Instrument (the “Al Masar Loan Instrument”) with Al Masar International Investment (“Al Masar”), for up to $10.0 million under which the Issuer issued an unsecured convertible loan note (the “Al Masar Note”) in the principal amount of $1.0 million. The interest rate on the Al Masar Note is 8.0% per annum, payable in quarterly arrears. In August 2022, the Issuer entered into a deed of amendment to the Al Masar Loan Instrument with Al Masar (the “Al Masar Amendment”). Pursuant to the Al Masar Amendment, the Al Masar Note matures on the earlier of the Closing Date of the Business Combination and July 31, 2023.

Jupiter Note

In March 2020, the Issuer entered into a Loan Note Instrument with Jupiter (the “Jupiter Loan Instrument”), under which the Issuer issued to Jupiter an unsecured convertible loan note in the principal amount of $2.5 million (the “Jupiter Note”). The Jupiter Note accrues payment-in-kind interest at 5.0% per annum. The Jupiter Note was due and payable on demand by Jupiter at any time after February 26, 2022 in an amount equal to the outstanding balance as of February 26, 2022. In February, June and July 2022, the Issuer and Jupiter entered into several letter agreements with respect to the Jupiter Note. Pursuant to the terms of the letter agreement entered into on July 7, 2022, which amends and restates the prior letter agreements, the Jupiter Note will be due and payable by the Issuer on the Closing Date of the Business Combination in an amount equal to the outstanding balance as of such date, so long as Jupiter and its designated investors agree to subscribe for at least $25 million of the securities to be issued in connection with the investment by the PIPE Investors. As of the date of this proxy statement, the Issuer and Jupiter or its designated investors have entered into Commitment Letters, pursuant to which such entities agreed to subscribe for $25 million of the securities to be issued in connection with the investment by the PIPE Investors, subject to certain conditions set forth in such Commitment Letters.

The parties also agree that upon the funding in full of at least $25 million by Jupiter on or before the Closing Date, the Jupiter Note will convert on the Closing Date into the right to receive common equity securities of SLAC (the “Jupiter Conversion Shares”). The value of the Jupiter Conversion Shares to be issued will be equal to the product of the outstanding balance of the Jupiter Note on the Closing Date and the result of dividing (x) the pre-money equity enterprise value ascribed to New W3BCLOUD for purposes of the Business Combination by (y) the valuation cap ($60 million).

Digital Currency Loan Agreements

The Borrower or its affiliates may enter into master loan agreements or the equivalent (each, a “Master Digital Currency Loan Agreement”), pursuant to which the lender thereunder (the “Lender”) may from time to time lend certain digital currency, dollars or alternative currency to the Borrower or its affiliates, as the case may be, in the amount specified in a confirmation, term sheet or the equivalent (each, a “Digital Assets Loan” and collectively the “Digital Asset Loans”). Currently, there are no Digital Assets Loans outstanding.

Each Digital Assets Loan will mature on a specified date, and interest will accrue at a rate per annum equal to the rate specified in each term sheet. Each Digital Assets Loan will be secured by a first priority lien in certain amounts of digital currency, dollars or alternative currency.

Each Digital Assets Loan that contains a “prepayment option” can be voluntarily prepaid (all or in part) by the Borrower at any time. Each Digital Assets Loan that contains a “callable option” may be recalled (all or in part) by the Lender, upon which delivery of the recalled amount is typically due within 24 hours.

A Master Digital Currency Loan Agreement typically contains a limited number of standard representations, undertakings and events of default. The events of default include non-payment, noncompliance with a material provision of the Master Digital Currency Loan Agreement, misrepresentation, insolvency and repudiation or recission. An event of default will also occur under the Master Digital Currency Loan Agreement if the quotient, as a percentage, of the value of the collateral with respect to each Digital Assets Loan divided by the borrowed amount of such Digital Assets Loan together with the accrued and unpaid interest thereon and accrued and unpaid fees thereon as of such date is less than or equal to the “acceleration percentage” or the equivalent for such Digital Assets Loan.

In 2021, the Borrower entered into certain Loan and Security Agreements with BlockFi Lending LLC (“BlockFi”), as lender, pursuant to which BlockFi provided the Borrower with term loans in an aggregate amount of USDC 60,500,000. The term loans had terms of one year, accrued interest rates ranging from 5.25 to 9.5% per annum, payable monthly. The Borrower’s obligations under each of the term loans were secured by a first priority lien on a separate deposit account, each containing the crypto currency Ethereum. The Borrower was required to maintain collateral in each such account with a market value of at least 70% of the outstanding principal balance of the related term loan. The Borrower’s obligations under the term loans were also each unconditionally guaranteed pursuant to the personal guaranty of Borrower. In May 2022, the Borrower had voluntarily repaid the full amount of the term loans without penalty. The proceeds of the term loans were used primarily to fund the Company’s capital expenditure growth and secondarily to fund operational expenses associated with that growth as needed.

FIL Loan Agreement

On August 10, 2021, the Borrower entered into that certain loan agreement (the “ConsenSys Loan Agreement”) with ConsenSys Software Inc. as lender, pursuant to which ConsenSys provided the Borrower with a term loan in the amount of up to FIL 200,000 for general corporate purposes (the “ConsenSys Loan”). The Company has borrowed FIL 150,000 under the ConsenSys Loan and can borrow an additional 50,000 FIL under the ConsenSys Loan. The ConsenSys Loan accrues interest at a rate of 12.0% per annum, payable quarterly in FIL. Default interest of an additional 2% will apply to unpaid amounts.

The ConsenSys Loan has a term of two years from the date of drawdown and as such is scheduled to mature on August 10, 2023. The Borrower may voluntarily pay all or part of the ConsenSys Loan at any time with the consent of ConsenSys. The ConsenSys Loan contains a mandatory prepayment provision whereby ConsenSys may serve a notice requiring prepayment of all or part of the ConsenSys Loan from a date commencing on the first anniversary of drawdown, with any such amounts demanded payable within 90 days of delivery of the notice to the Borrower.

The ConsenSys Loan contains a limited number of standard representations and undertakings. The events of default are standard and limited to non-payment (within 20 business days), noncompliance with a material provision of the ConsenSys Loan that is not remedied within 20 days, misrepresentation, insolvency, repudiation or rescission of the ConsenSys Loan Agreement or the occurrence of a circumstance likely to have a material adverse change. The ConsenSys Loan may be accelerated on the occurrence of any such event of default that is continuing.

The ConsenSys Loan is unsecured with no requirement for security.

ETH Loan Agreements

First Joseph M. Lubin Loan

On October 14, 2020, the Borrower entered into that certain loan agreement (the “First JLubin Loan Agreement”) with Joseph Lubin (“JLubin”) as lender pursuant to which JLubin provided the Borrower with a term loan in the amount of ETH 10,000 (ten thousand Ethereum) for general corporate purposes (the “First JLubin Loan”). The First JLubin Loan accrues interest at a rate of 8.0% per annum, accruing at a rate of 200 Ethereum per interest period (being a period of three months ending each quarter end) or 800 Ethereum per annum. Default interest of an additional 2% will apply to unpaid amounts.

The First JLubin Loan has a term of three years from the date of drawdown and as such is scheduled to mature on October 14, 2023. The Borrower may voluntarily pay all or part of the First JLubin Loan at any time with the consent of JLubin.

The First JLubin Loan contains a limited number of standard representations and undertakings. The events of default are standard and limited to non-payment (within 20 business days), non-compliance with a material provision of the First JLubin Loan that is not remedied within 20 days, misrepresentation, insolvency, repudiation or rescission of the First JLubin Loan Agreement or the occurrence of a circumstance likely to have a material adverse change. The First JLubin Loan may be accelerated on the occurrence of any such event of default that is continuing.

The First JLubin Loan is unsecured with no requirement for security.

Second Joseph M. Lubin Loan

On March 16, 2021, the Borrower entered into that certain loan agreement (the “Second JLubin Loan Agreement”) with JLubin as lender pursuant to which JLubin provided the Borrower with a term loan in the amount of ETH 20,000 (twenty thousand Ethereum) for general corporate purposes (the “Second JLubin Loan”). The Second JLubin Loan accrues interest at a rate of 8.0% per annum, accruing at a rate of 400 Ethereum per interest period (being a period of three months ending each quarter end) or 1,600 Ethereum per annum. Default interest of an additional 2% will apply to unpaid amounts.

The Second JLubin Loan has a term of two years from the date of drawdown and as such is scheduled to mature on March 16, 2023. The Borrower may voluntarily pay all or part of the Second JLubin Loan at any time with the consent of JLubin.

The Second JLubin Loan contains a limited number of standard representations and undertakings. The events of default are standard and limited to non-payment (within 20 business days), non-compliance with a material provision of the Second JLubin Loan that is not remedied within 20 days, misrepresentation, insolvency, repudiation or rescission of the Second JLubin Loan Agreement or the occurrence of a circumstance likely to have a material adverse effect. The Second JLubin Loan may be accelerated on the occurrence of any such event of default that is continuing.

The Second JLubin Loan is unsecured with no requirement for security.

Lease Financing

In connection with the data center lease for the facility located in Garland, Texas, commencing on November 3, 2021, W3BCLOUD Partners Limited entered into a financing arrangement with the lessor to complete the buildout of the newly leased space. W3BCLOUD Partners Limited financed a total of $1.6 million, bearing a 4.5% annual interest rate, which is payable monthly over three years.

DESCRIPTION OF SECURITIES

References in this section to “we,” “our,” and “us” generally refer to SLAC, prior to the Business Combination, and New W3BCLOUD and its consolidated subsidiaries after giving effect to the Business Combination.

Capital Stock Upon Completion of the Business Combination

The following summary of the material terms of the securities of New W3BCLOUD, the combined company following the Business Combination, assumes the adoption of the Proposed Charter by the stockholders of SLAC at the Special Meeting. This summary is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex F to this proxy statement. We urge you to read our Proposed Charter in its entirety for a complete description of the rights and preferences of SLAC’s securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 540,000,000 shares of capital stock, consisting of (a) 530,000,000 shares of common stock, consisting of (i) 450,000,000 shares of Class A common stock, $0.0001 par value per share and (ii) 80,000,000 shares of Class B common stock, $0.0001 par value per share and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our common stock are, and the shares of New W3BCLOUD common stock issuable in connection with the Business Combination pursuant to the Business Combination Agreement and the PIPE Investment will be, duly authorized, validly issued, fully paid and non-assessable.

Common Stock

New W3BCLOUD Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Proposed Charter, the holders of New W3BCLOUD Class A common stock will be entitled, as applicable, to one (1) vote per share for the election of our directors and all other matters requiring stockholder action.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the Proposed Charter, holders of New W3BCLOUD Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the New W3BCLOUD Board in its discretion out of funds legally available therefor and shall share ratably (based on the number of shares of New W3BCLOUD Class A common stock held) in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of New W3BCLOUD under the Proposed Charter, the holders of New W3BCLOUD Class A common stock will be entitled to receive

(together with the holders of New W3BCLOUD Class B common stock, as applicable) the remaining assets of New W3BCLOUD available for distribution to New W3BCLOUD stockholders, ratably in proportion to the number of shares of New W3BCLOUD common stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Under the Proposed Charter, holders of New W3BCLOUD Class A common stock will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to New W3BCLOUD Class A common stock.

Conversion Rights

Shares of New W3BCLOUD Class A common stock have no conversion rights.

New W3BCLOUD Class B Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Proposed Charter, the holders of New W3BCLOUD Class B common stock will be entitled, as applicable, to ten (10) votes per share for the election of our directors and all other matters requiring stockholder action.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the Proposed Charter, holders of New W3BCLOUD Class B common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the New W3BCLOUD Board in its discretion out of funds legally available therefor and shall share ratably (based on the number of shares of New W3BCLOUD Class B common stock held) in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of New W3BCLOUD under the Proposed Charter, the holders of New W3BCLOUD Class B common stock will be entitled to receive (together with the holders of New W3BCLOUD Class A common stock) the remaining assets of New W3BCLOUD available for distribution to New W3BCLOUD stockholders, ratably in proportion to the number of shares of New W3BCLOUD common stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Under the Proposed Charter, holders of New W3BCLOUD Class B common stock will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to New W3BCLOUD Class B common stock.

Conversion Rights

Optional Conversion

Under the Proposed Charter, holders of New W3BCLOUD Class B common stock will have the right to convert shares of their New W3BCLOUD Class B common stock into fully paid and non-assessable shares of New W3BCLOUD Class A common stock, on a one-to-one basis, at the option of the holder at any time.

Automatic Conversion

All outstanding shares of New W3BCLOUD Class B common stock shall automatically, without further action by New W3BCLOUD or the holder thereof, be converted (the “Automatic Conversion”) into one (1) fully paid and nonassessable share of New W3BCLOUD Class A common stock on the date on which the W3BCLOUD Founders collectively hold forty five percent (45%) or less of the shares of New W3BCLOUD Class B common stock issued to the W3BCLOUD Founders as of the Effective Time (as adjusted to reflect appropriately the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares or other like change), subject to a ten (10)-day cure period, as provided in the Proposed Charter. Immediately upon the date of the Automatic Conversion, the rights of the holders of shares of New W3BCLOUD Class B common stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of New W3BCLOUD Class A common stock into which such shares of New W3BCLOUD Class B common stock were converted.

Each share of New W3BCLOUD Class B common stock shall automatically, without further action by New W3BCLOUD or the holder thereof, be converted into one (1) fully paid and nonassessable share of New W3BCLOUD Class A common stock, upon the occurrence of a transfer, other than a permitted transfer (as defined in the Proposed Charter), of such share of New W3BCLOUD Class B common stock, and such conversion shall thereupon be registered on the books and records of New W3BCLOUD, subject to a ten (10)-day cure period, as provided in the Proposed Charter.

Preferred Stock

Our Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The New W3BCLOUD Board will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The New W3BCLOUD Board will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New W3BCLOUD common stock and could have anti-takeover effects. The ability of the New W3BCLOUD Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

All SLAC warrants outstanding as of Closing will remain outstanding as New W3BCLOUD warrants, on identical terms to those described in the section of this proxy titled “Description of Securities–Capital Stock Prior to the Business Combination–Warrants,” except that the new Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share. Historical trading prices for SLAC Class A common stock have not exceeded the $18.00 per share threshold at which the warrants could be redeemable.

Certain Anti-Takeover Provisions of Delaware Law, the Proposed Charter and Amended and Restated Bylaws

Provisions of the DGCL and the Proposed Charter and Amended and Restated Bylaws could make it more difficult to acquire the post-combination company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the post-combination company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the New W3BCLOUD Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the New W3BCLOUD common stock.

In addition, the Proposed Charter provides for certain other provisions that may have an anti-takeover effect:

•	There is no cumulative voting with respect to the election of directors.

•

The New W3BCLOUD Board is empowered to appoint a director to fill a vacancy created by the expansion of the New W3BCLOUD Board or the resignation, death, or removal of a director in certain circumstances.

•

A prohibition on stockholders calling a special meeting from and after the time that one hundred percent (100%) of the issued and outstanding shares of New W3BCLOUD Class B common stock are converted into New W3BCLOUD Class A common stock (the “Conversion Time”) and the requirement that from and after the Conversion Time a meeting of the stockholders may only be called by the New W3BCLOUD Board acting pursuant to a resolution adopted by a majority of the authorized directors of the New W3BCLOUD Board, by our Chief Executive Officer or by our Chairman, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

•

The holders of New W3BCLOUD Class B common stock will, until the Automatic Conversion, possess the majority of the voting power on all matters to be voted on by stockholders. The existence of such unequal voting rights could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

•

The authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

•

New W3BCLOUD will be subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with (a) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”); (b) an affiliate of an interested stockholder or (c) an associate of an interested stockholder, in each case, for three years following the date that such stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	the New W3BCLOUD Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of New W3BCLOUD voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the New W3BCLOUD Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Advance notice requirements for stockholder proposals and director nominations

The proposed Amended and Restated Bylaws provide that stockholders seeking to bring business before the annual meeting of the stockholders, or to nominate candidates for election as directors at the annual meeting of the stockholders New W3BCLOUD must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the ninetieth (90th) nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the immediately preceding annual meeting of the stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The proposed Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude New W3BCLOUD stockholders from bringing matters before our annual meeting of the stockholders or from making nominations for directors at our annual meeting of the stockholders.

Right of Certain Company Stockholders to Appoint Members of New W3BCLOUD Board

In connection with the completion of the Business Combination, the Company and certain holders of Company stock will enter into the Voting Agreement, pursuant to which, for so long as ConsenSys, together with any of its controlled affiliates (as defined in the Voting Agreement), collectively satisfy the 20% Condition, certain parties to the Voting Agreement will take all reasonable actions within their respective control to provide that one (1) director of the Company Board be an individual designated by ConsenSys. The Voting Agreement will terminate once the 20% Condition is no longer satisfied. For more information about the Voting Agreement, please see “Related Agreements—Voting Agreement.”

Exclusive Forum

The Proposed Charter provides that, unless New W3BCLOUD consents to the selection of an alternative forum, any (a) derivative action or proceeding brought on behalf of New W3BCLOUD, (b) action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of New W3BCLOUD to New W3BCLOUD or its stockholders, (c) action asserting a claim against New W3BCLOUD or any current or former director, officer, employee or agent of New W3BCLOUD arising pursuant to any provision of the DGCL or the Proposed Charter or the Amended and Restated Bylaws or (d) action asserting a claim against New W3BCLOUD or its directors, officers or employees governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware. Additionally, the Proposed Charter also provides that, to the fullest extent permitted by law, unless New W3BCLOUD consents to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of New W3BCLOUD shall be deemed to have notice of and consented to the forum provisions in the Amended and Restated Bylaws. This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Registration Rights

In connection with the completion of the Business Combination Agreement, the A&R RRA Parties will enter into the Amended and Restated Registration Rights Agreement in respect of shares of New W3BCLOUD common stock and certain other equity securities of New W3BCLOUD to be held by the A&R RRA Parties from time to time, providing for, among other things, customary registration rights, including demand, shelf and piggy-back rights, subject to cut-back provisions, applicable lock-up restrictions, issuer suspension periods and certain other conditions.

Under the Amended and Restated Registration Rights Agreement, the A&R RRA Parties will agree not to sell, transfer, pledge or otherwise dispose of shares of New W3BCLOUD Class A common stock they hold or receive, subject to certain exceptions, for certain time periods specified therein. Additionally, the Amended and Restated Registration Rights Agreement provides that within thirty (30) business days after the consummation of the Business Combination, New W3BCLOUD file with the SEC the Shelf Registration Statement pursuant to Rule 415 under the Securities Act registering the resale of certain shares of New W3BCLOUD Class A common stock and certain other equity securities of New W3BCLOUD held by the A&R RRA Parties at the Closing. For more information on the Amended and Restated Registration Rights Agreement, please see “Related Agreements—Amended and Restated Registration Rights Agreement.”

Listing of Securities

Following the Business Combination, New W3BCLOUD Class A common stock (including common stock issuable in connection with the consummation of the Business Combination) and warrants will be listed on the Nasdaq under the symbol “WBCL” and “WBCLW,” respectively.

Capital Stock Prior to the Business Combination

On February 17, 2021, SLAC consummated SLAC’s IPO of 34,500,000 units, generating gross proceeds of $345,000,000. Each unit consisted of one share of SLAC Class A common stock and one-fourth of one warrant where each whole warrant entitles the holder to purchase one share of SLAC common stock.

Founder Shares

The Initial Stockholders hold an aggregate 8,625,000 shares of SLAC Class B common stock, all of which were issued in private placements prior to SLAC’s IPO, as well as the 6,000,000 Private Placement Warrants.

The Founder Shares are designated as shares of Class B common stock and are identical to the shares of Class A common stock included in the units sold in SLAC’s IPO, and holders of Founder Shares have the same stockholder rights as public stockholders, except that: (1) prior to the initial business combination, only holders of SLAC Class B common stock have the right to vote on the election of directors and holders of a majority of SLAC’s outstanding shares of Class B common stock may remove a member of the board of directors for any reason; (2) the Founder Shares are subject to certain transfer restrictions contained in a letter agreement that the Initial Stockholders, directors and officers have entered into with SLAC; (3) pursuant to such letter agreement, the Initial Stockholders, directors and officers have agreed to waive: (i) their redemption rights with respect to any Founder Shares and public shares held by them, as applicable, in connection with the completion of SLAC’s initial business combination; (ii) their redemption rights with respect to any Founder Shares and public shares held by them in connection with a stockholder vote to amend SLAC’s the current charter (A) to modify the substance or timing of SLAC’s obligation to allow redemption in connection with SLAC’s initial business combination or to redeem 100% of SLAC’s public shares if SLAC does not complete its initial business combination by May 17, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if SLAC fails to complete its initial business combination by May 17, 2023 or during any extension period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if SLAC fails to complete its initial business combination within the prescribed time frame); (4) the Founder Shares will automatically convert into shares of SLAC Class A common stock at the time of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in more detail below; and (5) the Founder Shares are entitled to registration rights. If SLAC submits its initial business combination to its public stockholders for a vote, the Initial Stockholders have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with SLAC, to vote their Founder Shares and any public shares held by them purchased during or after SLAC’s IPO in favor of SLAC’s initial business combination.

The shares of SLAC Class B common stock will automatically convert into shares of SLAC Class A common stock at the time of SLAC’s initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment as provided herein. In the case that additional shares of SLAC Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in SLAC’s IPO and related to the closing of its initial business combination, the ratio at which the shares of SLAC Class B common stock will convert into shares of SLAC Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of SLAC Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of SLAC Class A common stock issuable upon conversion of all shares of SLAC Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all SLAC common stock issued and outstanding upon the completion of SLAC’s IPO plus all shares of SLAC Class A common stock (net of the number of shares of SLAC Class A common stock redeemed in connection with SLAC’s initial business combination) and equity-linked securities issued or deemed issued in connection with SLAC’s initial business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in SLAC’s initial business combination.

Pursuant to a letter agreement that the Initial Stockholders, directors and officers have entered into with SLAC, with certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to SLAC’s directors and officers and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of: (A) one year after the completion of SLAC’s initial business combination; and (B) subsequent to SLAC’s initial business combination (x) if the last reported sale price of SLAC Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after SLAC’s initial business combination or (y) the date on which SLAC completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of SLAC’s public stockholders having the right to exchange their shares of SLAC Class A common stock for cash, securities or other property.

Units

Each SLAC Unit consists of one share of SLAC Class A common stock and one-fourth of one redeemable public warrant. Each whole public warrant entitles the holder thereof to purchase one share of SLAC Class A common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of SLAC Class A common stock. Holders will have the option to continue to hold SLAC Units or separate their SLAC Units into the component securities. Holders will need to have their brokers contact SLAC’s transfer agent in order to separate the SLAC Units into shares of SLAC Class A common stock and public warrants. Additionally, the units will automatically separate into their component parts and will not be traded after completion of SLAC’s initial business combination. No fractional public warrants will be issued upon separation of the SLAC Units and only whole public warrants will trade.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders and vote together as a single class, except as required by law; provided that, prior to SLAC’s initial business combination, holders of SLAC Class B common stock will have the right to elect all of SLAC’s directors and remove members of the board of directors for any reason, and holders of SLAC Class A common stock will not be entitled to vote on the election of directors during such time. These provisions of the current charter may only be amended if approved by holders of a majority of at least 90% of the outstanding shares of SLAC common stock voting at a stockholder meeting. On any other matter submitted to a vote of SLAC stockholders, holders of SLAC Class B common stock and holders of SLAC Class A common stock will vote together as a single class, except as required by applicable law or stock exchange rule.

Unless specified in the current charter or bylaws, or as required by applicable law or stock exchange rules, the affirmative vote of holders of a majority of the outstanding shares of SLAC common stock that are voted is required to approve any such matter voted on by SLAC stockholders, and, prior to SLAC’s initial business combination, the affirmative vote of holders of a majority of the outstanding shares of SLAC Class B common stock is required to approve the election or removal of directors. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the SLAC Class B common stock voted for the election of directors can elect all of the directors. SLAC stockholders are entitled to receive ratable dividends when, as and if declared by the SLAC Board out of funds legally available therefore.

Because the current charter authorizes the issuance of up to 80,000,000 shares of SLAC Class A common stock, if SLAC were to enter into a business combination, SLAC may (depending on the terms of such a business combination) be required to increase the number of shares of SLAC Class A common stock which SLAC is authorized to issue at the same time as SLAC stockholders vote on the business combination to the extent SLAC seeks stockholder approval in connection with SLAC’s initial business combination.

In accordance with the Nasdaq corporate governance requirements, SLAC is not required to hold an annual meeting until one year after its first fiscal year end following its listing on the Nasdaq. Under Section 211(b) of the DGCL, SLAC is, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with its bylaws unless such election is made by written consent in lieu of such a meeting. SLAC may not hold an annual meeting of stockholders to elect new directors prior to the consummation of its initial business combination, and thus SLAC may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if SLAC’s stockholders want it to hold an annual meeting prior to the consummation of its initial business combination, they may attempt to force SLAC to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

SLAC will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of its initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of its initial business combination, including interest earned on funds in the Trust Account (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations described herein. The per-share amount SLAC will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions SLAC will pay to the underwriters. The redemption rights will include the requirement that a beneficial owner must identify itself in order to validly redeem its shares. SLAC’s Initial Stockholders, directors and officers have entered into a letter agreement with SLAC, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with the completion of SLAC’s initial business combination or certain amendments to the current charter. Permitted transferees of the Initial Stockholders, directors or officers will be subject to the same obligations.

Unlike some blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by applicable law or stock exchange listing requirements, if a stockholder vote is not required by applicable law or stock exchange listing requirements and SLAC does not decide to hold a stockholder vote for business or other reasons, SLAC will, pursuant to the current charter, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing its initial business combination. The current charter requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or SLAC decides to obtain stockholder approval for business or other reasons, SLAC will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If SLAC seeks stockholder approval, SLAC will complete its initial business combination only if a majority of the outstanding shares of SLAC common stock voted are voted in favor of the business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of SLAC representing a majority of the voting power of all outstanding shares of capital stock of SLAC entitled to vote at such meeting. However, the participation of SLAC’s Sponsor, directors, officers, advisors or any of their respective affiliates in privately negotiated transactions, if any, could result in the approval of SLAC’s initial business combination even if a majority of SLAC’s public stockholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of SLAC’s issued and outstanding shares of common stock, non-votes will have no effect on the approval of SLAC’s initial business combination once a quorum is obtained. SLAC intends to give not less than ten days nor more than 60 days prior written notice of any such meeting, if required, at which a vote shall be taken to approve SLAC’s initial business combination. These quorum and voting thresholds, and the voting agreements of the Initial Stockholders, may make it more likely that SLAC will consummate our initial business combination.

If SLAC seeks stockholder approval of its initial business combination and SLAC does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, the current charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares of SLAC common stock sold in SLAC’s IPO, which are referred to as the “Excess Shares,” without our prior consent. However, SLAC would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against its initial business combination. SLAC stockholders’ inability to redeem the Excess Shares will reduce their influence over SLAC’s ability to complete its initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if SLAC completes the business combination. As a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If SLAC seeks stockholder approval in connection with our initial business combination, SLAC’s Initial Stockholders, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with SLAC, to vote any Founder Shares and any public shares held by them in favor of its initial business combination.

Pursuant to the current charter, if SLAC has not completed its initial business combination by May 17, 2023 or during any extension period, SLAC will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on funds held in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (3) as promptly as reasonably possible following such redemption, subject to the approval of SLAC’s remaining stockholders and the SLAC Board, liquidate and dissolve, subject in each case to SLAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. SLAC’s Initial Stockholders, officers and directors have entered into a letter agreement with SLAC, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if SLAC fails to complete its initial business combination by May 17, 2023 or during any extension period. However, if SLAC’s Initial Stockholders, officers and directors acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if SLAC fails to complete its initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, SLAC’s stockholders at such time will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. SLAC’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that SLAC will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), upon the completion of SLAC’s initial business combination, subject to the limitations described in the report.

Warrants

Redeemable Warrants

Each whole warrant entitles the registered holder to purchase one share of SLAC Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of SLAC’s business combination or 12 months from the closing of SLAC’s IPO, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of SLAC Class A common stock. The warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of SLAC’s completion of a business combination, or earlier upon redemption or liquidation.

SLAC will not be obligated to deliver any shares of SLAC Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of SLAC Class A common stock issuable upon exercise of the warrants is then effective and a prospectus relating thereto is current, subject to SLAC’s satisfying SLAC’s obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “Redemption of warrants when the price per share of SLAC Class A common stock equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and SLAC will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a warrant is not exercisable, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of SLAC Class A common stock underlying such unit.

No public warrants will be exercisable for cash unless SLAC has an effective and current registration statement covering the warrant shares issuable upon exercise of the warrants and a current prospectus relating to such warrant shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the warrant shares issuable upon exercise of the public warrants is not effective within 60 days from the closing of SLAC’s business combination, warrant holders may, until such time as there is an effective registration statement and during any period when SLAC shall have failed to maintain an effective registration statement or a current prospectus, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. In no event will SLAC be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that SLAC is unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws.

Redemption of warrants when the price per share of SLAC Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, SLAC may redeem the warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”);

•

if, and only if, the last reported sale price of SLAC’s Class A common stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which SLAC send the notice of redemption to the warrant holders (which SLAC refers to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant).

SLAC will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of SLAC Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of SLAC Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, SLAC may exercise SLAC’s redemption right even if SLAC are unable to register or qualify the underlying securities for sale under applicable state securities laws.

SLAC has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and SLAC issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the SLAC Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued).

As of the date of this proxy statement, since the SLAC IPO, the share price of SLAC Class A common stock has not equaled or exceeded $18.00.

Redemption of warrants when the price per share of SLAC Class A common stock equals or exceeds $10.00

Once the warrants become exercisable, SLAC may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption to each warrant holder provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of SLAC Class A common stock (as defined below) except as otherwise described below;

•

if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per share of SLAC Class A common stock equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and

•

if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Holders may elect to exercise their warrants on a cashless basis at any time after SLAC has given the notice of redemption and prior to the applicable redemption date. The numbers in the table below represent the number of shares of SLAC Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of SLAC Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of SLAC Class A common stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. SLAC will provide SLAC’s warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

Pursuant to the warrant agreement, references above to SLAC Class A common stock shall include a security other than SLAC Class A common stock into which the SLAC Class A common stock have been converted or exchanged for in the event SLAC is not the surviving company in the Business Combination. The numbers in the table below will not be adjusted when determining the number of shares of SLAC Class A common stock to be issued upon exercise of the warrants if SLAC is not the surviving entity following SLAC’s Business Combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of SLAC Class A Common Stock
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date (calculated for purposes of the table as the period to expiration of the warrants) may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of SLAC Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of SLAC Class A common stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of SLAC Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of SLAC Class A common stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of SLAC Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of SLAC Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of SLAC Class A common stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the SLAC Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of SLAC Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of SLAC Class A common stock is below the exercise price of the warrants. SLAC has established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per share of SLAC Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to SLAC’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. SLAC will be required to pay the applicable redemption price to warrant holders if SLAC choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if SLAC determine it is in SLAC’s best interest to do so. As such, SLAC would redeem the warrants in this manner when SLAC believes it is in SLAC’s best interest to update SLAC’s capital structure to remove the warrants and pay the redemption price to the warrant holders.

As of the date of this proxy statement, since the SLAC IPO, the share price of SLAC Class A common stock has not equaled or exceeded $10.00 (other than on April 5, 2021) and traded at $10.00 only on November 3 and 4, 2022.

As stated above, SLAC can redeem the warrants when the shares of SLAC Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to SLAC’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If SLAC chooses to redeem the warrants when the shares of SLAC Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of SLAC Class A common stock than they would have received if they had chosen to exercise their warrants for shares of SLAC Class A common stock if and when such shares of SLAC Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of SLAC Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, SLAC will round down to the nearest whole number of the number of shares of SLAC Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of SLAC Class A common stock pursuant to the warrant agreement (for instance, if SLAC is not the surviving company in SLAC’s Business Combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of SLAC Class A common stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Exercise Limitation

A holder of a warrant may notify SLAC in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of SLAC Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of issued and outstanding shares of SLAC Class A common stock is increased by a stock dividend payable in shares of SLAC Class A common stock, or by a split-up of shares of SLAC Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of SLAC Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of SLAC Class A common stock. A rights offering made to all or substantially all holders of SLAC Class A common stock entitling holders to purchase shares of SLAC Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of SLAC Class A common stock equal to the product of (1) the number of shares of SLAC Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of SLAC Class A common stock) and (2) one minus the quotient of (x) the price per share of SLAC Class A common stock paid in such rights offering divided by (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of SLAC Class A common stock, in determining the price payable for SLAC Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of SLAC Class A common stock during the ten-trading day period ending on the trading day prior to the first date on which the shares of SLAC Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if SLAC, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of SLAC Class A common stock a dividend or make a distribution in cash, securities or other assets to the holders of SLAC Class A common stock on account of such shares of SLAC Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the SLAC Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of SLAC Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of SLAC Class A common stock in connection with a stockholder vote to amend the current charter (A) to modify the substance or timing of SLAC’s obligation to allow redemption in connection with SLAC’s initial business combination or to redeem 100% of SLAC’s public shares if SLAC does not complete its initial business combination by May 17, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of SLAC’s public shares upon our failure to complete SLAC’s initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each shares of SLAC Class A common stock in respect of such event.

If the number of issued and outstanding shares of SLAC Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of SLAC Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of SLAC Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of SLAC Class A common stock.

Whenever the number of shares of SLAC Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of SLAC Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of SLAC Class A common stock so purchasable immediately thereafter.

In addition, if (x) SLAC issues additional shares of SLAC Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of SLAC’s initial business combination at an issue price or effective issue price of less than $9.20 per share of SLAC Class A common stock (with such issue price or effective issue price to be determined in good faith by the SLAC Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of SLAC’s initial business combination on the date of the completion of SLAC’s initial business combination (net of redemptions), and (z) the volume weighted average trading price of SLAC Class A common stock during the 20-trading day period starting on the trading day prior to the day on which SLAC consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 and $10.00 per share redemption trigger prices described above under “—Redemption of warrants when the price per share of SLAC Class A common stock equals or exceeds $18.00” and “—Redemption of warrants when the price per share of SLAC Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% and 100%, respectively, of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding shares of SLAC Class A common stock (other than those described above or that solely affects the par value of such shares of SLAC Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of SLAC Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of SLAC as an entirety or substantially as an entirety in connection with which SLAC is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of SLAC Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by SLAC in connection with redemption rights held by stockholders of the company as provided for in the current charter or as a result of the redemption of shares of SLAC Class A common stock by SLAC if a proposed initial business combination is presented to the stockholders of SLAC for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of SLAC Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of SLAC Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of SLAC Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the Private Placement Warrants, at least 65% of the then outstanding Private Placement Warrants. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants.

Rights as Holders

The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of SLAC Class A common stock. After the issuance of shares of SLAC Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Exclusive Forum

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against SLAC arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that SLAC irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. SLAC will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is a foreign action in the name of any holder of warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with such enforcement action, and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Other Provisions

In the event that New W3BCLOUD elects to redeem the warrants, following the Closing, a notice of redemption shall be mailed by first class mail, postage prepaid, or delivered electronically through the facilities of DTC by New W3BCLOUD not less than 30 days prior to the redemption date to the registered holders of the warrants to be redeemed at their last address as they appear on the books of the warrant agent.

Dividends

SLAC has not paid any cash dividends on SLAC common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon SLAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the SLAC Board at such time. In addition, the SLAC Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if SLAC incurs any indebtedness, our ability to declare dividends may be limited by restrictive covenants SLAC may agree to in connection therewith.

Transfer Agent and Warrant Agent

The transfer agent for SLAC common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. SLAC has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

PRICE RANGE OF SLAC SECURITIES AND DIVIDENDS

SLAC’s units, warrants and SLAC Class A common stock are traded on the Nasdaq under the symbols SLACU, SLACW and SLAC, respectively. The following table sets forth, for the periods indicated, the high and low sales prices for SLAC Units, warrants and SLAC Class A common stock and dividends declared per share of SLAC Class A common stock as reported on the NYSE and Nasdaq (following SLAC’s listing on the Nasdaq on December 27, 2022).

Period	SLAC
	SLACU Units		SLACW Warrants		SLAC Class A Common Stock
	High	Low	High	Low	High	Low	Dividends Declared
2023:							$—
First Quarter (as of January 18, 2023)	10.03	9.86	0.13	0.07	10.08	9.98
2022:							$—
Fourth Quarter	10.06	9.75	0.30	0.05	10.05	9.83
Third Quarter	10.00	9.83	0.55	0.11	9.89	9.78
Second Quarter	9.91	9.80	0.59	0.14	9.91	9.76
First Quarter	10.00	9.75	0.90	0.34	9.85	9.68
2021:							$—
Fourth Quarter	10.02	9.85	1.07	0.74	9.81	9.71
Third Quarter	10.03	9.80	1.10	0.77	9.79	9.61
Second Quarter	10.30	9.90	*	*	10.28	9.62
First Quarter	11.2	9.85	*	*	*	*
2020:							$—
Fourth Quarter	*	*	*	*	*	*
Third Quarter	**	**	**	**	**	**
Second Quarter	**	**	**	**	**	**
First Quarter	**	**	**	**	**	**

*	Prior to SLAC’s listing on the NYSE.
**	Prior to SLAC’s incorporation on December 1, 2020.

Historical market price information regarding the Company is not provided because there is no public market for its securities. For information about distributions paid by the Company to its equityholders, please see the Company’s audited financial statements included elsewhere in this proxy statement.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking our stockholders to approve and adopt the Business Combination Agreement and approve the Business Combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, which is attached to this proxy statement as Annex A. See “The Business Combination and the Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by the affirmative vote (virtually or by proxy) of a majority of the votes cast by the common stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Vote Required for Approval and Resolution

The affirmative vote (virtually or by proxy) of holders of a majority of the votes cast by the common stockholders present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve Proposal No. 1. Broker non-votes, abstentions or the failure to vote on this Proposal No. 1 will have no effect on the vote for Proposal No. 1.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the majority of the votes cast by the common stockholders present in person or represented by proxy at the meeting and entitled to vote thereon vote “FOR” the Business Combination Proposal.

The Business Combination is conditioned on the approval of this Business Combination Proposal as well as the other Condition Precedent Proposals. If the other Condition Precedent Proposals are not approved, this Business Combination Proposal will have no effect, even if approved by our stockholders.

The Initial Stockholders have agreed to, among other things, vote in favor of this Business Combination Proposal. As of the date of this proxy statement, the Initial Stockholders own approximately 83.9% of the outstanding shares of our common stock.

Recommendation of the Board of Directors

THE SLAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SLAC STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1.

PROPOSAL NO. 2—THE NASDAQ ISSUANCE PROPOSAL

In connection with the Business Combination, SLAC intends to effect the issuance of shares of SLAC Class A common stock to the Company stockholders pursuant to the Business Combination Agreement. Under Rule 5635(a) of the Nasdaq Stock Market Listing Rules, stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. The shares of SLAC Class A common stock issued in connection with the Business Combination will exceed 20% or more of the outstanding SLAC Common Stock and 20% or more of the voting power, in each case outstanding before the issuance of such shares in connection with the Business Combination.

Under Nasdaq Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although the Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), the Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of shares of SLAC Class A common stock in connection with the Business Combination will result in a “change of control” of SLAC.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Because shares of New W3BCLOUD common stock will be issued in exchange for all of the equity interests of the Company, the deemed issuance price of the shares of New W3BCLOUD common stock may be less than the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the Class A Common Stock for the five trading days immediately preceding the signing of the Business Combination Agreement. If the Business Combination Proposal is approved, the issuance of the shares of New W3BCLOUD common stock will exceed 20% of the shares of SLAC Common Stock currently outstanding. Because the issuance price may be deemed to be below the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the Class A Common Stock for the five trading days immediately preceding the signing of the Business Combination Agreement, the Nasdaq Rules may require that SLAC obtain stockholder approval of the issuance of the shares of New W3BCLOUD common stock in connection with the consummation of the Business Combination.

As a result of the foregoing, SLAC is required to obtain stockholder approval pursuant to The Nasdaq Stock Market Listing Rule 5635.

Vote Required for Approval

This Nasdaq Issuance Proposal will be approved only if a majority of the votes cast by holders of the outstanding shares of SLAC common stock represented virtually or by proxy at the Special Meeting webcast and entitled to vote thereon vote “FOR” the Nasdaq Issuance Proposal. Failure to vote by proxy or to vote virtually at the Special Meeting will have no effect on the vote. Broker non-votes, abstentions or the failure to vote on this Proposal No. 2 will have no effect on the outcome of the vote.

Notwithstanding the approval of the Nasdaq Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Issuance Proposal will not be effected. The Business Combination is conditioned on the approval of this Nasdaq Issuance Proposal as well as the other Condition Precedent Proposals. If the other Condition Precedent Proposals are not approved, this Nasdaq Issuance Proposal will have no effect, even if approved by our stockholders.

As of the date of this proxy statement, the Insiders have agreed to vote their Founder Shares and any public shares they may hold in favor of this Proposal. Currently, the Insiders own approximately 83.9% of the issued and outstanding SLAC common stock, including all of the outstanding Founder Shares.

Recommendation of the Board of Directors

THE SLAC BOARD UNANIMOUSLY RECOMMENDS THAT SLAC STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3—THE CHARTER AMENDMENT PROPOSAL

If the Business Combination is to be consummated, SLAC will replace its current charter with the Proposed Charter in the form attached to this proxy statement as Annex F, which, in the judgment of the SLAC Board, is necessary to adequately address New W3BCLOUD’s needs. SLAC is asking its stockholders to consider and vote to adopt the Proposed Charter.

The following is a summary of the principal proposed changes to the current charter, and the SLAC Board’s reasons for proposing each of those changes. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex F. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

•

change SLAC’s name to “W3BCLOUD, Inc.” The SLAC Board believes the name of the post-Business Combination company should more closely align with the name of its operating business and therefore has proposed the name change;

•

increase the total number of authorized shares of all classes of capital stock from (i) 101,000,000 shares, consisting of 80,000,000 shares of SLAC Class A common stock, 20,000,000 shares of SLAC Class B common stock and 1,000,000 shares of SLAC preferred stock, to (ii) 540,000,000 shares, consisting of 450,000,000 shares of SLAC Class A common stock, 80,000,000 shares of SLAC Class B common stock and 10,000,000 shares of SLAC preferred stock. The greater number of authorized shares of capital stock will provide New W3BCLOUD with increased flexibility for future issuances of capital stock if determined by the New W3BCloud Board to be in the best interests of New W3BCLOUD, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance;

•

amend the terms of the shares of common stock, in particular to provide that each share of Class A common stock of New W3BCLOUD has one (1) vote and each share of Class B common stock has ten (10) votes on all matters to be voted on by stockholders;

•

provide that each share of SLAC Class B common stock outstanding at the Effective Time will automatically be converted into one share of SLAC Class A common stock without any action on the part of any person on the date on which the holders of such shares at the Effective Time and/or their permitted transferees collectively hold 45% or less of the shares of SLAC Class B common stock issued and outstanding as of the Effective Time.

•

provide that SLAC shall keep available at all times such number of duly authorized Class A common stock as required to effect the conversion of all then-outstanding shares of Class B common stock into Class A common stock. This amendment provides for the ability of SLAC to effectuate any necessary conversions of Class B common stock.

•

Provide that the Board shall consist of not less than two nor more than thirteen members, the number of which will be fixed by the majority of the Board. This amendment allows the Board the flexibility to adjust the Board membership as is necessary to the administration of the Boards’ duties.

•

provide that, subject to the rights of the holders of any outstanding series of SLAC preferred stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote (virtually or by proxy) of the holders of at least a majority of the voting power of the stock of SLAC entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL. This amendment is intended to act as a waiver of certain of the Sponsor’s anti-dilution rights under the current charter, as agreed between the parties in connection with the Business Combination;

•

require the affirmative vote (virtually or by proxy) of the holders of (i) at least 75% of the voting power of the then-outstanding shares of SLAC common stock and preferred stock to make any amendment to Section 4.3 of Article IV of the Amended and Restated Bylaws (Indemnification) and (ii) to make any amendment to Article 13.2 of the Proposed Charter (which provides for the amendment provision), in each case, voting together as a single class. These amendments are intended to protect all stockholders against the potential self-interested actions by one or more large stockholders; and

•	eliminate certain provisions specific to SLAC’s status as a blank check company because they will no longer be applicable upon consummation of the Business Combination.

Vote Required for Approval

This Charter Amendment Proposal will be adopted only if (i) the holders of a majority of the outstanding shares of SLAC common stock, voting together as a single class; (ii) the holders of a majority of the outstanding shares of SLAC Class A common stock, voting separately as a class; and (iii) the holders of a majority of the outstanding shares of SLAC Class B common stock, voting separately as a class vote “FOR” the Charter Amendment Proposal. Failure to vote by proxy or virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Amendment Proposal, will each have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

Notwithstanding the approval of the Charter Amendment Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Amendment Proposal will not be affected. The Business Combination is conditioned on the approval of this Charter Amendment Proposal as well as the other Condition Precedent Proposals. If the other Condition Precedent Proposals are not approved, this Charter Amendment Proposal will have no effect, even if approved by our stockholders.

As of the date of this proxy statement, the Insiders have agreed to vote their Founder Shares and any public shares they may hold in favor of this Proposal. Currently, the Insiders own approximately 83.9% of the issued and outstanding SLAC common stock, including all of the outstanding Founder Shares.

Recommendation of the Board of Directors

THE SLAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SLAC STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4—THE GOVERNANCE PROPOSAL

Overview

SLAC stockholders are also being asked to vote on a separate Proposal with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding, advisory basis. These provisions were specifically negotiated for by the parties to the Business Combination Agreement and, in the judgment of the SLAC Board, were essential to entering into the Business Combination Agreement and necessary to adequately address New W3BCLOUD’s needs. Accordingly, regardless of the outcome of the non-binding, advisory vote on these Proposals, SLAC and the Company intend that the Proposed Charter in the form set forth on Annex F will take effect at consummation of the Business Combination, assuming adoption of the Charter Amendment Proposal.

The following table sets forth a summary of the governance provisions applicable to the Governance Proposal. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex F. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Current Charter	Proposed Charter
Number of Authorized Shares (Proposal No. 4A)	The current charter provides that the total number of authorized shares of all classes of capital stock is 101,000,000 shares, consisting of (a) 100,000,000 shares of SLAC common stock, including (i) 80,000,000 shares of SLAC Class A common stock and (ii) 20,000,000 shares of SLAC Class B common stock, and (b) 1,000,000 shares of SLAC preferred stock.	The Proposed Charter increases the total number of authorized shares of all classes of capital stock to 540,000,000, consisting of (a) 530,000,000 shares of New W3BCLOUD common stock, including (i) 450,000,000 shares of New W3BCLOUD Class A common stock and (ii) 80,000,000 shares of New W3BCLOUD Class B common stock, and (b) 10,000,000 shares of New W3BCLOUD preferred stock.
	See Section 4.1 of the current charter.	See Section 4.1 of the Proposed Charter.

Rights of Class B Stockholders (Proposal No. 4B)

The current charter does not provide for any difference in rights between holders of SLAC Class A and SLAC Class B common stock, with the exception of the appointment and removal of directors. The current charter provides that holders of SLAC Class A common stock shall have no right to vote on the election, removal, or replacement of any director.

See Section 4.3 of the current charter.

The Proposed Charter provides that holders of shares of New W3BCLOUD Class B common stock shall have the right to ten (10) votes per share of New W3BCLOUD Class B common stock, while holders of New W3BCLOUD Class A common stock will have one (1) vote per share of New W3BCLOUD Class A common stock. The Proposed Charter does not provide that holders of New W3BCLOUD Class A common stock shall have no right to vote on the election, removal, or replacement of any director.

See Section 4.3 of the Proposed Charter.

	Current Charter	Proposed Charter
Stockholder Vote Required to Amend the Certificate of Incorporation (Proposal No. 4C)	The current charter does not require a supermajority voting standard for amending the current charter.	The Proposed Charter provides that any amendments relating to Sections 4.1 and 4.2 of Article IV, Articles V, VI, VII, VIII, IX, X, Section 11.1 of Article XI, or Section 13.1 of Article XIII may only be made, in addition to any vote required by applicable law, by the affirmative vote of the holders of at least 2/3 of the voting power of all the then-outstanding shares of stock of New W3BCLOUD entitled to vote in the election of directors, voting together as a single class. Additionally, the Proposed Charter provides that any amendments to Section 4.3 of Article IV (Rights of Class A Common Stock and Class B Common Stock) and Section 13.2 of Article XIII shall only be made, in addition to any vote required by applicable law, by the affirmative vote of the holders of at least 75% of the voting power of then-outstanding New W3BCLOUD Class A common stock and 75% of the voting power of the then-outstanding shares of New W3BCLOUD Class B common stock. See Article XIII, Section 13.1 of the Proposed Charter.

Proposal No. 4A: Number of Authorized Shares

The 540,000,000 authorized shares of capital stock in the Proposed Charter, consisting of 450,000,000 shares of New W3BCLOUD Class A common stock, 80,000,000 shares of New W3BCLOUD Class B common stock and 10,000,000 shares of New W3BCLOUD preferred stock, represent an increase from the existing authorization of 101,000,000 shares of capital stock, consisting of 80,000,000 shares of SLAC Class A common stock, 20,000,000 shares of SLAC Class B common stock and 1,000,000 shares of SLAC preferred stock, in the current charter. It is anticipated that, assuming no redemptions, there will be approximately                million shares issued in connection with the Business Combination and the PIPE Investment, resulting in approximately                million shares of New W3BCLOUD Class A common stock outstanding immediately following the Business Combination. Assuming no redemptions, the aggregate number of shares of New W3BCLOUD Class A common stock expected to be initially reserved for future issuance under the Equity Incentive Plan will be approximately                , which represents 10% of the issued and outstanding shares of New W3BCLOUD Class A common stock, on a fully diluted basis, immediately following consummation of the Business Combination, plus the number of shares of New W3BCLOUD Class A common stock needed to effectuate the grant of substantially equivalent options for each W3BCLOUD Subsidiary Option. Assuming no redemptions, the aggregate number of shares of New W3BCLOUD Class A common stock expected to be

initially reserved for future issuance under the Employee Stock Purchase Plan will be approximately                , which represents        % of the issued and outstanding shares of New W3BCLOUD Class A common stock, on a fully diluted basis, immediately following consummation of the Business Combination. The SLAC Board has determined that the increase in the number of shares of authorized New W3BCLOUD Class A common stock and New W3BCLOUD Class B common stock, above the shares that will be issued in connection with the Business Combination, is desirable and in the best interests of stockholders because it will enhance New W3BCLOUD’s flexibility to consider and respond to future business needs and opportunities as they arise from time to time following the consummation of the Business Combination, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination, the PIPE Investment, or otherwise in the ordinary course of business, the additional authorized shares of New W3BCLOUD Class A common stock would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. New W3BCLOUD’s authorized but unissued shares of New W3BCLOUD Class A common stock and preferred stock will be available for future issuances without stockholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of New W3BCLOUD Class A common stock.

Proposal No. 4B: Rights of Class B Stockholders

Under the current charter, holders of SLAC Class A and Class B common stock are not entitled to different numbers of votes on proposals submitted to a vote of the stockholders. The Proposed Charter provides that holders of shares of New W3BCLOUD Class B common stock shall have the right to ten (10) votes per share of Class B common stock, while holders of New W3BCLOUD Class A common stock will have one (1) vote per share of Class A common stock.

This amendment is intended to protect key provisions of the Proposed Charter from arbitrary amendment, and to prevent a simple majority of Class A common shareholders from taking actions that may be harmful to New W3BCLOUD. We believe that our success rests on our ability to undertake a long-term view, and the W3BCLOUD Founders’ controlling interest will enhance New W3BCLOUD’s ability to focus on long-term value creation and help insulate New W3BCLOUD from short-term outside influences. The W3BCLOUD Founders’ voting control also provides New W3BCLOUD with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining the W3BCLOUD Founders’ control.

Proposal No. 4C: Stockholder Vote Required to Amend the Certificate of Incorporation

Under the current charter, there is no requirement for a supermajority of stockholders to amend certain provisions of the current charter. The Proposed Charter provides that any amendments relating to Sections 4.1 and 4.2 of Article IV, Articles V, VI, VII, VIII, IX, X, Section 11.1 of Article XI, or Section 13.1 of Article XIII of the Proposed Charter may only be made, in addition to any vote required by applicable law, by the affirmative vote of the holders of at least 2/3 of the voting power of all the then-outstanding shares of capital stock of New W3BCLOUD entitled to vote in the election of directors, voting together as a single class.

Additionally, the Proposed Charter provides that any amendments to Section 4.3 of Article IV (Rights of Class A Common Stock and Class B Common Stock) and Section 13.2 of Article XIII shall only be made, in addition to any vote required by applicable law, by the affirmative vote of the holders of at least 75% of the voting power of then-outstanding New W3BCLOUD Class A common stock and 75% of the voting power of the then-outstanding shares of New W3BCLOUD Class B common stock.

This amendment is intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of New W3BCLOUD stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Vote Required for Approval

This Governance Proposal will be adopted and approved only if a majority of the votes cast by holders of the outstanding shares of SLAC common stock represented virtually or by proxy at the Special Meeting webcast and entitled to vote thereon vote “FOR” the particular Governance Proposal. Failure to vote by proxy or to vote virtually at the Special Meeting will have no effect on the vote. An abstention from voting will have no effect on the vote with respect to the Governance Proposal.

As discussed above, a vote to approve the individual Governance Proposals is an advisory vote, and therefore, is not binding on SLAC, the Company or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding, advisory vote, SLAC and the Company intend that the Proposed Charter, in the form set forth on Annex F and containing the provisions noted above, will take effect at the Closing, assuming adoption of Proposal No. 4.

Notwithstanding the approval of the Governance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Governance Proposal will not be effected.

As of the date of this proxy statement, the Insiders have agreed to vote their Founder Shares and any public shares they may hold in favor of this Proposal. Currently, the Insiders own approximately 83.9% of the issued and outstanding SLAC common stock, including all of the outstanding Founder Shares.

Recommendation of the Board of Directors

THE SLAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SLAC STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5—THE DIRECTOR ELECTION PROPOSAL

Under Section 211(b) of the DGCL, we are required to hold an annual meeting of stockholders for the purpose of electing seven (7) directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. The Special Meeting will be held in lieu of the 2023 annual meeting of stockholders. Pursuant to the current charter, each director on the SLAC Board holds office until his or her respective successor is duly elected and qualified, or until his or her earlier resignation, removal or death. In this Proposal No. 5, we are requesting that holders of SLAC Class B common stock approve a Proposal to re-elect SLAC’s seven (7) directors to serve on the SLAC Board until the earlier of the Closing and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal.

For more information on the experience of the directors on the current SLAC Board, Messrs. Lindzon, Horlick, Grinberg, Lazerow, Marquez, Mason, and Norgard and Mmes. Rosa, please see “Information about SLAC-Management.”

Pursuant to our current charter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the stockholders after their election. However, pursuant to the terms of the Business Combination Agreement, Messrs. Howard Lindzon, Paul Grinberg, Michael Lazerow, Michael Marquez, Ross Mason, Brian Norgard and Ms. Katherine Rosa have agreed to deliver, or cause to be delivered, letters of resignation from their positions as member of the SLAC Board and of any committee thereof, conditioned upon and effective as of the Effective Time (or such other time as may be mutually agreed in writing by the Company and Sponsor). In addition, at the Effective Time, each of Sami Issa, Wael Aburida, Joseph Lubin, Paul Grinberg,                ,                and                 will be appointed to the Company Board pursuant to the Business Combination Agreement. See “Management of New W3BCLOUD After the Business Combination.”

Vote Required for Approval

The Director Election Proposal will be approved only if a plurality of the votes cast by holders of outstanding shares of SLAC Class B common stock represented virtually or by proxy at the Special Meeting webcast and entitled to vote thereon, vote “FOR” the Director Election Proposal. Failure to vote by proxy or to vote virtually at the Special Meeting, abstentions and broker non-votes will have no effect on the vote for the Director Election Proposal. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve.

As of the date of this proxy statement, the Insiders have agreed to vote their Founder Shares, which constitutes all of the outstanding shares of SLAC Class B common stock, in favor of this Proposal. Consequently, the passage of this Proposal is assured.

Recommendation of the Board of Directors

THE SLAC BOARD UNANIMOUSLY RECOMMENDS THAT SLAC STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5.

PROPOSAL NO. 6—THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, we are asking our stockholders to vote upon a Proposal to approve the Equity Incentive Plan, including the authorization of the initial share reserve under the Equity Incentive Plan. The SLAC Board adopted the Equity Incentive Plan on July 8, 2022, subject to its approval by our stockholders. If the stockholders approve the Equity Incentive Plan, it will become effective upon the Closing.

A summary of the key provisions of the Equity Incentive Plan is included here and qualified by reference to the complete text of the Equity Incentive Plan, which is attached to this proxy statement as Annex H. Capitalized terms that are used but not defined in this Proposal have the meanings given to them in the Equity Incentive Plan.

Purpose

The purposes of the Equity Incentive Plan will be to provide additional incentives to selected officers, employees, non-employee directors, independent contractors and consultants of New W3BCLOUD or its affiliates, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities, and attract and retain competent and dedicated persons whose contributions are essential to the success of New W3BCLOUD’s business and whose efforts will impact New W3BCLOUD’s long-term growth and profitability. To accomplish these purposes, the Equity Incentive Plan will provide for the issuance of options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), stock bonuses, other stock-based awards and cash awards.

While New W3BCLOUD intends to issue awards under the Equity Incentive Plan in the future to eligible recipients as a recruiting and retention tool, specific parameters have not been established under the Equity Incentive Plan regarding future grants to eligible recipients. New W3BCLOUD Board (or a committee of the board of directors, after it has been appointed) will determine the specific criteria surrounding awards under the Equity Incentive Plan. The following description summarizes the material features of the Equity Incentive Plan.

Summary of Plan Terms

Securities to be Offered. Subject to adjustment in the event of certain changes in capitalization in accordance with the Equity Incentive Plan, a maximum of up to                 shares of New W3BCLOUD Class A common stock (calculated assuming no redemptions) will be reserved and available for issuance under the Equity Incentive Plan for the duration of the plan term, as increased on the first day of each fiscal year of New W3BCLOUD beginning in calendar year 2023 by a number of shares equal to the excess, if any, of (x) 5% of the number of issued and outstanding shares of New W3BCLOUD Class A common stock on a fully diluted basis on the last day of the immediately preceding fiscal year, over (y) the number of shares of New W3BCLOUD Class A common stock reserved and available for issuance in respect of future grants of awards under the Equity Incentive Plan on the last day of the immediately preceding fiscal year.

The closing price of a share of SLAC Class A common stock on the Nasdaq on                , 2023 (the record date for the Special Meeting) was $    .

Shares of New W3BCLOUD Class A common stock subject to an award under the Equity Incentive Plan that remain unissued upon the forfeiture, cancellation, exchange, surrender, termination or expiration of the award will again become available for grant under the Equity Incentive Plan. Shares of New W3BCLOUD Class A common stock that are exchanged by a participant or withheld by New W3BCLOUD as full or partial payment in connection with any award under the Equity Incentive Plan, as well as any shares of New W3BCLOUD Class A common stock exchanged by a participant or withheld by New W3BCLOUD to satisfy the tax withholding obligations related to any award, will again be available for subsequent awards under the Equity Incentive Plan. To the extent an award is denominated in shares of New W3BCLOUD Class A common stock, but paid or settled in cash, the number of shares of New W3BCLOUD Class A common stock previously subject to the award will again be available for grants pursuant to the Equity Incentive Plan. To the extent that an award can only be settled in cash, such award will not be counted against the total number of shares of New W3BCLOUD Class A common stock available for grants under the Equity Incentive Plan.

Plan Administration. The Equity Incentive Plan will be administered by New W3BCLOUD Board, although it may be administered by either New W3BCLOUD Board or any committee of New W3BCLOUD Board, including a committee that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (the board or committee referred to above being sometimes referred to as the plan administrator).

The plan administrator has broad discretion to administer the Equity Incentive Plan, including the power to select the officers, employees, non-employee directors, independent contractors and consultants who will receive awards, determine the type of award to be granted, the terms and conditions of those awards, including, but not limited to, the exercise price or other purchase price of an award, the number of shares of New W3BCLOUD Class A common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, including but not limited to extending the exercise period or the vesting schedule of the awards, and to amend the terms and conditions of outstanding awards. The plan administrator may prescribe, amend and rescind rules and regulations relating to sub-plans or addendums established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws. The Equity Incentive Plan expressly prohibits the repricing or cash buyout of underwater options or SARs without shareholder approval.

Eligibility. As of                , 2022 (the record date for the Special Meeting), (i) approximately                 officers and employees will be eligible to receive awards under the Equity Incentive Plan; (ii) between                 and                 non-employee directors will be eligible to receive awards under the Equity Incentive Plan; and (iii) approximately                independent contractors and consultants will be eligible to receive awards under the Equity Incentive Plan.

Grants to Non-Employee Directors. The Equity Incentive Plan provides that non-employee directors will not be granted awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $750,000 in total value, provided that the plan administrator may make exceptions to increase such limit to $1,000,000 for an individual non-employee director in the first year of service.

Options. New W3BCLOUD may issue stock options under the Equity Incentive Plan. Options granted under the Equity Incentive Plan may be in the form of non-qualified options or “incentive stock options” within the meaning of Section 422 of the Code, as set forth in the applicable individual option award agreement. All of the shares of New W3BCLOUD Class A common stock reserved for issuance as of the effective date of the Equity Incentive Plan may be granted as incentive stock options. The exercise price of all options granted under the Equity Incentive Plan will be determined by the plan administrator, but, except as provided in the applicable award agreement, in no event may the exercise price be less than 100% of the fair market value of the related shares of New W3BCLOUD Class A common stock on the date of grant. In the case of an incentive stock option granted to an individual who owns shares representing more than 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of New W3BCLOUD Class A common stock on the date of grant and the option must not be exercisable more than five years from the date of grant. The maximum term of all stock options granted under the Equity Incentive Plan will be determined by the plan administrator, but may not exceed ten years. Each stock option will vest and become exercisable (including in the event of the optionee’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual option agreement. Unless the applicable award agreement provides otherwise, participants with options will generally not have any rights of a stockholder until the participant has given written notice of the exercise of the options and has paid the exercise price for the shares underlying the options pursuant to the terms of the Equity Incentive Plan. As determined by the plan administrator, in its sole discretion, payment of the exercise price of an option may be made in whole or in part (i) by means of consideration received under any cashless exercise procedure approved by the plan administrator (including the withholding of shares of New W3BCLOUD Class A common stock otherwise issuable upon exercise), (ii) in the form of unrestricted shares of New W3BCLOUD Class A common stock already owned by the holder thereof which have a fair market value on the date of surrender equal to the aggregate exercise price of the shares New W3BCLOUD Class A common stock as to which such option shall be exercised, (iii) any other form of consideration approved by the plan administrator and permitted by applicable law or (iv) any combination of the foregoing.

SARs. SARs may be granted under the Equity Incentive Plan either alone or in conjunction with all or part of any option granted under the Equity Incentive Plan. A free-standing SAR granted under the Equity Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of New W3BCLOUD Class A common stock over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of an option under the Equity Incentive Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of New W3BCLOUD Class A common stock over the exercise price of the related option. The plan administrator may determine to settle the exercise of a SAR in cash (or in any combination of shares of New W3BCLOUD Class A common stock and cash).

Unless the applicable award agreement provides otherwise, each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of New W3BCLOUD Class A common stock on the date of grant. The maximum term of all SARs granted under the Equity Incentive Plan will be determined by the plan administrator, but may not exceed ten years. The plan administrator may determine to settle the exercise of a SAR in shares of New W3BCLOUD Class A common stock, cash, or any combination thereof. Unless the applicable award agreement provides otherwise, participants with SARs will generally not have any rights of a stockholder until the participant has, as applicable, given written notice of the exercise of the SARs or the options to which they relate, has paid any applicable exercise price or applicable tax withholdings, in each case pursuant to the terms of the Equity Incentive Plan.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

RSUs; Restricted Stock. RSUs and restricted stock may be granted under the Equity Incentive Plan. The plan administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of RSUs and restricted stock. If the restrictions, performance objectives or other conditions determined by the plan administrator are not satisfied, the RSUs and restricted stock will be forfeited. Subject to the provisions of the Equity Incentive Plan and the applicable individual award agreement, the plan administrator may provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances as set forth in the applicable individual award agreement, including the attainment of certain performance goals, or a participant’s termination of employment or service or a participant’s death or disability. The rights of RSU and restricted stock holders upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and receive dividends declared with respect to such restricted stock. Any dividends declared during the restricted period with respect to the restricted stock will, to the extent set forth in the individual award agreement, become payable either currently or at the time the underlying restricted stock vests. During the restricted period, participants with RSUs will generally not have any of the rights of a stockholder, but, if the applicable individual award agreement so provides, may be credited with dividend equivalent rights that will be paid either currently or at the time that shares of New W3BCLOUD Class A common stock in respect of the related RSUs are delivered to the participant.

Other Stock-Based Awards. Other stock-based awards SARs may be granted under the Equity Incentive Plan, valued in whole or in part by reference to, or otherwise based on, shares of New W3BCLOUD Class A common stock (including dividend equivalents) . The plan administrator will determine the terms and conditions of such other stock-based awards, including the number of shares of New W3BCLOUD Class A common stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in shares of New W3BCLOUD Class A common stock, cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).

Stock Bonuses; Cash Awards. Bonuses payable in fully vested shares of New W3BCLOUD Class A common stock and awards that are payable solely in cash may also be granted under the Equity Incentive Plan.

Performance Goals. The plan administrator may grant equity-based awards and incentives under the Equity Incentive Plan that are subject to the achievement of performance objectives selected by the plan administrator in its sole discretion, including, without limitation, one or more of the following business criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, net asset value, net asset value per share, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) stock price, average stock price or total stockholder return; (xv) cost targets, reductions and savings, productivity and efficiencies; (xvi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, environmental, social and governance (ESG) objectives, supervision of litigation, and information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xviii) any combination of, or a specified increase in, any of the foregoing. The business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to New W3BCLOUD or any of New W3BCLOUD’s affiliates, or one of New W3BCLOUD’s divisions or strategic business units or a division or strategic business unit of any of New W3BCLOUD’s affiliates, or may be applied to New W3BCLOUD’s performance relative to a market index, a group of other companies or a combination thereof, all as determined by the plan administrator. The business criteria may also be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. The plan administrator, in its sole discretion, will have the authority to make equitable adjustments to the business criteria.

Equitable Adjustment; Treatment upon Change in Control. In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, corporate transaction or event, special or extraordinary dividend or other extraordinary distribution (whether in the form of shares of New W3BCLOUD Class A common stock, cash or other property), stock split, reverse stock split, subdivision or consolidation, combination, exchange of shares, or other change in corporate structure affecting the shares of New W3BCLOUD Class A common stock, an equitable substitution or proportionate adjustment will be made, in the manner determined by the plan administrator, in (i) the aggregate number of shares of New W3BCLOUD Class A common stock reserved for issuance under the Equity Incentive Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the Equity Incentive Plan, (iii) the kind, number and purchase price of shares of New W3BCLOUD Class A common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs, stock bonuses and other stock-based awards granted under the Equity Incentive Plan or (iv) the performance goals and periods applicable to awards granted under the Equity Incentive Plan. Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of New W3BCLOUD Class A common stock, cash or other property covered by such awards over the aggregate exercise price or base price, if any, of such awards, but if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the shares of New W3BCLOUD Class A common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant.

Unless the applicable award agreement provides otherwise, in the event that (i) a “change in control” (as defined in the Equity Incentive Plan and summarized below) occurs and (ii) either (x) an outstanding award is assumed or substituted in connection with such change in control and a participant’s employment or service is terminated by New W3BCLOUD without cause within 24 months following the change in control or (y) an outstanding award is not assumed or substituted in connection with such change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the Equity Incentive Plan will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be achieved at the greater of target and actual performance levels. The completion of the Business Combination will not be a change of control under the Equity Incentive Plan.

For purposes of the Equity Incentive Plan, a “change in control” will mean, in summary, any of the following events: (i) a person or group of persons directly or indirectly becomes the beneficial owner of 50% or more of the combined voting power of New W3BCLOUD’s then outstanding securities; (ii) the majority of directors then serving on the board of directors ceases to consist of individuals who constituted the board of directors on the effective date of the Equity Incentive Plan and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the board of directors or nomination by New W3BCLOUD was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the effective date of the Equity Incentive Plan or whose appointment, election or nomination for election was previously so approved or recommended; (iii) the consummation of a merger or consolidation of New W3BCLOUD or any direct or indirect subsidiary with any other corporation or other entity, other than (1) a merger or consolidation which results in the voting securities of New W3BCLOUD outstanding immediately prior to the merger or consolidation continuing to represent more than 50% of the combined voting power of New W3BCLOUD or the applicable surviving entity or parent, and immediately after which the individuals who comprise the board of directors immediately prior to the merger or consolidation constitute at least a majority of the New W3BCloud Board or the applicable surviving entity or parent or (2) a merger of consolidation affected to implement a recapitalization of New W3BCLOUD (or similar transaction) in which no person is or becomes the direct or indirect beneficial owner of securities of New W3BCLOUD representing 50% or more of the combined voting power of New W3BCLOUD’s then-outstanding securities; or (iv) shareholder approval of a plan of complete liquidation or dissolution of New W3BCLOUD or the consummation of an agreement for the sale or disposition by New W3BCLOUD of all or substantially all of its assets, other than (1) a sale or disposition by New W3BCLOUD of all or substantially all of its assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of New W3BCLOUD following the completion of such transaction in substantially the same proportions as their ownership of New W3BCLOUD immediately prior to such sale or (2) a sale or disposition of all or substantially all of the assets of New W3BCLOUD immediately following which the individuals who comprise the board of directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

A “change in control” will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which certain persons affiliated with New W3BCLOUD possess, directly or indirectly, the power to direct or cause the direction of the management and policies of New W3BCLOUD or any successor thereto.

Clawback. All awards granted under the Equity Incentive Plan will be subject to deduction and clawbacks as may be required under applicable law or any policy adopted by New W3BCLOUD pursuant to any such applicable law.

Tax Withholding. Each participant will be required to pay to New W3BCLOUD, or make arrangements satisfactory to the plan administrator regarding payment of, an amount in respect of taxes applicable to any award granted under the Equity Incentive Plan, up to the maximum statutory rates in the participant’s applicable jurisdictions with respect to such award, as determined by New W3BCLOUD. New W3BCLOUD has the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have New W3BCLOUD withhold from such delivery shares of New W3BCLOUD Class A common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of New W3BCLOUD Class A common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. New W3BCLOUD may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy New W3BCLOUD’s withholding obligation with respect to any award.

Plan Amendment and Termination. The Equity Incentive Plan provides the plan administrator with authority to amend, alter or terminate the Equity Incentive Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent; provided that the plan administrator may amend the terms of any such award to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the award to any appliable law, government regulation or stock exchange listing requirement relating to such award. Stockholder approval of any such action will be obtained if required to comply with applicable law.

The Equity Incentive Plan will terminate on the tenth anniversary of the effective date of the Equity Incentive Plan, although awards granted before that time will remain outstanding in accordance with their terms.

New W3BCLOUD intends to file with the SEC a registration statement on Form S-8 covering some or all of the shares of New W3BCLOUD Class A common stock issuable under the Equity Incentive Plan.

Additional Award Information

Other than with respect to the options that will be assumed (as described below), future grants under the Equity Incentive Plan will be made at the discretion of, and subject to the consideration, review and approval of, the plan administrator and, accordingly, are not yet determinable. In addition, awards under the Equity Incentive Plan will depend on a number of factors, including the fair market value of New W3BCLOUD Class A common stock on future dates. Consequently, except as described below, it is not possible at this time to determine the benefits that might be received by participants under the Equity Incentive Plan.

New and Existing Plan Benefits

Pursuant to SEC rules, the following table sets forth the benefits or amounts that will be received by or allocated to each of the following individuals or groups under the Equity Incentive Plan to the extent determinable as of                , 2023 (the record date for the Special Meeting):

Equity Incentive Plan
Name and Position	Dollar Value ($)	Number of Units
Sami Issa, Chief Executive Officer	—	—
Wael Aburida, Chief Financial Officer and Chief Investment Officer	—	—
Executive Group	—	—
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	14,355	(1)

(1)

Amount reflects the number of W3BCLOUD Subsidiary Options outstanding as of                , 2023 (the record date for the Special Meeting) that, as a consequence of the Business Combination, will be assumed as the Effective Time by New W3BCLOUD and will automatically become options (vested or unvested, as applicable) to subscribe for a number of shares of New W3BCLOUD Class A common stock equal to the product obtained by multiplying the number of B Ordinary Shares subject to each W3BCLOUD Subsidiary Option immediately prior to the Effective Time by the New W3BCLOUD Class A Per Share Consideration, at an exercise price per share equal to the quotient obtained by dividing the exercise price per B Ordinary Share subject to each W3BCLOUD Subsidiary Option immediately prior to the Effective Time by the New W3BCLOUD Class A Per Share Consideration. Any additional W3BCLOUD Subsidiary Options that may be granted in accordance with the Business Combination Agreement following                , 2023 (the record date for the Special Meeting) will be treated in the same manner. Any shares of New W3BCLOUD Class A common stock subject to such assumed options that remain unissued upon the cancellation, termination or expiration of such assumed options following the Effective Time will again become available for grant under the Equity Incentive Plan.

Summary of Federal Income Tax Consequences of Awards

The following is a brief summary of certain U.S. federal income tax consequences of awards that may be granted under the Equity Incentive Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and, among other things, does not describe local, state or non-US tax consequences.

Options. A participant generally will not recognize any income at the time a non-qualified stock option or incentive stock option is granted, nor will New W3BCLOUD or its affiliates be entitled to a deduction at that time. When a non-qualified stock option is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received on the date of exercise over the exercise price. When an incentive stock option is exercised, the participant will not recognize any income at the time of exercise. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid could create a liability under the alternative minimum tax. If a participant disposes of the shares acquired upon the exercise of an incentive stock option after the later of two years after the date of grant of the incentive stock option or one year after the date of exercise of the incentive stock option (the “holding period”), the gain (i.e., the excess of the proceeds received on sale over the exercise price paid), if any, will be long-term capital gain eligible for favorable tax rates. If the participant disposes of the shares prior to the end of the holding period, the disposition is a “disqualifying disposition.” The participant will then recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the lesser of (i) the fair market value of the shares on the date of exercise or (ii) the amount received for the shares, over the exercise price paid. The balance of the gain or the loss, if any, will be long-term or short-term capital gain or loss, depending on how long the shares were held by the participant prior to the disposition. New W3BCLOUD or its affiliates will be entitled to a tax deduction with respect to a non-qualified stock option at the time when, and to the extent that, ordinary income is recognized by the participant. New W3BCLOUD or its affiliates are generally not entitled to a deduction as a result of the exercise of an incentive stock option. However, if a participant recognizes ordinary income as a result of a disqualifying disposition, New W3BCLOUD or its affiliates will be entitled to a deduction at the time when, and to the extent that, ordinary income is recognized by the participant.

SARs. A participant generally will not recognize any income at the time a SAR is granted, nor will New W3BCLOUD or its affiliates be entitled to a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income in an amount equal to the cash received or, if the SAR is paid in shares, the fair market value of the shares received as of the date of exercise. New W3BCLOUD or its affiliates will be entitled to a tax deduction with respect to a SAR at the time when, and to the extent that, ordinary income is recognized by the participant.

RSUs. A participant generally will not recognize any income at the time an RSU is granted, nor will New W3BCLOUD or its affiliates be entitled to a deduction at that time. Upon the settlement of an RSU, the participant will recognize ordinary income in an amount equal to the fair market value of the shares received or, if the RSU is settled in cash, the amount payable, and New W3BCLOUD or its affiliates will be entitled to a tax deduction in the same amount as the participant recognizes income.

Restricted Stock. A participant generally will not recognize any income at the time an award of restricted stock is granted, nor will New W3BCLOUD or its affiliates be entitled to a deduction at that time. Upon the vesting of shares of restricted stock, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the vesting date over the amount, if any, the participant paid for the shares. A participant may, however, elect within 30 days after being granted shares of restricted stock to recognize ordinary income in the year of receipt instead of the year of vesting. If an election is made, the amount of income recognized by the participant will be equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the participant paid for the shares. New W3BCLOUD or its affiliates will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by the participant.

Other Awards. With respect to other awards granted under the Equity Incentive Plan, including stock bonuses, other stock-based awards and cash awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the participant, and New W3BCLOUD or its affiliates generally will be entitled to a tax deduction at the same time and in the same amount.

The Initial Stockholders have agreed to, among other things, vote in favor of this Proposal No. 6. As of the date of this proxy statement, the Initial Stockholders own approximately 83.9% of the outstanding shares of our common stock.

Recommendation of the Board of Directors

THE SLAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SLAC STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 6.

PROPOSAL NO. 7—THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, we are asking our stockholders to vote upon a Proposal to approve the Employee Stock Purchase Plan, including the authorization of the initial share reserve under the Employee Stock Purchase Plan. The SLAC Board adopted the Employee Stock Purchase Plan on July 8, 2022, subject to its approval by our stockholders. If the stockholders approve the Employee Stock Purchase Plan, it will become effective upon the Closing.

A summary of the key provisions of the Employee Stock Purchase Plan is included here and qualified by reference to the complete text of the Employee Stock Purchase Plan, which is attached to this proxy statement as Annex I. Capitalized terms that are used but not defined in this Proposal have the meanings given to them in the Employee Stock Purchase Plan.

Purpose

The purpose of the Employee Stock Purchase Plan is to provide employees of New W3BCLOUD and its subsidiaries with an opportunity to purchase New W3BCLOUD Class A common stock using accumulated after-tax payroll deductions. The Employee Stock Purchase Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, although shares may also be purchased under the Employee Stock Purchase Plan pursuant to one or more offerings that are not intended to meet the requirements of Section 423 of the Code, provided that, except as otherwise provided in the Employee Stock Purchase Plan, any such offering shall be operated and administered in the same manner as an offering that is intended to meet the requirements of Section 423 of the Code.

While New W3BCLOUD expects to authorize offering periods under the Employee Stock Purchase Plan following the Closing, an initial offering period has not yet been authorized, and the benefits provided under the Employee Stock Purchase Plan with respect to any offering period will depend on each participant’s enrollment and contribution elections and the fair market value of the shares at various future dates. New W3BCLOUD Board (or a committee of the board of directors, after it has been appointed) will determine the specific criteria surrounding any offering periods authorized under the Employee Stock Purchase Plan. The following description summarizes the material features of the Employee Stock Purchase Plan.

Summary of Plan Terms

Securities to be Offered. The Employee Stock Purchase Plan provides that a maximum of up to                 shares of New W3BCLOUD Class A common stock (calculated assuming no redemptions) will be reserved and available for sale under the Employee Stock Purchase Plan, as increased on the first day of each fiscal year of New W3BCLOUD beginning in calendar year 2023 by a number of shares equal to the excess, if any, of (x)                 shares (calculated assuming no redemptions), over (y) the number of shares of New W3BCLOUD Class A common stock reserved and available for future sale as of the last day of the immediately preceding fiscal year. Notwithstanding the foregoing, in no event will the maximum number of shares of New W3BCLOUD Class A common stock available for sale under the Employee Stock Purchase Plan exceed                 shares of New W3BCLOUD Class A common stock.

The closing price of a share of SLAC Class A Common Stock on the Nasdaq on                , 2023 (the record date for the Special Meeting) was $    .

Plan Administration. The Employee Stock Purchase Plan will be administered by New W3BCLOUD Board, although it may be administered by either New W3BCLOUD Board or any committee of New W3BCLOUD

Board (the board or committee referred to above being sometimes referred to as the plan administrator). The plan administrator will have the authority to construe, interpret and apply the terms of the Employee Stock Purchase Plan, to determine eligibility to participate in the Employee Stock Purchase Plan, and to adjudicate all disputed claims with respect to the Employee Stock Purchase Plan. Every decision made by the plan administrator will be final and binding upon all parties. The plan administrator may establish special rules under the Employee Stock Purchase Plan related to sub-plans established for purposes of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws.

Offerings. The Employee Stock Purchase Plan may be implemented by way of one or more offering periods established in the sole discretion of the plan administrator. The enrollment date will be the first trading day of the offering period, and the exercise date will be the last trading day of the offering period. Each offering period will commence at such time and be of such duration (not to exceed 27 months) as determined by the plan administrator prior to the start of the applicable offering period, with purchases of shares being made on the exercise date of each offering period.

Exercise of Purchase Right. On the exercise date, a participant’s accumulated payroll deductions will be used to purchase shares of New W3BCLOUD Class A common stock at a discounted purchase price. The discounted purchase price will be established by the plan administrator for each offering period, provided that the purchase price may not be less than the lesser of either (i) 85% of the fair market value of such share of New W3BCLOUD Class A common stock on the enrollment date and (ii) 85% of the fair market value of such share of New W3BCLOUD Class A common stock on the exercise date. On the exercise date, the maximum number of full shares (which, in any event, may not exceed 10,000 shares of New W3BCLOUD Class A common stock for any offering period) will be purchased for such participant at the discounted purchase price with the accumulated payroll deductions in the participant’s account. Participants are not entitled to any dividends or voting rights with respect to any shares of New W3BCLOUD Class A common stock prior to the exercise date.

Eligibility. Any employee regularly employed by New W3BCLOUD or a designated subsidiary who is employed on the first day of any offering period will be eligible to participate in the Employee Stock Purchase Plan, except that the plan administrator may exclude, in a uniform manner for each offering period, any employee of the New W3BCLOUD or a designated subsidiary who: (i) has not been a regular employee for at least two years (or such lesser period of time as may be determined by the plan administrator) prior to the offering period; (ii) is customarily employed for twenty hours or less per week; (iii) is customarily employed for not more than five months in any calendar year; (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code; or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code who receives compensation above a specified level, who is an officer, or who is subject to the disclosure requirements of Section 16(a) of the Exchange Act. Consultants, independent contractors and non-employee directors are generally not eligible to participate in the Employee Stock Purchase Plan, provided that for purposes of any offering that is not intended to meet the requirements of Section 423 of the Code, the plan administrator may modify the definition of “employee” as it deems appropriate.

As of                , 2023 (the record date for the Special Meeting), approximately                employees of New W3BCLOUD and its subsidiaries will be eligible to purchase shares of New W3BCLOUD Class A common stock under the Employee Stock Purchase Plan.

Notwithstanding any provisions of the Employee Stock Purchase Plan to the contrary, no employee will be granted a right to purchase shares of New W3BCLOUD Class A common stock under the Employee Stock Purchase Plan to the extent that, immediately after the grant, (i) such employee would own stock, and/or hold or own options, possessing 5% or more of the total combined voting power or value of all classes of stock of New W3BCLOUD or any subsidiary corporation or (ii) such employee’s right to purchase stock of New W3BCLOUD under all employee stock purchase plans of New W3BCLOUD and any related company would accrue at a rate which exceeds $25,000 worth of shares (calculated based on the fair market value of the shares on the enrollment date) for each calendar year in which such purchase right would be outstanding at any time.

Contributions. In order to participate in the Employee Stock Purchase Plan, an employee who is eligible to participate at the beginning of an offering period will authorize payroll deductions between 1% and 15% of the participant’s compensation (which, unless otherwise determined by the plan administrator, generally includes the participant’s base salary) on an after-tax basis for each pay date that occurs during the offering period. Unless specifically provided for in the offering, a participant may not make any separate contribution to the participant’s account, but may discontinue or decrease the participant’s level of participation in the Employee Stock Purchase Plan at any time as determined by the plan administrator. Increases in the participant’s level of participation in the middle of an offering period are generally not permitted.

Delivery to Broker Account. The shares of New W3BCLOUD Class A common stock purchased for a participant in the Employee Stock Purchase Plan will be delivered by New W3BCLOUD to a brokerage account established for the participant at a New W3BCLOUD-designated brokerage firm or other third-party administrator. The account will be known as the ESPP Broker Account. New W3BCLOUD may require that the deposited shares may not be transferred from the ESPP Broker Account until the later of the following two periods: (i) the end of the two-year period measured from the enrollment date for the offering period in which the shares were purchased and (ii) the end of the one-year period measured from the exercise date for that offering period. Any shares held for the required holding period may be transferred to other accounts or to other brokerage firms.

Adjustments upon Changes in Capitalization. In the event of a stock split, reverse stock split, stock dividend, combination or reclassification of the shares of New W3BCLOUD Class A common stock, or any other increase or decrease in the number of shares of New W3BCLOUD Class A common stock effected without receipt of consideration by New W3BCLOUD, the plan administrator will determine the appropriate adjustments to be made under the Employee Stock Purchase Plan, including adjustments to the number of shares of New W3BCLOUD Class A common stock which have been reserved for sale under the Employee Stock Purchase Plan, the maximum number of shares that may be purchased per participant on any exercise date, and the purchase price of each option under the Employee Stock Purchase Plan which has not yet been exercised.

Asset Sale; Merger. In the event of a proposed sale of all or substantially all of the assets of New W3BCLOUD, or the merger of New W3BCLOUD with or into another corporation, the plan administrator may shorten the offering period by setting a new exercise date, in which case the plan administrator will notify participants that their options will be exercised on the new exercise date, unless the participant withdraws from the offering.

Withdrawal; Termination of Employment. A participant may withdraw all, but not less than all, of the payroll deductions and other contributions credited to the participant’s account and not yet used for the applicable offering period by delivery of notice prior to the exercise date for such offering period. All of the participant’s payroll deductions credited to such participant’s account will be paid to such participant (without interest) and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a participant’s employment is terminated on or before the exercise date for any reason, the participant will be deemed to have elected to withdraw from the Employee Stock Purchase Plan, and the accumulated payroll deductions held in the participant’s account will be returned to the participant or the participant’s beneficiary, as applicable.

Plan Amendment and Termination. The plan administrator may terminate or amend the Employee Stock Purchase Plan at any time. Except as provided in the Employee Stock Purchase Plan with respect to adjustments due to capitalization changes, no termination or amendment of the Employee Stock Purchase Plan may, without the consent of a participant then having an option under the Employee Stock Purchase Plan to purchase stock, adversely affect the rights of the participant under such purchase right. No amendment will be effective unless it receives the requisite approval of the stockholders of the Company if such stockholder approval of such amendment is required to comply with Section 423 of the Code or any other applicable law or regulation.

Notwithstanding the foregoing, without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the plan administrator will be entitled to change any offering period, change the maximum number of shares purchasable per participant on any exercise date, limit the frequency and/or number of changes in the rate of participation during offering periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the processing of withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as plan administrator determines in its sole discretion advisable which are consistent with the terms of the Employee Stock Purchase Plan.

New W3BCLOUD intends to file with the SEC a registration statement on Form S-8 covering some or all of the shares of New W3BCLOUD Class A common stock issuable under the Employee Stock Purchase Plan.

Additional Award Information

The benefits under the Employee Stock Purchase Plan will depend on the employee’s enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Employee Stock Purchase Plan.

Summary of Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax consequences related to the purchase of shares under the Employee Stock Purchase Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and, among other things, does not describe local, state or non-US tax consequences.

The Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, although awards may also be granted pursuant to one or more offerings under the Employee Stock Purchase Plan that are not intended to meet the requirements of Section 423 of the Code.

Participants will not recognize income when they enroll in the Employee Stock Purchase Plan nor, for offerings that are intended to satisfy the requirements of Section 423 of the Code, when they purchase shares of New W3BCLOUD Class A common stock under the Employee Stock Purchase Plan. For such offerings, all tax consequences are deferred until the participant disposes of the shares of New W3BCLOUD Class A common stock purchased under the Employee Stock Purchase Plan, as described below.

For offerings that are intended to satisfy the requirements of Section 423 of the Code, if the participant holds the shares of New W3BCLOUD Class A common stock purchased under the Employee Stock Purchase Plan for both one year or more after the exercise date and two years or more after the enrollment date (referred to as the “Section 423 holding period”), the participant will generally recognize ordinary income upon sale or other disposition of the shares equal to the lesser of (i) the amount of the excess, if any, of the fair market value of the shares of New W3BCLOUD Class A common stock on the enrollment date over the purchase price and (ii) the amount of the excess, if any, of the fair market value of the shares of New W3BCLOUD Class A common stock on the date of disposition over the purchase price. Any additional gain will be taxed as long-term capital gain. If the shares of New W3BCLOUD Class A common stock are sold for less than the purchase price, there is no ordinary income, and the participant will have a long-term capital loss for the difference between the purchase price and the sale price. If a participant sells or otherwise disposes of shares of New W3BCLOUD Class A common stock purchased under the Employee Stock Purchase Plan before the end of the Section 423 holding period, the participant will generally have ordinary income equal to the difference between the purchase price and the fair market value on the purchase date. The difference between the sale price and the fair market value on the purchase date will be a capital gain or loss, which will be long-term if the shares of New W3BCLOUD Class A common stock have been held for more than one year.

If a participant recognizes ordinary income by selling or otherwise disposing of shares of New W3BCLOUD Class A common stock purchased under the Employee Stock Purchase Plan before the end of the Section 423 holding period, New W3BCLOUD will generally be entitled to a tax deduction equal to the participant’s ordinary income. Otherwise, for offerings that are intended to satisfy the requirements of Section 423 of the Code, New W3BCLOUD will not be entitled to any income tax deduction with respect to shares of New W3BCLOUD Class A common stock purchased under the Employee Stock Purchase Plan.

For offerings that are not intended to satisfy the requirements of Section 423 of the Code, participants will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received on the date of exercise over the purchase price when they purchase shares such New W3BCLOUD Class A common stock under the Employee Stock Purchase Plan, and New W3BCLOUD will generally be entitled to a tax deduction equal to the participant’s ordinary income.

The Initial Stockholders have agreed to, among other things, vote in favor of this Proposal No. 7. As of the date of this proxy statement, the Initial Stockholders own approximately 83.9% of the outstanding shares of our common stock.

Recommendation of the Board of Directors

THE SLAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SLAC STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 7.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the SLAC Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to SLAC stockholders in the event that there are insufficient votes for, or for any other reason in connection with, the approval of the Condition Precedent Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the SLAC Board may not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed and there is a chance SLAC may not consummate an alternative initial business combination.

Vote Required for Approval and Resolution

The approval of the Adjournment Proposal requires the affirmative vote (virtually or by proxy) of a majority of the votes cast by holders of outstanding shares of common stock present in person virtually or represented by proxy and entitled to vote on such Proposal. Broker non-votes, abstentions or the failure to vote on this Proposal No. 8 will have no effect on the outcome of the vote.

The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement.

The Initial Stockholders have agreed to, among other things, vote in favor of this Adjournment Proposal. As of the date of this proxy statement, the Initial Stockholders own approximately 83.9% of the outstanding shares of our common stock.

Recommendation of the Board of Directors

THE SLAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SLAC STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 8.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SLAC Related Party Transactions

Founder Shares

On December 11, 2020, the Sponsor paid $25,000 to cover certain offering costs on SLAC’s behalf in exchange for issuance of 7,187,500 Founder Shares. On January 20, 2021, SLAC effected a 1:1.2 stock split of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. The Sponsor agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the SLAC’s issued and outstanding shares after SLAC’s IPO. On February 17, 2021, the underwriter fully exercised its option to purchase additional shares; thus, these 1,125,000 Founder Shares were no longer subject to forfeiture.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20)-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of SLAC’s IPO, SLAC consummated the private placement of 6,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $9.0 million.

Each whole Private Placement Warrant is exercisable for one whole share of SLAC Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from SLAC’s IPO held in the Trust Account. If SLAC does not complete an initial Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of SLAC’s public shares, subject to the requirements of applicable law, and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except in certain limited circumstances) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Additionally, effective as of and conditioned on the Closing, two million (2,000,000) of the Private Placement Warrants, each to purchase one share of SLAC Class A common stock, will be exchanged for two million (2,000,000) new Exchange Private Placement Warrants with substantially the same terms as the original Private Placement Warrants, except that such new Exchange Private Placement Warrants will be subject to redemption at a reference price of $18.00 per share, subject to conditions set forth in a new Exchange Warrant Agreement to be entered into in connection with the Closing.

The Sponsor and SLAC’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of SLAC Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to the existing registration rights agreement, which will be amended and restated in connection with the consummation of the Business Combination. See the Section titled “The Business Combination and The Business Combination Agreement—Related Agreements—Amended and Restated Registration Rights Agreement” for more information.

Related Party Notes

On December 11, 2020, the Sponsor agreed to loan SLAC an aggregate of up to $300,000 to cover expenses related to SLAC’s IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of SLAC’s IPO. As of February 17, 2021, SLAC borrowed approximately $178,000 under the Note. On February 19, 2021, SLAC repaid the Note in full. Subsequent to the repayment, the facility was no longer available to SLAC.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of SLAC officers and directors may, but are not obligated to, make Working Capital Loans. If SLAC completes a Business Combination, SLAC may repay the Working Capital Loans out of the proceeds of the Trust Account released to SLAC. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, SLAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. In March 2022, the Sponsor and SLAC executed the March 2022 Working Capital Loan, bearing interest of 10% annually, providing SLAC the ability to borrow up to $1.5 million. As of September 30, 2022, SLAC had $300,000 in borrowings and approximately $16,000 in interest under the March 2022 Working Capital Loan. In June 2022, the Sponsor and SLAC executed the June 2022 Working Capital Loan, bearing interest of 10% annually, providing SLAC the ability to borrow up to $400,000. As of September 30, 2022, SLAC had $400,000 in borrowings and approximately $8,000 in interest under the June 2022 Working Capital Loan.

Administrative Support Agreement and Certain Other Payments

Commencing on the date that SLAC’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and SLAC’s liquidation, SLAC agreed to pay the Sponsor a total of $10,000 per month for office space, support and administrative services. As of December 31, 2021 and December 31, 2020, SLAC accrued approximately $60,000 and $0, respectively, for services in connection with such agreement on the accompanying balance sheets. The Sponsor terminated the agreement in April 2022.

The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SLAC’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or our or their affiliates.

Sponsor Letter Agreement

See the Section titled “The Business Combination and The Business Combination Agreement—Related Agreements—Sponsor Letter Agreement” for more information.

Company Related Party Transactions

The following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:

•	Company has been or is to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of Company’s directors, executive officers or holders of more than 5% of Company’s capital stock, or any immediate family member of, or person sharing a household with, any of these individuals, had or will have a direct or indirect material interest.

Company believes the terms of the transactions described below were comparable to terms it could have obtained in arm’s-length dealings with unrelated third parties.

Loan Notes and Loan Facilities

AMD Notes

From March 2020 to December 2020, the Issuer issued a series of 5% fixed rate unsecured convertible notes to AMD in an aggregate principal amount of $2.7 million. The AMD Notes accrue payment-in-kind interest at 5.0% per annum and mature on the date that is two years from the date of issuance upon demand of the noteholder. In July 2022, the Issuer entered into a deed of amendment to the AMD Loan Instrument, which amended the maturity date of the AMD Notes. Pursuant to the AMD Note Amendment, all AMD Notes will mature on the earlier of April 30, 2023 or the Closing. See “Description of Certain Company Indebtedness—Loan Note Instruments—AMD Notes” for a description of the terms of such borrowing.

Jupiter Note

In March 2020, the Issuer entered into a Loan Note Instrument with Jupiter, under which the Issuer issued to Jupiter an unsecured convertible loan note in the principal amount of $2.5 million. The Jupiter Note accrues payment-in-kind interest at 5.0% per annum. In February, June and July 2022, the Issuer entered into letter agreements (the “Jupiter Letter Agreement”) with Jupiter, which amended the maturity date and conversion terms of the Jupiter Notes. Pursuant to the Jupiter Letter Agreement, the Jupiter Note will automatically convert on the Closing Date into common equity securities of New W3BCLOUD. See “Description of Certain Company Indebtedness—Loan Note Instruments—Jupiter Note” for a description of the terms of such borrowing and the conversion.

ETH Loan Agreements

In October 2020 and March 2021, the Borrower borrowed from Joseph Lubin, a member of Company’s board of directors and the Founder of ConsenSys, Ethereum in the amount of ETH 10,000 and ETH 20,000, respectively. See “Description of Certain Company Indebtedness—ETH Loan Agreements” for a description of the terms of such borrowing.

FIL Loan Agreement

In August 2021, the Borrower entered into an agreement with ConsenSys to borrow FIL in an amount of up to FIL 200,000. See “Description of Certain Company Indebtedness—FIL Loan Agreement” for a description of the terms of such borrowing.

Collateralization Support Agreement

In February 2021, the Borrower entered into a collateralization support agreement (the “Collateralization Support Agreement”) with W3BCLOUD, Inc., a corporation formed under the laws of Nevada (the “Grantor”).

The Grantor agreed to deliver Ethereum tokens to lenders as security in connection with the Borrower’s borrowings from time to time under the loan agreements as the Borrower may request. Grantor will receive an annual fee from the Borrower calculated in monthly increments in arrears in respect of the value of any Ethereum delivered to lenders as security under the Collateralization Support Agreement (based on price of Ethereum on an eligible exchange or, if bona fide prices are not available on an eligible exchange, bona fide, indicative bids from NYDFS-regulated OTC desks) delivered to and held as collateral multiplied by the Ethereum staking rate. The fee is due and payable within 90 days of calendar year-end. See “Description of Certain Company Indebtedness—Digital Currency Loan Agreements” for a description of the terms of such agreements.

Agreements with Stockholders

Stockholders Agreement

On June 5, 2018, W3BCLOUD Limited entered into a shareholders agreement (the “Original Shareholders Agreement”) with its then shareholders ConsenSys and Halo, which contained agreements among the parties with respect to, among other things, board designation rights, consent rights, funding and business plan, cloud computing and intellectual property licensing, non-competition, share transfer restrictions and obligations to participate in the development of W3BCLOUD Limited’s business. On January 3, 2019, AMD entered into a deed of adherence to become a party to the Original Shareholders Agreement. On July 31, 2022, in connection with the execution of the Business Combination Agreement, the Original Shareholders Agreement was superseded and the Company entered into a stockholders agreement with ConsenSys, AMD and Halo on substantially similar terms as the Original Shareholders Agreement (the “Existing Stockholders Agreement”). Aside from certain commercial provisions relating to intellectual property licensing, employee non-solicitation, non-disparagement, use of confidential information, non-competition, business development and public announcements, all rights and obligations contained in the Existing Stockholders Agreement will terminate upon the consummation of the Business Combination.

Ancillary Agreement

On January 3, 2019, W3BCLOUD Limited entered into an ancillary agreement (the “Original Ancillary Agreement”) to the Original Shareholders Agreement with its then shareholders ConsenSys, AMD and Halo, which supplemented the provisions of the Original Shareholders Agreement and contained agreements among the parties with respect to, among other things, corporate structure and capitalization, distributions to shareholders, funding obligations, use of AMD hardware, cloud computing licensing, board observation, non-competition, stockholder consent rights and obligations to participate in the development of W3BCLOUD Limited’s business. On July 31, 2022, in connection with the execution of the Business Combination Agreement, the Original Ancillary Agreement was superseded and the Company entered into an ancillary agreement to the Existing Stockholders Agreement with ConsenSys, AMD and Halo on substantially similar terms as the Original Ancillary Agreement (the “Existing Ancillary Agreement”). Pursuant to the terms of the Existing Ancillary Agreement, AMD agreed to subscribe for at least $10 million of securities of the Company in certain financing transactions, including the securities issued in one or more financing transactions in which a special purpose acquisition company or a successor issues equity or equity-linked securities for capital raising purposes, a result of the consummation of which some or all of the shares of common stock of the Company, including through the consummation of a business combination with a special purpose acquisition company, will be listed on any recognized stock exchange. AMD’s obligation to subscribe is subject to certain conditions, including that the aggregate cash consideration to the Company or the parent(s) or successor(s) of the Company in such business combination transaction is at least $140 million (which will include the amount of any trust account fund, minus the aggregate amount of cash proceeds required to satisfy any exercise by stockholders of their redemption rights). Aside from certain commercial provisions relating to the use of AMD hardware and public announcements, all rights and obligations contained in the Existing Ancillary Agreement will terminate upon the consummation of the Business Combination.

Voting Agreement

In connection with the completion of the Business Combination, New W3BCLOUD and certain holders of New W3BCLOUD stock will enter into the Voting Agreement, pursuant to which, for so long as ConsenSys, together with any of its controlled affiliates (as defined in the Voting Agreement), collectively satisfy the 20% Condition, certain parties to the Voting Agreement will take all reasonable actions within their respective control to provide that one (1) director of the New W3BCloud Board be an individual designated by ConsenSys. The Voting Agreement will terminate once the 20% Condition is no longer satisfied. For more information about the Voting Agreement, please see “Related Agreements—Voting Agreement.”

Transaction Support Agreement

In connection with the execution of the Business Combination Agreement, certain stockholders of the Company entered into the transaction support agreement, dated as of July 31, 2022 with the Company. Under the Transaction Support Agreement, each stockholder of the Company has agreed to, among other things:

•

vote to approve and adopt, following the filing of the definitive version of this proxy statement, the Business Combination Agreement and the ancillary agreements and the transactions contemplated thereby;

•	enter into at the Closing certain of the transaction documents contemplated by the Business Combination Agreement;

•	not to effect any sale, distribution or disposal of shares held by such stockholder, subject to the terms described therein; and

•	take, or cause to be taken, any actions necessary or advisable to support the termination of certain agreements to be terminated effective as of the Closing.

Additionally, W3BCLOUD Nominees Limited (as holder of the B Ordinary Shares) has agreed to exchange the B Ordinary Shares held by it for shares of Company Class A common stock prior to the Closing. The shares of Company common stock that are owned by the supporting Company stockholders and subject to the Transaction Support Agreement represent 100% of the outstanding voting power of Company common stock (on an as-converted basis) issued and outstanding as of the execution of the Transaction Support Agreement.

For additional information regarding the Transaction Support Agreement, please see “The Business Combination and The Business Combination Agreement—Related Agreements—Rights of W3BCLOUD Holders and Transaction Support Agreement.”

Commitments to Financing by PIPE Investors

In July 2022, W3BCLOUD Partners Limited and ConsenSys entered into a Commitment Letter pursuant to which ConsenSys agreed to subscribe for an aggregate of              equity and/or convertible securities to be issued in connection with the investment by the PIPE Investors for $             per security for a total of $15.0 million (as compared to Units in the IPO being sold at $10.00 per Unit), subject to certain conditions set forth in such Commitment Letter. ConsenSys’ commitment may be increased in its sole discretion to up to $40 million.

In February and July 2022, W3BCLOUD Partners Limited and Jupiter or its designated investors, as applicable, entered into several Commitment Letters, pursuant to which Jupiter or its designated investors, as applicable, agreed to subscribe for an aggregate of $25 million of the equity and/or convertible securities to be issued in connection with the investment by the PIPE Investors, subject to certain conditions set forth in such Commitment Letters.

Pursuant to the terms of the Existing Ancillary Agreement, AMD agreed to subscribe for              equity and/or convertible securities to be issued in connection with the investment by the PIPE Investors for $             per

security for a total of at least $10 million (as compared to Units in the IPO being sold at $10.00 per Unit), subject to certain conditions, including that the aggregate cash consideration to W3BCLOUD or the parent(s) or successor(s) of the Company in such business combination transaction is at least $140 million (which will include the amount of any trust account fund, minus the aggregate amount of cash proceeds required to satisfy any exercise by stockholders of their redemption rights). See “—Agreements with Stockholders—Ancillary Agreement.”

SLAC’s Sponsor, SLAC’s Initial Stockholders and SLAC’s directors, officers or their affiliates did not participate in the PIPE Investment.

Indemnification of Directors and Officers

In connection with the Closing, New W3BCLOUD plans to enter into indemnification agreements with each of its directors and executive officers.

MISCELLANEOUS PROVISIONS

Listing of Securities

SLAC Class A common stock is listed on the Nasdaq under the symbol “SLAC.” SLAC’s public warrants are listed on the Nasdaq under the symbol “SLACW.” SLAC’s units that have not separated are listed on the Nasdaq under the symbol “SLACU.” Following the Business Combination, SLAC Class A common stock (including common stock issuable in connection with the consummation of the Business Combination) will be listed on the Nasdaq under the symbol “WBCL.”

Appraisal Rights

Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Submission of Stockholder Proposals

Our Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

Submission of Future Stockholder Proposals

For any proposal to be considered for inclusion in New W3BCLOUD’s proxy statement and form of proxy for submission to the stockholders at New W3BCLOUD’s 2024 annual meeting of stockholders, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and the Amended and Restated Bylaws. Such proposals must be delivered to New W3BCLOUD’s Secretary at the principal executive offices of New W3BCLOUD at 1201 North Market Street, Suite 111, Wilmington, DE 19801, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (assuming SLAC’s 2024 annual meeting of stockholders is not more than thirty (30) days before or more than sixty (60) days after the anniversary date of SLAC’s 2023 annual meeting of stockholders, which, for the purposes of this requirement, will be the Special Meeting) in order to be considered for inclusion in the proxy materials to be disseminated by the New W3BCLOUD Board for such annual meeting.

The bylaws of New W3BCLOUD will provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to New W3BCLOUD’s Secretary at New W3BCLOUD’s principal executive offices at the address set forth above not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day before the meeting and not later than the later of (a) the close of business on the ninetieth (90th) day before the meeting or (b) the close of business on the tenth (10th) day following the day on which public announcement of the date of the annual meeting is first made by New W3BCLOUD. New W3BCLOUD’s bylaws also specify requirements as to the form and content of a stockholder’s notice.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our annual report to stockholders and our proxy statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholders or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Our stockholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Our stockholders receiving multiple copies of such documents may request that we deliver single copies of such documents in the future. Our stockholders may notify us of their requests by calling or writing us at our principal executive office at 8390 E. Via De Ventura Suite F110-207 Scottsdale, Arizona 85258, or by telephone at (302) 492-7522, which must be received prior to the Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read SLAC’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at www.sec.gov. If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing.

Howard Lindzon

Social Leverage Acquisition Corp I

8390 E. Via De Ventura Suite

F110-207 Scottsdale, Arizona 85258,

Tel: (302) 492-7522

Email:howard@lindzon.com

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: SLAC.info@investor.morrowsodali.com

If you are a stockholder of SLAC and would like to request documents, please do so by                , 2023, in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to SLAC has been supplied by SLAC, and all such information relating to the Company has been supplied by the Company. Information provided by either SLAC or the Company does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of SLAC for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or the Company that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Audited Financial Statements of Social Leverage Acquisition Corp I
Report of Independent Registered Public Accounting Firm (PCAOB ID: 688)	F-2
Balance Sheets as of December 31, 2021 and 2020	F-3
Statements of Operations for the year ended December 31, 2021 and for the period from December 1, 2020 (inception) through December 31, 2020	F-4
Statements of Changes in Stockholders’ Equity (Deficit) for the year ended December 31, 2021 and for the period from December 1, 2020 (inception) through December 31, 2020	F-5
Statements of Cash Flows for the year ended December 31, 2021 and for the period from December 1, 2020 (inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7

Unaudited Condensed Consolidated Financial Statements of Social Leverage Acquisition Corp I
Condensed Consolidated Balance Sheets as of September 30, 2022 (unaudited) and December 31, 2021	F-23
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2022 and 2021 (Unaudited)	F-24
Condensed Consolidated Statements of Changes in Stockholder’s Deficit for the three and nine months ended September 30, 2022 and 2021 (Unaudited)	F-25
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2022 and 2021 (Unaudited)	F-26
Notes to Unaudited Condensed Consolidated Financial Statements	F-27

Audited Consolidated Financial Statements of W3BCLOUD Partners Limited and Subsidiaries
Report of Independent Registered Public Accounting Firm (PCAOB ID: 339)	F-46
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-48
Consolidated Statements of Operations for the years ended December 31, 2021 and 2020	F-49
Consolidated Statements of Shareholders’ Deficit for the years ended December 31, 2021 and 2020	F-50
Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020	F-51
Notes to Consolidated Financial Statements	F-52

Unaudited Condensed Consolidated Financial Statements of W3BCLOUD Partners Limited and Subsidiaries
Condensed Consolidated Balance Sheets as of September 30, 2022 and December 31, 2021	F-79
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2022 and 2021	F-80
Condensed Consolidated Statements of Shareholders’ Deficit for the nine months ended September 30, 2022 and 2021	F-81
Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2022 and 2021	F-82
Notes to Condensed Consolidated Financial Statements	F-83

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Social Leverage Acquisition Corp. I

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Social Leverage Acquisition Corp. I (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and the period from December 1, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from December 1, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph—Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, if the Company is unable to complete a business combination by February 17, 2023, it will liquidate and dissolve. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, TX

March 31, 2022

SOCIAL LEVERAGE ACQUISITION CORP I

BALANCE SHEETS

	December 31,
	2021	2020
Assets:
Current assets:
Cash	$250,390	$—
Prepaid expenses	469,528	—

Total current assets	719,918	—
Non-current assets:
Deferred offering costs	—	230,243
Prepaid expenses (non-current)	56,316	—
Investments held in Trust Account	345,034,062	—

Total Assets	$345,810,296	$230,243

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$86,560	$27,032
Accrued expenses	103,654	134,918
Note payable—related party	—	43,625
Franchise tax payable	197,485	175

Total current liabilities	387,699	205,750
Deferred legal fees	152,224	—
Derivative warrant liabilities	12,138,750	—
Deferred underwriting commissions	12,075,000	—

Total liabilities	24,753,673	205,750
Commitments and Contingencies
Class A common stock subject to possible redemption; 34,500,000 and -0- shares at redemption value of $10.00 per share as of December 31, 2021 and 2020, respectively	345,000,000	—
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 80,000,000 shares authorized; no non-redeemable shares issued and outstanding	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 as of December 31, 2021 and 2020	863	863
Additional paid-in capital	—	24,137
Accumulated deficit	(23,944,240)	(507)

Total stockholders’ equity (deficit)	(23,943,377)	24,493

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$345,810,296	$230,243

The accompanying notes are an integral part of these financial statements.

SOCIAL LEVERAGE ACQUISITION CORP I

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2021	For the period from December 1, 2020 (inception) through December 31, 2020
General and administrative expenses	$879,440	$332
General and administrative expenses—related party	93,443	—
Franchise tax expenses	197,310	175

Loss from operations	(1,170,193)	(507)
Other income (expenses):
Change in fair value of derivative warrant liabilities	4,241,250	—
Offering costs associated with derivative warrant liabilities	(560,750)	—
Income from investments held in Trust Account	34,062	—

Net income (loss)	$2,544,369	$(507)

Weighted average shares outstanding of Class A common stock, basic and diluted	30,057,534	—

Basic and diluted net income (loss) per share, Class A common stock	$0.07	$—

Weighted average shares outstanding of Class B common stock, basic	8,480,137	7,500,000

Basic net income (loss) per share, Class B common stock	$0.07	$(0.00)

Weighted average shares outstanding of Class B common stock, diluted	8,625,000	7,500,000

Diluted net income (loss) per share, Class B common stock	$0.07	$(0.00)

The accompanying notes are an integral part of these financial statements.

SOCIAL LEVERAGE ACQUISITION CORP I

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	For the Year Ended December 31, 2021
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	—	$—	8,625,000	$863	$24,137	$(507)	$24,493
Excess cash received over the fair value of the private warrants	—	—	—	—	2,280,000	—	2,280,000
Remeasurement of Class A common stock subject to possible redemption amount	—	—	—	—	(2,304,137)	(26,488,102)	(28,792,239)
Net income	—	—	—	—	—	2,544,369	2,544,369

Balance—December 31, 2021	—	$—	8,625,000	$863	$—	$(23,944,240)	$(23,943,377)

	For the period from December 1, 2020 (inception) through December 31, 2020
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 1, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(507)	(507)

Balance—December 31, 2020	—	$—	8,625,000	$863	$24,137	$(507)	$24,493

The accompanying notes are an integral part of these financial statements.

SOCIAL LEVERAGE ACQUISITION CORP I

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2021	For the period from December 1, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$2,544,369	$(507)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(4,241,250)	—
Offering costs associated with derivative warrant liabilities	560,750	—
Income from investments held in Trust Account	(34,062)	—
General and administrative expenses paid by related party under promissory note	43,467	—
Changes in operating assets and liabilities:
Prepaid expenses	(525,844)	—
Accounts payable	86,228	332
Accrued expenses	(56,264)	—
Franchise tax payable	197,310	175

Net cash used in operating activities	(1,425,296)	—

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(345,000,000)	—

Net cash used in investing activities	(345,000,000)	—

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	345,000,000	—
Proceeds received from private placement	9,000,000	—
Repayment of note payable to related party	(177,857)	—
Offering costs paid	(7,146,457)	—

Net cash provided by financing activities	346,675,686	—

Net increase in cash	250,390	—
Cash—beginning of the period	—	—

Cash—end of the period	$250,390	$—

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$25,000	$—
Offering costs paid by related party under promissory note	$64,065	$—
Outstanding accounts payable paid by related party under promissory note	$26,700	$—
Deferred legal fees	$152,224	$—
Deferred underwriting commissions in connection with the initial public offering	$12,075,000	$—
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$—	$25,000
Deferred offering costs included in accounts payable	$—	$26,700
Deferred offering costs included in accrued expenses	$—	$134,918
Deferred offering costs included in note payable	$—	$43,625

The accompanying notes are an integral part of these financial statements.

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Social Leverage Acquisition Corp I (the “Company”) is a blank check company incorporated in Delaware on December 1, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from December 1, 2020 (inception) through December 31, 2021, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest and other income on investments of the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Social Leverage Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the exercise of the underwriters’ option to purchase 4,500,000 additional Units (the “Option Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.7 million, of which approximately $12.1 million and approximately $152,000 was for deferred underwriting commissions and deferred legal fees, respectively (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $9.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete its initial Business Combination with one or more operating businesses or assets having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law and stock exchange listing requirements. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination or don’t vote at all. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemptions in connection with its initial Business Combination or redeem 100% of the Public Shares if the Company does not complete a Business Combination within the initial Combination Period (as defined below) or with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by May 17, 2023 (as such period may be extended by the Company’s stockholders in accordance with the Certificate of Incorporation, the “Combination Period”), the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value in the Trust Account will be only $10.00 or potentially less. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, Targets and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2021, the Company had approximately $0.3 million in its operating bank account and working capital of approximately $0.5 million (not taking into account approximately $197,000 of taxes that may be paid using interest income from the Trust Account).

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity, the mandatory liquidation and the subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 17, 2023. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Management plans to consummate a Business Combination prior to the mandatory liquidation date.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2021 and December 31, 2020.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” equals or approximate the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed statements of operations. Offering costs associated with the Class A common stock issued were charged against the carrying value of the Class A common stock subject to possible redemption upon the completion of the Initial Public Offering and exercise of the over-allotment option. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 8,625,000 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 6,000,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The fair value of the Public Warrants and the Private Placement Warrants is estimated using a Monte Carlo simulation. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 34,500,000 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets. There was no Class A common stock issued or outstanding as of December 31, 2021.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. Effective with the closing of the Initial Public Offering (including exercise of the over-allotment option), the Company recognized the remeasurement from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

There were no unrecognized tax benefits as of December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common stock is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the over-allotment) and the private placement warrants to purchase an aggregate of 14,625,000 Class A common stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2021. Remeasurement associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The Company has considered the effect of Class B common stock that were excluded from weighted average number as they were contingent on the exercise of over-allotment option by the underwriters. Since the contingency was satisfied, the Company included these shares in the weighted average number as of the beginning of the period to determine the dilutive impact of these shares.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share of common stock:

	For the Year Ended December 31, 2021
	Class A	Class B
Basic net income per common stock:
Numerator:
Allocation of net income	$1,984,486	$559,883
Denominator:
Basic weighted average common stock outstanding	30,057,534	8,480,137

Basic net income per common stock	$0.07	$0.07

	For the Year Ended December 31, 2021
	Class A	Class B
Diluted net income per common stock:
Numerator:
Allocation of net income	$1,977,055	$567,315
Denominator:
Diluted weighted average common stock outstanding	30,057,534	8,625,000

Diluted net income per common stock	$0.07	$0.07

	For the period from December 1, 2020 (inception) through December 31, 2020
	Class A	Class B
Basic and diluted net income per common stock:
Numerator:
Allocation of net loss	$—	$(507)
Denominator:
Basic and diluted weighted average common stock outstanding		7,500,000

Basic and diluted net loss per common stock	$—	$(0.00)

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021 using the modified retrospective method for transition. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Note 3—Initial Public Offering

On February 17, 2021, the Company consummated its Initial Public Offering of 34,500,000 Units, including the exercise of the underwriters’ option to purchase 4,500,000 Option Units, at $10.00 per Unit, which generated gross proceeds of $345.0 million, and incurring offering costs of approximately $19.7 million, of which approximately $12.1 million and approximately $152,000 was for deferred underwriting commissions and deferred legal fees, respectively.

Each Unit consists of one share of Class A common stock, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4—Related Party Transactions

Founder Shares

On December 11, 2020, the Sponsor paid $25,000 to cover certain offering costs on behalf of the Company in exchange for issuance of 7,187,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). On January 20, 2021, the Company effected a 1:1.2 stock split of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. The Sponsor agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 17, 2021, the underwriter fully exercised its option to purchase additional; thus, these 1,125,000 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $9.0 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except in certain limited circumstances) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On December 11, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of February 17, 2021, the Company borrowed approximately $178,000 under the Note. On February 19, 2021, the Company repaid the Note in full. Subsequent to the repayment, the facility was no longer available to the Company.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. In March 2022, the Sponsor and the Company executed a Working Capital Loan, bearing interest of 10% annually, providing the Company the ability to borrow up to $1.5 million. As of December 31, 2021, the Company has no borrowing under the Working Capital Loans.

Administrative Support Agreement and Certain Other Payments

Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, support and administrative services. As of December 31, 2021 and December 31, 2020, the Company had accrued approximately $60,000 and $0, respectively, for services in connection with such agreement on the accompanying condensed balance sheets. For the year ended December 31, 2021, the Company incurred expenses of approximately $93,000 under this agreement, included as general and administrative expenses, related party in the unaudited condensed statement of operations.

The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or the Company’s or their affiliates.

Note 5—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. On February 17, 2021, the underwriter fully exercised its option to purchase additional Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company engaged a legal counsel firm for legal advisory services, and the legal counsel agreed to defer their fees in excess of $225,000 (“Deferred Legal Fees”). The deferred fee will become payable in the event that the Company completes a Business Combination. As of December 31, 2021 and 2020, there are deferred legal fees of approximately $152,000 and nil, respectively, recognized in connection with such services on the accompanying condensed balance sheets.

Note 6—Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue

100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holder of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2021, there were 34,500,000 shares of Class A common stock outstanding, all of which were subject to possible redemption and are classified outside of permanent equity in the condensed balance sheets.

The Class A common stock subject to possible redemption reflected on the condensed balance sheets is reconciled on the following table:

Gross proceeds from Initial Public Offering	$345,000,000
Less:
Fair value of Public Warrants at issuance	(9,660,000)
Offering costs allocated to Class A common stock subject to possible redemption	(19,132,240)
Plus:
Remeasurement of Class A common stock subject to possible redemption amount	28,792,240

Class A common stock subject to possible redemption	$345,000,000

Note 7—Stockholders’ Equity

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 80,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 34,500,000 shares of Class A common stock issued and outstanding. All shares of Class A common stock subject to possible redemption have been classified as temporary equity (see Note 6). As of December 31, 2020, there were no Class A common stock issued or outstanding.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of February 17, 2021, there were 8,625,000 shares of Class B common stock outstanding, which amount have been retroactively restated to reflect the stock split as discussed in Note 4. Of these, up to 1,125,000 shares of Class B common stock were subject to forfeiture, to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of shares of Class B common stock outstanding would collectively equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On February 17, 2021, the underwriter fully exercised its option to purchase additional Units; thus, these 1,125,000 shares of Class B common stock were no longer subject to forfeiture. There were 8,625,000 shares issued and outstanding as of December 31, 2021 and December 31, 2020.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class, with each share entitling the holder to one vote; provided, however that, prior to the closing of the Company’s initial Business Combination, only holders of Class B common stock will have the right to elect or remove the Company’s directors.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

Note 8—Warrants

As of December 31, 2021 and December 31, 2020, the Company had 8,625,000 and 0 Public Warrants and the 6,000,000 and 0 Private Placement Warrants outstanding, respectively.

Public Warrants may only be exercised in whole and only for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an exercise price of $11.50 per share, subject to adjustment. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 and $10.00 per share redemption trigger prices described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% and 100%, respectively, of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees, except in certain limited circumstances. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of Class A common stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period.

Except as described below, none of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock; and

•	if, and only if, the Reference Value equals or exceeds $10.00 per share as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock shall mean the volume-weighted average price of Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9—Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—Money market funds	$345,034,062	$—	$—
Liabilities:
Derivative warrant liabilities—Public warrants	$7,158,750	$—	$—
Derivative warrant liabilities—Private placement warrants	$—	$4,980,000	$—

As of December 31, 2020, there were no assets or liabilities that were measured at fair value on a recurring basis.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in an active market in April 2021. The estimated fair value of the Private Placement Warrants was transferred from a Level 3 measurement to a Level 2 measurement in April 2021, as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. There were no other transfers to/from Levels 1, 2, and 3 during the year ended December 31, 2021.

For periods where no observable traded price is available, the Company utilized a Monte-Carlo simulation to estimate the fair value of the Public Warrants and used the Black-Scholes option pricing model to estimate the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the fair value of the Public Warrants is based on the observable listed price for such warrants. The estimated fair value of the Public and Private Placement Warrants, prior to the Public Warrants being traded in an active market, was determined using Level 3 inputs. Inherent in a binomial lattice model are assumptions related to the Unit price, expected volatility, risk-free interest rate, term to expiration, and dividend yield. The Unit price is based on the publicly traded price of the Units as of the measurement date. The Company estimated the volatility for the Public and Private Placement Warrants based on the implied volatility from the traded prices of warrants issued by other special purpose acquisition companies. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the Public and Private Placement Warrants. The term to expiration was calculated as the contractual term of the Public and Private Placement Warrants, assuming one year to a Business Combination from the IPO date. Finally, the Company does not anticipate paying a dividend. Any changes in these assumptions can change the valuation significantly. For the year ended December 31, 2021, the Company recognized a gain resulting from changes in the fair value of derivative warrant liabilities of approximately $4.2 million, which is presented in the accompanying statements of operations.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

Initial Fair Value
Exercise price	$11.50
Stock price	$9.72
Volatility	17.6%
Term (in years)	6.5
Risk-free rate	0.85%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the year ended December 31, 2021 is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants	16,380,000
Change in fair value of derivative warrant liabilities	1,755,000
Transfer of Public Warrants to Level 1	(10,695,000)
Transfer of Private Warrants to Level 2	(7,440,000)

Derivative warrant liabilities at December 31, 2021	$—

Note 10—Income taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the period from December 1, 2020 (inception) through December 31, 2020.

The Company’s net deferred tax assets are as follows:

	December 31, 2021	December 31, 2020
Deferred tax assets:
Start-up/Organization costs	$204,375	$70
Net operating loss carryforwards	34,319	37

Total deferred tax assets	238,694	106
Valuation allowance	(238,694)	(106)

Deferred tax asset, net of allowance	$—	$—

The income tax provision (benefit) consists of the following:

	December 31, 2021	December 31, 2020
Current
Federal
State	—	—
Deferred
Federal	(238,587)	(106)
State	—	—
Valuation allowance	238,587	106

Income tax provision	$—	$—

As of December 31, 2020, and December 31, 2021, the Company had federal net operating loss carryforwards of $175 and $163,248, respectively, that may be carried forward indefinitely.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in valuation allowance was $238,587. For the period from December 1, 2020 through December 31, 2020, the change in valuation allowance was $106.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2021	December 31, 2020
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of derivative warrant liabilities	(35)%	0.0%
Transaction costs allocated to derivative warrant liabilities	4.6%	0.0%
Change in valuation allowance	9.4%	(21.0)%

Income Tax Expenses	0.0%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and Arizona and is subject to examination by various taxing authorities.

Note 11—Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date condensed financial statements were issued. Based upon this review, the Company determined that, there have been no events that have occurred that would require adjustments to the disclosures in the financial statements, except as noted below.

In March 2022, the Sponsor and the Company executed a Working Capital Loan, bearing interest of 10% annually, providing the Company the ability to borrow up to $1.5 million.

SOCIAL LEVERAGE ACQUISITION CORP I

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets:
Current assets:
Cash	$526,866	$250,390
Prepaid expenses	198,073	469,528

Total current assets	724,939	719,918
Non-current assets:
Prepaid expenses (non-current)	—	56,316
Due from related parties	15,317	—
Investments held in Trust Account	346,725,769	345,034,062

Total Assets	$347,466,025	$345,810,296

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$411,764	$86,560
Accrued expenses	3,008,550	103,654
Income tax payable	426,224	—
Franchise tax payable	27,600	197,485

Total current liabilities	3,874,138	387,699
Deferred legal fees	152,224	152,224
Derivative warrant liabilities	3,363,750	12,138,750
Working capital loan	724,162	—
Deferred underwriting commissions	12,075,000	12,075,000

Total liabilities	20,189,274	24,753,673

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 34,500,000 shares at redemption value of $10.035 and $10.000 per share as of September 30, 2022 and December 31, 2021, respectively	346,211,945	345,000,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 80,000,000 shares authorized; no non-redeemable shares issued and outstanding	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 as of September 30, 2022 and December 31, 2021	863	863
Additional paid-in capital	—	—
Accumulated deficit	(18,936,057)	(23,944,240)

Total stockholders’ deficit	(18,935,194)	(23,943,377)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$347,466,025	$345,810,296

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOCIAL LEVERAGE ACQUISITION CORP I

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2022	2021	2022	2021
General and administrative expenses	$1,490,810	$214,317	$4,005,811	$553,855
General and administrative expenses—related party	—	25,041	—	68,402
Franchise tax expenses	50,000	49,863	155,565	147,447

Loss from operations	(1,540,810)	(289,221)	(4,161,376)	(769,704)
Other income (expenses):
Change in fair value of derivative warrant liabilities	(1,170,000)	3,802,500	8,775,000	4,241,250
Offering costs associated with derivative warrant liabilities	—	—	—	(560,750)
Interest on working capital loan—related party	(15,701)	—	(24,430)	—
Income from investments held in Trust Account	1,567,021	4,440	2,057,158	26,773

Net income (loss) before income taxes	(1,159,490)	3,517,719	6,646,352	2,937,569
Income tax expense	(381,616)	—	(426,224)	—

Net income (loss)	$(1,541,106)	$3,517,719	$6,220,128	$2,937,569

Weighted average shares outstanding of Class A common stock, basic and diluted	34,500,000	34,500,000	34,500,000	34,500,000

Basic and diluted net income (loss) per share, Class A common stock	$(0.04)	$0.08	$0.14	$0.07

Weighted average shares outstanding of Class B common stock, basic and diluted	8,625,000	8,625,000	8,625,000	8,431,319

Basic and diluted net income (loss) per share, Class B common stock	$(0.04)	$0.08	$0.14	$0.07

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOCIAL LEVERAGE ACQUISITION CORP I

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	For The Three and Nine Months Ended September 30, 2022 (Unaudited)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2021	—	$—	8,625,000	$863	$—	$(23,944,240)	$(23,943,377)
Net income	—	—	—	—	—	5,843,760	5,843,760

Balance—March 31, 2022	—	—	8,625,000	863	—	(18,100,480)	(18,099,617)
Remeasurement of Class A common stock subject to possible redemption value	—	—	—	—	—	(76,540)	(76,540)
Net income	—	—	—	—	—	1,917,474	1,917,474

Balance—June 30, 2022	—	—	8,625,000	863	—	(16,259,546)	(16,258,683)
Remeasurement of Class A common stock subject to possible redemption value	—	—	—	—	—	(1,135,405)	(1,135,405)
Net loss	—	—	—	—	—	(1,541,106)	(1,541,106)

Balance—September 30, 2022	—	$—	8,625,000	$863	$—	$(18,936,057)	$(18,935,194)

	For The Three and Nine Months Ended September 30, 2021 (Unaudited)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	—	$—	8,625,000	$863	$24,137	$(507)	$24,493
Excess cash received over the fair value of the private warrants	—	—	—	—	2,280,000	—	2,280,000
Remeasurement of Class A common stock subject to possible redemption value	—	—	—	—	(2,304,137)	(26,488,103)	(28,792,240)
Net loss	—	—	—	—	—	(2,531,919)	(2,531,919)

Balance—March 31, 2021	—	—	8,625,000	863	—	(29,020,529)	(29,019,666)
Net income	—	—	—	—	—	1,951,769	1,951,769

Balance—June 30, 2021	—	—	8,625,000	863	—	(27,068,760)	(27,067,897)
Net income	—	—	—	—	—	3,517,719	3,517,719

Balance—September 30, 2021	—	$—	8,625,000	$863	$—	$(23,551,041)	$(23,550,178)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOCIAL LEVERAGE ACQUISITION CORP I

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For The Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$6,220,128	$2,937,569
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(8,775,000)	(4,241,250)
Offering costs associated with derivative warrant liabilities	—	560,750
Income from investments held in Trust Account	(2,057,158)	(26,772)
Interest on working capital loan—related party	24,430	—
General and administrative expenses paid by related party under promissory note	—	43,466
Changes in operating assets and liabilities:
Prepaid expenses	327,771	(646,749)
Due from related parties	(15,317)	—
Accounts payable	325,204	46,210
Accrued expenses	2,904,897	31,439
Income tax payable	426,224	—
Franchise tax payable	(169,885)	147,447

Net cash used in operating activities	(788,706)	(1,147,890)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(345,000,000)
Investment income released from Trust Account to pay for franchise taxes	365,450	—

Net provided by (cash used) in investing activities	365,450	(345,000,000)

Cash Flows from Financing Activities:
Proceeds from working capital loan—related party	699,732	—
Proceeds received from initial public offering, gross	—	345,000,000
Proceeds received from private placement	—	9,000,000
Repayment of note payable to related party	—	(177,857)
Offering costs paid	—	(7,196,375)

Net cash provided by financing activities	699,732	346,625,768

Net change in cash	276,476	477,878
Cash—beginning of the period	250,390	—

Cash—end of the period	$526,866	$477,878

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$—	$110,000
Offering costs paid by related party under promissory note	$—	$64,065
Outstanding accounts payable paid by related party under promissory note	$—	$26,700
Deferred legal fees	$—	$17,306
Deferred underwriting commissions in connection with the initial public offering	$—	$12,075,000
Remeasurement of Class A common stock subject to possible redemption amount	$1,211,945	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Social Leverage Acquisition Corp I (the “Company”) is a blank check company incorporated in Delaware on December 1, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2022, the Company had not commenced any operations. All activity for the period from December 1, 2020 (inception) through September 30, 2022, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest and other income on investments of the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Social Leverage Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the exercise of the underwriters’ option to purchase 4,500,000 additional Units (the “Option Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.7 million, of which approximately $12.1 million and approximately $152,000 was for deferred underwriting commissions and deferred legal fees, respectively (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $9.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete its initial Business Combination with one or more operating businesses or assets having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law and stock exchange listing requirements. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination or don’t vote at all. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemptions in connection with its initial Business Combination or redeem 100% of the Public Shares if the Company does not complete a Business Combination within the initial Combination Period (as defined below) or with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 17, 2023, (as such period may be extended by the Company’s stockholders in accordance with the Certificate of Incorporation, the “Combination Period”), the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the trust account (net of

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value in the Trust Account will be only $10.00 or potentially less. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, Targets and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of September 30, 2022, the Company had approximately $527,000 in its operating bank account and working capital deficit of approximately $2.7 million (not taking into account approximately $454,000 of taxes that may be paid using income from the Trust Account).

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity, the mandatory liquidation and the subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 17, 2023. The condensed consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Management plans to consummate a Business Combination prior to the mandatory liquidation date.

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statement. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these consolidated financial statements. The specific impact on the Company’s condensed financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed consolidated financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 was signed into federal law. The Inflation Reduction Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Proposed Business Combination

On July 31, 2022, the Company entered into a business combination agreement, by and among the Company, SLAC Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and W3BCLOUD Holdings Inc. (“W3BCLOUD”) (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement and the business combination were unanimously approved by the Company’s board of directors on July 8, 2022. If the Business Combination Agreement is approved by the Company’s stockholders and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into W3BCLOUD (the “Merger”), with W3BCLOUD surviving the Merger as a wholly owned subsidiary of New W3BCLOUD (as defined below). In addition, upon the effectiveness of the Proposed Charter, the Company will be renamed W3BCLOUD, Inc. and is referred to herein as “New W3BCLOUD” following the consummation of the transactions (collectively, the “Business Combination”).

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Refer to the Form 8-K, as filed with the Securities and Exchange Commission on August 1, 2022 for additional information.

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected through December 31, 2022.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 31, 2022, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2021 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 31, 2022.

Principles of Consolidation

The consolidated financial statements of the Company include its wholly-owned subsidiaries in connection with the Proposed Business Combination. All inter-company accounts and transactions are eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of September 30, 2022 and December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2022 and December 31, 2021.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” equals or approximate the carrying amounts represented in the condensed consolidated balance sheets.

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed consolidated statements of operations. Offering costs associated with the Class A common stock issued were charged against the carrying value of the Class A common stock subject to possible redemption upon the completion of the Initial Public Offering and exercise of the over-allotment option. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 8,625,000 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 6,000,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. For periods where no observable traded price is available, the Company utilized a Monte-Carlo simulation to estimate the fair value of the Public Warrants and used the Black-Scholes option

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

pricing model to estimate the fair value of the Private Placement Warrants. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 34,500,000 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets. There was no non-redeemable Class A common stock issued or outstanding as of September 30, 2022 and December 31, 2021.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. Effective with the closing of the Initial Public Offering (including exercise of the over-allotment option), the Company recognized the remeasurement from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the condensed financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the condensed financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common stock is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the over-allotment) and the private placement warrants to purchase an aggregate of 14,625,000 Class A common stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2022 and 2021. Remeasurement associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share of common stock:

	For The Three Months Ended September 30,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common stock:
Numerator:
Allocation of net income (loss)	$(1,232,885)	$(308,221)	$2,814,175	$703,544
Denominator:
Basic and diluted weighted average common stock outstanding	34,500,000	8,625,000	34,500,000	8,625,000

Basic and diluted net income (loss) per common stock	$(0.04)	$(0.04)	$0.08	$0.08

	For The Nine Months Ended September 30,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per common stock:
Numerator:
Allocation of net income	$4,976,102	$1,244,026	$2,360,657	$576,912
Denominator:
Basic and diluted weighted average common stock outstanding	34,500,000	8,625,000	34,500,000	8,431,319

Basic and diluted net income per common stock	$0.14	$0.14	$0.07	$0.07

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions.” The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

those fiscal years. Early adoption is permitted for both interim and annual consolidated financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the condensed consolidated financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements.

Note 3—Initial Public Offering

On February 17, 2021, the Company consummated its Initial Public Offering of 34,500,000 Units, including the exercise of the underwriters’ option to purchase 4,500,000 Option Units, at $10.00 per Unit, which generated gross proceeds of $345.0 million, and incurring offering costs of approximately $19.7 million, of which approximately $12.1 million and approximately $152,000 was for deferred underwriting commissions and deferred legal fees, respectively.

Each Unit consists of one share of Class A common stock, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4—Related Party Transactions

Founder Shares

On December 11, 2020, the Sponsor paid $25,000 to cover certain offering costs on behalf of the Company in exchange for issuance of 7,187,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). On January 20, 2021, the Company effected a 1:1.2 stock split of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. The Sponsor agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 17, 2021, the underwriter fully exercised its option to purchase additional; thus, these 1,125,000 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $9.0 million.

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except in certain limited circumstances) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On December 11, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of February 17, 2021, the Company borrowed approximately $178,000 under the Note. On February 19, 2021, the Company repaid the Note in full. Subsequent to the repayment, the facility was no longer available to the Company.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

In March 2022, the Company executed a Working Capital Loan (the “March 2022 Working Capital Loan”), bearing interest of 10% annually, providing the Company the ability to borrow up to $1.5 million. As of September 30, 2022 and December 31, 2021, the Company had $300,000 and $0 in borrowings under the March 2022 Working Capital Loan. As of September 30, 2022 and 2021, the Company had approximately $16,000 and $0 in interest earned on the March 2022 Working Capital Loan. The March 2022 Working Capital Loan has a conversion feature that is considered an embedded derivative, but the value is de minimus, as such, the March 2022 Working Capital Loan is presented at fair value on the accompanying condensed consolidated balance sheets.

In June 2022, the Sponsor and the Company executed another Working Capital Loan (the “June 2022 Working Capital Loan”), bearing interest of 10% annually, providing the Company the ability to borrow up to $400,000. As of September 30, 2022 and December 31, 2021, the Company had approximately $400,000 and $0 in borrowings under the June 2022 Working Capital Loan. As of September 30, 2022 and 2021, the Company had approximately $8,000 and $0 in interest earned on the June 2022 Working Capital Loan.

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Administrative Support Agreement and Certain Other Payments

Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, support and administrative services. For the three months ended September 30, 2022 and 2021, the Company incurred expenses of approximately $0 and $25,000 under this agreement, included as general and administrative expenses, related party in the unaudited condensed consolidated statements of operations, respectively. For the nine months ended September 30, 2022 and 2021, the Company incurred expenses of approximately $0 and $68,000 under this agreement, included as general and administrative expenses, related party in the unaudited condensed consolidated statements of operations, respectively. As of September 30, 2022 and December 31, 2021, the Company had accrued approximately $60,000, for services in connection with such agreement on the accompanying condensed consolidated balance sheets. In April 2022, the Sponsor terminated this agreement.

The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or the Company’s or their affiliates.

Note 5—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. On February 17, 2021, the underwriter fully exercised its option to purchase additional Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company engaged a legal counsel firm for legal advisory services, and the legal counsel agreed to defer their fees in excess of $225,000 (“Deferred Legal Fees”). The deferred fee will become payable in the event that the Company completes a Business Combination. As of September 30, 2022 and December 31, 2021, there are deferred legal fees of approximately $152,000, recognized in connection with such services on the accompanying unaudited condensed consolidated balance sheets.

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6—Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holder of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2022 and December 31, 2021, there were 34,500,000 shares of Class A common stock outstanding, all of which were subject to possible redemption and are classified outside of permanent equity in the condensed consolidated balance sheets.

The Class A common stock subject to possible redemption reflected on the condensed consolidated balance sheets is reconciled on the following table:

Gross proceeds from Initial Public Offering	$345,000,000
Less:
Fair value of Public Warrants at issuance	(9,660,000)
Offering costs allocated to Class A common stock subject to possible redemption	(19,132,240)
Plus:
Remeasurement of Class A common stock subject to possible redemption amount	28,792,240

Class A common stock subject to possible redemption, December 31, 2021	345,000,000
Remeasurement of Class A common stock subject to possible redemption value	1,211,945

Class A common stock subject to possible redemption, September 30, 2022	$346,211,945

Note 7—Stockholders’ Deficit

Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock - The Company is authorized to issue 80,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2022 and December 31, 2021, there were 34,500,000 shares of Class A common stock issued and outstanding. All shares of Class A common stock subject to possible redemption have been classified as temporary equity (see Note 6).

Class B Common Stock - The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of February 17, 2021, there were 8,625,000 shares of Class B common stock outstanding, which amount have been retroactively restated to reflect the stock split as discussed in Note 4. Of these, up to 1,125,000 shares of Class B common stock were subject to forfeiture, to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of shares of Class B common stock outstanding would collectively equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On February 17, 2021, the underwriter fully exercised its option to purchase additional Units; thus, these 1,125,000 shares of Class B common stock were no longer subject to forfeiture. There were 8,625,000 shares issued and outstanding as of September 30, 2022 and December 31, 2021.

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Holders of Class A common stock and holders of Class B common stock will vote together as a single class, with each share entitling the holder to one vote; provided, however that, prior to the closing of the Company’s initial Business Combination, only holders of Class B common stock will have the right to elect or remove the Company’s directors.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

Note 8—Warrants

As of September 30, 2022 and December 31, 2021, the Company had 8,625,000 Public Warrants and 6,000,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised in whole and only for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The warrants have an exercise price of $11.50 per share, subject to adjustment. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 and $10.00 per share redemption trigger prices described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% and 100%, respectively, of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees, except in certain limited circumstances. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of Class A common stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period.

Except as described below, none of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock; and

•	if, and only if, the Reference Value equals or exceeds $10.00 per share as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock shall mean the volume-weighted average price of Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9—Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

September 30, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—Money market funds	$346,725,769	$—	$—

Liabilities:
Derivative warrant liabilities—Public warrants	$1,983,750	$—	$—
Derivative warrant liabilities—Private placement warrants	$—	$1,380,000	$—

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—Money market funds	$345,034,062	$—	$—

Liabilities:
Derivative warrant liabilities—Public warrants	$7,158,750	$—	$—
Derivative warrant liabilities—Private placement warrants	$—	$4,980,000	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in an active market in April 2021. The estimated fair value of the Private Placement Warrants was transferred from a Level 3 measurement to a Level 2 measurement in April 2021, as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. There were no transfers to/from Levels 1, 2, and 3 during the nine months ended September 30, 2022.

For periods where no observable traded price is available, the Company utilized a Monte-Carlo simulation to estimate the fair value of the Public Warrants and used the Black-Scholes option pricing model to estimate the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the fair value of the Public Warrants is based on the observable listed price for such warrants. The estimated fair value of the Public and Private Placement Warrants, prior to the Public Warrants being traded in an active market, was determined using Level 3 inputs. Inherent in a binomial lattice model are assumptions related to the Unit price, expected volatility, risk-free interest rate, term to expiration, and dividend yield. The Unit price is based on the publicly traded price of the Units as of the measurement date. The Company estimated the volatility for the Public and Private Placement Warrants based on the implied volatility from the traded prices of warrants issued by other special purpose acquisition companies. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the Public and Private Placement Warrants. The term to expiration was calculated as the contractual term of the Public and Private Placement Warrants, assuming one year to a Business Combination from the IPO date. Finally, the Company does not anticipate paying a dividend. Any changes in these assumptions can change the valuation significantly.

For the three months ended September 30, 2022 and 2021, the Company recognized a gain/(loss) resulting from changes in the fair value of derivative warrant liabilities of approximately $1.2 million and $3.8 million, which is presented in the accompanying consolidated statements of operations, respectively. For the nine months ended September 30, 2022 and 2021, the Company recognized a gain/(loss) resulting from changes in the fair value of derivative warrant liabilities of approximately $8.8 million and $4.2 million, which is presented in the accompanying consolidated statements of operations, respectively.

SOCIAL LEVERAGE ACQUISITION CORP I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

Initial Fair Value
Exercise price	$11.50
Stock price	$9.72
Volatility	17.6%
Term (in years)	6.5
Risk-free rate	0.85%

There were no changes in fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the nine months ended September 30, 2022. The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the nine months ended September 30, 2021 is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants	16,380,000
Change in fair value of derivative warrant liabilities	1,755,000

Derivative warrant liabilities at March 31, 2021	$18,135,000
Transfer of Public Warrants to Level 1	(10,695,000)
Transfer of Private Warrants to Level 2	(7,440,000)

Derivative warrant liabilities at June 30, 2021	$—

Derivative warrant liabilities at September 30, 2021	$—

Note 10—Subsequent Events

The Company has evaluated subsequent events and transactions that occurred up to the date the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

W3BCLOUD Partners Limited and Subsidiaries

Mazars USA LLP 135 West 50th Street
New York, New York 10020

Tel: 212.812.7000 www.mazars.us

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of W3BCLOUD Partners Limited and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of W3BCLOUD Partners Limited and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the board of directors and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

We determined that there were no critical audit matters.

We have served as the Company’s auditor since 2021.

New York, NY

July 6, 2022, except for Note 11, as to which the date is August 29, 2022

W3BCLOUD Partners Limited and Subsidiaries

Consolidated Balance Sheets

(In thousands, except shares data)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,096	$621
USDC	2,848	744
Restricted digital assets	41,640	—
Deposits on equipment	10,506	383
Investments	684	53
Prepaid expenses and other current assets	169	7

Total current assets	56,943	1,808

Digital assets	28,260	1,799
Property and equipment, net	49,041	8,221
Deferred tax asset	4,529	159

Total assets	$138,773	$11,987

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,566	$325
Accrued expenses	3,209	494
Accrued interest	5,161	163
Current portion of long-term debt	6,709	—
USDC borrowings	60,500	—
Current portion of deferred rent	23	—

Total current liabilities	77,168	982

Deferred rent	819	—
Long-term debt	1,065	6,200
Digital asset borrowings	112,400	7,304
Deferred tax liability	4,377	406

Total liabilities	195,829	14,892

Contingencies—Note 13
Shareholders’ equity (deficit)
Ordinary shares, $1 par value per share, 100 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	51	—
Accumulated deficit	(57,107)	(2,905)

Total shareholders’ deficit	(57,056)	(2,905)

Total liabilities and shareholders’ deficit	$138,773	$11,987

See accompanying notes to consolidated financial statements.

W3BCLOUD Partners Limited and Subsidiaries

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2021	2020
Revenue	$39,740	$3,328
Operating expenses:
Cost of revenue	7,394	1,097
Selling, general and administrative	5,801	1,278
Impairment of digital assets	23,162	—
Realized gain on sale of digital assets	(3,323)	(121)

Total operating expenses	33,034	2,254

Operating income	6,706	1,074
Other income (expense):
Unrealized loss on digital asset borrowing	(54,366)	(3,517)
Interest income	404	—
Interest expense	(7,262)	(315)
Other income (expense), net	(60)	110

Total other expense	(61,284)	(3,722)

Loss before income taxes	(54,578)	(2,648)
Income tax (benefit)/expense	(376)	247

Net loss	(54,202)	(2,895)

Net loss per share, basic	$(542.02)	$(28.95)
Net loss per share, diluted	$(542.02)	$(28.95)
Weighted average number of shares outstanding used in computing net loss per share, basic	100	100
Weighted average number of shares outstanding used in computing net loss per share, diluted	100	100

See accompanying notes to consolidated financial statements.

W3BCLOUD Partners Limited and Subsidiaries

Consolidated Statements of Shareholders’ Deficit

(In thousands)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ (deficit)
	Shares	Amount
Balance at January 1, 2020	100	$—	$—	$(10)	$(10)
Net loss	—	—	—	(2,895)	(2,895)

Balance at December 31, 2020	100	$—	$—	$(2,905)	$(2,905)

Stock compensation expense	—	—	51	—	51
Net loss	—	—	—	(54,202)	(54,202)

Balance at December 31, 2021	100	$—	$51	$(57,107)	$(57,056)

See accompanying notes to consolidated financial statements.

W3BCLOUD Partners Limited and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(54,202)	$(2,895)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,661	363
Stock based compensation	51	—
Deferred taxes	(400)	247
Digital assets received as revenue	(39,740)	(3,328)
Interest paid with digital assets	1,145	—
Realized gain on sale of digital assets	(3,323)	(121)
Unrealized loss on digital asset borrowings	54,366	3,517
Impairment of digital assets	23,162	—
Changes in operating assets and liabilities:
USDC	(2,104)	(745)
Deferred rent	842	—
Prepaid expenses and other current assets	(162)	(7)
Accounts payable and accrued expenses	3,868	819
Accrued interest	4,795	153

Net cash used in operating activities	(9,041)	(1,997)

Cash flows from investing activities:
Proceeds from sale of digital assets	1,589	5,437
Purchase of investments	(631)	(53)
Deposits on equipment	(10,123)	(142)
Purchase of property and equipment	(41,907)	(8,584)

Net cash used in investing activities	(51,072)	(3,342)

Cash flows from financing activities:
Liability due to proceeds from employee purchased options not yet issued	88	—
Proceeds from issuance of long-term debt	—	5,200
Proceeds from USDC borrowings	60,500	—

Net cash provided by financing activities	60,588	5,200

Net increase (decrease) in cash, cash equivalents and restricted cash	475	(139)
Cash, cash equivalents and restricted cash at beginning of period	621	760

Cash, cash equivalents and restricted cash at end of period	$1,096	$621

Cash, cash equivalents and restricted cash consisted of the following:
Cash and cash equivalents	1,096	621

Total cash, cash equivalents and restricted cash	$1,096	$621

Supplemental disclosure of cash flow information:
Cash paid for interest	2,361	—
Taxes paid	—	—
Supplemental schedule of non-cash investing and financing activities:
Digital assets borrowed	$50,934	$—

See accompanying notes to consolidated financial statements

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note 1: Organization

Nature of operations

W3BCLOUD Partners Limited (the “Company”), together with its subsidiaries (collectively, the “Group”), provides customized enterprise-grade storage and compute infrastructure to power Web3. Web3 is a decentralized blockchain-based network as compared to the internet we know today, popularly called Web2, that is characterized by centralized platforms and intermediaries. The Group operate a network of datacenters providing storage and compute infrastructure services for several of the leading Web3 protocols. The Group utilizes its own high-performance servers with graphic processing units (“GPUs”) to solve complex cryptographic algorithms and optimized storage servers to support decentralized storage protocols, which result in digital asset rewards. During the reporting period, the Group generated substantially all of its revenue by supporting the Ethereum (“ETH”) protocol, which resulted in an inventory of ETH generated that could be converted into fiat currency or held on the Company’s consolidated balance sheet.

W3BCLOUD Partners Limited is a private limited company incorporated and domiciled in Ireland on June 24, 2019. W3BCLOUD is headquartered in Dublin, Ireland. Wholly-owned subsidiaries of the Company include W3BCLOUD Inc., a Nevada corporation, W3BCLOUD Capital Inc., a Delaware corporation, W3BCLOUD Inc., a New York corporation, and W3BCLOUD Limited, a private limited company incorporated and domiciled in Ireland.

Capital equipment

The Group’s current focus is on its compute infrastructure services and building out its initial footprint of servers.

As of December 31, 2021, the Group operated several datacenters housing 103,593 GPUs and 8,690 central processing units (CPUs), which were deployed in the Group’s leased facilities in Texas and Washington state.

Note 2. Liquidity and Financial Condition

The Group has experienced recurring net losses. At December 31, 2021, the Group had cash balances of $1.1 million, negative working capital of $20.2 million, total shareholders’ deficit of $57.1 million and an accumulated deficit of $57.1 million. Although the Group has earned operating income for the years ended December 31, 2021 and 2020, to date, the Group has relied on debt financings to fund its operations. While the Group has experienced negative cash flows from operations, the Group believes its current cash on hand, available debt financing, including potential sales of current digital assets and expected earnings from operations will be sufficient to meet its operating and capital requirements for at least the next twelve months from the date these financial statements are issued.

Note 3. Summary of Significant Accounting Policies

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its majority-owned and controlled subsidiaries. The Company’s subsidiaries are entities in which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control. Consolidated subsidiaries’ results are included from the date the subsidiary was formed or acquired. Intercompany investments, balances and

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

transactions have been eliminated in consolidation. The Company’s consolidated operating subsidiaries (percentage owned at December 31, 2021 and 2020) consisted of; W3BCLOUD Limited, a private limited company incorporated and domiciled in Ireland (100%), W3BCLOUD Inc., a Nevada corporation (100%), W3BCLOUD Capital Inc., a Delaware corporation (100%), and W3BCLOUD Inc., a New York corporation (100%).

Reclassification

Certain prior period amounts have been reclassified to conform with the current period presentation. These reclassifications have no impact on the Group’s previously reported financial position, results of operation, and cash flows.

Subsidiary share subdivision

On September 3, 2021, W3BCLOUD Limited, a consolidated subsidiary of the Company, redesignated and subdivided its ordinary shares into 950,000 A class ordinary shares of USD $0.001 par value (“A Ordinary Shares”) and 50,000 B class ordinary shares of USD $0.001 par value (“B Ordinary Shares”). The 50,000 B class ordinary shares have been authorized for issuance in respect to option exercises by employees. As of December 31, 2021, all 950,000 Class A Shares had been issued to W3BCLOUD Partners Limited and were outstanding and no Class B shares were issued and outstanding.

Use of estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. The most significant accounting estimates inherent in the preparation of the Group’s financial statements include estimates associated with digital asset valuations, the useful lives and recoverability of long-lived assets, revenue recognition, impairment analysis of indefinite-lived intangibles, convertible notes, fair value of stock-based compensation awards, and the valuation allowance associated with the Group’s deferred tax assets.

All accounting policies have been applied consistently to all periods presented in these consolidated financial statements, except for new accounting standards adopted by the Group.

Foreign currency translation

The Group’s functional currency is the United States dollar (“USD”). The exchange rate as of the relevant consolidated balance sheet date is the one used to translate the asset and liability balances to USD. The consolidated statements of operations amounts are translated at the average exchange rates for the period. The net gains and losses resulting from foreign currency transactions are recorded in net income in the period incurred and recorded within other income (expense).

When there is a difference between the functional and local currencies, an entity is required to remeasure nonmonetary assets and liabilities from the local currency into the functional currency by using the historical exchange rate (i.e., the exchange rate that was in effect when the transaction was executed). Fluctuations in exchange rates will not impact the carrying amount of nonmonetary assets and liabilities (and will not give rise to remeasurement gains and losses for financial reporting purposes).

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Cash and cash equivalents

The Group considers all highly liquid investments with an original maturity of three months or less from the date of acquisition to be cash equivalents. The Group’s cash and cash equivalents consist of funds held in checking and savings accounts, which can be withdrawn at any time, without prior notice or penalty on the principal. From time to time, deposits may exceed the amounts insured by the Deposit Guarantee Scheme in Ireland, the Federal Deposit Insurance Corporation in the United States, or similar deposit insurance programs in other jurisdictions.

Restricted cash

Restricted cash balances are those which meet the definition of cash and cash equivalents but are not available for use by the Group. These restricted balances arise from bank balances pledged under contractual agreements and funds placed into escrow accounts for restricted use.

USDC

USD Coin or USDC is a stablecoin that is accounted for as a financial instrument; one USDC can be redeemed for one United States dollar on demand from the issuer.

Concentration of credit risk

The Group’s cash, cash equivalents and restricted cash are potentially subject to concentration of credit risk. Cash, cash equivalents and restricted cash are placed with financial institutions which are of high credit quality. The Group invests cash and cash equivalents primarily in highly liquid, highly rated instruments which are uninsured. The Group may also have deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation insurance limit of $250,000 in the United States and the Deposit Guarantee Scheme limit of €100,000 in Ireland. The Group also holds cash at crypto trading venues and performs a regular assessment of these crypto trading venues as part of its risk management process.

The Group held $2.8 million and $0.7 million of USDC as of December 31, 2021 and 2020, respectively. The underlying U.S. dollar denominated assets are recognized by the issuer, Circle Internet Financial, in U.S. regulated financial institutions on behalf of USDC holders.

Fair value measurements

The Group accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. The Group defines fair value as the exchange price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. To enhance consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1–	quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date

Level2 –	observable inputs other than the quoted prices included within Level 1 that are observable for asset or liability, either directly or indirectly, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 –	assets or liabilities whose significant value drivers are unobservable

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Group’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

Digital assets

Digital assets are included in non-current assets in the accompanying consolidated balance sheets. Digital assets purchased are recorded at cost and those awarded to the Group through its computing power activities are accounted for in connection with the Group’s revenue recognition policy disclosed below. Digital assets held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital assets at the time its fair value is being measured. The Group’s policy is to assess digital assets for impairment on a monthly basis, impairing the asset to the lowest intraday value in the month of review. The principal market is Kraken, which is one of the markets with the highest volumes and levels of activity. The Group has elected to review impairment more frequently than annually given the fluctuating nature of the digital assets held. The Company makes use of Bitwave, which is an automated system, to account for its digital assets.

In testing for impairment, the Group has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Group concludes otherwise, it is required to perform a quantitative impairment test. Given the fast-moving nature of digital asset prices, the Company typically bypasses the qualitative assessment and focuses on the quantitative impairment test. To determine impairment, at the end of each month we compare the carrying value of the digital asset(s) acquired to the lowest intraday value in the month of review. If the lowest intraday value in the month of review is lower than the existing carrying value then we impair the digital asset to the new, lower carrying value. An impairment loss is recognized and the loss establishes the new cost basis of the asset. Impairment expense is recognized in operating expenses in the consolidated statement of operations. Subsequent reversal of impairment losses is not permitted.

Holding digital assets involves a series of risks. The Group is exposed to various market specific risks which may include:

•

Volatility of digital asset values – The Group is subject to risks of volatility in the global digital asset markets. The value of digital assets held by the Group can decline rapidly, thus having an adverse effect on the Group. The relatively limited use of these assets compared to using them as a store of value contributes to its volatility.

•

Pricing – Various factors may influence the price of digital assets, including, but not limited to supply and demand, investor expectations regarding the rate of inflation, interest rates, exchange rates or future regulatory measures.

•

Protocol failures – Digital assets are created, issued, transmitted, and stored according to protocols run by a network of computers. It is possible that these protocols have undiscovered flaws that could result in financial loss to the holders of the digital assets. The protocol and network of computers may also suffer network-scale attacks against these protocols.

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

•	Scalability risk – Digital assets face significant scaling obstacles that can lead to high fees or slow transaction settlement times.

•

Loss of access risk – The loss or destruction of a private key needed to access digital assets held by the Group may be irreversible. Digital assets are controlled solely by the holder of the unique public key and the private key or keys related to the “digital wallet” in which an asset is held. Private keys must be safeguarded and kept secret to prevent a third party from accessing them. Any loss or destruction of the private keys could adversely affect the Group.

Management actively manages the risks associated with digital assets as mentioned above and reviews and monitors the risks in order to respond appropriately in a changing environment. Management stays abreast of the latest safeguarding strategies to ensure that the wallets associated with the digital assets are actively managed and that appropriate safeguarding measures are put in place.

Digital assets awarded to the Group through its compute infrastructure services are included within operating activities on the accompanying consolidated statements of cash flows. The sales of digital assets are included within investing activities in the accompanying consolidated statements of cash flows and any realized gains or losses from such sales are included in realized (gain) loss on sale of digital assets in the consolidated statements of operations. The Group accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting and uses a daily weighted average transaction price to calculate the underlying cost basis.

Restricted digital assets

Restricted digital assets are digital asset balances contractually pledged as collateral for digital asset borrowings and are not available for use by the Group. The Group records the digital assets being collateralized at cost, less any impairment. Restricted digital assets are classified as a separate line item in current assets within the consolidated balance sheets as the asset borrowings mature within 12 months of the balance sheet date, December 31, 2021.

Investments

The Group invests digital assets into decentralized finance (“DeFi”) liquidity pools to generate a return on investment where the Group does not have a controlling interest or significant influence. In exchange for the contribution of digital assets to a liquidity pool, liquidity pool tokens are received in exchange which represent a share of the total liquidity pool value. The digital assets invested are recorded at fair value on the investment date and are classified as held-to-maturity, with no recognition of unrealized gains and losses in the statement of operations. Liquidity pool tokens are recorded at their cost basis which is equal to the fair value of the digital assets contributed at the time of the contribution to the liquidity pool. On a quarterly basis, the values of the underlying digital assets are re-measured and the Group will record an impairment on the intangible assets, if the fair value decreases. When the digital assets are removed from the liquidity pool, a realized gain/loss is recorded for the difference between the fair value of the digital assets received from the liquidity pool (at the time of the exit from the liquidity pool) and the initial cost of the investment in the liquidity pool (the fair value of the digital assets transferred into the liquidity pool at the date of the transfer, as well as the cost of deploying digital assets into the liquidity pool). These investments are included in current assets under the title of “investments” in the accompanying consolidated balance sheets. Purchases and sale of investments by the Group, when realized in cash, are included within investing activities in the accompanying consolidated statements of cash flows.

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Property and equipment, net

Property and equipment are measured at cost, less accumulated depreciation. Cost includes expenditures directly attributable to the acquisition of the asset. Depreciation is computed using the straight-line method over the estimated useful life of the asset. The estimated useful lives of the Group’s property and equipment are generally as follows:

Computer hardware and equipment	5 years
Office equipment	2 years
Leasehold improvements	Shorter of useful life or remaining lease term

Subsequent expenditures relating to property and equipment are capitalized only when it is probable that future economic benefits associated with these will flow to the Group and the cost of the item can be measured reliably. Work in progress represents costs of property and equipment that have not been placed in service as of the end of the year, which accordingly leads to no depreciation being recorded. See Note 5 for additional information.

Deposits on equipment

Deposits on equipment are advances paid towards the acquisition of property and equipment outstanding as at each reporting date. The Group’s vendors supply equipment for the Group’s own digital asset operations. The vendor contracts involve an initial deposit, which are payable in advance of the actual delivery date in order to secure the raw materials and position in the production schedule. Once the property and equipment is ready for shipment, the final installment is made prior to release from the manufacturer.

Digital asset borrowings

The Group borrows digital assets from third parties on an unsecured basis. These digital assets are accounted for as indefinite lived intangible assets under ASC 350, Intangibles—Goodwill and Other, recognized at fair value on the date the digital assets are received with a corresponding liability, measured at fair value, being recorded under digital asset borrowings in the consolidated balance sheets on the date the digital assets are received. Such digital assets borrowed by the Group are reported in digital assets on the Group’s consolidated balance sheets. Although there are no restrictions in relation to the usage of these digital asset borrowings, some of these digital asset borrowings, specifically ETH, have been pledged as collateral to ensure the loan to collateral ratio of the USDC loans was met, and as such have been reported as restricted digital assets within the consolidated balance sheets (see Note 4 for additional information). Additionally, certain Filecoin borrowings have been utilized as staked collateral in order to provide storage services on the Filecoin network.

Pursuant to ASC 815, the borrowings are accounted for as hybrid instruments, with a debt host contract that contains an embedded derivative based on the changes in the fair value of the underlying digital asset. The debt host contract is carried at the fair value of the assets acquired and reported as digital asset borrowing in the consolidated balance sheets. The embedded derivative reflects the difference between the fair value of the amount borrowed and the fair value of the amount that will ultimately be repaid, based on the spot price of either ETH or FIL on the reporting date. The fair value of the embedded derivative is determined by using the closing USD daily exchange rate on the reporting date, based on the pricing of the underlying digital asset on the principal market, Kraken. The embedded derivative is accounted for at fair value, with changes in fair value recognized in unrealized loss on digital asset borrowings in the consolidated statements of operations. This embedded derivative is accounted for as a forward contract to exchange at maturity the fixed amount of the digital asset to be repaid. The embedded derivatives are included in digital asset borrowings in the consolidated balance sheets. See Note 6 for additional information.

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The terms of these borrowings are for a fixed term of two or three years from the drawdown date and repayable upon demand by the lender at maturity, based on certain criteria, unless repaid earlier by the Company at its election. These borrowings bear interest payable by the Company to the lender, which is based on a percentage of the amount borrowed (8% for the ETH borrowings and 12% for the FIL borrowings) and is accrued on a monthly basis. The interest paid on these digital asset borrowings is paid in the respective ETH and FIL digital assets. Refer to Note 6 for further information.

Derivative contracts

The valuation of derivative contracts is sourced from the associated underlying asset prices, various inputs, or a combination of these factors. Derivative contracts are recognized as either assets or liabilities at fair value in the consolidated balance sheets, with changes in their fair value recognized in other income (expense), net in the consolidated statement of operations.

When the Group borrows digital assets, an embedded derivative is recognized that reflects the differences between the fair value of the amount that will be repaid, based on changes in the current market price of the digital asset over the borrowing term, and the fair value of the amount borrowed, which is recognized on the borrowing effective date. The embedded derivative is accounted for as a forward contract, involving the Group paying a specified price in digital assets on a future maturity date.

USDC Borrowings

The Group borrows USDC on a secured basis, collateralized by required values of digital assets, specifically ETH. The digital assets which are used as collateral are reported as restricted digital assets within the consolidated balance sheets. The Group accounts for such borrowings as debt and classifies amounts due within one year or less as a current liability. See Note 6 for additional information.

Revenue recognition

The Group recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when the Group satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. At contract inception, the Group assesses its promise to transfer products or services to a customer to identify separate performance obligations. The Group applies judgement to determine whether each product or service promised to a customer is capable of being distinct and are distinct in the context of the contract. If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

•	Variable consideration

•	Constraining estimates of variable consideration

•	The existence of a significant financing component in the contract

•	Noncash consideration

•	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

The Group provides customized enterprise-grade storage and compute infrastructure to power Web3. Revenue is earned in the form of digital rewards for all operations.

Compute Operations

The Group enters into contracts with third party mining pool operators to provide compute power to the mining pools, which represents a single performance obligation. The customer in these transactions are the pool operators. Because the transactions are automated and managed by protocols, the Group does not have an explicit contract with the pool operators. The contracts are terminable at any time by either party and the Group’s enforceable right to compensation begins once the Group starts providing computing power to the pool operator. The electronic setup of the account that allows the Group to provide computer power with the pool serves as a binding agreement, as per industry practice. Additionally, due to the nature of the underlying blockchain algorithm and ecosystem, there is a common and binding understanding between the transaction initiator and the validators that a validator that successfully adds the next block to the blockchain is unconditionally entitled to the transaction fee of that transaction. The consideration is calculated at fair value when the digital asset is received. Revenue is recognized when the proceeds are deposited into the Group’s wallet based on the reward. There is no significant financing component in these transactions.

Storage Operations

The Group enters into contracts with the FIL protocol to deploy storage capacity to the Filecoin network and separately provided dedicated storage of discrete sectors of information. Each of the activities represents a distinct performance obligation to the Filecoin protocol. Storage transactions are automated and managed by the Filecoin protocol as the Group does not have an explicit contract with the Filecoin protocol. The contract is terminable at any time by the Group and the Group’s enforceable right to compensation begins once the Group starts deploying storage capacity to the Filecoin network. The electronic setup of the account that allows the Group to deploy storage capacity serves as a binding agreement. The consideration is calculated at fair value when the digital asset is awarded for deployed storage capacity and at inception of the storage term for dedicated sector storage. Revenue is recognized when the digital assets are provided to the Group which is when they are awarded for deployed storage and ratably over the storage term for dedicated sector storage. There is no significant financing component in these transactions.

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following table presents revenue of the Group disaggregated by digital asset received for the years ended December 31, 2020 and 2021 (in thousands):

	December 31,
	2021	2020
Compute:
Ethereum	$39,495	$3,322
Storage:
Filecoin	$187	$3
Other	$58	$3

Total Revenue	$39,740	$3,328

Business to Protocol: the Group deploys and operates business to protocol storage and compute infrastructure to support a particular protocol and in return the protocol rewards the Group with its native token. Every protocol has its own infrastructure requirements and associated rewards structure.

•

Proof-of-Work – Ethereum – The Group provides computing power to a third-party pool to win the right to issue a new block and insert transactions inside said new block. The protocol rewards the pool and the pool distributes these reward in ETH to the Group and others. The probability of earning a reward is based on the computing power provided by the pool to the network and a randomness factor included in the protocol. Revenue is recognized when the pool is successful in issuing a new block and received in whole and fractional units of ETH on approximately a daily basis.

•

Proof-of-Spacetime – Filecoin – The Group deploys and maintains digital storage capacity to the protocol. The Group also stores specific sectors of data for the protocol over a fixed term. The probability of earning a reward for deployed storage is based on the amount of deployed storage verified by the network and rewards are recognized once awarded by the protocol. Rewards for data storage services are earned as the Group successfully validates the stored data each day of the storage term and are recognized ratably over the storage term. Rewards for deploying storage to the network are received in whole and fractional units of FIL on approximately a daily basis and rewards for data storage are received in fractional units of FIL, also on a daily basis.

The following table presents revenue of the Group disaggregated by the nature of such revenues for the years ended December 31, 2020 and 2021 (in thousands):

	December 31,
	2021	2020
Proof-of-Work	$39,495	$3,322
Proof-of-Spacetime	187	3
Other	58	3

Total Revenue	$39,740	$3,328

For all operations where compensation is received in the form of a digital asset, the fair value of the digital asset award is determined using the average USD daily exchange rate, based on Kraken pricing, at the time of receipt. Fair value is the price that would be received to sell an asset in an orderly transaction between market

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

participants at the measurement date in the Group’s principal market for such transactions. The Group considers only digital currency exchanges that have sufficient volume and liquidity, have a U.S. presence, have an online platform, and publish transaction price and volume data continuously as “principal markets.” The principal market, Kraken, must also be compliant with U.S. federal and state licensing requirements and practices regarding anti-money laundering procedures.

The Group’s operations involve providing compute resources to mining pools on a continual basis. The Group can contribute compute resources to numerous readily available mining pools, however a significant amount of our compute revenue has been generated from one mining pool. This concentration of revenue reflects the Group’s strategy to maximize profit on their resources as payout formulas implemented by pool operators reward less to miners that frequently switch between pools. For the year ended December 31, 2021, a single mining pool represented 89% of our compute revenues and for the year ended December 31, 2020, a single, but different, mining pool represented 100% of our compute revenues.

The nature of the Group’s business requires the application of complex financial accounting rules, which are subject to interpretation by various regulatory bodies that promulgate accounting principles. Management has exercised significant judgment in determining the appropriate accounting treatment, considering the limited precedents for the financial accounting of crypto assets. If there are changes in the regulatory or accounting standards, the Group may be required to restate its financial statements and change its accounting methods, which could have an adverse impact on the Group’s consolidated financial position and results from operations.

Cost of revenue

The Group’s cost of revenue consists primarily of direct costs related to computing power supply and operations, depreciation of equipment, lease agreements, electric power costs, other utilities, labor, and license fees.

Selling, general and administrative

Selling, general, and administrative expenses include costs related to advertising and marketing programs, and those that are incurred to support the Group’s business, including legal, finance, compliance, human resources, management fees, customer support and other administrative services. Selling, general and administrative expenses also include software subscriptions for support services, personnel-related expenses, facilities and equipment costs, sales and property taxes and other general overhead. Selling, general and administrative costs are expensed as incurred.

Stock-based compensation

W3BCLOUD Limited, a subsidiary of the Company, recognizes stock-based compensation expense using a fair-value based method for costs related to stock-based payments issued under W3BCLOUD Limited’s equity incentive plan, including options granted to employees, directors and non-employees.

W3BCLOUD Limited estimates the fair value of stock options with only service-based conditions on the date of grant using the Black-Scholes-Merton options pricing model. The fair value of the stock option is expensed over the requisite service period which is typically the vesting period and the graded vesting attribution method is used to calculate expense recognition. Exercise price of the stock options issued under the W3BCLOUD Limited’s equity incentive plans are granted at equal to no less than the market price of W3BCLOUD Limited’s stock at the date of grant and expire up to ten years from the date of grant.

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The model required management to make a number of assumptions which represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment, including the fair value and expected volatility of the W3BCLOUD Limited’s underlying share price, expected life of the option, risk-free interest rate, expected dividend yield, and discount for lack of marketability.

Expected volatility - The expected volatility assumptions are based upon an analysis of the historical volatility of guideline public companies and factors specific to W3BCLOUD Limited, including but not limited to size, expected growth and relative risk as no trading history for W3BCLOUD Limited is available.

Expected term - W3BCLOUD Limited uses the simplified method, which estimates the expected term using the mid-point of the contractual life of the option and the vesting period for each grant.

Risk-free interest rate - The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury bond with a maturity that closely approximates the estimated expected term.

Expected dividend yield - The expected dividend yield assumption is based on W3BCLOUD Limited’s history and expectation of no dividend payouts.

Discount for lack of marketability - The discount for lack of marketability is selected from a range of results from selected put options models.

Forfeitures are accounted for as they occur, as elected and permitted by ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). Ultimately, the actual expenses recognized over the vesting period will be for those shares that vested.

Income taxes

The Group accounts for income taxes using FASB ASC 740, Income Taxes (“ASC 740”) which requires, among other things, an asset and liability method to calculating deferred income taxes. Under asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Group records valuation allowances against deferred tax assets when it is more likely than not that some or all the deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pre-tax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods.

The Group accounts for the uncertainty in income taxes as prescribed by the minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Any subsequent changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest and penalties related to unrecognized tax benefits within income tax expense in the consolidated statement of operations. Accrued

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

interest and penalties are included in accrued interest in the consolidated balance sheets. No penalties or interest have been recognized or accrued for unrecognized tax benefits for the years ended December 31, 2021 and 2020.

The Group is subject to income tax examinations for all years since inception.

Interest income

The Group holds accounts in BTC, ETH, or USDC with BlockFI Lending, LLC (“BlockFi”). BlockFi pays the Group a predetermined monthly interest fee, paid out on the last day of every month based on the digital assets on deposit with BlockFi.

Segment reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision–making group in deciding how to allocate resources to an individual segment and in assessing performance. The Group’s chief operating decision-makers are comprised of the chief executive officer and chief financial officer. These decision makers review financial information on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. While the Group does have revenue from multiple products and geographies, no measures of profitability by product or geography are available, so discrete financial information is not available for each such component. As such, the Group has determined that it operates as one operating segment and one reportable segment.

Leases

Under ASC 840, leases are classified as either operating or finance at inception. For operating leases, over the term of the relevant lease, its rent expenses are recognized over a straight-line basis. If the Group’s lease agreements contain renewal options or tenant improvement allowances, the Group records deferred rent assets or liabilities on the consolidated balance sheets equal to the difference between the cash rental payments and the rent expense.

Accounting pronouncements pending adoption

In February 2016, the FASB issued ASU No. 2016-02, Leases, and subsequent amendments to the initial guidance: ASU 2018-10, ASU 2018-11 and ASU 2019-10 (referred to collectively as “Topic 842”). The new standard requires lessees to record assets and liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. This update requires the use of a modified retrospective method at transition which results in a cumulative-effect adjustment to be made on the initial date of adoption for existing leases. The FASB deferred the effective date for non-public entities to annual reporting periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Considering that ASC 842 will not be adopted until January 1, 2022 and reflected in the year-end 2022 financials, the Group is still evaluating the effect that implementation of this standard will have on the Group’s consolidated operating results, cash flows, financial condition and related disclosures.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(Subtopic 815-40), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2023 and the interim periods within the fiscal years thereafter, as the Group is an emerging growth company. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Group is evaluating the impact the adoption will have on its consolidated financial statements and related disclosures. The Group does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”), which removes certain exceptions for investments, intra-period allocations and interim calculations and adds guidance to reduce complexity in accounting for income taxes. ASU 2019-12 is effective for non-public companies for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, beginning after December 15, 2022; early adoption is permitted. The Group does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

Note 4. Digital Assets

Digital assets, restricted and non-restricted, were comprised of the following at December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Ethereum (ETH) – restricted	$41,578	$—
Ethereum (ETH)	24,899	1,735
Bitcoin (BTC)	1,633	64
Filecoin (FIL) – restricted	63	—
Filecoin (FIL)	1,727	—

	$69,900	$1,799

The following table comprises the underlying amount of digital assets, restricted and non-restricted, at December 31, 2021 and 2020:

	December 31,
	2021	2020
Ethereum (ETH) – restricted	26,265	—
Ethereum (ETH)	9,894	3,445
Bitcoin (BTC)	44	3
Filecoin (FIL) – restricted	2,858	—
Filecoin (FIL)	51,118	—

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following table presents additional information for non-restricted digital assets for the year ended December 31, 2021 and 2020 (in thousands):

	Year Ended December 31,
	2021	2020
Beginning balance – January 1	$1,799	$—
Digital assets received as revenue	39,740	3,328
Digital assets borrowed	50,934	3,787
Interest paid with digital assets	(1,145)	—
Proceeds from sale of digital assets	(1,589)	(5,437)
Impairment of digital assets	(8,972)	—
Transfer to restricted digital assets	(55,830)	—
Realized gain on sale of digital assets	3,323	121

Ending balance – December 31	$28,260	$1,799

The following table presents additional information for restricted digital assets for the year ended December 31, 2021 and 2020 (in thousands):

	Year Ended December 31,
	2021	2020
Beginning balance – January 1	$—	$—
Reduction of collateral	—	—
Addition of collateral	55,830	—
Impairment of digital assets	(14,190)	—

Ending balance – December 31	$41,640	$—

The Group entered into certain loan agreements with BlockFi during 2021 that require collateral of digital assets, specifically ETH. The loan agreements are entered into at a loan-to-value of 50% with the potential of a margin call when loan-to-value is at or greater than 70%. The Group can request a collateral release if the market value of the underlying digital asset increases resulting in a loan-to-value less than 50%. Due to the market changes in the valuation of ETH, the required collateral at December 31, 2021 was decreased from 34,051 to 26,265 ETH. The Group noted that the required loan-to-value ratios were met for all the BlockFi debts outstanding as of December 31, 2021.

Restricted digital assets are classified as a separate line item included in current assets within the consolidated balance sheets. The Group records the digital assets (i.e. ETH) being collateralized at cost, less any impairment.

As of December 31, 2021, the Group recorded $23.2 million of total impairment, involving both unrestricted and restricted digital assets. The Group did not record any impairment in 2020.

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note 5. Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,
	2021	2020
Computer hardware and equipment	$36,420	$4,091
Work in progress	14,035	4,493
Leasehold improvements	1,610	—

Total cost of property and equipment	52,065	8,584
Less accumulated depreciation	(3,024)	(363)

Property and equipment, net	$49,041	$8,221

The Group places orders with a number of suppliers who require advanced payments, or deposits on equipment, to secure the production of GPUs and server equipment. As of December 31, 2021, these advanced payments totaled $10.5 million and were classified as deposits on equipment on the accompanying consolidated balance sheets and as an investing activity on the statement of cash flows. Work in progress represents costs of property and equipment that have not been placed in service as of the end of the year, and accordingly, no depreciation was recorded.

Work in progress

For the periods ended December 31, 2021 and December 31, 2020, the Group had $14.0 million and $4.5 million of cost included as work in progress. The Group began its expansion of the space utilized at data centers in Texas and Ohio during Q1 2022, which required a build up of work in process equipment prior to installation. The expansion into new colocation data centers should allow the Group to deploy the hardware to support existing and new protocols. The work in progress includes GPUs, enclosures, servers, equipment and associated cost. The Company has purchased and built work in process equipment in an attempt to avoid delays with installation and quickly assemble when all parts are received. Work in progress will be placed in service upon completion of installation.

As of December 31, 2021 and December 31, 2020, the Group had 17,293 and 22,449 GPUs included in work in progress, respectively, with the expectation they will be installed within 12 months. Upon being placed in service, the finished equipment will be depreciated over the estimated useful life as disclosed in Note 1.

Depreciation expense of $2.7 million and $0.4 million for the year ended December 31, 2021 and 2020, respectively, was recorded within cost of revenue in the Group’s consolidated statement of operations.

Depreciation is computed on the straight-line basis for the periods the assets are in service. There were no impairment charges for the years ended December 31, 2021 and 2020.

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note 6. Loans and Borrowings

Long-term debt

Long-term debt was comprised of the following at December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Unsecured promissory note	$1,000	$1,000
Contingent convertible notes	5,200	5,200
Notes payable—data center build-out	1,574	—
Less: current portion of long-term debt	(6,709)	—

Long-term debt	$1,065	$6,200

Unsecured promissory note—On November 14, 2019, the Group issued a $1.0 million unsecured promissory note with a three-year term, bearing interest at 8% per annum. The Group makes quarterly interest-only payments with the principal owed at the end of the three-year term. The amount outstanding as of December 31, 2021 and 2020 was $1.0 million and $1.0 million, respectively.

In addition to the promissory note, W3BCLOUD Limited issued a warrant allowing the lender the right to purchase up to $0.1 million in W3BCLOUD Limited equity at any time prior to the end of the three-year term. The price per share and terms of shares will be materially the same as those offered to investors in the immediate previous qualified financing. The qualified financing is defined as any equity investment into W3BCLOUD Limited of at least $50.0 million at Series A and at least $100.0 million at Series B. A qualified financing event has not occurred and thus the warrant is subject to a contingent event and not eligible to be exercised until a qualified financing takes place. As of December 31, 2021, the warrant had not been exercised.

Further, the lender made a binding commitment to invest $1.0 million at each of the Series A and Series B qualified financing events. The lender had the option to make these binding commitments either as a further note identical to the one previously entered into, or on the same terms as the equity investors in each of the Series A and Series B rounds, subject to the Group’s board approval.

This loan matures within 12-months of the balance sheet date, December 31, 2021 and has been classified as a current liability.

Contingent convertible notes—At various dates between March 23, 2020 and December 1, 2020, the Group issued contingent convertible notes totaling $5.2 million, each with a two-year term and payable at the request of the lenders, bearing interest at 5% per annum.

All contingent convertible notes are set to mature within 12 months of the balance sheet date and payable only upon demand by the note holder. The notes were classified as liabilities and measured at cost, which approximates fair value on the issuance date, with changes in fair value (if any) recognized as other income (expense) on the consolidated statements of operations.

Each loan is automatically convertible into fully paid conversion shares, prior to the maturity date, issued in the Group’s next qualified financing at a price equal to the lesser of (i) 75-80% of the price of a share sold in the Group’s next qualified financing and (ii) the price determined by dividing a market-value quotient cap ranges from $60.0 million to $64.0 million by the Group’s fully diluted capitalization. As of December 31, 2021, the notes had not been converted.

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

On February 26, 2022, the parties agreed to extend the maturity date of the 5% fixed rate unsecured convertible note entered into with a limited partnership on March 23, 2020, with a principal value of $2.5 million. The Group agreed to extend the maturity date of the note to July 7, 2022.

Of the remaining $2.7 million of contingent convertible notes, $1.2 million had matured as of the date the financial statements were available to be issued. Although matured, the contingent convertible notes continue to accrue interest and are not considered past due until the lender requests payment in writing, which has not occurred at the time the financial statements were available to be issued.

Notes payable—data center build-out - In connection with the data center lease for the facility located in Texas, commencing on November 3, 2021, the Group entered into a financing arrangement with the lessor to complete the buildout of the newly leased space. The Group financed a total of $1.6 million, bearing a 4.5% annual interest rate, which is payable monthly over three years. Interest expense on the notes has been recognized based on an effective interest rate of 5%. See Note 12 for additional information pertaining to the lease commitment.

Pursuant to the agreements, the Group’s obligations from the long-term debt are unsecured. The agreements contain standard warranties, covenants, and customary representations that generally favor the lenders. As of December 31, 2021 and 2020, the Group was in compliance with all of its covenants.

As of December 31, 2021, debt maturities were as follows (in thousands):

Year ending December 31,	Amount
2022	$6,709
2023	532
2024	533

Total	$7,774

Digital Asset Borrowings

The following table presents additional information for digital asset borrowings for the year ended December 31, 2021 and 2020 (in thousands):

	Year Ended December 31,
	2021	2020
Beginning balance – January 1	$7,304	$—
Additional digital assets borrowed	50,934	3,809
Change in fair value of interest accrued on digital assets borrowed	(203)	(22)
Unrealized gain (loss) on digital asset borrowings	54,366	3,517

Ending balance – December 31	$112,401	$7,304

On October 14, 2020, the Group entered into an unsecured loan agreement with a related party for 10,000 ETH. The loan is expected to be repaid with receipts from ETH denominated earnings and requires interest-only payments at each calendar quarter-end date. The loan has a three-year maturity from the drawdown date, November 3, 2020. The term of this borrowing is fixed and bears a fee payable by the Group to the lender at 8.0% per annum. The loan fee is recognized on an accrual basis and is included in interest expense in the consolidated statements of operations.

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

On March 16, 2021, the Group entered into an unsecured loan agreement with a related party for 20,000 ETH. The loan requires interest-only quarterly payments and has a two-year maturity from the drawdown date, which was May 24, 2021. The loan has an annual interest rate of 8.0% and both principal and interest are due in ETH.

On July 21, 2021, the Group entered into an unsecured loan agreement with a shareholder affiliate for 200,000 FIL. The loan requires interest-only quarterly payments and has a two-year maturity from the drawdown date, which was August 25, 2021, for the first 50,000 FIL drawdown. The loan has an annual interest rate of 12.0% and both principal and interest are due in FIL. Pursuant to the FIL term loan agreement, there was a $0.1 million FIL drawdown on January 18, 2022.

Each of the aforementioned digital asset borrowings is viewed as a debt host and an identified embedded derivative. The embedded derivative is recognized relating to the differences between the fair value of the amount borrowed and the fair value of the amount that will ultimately be repaid, based on the spot price of either ETH or FIL on the reporting date. This embedded derivative is accounted for as a forward contract to exchange at maturity the fixed amount of the digital asset to be repaid.

USDC Borrowings

At various dates between May 4, 2021, and December 31, 2021, the Group entered into loan agreements with BlockFi totaling 60,500,000 USDC, each with a one-year term, bearing interest rates ranging from 5.25% to 9.5%, with interest payable monthly in USDC, and with digital assets (i.e. ETH) used as collateral. These BlockFi loans were received in USDC. Although there are no new loans in 2022, there was a contract change from the BlockFi interest account to an institutional account. The weighted average interest rate for the USDC borrowings was 7.97% at December 31, 2021 and there were no USDC borrowings in 2020. The Group initially collateralized the loans with ETH at 50% of the borrowed value and are required to maintain a loan to value ratio where the outstanding principal balance of the loan cannot be greater than 70% of the market value of the collateral. The Group can request a collateral release if the market value of underlying digital asset increases. Due to the increase in the fair value of ETH, the required collateral at December 31, 2021 decreased.

The Group accounted for these USDC borrowings as debt, classified in current liabilities as the loans are due within one year as of December 31, 2021. The Group notes that the required loan to value ratios were met for all the BlockFi loans outstanding as of December 31, 2021.

Note 7. Fair Value Measurements

The following table sets forth by level, within the fair value hierarchy, the Group’s assets and liabilities measured and recorded at fair value on a recurring basis (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities
Digital asset borrowings	—	112,400	—	112,400

Total liabilities	—	112,400	—	112,400

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Digital asset borrowings	—	7,304	—	7,304

Total liabilities	—	7,304	—	7,304

The Group did not make any transfers between the levels of the fair value hierarchy during the years ended December 31, 2021 and 2020.

Assets and liabilities measured and recorded at fair value on a non-recurring basis

The Group’s non-financial assets, such as property and equipment, and digital assets are adjusted to fair value when an impairment charge is recognized.

Financial assets and liabilities not measured and recorded at fair value

The Group’s financial instruments, including cash and cash equivalents, restricted cash, USDC, deposits on equipment, prepaid expenses and other current assets, accounts payable, accrued expenses and accrued interest have fair values which approximate their carrying value due to their short-term maturities.

The carrying amounts of short-term debt, long-term debt and USDC borrowings approximate their fair values. The carrying amounts and estimated fair values of these are as follows (in thousands):

	December 31, 2021		December 31, 2020
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
USDC borrowings	60,500	60,500	—	—
Current portion of long-term debt	6,709	6,709	—	—
Long-term debt	1,065	1,065	6,200	6,200

Note 8. Shareholders’ Equity

Ordinary shares

The share capital of the Company at December 31, 2021 and 2020 was 100 ordinary shares with a par value of $1.00 per share. Each holder is entitled to participate in dividends, and to share in the proceeds of the Group in proportion to the number of and amounts paid on the shares held. Every holder of the equity shares, as reflected in the records of the Group, shall have one vote in respect of each share held for all matters submitted to vote in the shareholder meeting.

Share Options

The Group adopted the W3BCLOUD Limited 2021 Share Option Plan (“the Plan”), representing up to 50,000 B Ordinary Shares in the capital of W3BCLOUD Limited. Options granted under the Plan may be granted for contractual periods of ten years and at prices determined by the Board of Directors. On November 1, 2021, W3BCLOUD Limited granted 35,000 B Ordinary Share options to employees and advisors under the Plan with three-year or four-year vesting periods, expiring 10 years from the grant date in October 2031. On December 23, 2021, W3BCLOUD Limited granted an additional 6,500 B Ordinary Share options to employees and advisors under the Plan on the same terms. No holders of B Ordinary Share options had been issued B Ordinary Shares as of December 31, 2021.

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

A summary of the stock options as of December 31, 2021 and changes during year ended is as follows:

	Options Outstanding	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (Years)
Balance at January 1, 2021	—	$—	—
Granted	41,500	3.06	—
Exercised	(28,645)	3.06	—
Forfeited	—	—	—

Balance at December 31, 2021	12,855	$3.06	6.70

Unvested or expected to vest after December 31, 2021	12,147	$3.06	6.70
Vested and exercisable as of December 31, 2021	708	$3.06	6.70

During December 2021, the Company received $87,725 in cash as part of duly executed notices for option exercises by certain employees to receive B Ordinary Shares in W3BCLOUD Limited. The issuance of B Ordinary Shares with respect to exercised options requires that the W3BCLOUD Limited board approves the issuance of the new shares, new share certificates be issued to shareholders, the register of members be updated, and the allotments of shares being registered with the Companies Registration Office in Ireland. These actions have not taken place with respect to those B Ordinary Shares as of December 31, 2021. Therefore, the amount received is reported under accrued expenses.

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the W3BCLOUD Limited’s ordinary shares for those stock options that had exercise prices lower than the fair value of the W3BCLOUD Limited’s ordinary shares. As of December 31, 2021, there was no aggregate intrinsic value of options because the exercise price was identical to the market price of the underlying securities.

During the year ended December 31, 2021, W3BCLOUD Limited granted stock options to purchase 41,500 shares of B Ordinary Shares, with a weighted-average grant date fair value of $2.20 per share.

During the year ended December 31, 2021 and 2020, the Group recognized $51,024 and $0 of stock-based compensation expense related to stock options, respectively. As of December 31, 2021 and 2020, there was total unrecognized compensation costs of $40,141 and $0 related to unvested stock options, respectively. These costs are expected to be recognized over a weighted average period of approximately 3.32 years.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated value of the options granted were as follows:

Year ended December 31, 2021
Dividend yield	0.0%
Expected volatility	90.0%
Expected term (years)	3.0 years
Risk-free interest rate	0.4%
Selected discount for lack of marketability	50.0%
Fair value of share price	$2.20

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note 9. Related Party Transactions

Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of the Group’s latest fiscal year or any currently proposed transaction. The review includes any material amendment or modification to an existing related party transaction. The Group has defined related persons as members of the Board, executive officers, principal owners of the Group’s outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over the Group’s management or operations.

As discussed in Note 6, Loans and Borrowings, the Group was loaned a total of $5.2 million at various points throughout 2020, of which $2.7 million was loaned by a shareholder to fund the purchase of computer hardware and equipment. The loans mature two years from the issuance date and incur simple interest at 5.0% per annum. Under the related party note, neither interest nor principal is owed prior to maturity and therefore accumulated interest expense on these loans totaled $0.1 million and $57.6 thousand for the years ended December 31, 2021 and 2020, respectively.

As previously discussed in Note 6, the Group entered into agreements with related parties for loans denominated in ETH and FIL. On October 14, 2020, the Group entered into a loan agreement with a related party for 10,000 ETH. On March 16, 2021, the Group entered into an unsecured loan agreement with a related party for 20,000 ETH. On July 21, 2021, the Group entered into an unsecured loan agreement with a shareholder affiliate for 200,000 FIL.

The Group incurred consultancy and legal expenses totaling $0.1 million and $0.1 million, paid by one of the shareholders on behalf of the Group in 2021 and 2020, respectively. The Group reimbursed the shareholder of such expenses within the same year. Finally, the Group paid management fees in the amount of $1.3 million and $0.5 million to two founding shareholders during the years ended December 31, 2021 and 2020, respectively.

Note 10. Income Taxes

The provision for income taxes for the years ended on December 31, 2021 and 2020 consists of the following (in thousands):

	Year Ended December 31,
	2021	2020
Current
Federal	$—	$—
State	14	—
Foreign	10	—

Total current	24	—

Deferred
Federal	3,965	406
State	6	—
Foreign	(4,371)	(159)

Total deferred	(400)	247

Total provision for income taxes	$(376)	$247

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The effective income tax rate differs from the statutory federal income tax rate as follows:

	Year Ended December 31,
	2021	2020
Provision for income taxes at Irish statutory rate	12.50%	12.50%
Permanent difference	(13.51)	—
Foreign rate differential	1.84	23.81
Other	(.16)	(1.34)

Effective tax rate	0.67%	34.97%

The tax effects of temporary differences that give rise to the deferred tax asset and deferred tax liability at December 31, 2021 and 2020 consisted of (in thousands):

	December 31, 2021	December 31, 2020
Deferred tax assets:
Net operating loss carryforward	$902	$463
R&D tax credit	25	9
Deferred rent	176	—
Impairments	6,332
Other	73

Total deferred tax assets	7,508	472
Valuation allowance	(132)	—

Net deferred tax assets	7,376	472
Deferred tax liabilities:
Fixed assets	(7,224)	(719)

Total deferred tax liabilities	(7,224)	(719)

Total net deferred tax asset (liability)	$152	$(247)

The following table represents the jurisdictional netting of the deferred tax asset and deferred tax liability, as disclosed in the consolidated balance sheets, at December 31, 2021 and 2020 (in thousands):

	December 31, 2021	December 31, 2020
Irish deferred tax asset	$4,529	$159
US deferred tax liability	(4,377)	(406)

Total net deferred tax asset (liability)	$152	$(247)

The Group has generated a net operating loss carryforward for tax purposes of approximately $3.6 million in the United States, which can be carried forward to offset future taxable income. This United States net operating loss carryover will not expire. Ordinary losses in Ireland generated in 2021 were used against the taxable profit in 2021 resulting in a current tax liability of $10 thousand.

	Gross amount	Expiring
Federal net operating loss carryforward	$3,661	Indefinite
Foreign net operating loss carryforward	132	2032

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deductible temporary differences reverse. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. It is more likely than not that the deferred income tax assets will be realized with the exception of the net operating loss in Ireland, therefore a valuation allowance has been recorded for the year ended December 31, 2021 in the amount of $0.1 million.

The Group did not record any penalties or interest related to income taxes or uncertain tax positions on the consolidated balance sheets as of December 31, 2021 and 2020. In addition, the Group did not record any penalties or interest related to income taxes on the consolidated statements of operations during the years ended December 31, 2021 and 2020.

Note 11. Net Loss Per Share

The Company had 100 shares of common stock at $1 par value, which were issued and outstanding for all periods presented. The Company’s consolidated subsidiary, W3BCLOUD Limited, redesignated and subdivided its ordinary shares into 950,000 A class ordinary shares of USD $0.001 par value (“A Ordinary Shares”).

The following table reflects the computation of basic and diluted net loss per share:

	Year Ended December 31,
	2021	2020
Numerator:
Net loss	$(54,202)	$(2,895)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	100	100

Net loss per share attributable to common stockholders, basic and diluted	$(542.02)	$(28.95)

W3BCLOUD Limited had contingent convertible notes issued that would have been convertible into common stock prior to the maturity date assuming a price equal to the lesser of (i) 75-80% of the price of a share sold in W3BCLOUD Limited’s next qualified financing and (ii) the price determined by dividing a market-value quotient cap ranges from $60.0 million to $64.0 million by W3BCLOUD Limited’s fully diluted capitalization. As of December 31, 2021, and 2020, the notes had not been converted. The conversion and subsequent issuance of shares are contingent upon the completion of the proposed business combination. The contingency was not resolved as of December 31, 2021 and thus the shares were excluded from the diluted net loss per share computation for the period ended December 31, 2021 and December 31, 2020.

The warrant previously mentioned in Note 6, held at W3BCLOUD Limited, has not been exercised as of December 31, 2021. The warrant is contingent and not eligible to be exercised unless and until a qualified financing event takes place for W3BCLOUD Limited. If a qualified financing event takes place and once the warrant is exercised, the shares would be included in the denominator basic weighted average shares outstanding calculation. The contingency was not resolved as of December 31, 2021 and thus the warrant was excluded from the diluted net loss per share computation for the period ended December 31, 2021 and December 31, 2020.

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The share options discussed in Note 8 were excluded from the calculation of diluted net loss per share because to do so would have been anti-dilutive.

Note 12. Leases

The Group leases five data center facilities. During 2021, the Group entered into two separate agreements to lease data centers in Washington and Texas, with three-year and four-year terms, respectively. For the Washington lease, the contract commenced on April 12, 2021 and does not have renewal terms or escalation clauses. There are restrictions on subletting, making alterations, and permitted usage.

The Group recognizes rent expense on a straight-line basis, over the non-cancellable lease term and records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability. Total rent expense under the operating leases was $1.8 million and $0 million for the years ended December 31, 2021 and 2020, respectively, and is included in cost of revenue in the consolidated statement of operations.

The future minimum rental commitments required under these long-term leases, with an initial term of more than one year are estimated as of December 31, 2021 is as follows (in thousands):

2022	$7,048
2023	7,234
2024	6,100
2025	5,201
2026	—
Thereafter	—

Total minimum payments	$25,583

Note 13. Contingencies

The Group, and its subsidiaries, may be subject at times to various claims, lawsuits and governmental proceedings relating to the Group’s business and transactions arising in the ordinary course of business. The Group is not aware of any claims, lawsuits, or proceedings to which the Group is subject to either individually, or in the aggregate.

Note 14. Subsequent Events

The Group has evaluated events and transactions for potential recognition and disclosures in the consolidated financial statements through July 6, 2022, the date the consolidated financial statements were available to be issued.

On January 2, 2022, the Group lost approximately $0.1 million or 20% of its DeFi investment as a result of an illicit cryptocurrency scam. The Group had approximately 1.53 BTC and 38.69 ETH, respectively, in a yield farming protocol . Although the Group confirmed the DeFi protocol was audited and approved by a security audit firm, the developers subsequently abandoned the project after receiving substantial investments, transferring a total of $10 million in user funds to unverified pools, which were subsequently converted into ETH and further swapped for Tether (“USDT”).

W3BCLOUD Partners Limited and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

On February 10, 2022, the Group entered into an agreement to lease certain space and power rights within a data center located in Cincinnati, Ohio with an initial three-year term, commencing in March 2022. The minimum rental costs are approximately $0.1 million per month. There are no renewal or extension terms and the Group is required to pay $0.06 million as a security deposit. The lease does not involve a transfer of ownership or bargain purchase option.

On February 24, 2022, Russia began its invasion of Ukraine, leading to geopolitical instability, resulting in economic uncertainty and capital markets disruption. The Group’s business, financial condition, and results of operations may be materially adversely affected by the conflict in Ukraine, particularly the high inflation and thus higher energy costs incurred during compute infrastructure services. Moreover, cryptocurrency activity is restricted in Russia and there are heightened cybersecurity risks.

During the months of May and June 2022, the Group fully repaid all BlockFi loans of 60,500,000 USDC.

On June 8, 2022, the Group entered into an agreement for a $5.0 million equity commitment into the Company’s private placement to be fully funded on or around the announcement date of a potential business combination.

On June 29, 2022, management of the Group established W3BCLOUD Holdings Inc. to hold the equity interest in the Company. In a series of transactions on July 1, 2022, the shareholders of the Company contributed 100% of the ownership interest in the Company to W3BCLOUD Holdings Inc. in a common control transaction. The shareholders of the Company subscribed for newly issued common stock of W3BCLOUD Holdings Inc., the ordinary shares of the Company held by the shareholders were redesignated as redeemable ordinary shares, W3BCLOUD Holdings Inc. subscribed for newly issued ordinary shares of the Company and the redeemable ordinary shares of the Company held by the shareholders were redeemed.

W3BCLOUD Holdings Inc. and Subsidiaries

Condensed Consolidated Financial Statements

as of December 31, 2021 and September 30, 2022 (Unaudited),

and for the nine months ended September 30, 2021 and 2022 (Unaudited)

W3BCLOUD Holdings Inc. and Subsidiaries

W3BCLOUD Holdings Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except shares and per share data)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$6,274	$1,096
USDC	—	2,848
Restricted digital assets	606	41,640
Deposits on equipment	473	10,506
Investments	368	684
Prepaid expenses	2,579	90
Other current assets	1,700	80

Total current assets	12,000	56,944

Digital assets	1,014	28,260
Property and equipment, net	38,352	49,041
Deferred tax asset	6,741	4,529

Total assets	$58,107	$138,774

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$5,447	$1,566
Accrued expenses	4,270	3,209
Accrued interest	4,652	5,161
Current portion of long-term debt	23,310	6,709
Current portion of digital asset borrowings	26,858	—
USDC borrowings	—	60,500
Current portion of deferred rent	118	23

Total current liabilities	64,655	77,168

Deferred rent	711	819
Long-term debt	897	1,065
Digital asset borrowings	14,140	112,400
Deferred tax liability	—	4,377

Total liabilities	80,403	195,829

Contingencies-Note 13
Shareholders’ equity (deficit)
Class A common stock, $0.001 par value per share, 875,000 authorized, 522,500 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	1	1
Class B common stock, $0.001 par value per share, 450,000 authorized, 427,500 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	51	51
Accumulated deficit	(22,492)	(57,107)

Total W3BCLOUD Holdings Inc. shareholders’ deficit	(22,440)	(57,055)
Noncontrolling interest	144	—

Total shareholders’ deficit	(22,296)	(57,055)

Total liabilities and shareholders’ deficit	$58,107	$138,774

On July 1, 2022, W3BCLOUD Partners Limited, the predecessor of W3BCLOUD Holdings Inc., implemented a holding company reorganization (the “Reorganization”), which resulted in W3BCLOUD Holdings Inc. becoming the parent company of, and the successor to, W3BCLOUD Partners Limited.

See accompanying notes to condensed consolidated financial statements.

W3BCLOUD Holdings Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(In thousands, except shares and per share data)

	Nine Months Ended September 30,
	2022	2021
Revenue	$30,538	$25,696
Operating expenses:
Cost of revenue	22,408	3,853
Selling, general and administrative	6,525	3,363
Impairment of property and equipment, net	16,413	—
Impairment of digital assets	16,720	20,220
Realized gain on sale of digital assets	(4,098)	(2,550)

Total operating expenses	57,968	24,886

Operating loss	(27,430)	810
Other income (expense):
Unrealized gain (loss) on digital asset borrowing	78,953	(34,027)
Change in fair value of derivative liability within convertible note	(15,867)	—
Interest income	50	259
Interest expense	(6,333)	(3,790)
Other expense	(556)	(25)

Total other income (expense)	56,247	(37,583)

Income (loss) before income taxes	28,817	(36,773)
Income tax (benefit) expense	(5,852)	159

Net income (loss)	34,669	(36,932)
Net income attributable to noncontrolling interest	(54)	—

Net income (loss) attributable to W3BCLOUD Holdings Inc.	$34,615	$(36,932)

Net income (loss) per share attributable to W3BCLOUD Holdings Inc.:
Basic	$36.44	$(38.88)
Diluted	$34.73	$(38.88)
Weighted average number of shares outstanding used in computing net income (loss) per share, basic	950,000	950,000
Weighted average number of shares outstanding used in computing net income (loss) per share, diluted	950,000	950,000

See accompanying notes to condensed consolidated financial statements.

W3BCLOUD Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Shareholders’ Deficit (Unaudited)

(In thousands, except shares data)

	Common stock		Additional paid-in capital	Accumulated deficit	Non-controlling Interest	Total shareholders’ (deficit)
	Shares	Amount
Balance at January 1, 2021	950,000	$1	$—	$(2,905)	$—	$(2,904)

Net loss	—	—	—	(36,932)	—	(36,932)

Balance at September 30, 2021	950,000	$1	$—	$(39,837)	$—	$(39,836)

	Common stock		Additional paid-in capital	Accumulated deficit	Non-controlling Interest	Total shareholders’ (deficit)
	Shares	Amount
Balance at January 1, 2022	950,000	$1	$51	$(57,107)	$—	$(57,055)

B Class Shares issued in subsidiary	—	—	—	—	90	90
Net income	—	—	—	34,615	—	34,615
Net loss	—	—	—	—	54	54

Balance at September 30, 2022	950,000	$1	$51	$(22,492)	$144	$(22,296)

See accompanying notes to condensed consolidated financial statements.

W3BCLOUD Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$34,669	$(36,932)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	7,310	1,167
Deferred taxes	(6,589)	159
Digital assets received as revenue	(30,538)	(25,696)
Interest paid with digital assets	189	1,145
Realized gain on sale of digital assets	(4,098)	(2,550)
Unrealized (gain) loss on digital asset borrowings	(78,953)	34,027
Change in fair value of derivative liability within convertible note	15,867	—
Impairment of digital assets	16,720	20,220
Impairment of property and equipment, net	16,413	—
Loss on extinguishment of debt	450	—
Changes in operating assets and liabilities:
USDC	2,848	615
Deferred rent	(13)	—
Prepaid expenses and other current assets	(4,109)	(64)
Accounts payable and accrued expenses	5,032	1,759
Accrued interest	3,884	2,056

Net cash (used in) operating activities	(20,918)	(4,094)

Cash flows from investing activities:
Proceeds from sale of digital assets	28,664	1,397
Disposal (purchase) of investments	316	(631)
Deposits on equipment	—	(4,990)
Purchase of property and equipment	(2,884)	(19,478)

Net cash provided by (used in) investing activities	26,096	(23,702)

Cash flows from financing activities:
Proceeds from USDC borrowings	—	28,000

Net cash provided by financing activities	—	28,000

Net increase in cash and cash equivalents	5,178	204
Cash and cash equivalents at beginning of period	1,096	621

Cash and cash equivalents at end of period	$6,274	$825

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,117	$1,600
Taxes paid	$154	—
Supplemental schedule of non-cash investing and financing activities:
Extinguishment of long-term debt	$450	$—
Repayments on USDC borrowings in digital assets	$(60,500)	—
Digital assets borrowed	$3,157	$50,934

See accompanying notes to condensed consolidated financial statements

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1: Organization

Nature of operations

W3BCLOUD Holdings Inc. (the “Company”), together with its subsidiaries (collectively, the “Group”) provides customized enterprise-grade storage and compute infrastructure to power Web3. Web3 is a decentralized blockchain-based network as compared to the internet we know today, popularly called Web2, that is characterized by centralized platforms and intermediaries. The Group operate a network of datacenters providing storage and compute infrastructure for several of the leading Web3 protocols. The Group utilizes its own high-performance servers with graphic processing units (“GPUs”) to solve complex cryptographic algorithms and optimized storage servers to support decentralized storage protocols, which result in digital asset rewards. During the reporting period, the Group generated substantially all of its revenue by supporting the Ethereum (“ETH”) protocol, which resulted in an inventory of ETH generated that could be converted into fiat currency or held on the Company’s condensed consolidated balance sheets. The Group also generated incremental revenue by supporting the Filecoin (“FIL”) and Ethereum Classic (“ETC”) protocols.

W3BCLOUD Holdings Inc., a Delaware corporation, was incorporated by management on June 29, 2022 to hold the equity interests of the Group. Wholly-owned subsidiaries of the Company include W3BCLOUD Partners Limited, an Irish private limited company, W3BCLOUD Limited, an Irish private limited company, W3BCLOUD Inc., a Nevada corporation, and W3BCLOUD Capital Inc., a Delaware corporation. W3BCLOUD Inc., a New York Corporation, has been dissolved.

W3BCLOUD Holdings Inc. became the parent company of the Group on July 1, 2022. In a series of common control transactions on that date, the shareholders of W3BCLOUD Partners Limited, the then parent company of the Group, contributed 100% of the ownership interest to W3BCLOUD Holdings Inc.. The shareholders of W3BCLOUD Partners Limited subscribed for newly issued common stock of W3BCLOUD Holdings Inc., the ordinary shares of W3BCLOUD Partners Limited held by the shareholders were redesignated as redeemable ordinary shares, W3BCLOUD Holdings Inc. subscribed for newly issued ordinary shares of W3BCLOUD Partners Limited and the redeemable ordinary shares of W3BCLOUD Partners Limited held by the shareholders were redeemed.

W3BCLOUD Holdings Inc. was incorporated with an authorized and outstanding share capital of 100 shares of common stock. On July 29, 2022, prior to the signing of the business combination agreement, W3BCLOUD Holdings Inc. effected a forward stock split pursuant to which the Company’s authorized share capital was increased to 1,325,000 shares of common stock, consisting of 875,000 shares of Class A common stock and 450,000 shares of Class B common stock. At September 30, 2022, there were 522,500 shares of Class A common stock outstanding and 427,500 shares of Class B common stock outstanding, with an additional 352,500 authorized shares of Class A common stock and 22,500 authorized shares of Class B common stock reserved for future issuance. As of September 30, 2022, Class A common stock and Class B common stock have the same economic terms and voting rights. All share and per share amounts in the Company’s condensed consolidated financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to this forward stock split.

On July 29, 2022, the Group and a shareholder affiliate entered into an agreement for a $15.0 million equity commitment to be fully funded on or around the closing date of a potential business combination agreement. On July 31, 2022, W3BCLOUD Holdings Inc. entered into a definitive business combination agreement with Social Leverage Acquisition Corp I (“SLAC” or “Parent”), a publicly traded special purpose acquisition company, and SLAC Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of SLAC, in which W3BCLOUD Holdings

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Inc. and Merger Sub will merge (the “Transaction”). W3BCLOUD Holdings Inc. will survive the Merger as a wholly owned subsidiary of the Parent and the Parent will change its name to W3BCLOUD, Inc.. Pursuant to the terms of the business combination agreement, the Parent shall provide for, (i) an increase in the authorized shares of Parent class A common stock and Parent class B common stock, and (ii) the implementation of a new dual class structure so that the Parent class B common stock will have the same economic terms as Parent class A common stock but will carry increased voting rights in the form of ten votes per share. The Transaction is subject to customary closing conditions, including approval by SLAC shareholders.

Note 2. Liquidity and Going Concern

At September 30, 2022, the Group had cash of $6.3 million, negative working capital of $52.7 million, total shareholders’ deficit of $22.3 million and an accumulated deficit of $22.5 million. The Group had an operating loss for the nine months ended September 30, 2022, however this is driven by the impairment of digital assets, which is a non-cash adjustment. The ability of the Company to survive is dependent upon, among other things, obtaining additional financing to continue operations. This factor, among others, raises substantial doubt about the Group’s ability to continue as a going concern in the event these funds are not raised. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3. Summary of Significant Accounting Policies

Basis of presentation and principles of consolidation

The accompanying condensed consolidated financial statements of the Company are unaudited and include the accounts of the Company and its majority-owned and controlled subsidiaries. These unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), on the same basis as the year-end 2021 audited consolidated financial statements, and in management’s opinion, reflect all adjustments, consisting only of normal, recurring adjustments, that are necessary for the fair presentation of the Company’s condensed consolidated balance sheet as of September 30, 2022, condensed consolidated results of operations for the nine months ended September 30, 2022 and 2021, and condensed consolidated statements of cash flows for the nine months ended September 30, 2022 and 2021. The unaudited condensed consolidated results of operations for the nine months ended September 30, 2022 and 2021 are not necessarily indicative of the results to be expected for the full year or any other period.

The Company’s subsidiaries are entities in which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control. Consolidated subsidiaries’ results are included from the date the subsidiary was formed or acquired. Intercompany investments, balances and transactions have been eliminated in consolidation. The Company’s consolidated operating subsidiaries (percentage owned at September 30, 2022 and December 31, 2021) consisted of; W3BCLOUD Partners Limited, a private limited company incorporated and domiciled in Ireland (100%), W3BCLOUD Limited, a private limited company incorporated and domiciled in Ireland (100%), W3BCLOUD Inc., a Nevada corporation (100%) and W3BCLOUD Capital Inc., a Delaware corporation (100%).

Reclassification

Certain prior period amounts have been reclassified to conform with the current period presentation. These reclassifications have no impact on the Group’s previously reported financial position, results of operation, and cash flows.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Subsidiary share subdivision

On September 3, 2021, W3BCLOUD Limited, a consolidated subsidiary of the Company, redesignated and subdivided its ordinary shares into 950,000 A class ordinary shares of USD $0.001 par value (“Class A Ordinary Shares”) and 50,000 B class ordinary shares of USD $0.001 par value (“Class B Ordinary Shares”). The 50,000 Class B Ordinary Shares have been authorized for issuance in respect to option exercises under the W3BCLOUD Limited 2021 Share Option Plan. As of September 30, 2022 and December 31, 2021, all 950,000 Class A Ordinary Shares were issued and outstanding, and 29,477 and 0 Class B Ordinary Shares were issued and outstanding, respectively.

Non-controlling interest

Non-controlling interest represents the share of the consolidated entities owned by third parties. The amount of consolidated net loss attributable to noncontrolling interest is presented on the Company’s consolidated statement of operations as loss attributable to noncontrolling interest.

Use of estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. The most significant accounting estimates inherent in the preparation of the Group’s condensed consolidated financial statements include estimates associated with digital asset valuations, the useful lives and recoverability of long-lived assets, revenue recognition, impairment analysis of indefinite-lived intangibles, convertible notes, fair value of stock-based compensation awards, and the valuation allowance associated with the Group’s deferred tax assets.

All accounting policies have been applied consistently to all periods presented in these condensed consolidated financial statements, except for new accounting standards adopted by the Group.

Foreign currency translation

The Group’s functional currency is the United States dollar (“USD”). The exchange rate as of the relevant condensed consolidated balance sheet date is the one used to translate the asset and liability balances to USD. The condensed consolidated statements of operations amounts are translated at the average exchange rates for the period. Gains or losses from translation of foreign operations where the local currency is the functional currency are included as other comprehensive income (loss). The net gains and losses resulting from foreign currency transactions are recorded in net income in the period incurred and recorded within other income (expense).

When there is a difference between the functional and local currencies, an entity is required to remeasure nonmonetary assets and liabilities from the local currency into the functional currency by using the historical exchange rate (i.e., the exchange rate that was in effect when the transaction was executed). Fluctuations in exchange rates will not impact the carrying amount of nonmonetary assets and liabilities (and will not give rise to remeasurement gains and losses for financial reporting purposes).

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Cash and cash equivalents

The Group considers all highly liquid investments with an original maturity of six months or less from the date of acquisition to be cash equivalents. The Group’s cash and cash equivalents consist of funds held in checking and savings accounts, which can be withdrawn at any time, without prior notice or penalty on the principal. From time to time, deposits may exceed the amounts insured by the Deposit Guarantee Scheme in Ireland, the Federal Deposit Insurance Corporation in the United States, or similar deposit insurance programs in other jurisdictions.

USDC

USD Coin or USDC is a stable coin that is accounted for as a financial instrument; one USDC can be redeemed for one United States dollar on demand from the issuer.

Concentration of credit risk

The Group’s cash and cash equivalents are potentially subject to concentration of credit risk. Cash and cash equivalents are placed with financial institutions which are of high credit quality. The Group invests cash and cash equivalents primarily in highly liquid, highly rated instruments which are uninsured. The Group may also have deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation insurance limit of $250,000 in the United States and the Deposit Guarantee Scheme limit of €100,000 in Ireland. The Group also holds cash at crypto trading venues and performs a regular assessment of these crypto trading venues as part of its risk management process.

The Group held $0 and $2.8 million of USDC as of September 30, 2022 and December 31, 2021, respectively. The underlying U.S. dollar denominated assets are recognized by the issuer in U.S. regulated financial institutions on behalf of USDC holders.

Fair value measurements

The Group accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. The Group defines fair value as the exchange price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. To enhance consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date

Level 2 – observable inputs other than the quoted prices included within Level 1 that are observable for asset or liability, either directly or indirectly, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 – assets or liabilities whose significant value drivers are unobservable

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Group’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

Digital assets

Digital assets are included in non-current assets in the accompanying condensed consolidated balance sheets. Digital assets purchased are recorded at cost and those awarded to the Group through its computing power activities are accounted for in connection with the Group’s revenue recognition policy disclosed below. Digital assets held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment quarterly, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital assets at the time its fair value is being measured. The Group’s policy is to assess digital assets for impairment on a monthly basis, impairing the asset to the lowest intraday value in the month of review. The principal market is Kraken, which is one of the markets with the highest volumes and levels of activity. The Company makes use of Bitwave, which is an automated system, to account for its digital assets.

In testing for impairment, the Group has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Group concludes otherwise, it is required to perform a quantitative impairment test. Given the fast-moving nature of digital asset prices, the Company typically bypasses the qualitative assessment and focuses on the quantitative impairment test. To determine impairment, at the end of each month we compare the carrying value of the digital asset(s) acquired to the lowest intraday value in the month of review. If the lowest intraday value in the month of review is lower than the existing carrying value then we impair the digital asset to the new, lower carrying value. An impairment loss is then recognized and the loss establishes the new cost basis of the asset. Impairment expense is recognized in operating expenses in the condensed consolidated statement of operations. Subsequent reversal of impairment losses is not permitted.

Holding digital assets involves a series of risks. The Group is exposed to various market specific risks which may include:

•

Volatility of digital asset values – The Group is subject to risks of volatility in the global digital asset markets. The value of digital assets held by the Group can decline rapidly, thus having an adverse effect on the Group. The relatively limited use of these assets compared to using them as a store of value contributes to its volatility.

•

Pricing – Various factors may influence the price of digital assets, including, but not limited to supply and demand, investor expectations regarding the rate of inflation, interest rates, exchange rates or future regulatory measures.

•

Protocol failures – Digital assets are created, issued, transmitted, and stored according to protocols run by a network of computers. It is possible that these protocols have undiscovered flaws that could result in financial loss to the holders of the digital assets. The protocol and network of computers may also suffer network-scale attacks against these protocols.

•	Scalability risk – Digital assets face significant scaling obstacles that can lead to high fees or slow transaction settlement times.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

•

Loss of access risk – The loss or destruction of a private key needed to access digital assets held by the Group may be irreversible. Digital assets are controlled solely by the holder of the unique public key and the private key or keys related to the “digital wallet” in which an asset is held. Private keys must be safeguarded and kept secret to prevent a third party from accessing them. Any loss or destruction of the private keys could adversely affect the Group.

Management actively manages the risks associated with digital assets as mentioned above and reviews and monitors the risks in order to respond appropriately in a changing environment. Management stays abreast of the latest safeguarding strategies to ensure that the wallets associated with the digital assets are actively managed and that appropriate safeguarding measures are put in place.

Digital assets awarded to the Group through its compute infrastructure services are included within operating activities on the accompanying condensed consolidated statements of cash flows. The sales of digital assets are included within investing activities in the accompanying condensed consolidated statements of cash flows and any realized gains or losses from such sales are included in realized (gain) loss on sale of digital assets in the condensed consolidated statements of operations. The Group accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting and uses a daily weighted average transaction price to calculate the underlying cost basis.

On February 24, 2022, Russia began its invasion of Ukraine, leading to geopolitical instability, resulting in economic uncertainty and capital markets disruption. The Group’s business, financial condition, and results of operations may be materially adversely affected by the conflict in Ukraine, particularly the high inflation and thus higher energy costs incurred during compute infrastructure services. Moreover, cryptocurrency activity is restricted in Russia and there are heightened cybersecurity risks.

Impairment

The Group evaluates long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. In the second half of 2020, Ethereum began the first of several stages of an upgrade called Serenity, or Ethereum 2.0. In January 2022, the upgrades that comprised Ethereum 2.0 were officially reprioritized and the update renamed as “the Merge.” The Merge was executed on September 15, 2022 and completed Ethereum’s transition from a “proof-of-work” to a “proof-of-stake” consensus. This has meant that validating Ethereum transactions now requires significantly less compute resources. The reduction in required compute resources corresponds to a reduction in future cashflows from validating Ethereum transactions, which represents a potential impairment event.

The Group plans to use the amount of ETH accumulated in its treasury for staking services, and the Group will seek to derive staking revenue from making its compute available for transaction validation when a node successfully creates or validates a block. Staking revenue would be driven by the quantity, price, and rewards rate of the staked digital asset, instead of the capacity of the hardware. The Group is also considering other proof-of-work protocols that can be serviced by our compute resources.

The Group determined “The Merge” was an impairment indicator for long-lived assets used in the mining of proof-of-work cryptocurrencies that warranted a recoverability test under ASC 360. An impairment loss would be recognized if the carrying amount of a long-lived asset is not recoverable through future undiscounted cash flows from other mining, staking or storage operations and the assets fair value as determined by prices of similar

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

asset sales in readily available markets less any costs to sell the equipment. The recoverability test was performed at the lowest level that discrete cash flows existed, which was the equipment component level. The assessment identified an impairment of $16.4 million that has been recorded to the quarter ended September 30, 2022.

Restricted digital assets

Restricted digital assets are digital asset balances contractually pledged as collateral for digital asset borrowings and are not available for use by the Group. The Group records the digital assets being collateralized at cost, less any impairment. Restricted digital assets are classified as a separate line item in current assets within the condensed consolidated balance sheets as the asset borrowings mature within 12-months of the balance sheet dates September 30, 2022 and December 31, 2021.

Investments

The Group invests a small portion of its digital assets into decentralized finance (“DeFi”) liquidity pools to generate a return on investment where the Group does not have a controlling interest or significant influence. In exchange for the contribution of digital assets to a liquidity pool, liquidity pool tokens are received, which represent a share of the total liquidity pool value. The digital assets invested are recorded at fair value on the investment date and are classified as held-to-maturity, with no recognition of unrealized gains and losses in the statement of operations. Liquidity pool tokens are recorded at their cost basis which is equal to the fair value of the digital assets contributed at the time of the contribution to the liquidity pool. On a quarterly basis, the values of the underlying digital assets are re-measured, and the Group will record an impairment on the intangible assets, if the fair value decreases. When the digital assets are removed out of the liquidity pool, a realized gain/loss is recorded for the difference between the fair value of the digital assets received from the liquidity pool (at the time of the exit from the liquidity pool) and the initial cost of the investment in the liquidity pool (the fair value of the digital assets transferred into the liquidity pool at the date of the transfer, as well as the cost of deploying digital assets into the liquidity pool). These investments are included in current assets under the title of “investments” in the accompanying condensed consolidated balance sheets. Purchases of investments by the Group are included within investing activities in the accompanying condensed consolidated statements of cash flows.

Property and equipment, net

Property and equipment are measured at cost, less accumulated depreciation. Cost includes expenditures directly attributable to the acquisition of the asset. Depreciation is computed using the straight-line method over the estimated useful life of the asset. The estimated useful lives of the Group’s property and equipment are generally as follows:

Computer hardware and equipment	5 years
Office equipment	2 years
Leasehold improvements	Shorter of useful life or remaining lease term

Subsequent expenditures relating to property and equipment are capitalized only when it is probable that future economic benefits associated with these will flow to the Group and the cost of the item can be measured reliably. Work in progress represents costs of property and equipment that have not been placed in service as of the end of the year, which accordingly leads to no depreciation being recorded. See Note 5 for additional information.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Deposits on equipment

Deposits on equipment are advances paid towards the acquisition of property and equipment outstanding as at each reporting date. The Group’s vendors supply equipment for the Group’s own digital asset operations. The vendor contracts involve an initial deposit, which are payable in advance of the actual delivery date in order to secure the raw materials and position in the production schedule. Once the property and equipment are ready for shipment, the final installment is made prior to release from the manufacturer.

Digital asset borrowings

The Group borrows digital assets from third parties on an unsecured basis. These digital assets are accounted for as indefinite lived intangible assets under ASC 350, Intangibles—Goodwill and Other, recognized at fair value on the date the digital assets are received with a corresponding liability, measured at fair value, being recorded under digital asset borrowings in the condensed consolidated balance sheets on the date the digital assets are received. Such digital assets borrowed by the Group are reported in digital assets on the Group’s condensed consolidated balance sheets. Although there are no restrictions in relation to the usage of these digital asset borrowings, some of these digital asset borrowings, specifically ETH, have been pledged as collateral to ensure the loan to collateral ratio of the USDC loans was met, and as such have been reported as restricted digital assets within the condensed consolidated balance sheets (see Note 4 for additional information). Additionally, some of the FIL borrowings have been utilized as staked collateral to provide storage services to the Filecoin network.

Pursuant to ASC 815, the borrowings are accounted for as hybrid instruments, with a debt host contract that contains an embedded derivative based on the changes in the fair value of the underlying digital asset. The debt host contract is carried at the fair value of the assets acquired and reported as digital asset borrowings in the condensed consolidated balance sheets. The embedded derivative reflects the difference between the fair value of the amount borrowed and the fair value of the amount that will ultimately be repaid, based on the spot price of either ETH or FIL on the reporting date. The fair value of the embedded derivative is determined by using the closing USD daily exchange rate on the reporting date, based on the pricing of the underlying digital asset on the principal market, Kraken. The embedded derivative is accounted for at fair value, with changes in fair value recognized in unrealized gain/loss on digital asset borrowings in the condensed consolidated statements of operations. This embedded derivative is accounted for as a forward contract to exchange at maturity the fixed amount of the digital asset to be repaid. The embedded derivatives are included in digital asset borrowings in the condensed consolidated balance sheets. See Note 6 for additional information.

The terms of these borrowings are for a fixed term of two or three years from the drawdown date and repayable upon demand at maturity by the lender, based on certain criteria, unless repaid earlier by the Company at its election. These borrowings bear interest payable by the Company in the respective digital asset to the lender, which is based on a percentage of the amount borrowed (8% for the ETH borrowings and 12% for the FIL borrowings) and is accrued on a monthly basis. The interest paid on these digital asset borrowings is paid in the respective ETH and FIL digital assets. Refer to Note 6 for further information.

Derivative contracts

The valuation of derivative contracts is sourced from the associated underlying asset prices, various inputs, or a combination of these factors. Derivative contracts are recognized as either assets or liabilities at fair value in the condensed consolidated balance sheets, with changes in their fair value recognized in other income (expense), net in the condensed consolidated statement of operations.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

When the Group borrows digital assets, an embedded derivative is recognized that reflects the differences between the fair value of the amount that will be repaid, based on changes in the current market price of the digital asset over the borrowing term, and the fair value of the amount borrowed, which is recognized on the borrowing effective date. The embedded derivative is accounted for as a forward contract, involving the Group paying a specified price in digital assets on a future maturity date.

USDC Borrowings

The Group had historically borrowed USDC on a secured basis, collateralized by required values of digital assets, specifically ETH. The digital assets which are used as collateral are reported as restricted digital assets within the condensed consolidated balance sheets. The Group accounts for such borrowings as debt and classifies amounts due within one year or less as a current liability. During Q2 2022, the Group fully repaid all USDC loans totaling 60,500,000 USDC, which meant there was no longer any collateralization required in relation to USDC borrowings. See Note 6 for additional information.

Convertible Instruments

The Group applies the accounting standards for derivatives for distinguishing liabilities from equity when accounting for hybrid contracts that contain conversion options and other embedded features. The accounting standards require companies to bifurcate embedded features from their host instruments according to certain criteria. The criteria include circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company’s derivative instrument related to certain features embedded within the convertible notes is discussed in Note 6. The embedded instrument is accounted for as a derivative liability and remeasured to fair value as of each balance sheet date and the related remeasurement adjustments are recognized in the Group’s condensed consolidated statement of operations.

Revenue recognition

The Group recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when the Group satisfies a performance obligation

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. At contract inception, the Group assesses its promise to transfer products or services to a customer to identify separate performance obligations. The Group applies judgement to determine whether each product or service promised to a customer is capable of being distinct and are distinct in the context of the contract. If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

•	Variable consideration

•	Constraining estimates of variable consideration

•	The existence of a significant financing component in the contract

•	Noncash consideration

•	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

The Group provides customized enterprise-grade storage and compute infrastructure to power Web3. Revenue is earned in the form of digital rewards for all operations.

Compute Operations

The Group enters into contracts with third party mining pool operators to provide compute power to the mining pools, which represents a single performance obligation. The customer in these transactions are the pool operators. Because the transactions are automated and managed by protocols, the Group does not have an explicit contract with the pool operators. The contracts are terminable at any time by either party and the Group’s enforceable right to compensation begins once the Group starts providing computing power to the pool operator. The electronic setup of the account that allows the Group to provide computer power with the pool serves as a binding agreement, as per industry practice. Additionally, due to the nature of the underlying blockchain algorithm and ecosystem, there is a common and binding understanding between the transaction initiator and the validators, that a validator that successfully adds the next block to the blockchain is unconditionally entitled to the transaction fee of that transaction. The consideration is calculated at fair value when the digital asset is deposited into the Group’s wallet. All rewards received from pools are in ETH regardless of which protocol compute power was provided to. There is no significant financing component in these transactions.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Storage Operations

The Group enters into contracts with the Filecoin protocol to deploy storage capacity to the Filecoin network and separately provided dedicated storage of discrete sectors of information. Each of the activities represents a distinct performance obligation to the Filecoin protocol. Storage transactions are automated and managed by the Filecoin protocol as the Group does not have an explicit contract with the Filecoin protocol. The contract is terminable at any time by the Group and the Group’s enforceable right to compensation begins once the Group starts deploying storage capacity to the Filecoin network. The electronic setup of the account that allows the Group to deploy storage capacity serves as a binding agreement. The consideration is calculated at fair value when the digital asset is awarded for deployed storage capacity and at inception of the storage term for dedicated sector storage. Revenue is recognized when the digital assets are provided to the Group which is when they are awarded for deployed storage and ratably over the storage term for dedicated sector storage. There is no significant financing component in these transactions.

The following table presents revenue of the Group disaggregated by digital asset received for the nine months ended September 30, 2022 and 2021 (in thousands):

	September 30,
	2022	2021
Compute:
Ethereum	$30,314	$25,490
Storage:
Filecoin	$182	$148
Other	$42	$58

Total Revenue	$30,538	$25,696

Business to protocol: the Group deploys and operates business to protocol storage and compute infrastructure to support a particular protocol and in return the protocol rewards the Group, or mining pool, with its native token. Every protocol has its own infrastructure requirements and associated rewards structure.

•

Proof-of-Work – Ethereum & Ethereum Classic: The Group provides computing power to help a third-party pool win the right to issue a new block and insert transactions inside said new block. The protocol rewards the pool and the pool distributes these rewards to the Group and others. The probability of earning a reward is based on the computing power provided by the pool to the network and a randomness factor included in the protocol. Revenue is recognized when the pool is successful in issuing a new block and rewards are received in whole and fractional units of the mined token on approximately a daily basis. The Group provides compute power primarily to the Ethereum and Ethereum Classic protocols however all rewards received from pools are converted into Ethereum regardless of which protocol the compute power was provided to. Following the Merge in September 2022, the Group now provides compute services for the Proof-of-Work protocol Ethereum Classic. All digital assets generated by this protocol are converted automatically by the mining pool software to Ethereum at our request and are transferred to our digital asset wallet.

•

Proof-of-Spacetime – Filecoin : The Group deploys and maintains digital storage capacity to the protocol. The Group also stores specific sectors of data for the protocol over a fixed term. The probability of earning a reward for deployed storage is based on the amount of deployed storage verified by the network and rewards are recognized once awarded by the protocol. Rewards for data storage services are earned as the Group successfully validates the stored data each day of the storage

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

term and are recognized ratably over the storage term. Rewards for deploying storage to the network are received in whole and fractional units of FIL on approximately a daily basis and rewards for data storage are received in fractional units of FIL, also on a daily basis.

The following table presents revenue of the Group disaggregated by the nature of such revenues for the nine months ended September 30, 2022 and 2021 (in thousands):

	September 30,
	2022	2021
Proof-of-Work	$30,314	$25,490
Proof Of Spacetime	182	148
Other	42	58

Total Revenue	$30,538	$25,696

For all operations where compensation is received in the form of a digital asset, the fair value of the digital asset award is determined using the average USD daily exchange rate, based on Kraken pricing, at the time of receipt. Fair value is the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date in the Group’s principal market for such transactions. The Group considers only digital currency exchanges that have sufficient volume and liquidity, have a U.S. presence, have an online platform, and publish transaction price and volume data continuously as “principal markets.” The principal market, Kraken, must also be compliant with U.S. federal and state licensing requirements and practices regarding anti-money laundering procedures.

The Group’s operations involve providing compute resources to mining pools on a continual basis. The Group can contribute compute resources to numerous readily available mining pools, however, a significant amount of our compute revenue has been generated from one mining pool. This concentration of revenue reflects the Group’s strategy to maximize profit on their resources as payout formulas implemented by pool operators reward less to miners that frequently switch between pools. For the nine months ended September 30, 2022 and the twelve months ended December 31, 2021, one mining pool represented 100% and 89% of our compute revenues, respectively.

The nature of the Group’s business requires the application of complex financial accounting rules, which are subject to interpretation by various regulatory bodies that promulgate accounting principles. Management has exercised significant judgment in determining the appropriate accounting treatment, considering the limited precedents for the financial accounting of crypto assets. If there are changes in the regulatory or accounting standards, the Group may be required to restate its financial statements and change its accounting methods, which could have an adverse impact on the Group’s condensed consolidated financial position and results from operations.

Cost of revenue

The Group’s cost of revenue consists primarily of direct costs related to computing and storage operations, depreciation of equipment, lease agreements, electricity and cooling costs, labor, and license fees.

Selling, general and administrative

Selling, general and administrative expenses include costs incurred to support the Group’s business, including legal, finance, compliance, human resources, management fees, marketing, business development, customer

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

support and other administrative services. Selling, general and administrative expenses also include software subscriptions for support services, personnel related expenses, facilities and equipment costs, sales and property taxes and other general overhead. Selling, general and administrative costs are expensed as incurred.

Stock-based compensation

W3BCLOUD Limited, a subsidiary of the Company, recognizes stock-based compensation expense using a fair-value based method for costs related to stock-based payments issued under W3BCLOUD Limited’s share option plan, including options granted to employees, directors and consultants.

W3BCLOUD Limited estimates the fair value of stock options with only service-based conditions on the date of grant using the Black-Scholes-Merton options pricing model. The fair value of the stock option is expensed over the requisite service period which is typically the vesting period and the graded vesting attribution method is used to calculate expense recognition. Exercise price of the stock options issued under the W3BCLOUD Limited’s share option plan are granted at equal to no less than the market price of W3BCLOUD Limited’s stock at the date of grant and expire up to ten years from the date of grant.

The model requires management to make a number of assumptions which represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment, including the fair value and expected volatility of W3BCLOUD Limited’s underlying share price, expected life of the option, risk-free interest rate, expected dividend yield, and discount for lack of marketability.

Expected volatility - The expected volatility assumptions are based upon an analysis of the historical volatility of guideline public companies and factors specific to W3BCLOUD Limited, including but not limited to size, expected growth and relative risk as no trading history for W3BCLOUD Limited is available.

Expected term - W3BCLOUD Limited uses the simplified method, which estimates the expected term using the mid-point of the contractual life of the option and the vesting period for each grant.

Risk-free interest rate - The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury bond with a maturity that closely approximates the estimated expected term.

Expected dividend yield - The expected dividend yield assumption is based on W3BCLOUD Limited’s history and expectation of no dividend payouts.

Discount for lack of marketability - The discount for lack of marketability is selected from a range of results from selected put options models.

Forfeitures are accounted for as they occur, as elected, and permitted by ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). Ultimately, the actual expenses recognized over the vesting period will be for those shares that vested.

Income taxes

The Group accounts for income taxes using FASB ASC 740, Income Taxes (“ASC 740”) which requires, among other things, an asset and liability method to calculating deferred income taxes. Under asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Group records valuation allowances against deferred tax assets when it is more likely than not that some or all the deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pre-tax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods.

The Group accounts for the uncertainty in income taxes as prescribed by the minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Any subsequent changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest and penalties related to unrecognized tax benefits within income tax expense in the condensed consolidated statement of operations. Accrued interest and penalties are included in accrued interest in the condensed consolidated balance sheets. No penalties or interest have been recognized or accrued for unrecognized tax benefits at September 30, 2022 and December 31, 2021.

The Group is subject to income tax examinations for all years since inception.

Interest income

The Group held digital assets with BlockFi Lending, LLC (“BlockFi”). BlockFi paid the Group a predetermined monthly interest fee, paid out on the last day of every month based on the digital assets on deposit with BlockFi. During June and July 2022, the Group transferred its digital assets out of BlockFi. As of September 30, 2022, the digital asset value on account was under $100 based on residual interest paid.

Other Expense

On January 2, 2022, the Group lost approximately $0.1 million or 20% of its DeFi investment as a result of an illicit cryptocurrency scam. The Group had approximately 1.53 BTC and 38.69 ETH, respectively, in a yield farming protocol. Although the Group confirmed the DeFi protocol was audited and approved by a security audit firm, the developers subsequently abandoned the project after receiving substantial investments, transferring a total of $10 million in user funds to unverified pools, which were subsequently converted into ETH and further swapped for Tether (“USDT”).

Segment reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision–making group in deciding how to allocate resources to an individual segment and in assessing performance. The Group’s chief operating decision-makers are comprised of the chief executive officer and chief financial officer. These decision makers review financial information on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. While the Group does have revenue from multiple products and geographies, no measures of profitability by product or geography are available, so discrete financial information is not available for each such component. As such, the Group has determined that it operates as one operating segment and one reportable segment.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Net income (loss) per share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of outstanding shares of common stock during the period. If all the necessary conditions for the issuance of contingently issuable shares were satisfied during the period, those shares would be included in the basic net income (loss) per share calculation. Diluted net income (loss) per share is computed taking into consideration all potential weighted average number of outstanding dilutive shares of common stock outstanding during the period. The Group has a capital structure consisting of outstanding common stock. A wholly owned and consolidated subsidiary has equity-classified ordinary shares issued at a consolidated subsidiary that are not considered participating securities. Additionally, there may be additional potential shares of subsidiary common stock, issuable upon the conversion of the subsidiary’s convertible notes, assumed exercise of stock options, and warrants.

Leases

Under ASC 840, leases are classified as either operating or finance at inception. For operating leases, over the term of the relevant lease, its rent expenses are recognized over a straight-line basis. If the Group’s lease agreements contain renewal options or tenant improvement allowances, the Group records deferred rent assets or liabilities on the condensed consolidated balance sheets equal to the difference between the cash rental payments and the rent expense.

Accounting pronouncements pending adoption

In February 2016, the FASB issued ASU No. 2016-02, Leases, and subsequent amendments to the initial guidance: ASU 2018-10, ASU 2018-11 and ASU 2019-10 (referred to collectively as “Topic 842”). The new standard requires lessees to record assets and liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. This update requires the use of a modified retrospective method at transition which results in a cumulative-effect adjustment to be made on the initial date of adoption for existing leases. The FASB deferred the effective date for emerging growth companies to annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Group intends to reflect the adoption of ASC 842 in the full year 2022 consolidated financials, the Group is still evaluating the effect that implementation of this standard will have on the Group’s condensed consolidated operating results, cash flows, financial condition and related disclosures.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2023, as the Group is an emerging growth company, and the interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. On January 1, 2022, the Group adopted this ASU on a prospective basis. The adoption of this standard did not have a material impact on our condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”), which removes certain exceptions for investments, intra period allocations and interim calculations and adds guidance to reduce

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

complexity in accounting for income taxes. ASU 2019-12 is effective for emerging growth companies for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, beginning after December 15, 2022; early adoption is permitted. The Group does not expect the adoption of this standard to have a material impact on its condensed consolidated financial statements.

Note 4. Digital Assets

Digital assets, restricted and non-restricted, were comprised of the following at September 30, 2022 and December 31, 2021 (in thousands):

	September 30, 2022	December 31, 2021
Ethereum (ETH) – restricted	$—	$41,578
Ethereum (ETH)	608	24,899
Bitcoin (BTC)	—	1,633
Filecoin (FIL) – restricted	606	63
Filecoin (FIL)	406	1,727

	$1,620	$69,900

The following table comprises the underlying amount of digital assets, restricted and non-restricted, at September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Ethereum (ETH) – restricted	—	26,265
Ethereum (ETH)	689	9,894
Bitcoin (BTC)	—	44
Filecoin (FIL) – restricted	126,478	2,858
Filecoin (FIL)	80,349	51,118

The following table presents additional information for non-restricted digital assets for the nine month period ended September 30, 2022 and 2021 (in thousands):

	Nine Month Period Ended
	September 30, 2022	September 30, 2021
Beginning balance – January 1	$28,260	$1,799
Digital assets received as revenue	30,538	25,696
Digital assets borrowed	3,157	50,934
Interest paid with digital assets	(189)	(1,145)
Proceeds from sale of digital assets	(28,664)	(1,397)
Payments on USDC borrowings	(60,500)	—
Impairment of digital assets	(11,590)	(10,307)
Transfer from (to) restricted digital assets	35,904	(39,523)
Realized gain on sale of digital assets	4,098	2,550

Ending balance – September 30	$1,014	$28,607

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following table presents additional information for restricted digital assets for the nine month period ended September 30, 2022 and 2021 (in thousands):

	Nine Month Period Ended
	September 30, 2022	September 30, 2021
Beginning balance – January 1	$41,640	$—
Reduction of collateral	(41,578)	—
Addition of collateral	5,674	39,523
Impairment of digital assets	(5,130)	(9,913)

Ending balance – September 30	$606	$29,610

The Group entered into certain loan agreements with BlockFi during 2021 that require collateral of digital assets, specifically ETH. The loan agreements are entered into at a loan-to-value of 50% with the potential of a margin call when loan-to-value is at or greater than 70%. The Group can request a collateral release if the market value of the underlying digital asset increases resulting in a loan-to-value less than 50%. The required collateral at December 31, 2021 was 26,265 ETH. At December 31, 2021 the required loan-to-value ratios were met for all the BlockFi debts outstanding. At September 30, 2022 the required loan-to-value ratios were no longer applicable as all BlockFi loans had been fully repaid in the second quarter of 2022.

Restricted digital assets are classified as a separate line item included in current assets within the condensed consolidated balance sheets. The Group records the digital assets (i.e., ETH) being collateralized at cost, less any impairment.

For the nine months ended September 30, 2022 and 2021, the Group recorded $16.7 million and $20.2 million of total impairment, respectively, involving both unrestricted and restricted digital assets.

Note 5. Property and Equipment

Property and equipment consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Computer hardware and equipment	$36,826	$36,420
Work in progress	10,250	14,035
Leasehold improvements	1,610	1,610

Total cost of property and equipment	48,686	52,065
Less accumulated depreciation	(10,334)	(3,024)

Property and equipment, net	$38,352	$49,041

The Group places orders with a number of suppliers who require advanced payments, or deposits on equipment, to secure the production of GPUs and server equipment. As of September 30, 2022 and December 31, 2021, these advanced payments totaled $0.5 million and $10.5 million, respectively, and were classified as deposits on equipment on the accompanying condensed consolidated balance sheets and as an investing activity on the accompanying condensed consolidated statements of cash flows. Computer hardware and equipment includes capitalized equipment of $0.5 million under a capital lease arrangement, related to a data center lease in Virginia, as described in Note 12. Work in progress represents costs of property and equipment that have not been placed in service as of the end of the year, and accordingly, no depreciation was recorded.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Depreciation expense of $7.3 million and $1.2 million for nine months ended September 30, 2022 and 2021, respectively, was recorded within cost of revenue in the Group’s condensed consolidated statement of operations. Depreciation is computed on the straight-line basis for the periods the assets are in service.

As discussed in Note 3, the Merge on September 15, 2022 resulted in an impairment of $16.4 million and $0 million for the nine months ended September 30, 2022 and 2021, respectively, relating to computer hardware and equipment, and work in progress. The Property and Equipment table presented above includes the impact of this impairment.

Work in progress

For the periods ended September 30, 2022 and December 31, 2021, the Group had $10.3 million and $14.0 million of cost included as work in progress. The Group began its expansion of the space utilized at data centers in Texas and Ohio during Q1 2022, which required a build up of work in process equipment prior to installation. The expansion into new data centers should allow the Group to deploy the hardware to support existing and new protocols. The work in progress includes GPUs, enclosures, servers, equipment and associated cost. The Company has purchased and built work in process equipment in an attempt to avoid delays with installation and quickly assemble when all parts are received. Work in progress will be placed in service upon completion of installation.

As of September 30, 2022 and December 31, 2021, the Company had 19,533 and 17,293 GPU included in work in progress, respectively, with the expectation they will be installed within 12 months. Upon being placed in service, the finished equipment will be depreciated over the estimated useful life as disclosed in Note 1.

Note 6. Loans and Borrowings

Long-term debt

Long-term debt was comprised of the following at September 30, 2022 and December 31, 2021 (in thousands):

	September 30, 2022	December 31, 2021
Unsecured promissory note	$982	$1,000
Contingent convertible notes	5,667	5,200
Notes payable—data center build-out	1,691	1,574
Less: current portion of long-term debt	(7,443)	(6,709)

Long-term debt	$897	$1,065

Pursuant to the agreements, the Group’s obligations from the long-term debt are unsecured. The agreements contain standard warranties, covenants, and customary representations that generally favor the lenders. As of September 30, 2022 and December 31, 2021, the Group was in compliance with all of its covenants.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

As of September 30, 2022, debt maturities were as follows (in thousands):

Amount
2022 (3 months remaining) (1)	$195
2023	7,451
2024	694

$8,340

(1)

As described above, $1.0 million of unsecured promissory note and $5.7 million of contingent convertible notes mature in 2023. These notes are subject to earlier maturity should the Group complete the business combination prior to the agreed maturity date.

Unsecured promissory note—On November 14, 2019, W3BCLOUD Limited issued a $1.0 million unsecured promissory note with a three-year term, bearing interest at 8% per annum. The Group makes quarterly interest-only payments with the principal owed at the end of the three-year term. The amount outstanding as of September 30, 2022 and December 31, 2021 was $1.0 million.

In addition to the promissory note, W3BCLOUD Limited issued a warrant allowing the lender the right to purchase up to $0.1 million in W3BCLOUD Limited equity at any time prior to the end of the three-year term. The price per share and terms of shares will be materially the same as those offered to investors in the immediate previous qualified financing. The qualified financing is defined as any equity investment into W3BCLOUD Limited of at least $50.0 million at Series A and at least $100.0 million at Series B. A qualified financing event has not occurred and thus the warrant is subject to a contingent event and not eligible to be exercised until a qualified financing takes place.

Further, the lender made a binding commitment to invest $1.0 million at each of the Series A and Series B qualified financing events. The lender had the option to make these binding commitments either as a further note, identical to the one previously entered into or on the same terms as the equity investors in each of the Series A and Series B rounds, subject to the Group’s board approval.

This loan matures within 12-months of the balance sheet date, September 30, 2022, and has been classified as a current liability. On August 15, 2022, the Group entered into an agreement to extend the maturity date of the 8% unsecured promissory note originally entered into on November 14, 2019 with a principal amount of $1.0 million to the earlier of (i) the closing of the Transaction or (ii) July 31, 2023. The agreement also terminated the warrant associated with the note and the binding commitment to invest $1.0 million at each of the Series A and Series B qualified financings. The Group has determined that the amendment was a debt extinguishment during the nine months ended September 30, 2022, however there were no deferred financing fees that needed to be written off. The Company recorded the note at fair value of $1.0 million as of August 15, 2022. There was no impact to the financial statements due to the extinguishment of the warrants as of and for the period ended September 30, 2022. The warrants were previously recorded at $0 fair value and were not exercised as a qualified financing event did not take place.

Contingent convertible notes — At various dates between March 23, 2020 and December 1, 2020, W3BCLOUD Limited issued contingent convertible notes totaling $5.2 million each with a two-year term, and payable at the request of the lenders, bearing interest at 5% per annum.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

All contingent convertible notes were set to mature within 12-months of the balance sheet date and payable only upon demand by the note holder. The notes were classified as liabilities and measured at cost, which approximates fair value on the issuance date, with changes in fair value (if any) recognized as other income (expense) on the condensed consolidated statements of operations.

Each note is automatically convertible into fully paid conversion shares, prior to the maturity date, issued in W3BCLOUD Limited’s next qualified financing at a price equal to the lesser of (i) 75-80% of the price of a share sold in W3BCLOUD Limited’s next qualified financing and (ii) the price determined by dividing a market-value quotient cap ranges from $60.0 million to $64.0 million by W3BCLOUD Limited’s fully diluted capitalization. As of September 30, 2022, the notes had not been converted.

W3BCLOUD Limited and a contingent convertible noteholder agreed to extend the maturity date of the 5% fixed rate unsecured convertible note entered into on March 23, 2020, with a principal value of $2.5 million. As of June 30, 2022, W3BCLOUD Limited agreed to extend the maturity date of the note to July 7, 2022. On February 26, 2022, June 8, 2022 and July 7, 2022, the Company executed commitment letters totaling $20 million relating to the private placement financing with the noteholder and affiliates. On July 19, 2022, the Company executed a separate commitment letter of $5 million, which resulted in an aggregate of $25 million of private placement financing commitments to be funded at closing of the business combination. Upon securing the commitment letters, the Group agreed to have the 5% fixed rate unsecured convertible note automatically convert on the closing date of the Group’s business combination into common equity securities of the publicly traded surviving company. The business combination is discussed further in Note 1.

There is $2.7 million remaining in principal value of contingent convertible notes. On July 13, 2022, the holder of the $2.7 million contingent convertible notes signed an amendment extending the maturity to the earlier of April 30, 2023 or the closing of the business combination. The Group has determined that the amendment was a debt extinguishment during the nine months ended September 30, 2022, however there were no deferred financing fees that needed to be written off. The Company recorded the note at fair value of $3.2 million as of July 13, 2022, which resulted in an expense to Other Expense of $0.5 million for the period ended September 30, 2022.

Notes payable - data center build-out — In connection with the data center lease for the facility located in Texas, commencing on November 3, 2021, the Group entered into a financing arrangement with the lessor to complete the buildout of the newly leased space. The Group financed a total of $1.6 million, bearing a 4.5% annual interest rate, which is payable monthly over three years. Interest expense on the notes has been recognized based on an effective interest rate of 5%. See Note 12 for additional information pertaining to the lease commitment.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Digital Asset Borrowings

The following table presents additional information for digital asset borrowings for the nine month period ended September 30, 2022 and 2021 (in thousands):

	Nine Month Period Ended
	September 30, 2022	September 30, 2021
Beginning balance – January 1	$112,401	$7,304
Additional digital assets borrowed	3,156	50,934
Change in fair value of interest accrued on digital assets borrowed	4,394	(79)
Unrealized gain (loss) on digital asset borrowings	(78,953)	34,026

Ending balance – September 30	$40,998	$92,185

On October 14, 2020, the Group entered into a loan agreement with a related party for 10,000 ETH. The loan is expected to be repaid with receipts from ETH denominated earnings and requires interest-only payments at each calendar quarter-end date. The loan has a three-year maturity from the drawdown date, November 3, 2020. The term of this borrowing is fixed and bears a fee payable by the Group to the lender at 8.0% per annum. The loan fee is recognized on an accrual basis and is included in interest expense in the condensed consolidated statements of operations.

On March 16, 2021, the Group entered into an unsecured loan agreement with a related party for 20,000 ETH. The loan requires interest-only quarterly payments and has a two-year maturity from the drawdown date, which was May 24, 2021. The loan has an annual interest rate of 8.0% and both principal and interest are due in ETH.

On July 21, 2021, the Group entered into an unsecured loan facility agreement with a shareholder affiliate for 200,000 FIL. The loan requires interest-only quarterly payments and has a two-year maturity from the drawdown date. The loan has an annual interest rate of 12.0% and both principal and interest are due in FIL. Pursuant to the FIL term loan agreement, the Group has made three drawdowns, one on August 25, 2021, for the first 50,000 FIL drawdown, another for 100,000 FIL on January 18, 2022, and a further drawdown for 50,000 FIL on September 9, 2022. As of September 30, 2022, the FIL loan facility has 0 FIL remaining that is available to be drawn down.

Each of the aforementioned digital asset borrowings is viewed as a debt host and an identified embedded derivative. The embedded derivative is recognized relating to the differences between the fair value of the amount borrowed and the fair value of the amount that will ultimately be repaid, based on the spot price of either ETH or FIL on the reporting date. This embedded derivative is accounted for as a forward contract to exchange at maturity the fixed amount of the digital asset to be repaid.

USDC Borrowings

At various dates between May 4, 2021, and December 31, 2021, the Group entered into loan agreements with BlockFi totaling 60,500,000 USDC, each with a one-year term, bearing interest rates ranging from 5.25% to 9.5%, with interest payable monthly in USDC, and with digital assets (i.e. ETH) used as collateral. These BlockFi loans were received in USDC. Although there are no new loans in 2022, there was a contract change from the BlockFi interest account to an institutional account. The weighted average interest rate for the USDC borrowings was 7.97% at December 31, 2021. The Group initially collateralized the loans with ETH at 50% of the borrowed value and were required to maintain a loan to value ratio where the outstanding principal balance of

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

the loan cannot be greater than 70% of the market value of the collateral. The Group could request a collateral release if the market value of underlying digital asset increases. At December 31, 2021, due to the increase in the fair value of ETH, the required collateral decreased.

The Group accounted for these USDC borrowings as debt, classified in current liabilities as the loans were due within one year as of December 31, 2021. During the months of May and June 2022, the Group fully repaid all BlockFi loans of 60,500,000 USDC.

Note 7. Fair Value Measurements

The following table sets forth by level, within the fair value hierarchy, the Group’s assets and liabilities measured and recorded at fair value on a recurring basis (in thousands):

	September 30, 2022
	Level 1	Level 2	Level 3	Total
Liabilities
Current portion of digital asset borrowings	—	26,858	—	26,858
Digital asset borrowings	—	14,140	—	14,140
Convertible note embedded derivative liability	—	—	15,867	15,867

Total liabilities	—	40,998	15,867	56,865

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities
Current portion of digital asset borrowings	—	—	—	—
Digital asset borrowings	—	112,400	—	112,400
Convertible note embedded derivative liability	—	—	—	—

Total liabilities	—	112,400	—	112,400

The Group did not make any transfers between the levels of the fair value hierarchy during the nine months ended September 30, 2022 and the year ended December 31, 2021.

Assets and liabilities measured and recorded at fair value on a non-recurring basis

The Group’s non-financial assets, such as property and equipment, and digital assets are adjusted to fair value when an impairment charge is recognized.

Financial assets and liabilities not measured and recorded at fair value

The Group’s financial instruments, including cash and cash equivalents, USDC, deposits on equipment, prepaid expenses and other current assets, accounts payable, accrued expenses and accrued interest have fair values which approximate their carrying value due to their short-term maturities.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The carrying amounts of short-term debt, long-term debt and USDC borrowings approximate their fair values. The carrying amounts and estimated fair values of these are as follows (in thousands):

	September 30, 2022		December 31, 2021
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
USDC borrowings	—	—	60,500	60,500
Current portion of long-term debt	7,443	7,443	6,709	6,709
Long-term debt	897	897	1,065	1,065

As discussed in Note 6, a convertible note contained embedded derivative features that were required to be bifurcated and remeasured each reporting period. Each period, the change in the fair value of the embedded derivative feature, if any, was recorded in the condensed consolidated statement of operations. The Company uses the with and without method to derive the value of the embedded derivative feature, which initially valued the bifurcated embedded derivative at $0 at inception of the note and remained at $0 (as of and through December 31, 2021). As of September 30, 2022, the convertible note embedded derivative was $15.9 million. Key inputs into this valuation model are the equity value of the Company’s proposed business combination, the Company’s estimate of the probability to complete the proposed business combination or repay the noteholders upon maturity of the convertible note, discount rate, and credit rating. The Company’s estimate of the probability to complete the proposed business combination is considered an unobservable input and thus requires management’s judgment and is considered to be a Level 3 input. The credit rating is considered to be a level 2 input and the risk-free rate is observable and considered to be a level 1 input. Therefore, this fair value measurement is considered a Level 3 measurement within the fair value hierarchy.

The Group estimated the fair value of its derivative instruments by using the with and without method, which determined the value of the equity securities of the Group based upon an analysis of possible future outcomes. Probabilities were assigned to values derived under each of the future outcomes.

The table below presents the location of the derivative position on the condensed consolidated balance sheets at September 30, 2022 and December 31, 2021 (in thousands):

	September 30, 2022	December 31, 2021
Current portion of digital asset borrowings	$26,858	$—
Digital asset borrowings	14,140	112,400
Current portion of long-term debt	23,310	—

The table below presents the unrealized gain/(loss) related to the embedded derivatives in the condensed consolidated statements of operation for the nine month periods ending September 30, 2022 and September 30, 2021, within other income (expense) (in thousands):

	Nine Month Period Ended
	September 30, 2022	September 30, 2021
Unrealized gain (loss) on digital asset borrowing	$78,953	$(34,027)
Changes in fair value of derivative liability within convertible note	(15,867)	—

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

A reconciliation of beginning and ending balance for the Company’s recurring fair value measurements, which was the embedded derivative within the convertible note for all periods, using Level 3 inputs is as follows (in thousands):

	Nine Month Period Ended
	September 30, 2022	September 30, 2021
Beginning derivative liability balance at January 1	$—	$—
Changes in fair value	15,867	—
Additions (Disposals)	—	—

Ending derivative liability balance	$15,867	$—

Note 8. Shareholders’ Equity

Ordinary shares

The Company is authorized to issue 1,325,000 shares of common stock at $0.001 par value per share. The share capital of the Company at September 30, 2022 was 950,000 ordinary shares with a par value of $0.001 per share, consisting of 522,500 shares of Class A common stock outstanding and 427,500 shares of Class B common stock outstanding. Each holder is entitled to participate in dividends, and to share in the proceeds of Group in proportion to the number of and amounts paid on the shares held. As of September 30, 2022, each holder also has the same voting rights for all matters submitted to vote in the shareholder meeting. Note that all shares of common stock reflect the forward stock split disclosed in Note 1.

Share Options

The Group adopted the W3BCLOUD Limited 2021 Share Option Plan (“the Plan”), representing up to 50,000 B Ordinary Shares in the capital of the W3BCLOUD Limited. Options granted under the Plan may be granted for contractual periods of ten years and at prices determined by the Board of Directors. As of December 31, 2021, W3BCLOUD Limited had granted 41,500 B Ordinary Share options to employees and advisors under the Plan with three-year or four-year vesting periods, expiring 10 years from the grant date. As of September 30, 2022, 29,477 Class B Ordinary Shares had been issued to a company outside the Group to hold in trust for the benefit of holders of B Ordinary Share options who had exercised their options.

A summary of the stock options activity for the nine month period ended September 30, 2022 is as follows:

	Options Outstanding	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (Years)
Balance at January 1, 2022	12,855	$3.06	6.70
Granted	—	—	—
Exercised	(832)	3.06	—
Forfeited	(313)	—	—

Balance at September 30, 2022	11,710	$3.06	5.95

Unvested and expected to vest after September 30, 2022	9,135	$3.06	5.95
Vested and exercisable as of September 30, 2022	2,575	$3.06	5.95

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the W3BCLOUD Limited’s ordinary shares for those stock options that had exercise prices lower than the fair value of the W3BCLOUD Limited‘s ordinary shares. As of December 31, 2021, there was no aggregate intrinsic value of options because the exercise price was identical to the market price of the underlying securities.

During the nine months ended September 30, 2022, W3BCLOUD Limited did not grant any stock options. Of the 41,500 B Ordinary Share options granted to employees between November 1 and December 23, 2021, 28,645 options were exercised by December 31, 2021 and an additional 832 options were exercised by September 30, 2022. The issuance of B Ordinary Shares with respect to exercised options requires that the W3BCLOUD Limited board approves the issuance of the new shares, new share certificates be issued to shareholders, the register of members be updated, and the allotments of shares being registered with the Companies Registration Office in Ireland. These actions have taken place with respect to those B Ordinary Shares as of September 30, 2022.

During the nine months ended September 30, 2022 and 2021, the Group recognized $0 of stock-based compensation expense related to stock options. During the nine months ended September 30, 2022 and 2021, there was total unrecognized compensation costs of $40,141 and $0 related to unvested stock options, respectively. These costs are expected to be recognized over a weighted average period of approximately 2.57 years.

Note 9. Related Party Transaction

Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of the Group’s latest fiscal year or any currently proposed transaction. The review includes any material amendment or modification to an existing related party transaction. The Group has defined related persons as members of the Board, executive officers, principal owners of the Group ’s outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over the Company’s management or operations.

As discussed in Note 6, Loans and Borrowings, the Group was loaned a total of $5.2 million at various points throughout 2020, of which $2.7 million was loaned by a shareholder to fund the purchase of computer hardware and equipment. The loans mature two years from the issuance date and incur simple interest at 5.0% per annum. Under the related party note, neither interest nor principal is owed prior to maturity and therefore accumulated interest expense on these loans totaled $0.1 million for the nine months ended September 30, 2022 and 2021, respectively. On July 7, 2022, the Group entered into an agreement with an affiliate of the holder of the $2.5 million 5% fixed rate unsecured convertible note for a $15.0 million equity commitment to be fully funded by the noteholder and its affiliates on or around the closing date of a potential business combination. On July 13, 2022, the $2.7 million note’s maturity date was extended to the earlier of April 30, 2023 or the closing of the business combination.

As previously discussed in Note 6, the Group entered into agreements with related parties for loans denominated in ETH and FIL during 2020 and 2021. On October 14, 2020, the Group entered into a loan agreement with a related party for 10,000 ETH. On March 16, 2021, the Group entered into an unsecured loan agreement with a related party for 20,000 ETH. On July 21, 2021, the Group entered into an unsecured loan agreement with a shareholder affiliate for 200,000 FIL. The initial 50,000 FIL drawdown occurred on August 25, 2021, with further drawdowns of 100,000 FIL and 50,000 FIL taking place on January 18, 2022 and September 9, 2022, respectively.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Group incurred consultancy and legal expenses totaling $0 and $0.1 million, paid by one of the shareholders on behalf of the Group during the nine months ended September 30, 2022 and 2021, respectively. The Group reimbursed the shareholder of such expenses within the same year. Finally, the Group paid management fees in the amount of $1.0 million to two founding shareholders during the nine months ended September 30, 2022 and 2021, respectively.

On July 29, 2022, the Group and a shareholder affiliate entered into an agreement for a $15.0 million equity commitment to be fully funded on or around the closing date of a potential business combination agreement.

On July 31, 2022, the Group and a shareholder affiliate entered into an agreement for an additional $10.0 million equity investment to be fully funded on or around the closing date of a potential business combination agreement subject to certain conditions being fulfilled.

Note 10. Income Taxes

The Company’s effective tax rate (“ETR”) for the nine months ended September 30, 2022 and September 30, 2021 was (66.9)% and (0.4)%, respectively. The ETR of (66.9)% for the nine months ended September 30, 2022 differed from the statutory rates primarily due to significant permanent tax differences and discrete tax benefits recognized during the period ended September 30, 2022.

Note 11. Net Income (Loss) Per Share

The Company performed a forward stock split on July 29, 2022, pursuant to which the Company’s authorized share capital was increased. At September 30, 2022, the Company had 950,000 shares of common stock at $0.001 par value, which were issued and outstanding, comprising 522,500 shares of Class A common stock and 427,500 shares of Class B common stock. All share and per share amounts have been retroactively adjusted for all periods presented to give effect to this forward stock split.

The Company’s consolidated subsidiary, W3BCLOUD Limited, redesignated and subdivided its ordinary shares into 950,000 A class ordinary shares of USD $0.001 par value (“A Ordinary Shares”) and created a new class of 50,000 B class ordinary shares of USD $0.001 par value (“B Ordinary Shares”).

The following table reflects the computation of net income (loss) per share:

	Nine Months Ended September 30,
	2022	2021
Basic
Numerator:
Net income (loss)	$34,669	$(36,932)
Net income attributable to noncontrolling interest	(54)	—

Net income (loss) attributable to W3BCLOUD Holdings Inc.	$34,615	$(36,932)
Denominator:
Weighted-average shares used in computing net income (loss) per share attributable to W3BCLOUD Holdings Inc.	950,000	950,000

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Net income (loss) per share attributable to W3BCLOUD Holdings Inc.	$36.44	$(38.88)

Diluted
Numerator:
Net income (loss)	$34,669	$(36,932)
Adjustment to net income attributable to noncontrolling interest	(1,671)	—

Net income (loss) attributable to W3BCLOUD Holdings Inc.	$32,998	$(36,932)
Denominator:
Weighted-average shares used in computing net income (loss) per share attributable to W3BCLOUD Holdings Inc.	950,000	950,000

Net income (loss) per share attributable to W3BCLOUD Holdings Inc.	$34.73	$(38.88)

W3BCLOUD Limited had contingent convertible notes issued that would have been convertible into common stock prior to the maturity date assuming a price equal to the lesser of (i) 75-80% of the price of a share sold in W3BCLOUD Limited’s next qualified financing and (ii) the price determined by dividing a market-value quotient cap ranges from $60.0 million to $64.0 million by W3BCLOUD Limited ‘s fully diluted capitalization. As of September 30, 2022, the notes had not been converted. The conversion and subsequent issuance of shares are contingent upon the completion of the proposed business combination. The contingency was not resolved as of September 30, 2022 and thus the shares were excluded from the diluted net income (loss) per share computation for the period ended September 30, 2022 and September 30, 2021.

For the nine months ended September 30, 2021, the share options discussed in Note 8 were excluded from the calculation of diluted net income (loss) per share because to do so would have been anti-dilutive.

Holders of Class A common stock and Class B common stock have identical economic rights, including the liquidation and dividend rights, and voting rights. Therefore, the undistributed earnings are allocated on a proportionate basis and the resulting income (loss) per share will be the same for both Class A common stock and Class B common stock on an individual or combined basis.

Note 12. Leases

The Group leases five data center facilities. During 2021, the Group entered into two separate agreements to lease data centers in Washington and Texas, with three-year and four-year terms, respectively. For the Washington lease, the contract commenced on April 12, 2021 and does not have renewal terms or escalation clauses. There are restrictions on subletting, making alterations, and permitted usage.

The Group recognizes rent expense on a straight-line basis, over the non-cancellable lease term and records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability. Total rent expense under the operating leases were $6.3 million and $0.7 million for the nine months ended September 30, 2022 and 2021, respectively, and is included in cost of revenue in the condensed consolidated statement of operations.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On February 10, 2022, the Group entered into an agreement to lease certain space and power rights within a data center located in Ohio with an initial three-year term, commencing in March 2022. The minimum rental costs are approximately $0.1 million per month. There are no renewal or extension terms and the Group is required to pay $0.06 million as a security deposit. The lease does not involve a transfer of ownership or bargain purchase option.

On July 6, 2022, the Group entered into an agreement to lease equipment for a two year term commencing in July 2022, relating to the Virginia data center described in the subsequent paragraph. The lease is classified as a capital lease because the present value of lease payments exceeds 90% of the equipment’s fair value. The $0.5 million cost of the leased equipment is capitalized within property and equipment.

On July 7, 2022, the Group entered into an agreement to lease certain space and power rights within a data center located in Virginia for a three-year term, commencing in July 2022. The purpose of this data center is to support the new Pocket protocol. The annual rental costs are approximately $0.2 million. There are no renewal, extension terms, or security deposit amounts. The lease does not involve a transfer of ownership or bargain purchase option.

The future minimum rental commitments required under these long-term leases, with an initial term of more than one year are estimated as of September 30, 2022 is as follows (in thousands):

2022 (3 months remaining)	$2,155
2023	8,805
2024	7,544
2025	5,519
2026	—
Thereafter	—

Total minimum payments	$24,023

Note 13. Contingencies

The Group, and its subsidiaries, may be subject at times to various claims, lawsuits and governmental proceedings relating to Group’s business and transactions arising in the ordinary course of business. The Group is not aware of any claims, lawsuits, or proceedings to which the Group is subject to either individually, or in the aggregate.

Note 14. Subsequent Events

The Group has evaluated events and transactions for potential recognition and disclosures in the condensed consolidated financial statements through January 19, 2023, the date the condensed consolidated financial statements were available to be issued.

On September 15, 2022, Ethereum completed the transition from a proof-of-work (“POW”) to a proof-of-stake protocol (“the Merge”). The Group subsequently shifted operations at one site to providing compute services for Ethereum Classic (“ETC”) mining and is exploring the profitability of providing compute services for mining other POW protocols. We are in the process of terminating one of our sites in Washington, as we are looking to consolidate our data centers in the state of Washington. We are also in the process of terminating our site in Texas, as power costs have made it uneconomical to operate there.

W3BCLOUD Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On November 20 and 29, 2022, the Group liquidated its DeFi investment to focus its attention and resources on its core business.

On December 20, 2022, SLAC held a proxy vote to extend the maturity of the SPAC by three months to May 17, 2023 (from February 17, 2023). The SLAC shareholders approved the extension and along with the vote, 32,847,714 shares (out of 34,500,000 shares) were redeemed resulting in a net balance in the trust of $16.7 million after redemptions.

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

SOCIAL LEVERAGE ACQUISITION CORP I,

SLAC MERGER SUB, INC.

AND

W3BCLOUD HOLDINGS INC.

Dated as of July 31, 2022

A-i

A-ii

A-iii

Page
Section 11.14	Legal Representation; Conflicts Waiver	A-77
Section 11.15	Release	A-79

EXHIBITS

A	Form of Registration Rights Agreement
B	Form of Voting Agreement
C	Allocation Schedule
D	Form of Amended Parent Certificate of Incorporation
E	Form of Amended Parent Bylaws
F	Directors
G	Form of Additional Parent Warrant Agreement
H	Illustrative Calculation of the Capitalization of Parent
I	Form of Parent LTIP
J	Form of Parent ESPP

SCHEDULES

A	Supporting Equityholders
B	Company Knowledge Persons
C	Parent Knowledge Persons

A-iv

BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT, dated as of July 31, 2022 (this “Agreement”), by and among Social Leverage Acquisition Corp I, a Delaware corporation (“Parent”). SLAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and W3BCLOUD Holdings Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties.”

RECITALS

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a direct, wholly-owned subsidiary of Parent formed solely to effect the transactions contemplated hereby;

WHEREAS, the Parties desire that, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent and (ii) Parent will change its name to W3BCLOUD, Inc.;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Merger, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Merger, by the Company Holders entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and Parent (as the sole stockholder of Merger Sub) and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Merger, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Merger, by Parent (as the sole stockholder of Merger Sub);

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Parent and its stockholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Merger, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Merger, by the stockholders of Parent entitled to vote thereon;

WHEREAS, at the Effective Time, Parent shall (a) adopt the Amended Parent Bylaws and (b) adopt, subject to obtaining the Required Parent Stockholder Approval, the Amended Parent Certificate of Incorporation and, to provide for, among other things, (i) an increase in the number of authorized shares of Parent Class A Common Stock and Parent Class B Common Stock, and (ii) the implementation of a new dual class structure in order to provide that Parent Class B Common Stock will have the same economic terms as Parent Class A Common Stock, but will carry increased voting rights in the form of ten (10) votes per share as provided in the Amended Parent Certificate of Incorporation;

WHEREAS, concurrently with the execution of this Agreement, each Company Holder, as well as each other equityholder of the Company or of W3BCLOUD Limited listed on Schedule A attached hereto (collectively, the “Supporting Equityholders”). has duly executed and agreed to be bound by a transaction support agreement (the “Transaction Support Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (A) each such Supporting Equityholder has agreed to, among other things, (a) enter into at the Closing certain of the Transaction Documents, (b) not to effect any sale, distribution or disposal of Equity Interests held by such Supporting Equityholders subject to the terms described therein and (c) take, or cause to be taken, any actions necessary or advisable to support the termination of certain agreements to be terminated effective as of the Closing, and (B) W3BCLOUD Nominees Limited (as holder of the B Ordinary Shares) has agreed to exchange the B Ordinary Shares held by it for shares of Company Common Stock;

WHEREAS, in connection with the Closing, Parent, equityholders of the Company and certain stockholders of Parent shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”):

WHEREAS, in connection with the execution of this Agreement, Parent, Social Leverage Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”). Parent’s directors and officers and the Company have each duly executed and agreed to be bound by a letter agreement (the “Sponsor Letter Agreement”), whereby, among other things, (a) Sponsor and certain directors and officers of Parent have agreed to vote any Parent Shares held by such person in favor of the proposals set forth in the Proxy Statement, (b) Sponsor and Parent’s directors and officers have agreed not to redeem any Parent Shares in connection with such approval or Parent’s stockholder redemptions, (c) Sponsor has agreed that, in connection with the Merger and on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, a portion of Sponsor’s Parent Shares will be subject to a deferred vesting schedule and (d) Sponsor has, solely in the circumstances described in the Sponsor Letter Agreement, agreed to forfeit a number of its shares of Parent Class B Common Stock;

WHEREAS, in connection with the Closing, Parent and certain equityholders of the Company will enter into a Voting Agreement substantially in the form attached hereto as Exhibit B (the “Voting Agreement”), whereby among other things, certain equityholders will be provided with certain governance rights in the event their ownership of Parent exceeds certain thresholds;

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the Merger constitute a tax-free reorganization under Section 368 of the Code and, together with the Private Placements (as defined below) and relevant issuances of Parent equity pursuant to the Transaction Financing (as defined below), constitute a tax-deferred exchange within the meaning of Section 351(a) of the Code (the “Intended U.S. Tax Treatment”) and that this Agreement be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code;

WHEREAS, on or prior to the date hereof (a) W3BCLOUD Partners Limited entered into commitment letters, substantially in the form as agreed to between Parent and the Company (the “Commitment Letters”), pursuant to which certain investors agreed to make a PIPE Investment, and (b) the Company entered into an Ancillary Agreement to the Stockholders Agreement, substantially in the form as agreed to between Parent and the Company (the “Ancillary Agreement to the Stockholders Agreement”) with ConsenSys AG, Halo Holdings Limited and Advanced Micro Devices Inc. (“AMD”), pursuant to which AMD agreed to, among other things, make a PIPE Investment, in an aggregate amount which, (a) and (b) taken together, equals $50,000,000 in one or more private placements (such placements, the “Private Placements” and such securities issued, the “Private Placement Securities”), such investments to be consummated at or prior to the Closing; and

WHEREAS, concurrently with the execution of this Agreement, the Founders have entered into employment agreements with Parent, which employment agreements shall become effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” or “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Company Consideration” means an aggregate number of shares of Parent Class A Common Stock and shares of Parent Class B Common Stock equal to the Company Equity Value divided by ten dollars ($10.00) and rounded down to the nearest whole number of shares of Parent Class A Common Stock and Parent Class B Common Stock, to be issued and allotted among the Company Holders in the manner provided in Section 2.01 and as to be set out in the Allocation Schedule.

“Al Masar” means Al Masar International Investment of P.O. Box 62676, Abu Dhabi, United Arab Emirates.

“Ancillary Agreements” means the Registration Rights Agreement, the Transaction Support Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Additional Parent Warrant Agreement and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) Criminal Justice (Corruption Offences) Act 2018 of Ireland, (d) anti-bribery legislation promulgated by the European Union and implemented by its member states, (e) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (f) similar Laws applicable to the Company or any Company Subsidiary from time to time.

“Anti-Money Laundering Laws” means all laws, rules, regulations, and guidance (having the force of law) of any jurisdiction applicable to the Parties concerning terrorist financing or money laundering, including, to the extent applicable, related provisions of the Money Laundering Control Act of 1986, the USA PATRIOT Act, the Bank Secrecy Act, and the European Union anti-money laundering regulation and directives, as implemented.

“B Ordinary Shares” means the B ordinary shares, nominal value $0.001, in the capital of W3BCLOUD Limited.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Business IP” means all Company-Owned IP and all other Intellectual Property used or held for use by the Company or any Company Subsidiary.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020, Notice 2020-65, Notice 2021-11 and the Consolidated Appropriations Act, 2021.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and its subsidiaries, taken as a whole, other than such a sale to a Person or “group” (as defined in the Exchange Act) in which the holders of Parent Shares, directly or indirectly (including through Affiliates), beneficially or of record, own a majority of the combined voting securities.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock Price” means the share price equal to the volume weighted average closing sale price of one share of Parent Class A Common Stock as reported on the Stock Exchange (or any other exchange on which the Parent Class A Common Stock is then listed) for at least twenty (20) trading days out of a period of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into shares of Parent Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock).

“Company Al Masar Note Instrument” means that certain instrument created by W3BCLOUD Limited on 14 November 2019 constituting the Company Al Masar Notes.

“Company Al Masar Notes” means W3BCLOUD Limited’s eight percent (8%) Fixed Rate Unsecured Loan Notes constituted by the Company Al Masar Note Instrument.

“Company Al Masar Warrant” means the option of the holder of the Company Al Masar Notes to subscribe for up to $100,000 in shares of W3BCLOUD Limited pursuant to the terms of the Company Al Masar Note Instrument.

“Company AMD Convertible Notes” means W3BCLOUD Limited’s five percent (5%) Fixed Rate Unsecured Convertible Notes, which shall be repaid in full in connection with, and subject to the consummation of, the Closing on the Closing Date.

“Company AMD Note Amendment” means that certain amendment to the Company AMD Convertible Notes, dated as of July 13, 2022, entered into in connection with the amendment to the terms of the Company AMD Convertible Notes.

“Company Class A Common Stock” means the class A common stock, par value $0.001 per share, of the Company.

“Company Class A Per Share Consideration” means a number of shares of Parent Class A Common Stock equal to (a) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class A Common Stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company Common Stock issued and outstanding at the Effective Time, divided by (b) the number of shares of Company Common Stock issued and outstanding at the Effective Time.

“Company Class B Common Stock” means the class B common stock, par value $0,001 per share, of the Company.

“Company Class B Per Share Consideration” means a number of shares of Parent Class B Common Stock equal to (a) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class B Common Stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company Common Stock issued and outstanding at the Effective Time, divided by (b) the number of shares of Company Common Stock issued and outstanding at the Effective Time.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Convertible Note Agreement” means one or more convertible note agreements entered into by the Company between the date of this Agreement and Closing, pursuant to which the holders of the Company Private Raise Convertible Notes shall be entitled to convert such notes into Company Class A Common Stock immediately prior to the Merger, or, at the option of such holders, be exchanged for the Private Placement Securities or the securities to be issued in a Transaction Financing.

“Company Debt” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable as a result of the prepayment thereof or the consummation of the Transactions) arising under, any obligations of the Company or any Company Subsidiary consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) all obligations under currency swap, interest rate hedge, or other hedging agreements or arrangements, (d) all obligations under any drawn letters of credit or under performance bonds, bankers’ acceptances, surety bonds, or similar arrangements designed to ensure a creditor against loss, (e) all obligations for the deferred purchase price of assets, property, or services (excluding trade payables and other current liabilities incurred in the ordinary course of business), (f) all earn out obligations with respect to business acquisitions prior to the Closing, (g) all obligations as lessee under-capitalized, (h) liabilities arising from cash/book overdrafts and (i) all guarantees of any third party in respect of any of the foregoing, in each case, as at the Closing; provided, however, that in no event shall Company Debt include the Company Notes.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company in connection with this Agreement.

“Company Equity Value” means $1,100,631,349.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company, any Company Subsidiary or any of their respective Affiliates in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of their respective covenants or agreements in this Agreement or any other Transaction Document or the consummation of the Transactions contemplated hereby or thereby, including (a) the reasonable and documented fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, (b) the premiums, commissions and other fees paid or payable in connection with obtaining the D&O Tail, (c) except as otherwise expressly provided herein, the fees and expenses incurred in connection with obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (d) all obligations relating to sale, transaction, change of control, “stay around”, retention or similar bonuses or payments, severance or termination payments, or other similar amounts that accelerate, accrue or become payable to, or in respect of, any current or former employee, officer, director, consultant, independent contractor or other individual service provider of the Company or any Company Subsidiary in connection with the Closing (but not as a result of any termination of employment at the direction or request of Parent or any of its Affiliates) (including the employer portion of Taxes associated with such payments) and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to the

Company pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Parent Expenses.

“Company Holders” means the holders of the shares of Company Common Stock in issue from time to time.

“Company Jupiter Convertible Note” means W3BCLOUD Limited’s five percent (5%) Fixed Rate Unsecured Convertible Note.

“Company Material Adverse Effect” means any event, circumstance, condition, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any U.S. or Irish governmental activity (including any COVID-19 Measures) or any defaults by the U.S. or Irish government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement or which Parent has approved, consented to or requested (or any action not taken as a result of Parent’s failure to consent to any action requiring Parent’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; (g) any failure by the Company or the Company Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period, or any changes in credit rating of or with respect to the Company or any Company Subsidiary, as applicable, or any of their indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect); (h) matters to the extent disclosed in the Company Disclosure Schedule and (i) the effect of any COVID-19 Measure; provided, however, that, in case of foregoing clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected by such Effect as compared with other participants in the industries or markets in which the Company and the Company Subsidiaries operate, the extent (and only the extent) of such adverse Effect, relative to such other participants, on the Company or any Company Subsidiary may be taken into account in determining whether there has been a Company Material Adverse Effect or whether a Company Material Adverse Effect is reasonably likely to occur. A Company Material Adverse Effect shall be measured only against past performance of the Company or any Company Subsidiary, and not against any forward-looking statements, financial projections or forecasts of the Company or any Company Subsidiary.

“Company Note Instruments” means (i) the Loan Note Instrument, dated March 24, 2020, relating to the Company AMD Convertible Notes, as amended by the Company AMD Note Amendment; (ii) the Company Al Masar Note Instrument; (iii) the Loan Note Instrument, dated December 2, 2019, as amended on March 20, 2020, February 26, 2022, June 27, 2022 and July 7, 2022, relating to the Company Jupiter Convertible Note; and (iv) any Company Convertible Note Agreement, relating to the Company Private Raise Convertible Notes, in each case as such instruments may be amended, modified, replaced or supplemented from time to time.

“Company Notes” means the unsecured notes issued by W3BCLOUD Limited or the Company, as applicable, in accordance with the Company Note Instruments, as such notes may be amended, modified, replaced or supplemented from time to time.

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Private Raise Convertible Notes” means any convertible notes issued pursuant a Company Convertible Note Agreement between the date of this Agreement and Closing.

“Company Subsidiary” means each subsidiary of the Company.

“Company Subsidiary Equity Plan” means the W3BCLOUD Limited 2021 Share Option Plan adopted September 3, 2021 and as amended November 1, 2021.

“Company Subsidiary Options” means, as of any determination time, all options to subscribe for new B Ordinary Shares, whether or not exercisable and whether or not vested, granted under the Company Subsidiary Equity Plan.

“Conditions” means the conditions to the Transactions set forth in Article IX. and “Condition” means any one of the Conditions.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company, the Company Subsidiaries or Parent that is not already generally available to the public, and (b) any Suppliers of the Company or any Company Subsidiary or other Person and with respect to which the Company or any Company Subsidiary bound by any confidentiality agreements or other confidentiality restriction or obligation thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the presence, transmission, or threat of a novel coronavirus, including COVID-19 or SARS-CoV-2, or any variations, evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, lock down, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Act, or any other reasonable response to COVID-19, and (b) the reversal or discontinuation of any of the foregoing.

“Earn Out Period” means the time period between the Closing and the five (5)-year anniversary of the Closing Date.

“Employee Benefit Plan” means each (a) “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) other retirement, supplemental retirement, deferred compensation, bonus, commission, incentive compensation, profit-sharing, stock option, stock purchase, other equity or equity-based compensation arrangement, health and welfare benefit, retiree medical or life insurance, death or disability benefit, supplemental income arrangements, severance, redundancy, retention, change in control, transaction, employment, offer letter, independent contractor, consulting, fringe benefit, sick pay and vacation or other leave plans or arrangements or other employee benefit or compensation plan, program, practice, policy, agreement, or arrangement, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety.

“Equity Interests” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity (including any stock appreciation, phantom stock, profit participation or similar rights), (e) any subscriptions, calls, warrants, options, restricted stock units or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire, membership or limited liability company interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Agent” means a bank or trust company as mutually agreed to by the Parties to act as exchange agent for the payment and delivery of the Merger Consideration. If no such agreement among the Parties is reached, the Exchange Agent shall be the Continental Stock Transfer & Trust Company.

“Excluded Investor” means a competitor of the Company (as determined by the Company in good faith) or an investor whose investment in a PIPE Investment or a Transaction Financing could reasonably be expected to increase the risk of not obtaining, or the risk of materially impeding or delaying the obtaining of, any approvals from a Governmental Authority with respect to the Transactions.

“Founders” means Sami Issa and Wael Aburida.

“Fraud” means, with respect to a Person, actual, knowing and intentional fraud in the making of a representation or warranty expressly set forth in Article V or Article VI of this Agreement (as applicable); provided that Fraud shall only be deemed to exist if (a) such Person had actual knowledge (as opposed to imputed or constructive knowledge) that the representation or warranty was materially false when made, (b) such Person making such materially false representation or warranty had the specific intent to deceive another Party (or Parties) to this Agreement and to induce such Party (or Parties) to enter into this Agreement, and (c) such other Party (or Parties) justifiably relied on such materially false representation or warranty and suffered damages as a result. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, constructive fraud or any tort (including fraud) based on constructive or imputed knowledge, negligence or recklessness.

“Hazardous Substance(s).” means (a) those substances defined in or regulated as hazardous, toxic, contaminants or pollutants under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof and (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property rights or proprietary rights throughout the world, including (a) patents, patent applications, patent disclosures and industrial designs, together with all reissues, provisionals, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (collectively, “Patents”), (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all renewals, extensions, applications and registrations of any of the foregoing, together with all of the rights and goodwill associated with any of the foregoing (collectively, “Trademarks”), (c) copyrights, and other works of authorship (whether or not copyrightable), mask work rights, design rights, moral rights, whether or not registered or published, and all registrations and applications for registration, renewals and extensions thereof (collectively, “Copyrights”), (d) trade secrets, know-how (including ideas, formulas, source code, compositions, inventions (whether or not patentable or reduced to practice)), and confidential information (collectively, “Trade Secrets”), (e) database rights and rights in data, Software and other technology, (f) domain names, internet addresses and URLs and (g) any and all similar or equivalent rights arising under applicable Law.

“Jupiter” means Jupiter V LP, CO Services Cayman Limited of Willow House, PO Box 10008, Cricket Square, George Town, Grand Cayman, KY1-1001, Cayman Islands.

“Jupiter Shares” means the aggregate number of shares of Parent Class A Common Stock issuable to the holder of the Company Jupiter Convertible Note in connection with, and subject to the consummation of, the Closing on the Closing Date pursuant to the terms of the Company Jupiter Convertible Note.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge (as opposed to imputed or constructive knowledge) after reasonable inquiry of the persons listed on Schedule B. and in the case of Parent, the actual knowledge (as opposed to imputed or constructive knowledge) after reasonable inquiry of the persons listed on Schedule C: provided that, in each case, with respect to Intellectual Property, such inquiry is not required to include freedom to operate analyses, clearance searches, validity or noninfringement analyses or opinions, or any other similar analyses or opinions of counsel.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, resolution, common law, ordinance, code, edict, decree, order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority.

“Leased Real Property” means any and all of the real property leased, licensed, subleased, or otherwise used or occupied by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment, proxies, voting trust or similar agreement (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset) or other encumbrance, restriction or limitation of any kind whatsoever that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Merger Sub Organizational Documents” means the certificate of incorporation, bylaws and other organizational documents of Merger Sub, as each may be amended, modified or supplemented from time to time.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company or any Company Subsidiary on a nonexclusive basis under standard terms and conditions for a one-time total payment of less than $100,000 or an ongoing payment of less than $25,000 per year in the aggregate.

“Open Source Software” means any Software that is distributed as “free software,” “open source software” or under licensing or distribution terms (a) that allow access to the source code of the applicable software, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, and the Mozilla Public License (MPL) or (b) that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no charge.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated February 11, 2021, as amended, modified or supplemented from time to time.

“Parent Class A Common Stock” means Parent’s Class A Common Stock, par value $0.0001 per share, as described in the Parent Certificate of Incorporation.

“Parent Class B Common Stock” means Parent’s Class B Common Stock, par value $0.0001 per share, as described in the Parent Certificate of Incorporation.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent in connection with this Agreement.

“Parent Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Parent or any of its Affiliates in connection with the negotiation, preparation or execution of this Agreement or any Transaction Document, the formation of Merger Sub, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the Transactions, including any financing, legal, accounting, financial advisory, investment banking, underwriting (including deferred underwriting fees) and other advisory, transaction, agent, service provider or consulting fees, costs and expenses and any other fees, expenses, commissions or other amounts that are expressly allocated to Parent pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Parent Expenses shall not include any Company Expenses.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of Parent; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which Parent operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any U.S. or Irish governmental activity (including any COVID-19 Measures) or any defaults by the U.S. or Irish government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Parent as required by this Agreement or any Transaction Document or which the Company has approved, consented to or requested (or any action not taken as a result of the Company’s failure to consent to any action requiring the Company’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Agreement or the Transactions; (g) any failure by Parent to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, or any changes in credit rating of or with respect to Parent or any of its indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Parent Material Adverse Effect); (h) matters to the extent disclosed in the Parent Disclosure Schedule and (i) the effect of any COVID-19 Measure; provided, however, that, in case of foregoing clauses (a) through (d) to the extent that Parent is materially and disproportionately affected by such Effect as compared with other “SPACs” participants in the industries in which Parent operates, the extent (and only the extent) of such adverse Effect, relative to such other participants, on Parent may be taken into account in determining whether there has been a Parent Material Adverse Effect or whether a Parent Material Adverse Effect is reasonably likely to occur.

“Parent Organizational Documents” means the Parent Certificate of Incorporation, the bylaws of Parent and the Trust Agreement, in each case, as amended, modified or supplemented from time to time.

“Parent Shares” means the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by stockholders of Parent of the Redemption Rights.

“Parent Unit” means units of Parent consisting of one (1) share of Parent Class A Common Stock and one-fourth (1/4) of one (1) Parent Warrant.

“Parent Warrant Agreement” means that certain warrant agreement, dated as of February 11, 2021, by and between Parent and Continental Stock Transfer & Trust Company.

“Parent Warrants” means whole warrants to subscribe for shares of Parent Class A Common Stock as contemplated under the Parent Warrant Agreement, with each whole warrant exercisable for one (1) share of Parent Class A Common Stock at an exercise price of $11.50.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not, and would not, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising with respect to real property in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (c) Liens for Taxes not yet due and payable, or Liens that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with US GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s real property, including the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (e) non-exclusive licenses of Intellectual Property, (f) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way, in each case in respect of real property, arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, in each case to the extent the same do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto, (g) Liens that will be released prior to or as of the Closing and (h) Liens created in connection with actions permitted under Section 7.01.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) any information that, alone or in combination with other information can reasonably be used to identify an individual (e.g., name, address, telephone number, email address, financial account number or government-issued identifier), and (b) any other information that constitutes personal data or personal information under any applicable privacy or data protection Law.

“PIPE Investment” means the purchase of shares of Parent Class A Common Stock or other equity or equity-linked securities of Parent or the Company that is the product of an arm’s length transaction with a third-party investor pursuant to the Subscription Agreements.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Privacy Obligations” means (a) applicable privacy, information security and data protection Laws, (b) applicable self-regulatory standards and (c) published policies or notices of the Company and the Company Subsidiaries, in each case, to the extent related to privacy, information security, data protection or the Processing of Personal Information.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Process” or “Processing” means any operation or set of operations which is performed on data, including Personal Information or sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, processing, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, safeguarding, security, disposal, erasure or destruction.

“Redemption Rights” means the redemption rights provided for in Article IX of the Parent Certificate of Incorporation.

“Registered Intellectual Property” means all social media accounts and Intellectual Property that is the subject of registration (or an application for registration), including domain names, Patents, and applications, registrations, renewals, and extensions for Trademarks and Copyrights.

“Representatives” means with respect to any person, such person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Parent Stockholder Approval” means the approval of the Parent Proposals by the affirmative vote of the holders of the requisite number of Parent Shares entitled to vote thereon, whether in person or by proxy, at a duly convened meeting of the Parent stockholders.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, located or ordinarily resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region) or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Breach” means any (a) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Sensitive Data, (b) unauthorized or unlawful Processing, sale, or rental of Sensitive Data, (c) phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a business disruption or (d) other act or omission that compromises the security, availability, integrity, or confidentiality of Sensitive Data.

“Sensitive Data” means (a) all Personal Information and (b) confidential or proprietary business information or trade secret information, including proprietary data.

“Software” means all computer software including firmware and middleware, in any format (including object code or source code format).

“Stock Exchange” means the New York Stock Exchange, the Nasdaq Stock Market LLC, or another national securities exchange mutually agreed to by the parties, as applicable.

“Subscription Agreements” means any subscription agreement entered into by Parent or the Company substantially in the form as agreed to between the Company and Parent.

“subsidiary” or “subsidiaries” of the Company, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in the operations of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, corporate income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Transactions.

“Transaction Financing” means any equity or equity-linked financing of Parent that is the product of an arm’s length transaction with a third-party investor entered into between the date of this Agreement and the Closing or any non-redemption agreements from existing stockholders of Parent which may include non-redemption agreements from existing stockholders of Parent or other actions to minimize redemptions from the Trust Account (other than structures that require the Company to make any payment out of the funds held in the Trust Account at any time, including after Closing), provided that (a) any such financing results in cash proceeds to Parent at or prior to the Closing, (b) such financing does not constitute Parent Expenses and will not be repaid in whole or in part prior to or at the Closing, (c) any such financing is necessary to cause the Minimum Cash Balance to be satisfied, (d) any investor in such financing is not an Excluded Investor, and (e) Parent has obtained the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Merger.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Triggering Event” means, collectively, Triggering Event I, Triggering Event II and Triggering Event III.

“Triggering Event I” means the date on which the Common Stock Price is greater than $12.50 after the Closing Date, but within the Earn Out Period.

“Triggering Event II” means the date on which the Common Stock Price is greater than $15.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event III” means the date on which the Common Stock Price is greater than $17.50 after the Closing Date, but within the Earn Out Period.

“Union” means any labor union, works council, or other employee representative body.

“US GAAP” means United States generally accepted accounting principles.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Parent in connection with its due diligence investigation of the Company relating to the Transactions.

“W3BCLOUD Limited” means W3BCLOUD LIMITED, a company incorporated under the laws of Ireland and an indirect, wholly-owned subsidiary of the Company.

“W3BCLOUD Nominees Limited” means W3BCLOUD Nominees Limited, a company incorporated under the laws of Ireland.

“W3BCLOUD Partners Limited” means W3BCLOUD Partners Limited, a company incorporated under the laws of Ireland and a direct, wholly-owned subsidiary of the Company.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Acceleration Event	4.05
Action	5.09
Additional Parent SEC Reports	6.07(a)
Additional Parent Warrant Agreement	3.08
affiliate	1.01
Affiliate	1.01
Aggregate Company Consideration	1.01
Agreement	Preamble
Al Masar	1.01
Allocation Schedule	2.01(a)
Alternative Transaction	8.04(a)
AMD	Recitals
Amended Parent Bylaws	3.04(b)
Amended Parent Certificate of Incorporation	3.04(b)
Ancillary Agreement to the Stockholders Agreement	Recitals
Ancillary Agreements	1.01
Anti-Corruption Laws	1.01
Anti-Money Laundering Laws	1.01
Antitrust Laws	8.12(a)
Audited Financial Statements	5.07(a)
Available Cash	9.03(d)
B Ordinary Shares	1.01
Blue Sky Laws	5.05(b)
Book Entry Shares	3.06(b)
Business Day	1.01
Business IP	1.01
CARES Act	1.01
Certificate of Merger	3.02
Certificates	3.06(b)
Change in Recommendation	8.02
Change of Control	1.01
Chosen Courts	11.07(b)
Claims	7.03
Closing	4.01(a)
Closing Date	4.01(a)
Closing Filing	8.10
Closing Press Release	8.10
Closing W3BCLOUD Partners Limited Financial Statements	8.19(a)
Code	1.01
Common Stock Price	1.01
Company	Preamble
Company Al Masar Note Instrument	1.01
Company Al Masar Notes	1.01
Company Al Masar Warrant	1.01
Company AMD Convertible Notes	1.01

Company AMD Note Amendment	1.01
Company Board	Recitals
Company Class A Common Stock	1.01
Company Class A Per Share Consideration	1.01
Company Class B Common Stock	1.01
Company Class B Per Share Consideration	1.01
Company Common Stock	1.01
Company Convertible Note Agreement	1.01
Company Debt	1.01
Company Disclosure Schedule	1.01
Company Engagement	11.14(d)
Company Equity Value	1.01
Company Expenses	1.01
Company Holders	1.01
Company Jupiter Convertible Note	1.01
Company Material Adverse Effect	1.01
Company Note Instruments	1.01
Company Notes	1.01
Company Organizational Documents	1.01
Company Parties	11.14(d)
Company Permits	5.06(a)
Company Private Raise Convertible Notes	1.01
Company Privileged Communications	11.14(b)
Company Requisite Approvals	5.04
Company Stockholder Written Consent	8.20
Company Stockholder Written Consent Deadline	8.20
Company Subsidiary	1.01
Company Subsidiary Equity Plan	1.01
Company Subsidiary Options	1.01
Company Waiving Parties	11.14(a)
Company-Owned IP	1.01
Conditions	1.01
Confidential Information	1.01
Confidentiality Agreement	8.03(b)
Contaminants	5.13(i)
Contracting Parties	11.13
control	1.01
Copyrights	1.01
COVID-19	1.01
COVID-19 Measures	1.01
Current Insurance	8.07(d)
D&O Indemnified Person	8.07(a)
D&O Tail	8.07(d)
DGCL	Recitals
Disclosure Schedules	11.06
Earn Out Period	1.01
Earn Out Shares	4.04(a)
Effect	1.01
Effective Time	3.02
Employee Benefit Plan	1.01
Environmental Laws	1.01
Equity Interests	1.01

ERISA	1.01
ERISA Affiliate	5.10(c)
Exchange Act	5.05(b)
Exchange Agent	1.01
Exchange Fund	3.06(e)(i)
Exchange Private Placement Warrants	3.08
Excluded Investor	1.01
Ex-Im Laws	1.01
Founders	1.01
Fraud	1.01
Governmental Authority	5.05(b)
Hazardous Substance(s)	1.01
HSR Act	1.01
Insurance Policies	5.17(a)
Insured Persons	8.07(d)
Intellectual Property	1.01
Intended U.S. Tax Treatment	Recitals
IRS	5.10(b)
IT Systems	5.13(i)
Jupiter	1.01
Jupiter Shares	1.01
knowledge	1.01
Law	1.01
Lease	5.12(b)
Lease Documents	5.12(b)
Leased Real Property	1.01
liability	1.01
Liability	1.01
Lien	1.01
Material Contracts	5.16(a)
Merger	Recitals
Merger Consideration	3.06(b)
Merger Sub	Preamble
Merger Sub Organizational Documents	1.01
Minimum Cash Balance	9.03(d)
Multiemployer Plan	1.01
Nonparty Affiliates	11.13
Non-U.S. Plan	5.10(j)
Off-the-Shelf Software	1.01
Open Source Software	1.01
Outside Date	10.01(b)
Parent	Preamble
Parent Acquisition Proposal	8.04(b)
Parent Board	Recitals
Parent Board Recommendation	8.02
Parent Certificate of Incorporation	1.01
Parent Class A Common Stock	1.01
Parent Class B Common Stock	1.01
Parent Disclosure Schedule	1.01
Parent Engagement	11.14(c)
Parent Equity Plans	8.06(b)
Parent ESPP	8.06(b)

Parent Expenses	1.01
Parent LTIP	8.06(a)
Parent Material Adverse Effect	1.01
Parent Material Contracts	6.10(a)
Parent Organizational Documents	1.01
Parent Parties	11.14(c)
Parent Preferred Shares	6.03(a)
Parent Privileged Communications	11.14(a)
Parent Proposals	8.02
Parent SEC Reports	6.07(a)
Parent Shares	1.01
Parent Stockholder Redemption	8.01(a)
Parent Stockholder Redemption Amount	1.01
Parent Stockholders’ Meeting	8.02
Parent Tail	8.07(e)
Parent Unit	1.01
Parent Waiving Parties	11.14(b)
Parent Warrant Agreement	1.01
Parent Warrants	1.01
Parties	Preamble
Patents	1.01
PCAOB	1.01
Permitted Liens	1.01
person	1.01
Person	1.01
Personal Information	1.01
PIPE Investment	1.01
PIPE Investors	1.01
Plans	5.10(a)
Privacy Obligations	1.01
Private Placement Warrants	6.03(a)
Private Placements	Recitals
Proceeding	1.01
Process	1.01
Processing	1.01
Proxy Statement	8.01(a)
Redemption Rights	1.01
Registered Intellectual Property	1.01
Registration Rights Agreement	Recitals
Remedies Exceptions	5.04
Replacement Parent Option	3.06(d)
Representatives	1.01
Required Parent Stockholder Approval	1.01
Sanctioned Person	1.01
Sanctions	1.01
SEC	1.01
SEC Clearance Date	8.02
Securities Act	5.05(b)
Security Breach	1.01
Sensitive Data	1.01
Signing Filing	8.10
Signing Press Release	8.10

Software	1.01
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Stock Exchange	1.01
Stockholder Litigation	8.15
Subscription Agreements	Recitals
subsidiaries	1.01
subsidiary	1.01
Supplier	1.01
Supporting Equityholders	Recitals
Surviving Corporation	3.01
Tax	1.01
Tax Return	1.01
Taxes	1.01
Taxing Authority	1.01
Terminating Company Breach	10.01(f)
Terminating Parent Breach	10.01(g)
to the knowledge	1.01
Top Suppliers	5.23
Trade Secrets	1.01
Trademarks	1.01
Transaction Documents	1.01
Transaction Financing	1.01
Transaction Support Agreement	Recitals
Transactions	1.01
Treasury Regulations	1.01
Triggering Event	1.01
Triggering Event I	1.01
Triggering Event II	1.01
Triggering Event III	1.01
Trust Account	6.13
Trust Agreement	6.13
Trust Fund	6.13
Trustee	6.13
Union	1.01
US GAAP	1.01
Virtual Data Room	1.01
W3BCLOUD Limited	1.01
W3BCLOUD Nominees Limited	1.01
W3BCLOUD Partners Limited	1.01

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including, without limitation,” (vii) the word “or” shall be disjunctive but not necessarily exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law, (x) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter, (xi) words importing the singular shall also include the plural, and vice versa, (xii) references to “$” or “dollar” shall be references to United States dollars, (xiii) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (xiv) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time and (xv) all references to any contract are to that contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) The measure of a period of one (1) month or year for the purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that, if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1); provided, further, that, if the last calendar day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day.

(e) References to the “ordinary course of business” or words of similar import shall, in each case, be deemed to mean the ordinary course of business consistent with past custom and practice; provided that any action taken, or omitted to be taken, and any adjustments and modifications thereto taken in good faith in response to or as a result of COVID-19 or any COVID-19 Measures shall be deemed to be in the “ordinary course of business.”

(f) For the purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “furnished to Parent,” “made available to Parent” or similar expressions shall mean that the Company has (or has caused to be): (i) posted such materials to the Virtual Data Room, in a manner that enables viewing of such materials by Parent and its Representatives and not removed prior to the date hereof or (ii) set forth a copy of such materials in the Company Disclosure Schedule.

(g) For the purposes of this Agreement, references to the term “delivered by Parent,” “delivered to the Company,” “furnished to the Company,” “made available to the Company” or similar expressions shall mean that Parent has (or has caused to be) set forth a copy of such materials in the Parent Disclosure Schedule.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under US GAAP.

ARTICLE II

COMPANY SECURITIES

Section 2.01 Company Securities.

(a) Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule, substantially in the form attached as Exhibit C (the “Allocation Schedule”), setting forth (i) the number of shares and class of Company Common Stock held by the Company Holders, the number of B Ordinary Shares held by the holders of B Ordinary Shares and the number of Company Subsidiary Options held by the holders of Company Subsidiary Options, the weighted average exercise price thereof and the number of Replacement Parent Options to be issued to the holders of Company Subsidiary Options, (ii) the number of shares of Parent Class B Common Stock to be allocated, directly or indirectly, to the Founders, (iii) the number of shares of Company Common Stock, if any, to be issued to the holders of Company Private Raise Convertible Notes, if any, (iv) the number of shares of Company Common Stock issued, or to be issued, to a person who becomes a party to the Transaction Support Agreement after the date hereof and (v) the allocation of such Aggregate Company Consideration and (vi) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i) through (v) is, and will be as of immediately prior to the Effective Time, to the actual knowledge of such authorized officer of the Company, true and correct in all material respects. Following delivery of the Allocation Schedule, the Company shall review and consider in good faith any comments to the Allocation Schedule provided by Parent or any of its Representatives. The Allocation Schedule finalized hereunder shall be used for purposes of issuing the Aggregate Company Consideration to the Company Holders (which, for the avoidance of doubt, at such time will include the owner of record of the shares of Company Class A Common Stock, if any, to be issued to the holders of Company Private Raise Convertible Notes, if any) pursuant to and in accordance with the Merger.

(b) In accordance with the terms of the Company Notes, (i) the Company AMD Convertible Notes shall be repaid in cash in full upon the earlier of (x) the consummation of the Closing on the Closing Date, (y) April 30, 2023, and (z) the date on which W3BCLOUD Partners Limited or W3BCLOUD Limited notifies the holder of the Company AMD Convertible Notes that it no longer intends to pursue the Transactions, (ii) the Company Al Masar Notes outstanding immediately prior to the Merger shall be repaid pursuant to the terms of the Company Al Masar Note Instrument, as such terms may be amended or modified prior to Closing, (iii) the Company Jupiter Convertible Note shall convert into the Jupiter Shares, with the effect from the issuance of the Jupiter Shares the Company’s obligations under the Company Jupiter Convertible Note shall lapse and be irrevocably discharged and released by Jupiter in all respects and shall be of no further effect, in each case, in accordance with the Company Jupiter Convertible Note, and (iv) the Company Private Raise Convertible Notes, if any, shall be converted into Company Class A Common Stock immediately prior to the Merger, or, at the option of the holders thereof, be exchanged for the Private Placement Securities or the securities to be issued in a Transaction Financing.

(c) Prior to the Merger, each B Ordinary Share that is issued and outstanding shall be acquired by the Company in exchange for shares of Company Class A Common Stock on a one-for-one basis, and at the Effective Time, such shares of Company Class A Common Stock shall be converted into and become the right to receive the Company Class A Per Share Consideration pursuant to the Merger.

Section 2.02 Withholding. Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

THE MERGER

Section 3.01 Closing of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a direct, wholly-owned subsidiary of Parent.

Section 3.02 Effective Time. Subject to the provisions of this Agreement, a certificate of merger (in a form reasonably satisfactory to Parent and the Company) satisfying the requirements of the DGCL shall be duly executed by the Company and Merger Sub and shall be filed on the Closing Date with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Parent and the Company and expressly specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 3.03 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the holder of any securities, the separate corporate existence of Merger Sub shall cease and all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.04 Governing Documents.

(a) At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and as provided by applicable Law.

(b) At the Effective Time, Parent’s amended and restated certificate of incorporation shall be amended and restated substantially in the form attached hereto as Exhibit D (the “Amended Parent Certificate of Incorporation”) and Parent’s bylaws shall be amended and restated substantially in the form attached hereto as Exhibit E (the “Amended Parent Bylaws”), in each case, with such changes as may be agreed in writing by Parent and the Company, and such shall be the certificate of incorporation and bylaws of Parent until thereafter amended in accordance with their respective terms and as provided by applicable Law.

Section 3.05 Officers and Directors.

(a) Immediately following the Effective Time, (i) the Parent Board shall be comprised of individuals to be agreed upon between the Company and Parent (provided that the Parent Board shall consist of seven (7) directors and shall at least include each of the individuals set forth on Exhibit F). each to hold office in accordance with the Amended Parent Certificate of Incorporation and (ii) the officers of the Company as of immediately before the Effective Time shall become the officers of Parent following the Effective Time, in each case to hold office in accordance with the Amended Parent Certificate of Incorporation.

(b) The Parties shall cause the initial directors of the Board of Directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately following the Effective Time to be comprised of the Board of Directors and executive officers of the Company as of immediately prior to the Effective Time.

Section 3.06 Effect on Capital Stock and Company Subsidiary Options.

(a) Conversion of Parent Common Stock. Each share of Parent Class B Common Stock that is issued and outstanding as of immediately prior to the Effective Time, but following the forfeiture of certain shares of Parent Class B Common Stock pursuant to the Sponsor Letter Agreement, shall automatically convert in accordance with the terms of the Parent Certificate of Incorporation into one (1) share of Parent Class A Common Stock. All of the shares of Parent Class B Common Stock converted into shares of Parent Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of shares of Parent Class B Common Stock shall thereafter cease to have any rights with respect to such securities;

(b) Conversion of Company Common Stock. Aside from (i) any shares of Company Common Stock held in the treasury of the Company, which shares shall be canceled as part of the Merger and shall not constitute “Company Common Stock” hereunder, and (ii) any shares of Company Common Stock held by Company Holders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL, each share of (A) Company Class A Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive the Company Class A Per Share Consideration and (B) Company Class B Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive the Company Class B Per Share Consideration ((A) and (B), collectively, the “Merger Consideration”) by virtue of the Merger and without any action on the part of the Parties or any of their respective stockholders. As a result of the Merger, at the Effective Time, each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and each holder of record of a non-certificated outstanding share of Company Common Stock represented by book entry (“Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book Entry Share (as applicable) immediately prior to the Effective Time to be delivered in accordance with Section 3.06(e).

(c) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective stockholders, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be automatically converted (in exchange for the cancellation of the shares of common stock of Merger Sub and the funding of the Merger Consideration by Parent) into one (1) newly issued fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and all of which shall be held by Parent.

(d) Company Subsidiary Options. At the Effective Time, each Company Subsidiary Option that is outstanding as of immediately prior to the Effective Time shall automatically, pursuant to Rule 15 of the Company Subsidiary Equity Plan and without any action by the holder thereof, lapse and the holder of such Company Subsidiary Option shall be granted a substantially equivalent option to subscribe for shares of Parent Class A Common Stock (each, a “Replacement Parent Option”), subject to the same terms and conditions as were applicable to the corresponding former Company Subsidiary Option immediately prior to the Effective Time (except for any changes that are required solely to reflect the lapse of such Company Subsidiary Option and its replacement with a Replacement Parent Option), exercisable, subject to vesting, for that number of shares of Parent Class A Common Stock (rounded down to the nearest whole number of shares of Parent Class A Common Stock) equal to the product obtained by multiplying (i) the number of B Ordinary Shares subject to such Company Subsidiary Option immediately prior to the Effective Time by (ii) the Company Class A Per Share Consideration. The exercise price per share of Parent Class A Common Stock of such Replacement Parent Option shall be an amount equal to the quotient obtained by dividing (A) the exercise price per B Ordinary Share subject to such Company Subsidiary Option immediately prior to the Effective Time by (B) the Company Class A Per Share Consideration. In the case of any holder of Company Subsidiary Options who is subject to Section 409A of the Code, the number of shares of Parent Class A Common Stock subject to such Replacement

Parent Option and the exercise price per share of Parent Class A Common Stock of such Replacement Parent Option shall be determined in a manner that is consistent with the requirements of Section 409A of the Code. At the Effective Time, after taking into account the treatment of Company Subsidiary Options under this Section 3.06(d), the Company Subsidiary Equity Plan shall terminate and all Company Subsidiary Options (whether vested or unvested) shall no longer be outstanding and shall automatically lapse, and each holder thereof shall cease to have any rights with respect thereto or under the Company Subsidiary Equity Plan, except as otherwise expressly provided for in this Section 3.06(d). Prior to the Effective Time, the Company shall or shall cause the board of directors of the applicable Company Subsidiary, to take all necessary and appropriate actions and adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 3.06(d). The Company shall provide copies of all written actions and materials effectuating the foregoing as promptly as practicable following the distribution of the applicable materials.

(e) Exchange Procedures.

(i) Exchange Agent. At the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Holders, for exchange in accordance with this Article III, certificates or, at the Company’s option, evidence of shares in book entry form, representing the number of Parent Shares sufficient to deliver the Parent Shares included in the Merger Consideration payable pursuant to this Agreement. All certificates representing Parent Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Exchange Fund.” Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.06. the Exchange Fund shall not be used for any other purpose.

(ii) Exchange Procedures. Concurrently with the mailing of the Proxy Statement, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate and to each holder of record of a Book Entry Share, (A) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) in a form reasonably acceptable to Parent and the Company, and (B) instructions for use in effecting the surrender of the Certificates and Book Entry Shares, as applicable, in exchange for payment and issuance of the Merger Consideration therefor. Upon surrender of Certificates or Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates or Book Entry Shares (as applicable), from and after the Effective Time, shall be entitled to receive in exchange therefor: (x) that number of Parent Shares into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates or Book Entry Shares (as applicable) are being converted pursuant to Section 3.06(a). and the Certificates or Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled, and (y) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.06(e)(vii) below) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.06(e)(iv) below. No interest shall be paid or shall accrue for the benefit of holders of the Certificates or Book Entry Shares on the Merger Consideration payable in respect of the Certificates or Book Entry Shares.

(iii) Transferred Certificates: Lost. Stolen or Destroyed Certificates. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable or issuable in respect of the shares of Company Common Stock represented by the Certificate pursuant to this Section 3.06(e).

(iv) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Shares (as applicable) with respect to the shares of Company Common Stock represented thereby until such Certificate or Book Entry Shares (as applicable) have been surrendered in accordance with this Section 3.06(e). Subject to applicable Law and the provisions of this Section 3.06(e), following surrender of any such Certificate or Book Entry Shares (as applicable), from and after the Effective Time, there shall be paid to the record holder thereof by the Exchange Agent, without interest, (A) the number of shares of Parent Shares to which such record holder was entitled pursuant to this Section 3.06(e), (B) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (C) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Parent Shares with a record date on or after the date of the Effective Time but on or prior to the date of this surrender and with a payment date subsequent to surrender.

(v) No Further Ownership Rights in Company Common Stock. Until surrendered as contemplated hereby, each share of Company Common Stock shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 3.06(e), the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to shares of Company Common Stock converted in the Merger. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 3.06(e).

(vi) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Shares occurring on or after the date hereof and prior to the Effective Time.

(vii) Termination of Exchange Fund. Any portion of the Exchange Fund which has not been delivered to the holders of Certificates or Book Entry Shares (as applicable) as of the one (1) year anniversary of the Effective Time shall be delivered to Parent or its designee, upon demand. Any holder of Certificates or Book Entry Shares (as applicable) who has not complied with this Section 3.06(e) prior to the one (1) year anniversary of the Effective Time shall thereafter look only to Parent for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws). Any portion of the Exchange Fund remaining unclaimed by holders of Certificates or Book Entry Shares (as applicable), as of the date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, be cancelled.

(viii) No Liability. None of Parent, Merger Sub, the Company, or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Parent Shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.07 No Fractional Shares. No fractional Parent Shares shall be issued in connection with the Transactions, and no certificates or scrip for any such fractional shares shall be issued. The aggregate number of Parent Shares that a holder of shares of Company Common Stock is otherwise entitled to receive pursuant to this Agreement shall, in each case, be rounded down to the next whole number, without any payment or compensation to such holder of shares of Company Common Stock for any cancelled fraction of a Parent Share.

Section 3.08 Effect on Parent Warrants. At the Effective Time, each Parent Warrant that is outstanding immediately prior to the Effective Time shall remain outstanding with the terms of the Parent Warrant Agreement, except that 2,000,000 Private Placement Warrants shall be exchanged for 2,000,000 new Private Placement Warrants (the “Exchange Private Placement Warrants”) with substantially the same terms as the Private Placement Warrants, except that such Exchange Private Placements Warrants will become callable at a reference price of $18.00 per share, subject to conditions set forth in the Additional Parent Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.08. including causing (a) the Additional Parent Warrant Agreement to be entered into to give effect to this Section 3.08. such agreement to be in substantially in the form attached hereto as Exhibit G (the “Additional Parent Warrant Agreement”), and (b) the Private Placement Warrants being exchanged to be cancelled upon such exchange.

Section 3.09 Payment of Expenses.

(a) Not sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all of the Company Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Company Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date. Except as otherwise provided in this Agreement, on the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds all such unpaid Company Expenses.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all Parent Expenses incurred by or on behalf of Parent (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Parent Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date. On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds all such unpaid Parent Expenses.

Section 3.10 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by Company Holders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Merger Consideration unless and until such Company Holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Holder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon.

(b) Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal rights received by the Company in writing and any withdrawals of such demands made in writing, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), make any payment with respect to any demands for appraisal rights or offer to settle or settle any such demands.

ARTICLE IV

CLOSING: EARN OUT

Section 4.01 Closing.

(a) The closing of the Merger contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables and release of signatures at 9:00 a.m., New York City time, on a date to be agreed by the Parties, being not more than three (3) Business Days (or such shorter period of time as remains before 11:59 p.m., New York City time, on the Outside Date) after the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable and permissible) of all of the Conditions (“Closing Date”) with the exception of those that can only be satisfied at the Closing, but subject to the satisfaction of such Conditions.

Section 4.02 Closing Documents

(a) At Closing, Parent shall deliver (or cause to be delivered) to the Company:

(i) a copy of the Registration Rights Agreement, duly executed by Parent and Sponsor;

(ii) copies of duly executed letters of resignation from each director and officer of Parent set forth in Section 9.03(g). of the Parent Disclosure Schedule; and

(iii) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 9.03.

(b) At Closing, the Company shall deliver (or caused to be delivered) to Parent:

(i) a copy of the Registration Rights Agreement, duly executed by all such parties thereto (excluding Parent and Sponsor); and

(ii) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 9.02.

Section 4.03 Capitalization.

(a) Exhibit H sets forth an illustrative calculation of the capitalization of Parent immediately following the consummation of the Transactions.

Section 4.04 Issuance of Earn Out Shares.

(a) Following the Closing, and as additional consideration for the Merger and the Transactions, within five (5) Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to the Company Holders set forth in the Allocation Schedule the following Parent Shares (which may be equitably adjusted in accordance with Section 4.06. the “Earn Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i) upon the occurrence of Triggering Event I, a one-time issuance of 8,330,000 Earn Out Shares;

(ii) upon the occurrence of Triggering Event II, a one-time issuance of 8,330,000 Earn Out Shares; and

(iii) upon the occurrence of Triggering Event III, a one-time issuance of 8,330,000 Earn Out Shares.

(b) For the avoidance of doubt, the Company Holders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Company Holders be entitled to receive more than an aggregate of 24,990,000 Earn Out Shares.

Section 4.05 Earn Out Acceleration Event. If, during the Earn Out Period, there is a Change of Control that will result in the holders of Parent Shares receiving a per share price in excess of the applicable Common Stock Price required in connection with any Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control: (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred; and (b) Parent shall issue the applicable Earn Out Shares to the Company Holder, and the recipients of such issued Earn Out Shares shall be eligible to participate in such Change of Control.

Section 4.06 Adjustments to Earn Out Shares. If, during the period from the Closing through the end of the Earn Out Period, the outstanding Parent Shares are changed into a different number or class of shares by reason of any merger, stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the number of Earn Out Shares issued pursuant to this Article IV shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 4.06 shall be construed as permitting Parent to take any action or enter into any transaction otherwise prohibited by this Agreement. If, during the period from the Closing through the end of the Earn Out Period, Parent or any of its successors or assigns consolidates with or merges into any other Person (including in connection with a Change of Control) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent shall succeed to the obligations set forth in this Article IV, provided, however, that the forgoing shall not limit Parent from consummating a Change of Control or entering into an agreement that contemplates a Change of Control.

Section 4.07 Tax Treatment of Earn Out Shares. Any issuance of Earn Out Shares, including any issuance of Earn Out Shares made upon the occurrence of an Acceleration Event pursuant to Section 4.05, shall be treated as an adjustment to the Aggregate Company Consideration by the Parties for U.S. federal, applicable state and local, and foreign income Tax purposes, unless otherwise required by Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule delivered by the Company in connection with this Agreement, the Company hereby represents and warrants to Parent as follows:

Section 5.01 Organization and Qualification: Subsidiaries.

(a) The Company is a legal entity, duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate have a Company Material Adverse Effect.

(b) Each Company Subsidiary is an entity, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (to the extent the applicable jurisdiction recognizes such concept) and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or formation, as applicable, of each Company Subsidiary and the number of shares and percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.01(c). of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. Except with respect to the Company Subsidiaries, the Company does not directly or indirectly own (nor is party to any agreement or arrangement to own or acquire) any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any corporation, partnership, joint venture or business association or other entity.

Section 5.02 Organizational Documents. The Company has made available to Parent complete and correct copies of the Company Organizational Documents and the organizational documents of each Company Subsidiary, each as amended to date. Such organizational documents are in full force and effect and neither the Company nor any Company Subsidiary is in material violation of any provision thereunder.

Section 5.03 Capitalization.

(a) Section 5.03(a). of the Company Disclosure Schedule sets forth a true and complete list of each class and series of the Equity Interests issued and outstanding in the Company as of July 29, 2022. The legal and beneficial interest in all such Equity Interests are held by the holders thereof, free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Company Organizational Documents. All such Equity Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) have been offered, sold and issued in compliance in all material respects with applicable securities Laws and other applicable Law, (iii) were not issued in violation of the Company Organizational Documents and (iv) were not issued in, and are not in, violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person.

(b) Except for 12,647 Company Subsidiary Options outstanding as of June 30, 2022, and 28,853 B Ordinary Shares issued with respect to Company Subsidiary Options that have been exercised as of June 30, 2022, each outstanding Equity Interest of each Company Subsidiary is owned one hundred percent (100%) by the Company or another Company Subsidiary, free and clear of all Liens, other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(c) Except as set forth in Section 5.03(b), there are no options, restricted stock, phantom stock, preemptive rights, warrants, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 5.03(b), neither the Company nor any Company Subsidiary has granted any equity appreciation rights, profit interests or profit participation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of, any Equity Interests in the Company or any Company Subsidiary.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) Section 5.03(e) of the Company Disclosure Schedule sets forth the following information with respect to each Company Subsidiary Option outstanding: (i) the name of the Company Subsidiary Option recipient; (ii) the number of B Ordinary Shares subject to such Company Subsidiary Option; (iii) the exercise price per B Ordinary Share of such Company Subsidiary Option; (iv) the date on which such Company Subsidiary Option was granted; (v) the number of Company Subsidiary Options that are vested and exercisable; (vi) the applicable vesting schedule; and (vii) the date on which such Company Subsidiary Option expires. The Company has made available to Parent a copy of the Company Subsidiary Equity Plan, pursuant to which the Company has granted the Company Subsidiary Options that are currently outstanding and the form of all award agreements evidencing such Company Subsidiary Options. Each Company Subsidiary Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Subsidiary Equity Plan, (ii) is and has always been exempt from Section 409A of the Code, to the extent applicable, (iii) has a grant date identical to the grant date of the Company Subsidiary Option actually approved by the board of directors of the applicable Company Subsidiary (or the appropriate committee thereof), and (iv) qualifies for the Tax and accounting treatment afforded to such Company Subsidiary Option in the Company’s Tax Returns and financial statements, respectively. The only plan, program or agreement pursuant to which the Company or any Company Subsidiary has granted or issued equity or equity-based awards is the Company Subsidiary Equity Plan and neither the Company nor any Company Subsidiary has ever maintained or sponsored any other equity-based plan, program or agreement for the benefit of any prospective, current or former employees, officers, directors, or individual consultants of the Company or any Company Subsidiary. The treatment of Company Subsidiary Options contemplated by this Agreement is permitted by the Company Subsidiary Equity Plan and the agreements evidencing the Company Subsidiary Options. No Company Subsidiary Option has an exercise price that has been or may be less than the fair market value of the underlying equity securities of the applicable Company Subsidiary as of the date such Company Subsidiary Option was granted nor has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Subsidiary Option. All shares of the applicable Company Subsidiary subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(f) Section 5.03(f) of the Company Disclosure Schedule sets forth a list of all indebtedness for borrowed money in an amount greater than $500,000 of the Company and each Company Subsidiary as of the date of this Agreement, including the initial principal amount of such indebtedness, the outstanding principal balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 5.04 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party thereto and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 5.05 and the adoption of this Agreement by holders of a majority of the voting power represented by all outstanding shares of Company Common Stock voting together as a single class (the “Company Requisite Approvals”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board and, upon receipt of the Company Requisite Approval, no other corporate proceedings on the part of the Company or the Company Holders are necessary to authorize the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Company Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other Party, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general equitable principles, whether considered in a proceeding at law or equity (together, (a) and (b), the “Remedies Exceptions”). Each Transaction Document to be executed by the Company at or prior to the Closing will be, when executed and delivered by the Company, duly and validly executed and delivered and, assuming due authorization and execution by each other Party thereto and the consummation of the Closing, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to any applicable Remedies Exception. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the transactions contemplated hereby.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement or any other Transaction Document (to which the Company is or will be a party) by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings, registrations and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.05(b), and assuming all other required filings, waivers, approvals, consents, authorizations, registrations and notices disclosed in Section 5.05(b). of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement or any other Transaction Document (to which the Company is or will be a party) by the Company, will not (i) conflict with, result in a breach or default of any provision of, or violate, the Company Organizational Documents or the organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of consent, notice, termination, amendment, acceleration or cancellation of (other than pursuant to any Plan), or result in the creation of a material Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or by which their respective assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization, registration or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, board, bureau, ministry, institute, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and the pre-merger notification requirements of the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations, registrations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.06 Permits; Compliance.

(a) Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (i) is and has been in compliance in all material respects with any and all Laws applicable to the Company and the Company Subsidiaries or its business, properties or assets, except for failures to comply or violations which would not be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or reasonably expected to materially interfere with the Transactions (including the Merger), and (ii) is in possession of all permits necessary for the Company or such Company Subsidiary, as applicable to own, lease and operate its properties (including the Leased Real Properties) or carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permit would not be materially adverse to the Company and the Company Subsidiaries, taken as a whole, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Since January 1, 2019, (x) neither the Company nor any Company Subsidiary has been sanctioned, fined or penalized for any violation of or failure to comply with any applicable Law, (y) neither the Company nor any

Company Subsidiary is, or has been, in conflict with, or in default, breach or violation of, any Company Permit and (z) neither the Company nor any Company Subsidiary has received inspection, report, notice of adverse finding, warning letter, resolution, writ, untitled letter or other correspondence with or from any Governmental Authority alleging or asserting noncompliance with applicable Laws or any Company Permit by the Company or any of the Company Subsidiaries, except, with respect to clauses (x), (y) and (z), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) With respect to transactions in digital assets, (i) the Company and the Company Subsidiaries are, and have been, in compliance in all material respects with applicable securities and digital asset Laws applicable to the Company and the Company Subsidiaries, and (ii) each of the Company and each Company Subsidiary’s digital asset and digital infrastructure activities are and have been conducted at all times in material compliance with applicable requirements of relevant securities and digital asset Laws applicable to the Company and the Company Subsidiaries.

Section 5.07 Financial Statements.

(a) The Company has made available to Parent, and attached as Section 5.07(a) of the Company Disclosure Schedule, true and complete copies of the audited consolidated balance sheet of W3BCLOUD Partners Limited and the Company Subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of operations, cash flows and changes in equityholders’ equity of W3BCLOUD Partners Limited and its subsidiaries for each of the years then ended, together with the unqualified auditor’s reports thereon (the “Audited Financial Statements”). Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents (as applicable), in all material respects, the financial position, results of operations, and cash flows of W3BCLOUD Partners Limited and its subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) Except as and to the extent set forth on the Audited Financial Statements or Section 5.07(b) of the Company Disclosure Schedule, neither W3BCLOUD Partners Limited nor any of its subsidiaries has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since December 31, 2021 or (ii) liabilities that arose in connection with the Transactions (which, for the avoidance of doubt, shall include the Company Private Raise Convertible Notes).

(c) The Company has established and maintained a system of internal accounting controls. To the Company’s knowledge such internal accounting controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with US GAAP.

(d) Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has identified, been made aware of, or received any written complaint, allegation, assertion or claim that, (i) any significant deficiency or material weakness in Company or any Company Subsidiary’s respective internal accounting controls, (ii) any fraud (whether or not material) that involves the Company’s management or other employees of the Company or any Company Subsidiary who have a role in the preparation of financial statements or internal accounting controls utilized by the Company or any Company Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

Section 5.08 Absence of Certain Changes or Events. Since December 31, 2021 and on and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, as set forth on Section 5.08 of the Company Disclosure Schedule or expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (b) there has not been a Company Material Adverse Effect.

Section 5.09 Absence of Litigation. Except as set forth on Section 5.09 of the Company Disclosure Schedule or would not be material to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, there is no litigation, Proceeding, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination, assessment or award of any Governmental Authority.

Section 5.10 Employee Benefit Plans,

(a) Section 5.10(a) of the Company Disclosure Schedule includes a true and complete list of, as of the date of this Agreement, all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) (other than offer letters for at-will employment without an obligation to pay severance or post-employment benefits) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, consultant and/or other service provider, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan required to be set forth on Section 5.10(a) of the Company Disclosure Schedule, the Company has made available to Parent, as applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (ii) copies of the most recent scheme booklet, summary plan description and any summaries of material modifications, (iii) copies of the most recent Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules or other most recent annual reports filed with any Governmental Authority and all schedules thereto, (iv) copies of the most recently received IRS determination or opinion letter for each such Plan and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c) None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six (6) years prior to the Closing Date contributed to or had an obligation to contribute to, or has or has had any Liability (contingent or otherwise) under, and no Plan is or was within the past six (6) years, (i) a Multiemployer Plan, (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to the Company, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

(d) None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law and for which the recipient pays the full cost of coverage.

(e) Each Plan was established and has been adopted and administered in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No non-exempt “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code with respect to any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. To the Company’s knowledge no Plan is, or in the last three (3) has been, the subject of an examination or audit by any Governmental Authority or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(f) Each of the Plans that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or is a prototype plan that is subject to a favorable opinion letter from the IRS, in either case upon which it can rely, and to the Company’s knowledge nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any related trust.

(g) All contributions, distributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries to the extent required by, and in accordance with, US GAAP, except as would not result in material liability to the Company or any Company Subsidiary.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event: (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or otherwise, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or otherwise, (iii) result in the acceleration of the time of payment, or trigger any funding or vesting of any benefits to any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or otherwise, (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code, or (v) limit the right to merge, amend or terminate any Plan. No amount that could be received by any “disqualified individual” of the Company under any Plan or otherwise as a result of any Transaction contemplated by this Agreement, could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code. Neither the Company nor any Company Subsidiary has a material obligation to indemnify, “gross up,” compensate, reimburse, or make whole any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary for any Taxes, including any Taxes imposed under Section 4999 or Section 409A of the Code.

(i) Each Plan that constitutes a deferred compensation plan within the meaning of Section 409A of the Code that is subject to Section 409A of the Code has been maintained in all material respects, in form and operation, in accordance with the requirements of Sections 409A of the Code and applicable guidance thereunder.

(j) Each Plan subject to the Laws of any jurisdiction outside the United States (each, a “Non-U.S. Plan”) (i) has within the past three (3) years been maintained and administered in accordance with its terms and the requirements of all applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, in each case, except as would not result in material liability to the Company or any Company Subsidiary. No Non-U.S. Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), or has any material unfunded or underfunded liabilities.

Section 5.11 Labor and Employment Matters.

(a) Except as set forth in Section 5.11(a) of the Company Disclosure Schedule, no employee of the Company or any Company Subsidiary is, to the knowledge of the Company, represented by a Union and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a Union, nor is there any duty on the part of the Company or any Company Subsidiary to bargain or consult with, or provide notice to, any Union which is representing any employee of the Company or any Company Subsidiary, in connection with the execution of this Agreement or the Transactions. There are and, for the prior three (3) years were, to the knowledge of the Company, no strikes lockouts, work stoppages, slowdowns, threatened unfair labor practice charges, material grievances, material labor arbitrations, picketing, hand billing or other material labor dispute with respect to any employees of the Company or any Company Subsidiaries. There are and, for the prior three (3) years have been, no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the knowledge of the Company, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(b) Neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each employee of the Company and each Company Subsidiary and other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.

(c) Each of the Company and the Company Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business).

(d) To the knowledge of the Company, (i) no employee or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective independent contractors, will not result in any such violation, that would, in each case, cause material liability to the Company.

(e) No executive has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or the Company Subsidiaries within the twelve (12) month period following the date of this Agreement. No executive has been accused of any sexual harassment, sexual assault or other similar misconduct or sexual discrimination in connection with his or her employment with the Company or any Company Subsidiary or, to the knowledge of the Company, otherwise during the last three (3) years.

Section 5.12 Real Property; Title to Assets.

(a) Neither the Company nor any of the Company Subsidiaries owns any real property.

(b) Section 5.12(b) of the Company Disclosure Schedule lists the street address of each of the Leased Real Properties and also sets forth a list of each lease, sublease, license, or other agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or otherwise uses or occupies the Leased Real Property (each, a “Lease”), with the name of each other party thereto and the date of each Lease, and each guaranty, amendment, modification, restatement or supplement thereto (collectively, the “Lease Documents”);

(c) True and complete copies of all Lease Documents have been made available to Parent.

(d) Except as set forth in Section 5.12(b) of the Company Disclosure Schedule;

(i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property;

(ii) all Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, against the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto; and to the Company’s knowledge there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or by the other party to such Leases, except as would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole; and

(iii) to the Company’s knowledge, there are no material disputes with respect to any Lease Documents.

(e) To the Company’s knowledge, there are no contractual, legal restrictions or Actions that preclude or restrict in any material way, or will preclude or restrict in any material way, the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used as of the date of this Agreement.

(f) The Leased Real Property, and the improvements thereon, to the extent the improvements are owned by the Company, are in good repair and in good condition (ordinary wear and tear excepted), and there are no patent defects or adverse physical conditions other than those that would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole.

(g) In the past two (2) years, there has not been any material interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company currently conducted on the Leased Real Property and the Company has not experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property.

(h) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or sub-leasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens (other than Permitted Liens), except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company’s Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice.

Section 5.13 Intellectual Property and Privacy.

(a) As of the date of this Agreement, Section 5.13(a) of the Company Disclosure Schedule contains a true and complete list of all Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the record owner, jurisdiction in which such item has been issued or filed, filing date, date of issuance, expiration date and registration or application number, and registrar). The Company and the Company Subsidiaries do not own any material unregistered Trademarks. The Company-Owned IP specified in, or required to be specified in, Section 5.13(a) of the Company Disclosure Schedule is subsisting and, to the Company’s knowledge, all registrations of such Company-Owned IP are valid and enforceable.

(b) The Company or one of the Company Subsidiaries is the sole and exclusive owner of all material Company-Owned IP, free and clear of all Liens (other than Permitted Liens).

(c) Except as would not reasonably be expected to be material to business of the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have taken commercially reasonable measures to maintain in confidence all Trade Secrets and other Confidential Information constituting Company-Owned IP or otherwise possessed by the Company or any Company Subsidiary in connection with the businesses of the Company and the Company Subsidiaries, including by requiring each Person who has had access to such Trade Secrets and Confidential Information to execute an agreement that requires such Person to maintain the confidentiality of the same and (ii) to the Company’s knowledge, there has been no unauthorized access to or disclosure of any such Trade Secrets or Confidential Information.

(d) As of the date of this Agreement, there are no Proceedings pending or, to the Company’s knowledge, threatened (including interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings) (i) contesting the validity, ownership, scope, or use of any Company-Owned IP or (ii) against the Company or any Company Subsidiary alleging any infringement, misappropriation, or other violation of any Intellectual Property rights of any person. To the knowledge of the Company, (i) neither the operation of the respective businesses of the Company and the Company Subsidiaries, nor the use of the Company-Owned IP by the Company or any Company Subsidiary, infringes, misappropriates or otherwise violates, or has infringed, misappropriated, or otherwise violated, any Intellectual Property of any person and (ii) no person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated, or otherwise violated, any of the Company-Owned IP in any material respect. Neither the Company nor any of the Company Subsidiaries has received from or sent to any Person any written notice alleging any infringement, misappropriation, or other violation of, including any invitations to license or desist from using any, Intellectual Property.

(e) All past and present employees, consultants, independent contractors, management employees, founders or other persons who have created, conceived or developed Intellectual Property for the Company or a Company Subsidiary have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, or such rights have been solely and exclusively assigned to the Company or one of the Company Subsidiaries by operation of law. To the Company’s knowledge, no such person (i) is in violation of any such agreement, (ii) owns any Intellectual Property used by or held for use by for Company or a Company Subsidiary, or (iii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property.

(f) Except as would not reasonably be expected to be material to the business of the Company and each of the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries, have complied with the terms of any licenses applicable to any Open Source Software used in any Business IP, including, providing all copyright notices and attributions required by such license agreements. To the Company’s knowledge, none of the Software that constitutes Company-Owned IP is combined with, derived from, distributed with or otherwise provided by or on behalf of the Company or any Company Subsidiary with, any Open Source Software in a manner that that requires such Software constituting Company-Owned IP to be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

(g) Neither the Company nor any Company Subsidiary is bound by any agreement (including any source code escrow agreement) pursuant to which the Company or any Company Subsidiary is obligated to provide, and the Company and the Company Subsidiaries have not provided, any person (other than employees or consultants of the Company involved in the development of Software on behalf of the Company and bound by appropriate confidentiality obligations pertaining thereto), any source code for any material Software that constitutes Company-Owned IP. The consummation of the transactions contemplated by this Agreement or any Transaction Document will not (and no event has occurred that would with or without notice or lapse of time or both) result in (i) the release of any such source code to any Person who is not, as of the date of this Agreement, an employee of the Company or Company Subsidiaries, (ii) any Person having or receiving any license, right, permission, covenant-not-to-sue or other authorization in or to any Company-Owned IP, or (iii) to the Company’s knowledge, a material violation of any applicable Privacy Obligations.

(h) Neither the Company nor any Company Subsidiary is now, or has ever been, a member or promoter of, or a contributor to, any industry standards body, standard setting organization or any similar organization that requires or obligates the Company or the Company Subsidiaries, to grant or offer to any Person any license or right to any Company-Owned IP. None of the Company Patents is subject to any contractual obligations to any patent pool that would limit or restrict the licensing or assertion of any Company-Owned IP. No Governmental Authority has any license or other rights in or to any Company-Owned IP.

(i) The Company and the Company Subsidiaries have each implemented commercially reasonable physical, technical, organizational and administrative data security safeguards consistent with the general practice of entities who validate transactions on blockchain designed to protect the security and integrity of the information technology systems used in connection with the operation of business of the Company and Company Subsidiaries (“IT Systems”), including any of any data stored thereon, including where applicable, implementing industry standard procedures designed to prevent unauthorized access and the introduction of any “drop dead device,” “time bomb,” virus, Trojan horse, worm, malware or other software routine or hardware component designed or intended to: (A) disrupt, disable, harm or otherwise impede in any material manner the operation of such IT Systems; or (B) damage or destroy any data or file without the user’s consent (collectively, “Contaminants”). To the Company’s knowledge, there is no Contaminant in any of the IT Systems. The IT Systems have not suffered any material failures or defects that have not been remedied as of the date of this Agreement. To the Company’s knowledge, there have been no material Security Breach of any of the IT Systems, including with respect to any Sensitive Data stored thereon.

(j) To the Company’s knowledge, (i) the Company and each of the Company Subsidiaries are in material compliance with applicable Privacy Obligations, and (ii) as of the date of this Agreement, no claims are pending or threatened in writing against the Company or any Company Subsidiary alleging a violation of any person’s privacy rights or any Privacy Obligations.

(k) The Company and each of the Company Subsidiaries have implemented and maintained a written information security program comprising appropriate administrative, physical, and technical safeguards (i) that are designed to protect against unauthorized access to or use of or loss of access to the Company and the Company Subsidiaries’ IT Systems and Sensitive Data, and (ii) consistent with the Company and the Company Subsidiaries’ Privacy Obligations. The Company and the Company Subsidiaries use commercially reasonable efforts to train all employees and agents of and consultants of the Company and the Company Subsidiaries who have access to or Process Personal Information of the Company and the Company Subsidiaries regarding compliance with the Company’s and the Company Subsidiaries’ applicable current written privacy and security policies.

(1) All IT Systems owned by the Company or any Company Subsidiary are in good working condition except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems and Software and hardware support arrangements.

(m) No person has alleged or given written notice of any Security Breach to the Company or any Company Subsidiary. None of the Company or the Company Subsidiaries have notified, or to the Company’s knowledge been required by any Governmental Authority or Privacy Obligation to notify, any person of any Security Breach or compromise of Sensitive Data.

Section 5.14 Taxes.

(a) All income and all other material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b) All income and all other material Taxes owed by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c) There is no claim against the Company or any Company Subsidiary for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to the Company or any Company Subsidiary.

(d) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of income or other material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to the Company or any Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.

(f) There are no Liens or encumbrances for material Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens described in clause (c) of the definition thereof.

(g) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(h) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group of which the Company was the common parent). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(i) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b) or any similar provision of non-U.S. Tax Law.

(j) The Company has made available to Parent true and complete copies of all material income Tax Returns filed by any Company Subsidiary for the 2019 and 2020 tax years.

(k) Neither the Company nor any Company Subsidiary has within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(1) Each of the Company and Company Subsidiaries is, and has been since its formation, treated as set forth on Section 5.14(1) of the Company Disclosure Schedule for U.S. federal income tax purposes.

Section 5.15 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated in any material way since January 1, 2019, nor is it in material violation of, any applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law and each of the Company and each Company Subsidiary is in compliance with such permits in all material respects; (e) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

Section 5.16 Material Contracts.

(a) Section 5.16(a) of the Company Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth Section 5.16(a) of the Company Disclosure Schedule (excluding any Plan listed on Section 5.10(a) of the Company Disclosure Schedule) being the “Material Contracts”):

(i) each contract and agreement with consideration paid to or payable by the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any twelve (12)-month period (other than purchase orders, invoices or statements of work entered into in the ordinary course of business);

(ii) each contract and agreement with Suppliers to the Company or any Company Subsidiary for expenditures payable by the Company or any Company Subsidiary requiring payment obligation of an amount equal to or greater than $250,000 over any twelve (12)-month period (other than purchase orders, invoices or statements of work entered into in the ordinary course of business);

(iii) all contracts or agreements with a digital asset exchange or over-the-counter trading desk;

(iv) all contracts or agreements relating to power or energy supply to any data centers operated or otherwise controlled by the Company or any Company Subsidiary (including any space in any third-party data centers leased by the Company or any Company Subsidiary);

(v) all contracts or agreements with any employee, consultant, or other service provider of the Company or any of the Company Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vii) any collective bargaining (or similar) contract or agreement between the Company or any of the Company Subsidiaries, on one hand, and any Union, on the other hand;

(viii) all partnership, joint venture or similar agreements;

(ix) all contracts and agreements related to any material acquisitions or dispositions by the Company or any Company Subsidiary of any assets or business of any Person (whether by merger, sale of stock or assets or otherwise) in the past three (3) years;

(x) all contracts and agreements that (i) limit, or purport to limit, the ability of the Company or any Company Subsidiary to enter into, engage or compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses, (ii) contain exclusivity or most favored nation terms or covenants, (iii) contain minimum supply or purchase terms or requirements, rights of first refusal, first offer or preemptive rights or similar terms;

(xi) all contracts or agreements with any Governmental Authority;

(xii) all contracts or agreements with any Company Holder or any Affiliate of any Company Holder;

(xiii) all Leases; and

(xiv) all contracts pursuant to which the Company or the Company Subsidiaries (i) are granted or obtain any right to use any Intellectual Property (other than licenses applicable to Open Source Software and standard form contracts granting rights to use Off-the-Shelf Software) or (ii) permit or agree to permit any person, to use, obtain, enforce, or register any Company-Owned IP, including any license agreements, coexistence agreements, and covenants not to sue, other than, in each case, (A) non-exclusive license grants of Intellectual Property in the ordinary course that are incidental and not material to the Transactions and (B) agreements entered into with employees and contractors in the ordinary course of business pursuant to which such employees or contractors solely and exclusively assign to the Company or any Company Subsidiary their entire right, title and interest in and to Intellectual Property created, conceived or developed on behalf of the Company or the Company Subsidiary.

(b) (i) Each Material Contract is in full force and effect and a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and, except as would not be material to the Company and its subsidiaries, taken as a whole, (A) neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any

Material Contract been canceled by the other party, (B) to the Company’s knowledge, no other party is in breach or violation of, or default under, or any notice of termination of, any Material Contract and, (C) to the Company’s knowledge, the Company and the Company Subsidiaries have not received any written or oral notice of, claim, breach, termination, non-renewal, material change or default under any such Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts.

Section 5.17 Insurance.

(a) Section 5.17(a) of the Company Disclosure Schedule sets forth, with respect to each currently in-force material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), (i) the names of the insurer and the policyholder, (ii) the policy number, (iii) the policy period, coverage line and amount of coverage and (iv) the premium. Copies of the Insurance Policies, which, to the knowledge of the Company, are correct and complete, have been made available to Parent.

(b) With respect to each Insurance Policy, except as would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) the Insurance Policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) to the knowledge of the Company, neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Insurance Policy; (iii) to the knowledge of the Company, no insurer has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) the limits of the Insurance Policy are sufficient to comply with Material Contracts; (v) all premiums due and payable have been timely paid in full; and (vi) no written notice of denial of claim, termination or cancellation has been received by the Company or any Company Subsidiary.

Section 5.18 Board Approval: Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting of the Company Board duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and the Transactions and declared their advisability and approved the Transactions, including the Merger, and (c) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Merger, by the Company Holders entitled to vote thereon.

Section 5.19 Certain Business Practices. Since January 1, 2019:

(a) None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents (in their capacities as such), has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective directors, officers or employees, independent contractors or agents: (i) is or has been a Sanctioned Person; (ii) has directly or knowingly indirectly transacted business with or for the benefit of any Sanctioned Person in violation of applicable Sanctions or otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) The operations of the Company and each Company Subsidiary is and has been conducted at all times in material compliance with applicable requirements of the Anti-Money Laundering Laws. No action, suit or proceeding involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering

Laws is pending or, to the knowledge of the Company, threatened by or before any Governmental Authority. To the extent required under applicable Anti-Money Laundering Laws, the Company and all Company Subsidiaries have maintained a system or systems of internal control reasonably designed to promote compliance with Anti-Money Laundering Laws.

(d) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, there are no and there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective officers, directors, employees (in their capacities as such) or agents of any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 5.20 Interested Party Transactions. Except as set forth in Section 5.20 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, manager, stockholder (including the Company Holders) or other affiliate of the Company or any Company Subsidiary, or none of their respective parents, siblings, descendants, spouses or descendants of their spouses, has or has had, directly or indirectly: (a) a beneficial interest in any Material Contract, (b) any contractual or other arrangement with the Company or any Company Subsidiary and (c) any interest in any property, assets or right, tangible or intangible, which is used by the Company or any Company Subsidiary.

Section 5.21 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 5.22 Brokers. Except as set forth on Section 5.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 5.23 Top Suppliers. Section 5.23 of the Company Disclosure Schedule sets forth an accurate and complete list of (i) to the extent applicable, the ten (10) largest Suppliers of the Company and the Company Subsidiaries (“Top Suppliers”) measured by annual payments by the Company and the Company Subsidiaries, on an aggregate basis, during the twelve (12) months ended on December 31, 2021. As of the date of this Agreement, none of the Top Suppliers has provided written notice, or to the Company’s knowledge, oral notice, to the Company or any of the Company Subsidiaries of its intention to terminate or materially and adversely alter its current agreements, programs or commitments with the Company or any of the Company Subsidiaries.

Section 5.24 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or the Company Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at (a) the time the definitive Proxy Statement filed with the SEC, (b) the time the Proxy Statement is mailed to the stockholders of Parent, or, if amended, as of the date of such amendment, or (c) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.25 Commitments. As of the date of this Agreement, the Commitment Letters and Ancillary Agreement to the Stockholders Agreement are in full force and effect with respect to and binding on (a) W3BCLOUD Partners Limited or the Company, as applicable, and (b) to the knowledge of W3BCLOUD Partners Limited or the Company, as applicable, each investor party thereto, in accordance with their respective terms.

Section 5.26 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule), (a) the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of the Company Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company or any of the Company Subsidiaries as conducted after the Closing or with respect to the accuracy or completeness of any other information made available to Parent, its affiliates or any of their respective Representatives by or on behalf of the Company, and any such representations or warranties are expressly disclaimed, and (b) neither the Company nor any of its Affiliates or any of their respective Representatives shall be liable in respect of the accuracy or completeness of any information provided to Parent, its Affiliates or any of their respective Representatives. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes or has been authorized to make, any representation or warranty, whether express or implied, including with respect to any projections, forecasts, estimates or budgets made available to Parent, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) and the Parent Disclosure Schedule (it being understood and agreed that information disclosed in any section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Parent Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by Parent in connection with this Agreement, Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 6.01 Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to have such power, authority and governmental approvals would not individually or in the aggregate have a Parent Material Adverse Effect.

(b) Neither Parent (with the exception of Merger Sub) nor Merger Sub directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 6.02 Organizational Documents. Parent and Merger Sub have heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents and the Merger Sub Organizational Documents. Such organizational documents are in full force and effect and neither Parent nor Merger Sub is in material violation of any provision thereunder.

Section 6.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 80,000,000 shares of Parent Class A Common Stock, (ii) 20,000,000 shares of Parent Class B Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Shares”). As of the date of this Agreement, (i) 34,500,000 shares of Parent Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 8,625,000 shares of Parent Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Parent Class A Common Stock or Parent Class B Common Stock are held in the treasury of Parent, (iv) 8,625,000 Parent Warrants are issued and outstanding, and (v) 6,000,000 private placement warrants to purchase one (1) share of Parent Class A Common Stock (“Private Placement Warrants”) are issued and outstanding. As of the date of this Agreement, there are no Parent Preferred Shares issued and outstanding. Each Parent Warrant is exercisable for one (1) share of Parent Class A Common Stock at an exercise price of $11.50, subject to the terms of such Parent Warrant and the Parent Warrant Agreement.

(b) All outstanding shares of Parent Class A Common Stock, Parent Class B Common Stock, Private Placement Warrants and Parent Warrants (i) have been duly authorized, validly issued and fully paid, are non-assessable, are not subject to preemptive rights and were issued in compliance in all material respects with applicable Laws and any contract to which Parent is a party governing the issuance of such securities; (ii) are free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents; and (iii) are not subject to or in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Parent Organizational Documents or any contract to which Parent is a party or otherwise bound. All Exchange Private Placement Warrants shall be (A) duly authorized, validly issued and fully paid, are non-assessable, and not be subject to preemptive rights and be issued in compliance in all material respects with applicable Laws and any contract to which Parent is a party governing the issuance of such securities; (B) free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents; and (C) not subject to or in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Parent Organizational Documents or any contract to which Parent is a party or otherwise bound.

(c) As of the date of this Agreement, except for this Agreement, and the Parent Warrants, Parent has not issued any options, warrants, calls, convertible securities or other rights, agreements, arrangements or commitments relating to the issued or unissued capital stock of Parent, or obligating Parent to issue or sell any shares of capital stock of, or other Equity Interests in, Parent. Parent is not a party to, or otherwise bound by, and Parent has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Letter Agreement, Parent is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of shares of Parent Class A Common Stock, Parent Class B Common Stock or any of the Equity Interests or other securities of Parent.

(d) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares, no par value, all of which are validly issued, fully paid, non-assessable and outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by Parent.

(e) Except as contemplated by this Agreement, Merger Sub has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Merger Sub, or obligating Merger Sub to issue or sell any shares of capital stock of, or other Equity Interests in, Merger Sub. Merger Sub is not a party to, or otherwise bound by, and Merger Sub has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Merger Sub is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Equity Interests of Merger Sub.

Section 6.04 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary organizational corporate and other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the satisfaction of the conditions agreed in this Agreement to consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the applicable Transactions, the approval and adoption of this Agreement by the Required Parent Stockholder Approval at the Parent Stockholders’ Meeting). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization and execution by each other Party, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the Remedies Exceptions. Each Ancillary Agreement to be executed by Parent and/or Merger Sub at or prior to the Closing will be, when executed and delivered by Parent and/or Merger Sub, duly and validly executed and delivered and, assuming due authorization and execution by each other Party thereto and the consummation of the Closing, will constitute a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to any applicable Remedies Exception.

Section 6.05 No Conflict: Required Filings and Consents.

(a) The execution and delivery of this Agreement or any other Transaction Document (to which Parent is or will be a party) by each of Parent and Merger Sub does not, and subject to receipt of the filing and recordation of appropriate merger documents or other documents as required by the DGCL, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Parent Organizational Documents or the Merger Sub Organizational Documents, as applicable, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 6.04 and Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or give rise to a right of payment of any fee, penalty, benefit or other amount under, or result in the creation of a material Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective property or assets are bound or affected, except, with respect to clauses (ii) and .(iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) approval of the stockholders of Parent, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.06 Compliance. Parent is not in conflict with, or in default, breach or violation of any Law applicable to it or by which any of its property or assets are bound or affected. Parent is in possession of all material permits necessary for Parent to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 6.07 SEC Filings: Financial Statements: Sarbanes-Oxley.

(a) Parent has timely filed all prospectuses, registration statements, forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since formation, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC subsequent to the date of this Agreement through the Closing Date (collectively, the “Additional Parent SEC Reports”), pursuant to the Exchange Act or the Securities Act. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. As of their respective dates, (i) the Parent SEC Reports were, and the Additional Parent SEC Reports will be, in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder and (ii) the Parent SEC Reports did not, at the time they were filed, or, if amended, as of the date of such amendment, and the Additional Parent SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Parent SEC Report or Additional Parent SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Parent SEC Report or Additional Parent SEC Report. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports or Additional Parent SEC Reports (i) was or will be prepared in accordance with US GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC); (ii) complied or will comply, as applicable, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof; and (iii) fairly presents or will fairly present, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth in the Parent SEC Reports, Parent does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for liabilities and obligations arising in the ordinary course of business of Parent.

(d) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Stock Exchange.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Parent’s filing with the SEC and the other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since February 17, 2021, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with US GAAP.

(f) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent, and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Neither Parent (including any employee thereof) nor, to the knowledge of Parent, any of its independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent, or (iii) any claim or allegation regarding any of the foregoing.

(h) As of the date hereof, there are no outstanding comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.08 Business Activities: Absence of Certain Changes or Events.

(a) Since its formation, Parent has not conducted any business activities other than other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence,(ii) directed toward the accomplishment of a Business Combination (as defined in the Parent Organizational Documents) or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in the Parent Organizational Documents, there is no agreement, commitment or order binding upon Parent or to which Parent is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing other than such effects which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than (i) as contemplated by its organizational documents and this Agreement, and (ii) those that are administrative, ministerial or otherwise immaterial in nature. There is no agreement, commitment or order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Since its formation, except as expressly contemplated by this Agreement, (i) Parent has conducted its business in all material respects in the ordinary course of business, and (ii) there has not been a Parent Material Adverse Effect.

Section 6.09 Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority. Neither Parent nor any of its properties or assets is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority.

Section 6.10 Material Contracts.

(a) The Parent SEC Reports include true, correct and complete copies of each “material contract” (as such term is defined in Item 601(b)(10) or Regulation S-K) to which Parent is a party (the “Parent Material Contracts”), (i) Each Parent Material Contract is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, and Parent is not in breach or violation of, or default under, any Parent Material Contract nor has any Parent Material Contract been canceled by the other party; (ii) to Parent’s knowledge, no other party is in breach or violation of, or default under, any Parent Material Contract; and (iii) Parent has not received any written, or to the knowledge of Parent, oral claim of default under any such Parent Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be material to Parent.

(b) No party to a Parent Material Contract has given written notice of or, to the knowledge of Parent, threatened (i) any potential exercise of termination rights with respect to any Parent Material Contract or (ii) any non-renewal or modification of any Parent Material Contract, in each case, except as would not be material to Parent.

Section 6.11 Board Approval: Vote Required.

(a) The Parent Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called and held, or by unanimous written consent, and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the stockholders of Parent approve and adopt this Agreement, the Merger and the other Transactions, and directed that this Agreement, the Merger and the other Transactions, as applicable, be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of shares of Parent necessary to approve the Transactions is the affirmative vote of holders present (in person or by proxy) at the Parent Stockholders’ Meeting representing a majority of the then-outstanding Parent Shares of such holders present and voting.

(c) The board of directors of Merger Sub, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the other Transactions are in the best interests of Merger Sub and (ii) approved this Agreement, the Merger and the other Transactions.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the sole stockholder of Merger Sub.

Section 6.12 Brokers. Except as set forth on Section 6.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.13 Parent Trust Fund. As of the date of this Agreement, Parent has no less than $345,000,000 in the trust fund established by Parent for the benefit of Parent and its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 11, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (b) that would entitle any person (other than stockholders of Parent who shall have elected to redeem their shares of Parent Class A

Common Stock pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay any Taxes owed by Parent as a result of assets of Parent or interest or other income earned on the assets of Parent and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Organizational Documents. To the knowledge of Parent, as of the date of this Agreement, following the Closing, no stockholder of Parent is entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. Prior to consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Parent as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (A) to stockholders of Parent who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its efforts to effect the Transactions.

Section 6.14 Employees.

(a) Other than any officers as described in the Parent SEC Reports, Parent has never had any employees and has never engaged or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, contractor, officer or director. Parent has never maintained, sponsored or contributed to and does not currently maintain, sponsor or contribute, and is not reasonably expected to incur any material liability (contingent or otherwise) with respect to, to any Employee Benefit Plan.

(b) Merger Sub has no employees on its payroll, and has not retained any contractors, other than consultants and advisors in the ordinary course of business. Merger Sub has no unsatisfied material liability with respect to any officer or director. Merger Sub has never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

Section 6.15 Taxes

(a) All income and all other material Tax Returns required to be filed by or with respect to Parent have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b) All income and all other material Taxes owed by Parent for which Parent may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c) There is no claim against Parent for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to Parent.

(d) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to Parent;

(e) Parent has not received written notice of any claim from a Taxing Authority in a jurisdiction in which Parent does not file Tax Returns stating that Parent is or may be subject to Tax in such jurisdiction.

(f) There are no Liens or encumbrances for material Taxes upon any of the assets of Parent except for Permitted Liens.

(g) Parent is not a party to, is not bound by or does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(h) Parent has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return.

(i) Parent has not engaged in or entered into a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(j) Parent has made available to the Company true, correct and complete copies of all material income Tax Returns filed by Parent.

(k) Parent has not taken or agreed to take any action not contemplated by this Agreement and/or any ancillary document that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment. To the knowledge of Parent, no facts or circumstances exist that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(1) Parent has not within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 6.16 Registration and Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SLAC.U.” The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SLAC.” The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SLAC WS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Parent Units, Parent Class A Common Stock, or Parent Warrants or terminate the listing of such securities of Parent on the New York Stock Exchange. Other than as contemplated by the Transactions, none of Parent or any of its affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Common Stock, or the Parent Warrants under the Exchange Act.

Section 6.17 Sponsor Letter Agreement. Parent has delivered to the Company a true, correct and complete copy of the Sponsor Letter Agreement. The Sponsor Letter Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. The Sponsor Letter Agreement is a legal, valid and binding obligation of Parent and neither the execution nor delivery by Parent nor the performance of its obligations thereunder violates any provision of, or results in the breach of or default under, or requires any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent of any material term or condition of the Sponsor Letter Agreement.

Section 6.18 Parent’s Investigation and Reliance. Parent is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Parent together with expert advisors, including legal counsel, that it has engaged for such purpose. Parent and its Representatives have been provided access to the Representatives, properties, offices, and other facilities, books and records of the Company and any

Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Parent is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any Company Subsidiary or any of their respective Representatives or any other person, except as set forth in Article V (as modified by the Company Disclosure Schedule), Article VI, any Transaction Document or in any certificate delivered by the Company hereunder or pursuant to any other Transaction Document. Parent acknowledges that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 6.19 Exclusivity of Representations. Except as otherwise expressly provided in this Article VI (as modified by the Parent Disclosure Schedule), Parent and Merger Sub hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Parent, Merger Sub, their respective affiliates and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of its Representatives by, or on behalf of, Parent and Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or in any certificate delivered by Parent pursuant to this Agreement, Parent has not made any representation or warranty, whether express or implied, including with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company their respective affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 7.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01(a) of the Company Disclosure Schedule or (3) required by applicable Law or other directive by a Governmental Authority (including the implementation of any COVID-19 Measures), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if Parent fails to respond to a request from the Company for consent required pursuant to this Section 7.01(a) within five (5) Business Days after receipt of such request, Parent’s approval shall be deemed granted: (i) the Company shall and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business; and (ii) the Company shall, and shall cause each Company Subsidiary to, use its reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries and to preserve the current material relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations (provided, however, that no action by the Company or any of the Company Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of Section 7.01(b) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of Section 7.01(b)).

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01(b) of the Company

Disclosure Schedule and (3) required by applicable Law or other directive by a Governmental Authority (including the implementation of any COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if Parent fails to respond to a request from the Company for consent required pursuant to this Section 7.01(b) within five (5) Business Days after receipt of such request, Parent’s approval shall be deemed granted:

(i) make any change in or amendment to its constitution, certificate of incorporation or bylaws or equivalent organizational documents that would be adverse to Parent;

(ii) issue, sell, pledge, dispose of, grant or encumber, create a Lien upon or authorize the issuance, sale, pledge, disposition or grant of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including any phantom interest), of the Company or any Company Subsidiary other than (1) the issuance of up to 50,000 Equity Interests upon the exercise of any Company Subsidiary Option outstanding on the date of this Agreement in accordance with the terms of the Company Subsidiary Equity Plan and the underlying grant, award or similar agreement; (2) the issuance of shares of Company Class A Common Stock described in Section 2.01(d) in exchange for B Ordinary Shares; or (3) the issuance of Equity Interests or options, warrants, convertible securities or other rights of any kind to acquire Equity Interests of the Company and the conversion of such securities; or (B) any material assets of the Company or any Company Subsidiary;

(iii) form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity other than the acquisition of B Ordinary Shares described in Section 2.01(d);

(iv) except for transactions solely among the Company and the Company Subsidiaries, (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares (including a bonus issue), property or otherwise, with respect to any of its Equity Interests or (B) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(v) (A) acquire or authorize the acquisition of (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any assets or any corporation, partnership, other business organization or any division thereof; (B) incur any Company Debt or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, except for the Company Private Raise Convertible Notes or other debt or convertible securities of the Company, or (C) merge, consolidate, combine or amalgamate with any person;

(vi) except in the ordinary course of business consistent with past practice (measured by the applicable jurisdiction) or as otherwise required by any Plan set forth on Section 5.10(a) of the Company Disclosure Schedule as in effect on the date hereof or as required by applicable Law: (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer or employee of the Company or any Company Subsidiary; provided that the Company (or a Company Subsidiary, as applicable) may grant increases in compensation to current employees not to exceed (x) $250,000 for any individual employee and (y) $2,500,000 in the aggregate for all employees, (B) enter into any new, modify, terminate or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (D) negotiate, enter into, amend, establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a Union or (E) waive or fail to enforce any restrictive covenant, or;

(vii) adopt, modify, amend, enter into, and/or terminate any material Plan or any material benefit or compensation plan, policy, program or agreement that would be a Plan if in effect as of the date of this Agreement, except as may be required by applicable Law, is necessary in order to consummate the Transactions, is deemed by the Company to be in the best interest of the Company or any Company Subsidiary, or for health and welfare plan renewals in the ordinary course of business;

(viii) materially amend, the accounting policies or procedures, other than as required by US GAAP, IFRS or Irish GAAP;

(ix) (A) amend any existing material Tax Return, (B) change any material method of Tax accounting, (C) except as otherwise expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, make (inconsistent with past practice), change or rescind any material election relating to Taxes or (D) settle or compromise any material U.S. federal, state or local or non-U.S. Tax audit, assessment, Tax Claim or other controversy relating to Taxes;

(x) enter into any contract or agreement which would have constituted a Material Contract had such contract or agreement been in effect on the date hereof or amend, modify or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except (A) in the ordinary course of business, (B) any amendment with respect to the Company Al Masar Warrant or the Company Al Masar Note Instrument, (C) any amendment with respect to the Company AMD Convertible Notes pursuant to the Company AMD Note Amendment, (D) any amendment with respect to the Company Jupiter Convertible Note, (E) any Company Convertible Note Agreement and any ancillary contracts, agreements or documents in connection with the Company Private Raise Convertible Notes, or (F) any commitment letter with respect to any Transaction Financing or any other contracts, agreements or documents in connection with any financing of the Company, in each case, in form and substance reasonably satisfactory to Parent;

(xi) sell, pledge or encumber, or permit to lapse or to be abandoned, invalidated, dedicated to the public, disclaimed, or otherwise dispose of, any material item of Company-Owned IP, other than in the ordinary course of business and the release, publication or licensing of source code as open source software;

(xii) waive, release, assign, settle or compromise any Proceeding or Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $500,000 in the aggregate;

(xiii) create or incur any Lien material to the Company or any Company Subsidiary other than Permitted Liens or Liens incurred in the ordinary course of business;

(xiv) make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiaries) that exceed $1,000,000 in the aggregate at any time outstanding;

(xv) make or authorize any unbudgeted capital expenditures, except for expenditures needed to maintain, repair or replace any tangible assets to continue to operate in the ordinary course of business;

(xvi) take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any Company Subsidiary;

(xvii) discontinue any line of business or any material portion thereof;

(xviii) enter into any contract or otherwise make a binding commitment to do any of the foregoing.

(c) Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent would be expected to violate applicable Law, and nothing contained in this Section 7.01 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. In addition, any action taken, or omitted to be taken, by the Company or any Company Subsidiary to the extent that the Company or any Company Subsidiary determines that such action or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries, taken as a whole, shall not be deemed to constitute a breach of this Section 7.01. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 7.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with entering into various Subscription Agreements and consummating the Private Placements, entering into any commitment letters or agreements with respect to any Transaction Financing and consummating any Transaction Financing, issuing the Jupiter Shares, and exchanging the Company Private Raise Convertible Notes, if any) and except as required by applicable Law or other directive by a Governmental Authority (including the implementation of any COVID-19 Measures), Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Parent shall be conducted in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements, entering into any commitment letters or agreements with respect to any Transaction Financing and consummating any Transaction Financing, issuing the Jupiter Shares, and exchanging the Company Private Raise Convertible Notes, if any) and as required by applicable Law or other directive by a Governmental Authority (including the implementation of any COVID-19 Measures), Parent shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(a) amend or otherwise change the Parent Organizational Documents or form any new subsidiary of Parent;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Equity Interests, except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Parent, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Parent, except for the issuance of the Exchange Private Placement Warrants;

(e) acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business and in an aggregate amount not to exceed $100,000 or except a loan from Sponsor or an affiliate thereof or certain of Parent’s officers and directors to finance Parent’s transaction costs in connection with the Transactions in an aggregate amount not to exceed $1,500,000;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in US GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make (inconsistent with past practice), change or rescind any material election relating to Taxes, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax Claim or other controversy relating to Taxes;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent;

(j) engage in any activities or business, other than activities or business (i) in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Transaction Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(k) enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(1) amend the Trust Agreement, the Parent Warrants or any other agreement related to the Trust Account;

(m) hire or engage any employee or consultant, or, except as expressly provided in this Agreement, adopt any Employee Benefit Plan; or

(n) enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Parent to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Parent prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 7.03 Claims Against Trust Account, the Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among the Company, on the one hand, and Parent, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of the Transactions) and agrees that it will not seek recourse against the Trust Fund for any reason whatsoever in respect of any Claim; provided, however, that the foregoing waiver will not limit or prohibit the Company from (a) pursuing a claim against

Parent pursuant to this Agreement for specific performance or other equitable relief in connection with the Transactions or (b) pursuing any Claims that the Company may have against Parent’s assets or funds that are not held in the Trust Account. In the event that the Company commences any Action or Proceeding against or involving the Trust Fund in violation of the foregoing, Parent shall be entitled to recover from such Party the associated reasonable legal fees and costs in connection with any such Action, in the event Parent prevails in such Action.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.01 Proxy Statement.

(a) As promptly as reasonably practicable following the execution and delivery of this Agreement, Parent and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company), and Parent shall file with the SEC, a proxy statement relating to the Transactions (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Parent relating to the Parent Stockholders’ Meeting, for the purpose of, among other things: (i) providing Parent’s stockholders with notice of the opportunity to redeem shares of Parent Class A Common Stock (the “Parent Stockholder Redemption”): and (ii) soliciting proxies from holders of Parent Class A Common Stock to vote at the Parent Stockholders’ Meeting in favor of the Parent Proposals. The Proxy Statement shall be in form and substance reasonably acceptable to the Company and Parent, and will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use its reasonable best efforts to: (A) cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, delivery of the true and complete copies of the audited or reviewed consolidated balance sheet of W3BCLOUD Partners Limited and its subsidiaries as required thereunder, and the related audited and unaudited consolidated statements of operations, cash flows and changes in equityholders’ equity of W3BCLOUD Partners Limited and its subsidiaries for the applicable periods, each prepared in accordance with Regulation S-X and US GAAP and, with respect to any audited financials, audited in accordance with the auditing standards of the PCAOB and the associated audit reports and consents of the Company’s independent registered public accounting firm); and (B) promptly notify the others of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff. Each of Parent and the Company shall promptly furnish, or cause to be furnished to, the other with all information concerning such party and its subsidiaries, Representatives and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 8.01; provided, however, that neither Parent nor the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (y) such Party obtains the prior written consent of the applicable other Party to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (z) to the extent that use of such information is required (upon advice of counsel) to avoid violation of applicable Law.

(b) Prior to filing the Proxy Statement with the SEC, Parent will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent shall not file the Proxy Statement with the SEC without the Company’s final approval thereof, such approval not to be unreasonably withheld, conditioned or delayed. Parent will advise the Company promptly after it receives notice thereof, of: (i) the time when the Proxy Statement has been filed; (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (iv) the filing of any supplement or amendment to the

Proxy Statement; (v) the issuance of any stop order by the SEC; (vi) any request by the SEC for amendment of the Proxy Statement; and (vii) requests by the SEC for additional information. Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable.

(c) Parent represents that the information supplied by Parent or on behalf of Parent for inclusion in the Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Proxy Statement is filed with the SEC, (ii) each time at which the Proxy Statement is amended, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iv) the time of the Parent Stockholders’ Meeting and (v) the Closing. If, at any time prior to the Parent Stockholders’ Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly file an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance. All documents that Parent is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 8.02 Parent Stockholders’ Meeting; and Stockholders’ Approval. Parent, commencing upon the initial submission to the SEC of the preliminary Proxy Statement in accordance with Section 8.01(a), shall on a weekly basis run a broker search for a deemed record date of twenty (20) Business Days after the date of such search. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Parent, as promptly as practicable following the earlier to occur of: (a) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; and (b) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “SEC Clearance Date”). Promptly following the SEC Clearance Date, Parent shall: (i) take all action necessary under applicable Law and the Parent Organizational Documents to set a record date for, call, give notice of, convene and hold a meeting of the stockholders of Parent (the “Parent Stockholders’ Meeting”) to seek (A) adoption and approval of this Agreement and the Transactions in accordance with applicable Law, (B) approval and adoption of the Amended Parent Certificate of Incorporation, including approval of the change of Parent’s name to “W3BCLOUD, Inc.,” (C) approval of non-binding proposals to amend the Parent Organizational Documents that are required by federal securities Law to be separately approved, on an “unbundled” basis, to be effective from and after the Closing (it being understood, for the avoidance of doubt, that the separate approval of any non-binding proposal(s) shall not be required to satisfy the closing condition set forth in Section 9.01(a)), (D) adoption and approval of the Parent Equity Plans and (E) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions (and, to the extent required, the issuance of any shares of capital stock in connection with the Transaction Financing) or that either the SEC or the New York Stock Exchange (or their respective staff members thereof) deems necessary in its comments to the Proxy Statement or in correspondence related thereto (such proposals in clauses (A) through (E), together, the “Parent Proposals”), which Parent Stockholders’ Meeting shall be held as promptly as reasonably practicable following the SEC Clearance Date; and (ii) submit the Parent Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Parent Proposals from, such holders at the Parent Stockholders’ Meeting. The Parent Board shall, by unanimous approval, recommend to its stockholders that they approve the Parent Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement.

Parent covenants that none of the Parent Board nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Parent Board to withdraw or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by the Parent Board of the Parent Proposals (any such action a “Change in Recommendation”).

Section 8.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate any legally binding obligation to a third party with respect to confidentiality, non-disclosure or privacy, or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention, including by providing information subject to the attorney-client privilege under a joint defense or seeking a waiver of any applicable confidentiality restrictions).

(b) All information obtained by the Parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated September 25, 2021 (the “Confidentiality Agreement”), between Parent and the Company, as the same may be further amended or supplemented, the terms of which are incorporated herein by reference.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any Tax advisor as is reasonably necessary regarding the structure and tax treatment of the Transactions and may disclose to such advisor, as is reasonably necessary, the structure and tax treatment of the Transactions and all materials (including any tax analysis) that are provided relating to such structure or treatment, in each case, in accordance with the Confidentiality Agreement.

Section 8.04 Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly, (A) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or encourage (including by way of furnishing non-public information) or respond to or facilitate any inquiries, offers or proposals (written or oral) by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of the Company or any of the Company Subsidiaries or any shares, capital stock or other equity securities of the Company or any of the Company Subsidiaries, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities, liquidation, dissolution, initial public offering, tender offer or other similar transaction involving the Company or any of the Company Subsidiaries (an “Alternative Transaction”), other than with the other Parties and their respective Representatives, (B) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (C) enter into any contract or other arrangement or understanding regarding an Alternative Transaction, (D) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, (E) approve, endorse or recommend, or propose publicly to approve, endorse or recommend an

Alternative Transaction, (F) prepare or take any steps in connection with a public offering of any Equity Interests of the Company or any of the Company Subsidiaries or (G) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Interests of the Company or any of the Company Subsidiaries; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 8.04(a). The Company shall, and shall cause the Company Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If the Company or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than two (2) Business Days after the Company becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal and notify Parent of the receipt of an Alternative Transaction including a summary of the material terms and conditions of such Alternative Transaction, unless the Company is bound by a previously executed confidentiality agreement that prohibits such disclosure (in which case, the Company will use commercially reasonable efforts to seek a waiver of any applicable confidentiality restrictions). Without limiting the foregoing, Company agrees that any violation of the restrictions set forth in this Section 8.04(a) by it or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 8.04(a) by the Company.

(b) From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, (i) Parent shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage or submit an indication of interest for, any inquiries, proposals or offer to a person (including any financial investor or group of financial investors) concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of Parent or any capital stock or other equity securities of Parent, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities or other similar transaction (“Parent Acquisition Proposal”), or (B) participate in any negotiations relating to a Parent Acquisition Proposal and (ii) Parent shall, and shall cause its Representatives to, (A) terminate immediately any negotiations with any Person relating to a Parent Acquisition Proposal and (B) promptly advise the Company in writing of any proposal regarding a Parent Acquisition Proposal that it has received (it being understood that Parent shall not be required to inform the Company of the identity of the person making such proposal or the material terms thereof).

Section 8.05 Pre-Closing Structuring. The Parties, may, upon mutual written agreement prior to the Effective Time, change the method or structure of effecting the Transactions, if and to the extent Parent and the Company both deem such change to be necessary, appropriate and desirable, and the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to effect any such change, including forming, or causing to be formed, new subsidiaries and executing and causing to be delivered to any other Party hereto such instruments and other documents as may be reasonably requested.

Section 8.06 Employee Benefits Matters.

(a) Prior to the filing of the definitive Proxy Statement, Parent shall adopt a customary omnibus equity incentive plan substantially in the form attached hereto as Exhibit I (the “Parent LTIP”), which Parent LTIP shall include an unallocated share reserve equal to (i) ten percent (10%) of the outstanding shares of Parent Class A

Common Stock issued and outstanding on a fully diluted basis as of immediately following the Effective Time plus the number of shares of Parent Class A Common Stock needed to effectuate the transactions described in Section 3.06(d) and (ii) effective as of January 1 of each year following the Effective Time during the term of the Parent LTIP, an annual “evergreen” increase restoring the unallocated share reserve available for future issuance under the Parent LTIP to ten percent (10%) of the total number of shares of Parent Class A Common Stock issued and outstanding on a fully diluted basis as of December 31 of the prior year.

(b) Prior to the filing of the definitive Proxy Statement, Parent shall adopt a customary employee stock purchase plan substantially in the form attached hereto as Exhibit J (the “Parent ESPP,” and together with the Parent LTIP, the “Parent Equity Plans”), which Parent ESPP shall include an unallocated share reserve equal to (i) three percent (3%) of the outstanding shares of Parent Class A Common Stock issued and outstanding on a fully diluted basis as of immediately following the Effective Time and (ii) effective as of January 1 of each year following the Effective Time during the term of the Parent ESPP, an annual “evergreen” increase restoring the unallocated share reserve available for future issuances under the Parent ESPP to three percent (3%) of the total number of shares of Parent Class A Common Stock issued and outstanding on a fully diluted basis as of immediately following the Effective Time.

(c) The provisions of this Section 8.06 are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any employee or other service provider or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or service or continued employment or service for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Plan or shall require the Company, Parent, and each of their respective subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 8.07 Directors’ and Officers’ Indemnification.

(a) To the fullest extent permitted under applicable Law, the Parent Organizational Documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Organizational Documents and the Parent Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, members, managers, employees, fiduciaries or agents of the Company or Parent (each such individual, a “D&O Indemnified Person”), unless such modification shall be required by applicable Law.

(b) Parent agrees that with respect to the provisions of the Company Organizational Documents or in any other documents relating to indemnification, advancement or expense reimbursement, such provisions shall survive the Transactions, shall, subject to applicable Law, continue in full force and effect from and after the Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the Effective Time of a D&O Indemnified Person, unless such modification shall be required by applicable Law. The Company agrees that with respect to the provisions of the constitution, articles, bylaws, limited liability company agreements or other equivalent documents of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall survive the Transactions, shall continue in full force and effect from and after the Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the Effective Time of a D&O Indemnified Person, unless such modification shall be required by applicable Law.

(c) For a period of six (6) years from the Effective Time and until a final, non-appealable resolution of any such claims pending as of six (6) years from the Effective Time, Parent agrees that it shall indemnify and hold harmless each present and former director, officer, member, manager, employee, fiduciary and agent of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law or the Company Organizational Documents or in any other documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). To the maximum extent permitted by applicable Law, during such period, Parent shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company Organizational Documents or other applicable agreements as in effect immediately prior to the Effective Time.

(d) At or prior to the Closing Date, the Company shall obtain and maintain fully-paid non-cancellable directors’ and officers’ liability “tail” insurance for a term of six (6) years from the Effective Time (the “D&O Tail”) covering the persons insured under the Company’s directors’ and officers’ liability insurance in effect as of the Closing Date (such persons, “Insured Persons” and such insurance, the “Current Insurance”) from insurance carriers with the same or better A.M. Best financial strength rating as the insurance carriers of the Current Insurance and with terms and conditions (including with respect to limits, retentions and scope of coverage) at least as favorable as the Current Insurance, with respect to any actual or alleged error, misstatement, misleading statement, act, omission, circumstance, event, neglect, breach of duty or any matter claimed against an Insured Person by reason of him or her serving in such capacity, in each case, that actually or allegedly existed or occurred at or prior to the Closing Date. The Company shall, and Parent shall cause the Company to, maintain the D&O Tail in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder. Each Insured Person is an express and intended third-party beneficiary of the provisions of this Section 8.07(d) and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

(e) At or prior to the Closing Date, Parent may purchase “tail” insurance (a “Parent Tail”) with respect to Parent’s directors’ and officers’ liability insurance in effect as of the Closing Date covering those persons who are covered thereby. If Parent elects to purchase such Parent Tail, Parent shall maintain such Parent Tail in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder. Parent shall pay the cost of such Parent Tail at the Closing as a Parent Expense.

(f) Prior to or in connection with the Closing, Parent shall purchase, subject to the Company’s consent, “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Parent. From and after the date of this Agreement, Parent and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 8.07(f), including but not limited to the terms, conditions and limits of such insurance and providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(g) If Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 8.07.

(h) On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Parent, which indemnification agreements shall continue to be effective following the Closing.

Section 8.08 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any event that such Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

Section 8.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, aside from the requirements set forth in Section 8.11, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the others, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as necessary for the consummation of the Transactions and to fulfill the conditions thereto. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Following the execution of this Agreement and prior to the Closing, Parent shall enter into Subscription Agreements with any PIPE Investor mutually agreed to by Parent and the Company, the form and substance of such Subscription Agreement to be agreed to between Parent and the Company, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors shall agree, in connection with the transactions contemplated hereby and thereby, to subscribe for and accept the Private Placement Securities. If the Company shall, acting unreasonably, not consent to Parent entering into a Subscription Agreement with a potential PIPE Investor on terms previously agreed to between Parent and the Company, then the potential amount that would have been received in the PIPE Investment shall be considered Available Cash for purposes of Section 9.03(d); provided that if Parent withholds its consent with respect to an Excluded Investor, the potential amount that would have been received from such investor in the PIPE Investment shall not be considered Available Cash for purposes of Section 9.03(d). Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Parent shall not permit any amendment or modification to any economic term or other material covenant, agreement or condition to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any such provision or to any remedy under, or any replacements of, or any assignment or transfer of, any of the Subscription Agreements;

provided that any modification, amendment or waiver that (x) is solely ministerial in nature or (y) would not increase conditionality or impose any new obligation on the Company or Parent, reduce the subscription amount under any Subscription Agreement or reduce or impair the rights of Parent under any Subscription Agreement, shall not require the prior written consent of the Company. Without limiting the foregoing, Parent shall use reasonable best efforts to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements; (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to them in the Subscription Agreements and otherwise comply with their obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at the time contemplated hereby; (iv) confer with each other regarding timing of the closing of the Private Placements; (v) deliver notices to counterparties to the Subscription Agreements at least five (5) Business Days prior to the Closing to cause them to fund their obligations at least two (2) Business Day prior to the closing of the Private Placements; and (vi) enforce their rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause each PIPE Investor to pay the subscription price set forth in its Subscription Agreement. Following the execution of this Agreement and prior to the Closing, Parent shall use commercially reasonable efforts to obtain Transaction Financing in order to cause the Minimum Cash Balance to be satisfied. If the Company’s prior written consent to an equity or equity-linked financing that would have otherwise constituted a “Transaction Financing” is unreasonably withheld, the amount of such financing shall be considered Available Cash for purposes of Section 9.03(d). The Company shall, and shall cause its Affiliates to, and shall direct its other Representatives to, reasonably cooperate with Parent in connection with Parent’s efforts to obtain a Transaction Financing. Without limiting the foregoing, if requested by Parent, the Company shall, and shall cause its Affiliates to, and shall direct its other Representatives to, reasonably cooperate with Parent in connection with discussion, negotiation and entry into the applicable definitive agreements in connection with any Transaction Financing (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Parent). With the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall issue additional Private Placement Securities or the securities to be issued in a Transaction Financing in exchange for the Company Private Raise Convertible Notes pursuant to the terms thereof.

(d) Without limiting the generality of the foregoing, Parent shall give the Company prompt (and, in any event within one (1) Business Day) written notice: (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such party; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Parent does not expect to receive all or any portion of the proceeds from the Private Placement on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements.

(e) From the date of the announcement of this Agreement or the Transactions (pursuant to any applicable public communication made in compliance with Section 8.10), until the Closing Date, Parent shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the Private Placement and any Transaction Financing, including by (a) providing regular updates, if requested by the Company and (b) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that each of Parent and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the Private Placement and such Transaction Financing unless otherwise mutually agreed by each of Parent and the Company in writing.

Section 8.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company prior to the execution of this Agreement, and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Parent shall consider such comments in good faith. The Company, on the one hand, and Parent, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any Party) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by the applicable securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. Between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) except to the extent required by applicable Law or stock exchange rules, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; provided that the foregoing shall not restrict or prohibit the Company from making any announcement to its employees, customers, suppliers and other business relations to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable. Furthermore, nothing contained in this Section 8.10 shall prevent Parent or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their direct or indirect current or prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 8.10.

Section 8.11 Stock Exchange Listing. From the date hereof through the Effective Time, Parent shall ensure Parent remains listed as a public company on the New York Stock Exchange, and shall prepare and submit to the Stock Exchange a listing application in connection with the transactions contemplated by this Agreement, covering the shares of Parent Class A Common Stock to be issued in connection with the Transactions, and shall use reasonable best efforts to obtain approval for the listing of such shares of Parent Class A Common Stock on the Stock Exchange and the change of Parent’s trading ticker to a ticker to be determined by the Company, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately prior to the Effective Time, and the Company shall, and shall cause the Company Subsidiaries to, reasonably cooperate with Parent with respect to such listing and change.

Section 8.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than forty-five (45) days after the date of this Agreement, the Company and Parent each (if applicable) shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the

U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act; provided that Parent and the Company shall each be responsible for fifty percent (50%) of the HSR Act Filing Fee. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period (to the extent that early termination is available under the HSR Act at such time) provided for under the HSR Act. For the avoidance of doubt, Parent agrees to take (and cause its affiliates to take) as promptly as practicable any and all steps or actions and make any and all commitments that may be necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any Governmental Authority, in each case, with competent jurisdiction, so as to enable the Parties to consummate the Transactions as promptly as practicable following the date of this Agreement (and in any event, prior to the Outside Date such that the parties hereto have sufficient time to consummate the Closing in advance of the Outside Date), including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of such assets or businesses as are required to be divested, terminating, modifying, or assigning existing relationships, contracts, or obligations of Parent or any of its Affiliates and, from and after the Closing, the Company and the Company Subsidiaries, changing or modifying any course of conduct regarding future operations of Parent or any of its Affiliates and, from and after the Closing, the Company and the Company Subsidiaries, or entering into such other arrangements as are necessary or advisable, in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby as promptly as practicable.

(b) Parent and the Company each shall use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 8.12(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.13 Trust Account. As of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Certificate of Incorporation will be terminated and

Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or otherwise, and no stockholder of Parent shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Parent (to be held as available cash for immediate use on the balance sheet of Parent, and to be used (a) to pay the Company’s and Parent’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.14 Tax Matters.

(a) Each of the Parties intends that the Transactions qualify for the Intended U.S. Tax Treatment. No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment; provided that the foregoing will not require a material change to the conduct of the business of the Company between the date of this Agreement and the Closing Date.

(b) The Parties shall prepare and file all Tax Returns consistent with the foregoing provisions of this Section 8.14 and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required by applicable Law. The Parties hereto shall cooperate with each other and their respective counsel to document the Tax treatment of transactions contemplated by this Agreement consistently with the Intended U.S. Tax Treatment, and each Party shall use reasonable best efforts to notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the transactions contemplated by this Agreement may not qualify for the Intended U.S. Tax Treatment.

(c) FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Parent a duly executed certificate and notice in compliance with Treasury Regulation Section 1.1445-2(c) and 1.897-2(h), certifying that the Company is not, and has not been at any time during the five (5)-year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder. After the Closing, Parent shall cause the Company to mail the notice referred to above to the Internal Revenue Service within the time frame provided in Treasury Regulation Section 1.897-2(h)(2)(v).

Section 8.15 Stockholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any other Transaction Document, the Transactions or any matters relating thereto (collectively, the “Stockholder Litigation”) commenced against, in the case of Parent, Parent or any of its Representatives or, in the case of the Company, the Company, any Company Subsidiary or any of their respective Representatives. Parent and the Company shall each (i) keep the other reasonably informed regarding any Stockholder Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Stockholder Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Stockholder Litigation, (iii) consider in good faith the other’s advice with respect to any such Stockholder Litigation and (iv) reasonably cooperate with each other with respect to any Stockholder Litigation; provided, however, that in no event shall (x) Parent or any of its Representatives settle or compromise any Stockholder Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (y) the Company, any Company Subsidiary or any of their respective Representatives settle or compromise any Stockholder Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 8.16 Sponsor Letter Agreement. Parent shall enforce the terms and conditions of the Sponsor Letter Agreement, including the obligations of the parties thereto (a) to vote all of the shares of the capital stock of Parent that they hold to approve the Parent Proposals and (b) not to redeem such shares in connection with the consummation of the Transactions.

Section 8.17 Termination of Existing Registration Rights Agreement. Prior to the Closing, in connection with entry into the Registration Rights Agreement, Parent shall cause to be terminated all existing registration rights and similar agreements entered into between Parent and any other party (other than any investor party to the Subscription Agreements). No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

Section 8.18 Section 16. Prior to the Closing, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that any acquisitions or dispositions of shares of Parent Class A Common Stock or shares of Parent Class B Common Stock, as applicable, or any derivatives thereof (and any subsequent transactions related to such securities, including but not limited to, any acquisitions and dispositions related to the exercise, vesting, conversion, redemption, settlement or forfeiture thereof and any acquisitions related to dividend equivalent rights or the attainment of any performance criteria), resulting from the transactions contemplated by this Agreement or any other Transaction Document, by each person who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent and transactions in Parent securities (including any person who may be deemed to be a “director by deputization” for purposes of Section 16 of the Exchange Act), to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.19 Financial Statements.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall deliver, or cause to be delivered, to Parent audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of W3BCLOUD Partners Limited (or its successor) and its subsidiaries that are required to be included in the Proxy Statement (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the Audited Financial Statements, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing W3BCLOUD Partners Limited Financial Statements”). The Closing W3BCLOUD Partners Limited Financial Statements (A) will fairly present in all material respects the financial position of W3BCLOUD Partners Limited (or its successor) and its subsidiaries as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with US GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of W3BCLOUD Partners Limited’s (or its successor’s) auditor and (D) will comply in all respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the

Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement and any other filings to be made by Parent with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by Law or requested by the SEC.

Section 8.20 Company Stockholder Approval. As promptly as reasonably practicable (and in any event within two (2) Business Days) (the “Company Stockholder Written Consent Deadline”) following the SEC Clearance Date, the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) approving this Agreement, the other Transaction Documents (to which the Company is or will be a party), the Transactions (including the Merger) that is duly executed by all of the Company Holders required to approve and adopt such matters in accordance with the Law and the Company Organizational Documents (the “Company Stockholder Written Consent”). The Company, through its board of directors, shall recommend to the Company Holders the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

Section 8.21 Intellectual Property Assignments. Prior to the Closing Date, the Company shall cause each current employee and current executive of the Company or any of its subsidiaries, including the executives set forth on Section 8.21 of the Company Disclosure Schedule, to execute an agreement that (a) assigns to the Company such Person’s right, title and interest in and to any Intellectual Property created during the course of such Person’s employment or engagement by the Company or any of its subsidiaries which relates to the Company’s business or its actual or demonstrably anticipated research or development and (b) requires such Person to protect the Company’s confidential information and trade secrets, and shall deliver to Parent copies of all such executed agreements.

Section 8.22 Transfer of Domain Names. The Company shall deliver evidence that the domain names set forth on Section 8.22 of the Company Disclosure Schedule have been validly assigned and transferred to the Company and identify the Company as the registrant of such domain names.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Transactions are, subject to the satisfaction or waiver (where permissible and by the Party for whose benefit such condition exists) at or prior to the Closing, of the following conditions:

(a) Parent Stockholders’ Approval. The Parent Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement, the DGCL, the Parent Organizational Documents and the rules and regulations of the New York Stock Exchange.

(b) Company Holders’ Approval. The Company Stockholder Written Consent shall have been obtained in accordance with Section 8.20.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(d) Antitrust Approval and Waiting Period. All required filings and/or notifications required: (i) under any application for authorization or regulatory process; and (ii) under the applicable Antitrust Laws shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the applicable Antitrust Laws shall have expired or been terminated (to the extent that early termination is available under the HSR Act at such time).

(e) Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-l(g)(l) of the Exchange Act) following the exercise by the holders of shares of Parent Class A Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares of Parent Class A Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent Organizational Documents.

(f) Amendment to Certificate of Incorporation. The Amended Parent Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and the Amended Parent Bylaws shall have been adopted.

(g) Stock Exchange Listing. The shares of Parent Class A Common Stock to be issued in connection with the Transactions shall have been approved for listing on the Stock Exchange and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange, and Parent shall not have received any notice of non-compliance therewith.

Section 9.02 Conditions to the Obligations of Parent. The obligations of Parent to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the Party for whose benefit such condition exists) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The (A) representations and warranties of the Company set forth in Section 5.03(a) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) (B) representations and warranties of the Company contained in Section 5.01(a). Section 5.01(b), Section 5.04 and Section 5.22 shall each be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (C) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, solely with respect to this subclause (C), where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied (or any non-performance or noncompliance shall have been cured) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. (i) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

(d) Ancillary Agreements. Parent shall have delivered, or caused to be delivered, the Ancillary Agreements duly executed by all such parties thereto (excluding Parent and Sponsor).

(e) Termination of Arrangements. The Company shall have delivered, or cause to be delivered, to Parent, evidence in form reasonably satisfactory to Parent of the termination of agreements set forth in Section 9.02(e) of the Company Disclosure Schedule.

Section 9.03 Conditions to the Company’s Obligations. The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the Party for whose benefit such condition exists) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in (i) Section 6.03(a) and Section 6.03(b) shall be true and correct in all respects, other than de minimis inaccuracies as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 6.01(a), Section 6.04 and Section 6.12 shall each be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (iii) the other provisions of Article VI shall be true and correct in all respects (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent shall have performed or complied (or any non-performance or non-compliance shall have been cured) in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Parent, certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

(d) Available Cash. Immediately prior to the Closing, (i) the total available cash in the Trust Account less (ii) anticipated payments required to satisfy the Parent Stockholder Redemption Amount, if any, and the payment of the Parent Expenses plus (iii) amounts funded pursuant to the Subscription Agreements, the Transaction Financing, and any private capital funded to the Company (including, but not limited to, in connection with the Company Private Raise Convertible Notes) (collectively, the “Available Cash”), shall be at least $150,000,000 (the “Minimum Cash Balance”).

(e) Ancillary Agreements. Parent shall have delivered, or caused to be delivered, the Ancillary Agreements duly executed by Parent and/or Sponsor (as applicable).

(f) Trust Account. Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 8.13, to be released to Parent at Closing.

(g) Resignations. Parent shall have delivered, or cause to be delivered, duly executed letters of resignation from each director and officer of Parent set forth in Section 9.03(g) of the Parent Disclosure Schedule.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Transactions shall not have been consummated on or before the date that is twelve (12) months after the date of execution and delivery of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation shall have proximately caused the failure to consummate the Transactions on or prior to the Outside Date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by either Parent or the Company if any of the Parent Proposals shall fail to receive the Required Parent Stockholder Approval at the Parent Stockholders’ Meeting;

(e) by either Parent or the Company if any Law or injunction enacted, issued, promulgated, enforced or entered by a relevant Governmental Authority shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Law or injunction shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(e) shall not be available to a Party whose breach of any provision of this Agreement shall have caused such injunction;

(f) by Parent if any of the representations or warranties set forth in Article V shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company, set forth in this Agreement, such that the conditions set forth in Section 9.02(a) or 9.02(b) would not be satisfied (“Terminating Company Breach”): provided that Parent is not then in breach of its representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 9.03(a) or Section 9.03(b) from being satisfied; provided, further, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 10.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (i) thirty (30) days after written notice of such breach is provided by Parent to the Company and (ii) the Outside Date;

(g) by the Company if any of the representations or warranties set forth in Article VI shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent set forth in this Agreement such that the conditions set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company is not then in breach of its respective representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 9.02(a) or Section 9.02(b) from being satisfied; provided, further, that, if such Terminating Parent Breach is curable by Parent, the Company may not terminate this Agreement under this Section 10.01(g) for so long as Parent continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (i) thirty (30) days after written notice of such breach is provided by the Company to Parent and (ii) the Outside Date;

(h) by the Company if the Available Cash would be less than the Minimum Cash Balance; or

(i) by the Company prior to obtaining the Required Parent Stockholder Approval if the Parent Board (i) shall have made a Change in Recommendation or (ii) shall have failed to include the Parent Board Recommendation in the Proxy Statement distributed to the stockholders of Parent.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no Liability or obligation under this Agreement on the part of any Party hereto, except as set forth in Section 8.03(a), Section 8.03(b), this Section 10.02 or Article XI. and any corresponding definitions set forth in Article I (to the extent relating to the foregoing), which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 10.01 shall not affect (i) any Liability on the part of any Party for any willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any person’s Liability under any Subscription Agreement, any Confidentiality Agreement or any Transaction Support Agreement to which he, she or it is a party to the extent arising from a claim against such person by another person party to such agreement on the terms and subject to the conditions thereunder.

Section 10.03 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 10.04 Waiver. At any time prior to the Effective Time, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Parent or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained herein or in any document delivered by Parent or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of Parent or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be: (a) in writing; (b) sent by messenger, certified or registered mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 11.01:

if to Parent:

Social Leverage Acquisition Corp I

8390 W. Via De Ventura, Suite F110-207

Scottsdale, AZ 85258

Attention: Howard Lindzon

Email: Howard@lindzon.com

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Carl P. Marcellino

Email: carl.marcellino@ropesgray.com

if to the Company:

W3BCLOUD Holdings Inc.

1201 North Market Street, Suite 111

Wilmington, DE 19801

Attention: Legal Department

Email: legal@w3bcloud.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:    Joseph A. Coco;

Blair T. Thetford

Email:         joseph.coco@skadden.com;

blair.thetford@skadden.com

Section 11.02 Nonsurvival of Representations, Warranties and Covenants. Other than the representations, warranties and covenants set forth in Section 8.06, Section 8.09 and Section 8.14, each of which shall survive following the Effective Time, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI and any corresponding definitions set forth in Article I.

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04 Entire Agreement; Successors and Assigns. This Agreement (including the Disclosure Schedules and the Exhibits, schedules, and annexes hereto and thereto) and the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.04 shall be void ab initio.

Section 11.05 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement; except as provided in Section 8.06, Section 8.07 and rights of directors on the Parent Board. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties, and may represent an allocation of risk among the Parties associated with particular matters regardless of the knowledge of any of the Parties. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.06 Disclosure Schedules. The Company Disclosure Schedule, the Parent Disclosure Schedule (collectively, the “Disclosure Schedules”) and the Exhibits and Schedules attached hereto and thereto shall be construed with, and as an integral part of, this Agreement. Each capitalized term used in any Exhibit, Schedule or Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The Disclosure Schedules have been arranged in numbered and lettered sections and subsections corresponding to the applicable numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the applicable Disclosure Schedule shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be constructively disclosed or set forth in any other section in such Disclosure Schedule relating to other sections of this Agreement to the extent a cross-reference is expressly made to such other section in such Disclosure Schedule or to the extent that the relevance of such item as an exception to, or as applicable, disclosure for the purposes of, another section of this Agreement is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to, or is disclosed for the purposes of, such other section of this Agreement. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed hereby. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect,” “Parent Material Adverse Effect” or other similar terms in this Agreement. The inclusion of any item in the Disclosure Schedules shall not constitute an admission by the Company or Parent, as applicable, that such item is or is not material. No disclosure in any Disclosure Schedule relating to any possible breach or violation of any contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Disclosure Schedules and the information contained in the Disclosure Schedules are intended only to qualify or provide disclosure for the purposes of the applicable representations, warranties and covenants contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.

Section 11.07 Governing Law; Consent to Jurisdiction.

(a) This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(b) With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the Transactions, each of the Parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.01. Nothing in this Section 11.07, however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

Section 11.08 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY TRANSACTION DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08.

Section 11.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.10 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 11.11 Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not the Transactions are consummated, including all fees of its legal counsel, financial advisers and accountant; provided, however, that if the Closing shall occur, Parent shall pay or cause to be paid, the Company Expenses and Parent Expenses in accordance with Section 3.09, but subject to the provisions of Section 8.14. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 11.11 shall be paid upon the consummation of the Merger and release of proceeds from the Trust Account, subject to the provisions of this Agreement.

Section 11.12 Specific Performance.

(a) The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (which, for the avoidance of doubt, includes the Parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity and (ii) the right to specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any Party seeking: (A) an injunction or injunctions to prevent breaches of this Agreement; (B) to enforce specifically the terms and provisions of this Agreement; and/or (C) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

Section 11.13 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 11.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.13. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

Section 11.14 Legal Representation: Conflicts Waiver.

(a) The Company, on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and its and their respective successors and assigns (all such parties, the “Company Waiving Parties”), hereby irrevocably acknowledge and agree that all communications, written or oral, between or among Parent, Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates and its counsel, including Ropes & Gray LLP (or any successor) and Arthur Cox LLP (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Transaction Document or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company and the Company Subsidiaries notwithstanding this Agreement and the Transactions, and instead survive, are assigned to, remain with and are controlled by Sponsor (the “Parent Privileged Communications”), without any waiver thereof. The Company, on behalf of itself and the Company Waiving Parties, hereby further agree (i) that no person may use or rely on any of the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees), in any dispute or Proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Parent Privileged Communications.

(b) Parent, on behalf of its itself, Sponsor, Merger Sub and its and their respective directors, stockholders, partners, officers, employees and Affiliates, and its and their respective successors and assigns (all such parties, the “Parent Waiving Parties”), hereby irrevocably acknowledge and agree that all communications, written or oral, between or among the Companies or any of their respective directors, members, partners, officers, employees or Affiliates and their counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (or any successor) and William Fry LLP (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Transaction Document or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to Parent notwithstanding this Agreement and the Transactions, and instead survive, are assigned to, remain with and are controlled by the applicable equityholders of the Company (the “Company Privileged Communications”), without any waiver thereof. Parent, on behalf of itself and the Parent Waiving Parties, hereby further agrees (i) that no person may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees), in any dispute or Proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Company Privileged Communications.

(c) The Company, on behalf of itself and the Company Waiving Parties, hereby acknowledges that Ropes & Gray LLP and Arthur Cox LLP have acted as counsel for Parent and Sponsor (the “Parent Parties”) in connection with the negotiations, preparation, execution and delivery of this Agreement, and the consummation of the Transactions (the “Parent Engagement”) and not as counsel for any other person, including the Company or any of its Affiliates. Only the Parent Parties shall be considered clients of Ropes & Gray LLP and Arthur Cox LLP in the Parent Engagement. Each Party agrees that Ropes & Gray LLP and Arthur Cox LLP shall be permitted, without the need for any future waiver or consent, to represent any of the Parent Parties or any person entitled to indemnification by Parent hereunder from and after the Closing in connection with any matters, including the Parent Engagement, contemplated by this Agreement, the Transaction Documents and any other agreements referenced herein or therein or any disagreement or dispute relating thereto, and may in connection therewith represent the agents or Affiliates of the Parent Parties or any persons entitled to indemnification by Parent hereunder in any of the foregoing cases, including in any dispute, litigation or other adversary proceeding against, with or involving the Company, any Company Subsidiary or any of their agents or Affiliates. The Company shall not, and shall cause the Company Subsidiaries and its Affiliates not to, seek or have Ropes & Gray LLP or Arthur Cox LLP disqualified from any such representation based upon the prior representation of the Parent Parties thereby. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.14(c) shall not be deemed exclusive of any other rights to which Ropes & Gray LLP or Arthur Cox LLP is entitled whether pursuant to law, contract or otherwise.

(d) Parent, on behalf of itself and the Parent Waiving Parties, hereby acknowledges that Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates and William Fry LLP have acted as counsel for the Company, the Company Subsidiaries and their respective equityholders (the “Company Parties”) in connection with the negotiations, preparation, execution, and delivery of this Agreement and the consummation of the Transactions (the “Company Engagement”) and not as counsel for any other person, including Parent, Sponsor, Merger Sub or any of their Affiliates (including the Surviving Corporation). Only the Company Parties shall be considered clients of Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates and William Fry LLP in the Company Engagement. Each Party agrees that Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates and William Fry LLP shall be permitted, without the need for any future waiver or consent, to represent any of the Company Parties or any person entitled to indemnification by the Company hereunder from and after the Closing in connection with any matters, including the Company Engagement, contemplated by this Agreement, the Transaction Documents and any other agreements referenced herein or therein or any disagreement or dispute relating thereto, and may in connection therewith represent the agents or Affiliates of the Company Parties or any persons entitled to indemnification by the Company hereunder in any of the foregoing cases, including in any dispute, litigation or other adversary proceeding against, with or involving Parent, Sponsor, Merger Sub or the Surviving Corporation or any of their agents or Affiliates. Parent shall not, and shall cause the Surviving Corporation and its Affiliates not to, seek or have Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates or William Fry LLP disqualified from any such representation based upon the prior representation of the Company Parties thereby. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.14(d) shall not be deemed exclusive of any other rights to which Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates or William Fry LLP is entitled whether pursuant to law, contract or otherwise.

Section 11.15 Release.

(a) Company Release. The Company, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the equityholders of the Company, the Company Subsidiaries and their respective predecessors, successors, subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case, from any and all liabilities and obligations of any kind or nature whatsoever that such person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the equityholders of the Company or the Company Subsidiaries, any person’s service as a director of the Companies and any acts or omissions of any person on behalf of the Companies.

(b) Parent Release. Parent, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the holders of Parent Shares, including Sponsor, and their respective predecessors, successors, subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case, from any and all liabilities and obligations of any kind or nature whatsoever that such person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Parent Shares, any person’s service as a director or officer of Parent and any acts or omissions of any person on behalf of Parent.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOCIAL LEVERAGE ACQUISITION CORP I

By	/s/ Paul Grinberg
Name: Paul Grinberg
Title: Executive Chairman

SLAC MERGER SUB, INC.

By	/s/ Paul Grinberg
Name: Paul Grinberg
Title: President

W3BCLOUD HOLDINGS INC.

By	/s/ Sami Issa
Name: Sami Issa
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex B

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [    ], is made and entered into by and among each of W3BCLOUD, Inc., a Delaware corporation formerly known as Social Leverage Acquisition Corp I, a Delaware Corporation (the “Parent” or “PubCo”), Social Leverage Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), the Legacy Shareholders (as defined below) of W3BCLOUD Holdings Inc., a Delaware Corporation (the “Company”) and the undersigned parties listed as “Holders” on the signature page hereto and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.9 of this Agreement (each, a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Parent, the Sponsor and each of the other “Holders” named therein entered into that certain Registration Rights Agreement, dated as of February 11, 2021, as it may be amended from time to time (the “Prior Agreement”);

WHEREAS, the Parent has issued the Sponsor an aggregate of 8,625,000 shares (the “Founder Shares”) of the Parent’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”);

WHEREAS, the Founder Shares are convertible into shares of the Parent’s Class A common stock, par value $0.0001 per share (the “Common Stock”), on the terms and conditions provided in the Parent’s amended and restated certificate of incorporation;

WHEREAS, the Sponsor purchased an aggregate of 6,000,000 warrants of the Parent, each exercisable for one share of the Parent’s Common Stock (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) in a private placement transaction exempt from registration under the Securities Act occurring simultaneously with the closing of the Parent’s initial public offering, and 2,000,000 of such Private Placement Warrants are being exchanged for 2,000,000 newly issued Private Placement Warrants of the Parent in connection with the closing of the Transactions;

WHEREAS, on the date hereof, upon the closing of the Transactions (as defined below), 4,312,500 of the Founder Shares will be held by the Sponsor, not subject to transfer or the additional transfer restrictions and vesting schedule provided for in the Sponsor Share Letter Agreement (as defined below), 862,500 of the Founder Shares will be subject to vesting at a volume weighted average price of $12.50 and 862,500 of the Founder Shares will be subject to vesting at a volume weighted average price of $15.00;

WHEREAS, on July [    ], 2022, (i) the Parent, (ii) SLAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and (iii) the Company, entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Transaction Agreement”), pursuant to which, among other things, upon the consummation of the transactions (the “Transactions”) contemplated thereby, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Parent (the “Merger” and, the closing of the Merger, the “Merger Closing”), and as a result of which (A) each share of Company Class A Common Stock (as defined in the Transaction Agreement) issued and outstanding immediately prior to the effective time of the Merger, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive the Company Class A Per Share Consideration (as defined in the Transaction Agreement), (B) each share of the Company Class B Common Stock (as defined in the Transaction Agreement) issued and outstanding immediately prior to the effective time of the Merger, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive the Company Class B Per Share Consideration (as defined in the Transaction Agreement), in each case by virtue of the Merger and without any action on the part of the parties or any of their respective stockholders, and (C) certain of the existing convertible notes of certain subsidiary of the Company (the “Company Convertible Instruments”) will be converted into shares of Common Stock, all upon the terms and subject to the conditions set forth in the Transaction Agreement ((A), (B) and (C), collectively, the “Merger Consideration”); and

WHEREAS, in connection with the consummation of the Transactions, the Parent, the Sponsor, the Legacy Shareholders and holders of the Company Convertible Instruments desire to amend and restate the Original Agreement in order to provide the Holders with registration rights on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board of the Parent (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Parent has a bona fide business purpose for not making such information public.

“Affiliate” of a person or entity means any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity.

“Agreement” shall have the meaning given in the Preamble.

“AMD” means Advanced Micro Devices, Inc., a Delaware corporation.

“Board” shall mean the Board of Directors of the Parent or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Commission” shall mean the United States Securities and Exchange Commission and any successor agency performing comparable functions.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Company Convertible Instruments” shall have the meaning set forth in the Recitals hereto.

“Company Lock-Up Parties” shall mean the Holders set forth on Schedule B hereto and their Permitted Transferees.

“Company Shareholder Lock-Up Period” shall mean, with respect to the Company Lock-Up Parties and their Permitted Transferees, 180 days after the consummation of the Merger Closing.

“ConsenSys” shall mean ConsenSys AG, a Swiss company limited by shares.

“Demand Exercise Notice” shall have the meaning given in subsection 2.1.2.

“Demanding Holders” shall have the meaning given in subsection 2.1.1(b).

“Demand Legacy Shareholders” shall mean ConsenSys, Halo, AMD and their respective Permitted Transferees.

“Demand Registration” shall have the meaning given in subsection 2.1.2.

“Demand Registration Period” shall have the meaning given in subsection 2.1.2.

“Demand Registration Request” shall have the meaning given in subsection 2.1.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

“Filing Date” shall have the meaning given in subsection 2.1.1(a).

“Form S-1” shall mean Form S-1 for the registration of securities under the Securities Act promulgated by the Commission.

“Form S-3” shall mean Form S-3 for the registration of securities under the Securities Act promulgated by the Commission.

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Halo” shall mean Halo Holdings Limited, a United Arab Emirates private company limited by shares.

“Holders” shall have the meaning given in the Preamble.

“Initiating Holders” shall have the meaning given in subsection 2.1.2.

“Joinder Agreement” means a joinder agreement, substantially in the form attached hereto as Annex A.

“Legacy Shareholders” shall mean the current shareholders of the Company, which consist of ConsenSys, Halo, W3BCLOUD Nominees Limited, and AMD and their respective Permitted Transferees.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3.

“Minimum Demand Threshold” shall mean $30,000,000.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement, preliminary Prospectus or Prospectus, or necessary to make the statements in a Registration Statement, preliminary Prospectus or Prospectus (in the case of the preliminary Prospectus or Prospectus, in light of the circumstances under which they were made) not misleading.

“Original Agreement” shall have the meaning set forth in the Recitals hereto.

“Permitted Transferees” shall mean (a) with respect to the Sponsor and its Permitted Transferees, any transferee permitted pursuant to Section 7(c) of the Sponsor Letter Agreement or any transferee permitted by Section 1.2(a) of the Sponsor Share Letter Agreement, (b) with respect to any Company Lock-Up Party and its Permitted Transferees, any person or entity to whom such Company Lock-Up Party is permitted to transfer the Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to Section 5.2, and (c) with respect to all other Holders and their respective Permitted Transferees, any Affiliate of such Holder and any direct or indirect partners, members or equity holders of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective Affiliates.

“Piggy-back Registration” shall have the meaning given in Section 2.2.1.

“Placement Share” or “Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement” shall have the meaning given in the Recitals hereto.

“Private Placement Warrant” or “Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in Section 2.1.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any Private Placement Warrant), (c) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Parent held by a Holder as of the date of this Agreement, (d) any equity securities of the Parent received as part of the Merger Consideration, and (e) any other equity security of the Parent issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of stock, acquisition, recapitalization, consolidation, reorganization, stock exchange, stock reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction by Parent; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) if a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act, the date that such securities shall have been sold, transferred, disposed of or exchanged pursuant to such Registration Statement; (ii) such securities may otherwise be transferred, new certificates or book entries credits for such securities not bearing a legend restricting further transfer shall have been delivered by the Parent and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission) without limitation as to volume and manner of sale, whether or not any such sale has occurred.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue-sky laws (including reasonable and documented fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Parent;

(E) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders; and

(F) reasonable fees and disbursements of all independent registered public accountants of the Parent incurred specifically in connection with such Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Requisite Holders” means Holders (including Permitted Transferees) that are parties to this Agreement and hold a majority of the aggregate number of outstanding Registrable Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Shelf Registrable Securities” shall have the meaning given in subsection 2.1.1(b).

“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1(a).

“Shelf Underwriting” shall have the meaning given in subsection 2.1.1(b).

“Shelf Underwriting Notice” shall have the meaning given in subsection 2.1.1(b).

“Shelf Underwriting Request” shall have the meaning given in subsection 2.1.1(b).

“SK” means SK Inc. and its Affiliates.

“SK Holders” shall have the meaning given in subsection 2.1.1(b).

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Lock-Up Period” shall mean, with respect to shares held by the Sponsor and its Permitted Transferees, the period commencing on the date hereof and ending on the earliest of (A) one year after the

Merger Closing, (B) the date, following the 180th day following the Merger Closing, where the last reported sale price of the Common Stock of the Parent is trading at or above a volume weighted average price of $12.00 for 20 trading days during any 30-day trading period, and (C) the date on which the Parent completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Parent’s public stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Sponsor Letter Agreement” means that certain Sponsor Letter Agreement dated February 11, 2021, by and between the Sponsor and the Parent.

“Sponsor Share Letter Agreement” means that certain Sponsor Letter Agreement dated July [    ], 2022 by and between the Sponsor, the Parent, and the Insiders (as defined in the Sponsor Share Letter Agreement).

“Transaction Agreement” shall have the meaning set forth in the Recitals hereto.

“Transaction Financing Securities” shall mean the securities issued in any equity or equity-linked financing of Parent entered into between the date of the Transaction Agreement and the Merger Closing,

“Transactions” shall have the meaning set forth in the Recitals hereto.

“Transfer” shall mean, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge or hypothecation, distribution or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges or hypothecates, distributes or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided that none of the following will be considered a Transfer: (x) a pledge of equity securities of Parent as collateral for an institutional investor’s credit facility and (y) a transfer of partnership interests in any institutional investor or in any person that holds a direct or indirect interest in such institutional investor. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. For avoidance of doubt, any in-kind distribution shall each be deemed a Transfer.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Block Trade” shall have the meaning given in Section 2.1.1(b).

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Parent are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Shelf Registration Statement. (a) As soon as practicable but no later than thirty (30) calendar days after the date hereof (the “Filing Date”), the Parent shall prepare and file with (or confidentially submit to) the

Commission a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two

Business Days prior to such filing) on a delayed or continuous basis (and which may also cover any other securities of the Parent) and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day if the Commission notifies the Parent that it will “review” the Registration Statement following the earlier of (i) the Filing Date and (ii) the initial filing date of the Registration Statement and (y) the tenth (10th) Business Day after the date the Parent is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder named therein. The Parent shall use its commercially reasonable efforts to maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective and available for use, to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If, at any time the Parent shall have qualified for the use of a Registration Statement on Form S-3 or any other form which permits incorporation of substantial information by reference to other documents filed by the Parent with the Commission and at such time the Parent has an outstanding Shelf Registration Statement on Form S-1, then the Parent shall, as soon as reasonably practical, convert such outstanding Shelf Registration Statement on Form S-1 into a Shelf Registration Statement on Form S-3.

(b) Subject to Section 2.3 and Section 2.4, (i) the Holders of a majority-in-interest of the then outstanding number of Registrable Securities held by the Sponsor and its Permitted Transferees, (ii) each of the Demand Legacy Shareholders or their respective Permitted Transferees, and (iii) the Holders of Registrable Securities received in connection with the exercise, exchange or conversion of the Company Convertible Instruments held by SK in connection with the Transactions and their Permitted Transferees (such Holders, the “SK Holders” and, collectively, the “Demanding Holders”), may make a written demand from time to time to elect to sell all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, pursuant to an Underwritten Offering pursuant to the Shelf Registration Statement, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. The Demanding Holders shall make such election by delivering to the Parent a written request (a “Shelf Underwriting Request”) for such Underwritten Offering specifying the number of Registrable Securities that the Demanding Holders desire to sell pursuant to such Underwritten Offering (the “Shelf Underwriting”). As promptly as practicable, but no later than five (5) Business Days after receipt of a Shelf Underwriting Request, the Parent shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Holders of record of other Registrable Securities registrable on such Shelf Registration Statement (“Shelf Registrable Securities”). The Parent, subject to Section 2.1.3, shall include in such Shelf Underwriting (x) the Registrable Securities of the Demanding Holders and (y) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities that shall have made a written request to the Parent for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within five (5) days after the receipt of the Shelf Underwriting Notice. The Parent shall, as expeditiously as possible (and in any event within fifteen (15) Business Days after the receipt of a Shelf Underwriting Request), but subject to Section 2.3, use its commercially reasonable efforts to effect such Shelf Underwriting. The Parent shall, at the request of any Demanding Holders, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holders or any other Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, the Demanding Holders may request, and the Parent shall be required to facilitate, (i) an aggregate of three (3) Shelf Underwritings pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities held by the Sponsor and its Permitted Transferees, and (ii) an aggregate of three (3) Shelf Underwritings pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities held by each of Halo and ConsenSys and their respective Permitted Transferees, (iii) an aggregate of two (2) Shelf Underwritings pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities held by AMD and its Permitted Transferees, (iv) an aggregate of one (1) Shelf Underwriting pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities held by SK Holders, and (v) not more than four (4) Shelf Underwritings pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities held by any other Demanding Holder, in each case in any twelve-month period; provided, however, that all Demanding Holders and their Permitted Transferees, taken together, may demand not more than four (4) Shelf Underwritings in the aggregate pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities held by such Demanding Holders and their Permitted Transferees in any twelve-month period; and provided, further, that, in each case, a Shelf Underwriting shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Shelf Underwriting have been sold; and provided, further, that the number of Shelf Underwritings the Demanding Holders shall be entitled to request shall be reduced by each Demand Registration effected for such Demanding Holder pursuant to Section 2.1.2. Notwithstanding the foregoing, if a Demanding Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Demanding Holder only needs to notify the Parent of the Underwritten Block Trade five (5) Business Days prior to the day such offering is to commence and the Holders of record of other Registrable Securities shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade; provided, however, that the Demanding Holder requesting such Underwritten Block Trade shall use commercially reasonable efforts to work with the Parent and the Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade.

2.1.2 Other Demand Registration. At any time that a Shelf Registration Statement provided for in Section 2.1.1(a) is not available for use by the Holders following such Shelf Registration Statement being declared effective by the Commission (a “Demand Registration Period”), subject to this Section 2.1.2, Section 2.3 and Section 2.4, at any time and from time to time during such Demand Registration Period, the Demanding Holders shall have the right to make a written demand from time to time to effect one or more registration statements under the Securities Act covering all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, by delivering a written demand therefor to the Parent, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. Any such request by any Demanding Holder pursuant to this Section 2.1.2 is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the Demanding Holders making such demand for registration being referred to as the “Initiating Holders”). Subject to Section 2.3, the Demanding Holders shall be entitled to request (and the Parent shall be required to effect) (i) an aggregate of three (3) Demand Registrations pursuant to this subsection 2.1.2 with respect to any or all Registrable Securities held by the Sponsor and its Permitted Transferees, (ii) an aggregate of three (3) Demand Registrations pursuant to this subsection 2.1.2 with respect to any or all Registrable Securities held by each of Halo and ConsenSys and their respective Permitted Transferees, (iii) an aggregate of two (2) Demand Registrations pursuant to this subsection 2.1.2 with respect to any or all Registrable Securities held by AMD and its Permitted Transferees, (iv) an aggregate of one (1) Demand Registration pursuant to this subsection 2.1.2 with respect to any or all Registrable Securities held by SK Holders and their respective Permitted Transferees, and (v) not more than four (4) Demand Registrations pursuant to this subsection 2.1.2 with respect to any or all Registrable Securities held by any other Demanding Holder, in each case in any twelve-month period; provided, however, that all Demanding Holders and their Permitted Transferees, taken together, may demand not more than four (4) Demand Registrations in the aggregate pursuant to this subsection 2.1.2 with respect to any or all Registrable Securities held by such Demanding Holders and their Permitted Transferees in any twelve-month period; provided, further, that a Demand Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Demand Registration have been included; and provided, further, that the number of Demand Registrations the Demanding Holders shall be entitled to request shall be reduced by each Shelf Underwriting effected for such Demanding Holder pursuant to Section 2.1.1(b). The Parent shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request to each of the Holders of record of Registrable Securities as promptly as practicable but no later than five (5) Business Days after receipt of the Demand Registration Request. The Parent, subject to Sections 2.3 and 2.4, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Parent for inclusion in such registration pursuant to Section 2.1.2 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder) within five (5) days following the receipt of any such Demand Exercise Notice. The Parent shall, as expeditiously as possible, but subject to Section 2.3, use its commercially reasonable efforts to (x) file or confidentially submit with the Commission (no later than (A) ninety (90) days from the Parent’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-1 or similar long-form registration or (B) sixty (60) days from the Parent’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-3 or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Parent has been so requested to register, for distribution in accordance with the intended method of distribution and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

2.1.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Shelf Underwriting or Demand Registration, in good faith, advises the Parent, the Demanding Holders and any other Holders participating in the Underwritten Registration (if any) (the “Requesting Holders”) in writing that the dollar amount or number of Registrable Securities that such Holders desire to sell, taken together with all other shares of Common Stock or other equity securities that the Parent desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Parent shall include in such Underwritten Offering, as follows:

(i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) that have been requested to be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have collectively requested to be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders in like manner;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Parent desires to sell that can be sold without exceeding the Maximum Number of Securities; and

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other persons or entities that the Parent is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.4 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Shelf Underwriting or Demand Registration, pursuant to a Registration under subsection 2.1.1 or 2.1.2 shall have the right in their sole discretion to withdraw from a Registration pursuant to such Demand Registration upon written notification to the Parent and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (i) in the case of a Shelf Underwriting, the filing of a preliminary prospectus supplement setting forth the terms of the Underwritten Offering with the Commission and (ii) in the case of a Demand Registration, the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Parent shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Shelf Underwriting or Demand Registration prior to its withdrawal under this subsection 2.1.4.

2.2 Piggy-back Registration.

2.2.1 Piggy-back Rights. If, at any time on or after the date hereof, the Parent proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Parent, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer, as part of a merger, consolidation or similar transaction or for an offering of securities solely to the Parent’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Parent, (iv) for a dividend reinvestment plan, (v) filed pursuant to Section 2.1 hereof or (vi) filed in connection with an Underwritten Block Trade for its own account, then the Parent shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggy-back Registration”). The Parent shall, in good faith, cause such Registrable Securities to be included in such Piggy-back Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggy-back Registration on the same terms and conditions as any similar securities of the Parent included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Parent. The Parent may postpone or withdraw the filing or the effectiveness of a Piggy-back Registration at any time in its sole discretion.

2.2.2 Reduction of Piggy-back Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggy-back Registration, in good faith, advises the Parent and the Holders of Registrable Securities participating in the Piggy-back Registration in writing that the dollar amount or number of the shares of Common Stock that the Parent desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Parent, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Parent’s account, the Parent shall include in any such Registration

(A) first, the shares of Common Stock or other equity securities that the Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders in like manner; and

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual registration rights of other stockholders of the Parent, with such priorities among them as the Parent shall determine, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Parent shall include in any such Registration

(A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders in like manner;

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Parent desires to sell which can be sold without exceeding the Maximum Number of Securities; and

(D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Parent is obligated to register pursuant to separate written contractual arrangements with such persons or entities, with such priorities among them as the Parent shall determine, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggy-back Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggy-back Registration for any or no reason whatsoever upon written notification to the Parent and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggy-back Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-back Registration. The Parent (in its sole discretion or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may postpone or withdraw the filing or effectiveness of a Piggy-back Registration. Notwithstanding anything to the contrary in this Agreement, the Parent shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggy-back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Shelf Underwriting or Demand Registration effected under Section 2.1 hereof.

2.3 Restrictions on Registration Rights. The Parent shall not be obligated to effect any Shelf Underwriting or Demand Registration within 90 days after the effective date of a previous Shelf Underwriting or Demand Registration or a previous Piggy-back Registration in which holders of Registrable Securities were permitted to register 75% of the Registrable Securities requested to be included therein, if any. If in the good faith judgment of the Board, Registration would be detrimental to the Parent and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Parent shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be detrimental to the Parent for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering, then in such event, the Parent shall have the right to defer its obligation for up to 120 days; provided, however, that the Parent shall not defer its obligation in this manner more than twice in any period of twelve consecutive months.

2.4 Lock-Up. Notwithstanding anything to the contrary in this Agreement, the Parent shall not be obligated to effect any Shelf Underwriting, Demand Registration or Piggy-back Registration of (i) any Founder Shares or Private Placement Warrants (or any Common Stock issued or issuable as a result of the exercise of the Private Placement Warrants) prior to the expiration of the Sponsor Lock-Up Period, (ii) any shares of Common Stock during the Company Shareholder Lock-Up Period, or (iii) any Registrable Securities held by the Legacy Shareholders or their Permitted Transferees prior to the expiration or waiver of any other applicable lock-up restrictions with the Company or the Parent; provided, that, nothing in this Section 2.4 shall prohibit a Demanding Holder from delivering a Shelf Underwriting Request or a Demand Registration Request prior to the expiration of the applicable Lock-Up Period in order to commence the notice periods required in connection therewith so long as such Shelf Underwriting or Demand Registration would commence after such expiration. Nothing in this Section 2.4 shall limit the Parent’s obligation to register any of the Registrable Securities, including such Founder Shares, Private Placement Warrants, or any Registrable Securities held by any Holder on the Shelf Registration Statement required pursuant to Section 2.1.1(a).

ARTICLE III

PARENT PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Parent is required to effect the Registration of Registrable Securities, the Parent shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Parent shall:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Parent or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and either (i) any Underwriter overallotment option has terminated by its terms or (ii) the Underwriters have advised the Parent that they will not exercise such option or any remaining portion thereof;

3.1.3 furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, or such Holders’ legal counsel, copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus), and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Parent and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Parent shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on the primary securities exchange or automated quotation system on which similar securities issued by the Parent are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least two (2) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or promptly upon filing, with respect to any document that is to be incorporated by reference into such Registration Statement or Prospectus), furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus. The Parent shall not include the name of any Holder or any information regarding any Holder in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder and providing each such Holder or its counsel a reasonable amount of time to review and comment on such applicable document, which comments the Parent shall include unless contrary to applicable law or the Parent reasonably expects that doing so would cause the Prospectus to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

3.1.9 in the event of an Underwritten Offering, permit the participating Holders to rely on any “cold comfort” letter from the Parent’s independent registered public accountants provided to the managing Underwriter of such offering;

3.1.10 in the event of an Underwritten Offering, permit the participating Holders to rely on any opinion(s) of counsel representing the Parent for the purposes of such Registration issued to the managing Underwriter of such offering covering legal matters with respect to the Registration;

3.1.11 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.12 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Parent’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and which requirement will be deemed to be satisfied if the Parent timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.13 if the Registration involves the Underwritten Offering of Registrable Securities involving gross proceeds in excess of $30,000,000, use its reasonable efforts to make available senior executives of the Parent to participate in customary “road show” presentations that may be reasonably requested by the Underwriter thereof; and

3.1.14 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Parent. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and fees, applicable transfer taxes and expenses of legal counsel representing the Holders in excess or in addition to the legal fees and expenses included as Registration Expenses.

3.3 Requirements for Registration; Participation in Underwritten Offerings.

3.3.1 The Parent may require each participating Holder promptly to furnish in writing to the Parent such information regarding the distribution of the Registrable Securities as the Parent may from time to time reasonably request and such other information as may be legally required or the Parent may deem reasonably advisable in connection with such Registration and shall not have any obligation to include a Holder on any Registration Statement if such information is not promptly provided.

3.3.2 The Parent shall have the right to select an Underwriter or Underwriters in connection with any Underwritten Offering; provided that, if the Sponsor or a Demanding Holder participates in such Underwritten Offering, then the Parent shall request and consider in good faith any Underwriter or Underwriters requested by Sponsor or a Demanding Holder to be included in the syndicate of Underwriters for such Underwritten Offering. No person may participate in any Underwritten Offering for equity securities of the Parent pursuant to a Registration initiated by the Parent hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Parent and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Parent that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Parent that the use of the Prospectus may be resumed and he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Parent hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) and, if so directed by the Parent, each Holder shall deliver to the Parent (at the Parent’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice. If the continued use of a Registration Statement in respect of any Registration at any time would require the Parent to make an Adverse Disclosure, or would require the inclusion in such Registration Statement of (i) financial statements that are unavailable to the Parent for reasons beyond the Parent’s control, (ii) audited financial statements as of a date other than the Parent’s fiscal year end (unless the Holders requesting

Registration agree to pay the reasonable expenses of this audit), or (iii) pro forma financial statements that are required to be included in a registration statement, the Parent may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend the use of, such Registration Statement for no more than 90 consecutive days per delay or suspension or more than 150 total calendar days, in each case during any twelve-month period. In the event the Parent exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Parent shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Parent, at all times while it shall be reporting under the Exchange Act, covenants to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. The Parent further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any reasonably requested legal opinions. Upon the request of any Holder, the Parent shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Additional Shares. The Parent, at its option, may register, under any Registration Statement and any filings under any state securities laws filed pursuant to this Agreement, any number of unissued, treasury or other shares of Common Stock to be sold by the Parent or any of its subsidiaries or any shares of Common Stock or other securities of the Parent owned by any other security holder or security holders of the Parent.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Parent agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable and documented attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Parent by or on behalf of such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating (including any Synthetic Secondary Transaction effected with respect to such Holder’s Registrable Securities), such Holder shall furnish to the Parent in writing such information and affidavits as the Parent reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Parent, its directors and officers and agents and each person who controls the Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Parent.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, except to the extent in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Parent and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Parent’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1 Lock-Up. Except as otherwise consented to by the Parent in its sole discretion, each of the Sponsor, the Company Lock-Up Parties and their respective Permitted Transferees, severally, and not jointly, agrees with the Parent not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Securities (as defined below) beneficially owned or otherwise held by such person during the Sponsor Lock-Up Period or Company Shareholder Lock-Up Period (together, the “Lock-Up Periods”), as applicable to such Holder; provided that such prohibition shall not apply to Transfers permitted pursuant to Section 5.2. “Lock-Up Securities” means the Registrable Securities held by record or beneficially owned by the applicable Holders as of the Merger Closing. The Applicable Lock-Up Periods for the Holders, shall be as follows:

(a) in the case of any Company Lock-Up Party and its Permitted Transferees, the Company Shareholder Lock-Up Period; and

(b) in the case of the Sponsor and its Permitted Transferees, the Sponsor Lock-Up Period.

5.1.2 During the Lock-Up Periods, any purported Transfer of Lock-Up Securities not in accordance with this Agreement shall be null and void, and the Parent shall refuse to recognize any such Transfer for any purpose.

5.1.3 The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, the Lock-Up Securities beneficially owned by such person shall remain subject to any restrictions on Transfer under applicable securities laws of any governmental entity, including all applicable holding periods under the Securities Act and other rules of the Commission.

5.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Periods, the Holders may Transfer, without the consent of the Parent, any of such person’s Lock-Up Securities (a) to any Affiliates of such Holder, (b) with respect to the Sponsor, any transferee permitted pursuant to Section 7(c) of the Sponsor Letter Agreement and Section 1.2 (a) of the Sponsor Share Letter Agreement, and (c) with respect to any Company Lock-Up Party, any direct or indirect partners, members or equity holders of such Company Lock-Up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective Affiliates, or (ii) any other Company Lock-Up Party or any direct or indirect partners, members or equity holders of such other Company Lock-Up Party, any Affiliates of such other Company Lock-Up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective Affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to the partners, members, shareholders or equity holders of such Company Lock-Up Party by virtue of the Company Lock-Up Party’s organizational documents, as amended, upon dissolution of the Company Lock-Up Party; (f) to the Parent; or (g) in connection with a liquidation, merger, stock exchange, reorganization, or tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Parent’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Merger Closing. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor pursuant to this Section 5.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a Joinder Agreement, whereupon such Transferee will be treated as a party (with the same rights and obligations as the Transferor) for all purposes of this Agreement. Notwithstanding the foregoing provisions of this Section 5.2, a Holder may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities beneficially own the underlying Lock-Up Securities, or (B) followed by a change in the relationship between the Holder and the Permitted Transferee (or a change of control of such Holder or Permitted Transferee) after the Transfer with the result and effect that the Holder has indirectly made a Transfer of Lock-Up Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Article V had such change in such relationship occurred prior to such Transfer).

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt of the intended recipient or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the relevant entity at:

If to PubCo:

W3BCLOUD, Inc.

1201 North Market Street, Suite 111

Wilmington, DE 19801

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:	Joseph A. Coco;
Blair T. Thetford;
Michael J. Schwartz
Email:	joseph.coco@skadden.com;
blair.thetford@skadden.com;
michael.schwartz@skadden.com

If to Sponsor:

Social Leverage Acquisition Corp I

8390 E.Via De Ventura, Suite F110-207

Scottsdale, Arizona 85258

Attention: Howard Lindzon

Telephone: 302-492-7522

With a copy to:

Ropes & Gray LLP

1211 6th Ave

New York, NY 10036

Attention: Carl Marcellino

Telephone: 1-212-841-0623

Email: carl.marcellino@ropesgray.com

and to the Holders, at such Holder’s address referenced in Schedule A.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party, except for any assignment or delegation (i) by a Holder to a Permitted Transferee who agrees to become bound by the transfer restrictions, if any, set forth in this Agreement, or (ii) with the prior written consent of the Parent, with respect to an assignment by a Holder, or of the Requisite Holders, with respect to an assignment by the Parent.

6.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, its permitted assigns and its successors, which shall include Permitted Transferees.

6.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

6.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Parent unless and until the Parent shall have received (i) written notice of such assignment or delegation from the assignor and assignee and (ii) the written agreement of the assignee, by execution of a Joinder Agreement, to be bound by the terms and provisions of this Agreement. Any transfer, assignment or delegation made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the Chancery Court of the State of Delaware and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

6.5 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR TO THE ACTIONS OF THE

PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

6.6 Amendments and Modifications. Upon the written consent of the Parent and the Requisite Holders, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (i) any amendment hereto or waiver hereof that adversely affects one Holder or a group of Holders, solely in its or their capacity as a holder of the shares of capital stock of the Parent, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each Holder so affected and (ii) this Agreement may be amended and restated or amended at any time without the consent of the Holders solely to allow for the addition of new Holders and the granting to such new Holders of rights hereunder and any additional rights after the date hereof that do not adversely affect or are not inconsistent with the existing rights and priorities of the Holders (other than by virtue of adding a Person with similar rights and Common Stock). Notwithstanding the foregoing, a consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders of Registrable Securities whose securities are being sold pursuant to a Shelf Registration Statement and that does not directly or indirectly affect the rights of other Holders of Registrable Securities may be given by each Holder of the Registrable Securities being sold by such Holders pursuant to such Shelf Registration Statement; provided, further, that the provisions of this sentence may not be amended, modified, or waived except in accordance with the provisions of the immediately preceding sentence. Each Holder of Registrable Securities outstanding at the time of any such amendment, modification or waiver or thereafter shall be bound by any such amendment, modification or waiver effected pursuant to this Section 6.6, whether or not any notice, writing or marking indicating such amendment, modification or waiver appears on the Registrable Securities or is delivered to such Holder. No course of dealing between any Holder or the Parent and any other party hereto or any failure or delay on the part of a Holder or the Parent in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Parent. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. The Parent represents and warrants that no person, other than a Holder of Registrable Securities and holders of Transaction Financing Securities, if any, has any right to require the Parent to register any securities of the Parent for sale or to include such securities of the Parent in any Registration filed by the Parent for the sale of securities for its own account or for the account of any other person.

6.8 Termination. This Agreement shall terminate upon the date as of which (A) all of the Registrable Securities have either been sold pursuant to a Registration Statement or cease to be Registrable Securities (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor and each Legacy Shareholder (in each case, so long as such party and its Affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Parent), the Parent may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder agreement from such Additional

Holder in a form reasonably satisfactory to the Parent. Such joinder agreement shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a joinder agreement by such Additional Holder, the Common Stock of the Parent then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

6.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and the registration rights granted by the Parent with respect to the Registrable Securities. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the registration rights granted by the Parent with respect to the Registrable Securities. This Agreement supersedes all prior agreements and undertakings among the Parties with respect to such registration rights, including the Original Agreement. No party shall have any rights, duties or obligations other than those specifically set forth in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PARENT:

W3BCLOUD, Inc. a Delaware corporation

By:
Name: [____]
Title: [____]

[Signature Page to Amended and Restated Registration Rights Agreement]

SPONSOR:

Social Leverage Acquisition Sponsor, LLC
a Delaware limited liability company

By:	[____]

By:
Name: [____]
Title: [____]

HOLDERS:

ConsenSys AG
a Swiss company limited by shares

By:	[____]

By:
Name: [____]
Title: [____]

Halo Holdings Limited
a United Arab Emirates private
company limited by shares

By:	[____]

By:
Name: [____]
Title: [____]

Advanced Micro Devices, Inc.
a Delaware Corporation

By:
Name: [____]
Title: [____]

W3BCLOUD Nominees Limited
an Irish-incorporated company

By:	[____]

By:
Name: [____]
Title: [____]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDERS:

[Jupiter V LP, CO Services Cayman Limited]

By:	[____]

By:
Name: [____]
Title: [____]

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule A

Holder	Address
Sponsor

Social Leverage Acquisition Sponsor I LLC	8390 E. Via de Ventura, Suite F110-207 Scottsdale, Arizona 85258

Legacy Shareholders

ConsenSysAG	c/o Sielva Management SA, Gubelstrasse 11, Zug, 6300, Switzerland Attn: Joseph Lubin and Jeremy Milla

Halo Holdings Limited	2406ResCo-work03, 24th Floor, Al Sila Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates Attn: Wael Aburida and Sami Issa

Advanced Micro Devices, Inc.	2485 Augstine Drive, Santa Clara, CA 95054, United States of America For the attention of: Harry Wolin

W3BCLOUD Nominees Limited	6th Floor, 2 Grand Canal Square
Dublin 2 D02 A342
Ireland
Attention: Legal Department
Email: legal@w3bcloud.com

[Jupiter V LP, CO Services Cayman Limited]	Willow House, PO Box 10008, Cricket Square, George Town, Grand Cayman, KY1-1001, Cayman Islands

Schedule B

•	ConsenSys AG

•	Halo Holdings Limited

•	Advanced Micro Devices, Inc.

•	W3BCLOUD Nominees Limited

•	[Jupiter V LP, CO Services Cayman Limited]

ANNEX A

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the terms of the Amended and Restated Registration Rights Agreement, dated as of [__], 2022 (the “Registration Rights Agreement”), by and among each of W3BCLOUD, Inc., a Delaware corporation formerly known as Social Leverage Acquisition Corp I (the “Parent” or “PubCo”), Social Leverage Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), the Legacy Shareholders (as defined therein) of W3BCLOUD Holdings Inc. (the “Company”) and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Registration Rights Agreement.

1.

Acknowledgment. Transferee and Transferor each acknowledge that Transferee is acquiring Registrable Securities of the Parent from Transferor, upon the terms and subject to the conditions of the Registration Rights Agreement.

2.	Assignment. Transferor hereby assigns its rights under the Registration Rights Agreement to the Transferee.

Transferor and Transferee each confirm that Transferee is a Permitted Transferee and that Transferor and Transferee have each provided notice of this assignment to the Parent pursuant to Section 6.2.4 of the Registration Rights Agreement.

3.	Agreement. Transferee agrees that it shall be fully bound by and subject to the terms of this Joinder and the Registration Rights Agreement as a Holder thereunder.

4.	Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

[SIGNATURE PAGE FOLLOWS]

TRANSFEROR

[________________________________]

By:
Name:
Title:

TRANSFEREE

[________________________________]

By:
Name:
Title:

Address for Notices:

[Signature Page to Joinder Agreement to Registration Rights Agreement]

Annex C

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”) is dated as of July 31, 2022, by and among W3BCLOUD Holdings Inc., a Delaware corporation (the “Company”), Social Leverage Acquisition Corp I, a Delaware corporation (the “Parent” or “PubCo”), Social Leverage Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), and the other undersigned persons (each such other undersigned person, an “Insider” and, collectively, the “Insiders”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Transaction Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 8,625,000 shares of Class B common stock of the Parent (the “Sponsor Shares”), with such Sponsor Shares convertible into shares of the Parent’s Class A common stock, par value $0.0001 per share (the “Common Stock”), on the terms and conditions provided in the Parent’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and (ii) 6,000,000 private placement warrants of the Parent (the “Private Placement Warrants”), each exercisable for one share of Common Stock to purchase an aggregate of 6,000,000 shares of Common Stock.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Parent, SLAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), (iii) the Company have entered into a Business Combination Agreement (as amended or modified from time to time, the “Transaction Agreement”), dated as of the date hereof, whereby the parties thereto intend to effect a business combination where Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Parent, on the terms and subject to the conditions set forth therein (collectively, the “Transactions” and the closing of the Transactions, the “Closing”), and as a result of which each share of (A) Company Class A Common Stock (as defined in the Transaction Agreement) issued and outstanding immediately prior to the effective time of the Transaction Agreement, and all rights in respect thereof, shall be canceled and automatically converted into and become the right to receive the Company Class A Per Share Consideration (as defined in the Transaction Agreement) and (B) Company Class B Common Stock (as defined in the Transaction Agreement) issued and outstanding immediately prior to the effective time of the Transaction Agreement, and all rights in respect thereof, shall be canceled and automatically converted into and become the right to receive the Company Class B Per Share Consideration (as defined in the Transaction Agreement) ((A) and (B), collectively, the “Merger Consideration”) by virtue of the Merger and without any action on the part of the parties to the Transaction Agreement or any of their respective stockholders, all upon the terms and subject to the conditions set forth in the Transaction Agreement; and

WHEREAS, as an inducement to the Parent, Merger Sub and the Company to enter into the Transaction Agreement and to consummate the Transactions, the Sponsor is entering into this Agreement to provide for the transfer of certain of the Sponsor Shares and the imposition of certain restrictions on transfer with respect to other of the Sponsor Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SHARE RESTRUCTURING; TRANSFER RESTRICTIONS; WARRANT EXCHANGE

1.1 Share Restructuring. Effective as of and conditioned upon the Closing, of the 8,625,000 Sponsor Shares,

(i) 4,312,500 Sponsor Shares shall not be subject to transfer or the additional transfer restrictions and vesting schedule provided for in this Agreement (the “Initial Sponsor Shares”); provided that the Initial Sponsor Shares shall remain subject to the restrictions set forth in that certain letter agreement, dated as of February 11, 2021, among the Parent, the Sponsor and the Insiders (the “Insider Agreement”).

(ii) up to 2,587,500 Sponsor Shares shall be transferred to non-redeeming stockholders of the Parent and certain investors in a potential PIPE financing in connection with the consummation of the Transactions (the “Incentive Shares”). The allocation of the Incentive Shares shall be made in the discretion of the Sponsor, but subject to prior approval of the Company (such approval not to be unreasonably withheld), in order to incentivize participation in the PIPE financing and/or reduce the number of shares of Common Stock that are redeemed by public stockholders in connection with the Closing; notwithstanding anything to the contrary herein, any Incentive Shares that go unallocated by the Sponsor or the applicable Insider (the “Non-Allocated Sponsor Shares”) shall be surrendered by the Sponsor or the applicable Insider to PubCo, without any consideration for such transfer.

(iii) 1,725,000 Sponsor Shares shall be subject to the transfer restrictions and vesting schedule as set forth in Section 1.2 and are referred to herein as the “Restricted Sponsor Shares.”

1.2 Transfer Restriction.

(a) Transfer Restrictions of the Restricted Shares. The Insider Agreement provides, among other things, that certain of the Sponsor Shares shall only be transferable upon the happening of certain events. Notwithstanding, and in precedence to, the Insider Agreement, effective as of and conditioned upon the Closing, the Restricted Sponsor Shares (assuming no stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing) shall no longer be subject to the restrictions on transfer set forth in the Insider Agreement, but shall instead be subject to the provisions set forth in Section 1.2(b). Notwithstanding this Section 1.2, Restricted Sponsor Shares may be transferred to any permitted transferee (pursuant to Section 7 (c) of the Insider Agreement) and shall continue to be Restricted Sponsor Shares following such transfer. For the avoidance of doubt, the shares of Common Stock held by the Sponsor from time to time that are not Restricted Sponsor Shares, including the Initial Sponsor Shares and any Non-Allocated Sponsor Shares, shall not be subject to the provisions of this Section 1.2.

(b) Timing and Lapse of Transfer Restrictions.

(i) From the Closing and through the date that is five (5) years after the Closing Date (the period from the Closing of the Merger through such date, the “Vesting Period”), unless and until the volume weighted average price (“VWAP”) of the Common Stock equals or exceeds $12.50 for any twenty (20) trading days out of a period of thirty (30) consecutive trading days, 50% of the Restricted Sponsor Shares shall not be transferable or salable except pursuant to and in compliance with Section 7(c) of the Insider Agreement.

(ii) From the Closing and through the Vesting Period, and unless and until the VWAP of the Common Stock equals or exceeds $15.00 for any twenty (20) trading days out of a period of thirty (30) consecutive trading days, 50% of the Restricted Sponsor Shares shall not be transferable or salable except pursuant to and in compliance with Section 7(c) of the Insider Agreement.

(iii) For the avoidance of doubt, the Sponsor (or any permitted transferee) shall be entitled to vote its Restricted Sponsor Shares and receive dividends and other distributions with respect to such Restricted Sponsor Shares during any period of time that such shares are subject to restriction on transfer or sale hereunder.

(iv) In the event that the Sponsor transfers Restricted Sponsor Shares in accordance with the terms of this Section 1.2(b), the recipient shall deliver a customary joinder agreement in form and substance reasonably acceptable to the PubCo, and become bound by the transfer restrictions and sale obligations set forth herein, including Section 1.3.

(c) Forfeiture of Unvested Restricted Sponsor Shares. Restricted Sponsor Shares that remain unvested on the first Business Day after the Vesting Period shall be surrendered by the Sponsor or the applicable Insider to PubCo, without any consideration for such transfer.

(d) Termination of Restrictions upon a Liquidation Event. If a Liquidation Event occurs following the Closing, any restrictions on transfer on the Restricted Sponsor Shares then remaining (under this Agreement or the Insider Agreement) shall terminate as of immediately prior to the occurrence of such Liquidation Event. If the Liquidation Event does not result in trading price or consideration payable with respect to a share of PubCo common stock exceeding any of the targets for Restricted Sponsor Shares as set forth in Section 1.2(b), the holders of the Restricted Sponsor Shares shall surrender such shares relating to such targets for Restricted Sponsor Shares as set forth in Section 1.2(b) that have not been exceeded to PubCo. As used herein, “Liquidation Event” means a liquidation, merger, capital stock exchange, reorganization, sale of substantially all assets or other similar transaction involving the PubCo upon the consummation of which holders of Common Stock would be entitled to exchange their shares of Common Stock for cash, securities or other property or that results in a change of the majority of the board of directors or management team of the PubCo or the general partner of the PubCo.

(e) Equitable Adjustment. If, between the Closing and a Liquidation Event, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding shares of Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Common Stock will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Section 1.2(e) shall become effective at the date and time that such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction became effective. For the avoidance of doubt, no change of units or shares pursuant to the transactions contemplated by the Transaction Agreement shall constitute a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or similar transaction requiring an equitable adjustment.

1.3 Warrant Exchange Notwithstanding anything to the contrary in the Warrant Agreement (the “Warrant Agreement”), by and between Parent and Continental Stock Transfer & Trust Company, a New York Corporation, as warrant agent, dated February 11, 2021, the Sponsor hereby agrees that, at, effective as of and conditioned on the Closing, 2,000,000 of the Private Placement Warrants will be exchanged for 2,000,000 new private placement warrants with substantially the same terms as the Private Placement Warrants, except that such new private placements warrants will be subject to redemption (as set forth in the new warrant agreement, a form of which is attached to the BCA as Exhibit G.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to the Parent as follows:

(a) Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the

Sponsor. This Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

( b) Ownership. Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Sponsor Shares and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares, other than any Permitted Liens or pursuant to (i) this Agreement, (ii) the Certificate of Incorporation, (iii) the Transaction Agreement, (iv) the Insider Agreement, and agreements to transfer certain of the Sponsor Shares upon consummation of the Transactions that are permitted under the Insider Agreement, or (v) any applicable securities laws. Other than the Warrants, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of PubCo or any equity securities convertible into, or which can be exchanged for, equity securities of PubCo.

( c) No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any person (including under any contract binding upon the Sponsor or the Sponsor’s Sponsor Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has full right and power to enter into this Agreement.

(d) Litigation. There are no Legal Proceedings pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened legal proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. The Sponsor (i) is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud, relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

(e) Acknowledgment. The Sponsor understands and acknowledges that each of the Parent, Merger Sub and Company is entering into the Transaction Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement. The Sponsor has had the opportunity to read the Transaction Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

2.2 Representations and Warranties of the Insiders. Each Insider hereby represents (severally but not jointly) as of the date hereof to the Parent as follows:

( a) Due Authorization. This Agreement has been duly executed and delivered by each Insider and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of each Insider, enforceable against each Insider in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) No Conflicts. The execution and delivery of this Agreement by the Insiders does not, and the performance by each Insider of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any person (including under any contract binding upon any Insider, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Insider of its obligations under this Agreement. Each Insider has full right and power to enter into this Agreement.

(c) Litigation. There are no Legal Proceedings pending against any Insider, or to the knowledge of the Insiders threatened against any Insider, before (or, in the case of threatened legal proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by any Insider of its obligations under this Agreement. No Insider has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. None of the Insiders (i) is subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has ever been convicted of, or pleaded guilty to, any crime involving fraud, relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is currently a defendant in any such criminal proceeding.

(d) Acknowledgment. Each of the Insiders understands and acknowledges that each of the Parent, Merger Sub and Company is entering into the Transaction Agreement in reliance upon the Insiders’ execution and delivery of this Agreement. Each Insider has had the opportunity to read the Transaction Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

ARTICLE III

OTHER COVENANTS

3.1 Obligations of the Sponsor and each Insider. The Sponsor and each Insider agrees with the Parent and the Company that if the Parent seeks Parent Stockholder Approval of the Merger, then in connection with such Merger, it, he or she shall: (a) cause to be counted as present for purposes of establishing quorum, all shares of Common Stock owned (beneficially or of records) by Sponsor or any Insider as of the date hereof, together with any additional shares of Common Stock or Sponsor Shares (or any securities convertible into or exercisable or exchangeable for Common Stock or Sponsor Shares) in which such Sponsor or Insider acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exchange, exercise or conversion of any such securities (such shares collectively, the “Covered Shares”), at any meeting of any of the securityholders of the Parent at which the Sponsor or any Insider is entitled to vote, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the transactions contemplated by the Transaction Agreement is sought, or in any action by written consent of the securityholders of the Parent; (b) promptly vote or cause to be voted (in person, by proxy, by action by written consent, as applicable, or as otherwise may be required under the organizational documents of the Parent) all of the Covered Shares, (i) in favor of the approval, consent, ratification and adoption of the Parent Proposals and the transactions contemplated by the Transaction Agreement, (ii) against any arrangement, merger, amalgamation, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Parent (other than the Parent Proposals and the transactions contemplated by the Transaction Agreement), (iii) against any change in the business, management or board of directors of the Parent other than as required to effect the transactions contemplated by the Transaction Agreement and (iv) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Transaction Agreement or the transactions contemplated by the Transaction Agreement, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Parent under the Transaction or (C) result in any of the conditions set forth in Article IX of the Transaction Agreement not being fulfilled; (c) not exercise any dissent or similar rights in respect of the transactions contemplated by the Transaction Agreement or take any action which would reasonably be regarded as likely to reduce the success of, or materially delay or interfere with the completion of, the transactions contemplated by the Transaction Agreement; (d) in any other circumstances upon which a consent, waiver or other approval may be required under any agreements between the Parent and its equityholders, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Sponsor’s and each Insider’s Covered Shares held at such time to implement the transactions contemplated by the Transaction Agreement; (e) execute and deliver all related documentation and take such other actions in support of the transactions contemplated by the Transaction Agreement as shall reasonably be requested by the Company in order to consummate such transactions; and (f) not redeem any of its Covered Shares in connection with such stockholder approval or proposed Business Combination. The Sponsor and each Insider further consents to the details of this Agreement being set out in any press release and in any document to be filed with the U.S. Securities and Exchange Commission.

3.2 Registration Rights Agreement. Each party hereto that is also a party to that certain Registration Rights Agreement, dated as of February 11, 2021, by and among the Parent, the Sponsor and the other parties signatory thereto (the “Existing Registration Rights Agreement”), hereby agrees to amend and restate the Existing Registration Rights Agreement, effective as of the Closing. At or prior to the Closing, the Sponsor and each Insider contemplated to become a party to the Registration Rights Agreement shall deliver to the Parent such agreement, duly executed by such Person, in the form attached to the Transaction Agreement.

3.3 Waiver of Conversion Ratio Adjustment. (a) Section 4.3(b)(i) of the Certificate of Incorporation provides that each Sponsor Share shall automatically convert into one share of Common Stock (the “Initial Conversion Ratio”) (i) at any time and from time to time at the option of the holder of such Sponsor Shares and (ii) automatically at the time of the Closing of the Merger, and (b) Section 4.3(b) (ii) of the Certificate of Incorporation provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Common Stock are issued or deemed issued in excess of the amounts issued in the Parent’s initial public offering of securities. As of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Certificate of Incorporation to receive shares of Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing Sponsor Shares held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment. To the extent the Sponsor or any Insider receives any shares of Common Stock as a result of any Adjustment in connection with the Closing, it, he or she shall promptly surrender such shares for cancelation, and no consideration shall be payable in connection therewith.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Transaction Agreement in accordance with its terms. If the Closing takes place, this Agreement and all of its surviving provisions shall terminate and be of no further force or effect once all of the Restricted Shares are no longer subject to the terms and conditions of Section 1.2 hereof. This ARTICLE IV shall survive the termination of this Agreement.

4.2 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 4.8 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

4.3 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

4.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

4.5 Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware. The Sponsor and each Insider agree that all of the obligations of the Sponsor and the Insiders are for the benefit of and enforceable solely by, the Parent and the Company.

4.6 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

4.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.8 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 4.8):

If to Company:

W3BCLOUD Holdings Inc.

1201 North Market Street, Suite 111

Wilmington, DE 19801

Attention: Legal Department

Email: legal@w3bcloud.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Joseph A. Coco;

Blair T. Thetford

Email: joseph.coco@skadden.com;

blair.thetford@skadden.com

If to Sponsor:

Social Leverage Acquisition Corp. I

8390 E.Via De Ventura, Suite F110-207

Scottsdale, Arizona 85258

Attention: Howard Lindzon

Telephone: 302-492-7522

With a copy to:

Ropes & Gray LLP

1211 6th Ave

New York, NY 10036

Attention: Carl Marcellino

Telephone: 1-212-841-0623

Email: carl.marcellino@ropesgray.com

If to the Parent:

Social Leverage Acquisition Corp. I

8390 E.Via De Ventura, Suite F110-207

Scottsdale, Arizona 85258

Attention: Howard Lindzon

Telephone: 302-492-7522

With a copy to:

Ropes & Gray LLP

1211 6th Ave

New York, NY 10036

Attention: Carl Marcellino

Telephone: 1-212-841-0623

Email: carl.marcellino@ropesgray.com

4.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g.,www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.10 Entire Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Insider Agreement, this Agreement shall control with respect to the subject matter thereof. This Agreement and the Transaction Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Letter Agreement to be duly executed as of the date first written above.

PARENT:

Social Leverage Acquisition Corp I a Delaware corporation

By:	/s/ Paul Grinberg
Name: Paul Grinberg Title: Executive Chairman

COMPANY:

W3BCLOUD Holdings Inc. a Delaware corporation

By:	/s/ Sami Issa
Name: Sami Issa Title: Chief Executive Officer

SPONSOR:

Social Leverage Acquisition Sponsor I LLC a Delaware limited liability company

By:	/s/ Paul Grinberg
Name:Paul Grinberg Title: Manager

/s/ Howard Lindzon
Howard Lindzon

/s/ Douglas Horlick
Douglas Horlick

/s/ Paul Grinberg
Paul Grinberg

/s/ Michael Lazerow
Michael Lazerow

/s/ Michael Marquez
Michael Marquez

/s/ Ross Mason
Ross Mason

/s/ Brian Norgard
Brian Norgard

/s/ Katherine Rosa
Katherine Rosa

[Signature Page to Sponsor Letter Agreement]

Annex D

FORM OF

WARRANT AGREEMENT

W3BCLOUD, INC.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated [        ]

THIS WARRANT AGREEMENT (this “Agreement”), dated [    ], is by and between W3BCLOUD, Inc. (f/k/a Social Leverage Acquisition Corp I), a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, in connection with the initial public offering of Social Leverage Acquisition Corp I, Social Leverage Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), purchased an aggregate of 6,000,000 warrants in a private placement that occurred simultaneously with the closing of the initial public offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder thereof to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”) at a price of $11.50 per share, subject to adjustment as described herein. In addition, the Company issued 8,625,000 redeemable warrants to public investors in its initial public offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Original Warrants”); and

WHEREAS, in connection with the initial business combination among Social Leverage Acquisition Corp I, SLAC Merger Sub, Inc. and W3BCLOUD Holdings Inc. (the “Business Combination”), the Sponsor agreed, pursuant to the Sponsor Letter Agreement, dated July 11, 2022, to exchange 2,000,000 Private Placement Warrants for new warrants (the “Exchange Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Exchange Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Exchange Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Exchange Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Exchange Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Exchange Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Exchange Warrants.

2.1 Form of Exchange Warrant. Each Exchange Warrant shall initially be issued in registered form only.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Exchange Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Exchange Warrants. Upon the initial issuance of the Exchange Warrants in book-entry form, the Warrant Agent shall issue and register the Exchange Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, Chief Financial Officer, President or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Exchange Warrant shall have ceased to serve in the capacity in which such person signed the Exchange Warrant before such Exchange Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Exchange Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Exchange Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Exchange Warrant and of each Exchange Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 [Reserved].

2.5 Fractional Warrants. The Company shall not issue fractional Exchange Warrants.

2.6 Exchange Warrants. For so long as the Exchange Warrants are held by the Sponsor or any of its Permitted Transferees (as defined below) the Exchange Warrants; (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(c) hereof, and (ii) including the shares of Common Stock issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of the Business Combination; provided, however, that in the case of clause (ii), the Exchange Warrants and any shares of Common Stock issued upon exercise of the Exchange Warrants may be transferred by the holders thereof:

(a) to the Company’s directors or officers, any affiliates or family members of any of the Company’s directors or officers, any members of the Sponsor or any affiliates of the Sponsor;

(b) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

(c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order;

(e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust;

(f) by private sales or transfers made in connection with the consummation of the Company’s Business Combination at prices no greater than the price at which the securities were originally purchased;

(g) [Reserved];

(h) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement, as amended, upon dissolution of the Sponsor; and

(i) in the event of the Company’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination;

provided, however, that, in the case of clauses (a) through (e), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3. Terms and Exercise of Exchange Warrants.

3.1 Exchange Warrant Price. Each whole Exchange Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Exchange Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Exchange Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which shares of Common Stock may be purchased at the time an Exchange Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) days, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (each a “Business Day”) (unless otherwise required by the Securities and Exchange Commission (the “Commission”), any national securities exchange on which the Warrants are listed or applicable law); provided that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Exchange Warrants and, provided further that any such reduction shall be identical among all of the Exchange Warrants.

3.2 Duration of Exchange Warrants. An Exchange Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the first date on which the Company completes a Business Combination, and (B) terminating at the earliest to occur of (i) 5:00 p.m. New York City time on the date that is five (5) years after the date on which the Company completes its initial Business Combination, and (ii) 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.4 hereof (the “Expiration Date”); provided, however, that the exercise of any Exchange Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each Exchange Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Exchange Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Exchange Warrants and, provided further that any such extension shall be identical in duration among all the Exchange Warrants.

3.3 Exercise of Exchange Warrants.

3.3.1 Payment. [Subject to the provisions of the Exchange Warrant and this Agreement, an Exchange Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the definitive certificate in physical form evidencing such Exchange Warrant (the “Definitive Warrant Certificate”) evidencing the Exchange Warrants to be exercised, or, in the case of an Exchange Warrant represented by a book-entry, the Exchange Warrants to be exercised (the “Book-Entry Exchange Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any shares of Common Stock pursuant to the exercise of an Exchange Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Exchange Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each share of Common Stock as to which the Exchange Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Exchange Warrant, the exchange of the Exchange Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows]:

(a) in lawful money of the United States, in good certified check or wire payable to the Warrant Agent;

(b) [Reserved];

(c) so long as such Exchange Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Exchange Warrants for that number of shares of Common Stock equal to (i) if in connection with a redemption of the Exchange Warrants pursuant to Section 6.2 hereof, as provided in Section 6.2 hereof with respect to a Make-Whole Exercise (as defined below) and (ii) in all other scenarios the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Exchange Warrants, multiplied by the excess of the “Sponsor Exercise Fair Market Value” (as defined in this subsection 3.3.1(c)) less the Warrant Price by (y) the Sponsor Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Sponsor Exercise Fair Market Value” shall mean the average last reported sale price of the shares of Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Exchange Warrant is sent to the Warrant Agent; or

(d) as provided in Section 6.2 hereof with respect to a Make-Whole Exercise.

3.3.2 Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Exchange Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Exchange Warrant a book-entry position or certificate, as applicable, for the number of shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of the Company, and if such Exchange Warrant shall not have been exercised in full, a new book-entry position or countersigned Exchange Warrant, as applicable, for the number of shares of Common Stock as to which such Exchange Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of an Exchange Warrant and shall have no obligation to settle such Exchange Warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock underlying the Exchange Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4 or a valid exemption from registration is available. No Exchange Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of an Exchange Warrant unless the shares of Common Stock issuable upon such Exchange Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Exchange Warrants. Subject to Section 4.6 of this Agreement, a Registered Holder of Exchange Warrants may exercise its Exchange Warrants only for a whole number of shares of Common Stock. If, by reason of any exercise of Exchange Warrants on a “cashless basis,” the holder of any Exchange Warrant would be entitled, upon the exercise of such Exchange Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of an Exchange Warrant in conformity with this Agreement and the Company’s second amended and restated certificate of incorporation shall be validly issued, fully paid and nonassessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Exchange Warrant, or book-entry position representing such Exchange Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Exchange Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of an Exchange Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of an Exchange Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Exchange Warrant, and such holder shall not have the right to exercise such Exchange Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% or such other amount as a holder may specify (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Exchange Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Exchange Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Exchange Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent (in such capacity, the “Transfer Agent”), setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Exchange Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of issued and outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding shares of Common Stock was reported. By written notice to the Company, the holder of an Exchange Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding shares of Common Stock is increased by a stock dividend of shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each

Exchange Warrant shall be increased in proportion to such increase in the issued and outstanding shares of Common Stock. A rights offering made to all or substantially all holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the shares of Common Stock during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No shares of Common Stock shall be issued at less than their par value.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Exchange Warrants are outstanding and unexpired, pays to all or substantially all of the holders of Common Stock a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other securities into which the Exchange Warrants are convertible), other than (a) as described in subsection 4.1.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Exchange Warrant).

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split, reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Exchange Warrant shall be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Exchange Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Exchange Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 [Reserved].

4.5 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding shares of Common Stock (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Exchange Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Exchange Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Exchange Warrants would have received if such holder had exercised his, her or its Exchange Warrant(s) immediately prior to such event (the “Alternative Issuance”), provided, however, that (i) if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Exchange Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such merger or consolidation that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of an Exchange Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Exchange Warrant holder had exercised the Exchange Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further that if less than 70% of the consideration receivable by the holders of Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Exchange Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of an Exchange Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Exchange Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the amount of cash per share of Common Stock, if any, paid to holders plus the volume weighted average price of the Common Stock during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event.

If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2. 4.3 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event shall the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Exchange Warrant.

4.6 Notices of Changes in Exchange Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of an Exchange Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of an Exchange Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1. 4.2, 4.3, 4.5 or 4.9, the Company shall give written notice of the occurrence of such event to each holder of an Exchange Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Exchange Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Exchange Warrant would be entitled, upon the exercise of such Exchange Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.8 Form of Exchange Warrant. The form of Exchange Warrant need not be changed because of any adjustment pursuant to this Section 4, and Exchange Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Exchange Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Exchange Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Exchange Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Exchange Warrant or otherwise, may be in the form as so changed.

4.9 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Exchange Warrants in order to (i) avoid an adverse impact on the Exchange Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Exchange Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Exchange Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Exchange Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Exchange Warrant upon the Warrant Register, upon surrender of such Exchange Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Exchange Warrant representing an equal aggregate number of Exchange Warrants shall be issued and the old Exchange Warrant shall be cancelled by the Warrant Agent. In the case of certificated Exchange Warrants, the Exchange Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Exchange Warrants. Exchange Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Exchange Warrants as requested by the Registered Holder of the Exchange Warrants so surrendered, representing an equal aggregate number of Exchange Warrants; provided. however, that except as otherwise provided herein or with respect to any Book-Entry Exchange Warrant, each Book-Entry Exchange Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however that in the event that an Exchange Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Exchange Warrant and issue new Exchange Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Exchange Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Exchange Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Exchange Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Exchange Warrants duly executed on behalf of the Company for such purpose.

6. Redemption.

6.1 Redemption of Warrants for Cash. Not less than all of the outstanding Exchange Warrants together with all of the Public Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Exchange Warrants, as described in Section 6.4 below, at a Redemption Price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Exchange Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.4 below).

6.2 Redemption of Warrants for shares of Common Stock. Not less than all of the outstanding Exchange Warrants together with all of the Public Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.4 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Exchange Warrants are also concurrently called for redemption on the same terms as the outstanding Original Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Exchange Warrants may elect to exercise their Exchange Warrants on a “cashless basis’’ pursuant to subsection 3.3.1 and receive a number of shares of Common Stock determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Exchange Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the Common Stock during the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.

Redemption Date	Redemption Fair Market Value of shares of Common Stock
(period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

6.3 The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of an Exchange Warrant or the Exercise Price is adjusted pursuant to Section 4 hereof. If the number of shares issuable upon exercise of an Exchange Warrant is adjusted pursuant to Section 4 hereof, the adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of an Exchange Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of an Exchange Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of an Exchange Warrant. If the Exercise Price is adjusted, in the case of an adjustment pursuant to Section 4.1.2 hereof, the adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment less the decrease in the Exercise Price pursuant to such Exercise Price adjustment. In no event shall the Exchange Warrants be exercisable in connection with a Make-Whole Exercise for more than 0.361 shares of Common Stock per Exchange Warrant (subject to adjustment).

6.4 Date Fixed for, and Notice of. Redemption: Redemption Price: Reference Value. In the event that the Company elects to redeem the Exchange Warrants pursuant to Section 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the period lasting from such time until the Redemption Date, the “30-day Redemption Period”) to the Registered Holders of the Exchange Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Exchange Warrant at which any Exchange Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the shares of Common Stock for any twenty (20) trading days within the thirty (30) trading-day period ending on the third (3rd) trading day prior to the date on which notice of the redemption is given.

6.5 Exercise After Notice of Redemption. The Exchange Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.4 hereof and prior to the Redemption Date. On and after the Redemption Date, the Registered Holder of the Exchange Warrants shall have no further rights except to receive, upon surrender of the Exchange Warrants, the Redemption Price.

6.6 [Reserved].

7. Other Provisions Relating to Rights of Holders of Exchange Warrants.

7.1 No Rights as Stockholder. An Exchange Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost. Stolen, Mutilated, or Destroyed Exchange Warrants. If any Exchange Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Exchange Warrant, include the surrender thereof), issue a new Exchange Warrant of like denomination, tenor, and date as the Exchange Warrant so lost, stolen, mutilated, or destroyed. Any such new Exchange Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Exchange Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Exchange Warrants issued pursuant to this Agreement.

7.4 Registration of Shares of Common Stock

7.4.1 Registration of the shares of Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of the Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Exchange Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days following the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Exchange Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) Business Day following the closing of the Business Combination, holders of the Exchange Warrants shall have the right, during the period beginning on the sixty-first (61st) Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Exchange Warrants, to exercise such Exchange Warrants on a “cashless basis,” by exchanging the Exchange Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Exchange Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) less the Warrant Price by (y) the Fair Market Value and (B) the product of 0.361 and the number of Exchange Warrants surrendered. Solely for purposes of this subsection 7.4.1. “Fair Market Value” shall mean the volume-weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Exchange Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. For the avoidance of doubt, unless and until all of the Exchange Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Exchange Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Exchange Warrants or such shares.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of an Exchange Warrant (who shall, with such notice, submit his, her or its Exchange Warrant for inspection by the Company), then the holder of any Exchange Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the shares of Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer or the President of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Exchange Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Exchange Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Exchange Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and nonassessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Exchange Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Exchange Warrants.

8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Exchange Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

W3BCLOUD, Inc.

1201 North Market Street, Suite 111

Wilmington, DE 19801

Attention: Legal Department

Email: legal@w3bcloud.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Exchange Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

9.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Exchange Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement, including under the Securities Act, shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Exchange Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Exchange Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Exchange Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder of any Exchange Warrant. The Warrant Agent may require any such holder to submit such holder’s Exchange Warrant for inspection by the Warrant Agent.

9.6 Counterparts: Electronic Signatures. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity or correcting any mistake, or defective provision contained herein or adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders under this Agreement. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of at least 65% of the then outstanding Exchange Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A Form of Exchange Warrant Certificate

Exhibit B Legend - Exchange Warrants

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

W3BCLOUD, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name: Douglas Reed
Title: Vice President

[Signature Page to Warrant Agreement]

EXHIBIT A

[FACE]

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

W3BCLOUD, INC.

Incorporated Under the Laws of the State of Delaware

Warrant Certificate

This Warrant Certificate certifies that                , or registered assigns, is the registered holder of                 and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value (“Common Stock”), of W3BCLOUD, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one share of Common Stock for any Warrant is equal to $ 11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

W3BCLOUD, INC.

By:
Name:
Title: Authorized Signatory

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of                ,                (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby, the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of W3BCLOUD, Inc. (the “Company”) in the amount of $    in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of                , whose address is                and that such shares of Common Stock be delivered to                whose address is    . If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of    , whose address is                and that such Warrant Certificate be delivered to    , whose address is                .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) or Section 6.2 of the Warrant Agreement, as applicable.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of , whose address and that such Warrant Certificate be delivered to                , whose address is                .

[Signature Page Follows]

Date: , 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE I7Ad-I5 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG W3BCLOUD, INC. (f/k/a SOCIAL LEVERAGE ACQUISITION CORP I) (THE “COMPANY”), SOCIAL LEVERAGE ACQUISITION SPONSOR I LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN THE RECITALS OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED HEREBY AND SHARES OF CLASS A COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

NO.	WARRANT

Annex E

EXECUTION VERSION

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (this “Agreement”) is dated as of July 31, 2022, by and among Social Leverage Acquisition Corp I, a Delaware corporation (“Parent”) the persons set forth on Schedule I hereto (each, together with any additional party identified as a Company Holder in any joinder to this Agreement, a “Company Holder”), W3BCLOUD Partners Limited, a private company limited by shares incorporated in Ireland (“Partners”), and W3BCLOUD Holdings Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, (a) the Company Holders (other than W3BCLOUD Nominees Limited (the “Manager”)) are the registered and beneficial owners of such number and class of Company Common Stock as are indicated opposite each of their names on Schedule I attached hereto and (b) the Manager is the registered owner of, and has the power to transact in, the number of B Ordinary Shares as indicated opposite its name on Schedule I attached hereto (all such shares of Company Common Stock or B Ordinary Shares, together with any shares of Company Common Stock or B Ordinary Shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Holder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, SLAC Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into a Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which and on the terms and conditions set forth therein, among other transactions, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, pursuant to certain management agreements in place between the Manager and the beneficial holders of those B Ordinary Shares indicated opposite the Manager’s name on Schedule I attached hereto (together, the “Share Agreements”), the Manager has the authority to enter into this Agreement in respect of such B Ordinary Shares;

WHEREAS, prior to the Merger, each B Ordinary Share that is issued and outstanding shall automatically, without any action by the beneficial owners thereof, be acquired by the Company in exchange for the issue and allotment of shares of Company Class A Common Stock on a one-for-one basis (the “B Ordinary Share Acquisition”); and

WHEREAS, in connection with the Closing, Parent will enter into a Voting Agreement (the “Voting Agreement”) with Halo Holdings Limited (“Halo”) and ConsenSys AG, whereby among other things, certain equityholders will be provided with certain governance rights in the event their ownership of Parent exceeds certain thresholds.

WHEREAS, as an inducement to Parent and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SHAREHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated (the earlier of clauses (a) and (b), the “Expiration Time”), each Company Holder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement / Proxy Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (including within the meaning of Section 16 of the Exchange Act), with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit (A) the B Ordinary Share Acquisition, and (B) Transfers between or among the Company Holder and any Affiliate of the Company Holder (and with respect to Halo, any Permitted Transferee (as defined in the Form of Amended Parent Certificate of Incorporation attached as Exhibit D to the Business Combination Agreement)), so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to the Company a joinder to this Agreement in the form attached hereto as Annex A.

Section 1.2 New Shares. In the event that, (a) any Subject Shares are issued to a Company Holder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Holder purchases or otherwise acquires beneficial ownership of any Subject Shares after the date of this Agreement, or (c) a Company Holder acquires the right to vote or share in the voting of any Subject Shares after the date of this Agreement (collectively, the “New Securities”), then such New Securities purchased or otherwise acquired by such Company Holder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Holder as of the date hereof.

Section 1.3 Company Shareholder Agreements. Hereafter until the Expiration Time, each Company Holder (other than the Manager), and, from B Ordinary Share Completion until the Expiration Time, the Manager, hereby (except in the case of an Adverse Amendment (as defined below)) unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company distributed by the Company Board or otherwise undertaken, such Company Holder, and, from B Ordinary Share Completion, the Manager, shall, if a meeting is held, consent to the meeting being convened and held on short notice and attend the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) or, in the case of the Manager, the Company Class A Ordinary Shares issued to it pursuant to the B Ordinary Share Acquisition to be counted as present thereat for purposes of establishing a quorum, and such Company Holder and, from B Ordinary Share Completion, the Manager, shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) or, in the case of the Manager, the Company Class A Ordinary Shares issued to it pursuant to the B Ordinary Share Acquisition:

(a) in any circumstances upon which a consent, waiver or other approval may be required under the Company Organizational Documents or under or in connection with any agreements between the Company and its shareholders, including, without limitation, the (i) the Shareholders’ Agreement, dated as of July 31, 2022, by and among the Company, ConsenSys AG, Halo Holdings Limited and Advanced Micro Devices, Inc. (the “Shareholders Agreement”) and (ii) the Ancillary Agreement to the Shareholders’ Agreement, dated as of July 31, 2022, by and among the Company, ConsenSys AG, Halo Holdings Limited and Advanced Micro Devices, Inc. ((i) through (ii), collectively, the “Investor Documents”), to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of such Company Holder’s Subject Shares held at such time, or, in the case of the Manager, where such consent, waiver or other approval is required after B Ordinary Share Completion, all of the Company Class A Ordinary Shares issued to the Manager pursuant to the B Ordinary Share Acquisition, to implement the B Ordinary Share Acquisition and/or the Business Combination Agreement and the transactions contemplated thereby;

(b) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and

(c) against any proposal, action or agreement that would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement, including the Merger, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or (iii) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled.

Each Company Holder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.4 B Ordinary Share Acquisition.

(a) Prior to the Merger, the Manager shall transfer to the Company the full legal interest in the B Ordinary Shares set forth opposite the Manager’s name in Schedule I and in any B Ordinary Shares issued to the Manager after the date hereof and procure the transfer to the Company of the full beneficial interest in such B Ordinary Shares, and the Company shall acquire such B Ordinary Shares, free from all Liens together with all rights attaching to such B Ordinary Shares and accruing to them after B Ordinary Share Completion (as defined below) (including all dividends and distributions declared, paid and/or made in respect of such B Ordinary Shares after B Ordinary Share Completion (as defined below)) for the consideration specified in Section 1.5(b).

(b) The consideration for the transfer of the B Ordinary Shares provided for in Section 1.5(a) shall be the issue by the Company to the Manager of one (1) share of Company Class A Common Stock for every one (1) B Ordinary Share transferred to the Company pursuant to Section 1.5(a) (each such share of Company Common Stock to be held by the Manager on trust for the beneficial owner thereof in accordance with the terms of the relevant Share Agreement).

(c) Completion of the sale and purchase of the B Ordinary Shares provided for in Section 1.5(a) (the “B Ordinary Share Completion”) shall take place prior to the Merger by exchange of the completion deliverables and release of signatures. Upon B Ordinary Share Completion, the Manager shall deliver to the Company (or as the Company may direct): (i) a duly executed stock transfer form in respect of the B Ordinary Shares set forth opposite the Manager’s name in Schedule I and any B Ordinary Shares issued to the Manager after the date hereof made in favor of the Company together with the relevant share certificate(s) or, in respect of any lost share certificate(s), an indemnity in lieu thereof in terms satisfactory to the Company; (ii) any waivers, consents or other documents necessary to vest in the Company the full legal and beneficial ownership of the B Ordinary Shares set out opposite the Manager’s name in Schedule I and any B Ordinary Shares issued to the Manager after the date hereof and to enable the Company to be registered as holder of such B Ordinary Shares; and (iii) if requested by the Company, a Tax Reference Number (as defined in the Stamp Duty (e-Stamping of Instruments and Self-Assessment) Regulations 2012 of Ireland), in respect of each beneficial owner of the B Ordinary Shares set forth opposite the Manager’s name in Schedule I and in respect of each beneficial owner of any B Ordinary Shares issued to the Manager after the date hereof).

(d) The Company shall procure that at or prior to the B Ordinary Share Completion (i) a meeting of the board of directors of the Company shall be held at which the following matters shall be approved, or (ii) unanimous written resolutions of the directors of the Company are executed approving the following matters: (A) the issue to the Manager of the shares of Company Class A Common Stock to be issued and allotted to the Manager pursuant to Section 1.5(b) credited as fully paid; (B) the entry of the Manager’s name in the Company’s books as the holder of the total number of shares of Company Class A Common Stock to be issued to the Manager pursuant to Section 1.5(d)(A); and (C) the execution and delivery of a share certificate to the Manager in respect of the shares of Company Class A Common Stock to be issued to the Manager pursuant to Section 1.5(d)(A).

(e) Partners shall procure that at or prior to Completion (i) a meeting of the board of directors of W3BCLOUD Limited shall be held at which, or (ii) unanimous written resolutions of the board of directors of W3BCLOUD Limited are executed pursuant to which: (A) the transfer of the B Ordinary Shares set forth opposite the Manager’s name in Schedule I and of any B Ordinary Shares issued to the Manager after the date hereof to the Company is approved; (B) the Company is approved for registration as the member of W3BCLOUD Limited in respect of such B Ordinary Shares, subject only to presentation to the secretary of W3BCLOUD Limited of the stock transfer forms duly stamped or certified exempt; and (C) the execution and delivery of a share certificate or share certificates in respect of such B Ordinary Shares to the Company is approved, and, at B Ordinary Share Completion, a copy of the said resolutions, certified as true, shall be delivered to Partners.

Section 1.5 Registration Rights Agreement. Each of the Company Holders, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a counterpart of the Registration Rights Agreement substantially in the form attached as Exhibit A to the Business Combination Agreement duly executed by it.

Section 1.6 Further Assurances. Each Company Holder shall from time to time, execute and deliver, or cause to executed and delivered, such additional or further consents, documents and other instruments as reasonably necessary to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Business Combination Agreement, which, for the avoidance of doubt, includes such Company Holder consenting to the disclosure by the Company of any information regarding such Company Holder as may be reasonably required to be included in any filings made with the SEC or any other applicable regulatory body, in each case, on the terms and subject to the conditions set forth herein and therein, as applicable; provided, however, that nothing herein shall require such Company Holder to take any actions or execute any documents with respect to its commitment to make an additional investment in the Company (through a PIPE or otherwise) or with respect to any commercial relationships between such Company Holder and the Company.

Section 1.7 No Inconsistent Agreement. Each Company Holder hereby represents and covenants that such Company Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Holder’s obligations hereunder.

Section 1.8 No Challenges. Each Company Holder (a) acknowledges that certain directors on the Company Board may have financial or other interests in the Business Combination, the transactions contemplated thereby and/or the arrangements entered into in connection therewith, in each case, that may be different or in addition to the interests of the other stockholders and other equityholders of the Company (including with respect to the nature of the consideration received in the Merger and the entry into employment agreements with the Company) and (b) agrees, whether directly or as part of any class, not to, and expressly waives, whether directly or as part of any class, any right to, commence, join in, facilitate, assist, encourage, participate in, or be a claimant or receive any consideration, damages or proceeds from (and further agrees to take all actions necessary to opt out of any class in any class action with respect to) any claim, lawsuit or proceeding, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors, (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation, approval or ratification of or entry into the Business Combination Agreement (including, for the avoidance of doubt, arising from the interests of certain of the directors on the Company Board contemplated by clause (a) above). Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Company Holder from enforcing such Company Holder’s rights under this Agreement and the other agreements entered into by such Company Holder in connection with the Business Combination Agreement and the transactions contemplated thereby.

Section 1.9 Consent to Disclosure. Each Company Holder hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Governmental Authority or to securityholders of Parent) of such Company Holder’s identity and beneficial ownership of and/or rights with respect to Subject Shares and the nature of such Company Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Each Company Holder will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to the Company or any Company Subsidiary by third parties that may be in the Company’s or any Company Subsidiary’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law.

Section 1.10 No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, each Company Holder is entering into this Agreement solely in the Company Holder’s capacity as the registered and beneficial owner of Subject Shares (or, in the case of the Manager, as the registered owner of, and with the power to transact in, the B Ordinary Shares) and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Company Holder to the Company Board) of the Company Holder, solely in his or her capacity as a director or officer of the Company (or any Company Subsidiary) or other fiduciary capacity for the Company Holders.

Section 1.11 Voting Agreement. At the Closing, Parent, Halo Holdings Limited and ConsenSys AG shall enter into the Voting Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Holders. Each Company Holder (other than the Manager) represents and warrants as of the date hereof to Parent and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Holder) on the terms set out in Section 2.1(a), Section 2.1(b)(i) and Sections 2.1(c) to 2.1(g) (inclusive). The Manager represents and warrants as of the date hereof to Parent and the Company (solely with respect to itself and not with respect to any other Company Holder) on the terms set out in Section 2.1(a), Section 2.1(b)(ii) and Sections 2.1(c) to 2.1(g) (inclusive).

(a) Organization; Due Authorization. If such Company Holder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Holder’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Company Holder. If such Company Holder is an individual, such Company Holder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Holder, enforceable against such Company Holder in accordance with the terms hereof (except as enforceability may be limited by (i) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general equitable principles, whether considered in a proceeding at law or equity). If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Holder.

(b) Ownership.

(i)Such Company Holder is the sole registered and beneficial owner of, and has good title to, all of the Subject Shares indicated opposite its name on Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens (a) pursuant to (i) this Agreement, (ii) the Company Organizational Documents, (iii) the Business Combination Agreement, (iv) the Investor Documents, or (v) any applicable securities Laws or (b) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Company Holder to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the Business Combination Agreement. Such Company Holder’s Subject Shares are the only equity securities in the Company or interest in equity securities in the Company owned of record or beneficially by such Company Holder on the date of this Agreement, and none of such Company Holder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, other than the Investor Documents. Other than as set forth opposite such Company Holder’s name on Schedule I attached hereto, such Company Holder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(ii) The Manager is the sole registered holder of, with the power to transact in all of the B Ordinary Shares indicated opposite its name on Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such B Ordinary Shares (other than transfer restrictions under the Securities Act)) affecting any such B Ordinary Shares, other than Liens (a) pursuant to (i) this Agreement, (ii) the constitution of W3BCLOUD Limited, (iii) the Business Combination Agreement, (iv) the Investor Documents, (v) the Share Agreements, or (vi) any applicable securities Laws or (b) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Manager to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the Business Combination Agreement. The B Ordinary Shares indicated opposite the Manager’s name on Schedule 1 are the only equity securities in the Company or interest in equity securities in the Company owned of record or beneficially by the Manager on the date of this Agreement, and none of such B Ordinary Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such B Ordinary Shares other than the Share Agreement. Other than as set forth opposite the Manager’s name on Schedule I attached hereto, the Manager does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Company Holder does not, and the performance by such Company Holder of his, her or its obligations hereunder will not, (i) if such Company Holder is not an individual, conflict with or result in a violation of the organizational documents of such Company Holder or (ii) require any consent or approval that has not been given or other action that has not been taken by any person (including under any Contract binding upon such Company Holder or such Company Holder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Holder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Company Holder, or, to the knowledge of such Company Holder, threatened against such Company Holder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Holder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Company Holder is a sophisticated investor and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Parent, Topco or the Company (or their respective Representatives) and based on such information as such Company Holder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Holder acknowledges that Parent, Topco and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Holder acknowledges that the agreements contained herein with respect to the Subject Shares held or to be held by such Company Holder are irrevocable.

(f) Brokerage Fees. Except as set forth on Section 5.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Company Holder, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgment. Such Company Holder understands and acknowledges that each of Parent and the Company is entering into the Business Combination Agreement in reliance upon such Company Holder’s execution and delivery of this Agreement.

Section 2.2 No Other Representations or Warranties. Except for the representations and warranties made by each Company Holder in this ARTICLE II, no Company Holder nor any other person makes any express or implied representation or warranty to Parent or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and each Company Holder expressly disclaims any such other representations or warranties.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Parent, the Company and such Company Holder; provided, however. that each Company Holder may, in its sole discretion, terminate this Agreement, solely with respect to such Company Holder, following any material modification or amendment to, or the waiver of any provision of, the Business Combination Agreement, as in effect on the date hereof, (i) that reduces the aggregate amount or form of consideration payable to the Company Holder in respect of such Company Holder’s Subject Shares (or, in the case of the Manager, in respect of the Company Class A Common Stock issued to the Manager pursuant to the B Ordinary Shares Acquisition) in a manner that is materially and disproportionately adverse to such Company Holder (or, in the case of the Manager, the beneficial owners of the

Company Class A Common Stock issued to the Manager pursuant to the B Ordinary Share Acquisition) relative to other Company Holders, or (ii) in a manner that would require the prior written consent of the shareholders of the Company without the consent of the requisite shareholders of the Company required for such amendment, modification or waiver in accordance with this Agreement, the Company’s Governing Documents, the Investor Documents or the Delaware General Corporation Law, as applicable (any such amendment, an “Adverse Amendment”). Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law.

(a) This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(b) With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each of the Parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 3.8. Nothing in this Section 3.3, however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

Section 3.3 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO A CLAIM (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED

TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 3.4 shall be void ab initio.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other party hereto has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking: (A) an injunction or injunctions to prevent breaches of this Agreement; (B) to enforce specifically the terms and provisions of this Agreement; and/or (C) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and each of the Company Holders.

Section 3.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner.

Section 3.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be: (a) sent by messenger, certified or registered mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (b) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 3.8:

if to Parent: Social Leverage Acquisition Corp I 8390 W. Via De Ventura, Suite F110-207 Scottsdale, Arizona 85258 Attention: Howard Lindzon Email: Howard@lindzon.com with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Carl P. Marcellino

Email:       carl.marcellino@ropesgray.com

if to the Company:

W3BCLOUD Holdings Inc.

1201 North Market Street, Suite 111

Wilmington, DE 19801

Attention: Legal Department

Email:      legal@w3bcloud.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Joseph A. Coco;

Blair T. Thetford

Email:      joseph.coco@skadden.com;

     blair.thetford@skadden.com

if to W3BCLOUD Partners Limited:

W3BCLOUD Partners Limited

6th Floor, 2 Grand Canal Square,

Dublin 2, D02 A342

Attention: Legal Department

Email:       legal@w3bcloud.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Joseph A. Coco;

Blair T. Thetford

Email:      joseph.coco@skadden.com;

     blair.thetford@skadden.com

if to a Company Holder:

To such Company Holder’s address set forth in Schedule I

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Joseph A. Coco;

Blair T. Thetford

Email:      joseph.coco@skadden.com;

     blair.thetford@skadden.com

Section 3.9 Counterparts. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 3.10 Several Liability. The liability of any Company Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Company Holder be liable for any other Company Holder’s breach of such other Company Holder’s representations, warranties, covenants, or agreements contained in this Agreement.

Section 3.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Holders, Parent, and the Company have each caused this Transaction Support Agreement to be duly executed as of the date first written above.

COMPANY HOLDERS:

CONSENSYS AG

By:	/s/ Federico Soddu
Name:	Federico Soddu
Title:	General Counsel

HALO HOLDINGS LIMITED

By:	/s/ Sami Issa
Name:	Sami Issa
Title:	Director

By:	/s/ Wael Aburida
Name:	Wael Aburida
Title:	Director

ADVANCED MICRO DEVICES, INC.

By:	/s/ Harry Wolin
Name:	Harry Wolin
Title:	SVP

W3BCLOUD NOMINEES LIMITED

By:	/s/ Wael Aburida
Name:	Wael Aburida
Title:	Director

[Signature Page to Transaction Support Agreement]

PARENT:
SOCIAL LEVERAGE ACQUISITION CORP I

By:	/s/ Paul Grinberg
Name: Paul Grinberg
Title: President

[Signature Page to Transaction Support Agreement]

PARTNERS:
W3BCLOUD PARTNERS LIMITED

By:	/s/ Wael Aburida
Name: Wael Aburida
Title: Director

[Signature Page to Transaction Support Agreement]

COMPANY:

W3BCLOUD HOLDINGS INC.

By:	/s/ Sami Issa
Name: Sami Issa
Title: Chief Executive Officer

[Signature Page to Transaction Support Agreement]

Schedule I

Company Holder Subject Shares

Name and Address of Company Holder	Number and Class of Subject Shares held	Beneficial Owner of Subject Shares held (if different)
ConsenSys AG Gartenstrasse 6, 6300 Zug, Switzerland Attn: Legal	427,500 shares of Class A Common Stock	—

Advanced Micro Devices, Inc. 2485 Augstine Drive, Santa Clara, CA 95054, Attn: Harry Wolin	95,000 shares of Class A Common Stock	—

Halo Holdings Limited 2406ResCo-work03,24th Floor, Al Sila Tower, Abu Dhabi Global Market Square, A1 Maryah Island, Abu Dhabi, United Arab Emirates Attn: Wael Aburida and Sami Issa	427,500 shares of Class B Common Stock	—

W3BCLOUD Nominees Limited c/o W3BCLOUD Partners Limited 6th Floor, 2 Grand Canal Square, Dublin 2, D02 A342 Attn: Legal Department	28,853 B Ordinary Shares	—

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Transaction Support Agreement, dated as of July 31, 2022 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Social Leverage Acquisition Corp I, a Delaware corporation, W3BCLOUD Holdings Inc., a Delaware corporation, W3BCLOUD Partners Limited, a private company limited by shares incorporated in Ireland, and the Company Holders set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Company Holder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Company Holder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●], [●]

By:
Name:
Title:

Address for Notices:

With copies to:

Annex F

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SOCIAL LEVERAGE ACQUISITION CORP I

Social Leverage Acquisition Corp I, a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

A. The name of this corporation is Social Leverage Acquisition Corp I. Its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 1, 2020.

B. This Second Amended and Restated Certificate of Incorporation (this “Amended Certificate of Incorporation”) was duly adopted by the Board of Directors (the “Board”) of this corporation and by the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

C. This Amended Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

D. The text of the Amended Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is W3BCLOUD, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

Section 4.1 Total Authorized

4.1.1. The total number of shares of all classes of stock that the Corporation has authority to issue is [●] shares, of which (i) [●] shares are designated as Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), (ii) [●] shares are designated as Class B Common Stock, $0.0001 par value per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) [●] shares are designated as Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

4.1.2. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor.

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Section 4.2 Preferred Stock

4.2.1. The Board is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

4.2.2. Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

Section 4.3 Rights of Class A Common Stock and Class B Common Stock

4.3.1. Except as otherwise provided in this Amended Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

4.3.2. Except as otherwise expressly provided by this Amended Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Amended Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or the DGCL. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder.

4.3.3. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common

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Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable.

4.3.4. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership and voting power between the holders of the outstanding Class A Common Stock and the holders of the outstanding Class B Common Stock on the record date for such subdivision, combination or reclassification.

4.3.5. Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders.

4.3.6. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class.

ARTICLE V

Section 5.1 Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof and without the requirement of any approval by the Board at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

Section 5.2 Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted (the “Automatic Conversion”) into one (1) fully paid and nonassessable share of Class A Common Stock on the date on which the Qualified Stockholders (as defined below) and Permitted Transferees (as defined below) collectively hold forty five percent (45%) or less of the shares of Class B Common Stock issued to the Qualified Stockholders as of the Effective Time (as adjusted to reflect appropriately the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares or other like change), subject to Section 5.4 of Article V. The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 5.2 of

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Article V to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion. Such notice shall be provided by any means then permitted by the DGCL; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the date of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.

Section 5.3 Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock, and such conversion shall thereupon be registered on the books and records of the Corporation, subject to Section 5.4 of Article V.

Section 5.4 The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Amended Certificate of Incorporation or the Bylaws, relating to the administration of the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. Upon receipt of reasonable evidence demonstrating that any Transfer that is not a Permitted Transfer was inadvertently or unintentionally made, the Corporation may allow such Transfer to be cured, amended or reversed such that the Transfer is either rescinded or becomes a Transfer that is a Permitted Transfer, provided only that such cure, amendment or reversal must take place within ten (10) days of the date of original Transfer. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined in good faith by the Board) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be deemed automatically converted as of the Transfer into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

Section 5.5 The Corporation shall use reasonable efforts to cause the shares of Class A Common Stock arising on conversion of any shares of Class B Common Stock to be listed, admitted and authorized for trading on the stock exchange to which the Corporation’s shares are admitted to trading.

Section 5.6 Definitions.

5.6.1. “Effectiveness Date” shall mean the date of the filing of this Amended Certificate of Incorporation.

5.6.2. “Effective Time” shall have the meaning as set forth in that certain Business Combination Agreement, dated July 31, 2022, by and among the Corporation, SLAC Merger Sub, Inc. and W3BCLOUD Holdings Inc.

5.6.3. “Founder Family Members” shall mean, in relation to either Founder, his or her spouse, civil partner, children, stepchildren, parents, grandparents, siblings and any lineal descendants of any of the foregoing.

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5.6.4. “Founders” shall mean Sami Issa and Wael Aburida and “Founder” shall mean either of them.

5.6.5. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

5.6.6. “Permitted Entity” shall mean: (i) a corporation in which a Founder and/or one or more Permitted Transferees, directly or indirectly, own shares with sufficient voting power in the corporation, or otherwise have legally enforceable rights, such that such Founder and/or such Permitted Transferees (a) retain dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation or (b) have the exclusive power to appoint, remove and replace the person or persons who has dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation; (ii) a partnership in which a Founder and/or one or more Permitted Transferees, directly or indirectly, own partnership interests with sufficient voting power in the partnership, or otherwise has legally enforceable rights, such that such Founder and/or such Permitted Transferees (a) retain dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership or (b) have the exclusive power to appoint, remove and replace the person or persons who has dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such partnership; or (iii) a limited liability company in which a Founder and/or one or more Permitted Transferees, directly or indirectly, own membership interests with sufficient voting power in the limited liability company, or otherwise has legally enforceable rights, such that such Founder and/or such Permitted Transferee (a) retain dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company or (b) have the exclusive power to appoint, remove and replace the person or persons who has dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such limited liability company.

5.6.7. “Permitted Estate” shall mean the estate of a Founder or of any individual who is a Permitted Transferee.

5.6.8. “Permitted Foundation” shall mean: (i) a trust or private non-operating organization that is tax-exempt under Section 501(c)(3) of the Code, so long as a Founder (a) has dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust or organization or (b) the exclusive power to appoint, remove and replace the person or persons who has dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such Founder.

5.6.9. “Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (the “Code”), or a pension, profit sharing, stock bonus or other type of plan or trust of which a Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code.

5.6.10. “Permitted Transfer” shall mean a Transfer to a Qualified Stockholder, a Founder or a Permitted Transferee.

5.6.11. “Permitted Transferee” shall mean (A) a Permitted Trust, (B) a Permitted IRA, (C) a Permitted Entity, (D) a Permitted Foundation, (E) a Founder Family Member, (F) a Qualified Stockholder, or (G) a Permitted Estate.

5.6.12. “Permitted Trust” shall mean: (i) a trust for the benefit of a Founder and/or one or more Permitted Transferees, and for the benefit of no other person; (ii) a trust for the benefit of a Founder, one or more Permitted Transferees and/or persons other than such Founder or such Permitted Transferees so long as such Founder and/or such Permitted Transferees have (a) dispositive power and exclusive Voting Control with respect

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to the shares of Class B Common Stock held by such trust or (b) the exclusive power to appoint, remove and replace the person or persons who has dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust; or (iii) a trust under the terms of which such Founder and/or one or more Permitted Transferees have retained a “qualified interest” within the meaning of §2702(b)(1) of the Code or a reversionary interest so long as such Founder and/or such Permitted Transferees have dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust.

5.6.13. “Qualified Stockholder” shall mean each record holder of a share or shares of Class B Common Stock as of the Effective Time.

5.6.14. “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5.6.14:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with Qualified Stockholders or Permitted Transferees who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party that the Board has approved;

(iv) the pledge of shares of Class B Common Stock by a Qualified Stockholder or Permitted Transferee that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such Qualified Stockholder or Permitted Transferee continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(v) the fact that, as of the Effectiveness Date or at any time after the Effectiveness Date, the spouse of any Founder possesses or obtains an interest in such Founder’s shares of Class B Common Stock (whether held directly or indirectly) arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or

(vi) in connection with a merger or consolidation of the Corporation with or into any other entity that has been approved by the Board, or any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation that has been approved by the Board, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board.

A Transfer that is not a Permitted Transfer shall also be deemed to have occurred with respect to a share or shares of Class B Common Stock beneficially held by (i) an entity that is a Permitted Transferee, if there

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occurs any act or circumstance that causes such entity to cease to be a Permitted Transferee or if there occurs a Transfer on a cumulative basis, from and after the Effectiveness Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to Permitted Transferees that are, as of the Effectiveness Date, holders of voting securities of any such entity or Parent of such entity, or (ii) an entity that is a Permitted Transferee, if there occurs a Transfer on a cumulative basis, from and after the Effectiveness Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to Permitted Transferees that are, as of the Effectiveness Date, holders of voting securities of any such entity or Parent of such entity.

5.6.15. “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power to vote or direct the voting of such share by proxy, voting agreement or otherwise.

Section 5.7 In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.

Section 5.8 Notwithstanding anything to the contrary in Sections 5.1, 5.2, 5.3 or 5.4 of this Article V, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 5.1, 5.2, 5.3 or 5.4 of this Article V occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided that, notwithstanding any other provision of this Amended Certificate of Incorporation to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock shall be issued in payment thereof.

Section 5.9 The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Amended Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

ARTICLE VI

Section 6.1 The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Amended Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 6.2 The Board shall consist of not less than two nor more than thirteen members, each of whom shall be a natural person, the exact number of which shall be fixed from time to time by a majority of the Whole

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Board. For purposes of this Amended Certificate of Incorporation, the “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Section 6.3 Each director shall hold office until the annual meeting at which such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Any director or the entire Board may be removed from office at any time, with or without cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

Section 6.4 Any vacancy occurring in the Board, for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6.5 Election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII

Section 7.1 To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for any breach of the director’s or officer’s, as applicable, duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director or officer, as applicable, derived an improper personal benefit. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer, as applicable, of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 7.2 Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII

Section 8.1 The Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Amended Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended Certificate of Incorporation (including any Preferred Stock issued pursuant to any Certificate of Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding

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shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided, further, that if two-thirds (2/3) of the Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

ARTICLE IX

Section 9.1 Subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding Common Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of the Common Stock entitled to vote thereon were present and voted.

Section 9.2 Special meetings of stockholders of the Corporation may be called only (a) at any time prior to the time that one hundred percent (100%) of the issued and outstanding shares of Class B Common Stock are converted into Class A Common Stock (the “Conversion Time”), by the Chairperson of the Board, the Chief Executive Officer or the Board acting pursuant to a resolution adopted by a majority of the Whole Board or the majority of the voting power of the Common Stock and (b) from and after the Conversion Time, by the Chairperson of the Board, the Chief Executive Officer or the Board acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 9.3 An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

Section 9.4 Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE X

Section 10.1 The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) is authorized or consented to by the Board of Directors. The right to indemnification conferred by this Section 10.1 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Section 10.1. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Section 10.1 to directors and officers of the Corporation. The rights to indemnification

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and to the advancement of expenses conferred in this Section 10.1 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Section 10.1 by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XI

Section 11.1 Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL or this Amended Certificate of Incorporation or the Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1 of Article XI. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 11.1 of Article XI with respect to any current or future actions or claims.

ARTICLE XII

Section 12.1 If any provision of this Amended Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then such provision shall nonetheless be applied to the maximum extent possible to other persons or entities and circumstances and not in any way be affected or impaired thereby consistent with such holding and the remaining provisions of this Amended Certificate of Incorporation (including without limitation, all portions of any section of this Amended Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.

ARTICLE XIII

Section 13.1 The Corporation reserves the right to amend or repeal any provision contained in this Amended Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred

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upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended Certificate of Incorporation (including any Certificate of Designation), and subject to Sections 4.1 and 4.2.1 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with Sections 4.1.2 and 4.2 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Section 11.1 of Article XI, or Section 13.1 of this Article XIII (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

Section 13.2 Notwithstanding any other provision of this Amended Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended Certificate of Incorporation (including any Certificate of Designation), the affirmative vote of the holders of Class A Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote of the holders of Class B Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 4.3 of Article IV or this Section 13.2 of Article XIII.

* * *

IN WITNESS WHEREOF, Social Leverage Acquisition Corp I has caused this Second Amended Certificate of Incorporation to be signed by its duly authorized officer on this [●] day of [●], [●].

/s/ [●]
[●]
[●]

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Annex G

W3BCLOUD, INC.

(a Delaware corporation)

AMENDED AND RESTATED BYLAWS

As Adopted [●], 2022 and

As Effective [●], 2022

G-i

G-ii

W3BCLOUD, INC.

(a Delaware corporation)

AMENDED AND RESTATED BYLAWS

As Adopted [●], 2022 and

As Effective [●], 2022

ARTICLE I

STOCKHOLDERS

Section 1.1 Annual Meetings.

An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “Board”) of W3BCLOUD, Inc. (the “Corporation”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “DGCL”), or by means of remote communication as the Board in its sole discretion may determine, including as described in Section 1.12 of these Bylaws. Any proper business may be transacted at the annual meeting.

Section 1.2 Special Meetings.

Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Section 1.3 Notice of Meetings.

Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of the Bylaws of the Corporation (these “Bylaws”)) stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Section 1.4 Adjournments.

The chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled special or annual meeting of stockholders before it is to be held, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 1.3 hereof or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 1.3 above.

Section 1.5 Quorum.

Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 1.6 Organization.

Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in such person’s absence, the Chairperson of the Board, or (c) in such person’s absence, the Chief Executive Officer of the Corporation, or (d) in such person’s absence, the President of the Corporation, or (e) in the absence of such person, by a Vice President. Such person shall be chairperson of the meeting and, subject to Section 1.10, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to such person to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7 Voting; Proxies.

Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law by the stockholder or such stockholder’s authorized officer, director, employee or agent. Unless otherwise provided by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock present at the meeting in person or represented by proxy and entitled to vote on such question, voting as a single class.

Unless otherwise provided in the Certificate of Incorporation, and subject to Section 1.8, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy as provided in this Section 1.7. The Board, in its discretion, or the chairperson of a meeting of the stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 1.8 Fixing Date for Determination of Stockholders of Record.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to notice of or to vote at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 1.9 List of Stockholders Entitled to Vote.

The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 1.10 Inspectors of Elections.

1.10.1 Applicability. Unless otherwise required by the Certificate of Incorporation or by the DGCL, the following provisions of this Section 1.10 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.10 shall be optional, and at the discretion of the Board.

1.10.2 Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

1.10.3 Inspector’s Oath. Each inspector of election, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

1.10.4 Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

1.10.5 Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a stockholder, shall determine otherwise.

1.10.6 Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies pursuant to Section 211(a)(2)b.(i) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 1.11 Notice of Stockholder Business.

1.11.1 Annual Meeting of Stockholders.

(a) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.11 to make nominations or propose business before an annual meeting.

(b) For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.11.1(a):

(i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the

Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11;

(ii) such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action;

(iii) if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and

(iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than thirty (30) days before, or more than sixty (60) days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for providing the Record Stockholder’s notice. Such Record Stockholder’s notice shall set forth:

(x) as to each person whom the Record Stockholder proposes to nominate for election or re-election as a director:

(i) the name, age, business address and residence address of such person;

(ii) the principal occupation or employment of such nominee;

(iii) the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1.11.3(c));

(iv) the date or dates such shares were acquired and the investment intent of such acquisition;

(v) all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.11 and to serving as a director if elected); and

(vi) whether such person meets the independence requirements of the stock exchange upon which the Corporation’s Class A Common Stock is primarily traded.

(y) as to any other business that the Record Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, including any anticipated benefit to any Proposing Person therefrom; and

(z) as to the Proposing Person giving the notice:

(i) the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;

(ii) the class or series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(iii) whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement, as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation;

(iv) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;

(v) any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (the disclosures to be made pursuant to the foregoing clauses (iv) through (vi) are referred to as “Disclosable Interests”). For purposes hereof Disclosable Interests shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(vii) such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11;

(viii) a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1.11.3(c)) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;

(ix) as to each person whom such Proposing Person proposes to nominate for election or re-election as a director, any agreement, arrangement or understanding of such person with any other person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director known to such Proposing Person after reasonable inquiry;

(x) a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(xi) a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”); and

(xii) any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of any security of the Corporation.

A stockholder providing written notice required by this Section 1.11 will update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the close of business on the fifth (5th) business day prior to the meeting and, in the event of any adjournment or postponement thereof, the close of business on the fifth (5th) business day prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

(c) Notwithstanding anything in Section 1.11.1(b)(ii) to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after such anniversary date, at least ninety (90) days prior to such annual meeting), a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

1.11.2 Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting.

Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.11.1(b) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

1.11.3 General.

(a) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(b) Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.11 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of preferred stock of the Corporation (“Preferred Stock”) to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(c) For purposes of this Section 1.11 the following definitions shall apply:

(A) a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

(B) “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate (as defined in Rule 405 under the Securities Act of 1933, as amended), of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

(C) “Proposing Person” shall mean (1) the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;

(D) “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder; and

(E) to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the annual meeting; provided, however, that if the stockholder is (1) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership shall be deemed a Qualified Representative, (2) a corporation or a limited liability company, any officer or person who functions as the substantial equivalent of an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company shall be deemed a Qualified Representative or (z) a trust, any trustee of such trust shall be deemed a Qualified Representative. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

Section 1.12 Remote Communication.

If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) Participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that:

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1 Number; Qualifications.

The total number of directors constituting the Board (the “Whole Board”) shall be fixed from time to time in the manner set forth in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

Section 2.2 Election; Resignation; Removal; Vacancies.

Election of directors need not be by written ballot. Except as set forth below, and subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if a quorum exists at any meeting of stockholders, stockholders shall have approved the election of a director if the affirmative vote of a majority of the votes cast in favor or against the election of such director are in favor of such election. Votes cast shall include any votes against that director’s election and any directions to withhold authority with respect to that director’s election and shall exclude abstentions and broker non-votes with respect to that director’s election, but abstentions and broker non-votes will be considered for purposes of establishing a quorum. Notwithstanding the foregoing, in the event of a “contested election” of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present and broker non-votes and abstentions will be considered for purposes of establishing a quorum but will not have an effect on the result of the vote. For purposes of this Section 2.2, a “contested election” shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Secretary of the Corporation. If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.

Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.

In order for any person to become a nominee of the Board for service on the Board, such person must submit a resignation, contingent on (a) that person not receiving the required vote for election, and (b) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purposes. A resignation pursuant to this Section 2.2 shall provide that it is irrevocable.

Section 2.3 Regular Meetings.

Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.

Section 2.4 Special Meetings.

Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer or at least two (2) members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 2.5 Remote Meetings Permitted.

Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee telephonically or by videoconference and directors shall be permitted to join meetings of the Board by phone, teleconference or videoconference, and such participation shall constitute presence in person at such meeting.

Section 2.6 Quorum; Vote Required for Action.

At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 2.7 Organization.

Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in such person’s absence, the Chief Executive Officer, or (c) in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8 Unanimous Action by Directors in Lieu of a Meeting.

Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.9 Powers.

Except as otherwise provided by the Certificate of Incorporation, the DGCL or as required by the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2.10 Compensation of Directors.

Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board, and no such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE III

COMMITTEES

Section 3.1 Committees.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it, but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.

Section 3.2 Committee Rules.

Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

ARTICLE IV

OFFICERS; CHAIRPERSON

Section 4.1 Generally.

The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.

Section 4.2 Chief Executive Officer.

Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:

(a) to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;

(b) subject to Section 1.6, to preside at all meetings of the stockholders;

(c) subject to Section 1.2, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as the Chief Executive Officer shall deem proper;

(d) to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; and

(e) to sign certificates for shares of stock of the Corporation (if any); and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

The person holding the office of President shall be the Chief Executive Officer of the Corporation unless the Board shall designate another officer to be the Chief Executive Officer.

Section 4.3 Chairperson of the Board.

Subject to the provisions of Section 2.7, the Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.

Section 4.4 President.

The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.

Section 4.5 Chief Financial Officer.

The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board may from time to time prescribe.

Section 4.6 Treasurer.

The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.7 Vice President.

Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to such Vice President by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.

Section 4.8 Secretary.

The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.9 Delegation of Authority.

The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

Section 4.10 Removal.

Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided, that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

ARTICLE V

STOCK

Section 5.1 Certificates; Uncertificated Shares.

The shares of capital stock of the Corporation shall be uncertificated shares; provided, however, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation, by the Chairperson or Vice-Chairperson of the Board, the Chief Executive Officer or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile or .PDF counterpart. In case any officer, transfer agent or registrar who has signed or whose facsimile or .PDF signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

Section 5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3 Record Owners.

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 5.4 Transfer and Registry Agents.

The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

Section 5.5 Other Regulations.

Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Right to Indemnification.

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employment Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding; provided, however, that, except as provided in Section 6.3 with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 6.2 Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 6.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3 Right of Indemnitee to Bring Suit.

If a claim under Section 6.1 or Section 6.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

Section 6.4 Non-Exclusivity of Rights.

The rights provided to any Indemnitee pursuant to this Article VI shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 6.5 Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.6 Indemnification of Other Persons.

This Article VI shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of Indemnitees under this Article VI.

Section 6.7 Amendments.

Any repeal or amendment of this Article VI by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VI, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VI shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 6.8 Certain Definitions.

For purposes of this Article VI, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 6.9 Contract Rights.

The rights provided to Indemnitees pursuant to this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 6.10 Severability.

If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VI shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of this Article VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VII

NOTICES

Section 7.1 Notice.

7.1.1 Form and Delivery. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 7.1.2) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or, if specifically consented to by the stockholder as described in Section 7.1.2, by sending such notice by facsimile, electronic mail or other form of electronic transmission. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given: (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person; (b) in the case of delivery by mail, upon deposit in the mail; (c) in the case of delivery by overnight express courier, when dispatched; and (d) in the case of delivery via facsimile, electronic mail or other form of electronic transmission, at the time provided in Section 7.1.2.

7.1.2 Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given in accordance with Section 232 of the DGCL. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1.2 shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

7.1.3 Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

ARTICLE VIII

INTERESTED DIRECTORS

Section 8.1 Interested Directors.

No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.

Section 8.2 Quorum.

Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fiscal Year.

The fiscal year of the Corporation shall be determined by resolution of the Board.

Section 9.2 Seal.

The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.

Section 9.3 Form of Records.

Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of any other information storage device or method, electronic or otherwise, provided, that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

Section 9.4 Reliance Upon Books and Records.

A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 9.5 Certificate of Incorporation Governs.

In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.

Section 9.6 Severability.

If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

Section 9.7 Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE X

AMENDMENT

Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation.

Annex H

W3BCLOUD, INC.

2022 OMNIBUS INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of the Plan is the W3BCLOUD, Inc. 2022 Omnibus Incentive Plan. The purposes of the Plan are to provide an additional incentive to selected officers, employees, non-employee directors, independent contractors, and consultants of the Company or its Affiliates whose contributions are essential to the growth and success of the business of the Company and its Affiliates, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses, Other Stock-Based Awards, Cash Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus, Other Stock-Based Award or Cash Award granted under the Plan.

(d) “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan. Each Participant who is granted an Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion.

(e) “Base Price” has the meaning set forth in Section 8(b) hereof.

(f) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(g) “Board” means the Board of Directors of the Company.

(h) “Bylaws” means the amended and restated bylaws of the Company, as amended, modified or supplemented from time to time.

(i) “Cash Award” means an Award granted pursuant to Section 12 hereof.

(j) “Cause” has the meaning assigned to such term in the Award Agreement or in any individual employment, service or offer letter agreement (“Individual Agreement”) with the Participant or, if any such Award Agreement or Individual Agreement does not define “Cause,” Cause means, as determined by the Administrator, (i) the commission of an act of fraud or dishonesty by the Participant in the course of the Participant’s employment or service; (ii) the indictment of, or conviction of, or entering of a plea of nolo contendere by, the Participant for a crime constituting a felony or in respect of any act of fraud or dishonesty;

(iii) the commission of an act by the Participant which would make the Participant or the Company (including any of its Subsidiaries or Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with the Participant’s performance of his or her duties in connection with the Participant’s employment by the Company (including any Subsidiary or Affiliate for whom the Participant may be employed on a full-time basis at the time) or the Participant’s failure to comply with any of the restrictive covenants to which the Participant is subject; (v) the Participant’s willful failure to comply with any material policies or procedures of the Company as in effect from time to time, provided that the Participant shall have been delivered a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure; or (vi) the Participant’s failure to perform the material duties in connection with the Participant’s position, unless the Participant remedies the failure referenced in this clause (vi) no later than ten (10) days following delivery to the Participant of a written notice from the Company (including any of its Subsidiaries or Affiliates) describing such failure in reasonable detail (provided that the Participant shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (vi)).

(k) “Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company, as amended, modified or supplemented from time to time.

(l) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event; (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, or other property), stock split, reverse stock split, subdivision or consolidation; (iii) combination or exchange of shares; or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 hereof is appropriate.

(m) “Change in Control” means an event set forth in any one of the following paragraphs shall have occurred:

(1) any Person (or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act), excluding any Continuing W3BCLOUD Person (or any group of Continuing W3BCLOUD Persons), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (3) below;

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(3) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(4) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred as a result of any transaction or series of integrated transactions following which any Continuing W3BCLOUD Person (or any group of Continuing W3BCLOUD Persons) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (or any successor thereto), whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the Board or the board of directors or similar body governing the affairs of any successor to the Company and (ii) for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(o) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee, provided that if the Committee is not composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3, then either (x) the Board or (y) a subcommittee of the Committee that is composed entirely of two or more individuals who meet the qualifications of a “non-employee director” shall approve grants of Awards under the Plan to any Participant who is subject to reporting under Section 16 of the Exchange Act. Except as otherwise provided in the Certificate of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p) “Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

(q) “Company” means W3BCLOUD, Inc., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(r) “Continuing W3BCLOUD Person” means, immediately prior to and immediately following any relevant date of determination, (A) Wael Aburida, Sami Issa, or any of their respective Affiliates or (B) (i) any Person that is a family member of such individual or individuals or (ii) any trust, foundation or other estate planning vehicle for which such individual acts as a trustee or beneficiary.

(s) “Disability” has the meaning assigned to such term in the Award Agreement or in any Individual Agreement with the Participant or, if any such Award Agreement or Individual Agreement does not define “Disability,” Disability means, with respect to any Participant, that such Participant, as determined by the Administrator in its sole discretion, is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

(t) “Effective Date” has the meaning set forth in Section 20 hereof.

(u) “Eligible Recipient” means an officer, employee, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means an employee, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(w) “Exercise Price” means, with respect to any Option, the per share price at which a holder of such Option may purchase the Shares issuable upon the exercise of such Option.

(x) “Fair Market Value” of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, that except as otherwise determined by the Administrator, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock or other security on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share of Common Stock or other security in such over-the-counter market for the last preceding date on which there was a sale of such share of Common Stock or other security in such market.

(y) “Free Standing Right” has the meaning set forth in Section 8(a) hereof.

(z) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(aa) “Nonqualified Stock Option” means an Option that is not designated as an ISO.

(bb) “Option” means an option to purchase Shares granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

(cc) “Other Stock-Based Award” means an Award granted pursuant to Section 10 hereof.

(dd) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 hereof, to receive grants of Awards, and, upon such Eligible Recipient’s death, such Eligible Recipient’s successors, heirs, executors and administrators, as the case may be.

(ee) “Performance Goals” means performance goals based on criteria selected by the Administrator in its sole discretion, including, without limitation, one or more of the following criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, net asset value, net asset value per share, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) stock price, average stock price or total shareholder return; (xv) cost targets, reductions and savings, productivity and efficiencies; (xvi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, environmental, social and governance (ESG) objectives, supervision of litigation and information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xviii) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Affiliate thereof, or a division or strategic business unit of the Company or any Affiliate thereof, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). The Administrator shall have the authority to make equitable adjustments to the Performance Goals as may be determined by the Administrator, in its sole discretion.

(ff) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(gg) “Plan” means this W3BCLOUD, Inc. 2022 Omnibus Incentive Plan, as may be amended and/or restated from time to time.

(hh) “Related Right” has the meaning set forth in Section 8(a) hereof.

(ii) “Restricted Stock” means Shares granted pursuant to Section 9 hereof subject to certain restrictions that lapse at the end of a specified period or periods.

(jj) “Restricted Stock Unit” means the right, granted pursuant to Section 9 hereof, to receive an amount in cash or Shares (or any combination thereof) equal to the Fair Market Value of a Share subject to certain restrictions that lapse at the end of a specified period or periods.

(kk) “Rule 16b-3” has the meaning set forth in Section 3(a) hereof.

(ll) “Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(mm) “Stock Appreciation Right” means the right to receive, upon exercise of the right, the applicable amounts as described in Section 8 hereof.

(nn) “Stock Bonus” means a bonus payable in fully vested Shares granted pursuant to Section 11 hereof.

(oo) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

(pp) “Transfer” has the meaning set forth in Section 18 hereof.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Awards are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Stock or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Stock or Restricted Stock Units shall lapse, (ii) the Performance Goals and periods applicable to Awards, (iii) the Exercise Price of each Option and the Base Price of each Stock Appreciation Right, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6) to determine the Fair Market Value in accordance with the terms of the Plan;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment or service for purposes of Awards granted under the Plan;

(8) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(9) to prescribe, amend and rescind rules and regulations relating to sub-plans or addendums established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Plan or the applicable Award Agreement; and

(10) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) Notwithstanding the foregoing, but subject to Section 5 hereof, the Company may not, without first obtaining the approval of the Company’s shareholders, (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the Exercise Price or Base Price, as applicable, of such Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an Exercise Price or Base Price, as applicable, that is less than the Exercise Price or Base Price of the original Options or Stock Appreciation Rights or (iii) cancel outstanding Options or Stock Appreciation Rights with an Exercise Price or Base Price, as applicable, that is above the current per share stock price, in exchange for cash, property or other securities.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants. The provisions and administration of each Award need not be the same with respect to each Participant. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

(e) The Administrator may, in its sole discretion, delegate its authority, in whole or in part, under this Section 3 (including, but not limited to, its authority to grant Awards under the Plan, other than its authority to grant Awards under the Plan to any Participant who is subject to reporting under Section 16 of the Exchange Act) to one or more officers of the Company, subject to the requirements of applicable law or any stock exchange on which the Shares are traded.

Section 4. Shares Reserved for Issuance; Certain Limitations

(a) The maximum number of shares of Common Stock reserved for issuance under the Plan shall be [●]1 Shares (subject to adjustment as provided in Section 5 hereof), as increased on the first day of each fiscal year of the Company beginning in calendar year 2023 and ending on the tenth anniversary of the Effective Date by a number of Shares equal to the excess, if any, of (x) 5% of the number of shares of Common Stock issued and outstanding on a fully-diluted basis on the last day of the immediately preceding fiscal year, over (y) the number of Shares reserved and available for issuance in respect of future grants of Awards under the Plan on the last day of the immediately preceding fiscal year.

(b) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise

[1]

Note to Draft: Number to be equal to the sum of (i) 10% of the total number of shares of Common Stock of the combined company issued and outstanding on a fully diluted basis as of the closing of the business combination plus (ii) the number of shares of Common Stock needed to effectuate the grants of “Parent Replacement Options” (as described in Section 3.06(d) of the BCA).

terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise of any Option or Stock Appreciation Right under the Plan or the payment of any purchase price with respect to any other Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan, shall again be available for subsequent Awards under the Plan. In addition, (i) to the extent an Award is denominated in Shares, but paid or settled in cash, the number of Shares with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Shares underlying Awards that can only be settled in cash shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c) No Participant who is a non-employee director of the Company shall be granted Awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes). The Administrator may make exceptions to increase such limit to $1,000,000 for an individual non-employee director in the first year of service, as the Administrator may determine in its sole discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation involving such non-employee director.

Section 5. Equitable Adjustments.

(a) In the event of any Change in Capitalization (including a Change in Control), an equitable substitution or proportionate adjustment shall be made, in each case, in the manner determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan pursuant to Section 4(a) hereof, (ii) the kind and number of securities subject to, and the Exercise Price or Base Price of, any outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of Shares, or the amount of cash or amount or type of other property, subject to outstanding Restricted Stock, Restricted Stock Units, Stock Bonuses and Other Stock-Based Awards granted under the Plan or (iv) the Performance Goals and performance periods applicable to any Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b) Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including a Change in Control), the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Shares, cash or other property covered by such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the Shares, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant.

(c) The determinations made by the Administrator pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7. Options.

(a) General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but, except as provided in the applicable Award Agreement, and subject to Section 7(f) hereof, in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of the related Shares on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f) ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or “subsidiary corporation” (as such term is defined in Section 424(f) of the Code). All of the Shares reserved for issuance under the Plan as of the Effective Date pursuant to Section 4(a) hereof (subject to adjustment as provided in Section 5 hereof) may be granted as ISOs.

(i) ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or “subsidiary corporation” (as such term is defined in Section 424(f) of the Code), the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(ii) $100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(iii) Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Shares by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(iv) No Liability. Neither the Company nor the Administrator will be liable to a Participant, or to any other party, if an ISO fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code.

(g) Rights as Stockholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 17 hereof.

(h) Termination of Employment or Service. In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Options, such Options shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(i) Other Change in Employment or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and unprotected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.

Section 8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the Base Price, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Base Price. Except as provided in the applicable Award Agreement, each Stock Appreciation Right shall be granted with a base price that is not less than one hundred percent (100%) of the Fair Market Value of the related Shares on the date of grant (such amount, the “Base Price”).

(c) Rights as Stockholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 17 hereof.

(d) Exercisability.

(1) Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(2) Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8.

(e) Consideration Upon Exercise.

(1) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Base Price per share specified in the Free Standing Right, multiplied by (ii) the number of Shares in respect of which the Free Standing Right is being exercised.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Exercise Price specified in the related Option, multiplied by (ii) the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(f) Termination of Employment or Service.

(1) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(2) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g) Term.

(1) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(h) Other Change in Employment or Service Status. Stock Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.

Section 9. Restricted Stock and Restricted Stock Units.

(a) General. Restricted Stock and Restricted Stock Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Stock or Restricted Stock Units shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock or Restricted Stock Units; the period of time prior to which Restricted Stock or Restricted Stock Units become vested and free of restrictions on Transfer (the “Restricted Period”); the Performance Goals (if any); and all other conditions of the Restricted Stock and Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit the Participant’s Restricted Stock or Restricted Stock Units, in accordance with the terms of the grant.

(b) Awards and Certificates.

(1) Except as otherwise provided in Section 9(b)(3) hereof, (i) each Participant who is granted an Award of Restricted Stock may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Stock; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a stock transfer form, endorsed in blank, relating to the Shares covered by such award. Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Stock.

(2) With respect to an Award of Restricted Stock Units to be settled in Shares, at the expiration of the Restricted Period, stock certificates in respect of the Shares underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or the Participant’s legal representative, in a number equal to the number of Shares underlying the Award of Restricted Stock Units.

(3) Notwithstanding anything in the Plan to the contrary, any Restricted Stock or Restricted Stock Units to be settled in Shares (at the expiration of the Restricted Period) may, in the Company’s sole discretion, be issued in uncertificated form.

(4) Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, at the expiration of the Restricted Period, Shares (either in certificated or uncertificated form) or cash, as applicable, shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made no later than March 15th of the calendar year following the year of vesting or within such other period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

(c) Restrictions and Conditions. The Restricted Stock and Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1) The Award Agreement may provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as set forth in the Award Agreement, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service with the Company or any Affiliate thereof, or the Participant’s death or Disability. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 13 hereof.

(2) Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to shares of Restricted Stock during the Restricted Period, including the right to vote such shares and to receive any dividends declared with respect to such shares. Any dividends declared during the Restricted Period with respect to shares of Restricted Stock shall, to the extent set forth in an Award Agreement, be payable either currently or at the time (and to the extent) that the underlying shares of Restricted Stock vest. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a stockholder with respect to shares of Common Stock subject to Restricted Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to any dividends declared during the Restricted Period with respect to the number of Shares covered by Restricted Stock Units may, to the extent set forth in an Award Agreement, be provided to the Participant either currently or at the time (and to the extent) that the Shares in respect of the related Restricted Stock Units are delivered to the Participant.

(d) Termination of Employment or Service. The rights of Participants granted Restricted Stock or Restricted Stock Units upon termination of employment or service with the Company and all Affiliates thereof for any reason during the Restricted Period shall be set forth in the Award Agreement.

(e) Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit represents the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

Section 10. Other Stock-Based Awards.

Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than, in the case of dividend equivalents, in connection with Options or Stock Appreciation Rights) under the Plan. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of Shares to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in Shares, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards.

Section 11. Stock Bonuses.

In the event that the Administrator grants a Stock Bonus, the Shares constituting such Stock Bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

Section 12. Cash Awards.

The Administrator may grant Awards that are payable solely in cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of Performance Goals.

Section 13. Change in Control Provisions.

Except as provided in the applicable Award Agreement, in the event that (a) a Change in Control occurs and (b) either (x) an outstanding Award is not assumed or substituted in connection therewith or (y) an outstanding Award is assumed or substituted in connection therewith and the Participant’s employment or service is terminated by the Company, its successor or an Affiliate thereof without Cause on or after the effective date of the Change in Control but prior to 24 months following the Change in Control, then:

(a) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and

(b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at the greater of target and actual performance levels.

For purposes of this Section 13, an outstanding Award shall be considered to be assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common equity of the acquiring entity (or cash or such other security or entity as may be determined by the Administrator, in its sole discretion, pursuant to Section 5 hereof).

Section 14. Voting Proxy

The Company reserves the right to require the Participant, to the fullest extent permitted by applicable law, to appoint such Person as shall be determined by the Administrator in its sole discretion as the Participant’s proxy with respect to all applicable unvested Awards of which the Participant may be the record holder of from time to time to (A) attend all meetings of the holders of the shares of Common Stock, with full power to vote and act for the Participant with respect to such Awards in the same manner and extent that the Participant might were the Participant personally present at such meetings, and (B) execute and deliver, on behalf of the Participant, any written consent in lieu of a meeting of the holders of the shares of Common Stock in the same manner and extent that the Participant might but for the proxy granted pursuant to this sentence.

Section 15. Amendment and Termination.

The Administrator may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any outstanding Award without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s stockholders for any amendment to the Plan that would require such approval in order to satisfy any rules of the stock exchange on which the Common Stock is traded or other applicable law. The Administrator may amend the terms of any outstanding Award, prospectively or retroactively, but, subject to Section 5 hereof and the immediately preceding sentence, no such amendment shall impair the rights of any Participant without the Participant’s consent; provided that the Administrator may amend the terms of any such Award to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Award to any applicable law, government regulation or stock exchange listing requirement relating to such Award (including, but not limited to, Section 409A of the Code), and by accepting an Award under this Plan, the Participant thereby agrees to any amendment made pursuant to this Section 15 to such Award (as determined by the Administrator) without further consideration or action.

Section 16. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 17. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, an amount in respect of such taxes up to the maximum statutory rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto as determined by the Company. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations as determined by the Company; provided, that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from such delivery Shares or other property, as applicable, or (ii) by delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations as determined by the Company. Such withheld Shares or other property or already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award as determined by the Company.

Section 18. Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of any Shares or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 19. Continued Employment or Service.

Neither the adoption of the Plan nor the grant of an Award hereunder shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 20. Effective Date.

The Plan was adopted on [●], 2022, subject to approval by the Company’s stockholders, and became effective on [●], 2022 (the “Effective Date”).

Section 21. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

Section 22. Securities Matters and Regulations.

(a) Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, the receipt of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator and the listing requirements of any securities exchange on which the Shares are traded. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 23. Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of Shares under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election, and shall deliver a copy of such election to the Company, in each case, within ten (10) days after filing notice of the election with the Internal Revenue Service.

Section 24. No Fractional Shares.

No fractional Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 25. Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 26. Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 27. Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 28. Clawback.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 29. Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Administrator shall have the sole authority to make any accelerated distributions permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants with respect to any deferred amounts, provided that such distributions meets the requirements of Treas. Reg. Section 1.409A-3(j)(4). The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

Section 30. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

Section 31. Titles and Headings.

The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 32. Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 33. Relationship to Other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

Annex I

W3BCLOUD, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose of Plan.

The name of the plan is the W3BCLOUD, Inc. 2022 Employee Stock Purchase Plan. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated after-tax payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the US Internal Revenue Code of 1986, as amended (“Code Section 423”). The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. However, the Company may grant options pursuant to one or more offerings under the Plan that are not intended to meet the requirements of Code Section 423, provided that except as expressly set forth herein, any such offering shall be operated and administered in the same manner as an offering that is intended to meet the requirements of Code Section 423.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Adoption Date” has the meaning set forth in Section 26 hereof.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(d) “Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

(e) “Company” means W3BCLOUD, Inc., a Delaware corporation (or any successor company).

(f) “Compensation” means the base salary payable to an Employee by the Company or one or more Designated Subsidiaries during such individual’s period of participation in one or more offerings under the Plan, plus any pre-tax contributions made by the Employee to any cash- or-deferred arrangement that meets the requirements of Section 401(k) of the Code or any cafeteria benefit program that meets the requirements of Section 125 of the Code, now or hereafter established by the Company or any Designated Subsidiary. The Plan Administrator may make modifications to the definition of Compensation for one or more offerings as deemed appropriate.

(g) “Designated Subsidiaries” means any Subsidiary (whether now existent or hereafter organized or acquired by the Company or a Subsidiary) that has been designated by the Plan Administrator to participate in the Plan.

(h) “Employee” means any individual who is a regular employee of the Company or a Designated Subsidiary having the status of an “employee” within the meaning of Section 3401(c) of the Code; provided that, for any specific Offering Period, the Plan Administrator may exclude those individuals who (i) have not been regular employees of the Company or a Designated Subsidiary for at least two (2) years (or such lesser period of time as may be determined by the Plan Administrator) prior to the Offering Period, (ii) are customarily employed twenty (20) hours or less per week, (iii) are customarily employed not more than five (5) months in any calendar year, (iv) are “highly compensated employees” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code) or (v) are “highly compensated employees” of the Company or any

Designated Subsidiary (within the meaning of Section 414(q) of the Code) (x) with compensation above a specified level, (y) who is an officer or (z) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; provided further, that, any such exclusion must be applied in a uniform manner to all employees of the Company and the Designated Subsidiaries for such Offering Period. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Unless otherwise determined by the Plan Administrator and set forth in the applicable offering, where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 1st day immediately following the expiration of such three (3) month period. For the avoidance of doubt, the term “Employee” shall not include any consultant, independent contractor or non-employee director of the Company or a Designated Subsidiary. Notwithstanding the foregoing, for purposes of any offering under the Plan that is not intended to meet the requirements of Code Section 423, the Plan Administrator may make modifications to the definition of Employee as deemed appropriate.

(i) “Enrollment Date” means the first day of each Offering Period.

(j) “Exercise Date” means the last Trading Day in each Offering Period.

(k) “Fair Market Value” of the Common Stock or another security as of a particular date means the fair market value as determined by the Plan Administrator in its sole discretion; provided, however, that except as otherwise determined by the Plan Administrator, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on the date of grant, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock or other security on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share of Common Stock or other security in such over-the-counter market for the last preceding date on which there was a sale of such share of Common Stock or other security in such market.

(l) “Offering Period” means a period with respect to which the right to purchase Common Stock may be granted under the Plan, as set forth in Section 5 hereof.

(m) “Plan” means this W3BCLOUD, Inc. 2022 Employee Stock Purchase Plan, as may be amended and/or restated from time to time.

(n) “Plan Administrator” means the Board or a committee of the Board appointed by the Board to administer the Plan in accordance with Section 14 hereof.

(o) “Purchase Price” means the amount established by the Plan Administrator in its sole discretion in advance of the applicable offering under the Plan; provided that such amount shall not be less than the lesser of either (i) an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or (ii) an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Exercise Date.

(p) “Reserves” means the number of shares of Common Stock covered by the options under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(q) “Subsidiary” means a corporation, domestic or foreign (including any limited liability company (or other eligible entity) that has elected to be taxed for U.S. federal income tax purposes as a corporation, or any disregarded entity with respect to a corporation), of which not less than 50% of the total combined voting power of all classes of stock are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. Notwithstanding the foregoing, for purposes of any offering under the Plan that is not intended to meet the requirements of Code Section 423, “Subsidiary” may include a corporation or any other entity of which not less than 50% of the total combined voting power of all classes of stock are held by the Company or a Subsidiary.

(r) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

Section 3. Eligibility.

(a) Options may be granted only to Employees. Unless otherwise determined by the Plan Administrator for an offering (in a manner that satisfies the requirements of Code Section 423, if applicable), any Employee employed on the Enrollment Date for an Offering Period shall be eligible to participate in the Plan for such Offering Period.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (and any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Employee’s rights to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of shares (calculated based on the Fair Market Value of the shares on the Enrollment Date) for each calendar year in which such option is outstanding at any time.

Section 4. Offerings.

The Plan shall be implemented through one or more offerings. Offerings may be consecutive or overlapping. Each offering shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The terms of separate offerings need not be identical; provided, however, that each offering shall comply with the provisions of the Plan and the participants in each offering shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable regulations thereunder.

Section 5. Offering Periods.

Offerings shall be implemented by Offering Periods in the discretion of the Plan Administrator. Each Offering Period shall commence at such time and be of such duration not to exceed twenty seven (27) months, as determined by the Plan Administrator prior to the start of the applicable Offering Period. The initial Offering Period shall commence on the date established by the Plan Administrator and shall be of such duration (not to exceed twenty seven (27) months) as determined by the Plan Administrator. The decision of the Plan Administrator to implement an Offering Period shall not require the Plan Administrator to implement any additional consecutive or overlapping Offering Period.

Section 6. Participation.

An eligible Employee determined in accordance with Section 3 hereof may elect to become a participant by accessing the website designated by the Company and electronically enrolling in an Offering Period or by submitting an enrollment agreement (in such form as the Company may provide, including by electronic means) authorizing payroll deductions at least ten (10) days prior to the applicable Enrollment Date, unless an earlier or later time for enrolling is set by the Plan Administrator for all eligible Employees with respect to a given offering or Offering Period.

Section 7. Payroll Deductions.

(a) At the time a participant enrolls in an Offering Period, such participant shall elect to have after-tax payroll deductions made during the Offering Period pursuant to such procedures as the Plan Administrator may specify from time to time and in an amount between one percent (1%) and fifteen percent (15%) of the Compensation which such participant receives during the Offering Period.

(b) Payroll deductions shall commence on the first payroll period following the Enrollment Date and shall end on the last payroll period in the Offering Period, unless sooner altered or terminated as provided in the Plan.

(c) All payroll deductions made for a participant shall be credited to the participant’s account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account unless specifically provided for in the offering.

(d) A participant may discontinue such participant’s participation in the Plan as provided in Section 11 hereof, or may decrease the rate of such participant’s payroll deductions during the current Offering Period by amending such participant’s enrollment agreement or by submitting a new enrollment agreement (in such form as the Company may provide, including by electronic means) authorizing a decrease in payroll deduction rate. The decrease in rate shall be effective with the first full payroll period following ten (10) business days after the Company’s receipt of the amended enrollment or earlier to the extent administratively practicable. If permitted by the Plan Administrator, a participant may increase the rate of such participant’s payroll deductions for an upcoming Offering Period by amending such participant’s enrollment agreement or by submitting a new enrollment agreement (in such form as the Company may provide, including by electronic means) authorizing an increase in payroll deduction rate within ten (10) business days prior to commencement of the upcoming Offering Period. A participant’s enrollment agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 11 hereof. The Plan Administrator shall be authorized to limit the number of participation rate changes during any Offering Period, which, unless otherwise determined by the Plan Administrator, shall be one (1) time during the applicable Offering Period.

(e) Notwithstanding the foregoing, to the extent necessary to comply with the limitations of Section 423(b)(8) of the Code and Section 3(b)(ii) hereof, a participant’s payroll deductions may be decreased to 0% during any Offering Period if such participant would, as a result of such limitations, be precluded from buying any additional Common Stock on the Exercise Date for that Offering Period. The suspension of such deductions shall not terminate the participant’s participation in the Plan. Payroll deductions shall recommence at the rate provided in such participant’s enrollment agreement at the beginning of the first Offering Period for which the participant is able to purchase shares in compliance with the limitations of Section 423(b)(8) of the Code and Section 3(b)(ii) hereof, unless terminated by the participant as provided in Section 11 hereof.

Section 8. Grant of Option.

On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date for such Offering Period (at the applicable Purchase Price) up to the lesser of (i) a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions (and contributions) accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price and (ii) 10,000 shares of Common Stock; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. However, the maximum number of shares of Common Stock purchasable per participant on any Exercise Date shall not exceed twenty-five thousand U.S. dollars ($25,000) worth of shares (calculated based on the Fair Market Value of the shares on the Enrollment Date) for each calendar year during which any option granted to such Employee to purchase shares under the Plan is outstanding, as determined in accordance with Code Section 423(b)(8). Exercise of the option shall occur as provided in Section 9 hereof, unless the participant has withdrawn pursuant to Section 11 hereof.

Section 9. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 11 hereof, such participant’s option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions (and contributions) in such participant’s account. No fractional shares will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 11 hereof. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant as soon as administratively practicable following the Exercise Date. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by the participant.

(b) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, local, foreign or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to sale or early disposition of Common Stock by the participant. The Plan Administrator may require the participant to notify the Company before the participant sells or otherwise disposes of any shares acquired under the Plan.

Section 10. Delivery to Broker Account.

(a) As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall deliver the shares purchased by the participant to a brokerage account established for the participant at a Company-designated brokerage firm or other third-party administrator. The account will be known as the “ESPP Broker Account”. The Company may require that, except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account until the later of the following two periods: (i) the end of the two (2) year period measured from the Enrollment Date for the Offering Period in which the shares were purchased and (ii) the end of the one (1) year period measured from the Exercise Date for that Offering Period. The Company may require that the participant pay any applicable account maintenance fees incurred with respect to the participant’s ESPP Broker Account, which fees may be collected in such manner as determined by the Company, including, without limitation, by implementing the sale of a sufficient number of shares from the participant’s ESPP Broker Account to cover such fees.

(b) Such limitation shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

(c) The foregoing procedures shall apply to all shares purchased by the participant under the Plan, whether or not the participant continues in Employee status.

Section 11. Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the payroll deductions, if any, credited to such participant’s account and not yet used to exercise such participant’s option under the Plan at any time by accessing the website designated by the Company and electronically withdrawing from the Offering Period or by giving written notice to the Company (in such form as the Company may provide). All of the participant’s payroll deductions credited to such participant’s account will be paid to such participant (without interest) as soon as practicable after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant timely enrolls in that Offering Period.

(b) Upon a participant’s ceasing to be an Employee for any reason or upon termination of a participant’s employment relationship (as described in Section 2(h) hereof), the payroll deductions and other contributions, if any, credited to such participant’s account during the Offering Period but not yet used to exercise the option will be returned (without interest) to such participant or, in the case of such participant’s death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option will be automatically terminated. A participant whose employment is deemed to have terminated under Section 2(h) hereof may participate in any future Offering Period in which such individual is eligible to participate by timely enrollment in that Offering Period.

Section 12. Interest.

No interest shall accrue on the payroll deductions credited to a participant’s account under the Plan unless otherwise required by applicable law.

Section 13. Stock Reserve.

(a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be equal to [●]1 shares of Common Stock (subject to adjustment as provided in Section 19 hereof), as increased on the first day of each fiscal year of the Company beginning in calendar year 2023 by a number of shares of Common Stock equal to the excess, if any, of (x) [●]2 shares of Common Stock (subject to adjustment as provided in Section 19 hereof), over (y) the number of shares of Common Stock reserved and available for future sale under the Plan as of the last day of the immediately preceding fiscal year. Notwithstanding the foregoing, in no event shall the maximum number of shares of Common Stock available for issuance under the Plan exceed [●]4 shares. If on a given Exercise Date the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b) The participant will have no interest or voting right in shares covered by such participant’s option until such option has been exercised and the participant has become a holder of record of the purchased shares of Common Stock.

Section 14. Administration.

(a) The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Plan Administrator shall, to the full extent permitted by law, be final and binding upon all parties. Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

(i) Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan.

[1]

Note to Draft: Number to be equal to 3% of the total number of shares of Common Stock of the combined company issued and outstanding on a fully diluted basis as of the closing of the business combination.

[2]

Note to Draft: Number to be equal to one-third of the number in the preceding footnote. The evergreen is designed to restore the share reserve each year to 1% of the issued and outstanding shares as of the closing of the business combination.

[4]

Note to Draft: Number to be equal to the sum of (A) the initial share reserve plus (B) 10x the initial share reserve (i.e., an additional 1x for each year in the term in which the maximum under clause (x) in Section 13(a) could theoretically be added to the share reserve (assuming the amount in clause (y) in Section 13(a) for each year in the term was zero).

(ii) If a committee is established to administer the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the committee.

(b) In addition, subject to the provisions of the Plan and, in the case of a committee, the specific duties delegated by the Board to such committee, the Board shall have the authority, in its sole discretion to approve addenda to the Plan and any enrollment agreement pursuant to this Section 14(b) to accommodate participation of Employees employed by a non-U.S. Subsidiary with such terms and conditions as the Board deems necessary or appropriate to accommodate differences in local law, tax policy or custom which deviate from the terms and conditions set forth in the Plan to the extent necessary or appropriate to accommodate such differences. The Board may approve such addenda to the Plan and any enrollment agreement as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, which, if so required under applicable laws, may deviate from the terms and conditions set forth in the Plan. The terms of any such addenda shall supersede the terms of the Plan and any enrollment agreement to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose.

(c) For purposes of any offering under the Plan that is not intended to meet the requirements of Code Section 423, the Board shall have the authority, in its sole discretion to approve addenda to the Plan and any enrollment agreement pursuant to this Section 14(c) with such terms and conditions as the Board deems necessary or appropriate to accommodate the terms of such offering, provided that except as expressly set forth herein, any such offering shall be operated and administered in the same manner as an offering that is intended to meet the requirements of Code Section 423.

Section 15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant (and such participant’s spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

Section 16. Transferability.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof by the participant). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11 hereof.

Section 17. Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such monies unless otherwise required by applicable law.

Section 18. Reports.

Individual book accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

Section 19. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Subject to any required action by the stockholders of the Company, the Reserves as well as the number of shares and price per share of Common Stock covered by each option under the Plan which has not yet been exercised and the maximum number of shares that may be purchased per participant on any Exercise Date, shall be equitably adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that neither the conversion of any convertible securities of the Company nor any grant of awards under any other equity compensation plan sponsored by the Company shall be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Plan Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option. The Plan Administrator may, if it so determines in the exercise of its sole discretion, make provision for adjusting the Reserves as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares that may be purchased per participant on any Exercise Date, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.

(b) In the event of the proposed dissolution or liquidation of the Company, the Offering Periods will terminate and all participant contributions in respect of an open Offering Period will be refunded to participants immediately prior to the consummation of such proposed action, unless otherwise provided by the Plan Administrator.

(c) In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Plan Administrator may determine, in the exercise of its sole discretion, to shorten the Offering Periods then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Plan Administrator shortens the Offering Periods then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Plan Administrator shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for such participant’s option has been changed to the New Exercise Date and that such participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date such participant has withdrawn from the Offering Period as provided in Section 11. If no New Exercise Date is set by the Plan Administrator, all participant contributions in respect of an open Offering Period will be refunded to participants immediately prior to the closing of the sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation.

Section 20. Amendment or Termination.

(a) The Plan Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof or as necessary to comply with applicable laws or regulations, no such termination or amendment can adversely affect options previously granted without the consent of the affected participant. To the extent necessary to comply with Code Section 423 (or any successor rule or provision) or any other applicable law or regulation, the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Plan Administrator shall be entitled to change the Offering Periods, change the maximum number of shares of Common Stock purchasable per participant on any Exercise Date, limit the frequency and/or number of changes in the amount withheld during Offering Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as Plan Administrator determines in its sole discretion advisable which are consistent with the Plan.

Section 21. Notices.

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

Section 22. Conditions Upon Issuance of Shares.

(a) Shares of Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. In addition, should the Plan not be registered on an Exercise Date of any Offering Period in any foreign jurisdiction in which such registration is required, then no options granted with respect to the Offering Period to employees in that foreign jurisdiction shall be exercised on such Exercise Date, and all contributions accumulated on behalf of such employees during the Offering Period ending with such Exercise Date shall be distributed to the participating employees in that foreign jurisdiction without interest unless the terms of the offering specifically provide otherwise or otherwise required by applicable law.

(b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

Section 23. Certain Tax Matters.

(a) If a participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share of Common Stock issued to such participant hereunder, and such disposition occurs within the two (2) year period commencing on the Enrollment Date or within the one (1) year period commencing on the day of the Exercise Date, such participant shall promptly notify the Company thereof.

(b) Purchases of shares of Common Stock by participants who are U.S. taxpayers participating in any offering under the Plan that is not intended to meet the requirements of Code Section 423 are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, any such offering and this Plan shall be interpreted in accordance therewith. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payments. The participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

Section 24. No Right to Employment.

Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Company or Designated Subsidiary to terminate the employment of an Employee.

Section 25. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

Section 26. Term of Plan.

The Plan was adopted on [●], 2022, subject to approval by the Company’s stockholders on [●], 2022 (the “Adoption Date”), and became effective on [●], 2022. It shall continue in effect until the 10th anniversary of the Adoption Date or until earlier terminated under Section 20 hereof.

Section 27. Provisions for Foreign Participants.

(a) The Plan Administrator may establish subplans or procedures under the Plan or take any other necessary or appropriate action to address applicable law, including (i) differences in laws, rules, regulations or customs of such jurisdictions with respect to tax, securities, currency, employee benefit or other matters, (ii) listing and other requirements of any non-U.S. securities exchange and (iii) any necessary local governmental or regulatory exemptions or approvals.

(b) By participating in the Plan or accepting any rights under it, each participant consents to the collection and processing of personal data relating to the participant so that the Company and its Subsidiaries can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares of Common Stock offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about the participant and the participant’s participation in the Plan.

Annex J

VOTING AGREEMENT

dated as of

[●], [●]

among

W3BCLOUD, INC.,

HALO HOLDINGS LIMITED

and

CONSENSYS AG

Page

Article I

DEFINITIONS

Section 1.1	Definitions	J-1

Article II

TRANSFER

Section 2.1	Transfers and Joinders	J-2
Section 2.2	Binding Effect on Transferees	J-2
Section 2.3	Legend	J-2

Article III

BOARD REPRESENTATION

Section 3.1	Nominees	J-3
Section 3.2	No Liability to ConsenSys	J-3

Article IV

TERMINATION

Section 4.1	Term	J-4
Section 4.2	Survival	J-4

Article V

REPRESENTATIONS AND WARRANTIES

Section 5.1	Representations and Warranties of Stockholders	J-4
Section 5.2	Representations and Warranties of the Company	J-4

Article VI

MISCELLANEOUS

Section 6.1	Notices	J-4
Section 6.2	Interpretation	J-5
Section 6.3	Severability	J-5
Section 6.4	Counterparts; Effectiveness	J-6
Section 6.5	Adjustments Upon Change of Capitalization	J-6
Section 6.6	Entire Agreement; No Third Party Beneficiaries	J-6
Section 6.7	Further Assurances	J-6
Section 6.8	Governing Law; Equitable Remedies	J-6
Section 6.9	Consent to Jurisdiction	J-6
Section 6.10	Amendments; Waivers	J-7
Section 6.11	Successors and Assigns	J-7
Section 6.12	Status	J-8
Section 6.13	Actions in Other Capacities	J-8

J-i

VOTING AGREEMENT

VOTING AGREEMENT (the “Agreement”), dated as of [●], [●], is entered into by and among W3BCLOUD, Inc., a Delaware corporation (the “Company”), Halo Holdings Limited, a United Arab Emirates private company limited by shares (“Halo”), ConsenSys AG, a Swiss company limited by shares (“ConsenSys”), and the Persons (as defined below) who from time to time may become Company stockholders party hereto in accordance with this Agreement (such Persons, together with Halo, each, a “Stockholder,” and collectively, the “Stockholders”).

WHEREAS, ConsenSys, the Stockholders and the Company desire to address herein certain relationships among themselves with respect to the Voting Securities (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

An “AFFILIATE” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

A Person shall be deemed to have “BENEFICIAL OWNERSHIP” of securities if such Person is deemed to be a “beneficial owner” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act.

“BOARD” means the board of directors of the Company.

“BUSINESS DAY” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings.

“BYLAWS” means the Amended and Restated Bylaws of the Company, as may be further amended and/or restated from time to time.

“CERTIFICATE OF INCORPORATION” means the Second Amended and Restated Certificate of Incorporation of the Company, as may be further amended and/or restated from time to time.

“CHOSEN COURTS” has the meaning set forth in Section 6.9.

“COMPANY CLASS A COMMON STOCK” means the Company’s Class A Common Stock, par value $0.0001 per share, as described in the Certificate of Incorporation.

“COMPANY CLASS A COMMON STOCK CONDITION” means the condition that ConsenSys, together with its Controlled Affiliates, collectively maintain ownership of Company Class A Common Stock that represent at least twenty percent (20%) of the shares of Company Class A Common Stock held by ConsenSys upon entry into this Agreement (it being understood that ConsenSys owns [●] shares of Company Class A Common Stock as of such time).

“COMPANY CLASS B COMMON STOCK” means the Company’s Class B Common Stock, par value $0.0001 per share, as described in the Certificate of Incorporation.

“CONTROL” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of company securities, by contract or otherwise.

A “CONTROLLED AFFILIATE” of any Person means any Affiliate that directly or indirectly, through one or more intermediaries, is Controlled by such Person.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“GOVERNMENTAL ENTITY” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“LAW” means any federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, resolution, common law, ordinance, code, edict, decree, order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Entity.

“PERSON” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“QUALIFYING TRANSFEREE” means any Permitted Transferee (as defined in the Certificate of Incorporation).

“SEC” means the United States Securities and Exchange Commission.

“SUBSIDIARY” or “SUBSIDIARIES” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“TRANSFER” means, with respect to any securities, to sell, assign, transfer or otherwise dispose of such securities.

“VOTING SECURITIES” means the Company Class A Common Stock and Company Class B Common Stock and any other securities of the Company or any Subsidiary of the Company entitled to vote generally in the election of directors of the Company.

ARTICLE II

TRANSFER

Section 2.1 Transfers and Joinders. If any Stockholder effects any Transfer of Voting Securities to a Qualifying Transferee, such Stockholder shall require such Qualifying Transferee to, if not already a Stockholder hereunder, concurrent with such Transfer, execute a joinder to this Agreement, in substantially the form attached hereto as Exhibit A, in which such Qualifying Transferee agrees to be a “Stockholder” for all purposes of this Agreement and which provides that such Qualifying Transferee shall be bound by and shall fully comply with the terms of this Agreement.

Section 2.2 Binding Effect on Transferees. Subject to execution of a joinder to this Agreement, a Qualifying Transferee shall become a Stockholder hereunder.

Section 2.3 Legend. Any certificate representing Voting Securities issued to a Stockholder shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The shares represented by this certificate are subject to the provisions contained in the Voting Agreement, dated as of [●], [●], by and among W3BCLOUD, Inc. and the stockholders of W3BCLOUD, Inc. described therein.”

The Company shall make customary arrangements to cause any Voting Securities issued in uncertificated form to be identified on the books of the Company in a substantially similar manner.

ARTICLE III

BOARD REPRESENTATION

Section 3.1 Nominees.

(a) The Company and each Stockholder shall take all reasonable actions within their respective control (including, with respect to Stockholders, voting or causing to be voted all of the Voting Securities held of record by such Stockholder or Beneficially Owned by such Stockholder by virtue of having voting power over such Voting Securities (including by causing their respective Voting Securities to be present, in person or by proxy, for quorum purposes at any Company stockholder meeting at which directors shall be elected), and, with respect to the Company, as provided in Sections 3.1(c), 3.1(d) and 3.1(e)) so as to cause at any time during which the Company Class A Common Stock Condition is satisfied, one (1) director of the Board to be an individual designated by ConsenSys.

(b) For so long as the Company Class A Common Stock Condition is satisfied, if ConsenSys notifies the Stockholders of its desire to remove, with or without cause, any director previously designated by it, the Stockholders shall vote or cause to be voted all of the shares of Voting Securities held of record by such Stockholders or Beneficially Owned by such Stockholders by virtue of having voting power over such Voting Securities and take all other reasonable actions within its control to cause the removal of such director.

(c) The Company agrees to include in the slate of nominees recommended by the Board such Person designated by ConsenSys in accordance with Section 3.1(a) and to include such Person in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of directors (including at any special meeting of stockholders held for the election of directors). ConsenSys shall include in its written communication of designation to the Board (i) a director biography in customary form and (ii) reasonably detailed information regarding the independence of such nominee if such nominee is intended to qualify as independent. The Company shall use its reasonable efforts to cause the election of such designee to the Board, including nominating such designee to be elected as a director (subject to Section 3.1(d).) and by soliciting proxies in favor of the election of such Person.

(d) Any Person designated by ConsenSys in accordance with Section 3.1(a) shall be subject to (a) the reasonable approval of the Board’s nominating and corporate governance committee (if there be one) (such approval not to be unreasonably withheld, conditioned or delayed), and (b) the satisfaction of all legal and governance requirements (including those contained in the Bylaws) regarding service as a director of the Company; provided that the Company shall at the request of ConsenSys so long as such request is not inconsistent with applicable law or exchange requirements, amend, modify or waive any such requirements.

(e) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any director who is designated by ConsenSys in accordance with Section 3.1(a), the Company agrees to take at any time and from time to time all reasonable actions necessary to cause the vacancy created thereby to be filled as promptly as practicable by a new designee of ConsenSys.

Section 3.2 No Liability to ConsenSys. Neither ConsenSys, nor any designee of ConsenSys, shall have any liability as a result of designating a Person for nomination for election as a director, or for any act or omission by such designated Person in his or her capacity as a director of the Company, or as a result of any Stockholder voting for any such designated nominee in accordance with the provisions of this Agreement.

ARTICLE IV

TERMINATION

Section 4.1 Term. The terms of this Agreement shall terminate, and be of no further force and effect:

(a) upon the mutual consent of all of the parties hereto;

(b) upon notice to the parties hereto by Consensys; or

(c) if the Company Class A Common Stock Condition ceases to be satisfied.

Section 4.2 Survival. If this Agreement is terminated pursuant to Section 4.1, this Agreement shall become void and of no further force and effect, except for: (i) the provisions set forth in Section 3.2, this Section 4.2, Section 6.8 and Section 6.9; and (ii) the rights with respect to the breach of any provision hereof by a party prior to such termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Stockholders. Each Stockholder represents and warrants to the Company and Consensys that (a) it is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed by such Stockholder and is a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms; (c) the execution, delivery and performance by Stockholder of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such Stockholder is a party or, if the Stockholder is an entity, the organizational documents of such Stockholder; and (d) such Stockholder has good and marketable title to the Voting Securities owned by it as of the date hereof free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement.

Section 5.2 Representations and Warranties of the Company. The Company represents and warrants to the Stockholders and Consensys that (a) the Company is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both constitute) a default by the Company under the Certificate of Incorporation or Bylaws, any existing applicable law, rule, regulation, judgment, order, or decree of any Governmental Entity exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or Controlled Affiliates or any of their respective properties or assets, or any agreement or instrument to which the Company or any of its Subsidiaries or Controlled Affiliates is a party or by which the Company or any of its Subsidiaries or Controlled Affiliates or any of their respective properties or assets may be bound.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 6.1:

(a) If to the Company, to:

W3BCLOUD, Inc.

1201 North Market Street, Suite 111

Wilmington, DE 19801

Phone:      (302) 406-0438

Attention: Legal Department

Email:      legal@w3bcloud.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Phone:(212) 735-3000

Email:      joseph.coco@skadden.com

     blair.thetford@skadden.com

Attention: Joseph A. Coco

 Blair T. Thetford

(b) if to a Stockholder, to:

the address and facsimile number set forth in the records of the Company.

(c) if to ConsenSys, to:

the address and facsimile number set forth in the records of the Company.

Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice. The Company shall provide Consensys with the addresses and facsimile numbers of Stockholders set forth in the records of the Company promptly upon request.

Section 6.2 Interpretation. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 6.3 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.4 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.5 Adjustments Upon Change of Capitalization. In the event of any change in the outstanding Company Class A Common Stock or Company Class B Common Stock as applicable, by reason of dividends, splits, reverse splits, spin-offs, split-ups, recapitalizations, combinations, exchanges of shares and the like, the term “Company Class A Common Stock” and “Company Class B Common Stock” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Company Class A Common Stock and Company Class B Common Stock, as applicable.

Section 6.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and (b) is not intended nor shall be construed to confer upon or give any Person, other than the parties, any right or remedies under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties, and may represent an allocation of risk among the parties associated with particular matters regardless of the knowledge of any of the parties. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 6.7 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein. Without limiting the generality of the foregoing, each of the Stockholders (i) acknowledges that such Stockholder will prepare and file with the SEC applicable filings under the Exchange Act, including under Section 13(d) of the Exchange Act, relating to its Beneficial Ownership of Voting Securities to the extent applicable and (ii) agrees to use its reasonable efforts to assist and cooperate with the other parties in promptly preparing, reviewing and executing any such filings under the Exchange Act, including any amendments thereto.

Section 6.8 Governing Law; Equitable Remedies. This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Chosen Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 6.9 Consent to Jurisdiction: Waiver of Jury Trial. With respect to any and all actions arising directly or indirectly out of or otherwise relating to this Agreement, each of the parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any action brought against a party in another jurisdiction by an independent third Person, it shall not bring any action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.1. Nothing in this Section 6.9, however, shall affect the right of any Person to serve legal process in any other manner permitted by Law. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE; PROVIDED, FURTHER, THAT EACH OF THE PARTIES CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SENTENCE.

Section 6.10 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.11 Successors and Assigns. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto (including for the avoidance of doubt any successor by merger, division, consolidation or other similar transaction). No Stockholder may assign any of its rights hereunder to any Person other than a Qualifying Transferee. Each Qualifying Transferee of any Stockholder shall be subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement; provided, however, no transfer of rights permitted hereunder shall be binding upon or obligate the Company unless and until if required under Section 2.1, the Company shall have received written notice of such transfer and the joinder of the transferee provided for in Section 2.1. Notwithstanding the foregoing, no successor or assignee of the Company shall have any rights granted under this Agreement until such Person shall acknowledge its rights and obligations hereunder by a signed written statement of such Person’s acceptance of such rights and obligations.

Section 6.12 Status. Neither Halo nor ConsenSys shall be deemed to be a member of a “group” (as such term is defined in Section 13D of the Exchange Act), and each of ConsenSys and Halo shall not be deemed to Beneficially Own Company Class A Common Stock or Company Class B Common Stock owned by any other Stockholder, because of this Agreement or any provision hereof.

Section 6.13 Actions in Other Capacities. Nothing in this Agreement shall limit, restrict or otherwise affect any other actions taken by Halo or ConsenSys or any of their respective equity holders in their capacity as a stockholder, partner or member of the Company or any of its Subsidiaries or Controlled Affiliates.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

W3BCLOUD, INC.

By:
Name: Title:

[Signature Page to Voting Agreement]

HALO HOLDINGS LIMITED

By:
Name: Title:

[Signature Page to Voting Agreement]

CONSENSYS AG

By:
Name: Title:

[Signature Page to Voting Agreement]

Exhibit A

JOINDER

W3BCLOUD, Inc., a Delaware corporation (the “Company”), has entered into that certain Voting Agreement by and among the Company, Halo Holdings Limited, an United Arab Emirates private company limited by shares, ConsenSys AG, a Swiss company limited by shares, and the other persons party thereto from time to time, dated as of [●], [●] (as amended or supplemented, the “Voting Agreement”). The undersigned (“New Stockholder”) is required to execute this Joinder pursuant to Section 2.1 of the Voting Agreement for the purposes of such person agreeing to be bound by and fully comply with the terms of the Voting Agreement. The New Stockholder has agreed to execute this Joinder in consideration of the receipt of his, her or its shares of the Company.

NOW, THEREFORE, the New Stockholder hereby agrees to (a) become a party to the Voting Agreement with all right, title and interest as, and all obligations of, a “Stockholder” (as defined in the Voting Agreement) for all purposes of the Voting Agreement and (b) be bound by and fully comply with the terms of the Voting Agreement.

IN WITNESS WHEREOF, the New Stockholder has executed this Joinder, this                      day of                          ,                 .

[New Stockholder]

By:
Name:
Title:

PRELIMINARY PROXY STATEMENT, DATED JANUARY 20, 2023, SUBJECT TO COMPLETION

PROXY

SOCIAL LEVERAGE ACQUISITION CORP I

8390 E. Via De Ventura Suite F110-207

Scottsdale, Arizona 85258,

YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING IN LIEU OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS OF SOCIAL LEVERAGE ACQUISITION CORP I TO BE HELD ON            , 2023

The undersigned, revoking any previous proxies, hereby acknowledges receipt of the Notice and Proxy Statement (the “Proxy Statement”), and hereby appoints Howard Lindzon, Paul Grinberg, and Douglas Horlick, and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting, (the “Special Meeting”) of the stockholders of Social Leverage Acquisition Corp I (“SLAC”) to be held virtually on              , 2023, at                     Eastern Time, accessible at https://www.cstproxy.com/slac/2023 or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the Proposals set forth in the Proxy Statement and in the proxies’ discretion on such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on              , 2023, at                     Eastern Time: The notice of special meeting and the accompanying proxy statement are available at                    .

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTIONS ARE GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7 AND 8.

THE BOARD OF DIRECTORS OF SLAC RECOMMENDS A VOTE “FOR” PROPOSAL 1 (THE BUSINESS COMBINATION PROPOSAL), “FOR” PROPOSAL 2 (THE NASDAQ ISSUANCE PROPOSAL), “FOR” PROPOSAL 3 (THE CHARTER AMENDMENT PROPOSAL), “FOR” PROPOSAL 4 (THE GOVERNANCE PROPOSAL), “FOR” PROPOSAL 5 (THE DIRECTOR ELECTION PROPOSAL), “FOR” PROPOSAL 6 (EQUITY INCENTIVE PLAN PROPOSAL), “FOR” PROPOSAL 7 (EMPLOYEE STOCK PURCHASE PLAN PROPOSAL), AND “FOR” PROPOSAL 8 (THE ADJOURNMENT PROPOSAL).

EACH OF THE BUSINESS COMBINATION PROPOSAL, THE NASDAQ ISSUANCE PROPOSAL, THE CHARTER AMENDMENT PROPOSAL, AND THE GOVERNANCE PROPOSAL ARE CONDITIONED ON THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL, THE NASDAQ ISSUANCE PROPOSAL, AND THE CHARTER AMENDMENT PROPOSAL. NEITHER THE ADJOURNMENT PROPOSAL NOR THE DIRECTOR ELECTION PROPOSAL NOR THE EQUITY INCENTIVE PLAN PROPOSAL NOR THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL ARE CONDITIONED ON THE APPROVAL OF ANY OF THE OTHER PROPOSALS SET FORTH IN THE PROXY STATEMENT. IF ANY OF BUSINESS COMBINATION PROPOSAL, THE NASDAQ ISSUANCE PROPOSAL, AND THE CHARTER AMENDMENT PROPOSAL IS NOT APPROVED, THEN THE BUSINESS COMBINATION WILL NOT BE CONSUMMATED.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The SLAC Board recommends you vote FOR the following proposals:

	For	Against	Abstain

1.  The Business Combination Proposal—To consider and vote upon a proposal to approve the Business Combination Agreement, dated as of July 31, 2022 (as amended from time to time, the “Business Combination Agreement”), by and among Social Leverage Acquisition Corp I, a Delaware corporation (“SLAC”), SLAC Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SLAC, and W3BCLOUD Holdings Inc., a Delaware corporation (the “Company”), and the transactions and ancillary agreements contemplated thereby (the “Business Combination”), pursuant to which the Company shall become a direct, wholly-owned subsidiary of SLAC upon consummation of the Business Combination.

	☐	☐	☐

2.  The Nasdaq Issuance Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq, the issuance of shares of common stock pursuant to the Business Combination Agreement and the Subscription Agreements.

	☐	☐	☐

3. The Charter Amendment Proposal—To consider and act upon a proposal to adopt the Proposed Charter.	☐	☐	☐

4.  The Governance Proposal—To consider and act upon, on a non-binding, advisory basis, a separate proposal with respect to certain governance provisions in SLAC’s proposed charter in accordance with United States Securities and Exchange Commission requirements.

	☐	☐	☐

4a.   To consider and vote upon an amendment to the current charter to approve the increase of the total number of all classes of capital stock to 540,000,000, consisting of (a) 530,000,000 shares of New W3BCLOUD Common Stock, including (i) 450,000,000 shares of New W3BCLOUD Class A common stock and (ii) 80,000,000 shares of New W3BCLOUD Class B common stock, and (b) 10,000,000 shares of New W3BCLOUD preferred stock.

	☐	☐	☐

4b.  To consider and vote upon an amendment to the current charter to provide that holders of shares of New W3BCLOUD Class B common stock shall have the right to ten (10) votes per share of New W3BCLOUD Class B common stock, while holders of New W3BCLOUD Class A common stock will have one (1) vote per share of New W3BCLOUD Class A common stock

	☐	☐	☐

4c.   To consider and vote upon an amendment to the current charter to provide that any amendments relating to Sections 4.1 and 4.2 of Article IV, Articles V, VI, VII, VIII, IX, X, Section 11.1 of Article XI, or Section 13.1 of Article XIII may only be made, in addition to any vote required by applicable law, by the affirmative vote of the holders of at least 2/3 of the voting power of all the then-outstanding shares of stock of New W3BCLOUD entitled to vote in the election of directors, voting together as a single class and any amendments to Section 4.3 of Article IV (Rights of Class A Common Stock and Class B Common Stock) and Section 13.2 of Article XIII shall only be made, in addition to any vote required by applicable law, by the affirmative vote of the holders of at least 75% of the voting power of then-outstanding New W3BCLOUD Class A common stock and 75% of the voting power of the then-outstanding shares of New W3BCLOUD Class B common stock.

	☐	☐	☐

5.  The Director Election Proposal—To consider and vote upon a proposal to elect seven (7) directors to serve on the SLAC Board until the earlier of the closing and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal.

	For		Withhold

5a. Howard Lindzon	☐		☐

5b. Paul Grinberg	☐		☐

5c. Michael Lazerow	☐		☐

5d. Michael Marquez	☐		☐

5e. Ross Mason	☐		☐

5f. Brian Norgard	☐		☐

5g. Katherine Rosa	☐		☐

6. The Equity Incentive Plan Proposal—To consider and vote upon a proposal to approve the Equity Incentive Plan.	☐	☐	☐

7. The Employee Stock Purchase Plan Proposal—To consider and vote upon a proposal to approve the Employee Stock Purchase Plan.	☐	☐	☐

8.  The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or for any other reason permitted by the Business Combination Agreement in connection with, the approval of one or more of the other proposals at the Special Meeting.

	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX]	Date

Special Meeting

at     ,     Eastern Time

This proxy is solicited by the SLAC Board

The undersigned stockholder(s) of Social Leverage Acquisition Corp I hereby appoint(s) Howard Lindzon, Paul Grinberg, and Douglas Horlick, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Social Leverage Acquisition Corp I that the stockholder(s) is/are entitled to vote at the Special Meeting to be held exclusively via a live webcast at https://www.cstproxy.com/slac/2023, on             , 2023, at             , and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE SLAC BOARD.

Continued and to be signed on reverse side

[☐] MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Dated:

Stockholder’s Signature

Stockholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.